 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-236459
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
AND
SPECIAL MEETING OF PUBLIC WARRANT HOLDERS
OF
ACT II GLOBAL ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
30,000,000 SHARES OF COMMON STOCK (INCLUDING SHARES INCLUDED IN THE UNITS) AND
15,000,000 REDEEMABLE WARRANTS (INCLUDING WARRANTS INCLUDED IN THE UNITS)
OF
ACT II GLOBAL ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “WHOLE EARTH BRANDS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II” and, after the Domestication as described below, “Whole Earth Brands, Inc.”), has unanimously approved (1) the domestication of Act II as a Delaware corporation (the “Domestication”); (2) the purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and MAFCO”), pursuant to the terms of the purchase agreement, dated as of December 19, 2019 and as amended on February 12, 2020 and May 8, 2020, by and among Act II and Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC, attached to this proxy statement/prospectus as Annexes A-1, A-2 and A-3 (the “Purchase Agreement” and the transactions contemplated therein, the “Business Combination”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Purchase Agreement and documents related thereto. In connection with the Business Combination, Act II will change its name to “Whole Earth Brands, Inc.” As used in this proxy statement/prospectus, “Whole Earth Brands, Inc.” refers to Act II after the Domestication, including after such change of name.
As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding unit of Act II will automatically separate into one Class A ordinary share, par value $0.0001 per share, of Act II (each, an “Act II Class A Share”) and one-half of one redeemable warrant of Act II (each whole redeemable warrant, an “Act II warrant”), (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Act II (each, an “Act II Class B Share”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Whole Earth Brands, Inc. (each, a “share of Whole Earth Brands, Inc. common stock”), (3) each then issued and outstanding Act II Class A Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock and (4) each then issued and outstanding Act II warrant will convert automatically into a redeemable warrant to acquire one share of Whole Earth Brands, Inc. common stock (each whole redeemable warrant, a “Whole Earth Brands, Inc. warrant”). In addition, immediately prior to the consummation of the Business Combination, each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share), and each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment) (the “Warrant Amendment”). Accordingly, this proxy statement/prospectus covers (1) 30,000,000 shares of Whole Earth Brands, Inc. common stock to be issued in the Domestication, (2) 15,000,000 Whole Earth Brands, Inc. warrants to be issued in the Domestication, and (3) the 7,500,000 shares of Whole Earth Brands, Inc. common stock issuable upon exercise of the warrants (after giving effect to the Warrant Amendment).
The Act II units, Act II Class A Shares and Act II warrants are currently listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “ACTTU,” “ACTT” and “ACTTW,” respectively. As described above, the units will separate into their component shares and warrants so that the units will no longer trade separately under “ACTTU.” Act II will apply for listing, to be effective at the time of the Business Combination, of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. warrants on Nasdaq under the proposed symbols FREE and FREE. W, respectively. Solely as a condition to the Sellers’ obligation to close the Business Combination, the shares of Whole Earth Brands, Inc. common stock to be issued to the Sellers under the terms of the Purchase Agreement must be approved for listing on Nasdaq, but there can be no assurance such listing conditions will be met or that Act II will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless Nasdaq condition set forth in the Purchase Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders and warrant holders of Act II with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of shareholders and special meeting of public warrant holders of Act II. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page  33 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated May 13, 2020, and
is first being mailed to Act II’s shareholders and warrant holders on or about May 15, 2020.

ACT II GLOBAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 341523)
745 5th Avenue
New York, New York 10151
Dear Act II Global Acquisition Corp. Shareholders and Warrant Holders:
You are cordially invited to attend the extraordinary general meeting of shareholders (the “Shareholders Meeting”) of Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II” and, after the Domestication, as described below, “Whole Earth Brands, Inc.”) and/or the special meeting of public warrant holders (the “Warrant Holders Meeting”) of Act II to be held at 8:30 a.m. Eastern Time and 8:00 a.m. Eastern Time, respectively, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only shareholders who held ordinary shares of Act II at the close of business on May 1, 2020 (the “Record Date”) will be entitled to vote at the Shareholders Meeting and at any adjournments and postponements thereof. Only warrant holders who held public warrants of Act II (“Public Warrant Holders”) at the close of business on May 1, 2020 will be entitled to vote at the Warrant Holders Meeting and at any adjournments and postponements thereof.
At the Shareholders Meeting, Act II shareholders will be asked to consider and vote upon a proposal to approve and adopt the purchase agreement, dated as of December 19, 2019 and as amended on February 12, 2020 and May 8, 2020 (the “Purchase Agreement”), by and among Act II, Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC, a copy of which is attached to this proxy statement/prospectus statement as Annexes A-1, A-2 and A-3. The Purchase Agreement provides for, among other things, Act II’s (or its designee’s) purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, “Merisant and MAFCO”), in accordance with the terms and subject to the conditions of the Purchase Agreement (the transactions contemplated by the Purchase Agreement, the “Business Combination”) as more fully described elsewhere in this proxy statement/prospectus (we refer to this proposal as the “Business Combination Proposal”).
As a condition to the consummation of the Business Combination, the board of directors of Act II has unanimously approved a change of Act II’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). As described in this proxy statement/prospectus, shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Domestication Proposal,” to approve the Domestication. In connection with the consummation of the Business Combination, Act II will change its name to “Whole Earth Brands, Inc.” As used in this proxy statement/prospectus, “Whole Earth Brands, Inc.” refers to Act II after the Domestication, including after such change of name.
As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding unit of Act II will automatically separate into one Class A ordinary share, par value $0.0001 per share, of Act II (each, an “Act II Class A Share”) and one-half of one redeemable warrant of Act II (each whole redeemable warrant, an “Act II warrant”), (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Act II (each, an “Act II Class B Share”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Whole Earth Brands, Inc. (each, a “share of Whole Earth Brands, Inc. common stock”), (3) each then issued and outstanding Act II Class A Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock and (4) each then issued and outstanding Act II warrant will convert automatically into a redeemable warrant to acquire one share of Whole Earth Brands, Inc. common stock

(each whole redeemable warrant, a “Whole Earth Brands, Inc. warrant”). As used herein, “public shares” means the Act II Class A Shares (including those that underlie the Act II units) that were registered pursuant to the Registration Statement on Form S-1 (333-230756) and the shares of Whole Earth Brands, Inc. common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”
Shareholders will also be asked to consider and vote upon (1) a proposal to approve material differences between Act II’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Whole Earth Brands, Inc., which is referred to herein as the “Organizational Documents Proposal,” (2) a proposal to approve for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635, which is referred to herein as the “Stock Issuance Proposal,” (3) a proposal to approve and adopt the Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan, which is referred to as the “Incentive Award Plan Proposal,” and (4) a proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting, which is referred to herein as the “Adjournment Proposal.” The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, and the Stock Issuance Proposal, (collectively, the “Condition Precedent Proposals”) are approved at the Shareholders Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are each conditioned upon the approval of each of the Condition Precedent Proposals. The Adjournment Proposal and Warrant Holders Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
At the Warrant Holders Meeting, warrant holders of Act II (“Public Warrant Holders”) will be asked to vote on the following proposals, as more fully described in the accompanying proxy statement/prospectus: (i) the Warrant Amendment Proposal and (ii) the Warrant Holders Adjournment Proposal, if presented (collectively, the “Warrant Holder Proposals,” and together with the Shareholder Proposals, the “Proposals”).
Subject to the terms and conditions set forth in the Purchase Agreement, at the closing of the Business Combination (the “Closing”), the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”) (which, under certain conditions, may be reduced by Act II by up to $20,000,000 immediately prior to Closing in exchange for a dollar-for-dollar increase in the Common Stock Consideration) (as hereafter defined), plus or minus the Adjustment Amount (as defined in the Purchase Agreement) (the “Cash Consideration”), and (ii) that number of shares of Whole Earth Brands, Inc. common stock equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by Act II in accordance with the terms of the Purchase Agreement, divided by (y) the lowest per share price at which Act II Class A Shares sold to any person from and after the date of the Purchase Agreement but prior to, at or in connection with the Closing (the “Common Stock Consideration”).
Immediately following the Closing, Act II Global LLC (the “Sponsor”) will place 2,000,000 shares of Whole Earth Brands, Inc. common stock (which will be converted at Closing from Act II Class B Shares) (the “Escrowed Sponsor Shares”) into an escrow account, which shall be held in escrow by Act II’s transfer agent. The Escrowed Sponsor Shares shall be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of Whole Earth Brands, Inc. common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control, and (iii) the expiration of the period between the date of Closing, but on or prior to the fifth (5th) anniversary if Closing (the “Escrow Period”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing (the “Closing Date”), including the Investors Agreement, as defined in this proxy statement/prospectus. For additional information, see “Business Combination Proposal — Related Agreements” in this proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor, may request that Act II redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Act II’s transfer agent, Whole Earth Brands, Inc. will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 4, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Whole Earth Brands, Inc. common stock that will be redeemed immediately after consummation of the Business Combination. See “Shareholders Meeting and Warrant Holders Meeting of Act II — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Pursuant to the Sponsor Support Agreement, dated as of December 19, 2019 and as amended on February 12, 2020, by and among the Sponsor, Act II and the Sellers, a copy of which is attached to this proxy statement/prospectus as Annexes B-1 and B-2 (the “Sponsor Support Agreement”), the Sponsor agreed, among other things, (i) that immediately following the Closing, the Sponsor will forfeit to Act II (x) 3,000,000 Class B Ordinary Shares and (y) 6,750,000 private placement warrants; and (ii) to certain other covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination and to appoint two of the Sellers’ nominees to the board of directors of Whole Earth Brands, Inc., to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Act II Class A Shares. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
On February 12, 2020, Act II entered into Subscription Agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and Act II agreed to issue and sell to such investors, 7,500,000 shares of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. private placement warrants exercisable for 2,631,750 shares of Whole Earth Brands, Inc. common stock for gross proceeds of approximately $75,000,000 (the “Private Placement”). Act II granted certain customary registration rights to the PIPE Investors.
The Closing is subject to customary conditions, including, among others, that (i) the applicable waiting period under the HSR Act has expired or been terminated, (ii) the shareholders of Act II have (A) approved and adopted the Purchase Agreement and the consummation of the Business Combination; (B) approved, for purposes of complying with applicable listing rules of Nasdaq, of the issuance of equity interests of Whole Earth Brands, Inc. in connection with the consummation of the Business Combination; and (C) approved of the redomestication of Act II to Delaware, (iii) at the Closing, after giving effect to (A) the completion of any redemptions by holders of the Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of a business combination (as defined in the Cayman Constitutional Documents) in accordance with the Cayman Constitutional Documents; and (B) all available amounts in the trust account established by Act II in connection with the consummation of the Act II IPO, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing and any additional equity financing, equals or exceeds $210,000,000 (the “Minimum Cash Condition”), and (iv) solely as a condition to the Sellers’ obligation to close the Business Combination, the shares of Whole Earth Brands, Inc. common stock to be issued to the Sellers under the terms of the Purchase Agreement must be approved for listing on Nasdaq.
The Purchase Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Purchase Agreement would waive any such provision of the Purchase Agreement.
Act II is providing this proxy statement/prospectus and accompanying proxy card to Act II’s shareholders and warrant holders in connection with the solicitation of proxies to be voted at the Shareholders Meeting and/or Warrant Holders Meeting and at any adjournments of the Shareholders Meeting or Warrant Holders Meeting. Information about the Shareholders Meeting, Warrant Holders Meeting, the Business Combination and other related business to be considered by Act II’s shareholders and warrant holders at the Shareholders Meeting and/or Warrant Holders Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Shareholders Meeting and/or Warrant Holders Meeting, all of Act II’s shareholders and warrant holders are urged to read this proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus.
After careful consideration, the board of directors of Act II has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Purchase Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Act II’s shareholders and warrant holders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Act II, you should keep in mind that Act II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder and warrant holder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposal requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the Adjournment Proposal and the Warrant Holders Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Warrant Amendment Proposal must be approved by the holders of at least 65% of the outstanding Public Warrants.
The Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As a result, to approve each of the Business Combination Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal, and Adjournment Proposal, assuming that only a quorum is present, 1,875,001, or approximately 6.25%, of the 30,000,000 Act II Class A Shares are needed to vote in favor. To approve each of the Domestication Proposal and Organizational Documents Proposal, assuming that only a quorum is present, 5,000,001, or approximately 16.67%, of the 30,000,000 Act II Class A Shares are needed are needed to vote in favor.

To approve the Warrant Amendment Proposal, 9,750,000 of the 15,000,000 public warrants are needed to vote in favor. To approve the Warrant Holders Adjournment Proposal, 7,500,001 public warrants are needed to vote in favor.
Your vote is very important. Whether or not you plan to attend the Shareholders Meeting and/or Warrant Holders Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares and/or warrants are represented at the Shareholders Meeting and/or Warrant Holders Meeting, as the case may be. If you hold your shares and/or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares and/or warrants are represented and voted at the Shareholders Meeting and/or Warrant Holders Meeting, as the case may be. The transactions contemplated by the Purchase Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholders Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are each conditioned upon the approval of each of the Condition Precedent Proposals. The Adjournment Proposal and Warrant Holders Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholders Meeting and/or Warrant Holders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholders Meeting and/or Warrant Holders Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholders Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Shareholders Meeting. If you are a shareholder of record and/or warrant holder of record, and you attend the Shareholders Meeting and/or Warrant Holders Meeting, respectively, and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACT II’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Act II’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely, /s/ Irwin D. Simon Irwin D. Simon Executive Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated May 13, 2020 and is first being mailed to shareholders and warrant holders on or about May 15, 2020.

ACT II GLOBAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 341523)
745 5th Avenue
New York, New York 10151
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 15, 2020
TO THE SHAREHOLDERS OF ACT II GLOBAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “Shareholders Meeting”) of Act II Global Acquisition Corp., a Cayman Islands exempted company, company number 341523 (“Act II”), will be held at 8:30 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, we may hold the Shareholders Meeting solely by means of remote communication or provide for the ability of shareholders to attend the Shareholders Meeting by means of remote communication. In that event, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at www.wholeearthbrands.com and filed with the U.S. Securities and Exchange Commission as supplemental proxy material. You are cordially invited to attend the Shareholders Meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the purchase agreement, dated as of December 19, 2019 and as amended on February 12, 2020, and May 8, 2020 (the “Purchase Agreement”), by and among Act II, Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC, a copy of which is attached to this proxy statement/prospectus statement as Annexes A-1, A-2 and A-3. The Purchase Agreement provides for, among other things, Act II’s (or its designee’s) purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and MAFCO”), in accordance with the terms and subject to the conditions of the Purchase Agreement (the transactions contemplated by the Purchase Agreement, the “Business Combination”) as more fully described elsewhere in this proxy statement/prospectus (we refer to this proposal as the “Business Combination Proposal”);

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Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of Act II’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (this proposal is referred to herein as the “Domestication Proposal”);

•
Proposal No. 3 — Organizational Documents Proposal — to consider and vote upon a proposal to approve by special resolution, the following material differences between Act II’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”), a copy of which is attached to this proxy statement/prospectus statement as Annex F, and the proposed new bylaws (“Proposed Bylaws”), a copy of which is attached to this proxy statement/prospectus statement as Annex G, of Act II Global Acquisition Corp. (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Whole Earth Brands, Inc.” in connection with the Business Combination (Act II after the Domestication, including after such change of name, is referred to herein as “Whole Earth Brands, Inc.”), including: (1) changing the corporate name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.,” (2) making Whole Earth Brands, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Act II’s board of directors believes is necessary to adequately address the needs of Whole Earth Brands, Inc. after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal”);
•
Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal by ordinary resolution, to approve for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635 (this proposal is referred to herein as the “Stock Issuance Proposal”);

•
Proposal No. 5 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan (this proposal is referred to herein as the “Incentive Award Plan Proposal”); and

•
Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting (this proposal is referred to herein as the “Adjournment Proposal”).

Each of Proposals No. 1 through 4 is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are conditioned upon the approval of Proposals No. 1 through 4. The Adjournment Proposal and the Warrant Holder Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on May 1, 2020 are entitled to notice of and to vote and have their votes counted at the Shareholders Meeting and any adjournment of the Shareholders Meeting.
Act II is also holding a special meeting (the “Warrant Holders Meeting”) of holders of warrants issued in its initial public offering (the “Public Warrants”) its Public Warrant Holders to consider and vote upon (a) a proposal to approve and consent to the amendment of the terms of the warrant agreement governing Act II’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination, (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment) (the “Warrant Amendment Proposal”); and (b) a proposal to adjourn the meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Act II that more time is necessary or appropriate to approve the Warrant Amendment Proposal.
This proxy statement/prospectus and accompanying proxy card is being provided to Act II’s shareholders in connection with the solicitation of proxies to be voted at the Shareholders Meeting and at any adjournment of the Shareholders Meeting. Whether or not you plan to attend the Shareholders Meeting, all of Act II’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus.
After careful consideration, the board of directors of Act II has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Purchase Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Act II’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Act II, you should keep in mind that Act II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of Act II that Whole Earth Brands, Inc. redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company, Act II’s transfer agent, that Whole Earth Brands, Inc. redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Act II’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Act II’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Act II’s transfer agent, Whole Earth Brands, Inc. will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 4, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Whole Earth Brands, Inc. common stock that will be redeemed promptly after consummation of the Business Combination. See “Shareholders Meeting of Act II — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Pursuant to the Sponsor Support Agreement, dated as of December 19, 2019 and as amended on February 12, 2020 among the Sponsor, Act II and the Sellers, a copy of which is attached to this proxy statement/prospectus as Annexes B-1 and B-2 (the “Sponsor Support Agreement”), the Sponsor agreed, among other things, (i) that immediately following the Closing, the Sponsor will forfeit to Act II (x) 3,000,000 Class B Ordinary Shares and (y) 6,750,000 private placement warrants; and (ii) to certain other covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination and to appoint two of the Sellers’ nominees to the board of directors of Whole Earth Brands, Inc., to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Act II Class A Shares. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
The Closing is subject to customary conditions, including, among others, that (i) the applicable waiting period under the HSR Act has expired or been terminated, (ii) the shareholders of Act II have (A) approved and adopted the Purchase Agreement and the consummation of the Business Combination; (B) approved, for purposes of complying with applicable listing rules of Nasdaq, of the issuance of equity interests of Whole Earth Brands, Inc. in connection with the consummation of the Business Combination; and (C) approved of the redomestication of Act II to Delaware, (iii) at the Closing, after giving effect to (A) the completion of any redemptions by holders of the Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of a business combination (as defined in the Cayman Constitutional Documents) in accordance with the Cayman Constitutional Documents; and (B) all available amounts in the trust account established by Act II in connection with the consummation of the Act II IPO, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing, and any additional equity financing, equals or exceeds $210,000,000 (the “Minimum Cash Condition”), and (iv) solely as a condition to the Sellers’ obligation to close the Business Combination, the shares of Whole Earth Brands, Inc. common stock to be issued to the Sellers under the terms of the Purchase Agreement must be approved for listing on Nasdaq.
The Purchase Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Purchase Agreement would waive any such provision of the Purchase Agreement.
The approval of each of the Domestication Proposal and Organizational Documents Proposal requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.
The Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As a result, to approve each of the Business Combination Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal, and Adjournment Proposal, assuming that only a quorum is present, 1,875,001, or approximately 6.25%, of the 30,000,000 Act II Class A Shares are needed to vote in favor. To approve each of the Domestication Proposal and Organizational Documents Proposal, assuming that only a quorum is present, 5,000,001, or approximately 16.67%, of the 30,000,000 Act II Class A Shares are needed are needed to vote in favor.
Your vote is very important. Whether or not you plan to attend the Shareholders Meeting and/or Warrant Holders Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares and/or warrants are represented at the Shareholders Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares and/or warrants are represented and voted at the Shareholders Meeting. The transactions contemplated by the Purchase Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholders Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are each conditioned upon the approval of each of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholders Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholders Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Shareholders Meeting. If you are a shareholder of record and you attend the Shareholders Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACTT.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Act II Global Acquisition Corp.,
May 13, 2020
/s/ Irwin D. Simon
Irwin D. Simon
Executive Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACT II’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ACT II GLOBAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 341523)
745 5th Avenue
New York, New York 10151
NOTICE OF SPECIAL MEETING OF PUBLIC WARRANT HOLDERS
TO BE HELD ON JUNE 15, 2020
TO THE PUBLIC WARRANT HOLDERS OF ACT II GLOBAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting of the public warrant holders (the “Warrant Holders Meeting”) of Act II Global Acquisition Corp., a Cayman Islands exempted company, company number 341523 (“Act II”), will be held at 8:00 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, we may hold the Warrant Holders Meeting solely by means of remote communication or provide for the ability of Public Warrant Holders to attend the Warrant Holders Meeting by means of remote communication. In that event, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at www.wholeearthbrands.com and filed with the U.S. Securities and Exchange Commission as supplemental proxy material. You are cordially invited to attend the Warrant Holders Meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Warrant Amendment Proposal — To consider and vote upon an amendment ( the “Warrant Amendment”) to the warrant agreement that governs all of Act II’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination (as defined in the accompanying proxy statement/prospectus), (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment) (the “Warrant Amendment Proposal”); and

•
Proposal No. 2 — The Warrant Holders Adjournment Proposal — To consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Act II that more time is necessary or appropriate to approve the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal” and, together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

These Warrant Holder Proposals are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of the Public Warrants (“Public Warrant Holders”) at the close of business on May 1, 2020 (the “Record Date”) are entitled to notice of the Warrant Holders Meeting and to vote and have their votes counted at the Warrant Holders Meeting and any adjournments or postponements of the Warrant Holders Meeting.
After careful consideration, Act II’s board of directors has determined that the Warrant Holder Proposals are fair to and in the best interests of Act II and its Public Warrant Holders and unanimously recommends that the Public Warrant Holders vote or give instruction to vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, if presented.
The Warrant Amendment Proposal must be approved by the holders of at least 65% of the outstanding Public Warrants. The Warrant Holders Adjournment Proposal must be approved by the holders of a majority of the Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.

All Public Warrant Holders of Act II are cordially invited to attend the Warrant Holders Meeting in person. To ensure representation at the Warrant Holders Meeting, however, all Public Warrant Holders are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a Public Warrant Holder of record, you may also cast your vote in person at the Warrant Holders Meeting. If your Public Warrants are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote such warrants or, if you wish to attend the Warrant Holders Meeting and vote in person, obtain a proxy from your broker, bank or nominee. If the Warrant Amendment Proposal fails to receive the required approval by the Warrant Holders at the Warrant Holders Meeting, the Business Combination will not be completed.
Whether or not you plan to attend the Warrant Holders Meeting, we urge you to read the accompanying proxy statement/prospectus carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus.
Your vote is important regardless of the number of Public Warrants you own.   Whether you plan to attend the Warrant Holders Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Public Warrants you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Act II Global Acquisition Corp.,
May 13, 2020
/s/ Irwin D. Simon
Irwin D. Simon
Executive Chairman of the Board of Directors
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR PUBLIC WARRANTS WILL BE VOTED IN FAVOR OF EACH OF THE WARRANT HOLDER PROPOSALS.

ANNEXES
Annex A-1: Purchase Agreement	A-1-1
Annex A-2: Amendment No.1 to Purchase Agreement	A-2-1
Annex A-3: Amendment No. 2 to Purchase Agreement	A-3-1
Annex B-1: Sponsor Support Agreement	B-1-1
Annex B-2: Amendment No.1 to Sponsor Support Agreement	B-2-1
Annex C: Form of Investors Agreement	C-1
Annex D: Form of Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan	D-1
Annex E: Cayman Constitutional Documents of Act II	E-1
Annex F: Form of Proposed Certificate of Incorporation	F-1
Annex G: Form of Proposed Bylaws	G-1
Annex H Form of Amended and Restated Warrant Agreement	H-1

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus or other publicly available information concerning Act II, without charge, by written request to Secretary at Act II Global Acquisition Corp., 745 5th Avenue, New York, New York 10151; or Morrow Sodali LLC, Act II’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACTT.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for Act II’s shareholders and warrant holders to receive timely delivery of the documents in advance of the Shareholders Meeting and Warrant Holders Meeting of Act II to be held on June 15, 2020, you must request the information no later than June 8, 2020, five business days prior to the date of the Shareholders Meeting, or no later than June 8, 2020, five business days prior to the date of the Warrant Holders Meeting, as applicable.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Act II does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.
SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“2020 Plan” are to the Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan attached to this proxy statement/prospectus as Annex D;

•
“Act II” are to Act II Global Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;

•
“Act II Class A Shares” are to the Class A ordinary shares, par value $0.0001 per share, of Act II;

•
“Act II Class B Shares” are to the Class B ordinary shares, par value $0.0001 per share, of Act II;

•
“Act II IPO” are to Act II’s initial public offering, consummated on April 30, 2019, through the sale of 30,000,000 public units (including 3,900,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit;

•
“Act II public warrants” are to the warrants included in the units issued in the Act II IPO, each of which is exercisable for one Act II Class A Share at an exercise price of $11.50 per Act II Class A Share, in accordance with its terms;

•
“Cayman Constitutional Documents” are to Act II’s Amended and Restated Memorandum and Articles of Association;

•
“Cayman Islands Companies Law” are to the Cayman Islands Companies Law (2020 Revision);

•
“Closing” are to the closing of the Business Combination;

•
“Company,” “we,” “us” and “our” are to Act II prior to the Domestication and to Whole Earth Brands, Inc. after the Domestication, including after its change of name to Whole Earth Brands, Inc.;

i

•
“Condition Precedent Approvals” are to approval at the Shareholders Meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, and the Stock Issuance Proposal collectively;

•
“Debt Financing” are to the financing arrangements described under “Business Combination Proposal — Financing”;

•
“DGCL” are to the General Corporation Law of the State of Delaware;

•
“Domestication” are to the domestication of Act II Global Acquisition Corp. as a corporation incorporated in the State of Delaware;

•
“E&Y” are to Ernst & Young LLP;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Flavors Holdings” are to Flavors Holdings Inc., a Delaware corporation;

•
“GAAP” are to accounting principles generally accepted in the United States of America;

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“IPO registration statement” are to the Registration Statement on Form S-1 (333-230756) filed by Act II in connection with its initial public offering, which became effective on April 25, 2019;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“MacAndrews” are to MacAndrews & Forbes Incorporated;

•
“Moelis” are to Moelis & Company LLC;

•
“Nasdaq” are to The Nasdaq Stock Market;

•
“ordinary shares” are to the Act II Class A Shares and the Act II Class B Shares, collectively;

•
“person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PIPE Financing” are to the $75,000,000 private placement of Act II Class A Shares and private placement warrants to the PIPE Investors pursuant to the Subscription Agreements;

•
“PIPE Investors” are to the investors that entered into the Subscription Agreements with Act II for the PIPE Financing;

•
“private placement warrants” are to the 7.5 million private placement warrants outstanding as of the date of this proxy statement/prospectus and the redeemable warrants of Whole Earth Brands, Inc. issued as a matter of law upon the conversion thereof at the time of the Domestication;

•
“pro forma” are to giving pro forma effect to events that are related and/or directly attributable to the Business Combination;

•
“Proposed Bylaws” are to the proposed bylaws of Whole Earth Brands, Inc. upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex G;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Whole Earth Brands, Inc. upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex F;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in Act II’s initial public offering or acquired in the secondary market;

•
“public shares” are to the Act II Class A Shares (including those that underlie the units) that were offered and sold by Act II in its initial public offering and registered pursuant to the IPO registration statement or the shares of Whole Earth Brands, Inc. common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“Public Warrant Holders” are to the holders of the Public Warrants;

•
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by Act II in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Whole Earth Brands, Inc. issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“Purchase Agreement” are to the Purchase Agreement, dated as of December 19, 2019, by and among Act II, Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC and Mafco Foreign Holdings, Inc., and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC, as amended by Amendment No. 1 to Purchase Agreement dated as of February 12, 2020, and Amendment No. 2 to Purchase Agreement dated as of May 8, 2020;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents;

•
“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“Sellers” are to Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC and Mafco Foreign Holdings, Inc.;

•
“Shareholders Meeting” are to the extraordinary general meeting of Act II’s shareholders, to be held following the Warrant Holders Meeting at 8:30 a.m. Eastern Time on June 15, 2020, at 1251 Avenue of the Americas, New York, New York 10020, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•
“Sponsor” are to Act II Global LLC, a Delaware limited liability company;

•
“Subscription Agreements” are to the Subscription Agreements, dated February 12, 2020, entered into between Act II and each of the PIPE Investors for the PIPE Financing;

•
“trust account” are to the trust account established at the consummation of Act II’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•
“Trust Agreement” are to the Investment Management Trust Agreement, dated April 25, 2019, by and between Act II and Continental Stock Transfer & Trust Company, as trustee;

•
“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy Act II’s obligations to its shareholders that exercise their redemption rights;

•
“units” are to one Act II Class A Share and one-half of one Act II Public Warrant sold in the Act II IPO;

•
“Warrant Holders Meeting” are to the special meeting of the Public Warrant Holders, to be held prior to the Shareholders Meeting at 8:00 a.m. Eastern Time on June 15, 2020, at 1251 Avenue of the Americas, New York, New York 10020, or at such other time, on such other date and at such other place to which the meeting may be adjourned; and

•
“warrants” are to the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or as the context otherwise requires, all references in this proxy statement/prospectus to Act II Class A Shares, shares of Whole Earth Brands, Inc. common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of Act II. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When Act II discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, Act II’s management.
Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
Act II’s ability to complete the Business Combination or, if Act II does not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things:

•
the applicable waiting period under the HSR Act has expired or been terminated;

•
the shareholders of Act II have (A) approved and adopted the Purchase Agreement and the consummation of the Business Combination; (B) approved, for purposes of complying with applicable listing rules of Nasdaq, of the issuance of equity interests of Whole Earth Brands, Inc. in connection with the consummation of the Business Combination; and (C) approved of the redomestication of Act II to Delaware;

•
at the Closing, after giving effect to (A) the completion of any redemptions by holders of the Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of a business combination (as defined in the Cayman Constitutional Documents) in accordance with the Cayman Constitutional Documents; and (B) all available amounts in the trust account established by Act II in connection with the consummation of the Act II IPO, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing and any additional equity financing, equals or exceeds $210,000,000; and

•
solely as a condition to the Sellers’ obligation to close the Business Combination, the shares of Whole Earth Brands, Inc. common stock to be issued to the Sellers under the terms of the Purchase Agreement must be approved for listing on Nasdaq;

•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•
the projected financial information, anticipated growth rate, and market opportunity of Merisant and MAFCO;

•
the ability to obtain or maintain the listing of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. warrants on Nasdaq following the Business Combination;

•
our public securities’ potential liquidity and trading;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

v

•
Act II officers and directors allocating their time to other businesses and potentially having conflicts of interest with Act II’s business or in approving the Business Combination;

•
the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•
factors relating to the business, operations and financial performance of Merisant and MAFCO and their subsidiaries;

•
market conditions and global and economic factors beyond Merisant and MAFCO’s control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us, Merisant or MAFCO. There can be no assurance that future developments affecting us, Merisant or MAFCO will be those that Act II, Merisant or MAFCO have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Act II’s control or the control of Merisant and MAFCO) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 33 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Act II, Merisant and MAFCO undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any Act II shareholder or warrant holder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the Shareholders Meeting or Warrant Holders Meeting, as applicable, such shareholder or warrant holder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS AND WARRANT HOLDERS OF ACT II
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Shareholders Meeting, and the Warrant Holders Meeting including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Act II’s shareholders and warrant holders. Act II urges shareholders and warrant holders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Shareholders Meeting, which will be held at 8:30 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020, and the Warrant Holders Meeting, which will be held at 8:00 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Act II shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Purchase Agreement and approve the Business Combination. The Purchase Agreement provides for, among other things, Act II’s (or its designee’s) purchase of all of the outstanding equity interests of Merisant and MAFCO, in accordance with the terms and subject to the conditions of the Purchase Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “Business Combination Proposal” for more detail.

A copy of the Purchase Agreement is attached to this proxy statement/prospectus as Annexes A-1, A-2 and A-3 and you are encouraged to read it in its entirety.
Immediately prior to the closing of the Business Combination, Act II will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which Act II’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, among other things, (1) each then-issued and outstanding unit of Act II will automatically separate into one Act II Class A Share and one-half of one Act II warrant, (2) each then-issued and outstanding Act II Class B Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock, (3) each then-issued and outstanding Act II Class A Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock and (4) each then-issued and outstanding Act II warrant will convert automatically into a Whole Earth Brands, Inc. warrant. See “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of Act II?” below.
Act II’s Public Warrant Holders are being asked to consider and vote upon the Warrant Amendment Proposal to amend the terms of the Warrant Agreement governing Act II’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination, (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment). See the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”
Act II’s Public Warrant Holders are also being asked to consider and vote upon the Warrant Holders Adjournment Proposal to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary, including to permit further solicitation and vote of proxies if it is determined by Act II that more time is necessary or appropriate to approve the Warrant Amendment Proposal. See the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal.”

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
What proposals are shareholders and warrant holders of Act II being asked to vote upon?

A:
At the Shareholders Meeting, Act II is asking holders of ordinary shares to consider and vote upon:

•
a proposal to approve by ordinary resolution and adopt the Purchase Agreement;

•
a proposal to approve by special resolution the Domestication;

•
a proposal to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents: (1) changing the corporate name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.,” (2) making Whole Earth Brands, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to Act II’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Act II’s board of directors believes is necessary to adequately address the needs of Whole Earth Brands, Inc. after the Business Combination;

•
a proposal to approve by ordinary resolution, to approve for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635;

•
a proposal to approve by ordinary resolution the 2020 Plan; and

•
a proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting.

At the Warrant Holders Meeting, the Public Warrant Holders are being asked to vote on the following Warrant Holder Proposals:
•
The Warrant Amendment Proposal; and

•
The Warrant Holders Adjournment Proposal.

If Act II’s shareholders and warrant holders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Purchase Agreement are waived by the applicable parties to the Purchase Agreement, the Purchase Agreement could terminate and the Business Combination may not be consummated. In addition to the foregoing proposals, the shareholders are also being asked to consider and vote upon the Adjournment Proposal. See “Business Combination Proposal,” “Domestication Proposal,” “Organizational Documents Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal” and “Adjournment Proposal.”
Act II will hold the Shareholders Meeting and Warrant Holders Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Shareholders Meeting and Warrant Holders Meeting. Shareholders and warrant holders of Act II should read it carefully.
After careful consideration, Act II’s board of directors has determined that the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are in the best interests of Act II and its shareholders, and the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal are in the best interests of Act II and its warrant holders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Are the Shareholder Proposals and Warrant Holder Proposals conditioned on one another?

A:
Each of the Business Combination Proposal, Domestication Proposal, the Stock Issuance Proposal, and the Organizational Documents Proposal is interdependent upon the others and each must be approved in order for Act II to complete the Business Combination contemplated by the Purchase Agreement. Approval of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, and the Organizational Documents Proposal is a condition to the consummation of the Warrant Amendment Proposal. The Business Combination Proposal, the Incentive Award Plan Proposal, the Stock Issuance Proposal and Adjournment Proposal must be approved by the holders of a majority of the ordinary shares that are present and vote at the Shareholders Meeting. The Domestication Proposal and the Organizational Documents Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting. The Warrant Amendment Proposal must be approved by the holders of at least 65% of the outstanding Public Warrants. The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment Proposal will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.

The Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As a result, to approve each of the Business Combination Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal, and Adjournment Proposal, assuming that only a quorum is present, 1,875,001, or approximately 6.25%, of the 30,000,000 Act II Class A Shares are needed to vote in favor. To approve each of the Domestication Proposal and Organizational Documents Proposal, assuming that only a quorum is present, 5,000,001, or approximately 16.67%, of the 30,000,000 Act II Class A Shares are needed are needed to vote in favor. To approve the Warrant Amendment Proposal, 9,750,000 of the 15,000,000 public warrants are needed to vote in favor. To approve the Warrant Holders Adjournment Proposal, 7,500,001 public warrants are needed to vote in favor.
Q:
Why is Act II proposing the Business Combination?

A:
Act II was organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Merisant is one of the world’s leading manufacturers of tabletop non-caloric sweeteners. Merisant markets its products under its flagship brands Whole Earth®, Equal®, Canderel®, and Pure Via®, along with several other adjacent consumer products in over 90 countries. Mafco Worldwide has been one of the world’s leading manufacturers of natural licorice products for over 150 years. Mafco Worldwide’s natural licorice products many of which are under the Magnasweet® brand are used today in a wide range of applications including food, beverage, pharmaceutical, confectionary, cosmetic, personal care and tobacco products.
Based on its due diligence investigations of Merisant and MAFCO and the industry in which they operate, including the financial and other information provided by Merisant and MAFCO in the course of Act II’s due diligence investigations, the Act II board of directors believes that the Business Combination with Merisant and MAFCO is in the best interests of Act II and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — Act II’s Board of Directors’ Reasons for the Business Combination” for additional information.

Q:
What will the Sellers receive in return for Act II’s acquisition of all of the issued and outstanding equity interests of Merisant and MAFCO?

A:
Although Act II’s board of directors believes that the Business Combination with Merisant and MAFCO presents a unique business combination opportunity and is in the best interests of Act II and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “Business Combination Proposal — Act II’s Board of Director’s Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors — Risks Related to Whole Earth Brands, Inc.’s Business.”

Subject to the terms and conditions set forth in the Purchase Agreement, at the Closing, the Sellers will receive (i) $415,000,000 in cash (which, under certain conditions, may be reduced by Act II by up to $20,000,000 immediately prior to Closing in exchange for a dollar-for-dollar increase in the Common Stock Consideration), plus or minus the Adjustment Amount (as defined in the Purchase Agreement) (the “Cash Consideration”), and (ii) that number of shares of Whole Earth Brands, Inc. common stock equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by Act II in accordance with the terms of the Purchase Agreement, divided by (y) the lowest per share price at which Act II Class A Shares sold to any person from and after the date of the Purchase Agreement but prior to, at or in connection with the Closing. For further details, see “Business Combination Proposal — The Purchase Agreement — Consideration — Purchase Price — Common Stock Consideration.”
Q:
What equity stake will current Act II shareholders and the Sellers hold in Whole Earth Brands, Inc. immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are 30,000,000 Act II Class A Shares, which were issued to the public in connection with the Act II IPO, and 7,500,000 Act II Class B Shares, which were issued to the Sponsor, issued and outstanding. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,750,000 warrants, which includes the 6,750,000 private placement warrants held by the Sponsor and the 15,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Act II Class A Share and, following the Domestication, will entitle the holder thereof to purchase one share of Whole Earth Brands, Inc. common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Act II fully diluted share capital would be 59,250,000.

It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) Act II’s public shareholders are expected to own approximately 67.4% of the outstanding Whole Earth Brands, Inc. common stock, (2) the Sellers (without taking into account any public shares held by the Sellers prior to the consummation of the Business Combination) are expected to own approximately 5.6% of the outstanding Whole Earth Brands, Inc. common stock, and (3) the PIPE Investors will own approximately 16.9% of the outstanding shares of Whole Earth Brands, Inc. common stock and (4) the Sponsor is expected to own approximately 10.1% of the outstanding Whole Earth Brands, Inc. common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that Whole Earth Brands, Inc. issues 2,500,000 shares of Whole Earth Brands, Inc. common stock to the Sellers pursuant to the Purchase Agreement. If the actual facts are different from these assumptions, the percentage ownership retained by Act II’s existing shareholders in the combined company will be different.
x

The following table illustrates varying ownership levels in Whole Earth Brands, Inc. immediately following the consummation of the Business Combination based on the assumptions above, except for varying levels of redemptions by the public shareholders.
	Share Ownership in Whole Earth Brands, Inc. Following the Business Combination
	Assuming No Redemptions		Assuming High Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Public stockholders	30,000,000	67.4%	20,701,874	55.6%
Sponsor(2)	4,500,000	10.1%	4,500,000	12.1%
PIPE Investors	7,500,000	16.9%	7,500,000	20.2%
Sellers	2,500,000	5.6%	4,500,000	12.1%
Total(3)	44,500,000	100.0%	37,201,874	100.0%

(1)
This scenario assumes redemptions of 9,298,126 Act II Class A Shares at approximately $10.14 per share and an additional 2,000,000 shares of Whole Earth Brands, Inc. common stock issued to the Sellers at $10.00 per share (in lieu of cash consideration of $20 million) in connection with the Business Combination.

(2)
Includes 2.0 million shares of Whole Earth Brands, Inc. common stock issued to the Sponsor that will be held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of Whole Earth Brands, Inc. common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period.

(3)
Outstanding shares of Whole Earth Brands, Inc. common stock excludes, after giving effect to the Warrant Amendment, (i) 7.5 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the public warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share, and (ii) 2.632 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the private placement warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share.

For further details, see “Business Combination Proposal — The Purchase Agreement — Purchase Price — Common Stock Consideration.”
Q:
Will there be new financing in connection with the Business Combination and are there any arrangements to help ensure that Act II will have sufficient funds to consummate the Business Combination?

A:
Yes, Whole Earth Brands, Inc. will obtain new equity financing through a private placement of Whole Earth Brands, Inc. common stock in the Private Placement. The closing of the Private Placement is contingent upon, among other things, the closing of the Business Combination. For additional information, please see the section entitled “Business Combination Proposal — Related Agreements — Subscription Agreements.’’ In addition, in connection with the Business Combination, Whole Earth Brands, Inc. is expected to enter into (x) a senior secured first lien term loan facility of up to $185 million that matures in five years and (y) a first lien revolving loan facility of up to $50 million that matures in five years. Loans outstanding under the first lien term loan facility and the first lien revolving loan facility are expected to accrue interest at a rate per annum equal to LIBOR plus a margin ranging from 2.25% to 3.00% depending on the achievement of certain leverage ratios, and undrawn amounts under the first lien revolving loan facility are expected to accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with step downs to 0.30% upon achievement of certain leverage ratios. Principal payments on the first lien term loan facility will be due quarterly, in amounts expected to be equal to (i) 2.5% per annum of the original principal amount of the first lien term loan facility during the first and second years after the closing date of the credit facilities, (ii) 5.0% per annum of the original principal amount of the first lien term loan facility during the third year after the closing date of the credit facilities and (iii) 10%

per annum of the original principal amount of the first lien term loan facility during the fourth and fifth years after the closing date of the credit facilities. For additional information, please see the section entitled “Business Combination Proposal — Related Agreements — Debt Financing.”
Q:
Why is Act II proposing the Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of Act II’s domicile to Delaware. Further, Act II’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Act II’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Act II and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, Act II will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Act II will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Business Combination under the Purchase Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.
Q:
What amendments will be made to the current constitutional documents of Act II?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Act II’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Corporate Name	The Cayman Constitutional Documents provide the name of the company is “Act II Global Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Whole Earth Brands, Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.
Perpetual Existence	The Cayman Constitutional Documents provide that if Act II does not consummate a business combination (as defined in the Cayman Constitutional Documents) by April 30, 2021, Act II will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate Act II’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Whole Earth Brands, Inc.’s ongoing existence; the default under the DGCL, will make Whole Earth Brands, Inc.’s existence perpetual.
	See Article 49 of the Cayman	Default rule under the DGCL.

	Cayman Constitutional Documents	Proposed Organizational Documents
Constitutional Documents.
Exclusive Forum	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.
See Section Thirteenth, subsection (1) of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company	The Cayman Constitutional Documents include various provisions related to Act II’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to Act II’s status as a blank check company, which no longer will apply upon consummation of the Transactions, as Act II will cease to be a blank check company at such time.
See Article 49 of the Cayman Constitutional Documents.

Q:
How will the Domestication affect my ordinary shares, warrants and units?

A:
As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding unit of Act II will automatically separate into one Act II Class A Share and one-half of one Act II warrant, (2) each then issued and outstanding Act II Class B Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock, (3) each then issued and outstanding Act II Class A Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock and (4) each then issued and outstanding Act II warrant will convert automatically into a Whole Earth Brands, Inc. warrant. No fractional warrants will be issued upon the separation of the Act II units.

See “Domestication Proposal” for additional information.
Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder whose Act II Class A Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Act II’s earnings in income;

•
A U.S. Holder whose Act II Class A Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Act II ordinary shares entitled to vote and less than 10% of the total value of all classes of Act II ordinary shares will generally recognize gain (but not loss) on the exchange of Act II Class A Shares for Whole Earth Brands, Inc. common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Act II Class A Shares provided certain other requirements are satisfied; and

•
A U.S. Holder whose Act II Class A Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of Act II ordinary shares entitled to vote or 10% or more of the total value of all classes of Act II ordinary shares will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its Act II Class A Shares provided certain other requirements are satisfied.

Act II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations,” Act II believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Act II Class A Shares or warrants for Whole Earth Brands, Inc. common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — PFIC Considerations — D. QEF Election and Mark-to-Market Election” with respect to their Act II Class A Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. No elections are currently available with respect to Act II warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations.”
Each U.S. Holder of Act II Class A Shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of Act II Class A Shares and warrants for Whole Earth Brands, Inc. common stock and warrants pursuant to the Domestication.
Subject to the discussion in the section entitled “U.S. Federal Income Tax Considerations — PFIC Considerations” — with regards to the proposed Treasury Regulations relating to options, a U.S. Holder of Warrants should recognize capital gain (but not loss) with respect to the Warrant Amendment, and the amount of such capital gain should be equal to the difference between the amount of cash received plus the fair market value of the one-half of a Warrant received and the U.S. Holder’s adjusted tax basis in the Warrants. Such gain shall be limited to the amount of the Warrant Cash Payment. Under certain circumstances a U.S. Holder can receive dividend treatment up to their ratable share of accumulated earnings and profits of Act II, however, all U.S. Holders are urged to consult their tax advisors with respect to this potential treatment. For a more complete discussion of the tax consequences of the Warrant Amendment, see the discussion in the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Act II Shareholders and Warrant Holders — Tax Consequences of the Warrant Amendment to U.S. Holders of Warrants.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s Whole Earth Brands, Inc. common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to waive its redemption rights with respect to all of the Act II Class B Shares in connection with the consummation of the Business Combination. The Act II Class B Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Act II’s transfer agent, that Whole Earth Brands, Inc. redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Act II’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed.
The address of Continental, Act II’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Act II’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of May 4, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Act II’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Shareholders Meeting. If you deliver your shares for redemption to Continental, Act II’s transfer agent, and later decide prior to the Shareholders Meeting not to elect redemption, you may request that Act II’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Act II’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Act II’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Act II’s agent, at least two business days prior to the vote at the Shareholders Meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Whole Earth Brands, Inc. will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Whole Earth Brands, Inc. common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Act II’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, Act II’s transfer agent, by 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Whole Earth Brands, Inc. common stock will generally be treated as selling such Whole Earth Brands, Inc. common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Whole Earth Brands, Inc. common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of Act II’s initial public offering, an amount equal to $300.0 million ($10.00 per unit) of the net proceeds from Act II’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of December 31, 2019, funds in the trust account totaled $304,283,025 and were substantially held in U.S. Treasury Bills. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of an initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Act II’s amended and restated memorandum and articles of association to (A) modify the substance or timing of Act II’s obligation to redeem 100% of its public shares if it does not complete an initial business combination by April 30, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the public shares if Act II is unable to complete an initial business combination by April 30, 2021 (or if such date is further extended at a duly called extraordinary general meeting of shareholders, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account (together with the proceeds from the Private Placement) will be released to pay holders of Act II Class A Shares who properly exercise their redemption rights, the purchase price to the Sellers, transaction fees and expenses associated with the Business Combination, and for working capital and general corporate purposes of Whole Earth Brands, Inc. following the Business Combination. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Purchase Agreement provides that the obligations of each party to consummate the Business Combination are conditioned on, among other things, that as of the Closing, after giving effect to (A) the completion of any redemptions by holders of Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of the Business Combination in accordance with Act II’s organizational documents; and (B) all available amounts in the trust account, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing, and any additional equity financing, equals or exceeds $210,000,000 (the “Minimum Cash Condition”). If such condition is not met, and such condition is not or cannot be waived under the terms of the Purchase Agreement, then the Purchase Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause Whole Earth Brands, Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Closing is subject to customary conditions, including, among others, that (i) the applicable waiting period under the HSR Act has expired or been terminated, (ii) the shareholders of Act II have (A) approved and adopted the Purchase Agreement and the consummation of the Business Combination; (B) approved, for purposes of complying with applicable listing rules of Nasdaq, of the issuance of equity interests of Whole Earth Brands, Inc. in connection with the consummation of the Business Combination; and (C) approved of the redomestication of Act II to Delaware, (iii) at the Closing, after giving effect to (A) the completion of any redemptions by holders of the Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of a business combination (as defined in the Cayman Constitutional Documents) in accordance with the Cayman Constitutional Documents); and (B) all available amounts in the trust account established by the Act II in connection with the consummation of the Act II IPO, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing, and any additional equity financing, equals or exceeds $210,000,000 (the “Minimum Cash Condition”), and (iv) solely as a condition to the Sellers’ obligation to close the Business Combination, the shares of Whole Earth Brands, Inc. common stock to be issued to the Sellers under the terms of the Purchase Agreement must be approved for listing on Nasdaq.
For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — The Purchase Agreement.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated by the end of the first half of 2020. This date depends, among other things, on the approval of the proposals to be put to Act II shareholders at the Shareholders Meeting and the Public Warrant Holders at the Warrant Holders Meeting. However, such meetings could be adjourned if either the Adjournment Proposal or the Warrant Holder Adjournment Proposal is adopted at the Shareholders Meeting and the Warrant Holders Meeting, respectively, and Act II elects to adjourn the Shareholders Meeting or the Warrant Holders Meeting to a later date or dates to permit further solicitation and vote of proxies if reasonably determined to be necessary or desirable by Act II. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — The Purchase Agreement.”

Q:
Will Act II enter into any equity financing arrangements in connection with the Business Combination?

A
Yes.   On February 12, 2020, Act II entered into Subscription Agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and Act II agreed to issue and sell to such investors, 7,500,000 shares of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. private placement warrants exercisable for 2,631,750 shares of Whole Earth Brands, Inc. common stock for gross proceeds of approximately $75,000,000 (the “Private Placement”). Act II granted certain customary registration rights to the PIPE Investors.

The PIPE Investors’ obligation to consummate the PIPE Financing is conditioned upon the following:
•
no suspension of the qualification of the Act II Class A Shares or the shares of Whole Earth Brands, Inc. common stock for offering or sale or trading in the United States prior to the closing of the PIPE Financing;

•
all representations and warranties of Act II and each PIPE Investor contained in the relevant Subscription Agreement must be true and correct in all material respects as of the closing of the PIPE Financing, and consummation of the PIPE Financing will constitute a reaffirmation by Act II and each PIPE Investor of each of the representations, warranties and agreements of each such party contained in the Subscription Agreements as of the closing of the PIPE Financing;

•
as of the closing of the PIPE Financing, a judgment, order, law, rule or regulation must not be enacted, issued, promulgated, enforced or entered by a governmental authority that has the effect of making consummation of the PIPE Financing illegal or otherwise prohibiting or enjoining consummation of the PIPE Financing;

•
the Business Combination and the Debt Financing (as defined in the Purchase Agreement) must be consummated prior to June 30, 2020, substantially concurrently with the closing of the PIPE Financing in accordance with the terms of the Purchase Agreement, the Sponsor Support Agreement and the Debt Commitment Letter (as defined in the Purchase Agreement), and the provisions and conditions of the Purchase Agreement must not be amended, and the provisions and conditions of the Sponsor Support Agreement and the Debt Commitment Letter, must not be waived, further amended, supplemented or otherwise modified in any respect materially adverse to the PIPE Investors (except that waivers, further amendments, supplements or other modifications may be consented to on behalf of all PIPE Investors by the prior written consent of the PIPE Investors investing at least sixty-six and two thirds percent (66.67%) of the PIPE Financing);
•
Baron Funds must purchase no less than $20 million of Act II Class A Shares and private placement warrants (in the same proportion of Act II Class A Shares to private placement warrants purchased by the other PIPE Investors) simultaneously with the closing of all the other PIPE Financing transactions in accordance with the terms of each of the relevant Subscription Agreements;

•
After giving effect to the Transaction, the Debt Financing, and the transactions contemplated by the Subscription Agreements, the total debt of Act II and its subsidiaries (inclusive of any unpaid principal and premium under any credit facilities, liabilities evidenced by bonds, notes, or other similar instruments, obligations evidenced by letters of credit to the extent drawn, and obligations under capital leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet) less cash and cash equivalents must not exceed $213,000,000, at the closing of the PIPE Financing;

•
Simultaneously with the closing of the PIPE Financing, the Sponsor and its affiliates must irrevocably forfeit to Act II for no consideration 3,000,000 Act II Class B Shares and 6,750,000 private placement warrants;

•
More than 50% of the Act II Class A Shares issued and outstanding as of December 16, 2019 must not be redeemed by the holders of the Act II Class A Shares in connection with the Transaction;

•
Prior to or simultaneously with the consummation of the PIPE Financing, Act II must reduce the number of Act II Class A Shares issuable upon exercise of the private placement warrants by 7,500,000 by paying the holders of such warrant $0.75 per private placement warrant in exchange for reducing the shares issuable upon exercise of such warrants by one-half (except the payment amount per private placement warrant may be amended with the prior written consent of the PIPE Investors investing at least sixty-six and two thirds percent (66.67%) of the PIPE Financing); and

•
The Domestication must have occurred, and the Act II Class A Shares issued under the Subscription Agreements and upon exercise of the private placement warrants must be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

The ordinary shares and private placement warrants to be offered and sold in connection with the Private Placement have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The proceeds from the Private Placement will be used to fund a portion of the aggregate cash obligations (as defined under the Purchase Agreement) for the Business Combination.
Q:
What happens if the Business Combination is not consummated?

A:
Act II will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Purchase Agreement. If Act II is not able to complete the Business Combination with Merisant and MAFCO by April 30, 2021 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, Act II will: (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of Act II’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither Act II’s shareholders nor Act II’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:
Why is Act II holding the Warrant Holders Meeting?

A:
Act II is holding the Warrant Holders Meeting to seek approval from the Public Warrant Holders to amend the Warrant Agreement to reduce the number of shares of Whole Earth Brands, Inc. common stock issuable upon exercise of the outstanding warrants, and thereby reduce the amount by which Whole Earth Brands, Inc.’s stockholders would otherwise have been diluted from the future exercise of Whole Earth Brands, Inc.’s outstanding warrants. At the Warrant Holders Meeting, Act II will ask its Public Warrant Holders to approve and consent to amend to the terms of the Warrant Agreement governing Act II’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination, (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment). A summary of the Warrant Amendment Proposal is set forth in the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal” of this proxy statement/prospectus and a complete copy of the Amended and Restated Warrant Agreement is attached hereto as Annex H.

In addition, at the Warrant Holders Meeting, the Public Warrant Holders will also be asked to approve a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Warrant Holders Meeting, there are not sufficient votes to approve the Warrant Amendment Proposal. This is referred to herein as the Warrant Holders Adjournment Proposal. This proposal will only be presented at the Warrant Holders Meeting if there are not sufficient votes to approve the Warrant Amendment Proposal.
Q:
What do I need to do now?

A:
Act II urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. Act II’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a record owner of your shares and/or warrants, there are two ways to vote your Act II ordinary shares and/or warrants at the Shareholders Meeting and/or the Warrant Holders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Act II board “FOR” the Business Combination Proposal, Domestication Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, Organizational Documents Proposal and Adjournment Proposal (if presented). If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted as recommended by the Act II board “FOR” the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal (if any). Votes received after a matter has been voted upon at the Shareholders Meeting or the Warrant Holders Meeting will not be counted.
You Can Attend the Shareholders Meeting and/or the Warrant Holders Meeting and Vote in Person.    When you arrive, you will receive a ballot that you may use to cast your vote.
If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares or warrants you beneficially own are properly counted. If you wish to attend the Shareholders Meeting or the Warrant Holders Meeting and vote in person and your shares or warrants are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Act II can be sure that the broker, bank or nominee has not already voted your shares or warrants.
Q:
What if I do not vote my Act II ordinary shares and/or warrants or if I abstain from voting?

A:
The approval of the Business Combination Proposal, the Incentive Award Plan Proposal, the Stock Issuance Proposal and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the outstanding Act II ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting. The Domestication Proposal and the Organizational Documents Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Act II ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Shareholder Proposals. As a result, if you abstain from voting on the Shareholder Proposals, your Act II ordinary shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the Memorandum and Articles of Association), but the abstention will have no effect on the outcome of such proposal.

The Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As a result, to approve each of the Business Combination Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal, and Adjournment Proposal, assuming that only a quorum is present, 1,875,001, or approximately 6.25%, of the 30,000,000 Act II Class A Shares are needed to vote in favor. To approve each of the Domestication Proposal and Organizational Documents Proposal, assuming that only a quorum is present, 5,000,001, or approximately 16.67%, of the 30,000,000 Act II Class A Shares are needed are needed to vote in favor.
The approval of the Warrant Amendment Proposal requires the affirmative vote by the holders of at least 65% of the outstanding Public Warrants. The Warrant Holders Adjournment Proposal, if presented, requires the affirmative vote by the holders of a majority of the outstanding Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. Abstentions will have the same effect as a vote against the Warrant Amendment Proposal but will have no effect on the Warrant Holder Adjournment Proposal, if presented. Broker non-votes will have the same effect as a vote against the Warrant Amendment Proposal, but will have no effect on the Warrant Holder Adjournment Proposal.
To approve the Warrant Amendment Proposal, 9,750,000 of the 15,000,000 public warrants are needed to vote in favor. To approve the Warrant Holders Adjournment Proposal, 7,500,001 public warrants are needed to vote in favor.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting, and otherwise will have no effect on a particular proposal.
Q:
When and where will the Shareholders Meeting be held?

A:
The Shareholders Meeting will be held at 8:30 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020, unless the Shareholders Meeting is adjourned.

Q:
When and where will the Warrant Holders Meeting be held?

A:
The Warrant Holders Meeting will be held at 8:00 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020, unless the Warrant Holders Meeting is adjourned.

Q:
Who is entitled to vote at the Shareholders and Warrant Holders Meeting?

A:
Act II has fixed May 1, 2020 as the Record Date. If you were a shareholder of Act II at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholders Meeting. However, a shareholder may only vote his, her or its shares of Public Warrants, as applicable, if he, she or it is present in person or is represented by proxy at the Shareholders Meeting. If you were a Public Warrant Holder of Act II at the close of business on the Record Date, you are entitled to vote on matters that come before the Warrant Holders Meeting. However, a Public Warrant Holder may only vote his, her or its warrants if he, she or it is present in person or is represented by proxy at the Warrant Holders Meeting.

Q:
How many votes do I have?

A:
Act II shareholders are entitled to one vote at the Shareholders Meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the Shareholders Meeting, there were 30,000,000 Act II Class A Shares, which were issued to the public in connection with the Act II IPO, and 7,500,000 Act II Class B Shares, which were issued to the Sponsor, issued and outstanding.

Public Warrant Holders are entitled to one vote at the Public Warrant Holders Meeting for each public warrant held of record as of the record date. As of the close of business on the record date for the Public Warrant Holders Meeting, there were 15,000,000 public warrants, which were issued to the public in connection with the Act II IPO, issued and outstanding.
Q:
What constitutes a quorum?

A:
A quorum of Act II shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholders Meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Shareholders Meeting are represented in person or by proxy. As of the record date for the Shareholders Meeting, 18,750,001 ordinary shares would be required to achieve a quorum.

A quorum of Act II Public Warrant Holders is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if the holders of a majority of the outstanding public warrants that are entitled to vote at the Warrant Holders Meeting are represented in person or by proxy. As of the record date for the Warrant Holders Meeting, 7,500,001 public warrants would be required to achieve a quorum.
Q:
What vote is required to approve each proposal at the Shareholders Meeting and Warrant Holders Meeting?

A:
The following votes are required for each proposal at the Shareholders Meeting:

(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(iii)
Organizational Documents Proposal:   The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(iv)
Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(v)
Incentive Award Plan Proposal:   The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(vi)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

The Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As a result, to approve each of the Business Combination Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal, and Adjournment Proposal, assuming that only a quorum is present, 1,875,001, or approximately 6.25%, of the 30,000,000 Act II Class A Shares are needed to vote in favor. To approve each of the Domestication Proposal and Organizational Documents Proposal, assuming that only a quorum is present, 5,000,001, or approximately 16.67%, of the 30,000,000 Act II Class A Shares are needed are needed to vote in favor.
The following votes are required for each proposal at the Warrant Holders Meeting:
(i)
The Warrant Amendment Proposal:   The approval of the Warrant Amendment Proposal requires the affirmative vote by the holders of at least 65% of the outstanding Public Warrants.

(ii)
The Warrant Holders Adjournment Proposal:   The Warrant Holders Adjournment Proposal, if presented, requires the affirmative vote by the holders of a majority of the outstanding Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. Abstentions will have the same effect as a vote against the Warrant Amendment Proposal but will have no effect on the Warrant Holder Adjournment Proposal, if presented.

To approve the Warrant Amendment Proposal, 9,750,000 of the 15,000,000 public warrants are needed to vote in favor. Toapprove the Warrant Holders Adjournment Proposal, 7,500,001 public warrants are needed to vote in favor.
Q:
What are the recommendations of Act II’s board of directors?

A:
Act II’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Shareholders Meeting are in the best interest of Act II’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholders Meeting.

Act II’s board of directors believes that the Warrant Amendment Proposal and the other proposals to be presented at the Warrant Holders Meeting are in the best interest of Act II’s warrant holders and unanimously recommends that its warrant holders vote “FOR” the Warrant Amendment Proposal and “FOR “the Warrant Holders Adjournment Proposal, if presented.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How does the Sponsor intend to vote its shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Act II’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal,

(3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) Whole Earth Brands, Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q:
What happens if I sell my Act II ordinary shares before the Shareholders Meeting?

A:
The Record Date for the Shareholders Meeting is earlier than the date of the Shareholders Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable Record Date, but before the Shareholders Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes.   Shareholders may send a later-dated, signed proxy card to Act II’s Secretary at Act II’s address set forth below so that it is received by Act II’s Secretary prior to the vote at the Shareholders Meeting (which is scheduled to take place on June 15, 2020) or attend the Shareholders Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Act II’s Secretary, which must be received by Act II’s Secretary prior to the vote at the Shareholders Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Warrant Holders may send a later-dated, signed proxy card to Act II’s Secretary at Act II’s address set forth below so that it is received by Act II’s Secretary prior to the vote at the Warrant Holders Meeting (which is scheduled to take place on June 15, 2020) or attend the Warrant Holders Meeting in person and vote. Warrant Holders also may revoke their proxy by sending a notice of revocation to Act II’s Secretary, which must be received by Act II’s Secretary prior to the vote at the Warrant Holders Meeting. However, if your warrants are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q:
What happens if I fail to take any action with respect to the Shareholders Meeting?

A:
If you fail to take any action with respect to the Shareholders Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Whole Earth Brands, Inc. If you fail to take any action with respect to the Shareholders Meeting, and the Business Combination is not approved, you will remain a shareholder or warrant holder of Act II. However, if you fail to vote with respect to the Shareholders Meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, Act II’s transfer agent, prior to the Shareholders Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed.
Warrant Holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of Act II units, Act II Class A Shares, Act II Class B Shares and warrants will receive shares of Whole Earth Brands, Inc. common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Act II Class A Shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Act II Class B Shares or warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the Shareholders Meeting?

A:
Act II will pay the cost of soliciting proxies for the Shareholders Meeting. Act II has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the Shareholders Meeting. Act II has agreed to pay Morrow a fee of $25,000, plus disbursements (to be paid with non-trust account funds). Act II will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Act II Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of Act II Class A Shares and in obtaining voting instructions from those owners. Act II’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the Shareholders Meeting and/or Warrant Holders Meeting?

A:
The preliminary voting results will be expected to be announced at the Shareholders Meeting and Warrant Holders Meeting. Act II will publish final voting results of the Shareholders Meeting and Warrant Holders Meeting in a Current Report on Form 8-K within four business days after the Shareholders Meeting and Warrant Holders Meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: ACTT.info@investor.morrowsodali.com
You also may obtain additional information about Act II from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Act II’s transfer agent, at the address below prior to the Shareholders Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Shareholders Meeting or the Warrant Holders meeting, as applicable, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Purchase Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Purchase Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Purchase Agreement.”
Unless otherwise specified, all share calculations (1) assume no additional exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.
Combined Business Summary
The following section describes the expected business and operations of Whole Earth Brands, Inc. and its subsidiaries subsequent to the consummation of the Business Combination.
Company Overview
Upon the closing of the Business Combination, Whole Earth Brands, Inc. will become a global industry-leading platform, focused on the “better for you” consumer packaged goods (“CPG”) and ingredients space. The Company’s branded products and ingredients will be uniquely positioned to capitalize on the global secular consumer shift away from sugar and toward clean label products and natural alternatives. The Company will operate a proven platform organized into two segments:
•
Branded CPG will comprise a global CPG business focused on building a branded portfolio oriented toward serving customers seeking zero-calorie, low-calorie, natural, no-sugar-added and plant-based products. At closing, the Branded CPG business will continue to operate the Company’s leading brands in the low- and zero-calorie sweetener market, such as Whole Earth®, Equal®, Canderel® and Pure Via®, and existing branded adjacencies.

•
Flavors & Ingredients will comprise the global business-to-business focused operations with a long history as a trusted supplier of essential, functional ingredients to some of the CPG industry’s largest and most demanding customers. At closing, the Flavors & Ingredients segment will continue to operate the Company’s leading licorice-derived products business.

Going forward, the Whole Earth Brands, Inc. platform can be leveraged to support new product development, further geographic expansion and to pursue M&A activity. Whole Earth Brands, Inc. will seek to expand its branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer products industry. Over time, Whole Earth Brands, Inc. will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families.
Whole Earth Brands, Inc. Strengths
Global Leader in the Tabletop Zero-Calorie Sweetener Category
Whole Earth Brands, Inc.’s Branded CPG segment will be a global leader in the tabletop zero-calorie sweetener category. The Company will have an established, highly recognizable portfolio of leading brands in large and growing markets across the globe. Legacy brands Equal and Canderel have an approximate 40-year sales history and hold the #1 rank in most of the Company’s key markets, putting them among the most recognized tabletop sweetener brands in the world. Management estimates brand awareness is between 80% and 95% in the Company’s top markets.
The Company’s portfolio will also include two rapidly growing brands targeting the high-growth natural sweetener category, Whole Earth and Pure Via. Both Whole Earth and Pure Via are in the early stages of their growth and are supported by cost-effective marketing and promotional spend.
Leading Global Manufacturer of Natural Licorice Extract and Derivative Products
Whole Earth Brands, Inc.’s Flavors & Ingredients segment will be the world’s leading manufacturer of licorice extract and derivative products. For over 150 years, the business has played a key role as a supplier of licorice products and has developed valuable, long-term relationships with many key customers, including large, domestic tobacco companies and global flavor house companies. The Company expects to maintain its position by delivering high quality licorice extract and derivative products that meet its customers’ strict requirements and by providing a high level of security of supply and superior service to its customers. Historically, the extracts and derivatives businesses of Merisant and MAFCO consistently secured multi-year contracts, illustrating the strategic importance of the Company’s products within customer supply chains. Management expects to continue to secure multi-year contracts going forward.
Diversified Customer Base Serving a Variety of End Markets
Whole Earth Brands, Inc. is expected to maintain a large and diverse global customer base across the Branded CPG and Flavors & Ingredients segments. In 2019, no single customer accounted for more than 10% of total sales. Management and Act II have identified significant opportunities for increasing the customer base via geographic expansion, distribution gains and product innovation.
Low Capital Expenditure Requirements and Attractive Cash Flow Generation Profile
Whole Earth Brands, Inc. is expected to operate with low capital expenditure requirements. The stable free cash flow profile of the business is expected to provide flexibility to drive growth through research and development, brand investment and acquisitions. Branded CPG cash flows benefit from strong brand equity and robust margins. Furthermore, Flavors & Ingredients cash flows benefit from certain barriers to entry, such as long-term customer relationships and an integrated supply chain. Recent restructuring initiatives across both the Branded CPG and Flavors & Ingredients segments are expected to support margin gains and help maintain attractive free cash flow conversion going forward.
Global Platform Serving Over 100 Countries
Whole Earth Brands, Inc. will serve customers in over 100 countries, with robust infrastructure in place to support these operations and grow the business. The Company will have five manufacturing sites serving the Flavors & Ingredients segment and one manufacturing site serving the Branded CPG segment. In addition, the Company will utilize a global network of 20 co-manufacturers and a strong and scalable distribution network of third-party logistics companies and distributors that can support a growing business. The Act II team has strong global relationships with many customers and channels, including grocery, club stores, distributors and food service operators across a number of key geographies that could accelerate new product placement and help Whole Earth Brands, Inc. expand its presence in currently under-penetrated markets such as India and China.
Proven Management Team
Whole Earth Brands, Inc. will be led by an experienced management team that intends to execute on various value creation strategies honed at Hain Celestial, PepsiCo, and other successful CPG companies. Following the Closing, it is expected that the Company will be led by Chief Executive Officer Albert Manzone, who will be supported by Chief Financial Officer Andy Rusie and President of Flavors & Ingredients Luke Bailey. In addition, it is expected that Irwin D. Simon, founder and former CEO of Hain Celestial, will serve as Executive Chairman.

Chairman

Irwin D. Simon

- More than 30 years of experience in the consumer-facing health and wellness sector
- Industry visionary, driver of global Natural and organic industry growth
- Significant track record of building shareholder value through M&A, having completed more than 50 acquisitions

CEO

Albert Manzone

- CEO of Flavors Holdings since February 2016
- More than 25 years of strategic and operational experience in consumer products industry
- Previously worked at McKinsey & Co. as well as various blue chip companies in food & beverage (PepsiCo, W.M. Wrigley Jr. Company)

CFO

Andy Rusie

- 15 years of experience in finance leadership roles
- Global Consumer Goods experience in China, Southeast Asia, Latin America and Europe
- Previously worked at Multi-National Companies including Reckitt Benckiser, Mead Johnson Nutrition, Abbott Laboratories and E&Y

President of Flavors & Ingredients

Luke Bailey

- President and COO of Mafco; joined company in January 2014
- 15 years of experience in President, COO and CFO roles, strategic planning and restructuring of business operations
- Previously worked at MacAndrews & Forbes, Vestar Capital Partners, Bear Stearns and served in the U.S Marines

Growth Strategies
Continue to Drive Product Innovation and Selected Product Extensions
Whole Earth Brands, Inc.’s management team will focus on product innovation in both fast growing natural products (Whole Earth, Pure Via) and the artificial business (Equal, Canderel). Recent product launches across various geographical markets have been well received by consumers, and management believes that sales of new products will continue to have a positive impact on revenue going forward. In the Branded CPG segment, the recently-launched and soon-to-be-launched product pipeline includes:
—
Flavors:   French Vanilla and Pumpkin Spice sold under the Equal brand name

—
Functionals:   Vitamins, caffeine and anti-inflammatory (turmeric) sold under both the Equal and Whole Earth brand names

—
Baking Products:   Sweeteners using erythritol, allulose and monk fruit sold under the Whole Earth brand names

—
Sugar-Laden Adjacencies:   Jams, chocolate and granola sold under the Pure Via, Canderel and Whole Earth brand names

In the Flavors & Ingredients segment, the Company will sell over 400 customer-specific licorice products, which are used across a wide variety of end markets and applications. The Company is expected to be able to adapt to changing market conditions, and the management team has identified opportunities for continued research and development, and expansion of product offerings as consumer preferences shift towards natural products.
Licorice derivatives, including the Company’s trademark line of Magnasweet® products, are widely used in low-calorie, low-salt and low-fat food and beverage applications. Licorice derivatives have specific functional properties that solve problems for product developers across a wide range of applications. In food and beverage applications, licorice derivatives are effective as flavoring agents and are used for masking undesirable tastes and enhancing, intensifying and prolonging sweetness and other flavors. The Company’s licorice derivatives are also important functional ingredients in personal care products, principally for their moisturizing properties, and are used to help soothe topical skin conditions and irritations. In cosmetics, they are used for skin smoothing and to brighten skin appearance. In pharmaceuticals, licorice derivatives are used in a variety of products such as over-the-counter cough medicines, gastrointestinal and liver medications.
Support North American Growth with Natural Product Sales, New Product Innovation Launches, and Distribution Gains
Whole Earth Brands, Inc. will have a strong market presence in North America, which is expected to be enhanced by growth in consumer demand for natural products, new product innovation and distribution gains. The Branded CPG division’s North American net sales grew 2% in 2019, outperforming key competing brands in the retail grocery sales channel in 2019. The primary driver was increased sales of Whole Earth branded products and new innovation launches for products under the Equal brand.
Management believes that there is a large opportunity for growth in North America and that Whole Earth Brands, Inc. will benefit from Act II’s contacts and relationships in the natural retailer channel, and increased brand support and reinvestment of cash flow. These efforts are intended to drive retailer support and engagement with club stores and super regional grocers to help increase distribution of our new products. Higher brand support is intended to engage consumers in a targeted way to increase product awareness amongst natural affinity groups. In addition, significant opportunity remains within the food service channel to deliver the Company’s full suite of original sweeteners (i.e., all zero-calorie sweetener types) and satisfying growing consumer demand for natural alternatives in food service settings where such products have low, but growing penetration.
Support Continued Growth in Developing Economies and Entrance Into New Geographies
Sugar-related health problems are becoming a critical concern to governments and populations in developing economies as diabetes and obesity rates rise. Management believes that the need for solutions, together with rising incomes in these geographies, represent macro tailwinds driving local consumers to seek alternatives to sugar. Positive consumption and awareness trends are driving sweetener penetration rates and expanding the category in these countries. Moreover, consumer affinity for developed economy brands such as Equal and Canderel, position them as premier products. Whole Earth Brands, Inc. will focus on accelerating brand-building, innovation and marketplace execution in geographies where Equal and Canderel are considered premier brands.
In the Latin America and Asia Pacific regions, adoption of the Company’s original products has been strong and, on a constant currency basis, net sales grew 5% and 8%, respectively, in 2019. In addition, Whole Earth Brands, Inc. is expected to have significant new opportunities for growth in India and China. Management believes that the Company is underpenetrated in these two large markets and that the Act II team can help increase distribution by accessing prior relationships.
Supplement Organic Growth with Targeted Tuck-In M&A
Management and Act II have significant experience in executing and integrating M&A transactions and view targeted tuck-in M&A as a core part of Whole Earth Brands, Inc.’s value creation strategy. Management and Act II maintain a robust list of potentially actionable acquisition opportunities across end markets to build scale, strengthen market position, enter new geographies globally, and expand into new product verticals. These potential targets cover both the Branded CPG and Flavors & Ingredients segments, and include companies in a variety of sizes and geographies.
The Parties to the Business Combination
Act II
Act II is a blank check company incorporated as a Cayman Islands exempted company on August 16, 2018. Act II was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
The registration statement for the Act II IPO was declared effective on April 25, 2019. On April 30, 2019, Act II consummated the Act II IPO of 30,000,000 units, inclusive of 3,900,000 units sold to the underwriters upon the election to partially exercise their over-allotment option at $10.00 per unit, generating gross proceeds of $300,000,000. Each unit consists of one of Act II Class A Shares, and one-half of one warrant. Each whole warrant entitles the holder to purchase one Act II Class A Share. Simultaneously with the closing of the Act II IPO, Act II consummated the sale of 6,750,000 warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of $6,750,000.
Following the closing of the Act II IPO on April 30, 2019, an amount of $300,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the Act II IPO and the sale of the private placement warrants was placed in the trust account, which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by Act II, until the earlier of: (i) the consummation of a business combination or (ii) Act II’s failure to consummate a business combination by April 30, 2021.
Act II units, public shares and public warrants are listed on Nasdaq under the symbols “ACTTU,” “ACTT,” and “ACTTW,” respectively.
Act II’s principal executive office is located at 745 5th Avenue, New York, New York 10151. Act II’s corporate website address is www.wholeearthbrands.com. Act II’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merisant and MAFCO and Their Subsidiaries
Merisant
Merisant is a worldwide leader in tabletop zero-calorie and low-calorie sweeteners. Merisant manufactures, markets and distributes packaged zero-calorie and low-calorie tabletop sweeteners for the domestic and international consumer food markets, primarily under the Whole Earth®, Equal®, Canderel® and Pure Via® brands. Merisant distributes its products via the retail, food service and e-commerce channels. Merisant does not make or sell ingredients. A summary of Merisant’s flagship brands includes:
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Whole Earth:   A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in North America, Australia and New Zealand.

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Equal:   primarily marketed in North America, the Asia/Pacific region, and Latin America.

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Canderel:   primarily marketed in Europe, Africa and the Middle East.

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Pure Via:   A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in Western Europe.

Since the introduction of the original Canderel and Equal products in 1979 and 1982, respectively, Merisant and its predecessor entities have offered consumers high quality alternatives to sugar for daily use. As the global health crisis related to sugar consumption continues to grow, consumers remain focused on finding substitutes for tabletop sugar and sugar-laden products. In recent years, Merisant has met consumer demand by introducing new natural sweeteners made from stevia and naturally derived sugar alcohols under Whole Earth and Pure Via brands (as well as under the Canderel and Equal brands) and introduced low- or no-sugar alternatives to traditionally sugar-laden products such as chocolate, jams, granola, and cereal bars. These initiatives have further established Merisant as a leader in the “better for you” movement away from sugar.
Mafco Worldwide
Founded in 1850, Mafco Worldwide has been a leading global manufacturer and supplier of licorice derivative and extract products, primarily serving beverage, confectionary, cosmetic, food, nutritional, pharmaceutical, personal care and tobacco end markets. Mafco Worldwide’s products provide a variety of solutions to its customers including flavoring enhancement, flavor / aftertaste masking, moisturizing, product mouth feel modification and skin soothing characteristics. A summary of Mafco Worldwide’s products includes:
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Derivative Products:   Derivative products are based on a unique compound found only in licorice root, glycyrrhizic acid.Mafco Worldwide sells derivative products both as a line of proprietary compound flavors under the Magnasweet® brand as well as in a pure isolated form.

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Extract Products:   Extract products are a concentrated form of the water-soluble extractible solids from the raw licorice root.Once extraction is complete, the extract is converted into powder, semi-fluid or blocks, depending on the customer’s requirements.

Mafco Worldwide’s ability to reliably deliver a consistent, highly customized, superior product has been at the core of its longevity and long-term customer relationships. As of December 31, 2019, Mafco Worldwide sells over 400 customer-specific licorice products and consistently meets demanding taste, chemical, physical, microbiological and regulatory specifications and standards. Mafco Worldwide’s ability to deliver this breadth of products is due to its extensive knowledge and experience with the raw material sourcing and manufacturing processes. This is further supported by Mafco Worldwide’s industry leading supply security and availability, which consists of best-in-class supply chain capabilities, long-standing relationships with key raw material suppliers, and maintenance of substantial raw material reserve inventory around the world.
Proposals to be Put to the Shareholders of Act II at the Shareholders Meeting
The following is a summary of the proposals to be put to the Shareholders Meeting of Act II and certain transactions contemplated by the Purchase Agreement. Each of the proposals below, except the Incentive Plan Proposal, the Warrant Amendment Proposal and the Adjournment Proposal, is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are each conditioned upon the approval of each of the proposals below, except for the Adjournment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Purchase Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholders Meeting.
Business Combination Proposal
As discussed in this proxy statement/prospectus, Act II is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution and adopt the purchase agreement, dated as of December 19, 2019 (the “Purchase Agreement”), as amended on February 12, 2020, and May 8, 2020, by and among Act II, Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC, a copy of which is attached to this proxy statement/prospectus statement as Annexes A-1, A-2 and A-3. The Purchase Agreement provides for, among other things, Act II’s (or its designee’s) purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and MAFCO”), in accordance with the terms and subject to the conditions of the Purchase Agreement (the transactions contemplated by the Purchase Agreement, the “Business Combination”) as more fully described elsewhere in this proxy statement/prospectus (we refer to this proposal as the “Business Combination Proposal”). After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Act II’s Board of Directors’ Reasons for the Business Combination,” Act II’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for Act II’s initial public offering, including that the business of Merisant and MAFCO and their subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Purchase Agreement, see “Business Combination Proposal.”
Aggregate Consideration
Subject to the terms and conditions set forth in the Purchase Agreement, at the closing of the Business Combination (the “Closing”), the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”) (which, under certain conditions, may be reduced by Act II by up to $20,000,000 immediately prior to Closing in exchange for a dollar-for-dollar increase in the Common Stock Consideration), plus or minus the Adjustment Amount (as defined in the Purchase Agreement) (the “Cash Consideration”), and (ii) that number of shares of Whole Earth Brands, Inc. common stock equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by Act II in accordance with the terms of the Purchase Agreement, divided by (y) the lowest per share price at which Act II Class A Shares sold to any person from and after the date of the Purchase Agreement but prior to, at or in connection with the Closing (the “Common Stock Consideration”).
Immediately following the Closing, Act II Global LLC (the “Sponsor”) will place 2,000,000 shares of Whole Earth Brands, Inc. common stock (which will be converted at Closing from Act II Class B Shares) (the “Escrowed Sponsor Shares”) into an escrow account to be held in escrow by Act II’s transfer agent. The Escrowed Sponsor Shares shall be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of Whole Earth Brands, Inc. common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control, and (iii) the expiration of the Escrow Period.
Closing Conditions
The Closing is subject to customary conditions, including, among others, that (i) the applicable waiting period under the HSR Act has expired or been terminated, (ii) the shareholders of Act II have (A) approved and adopted the Purchase Agreement and the consummation of the Business Combination; (B) approved, for purposes of complying with applicable listing rules of Nasdaq, of the issuance of equity interests of Whole Earth Brands, Inc. in connection with the consummation of the Business Combination; and (C) approved of the redomestication of Act II to Delaware, (iii) at the Closing, after giving effect to (A) the completion of any redemptions by holders of the Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of a business combination (as defined in the Cayman Constitutional Documents) in accordance with the Cayman Constitutional Documents; and (B) all available amounts in the trust account established by Act II in connection with the consummation of the Act II IPO, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing and any additional equity financing, equals or exceeds $210,000,000 (the “Minimum Cash Condition”), and (iv) solely as a condition to the Sellers’ obligation to close the Business Combination, the shares of Whole Earth Brands, Inc. common stock to be issued to the Sellers under the terms of the Purchase Agreement must be approved for listing on Nasdaq.

The Purchase Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Purchase Agreement would waive any such provision of the Purchase Agreement.
For further details, see “Business Combination Proposal — The Purchase Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Act II will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Purchase Agreement, the board of directors of Act II has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Act II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Act II is currently governed by the Cayman Islands Companies Law, upon the Domestication, Whole Earth Brands, Inc. will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, Act II encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”
As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding unit of Act II will automatically separate into one Act II Class A Share and one-half of one Act II warrant, (2) each then issued and outstanding Act II Class B Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock, (3) each then issued and outstanding Act II Class A Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock and (4) each then issued and outstanding Act II warrant will convert automatically into a Whole Earth Brands, Inc. warrant.
For further details, see “Domestication Proposal.”
Organizational Documents Proposal
If the Business Combination Proposal and the Domestication Proposal are approved, Act II will ask its shareholders to approve by special resolution a proposal in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL (the “Organizational Documents Proposal”). Act II’s board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Whole Earth Brands, Inc. after the Business Combination. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination. A brief summary of the Organizational Documents Proposal is set forth below. This summary is qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
Proposal No. 3 — Organizational Documents Proposal — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including (1) changing the corporate name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.,” (2) making Whole Earth Brands, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to Act II’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Act II’s board of directors believes is necessary to adequately address the needs of Whole Earth Brands, Inc. after the Business Combination.
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and Act II encourages shareholders to review carefully the information set out in the section entitled “Organizational Documents Proposal” and the full text of the Proposed Organizational Documents of Whole Earth Brands, Inc., attached hereto as Annexes F and G.

Stock Issuance Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, and the Organizational Documents Proposal are approved, Act II’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal.
Act II’s public shares are listed on Nasdaq and, as such, Act II is seeking shareholder approval of a proposal, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635. For additional information, see “Stock Issuance Proposal.”
Incentive Award Plan Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, Act II’s shareholders are also being asked to approve by ordinary resolution the 2020 Plan, in order to comply with the applicable provisions of Nasdaq Listing Rules and the Internal Revenue Code. For additional information, see “Incentive Award Plan Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the Shareholders Meeting to authorize Act II to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), Act II’s board of directors may submit a proposal to adjourn the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”
Warrant Amendment Proposal
Act II is proposing that its Public Warrant Holders approve the Warrant Amendment to provide that, immediately prior to the consummation of the Business Combination, (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment). A summary of the Warrant Amendment Proposal is set forth in the section entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal” of this proxy statement/prospectus and a complete copy of the Amended and Restated Warrant Agreement is attached hereto as Annex H.
Warrant Holders Adjournment Proposal
The Warrant Holders Adjournment Proposal, if adopted, will allow the Act II board to adjourn the Warrant Holders Meeting to a later date or dates, including, if necessary to permit further solicitation and vote of proxies if it is determined by Act II that more time is necessary or appropriate to approve the Warrant Amendment Proposal. A summary of the Warrant Holders Adjournment Proposal is set forth in the section entitled “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal” of this proxy statement/prospectus.
Act II’s Board of Directors’ Reasons for the Business Combination
In evaluating the Business Combination, the Act II board of directors consulted with Act II’s management and considered a number of factors. In particular, the Act II board of directors considered the following factors:

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Whole Earth Brands, Inc. and the Business Combination.   The Act II board of directors considered the following factors related to Whole Earth Brands, Inc. and the Business Combination:

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Strong Global Tailwinds Supporting Growth:   The worldwide shift away from sugar to natural non-sugar sweeteners and products is a mega trend upon which Whole Earth Brands, Inc. is expected to grow. There is a growing demand for clean labels and natural ingredients, driven by consumers, retailers, and consumer packaged goods companies. Whole Earth Brands, Inc. will be the first publicly traded, global platform focused on this sizeable opportunity with a diverse set of brands and products.

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Experienced and Proven Management Team:   Whole Earth Brands, Inc’s expected management team has extensive experience in strategic and operational roles in the consumer products industry. Following the closing, it is expected that Whole Earth Brands, Inc. will be led by Flavors Holdings Inc.’s existing management team, including Chief Executive Officer, Albert Manzone, Chief Financial Officer, Andy Rusie, and President of the Flavors & Ingredients business, Lucas Bailey. For additional information regarding Whole Earth Brands, Inc.’s executive officers, see the section entitled “Management of Whole Earth Brands, Inc. Following the Business Combination.”

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Attractive Entry Valuation:   Whole Earth Brands, Inc. will have an anticipated initial enterprise value of $516 million, implying a 7.9x multiple of 2020 projected Pro Forma Adjusted EBITDA.

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Strong Competitive Position:   The Branded CPG business is a global leader in the tabletop non-caloric sweetener category. Branded CPG products are highly recognized and have defensible market positions in key geographies with leading brands across product offerings such as Whole Earth, Equal, Candarel and Pure Via. The Flavors & Ingredients business is one of the world’s leading manufacturers and a preferred supplier of natural licorice products for a global, diversified, blue chip customer base across a variety of end markets. Flavors & Ingredients products have a wide range of applications including food, beverage, pharmaceutical, confectionary, cosmetic, personal care and tobacco products, and the business offers many products under the Magnasweet brand.

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Actionable Acquisition Opportunities:   Existing management and Act II have identified a robust pipeline of potentially actionable acquisition opportunities which will enable Whole Earth Brands, Inc. to accelerate its growth and scale, strengthen its competitive positioning, and enter new geographies across the globe.

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Asset-Lite Business Model and High Cash Flow Generation:    Merisant and MAFCO operate an asset-lite business model and as a result has high free cash flow generation. That free cash flow will allow for product innovation, brand investment, and synergistic tuck-in acquisitions that will fuel growth and drive return on capital.

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Robust Research and Development Pipeline:   The existing management team has renewed Merisant and MAFCO’s focus on research and development and developed a robust pipeline of projects. New product launches will enable expansion into branded adjacencies, increased distribution through existing sales channels and entry into new markets.

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Global Platform:   Merisant and MAFCO has a global reach serving over 100 countries and maintaining long-standing blue-chip customer relationships. The team currently operates six manufacturing facilities around the world and collaborates with 20 co-manufacturers across the globe.The current footprint enables cost-effective production and distribution of products around the world. Whole Earth Brands, Inc. will be well-positioned to enter into large, underpenetrated developing markets, including India and China.

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Diversified Customer Base:   No single customer accounted for more than 10% of total sales in 2019.

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Underperforming Full Potential:   Act II is acquiring a longtime privately-held business, which was historically managed to maximize cash harvesting. Act II’s relationships and experience will enable Whole Earth Brands, Inc. to reach its full potential through a renewed focus on growth and efficient capital reinvestment.

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Best Available Opportunity:   The Act II board of directors determined, after a thorough review of other business combination opportunities reasonably available to Act II, that the proposed Business Combination represents the best potential business combination for Act II based upon the process utilized to evaluate and assess other potential acquisition targets, and the Act II board of directors’ belief that such processes had not presented a better alternative.

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Continued Ownership By Sellers:   The Act II board of directors considered that the Sellers would be rolling part of their equity (given that a portion of the cash proceeds are being used to pay down existing debt). The Act II board considered this as a strong sign of confidence in Whole Earth Brands, Inc. following the Business Combination and the benefits to be realized as a result of the Business Combination.

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Results of Due Diligence:   The Act II board of directors considered the scope of the due diligence investigation conducted by Act II’s senior management and outside advisors, including E&Y and DLA Piper LLP (US), and evaluated the results thereof and information available to it related to Merisant and MAFCO, including:

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extensive meetings and calls with Merisant and MAFCO’s management team regarding its operations and projections and the proposed transaction;

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several in-person visits to Merisant and MAFCO’s facilities in Chicago, Illinois, Richmond, Virginia, Camden, New Jersey, France, Switzerland, Czech Republic and China; and

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review of materials related to Flavors Holdings Inc. made available by the Sellers, including financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, environmental matters, and other legal and business diligence.

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Terms of the Purchase Agreement:   The Act II board of directors reviewed and considered the terms of the Purchase Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the Purchase Agreement. See “Business Combination Proposal — The Purchase Agreement” for detailed discussions of the terms and conditions of these agreements.

The Act II board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
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Potential Inability to Complete the Business Combination:   The Act II board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Act II if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if Act II does not obtain shareholder approval at the Shareholders Meeting, the Sellers can continually obligate Act II to hold additional Shareholders Meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and June 30, 2020, the outside date under the Purchase Agreement. This could limit Act II’s ability to seek an alternative business combination that Act II shareholders may prefer after such initial vote. The Purchase Agreement also includes an exclusivity provision that prohibits Act II from soliciting other initial business combination proposals, which restricts Act II’s ability to consider other potential initial business combinations until the earlier of the termination of the Purchase Agreement or the consummation of the Business Combination. In addition, the Act II board of directors considered the risk that the current public shareholders of Act II would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Whole Earth Brands, Inc. following the consummation of the Business Combination and potentially requiring the Sellers to waive certain conditions under the Purchase Agreement in order for the Business Combination to be consummated.
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Whole Earth Brands, Inc.’s Business Risks:   The Act II board of directors considered that Act II shareholders would be subject to the execution risks associated with Whole Earth Brands, Inc. if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Act II prior to the Closing. In this regard, the Act II board of directors considered that there were risks associated with successful implementation of Whole Earth Brands, Inc.’s long-term business plan and strategy and Whole Earth Brands, Inc. realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The Act II board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Act II shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

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Post-Business Combination Corporate Governance; Terms of the Investors Agreement:   The Act II board of directors considered the corporate governance provisions of the Purchase Agreement, the Investors Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing.

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Limitations of Review:   The Act II board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price Act II is paying to acquire Merisant and MAFCO is fair to Act II or its shareholders from a financial point of view. In addition, the Act II senior management and Act II’s outside counsel reviewed only certain materials in connection with their due diligence review of Merisant and MAFCO. Accordingly, the Act II board of directors considered that Act II may not have properly valued such business.

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Limited Survival of Remedies for Breach of Representations, Warranties or Covenants of the Sellers:   The Act II board of directors considered that the terms of the Purchase Agreement provide that Act II will have limited surviving remedies against the Sellers after the Closing to recover for losses as a result of only certain inaccuracies or breaches of the Sellers’ representations, warranties or covenants set forth in the Purchase Agreement. As a result, Act II shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Merisant and MAFCO prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Act II board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and it is expected that the current owner of Merisant and MAFCO will be the largest single stockholder in Whole Earth Brands, Inc. at the time of closing.

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Litigation:   The Act II board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and Expenses.   The Act II board of directors considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management.   The Act II board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Whole Earth Brands, Inc.’s business.

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Interests of Act II’s Directors and Executive Officers:   The Act II board of directors considered the potential additional or different interests of Act II’s directors and executive officers, as described in the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination.” However, Act II’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Act II’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by Act II with any other target business or businesses and (iii) a significant portion of the consideration to Act II’s directors and executive officers was structured to be realized based on the future performance of Whole Earth Brands, Inc.’s common stock.

For a more complete description of the Act II board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the Act II board of directors, see the section entitled “Business Combination Proposal — Act II’s Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Purchase Agreement. For additional information, see “Business Combination Proposal — Related Agreements.”
Transfer Restrictions on the Sponsor’s Securities
In connection with the Act II IPO, the Sponsor agreed not to transfer, assign or sell any of its Act II Class B Shares (or securities into which such shares are convertible into) until the earlier to occur of: (A) one year after the completion of Act II’s initial business combination or (B) the date on which Act II completes a liquidation, merger, share exchange, reorganization or other similar transaction after its initial business combination that results in all of its public shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Notwithstanding the foregoing, if the last sale price of Act II’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial business combination, the Act II Class B Shares (or securities into which such shares are convertible into) will be released from the lock-up.
Investors Agreement
The Purchase Agreement contemplates that, at the Closing, Whole Earth Brands, Inc. will enter into the Investors Agreement with the Sponsor and Flavors Holdings (including such persons’ successors and together with their respective affiliates (other than Whole Earth Brands, Inc. and its subsidiaries), pursuant to which, among other things, (i) the Sponsor and Flavors Holdings will be each be granted rights to designate up to two directors for election to the board of directors of Whole Earth Brands, Inc. (and the parties will vote in favor of such designees), (ii) Flavors Holdings will, under certain circumstances, have the right to approve certain matters as set forth therein, (iii) Flavors Holdings will be subject to certain transfer restrictions and (iv) the Sponsor and Flavors Holdings will receive certain registration rights. In addition, pursuant to the Side Letter, the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors.
At Closing, the Investors Agreement contemplates that the board of directors of Whole Earth Brands, Inc. will consist of seven directors. Steven M. Cohen and M. Mendel Pinson shall be deemed to be nominees of Flavors Holdings, and Irwin D. Simon, Denise Faltischek, John M. McMillin, Anuraag Agarwal, and Ira J. Lamel shall be deemed to be nominees of the Sponsor. “Business Combination Proposal — Related Agreements — Investors Agreement.”
Sponsor Support Agreement
In addition to and concurrent with the execution of the Purchase Agreement, the Sponsor, Act II and the Sellers entered into a Sponsor Support Agreement, a copy of which is attached to this proxy statement/

prospectus as Annex B-1 and B-2 (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed, among other things, (i) that immediately following the Closing, the Sponsor will forfeit to Act II (x) 3,000,000 Act II Class B Shares and (y) 6,750,000 private placement warrants; and (ii) to certain other covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination and to appoint two of the Sellers’ nominees to the board of directors of Whole Earth Brands, Inc., to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Act II Class A Shares. “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”
Subscription Agreements
On February 12, 2020, Act II entered into Subscription Agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and Act II agreed to issue and sell to such investors, 7,500,000 shares of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. private placement warrants exercisable for 2,631,750 shares of Whole Earth Brands, Inc. common stock for gross proceeds of approximately $75,000,000 (the “Private Placement”). Act II granted certain customary registration rights to the PIPE Investors.
The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned on such closing and on other customary closing conditions, which are further described in “Business Combination Proposal — Related Agreements —  Subscription Agreements.”
The shares of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. private placement warrants to be offered and sold in connection with the Private Placement have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The proceeds from the Private Placement will be used to fund a portion of the aggregate cash obligations (as defined under the Purchase Agreement) for the Business Combination.
After the closing of the Business Combination, Whole Earth Brands, Inc. intends to file a shelf registration statement in order to facilitate the resale of the securities entitled to registration rights as described above.
Date, Time and Place of the Shareholders Meeting
The Shareholders Meeting of Act II will be held at 8:30 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020, to consider and vote upon the proposals to be put to the Shareholders Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholders Meeting, each of the Condition Precedent Proposals have not been approved.
Date, Time and Place of the Warrant Holders Meeting
The Warrant Holders Meeting will be held at 8:00 a.m., Eastern Time, on June 15, 2020, at DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020, to consider and vote upon the proposals to be put to the Warrant Holders Meeting, including if necessary, the Warrant Holders Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Warrant Holders Meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
Act II has fixed the close of business on May 1, 2020 as the record date for determining the Act II shareholders and Public Warrant Holders entitled to notice of and to attend and vote at the Shareholders Meeting and the Warrant Holders Meeting, respectively.

Act II shareholders will be entitled to vote or direct votes to be cast at the Shareholders Meeting if they owned ordinary shares at the close of business on May 1, 2020, which is the “record date” for the Shareholders Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Act II warrants do not have voting rights. As of the close of business on the record date, there were 30,000,000 Act II Class A Shares, $0.0001 par value per share, which were issued to the public in connection with the Act II IPO, and 7,500,000 Class B ordinary shares, $0.0001 par value per share, which were issued to the Sponsor, issued and outstanding.
As of the close of business on such record date, there were 15,000,000 Public Warrants (including Public Warrants included in the units) outstanding. Public Warrant Holders will have one vote for each Public Warrant owned at the close of business on the record date.
Quorum and Vote of Act II Shareholders and Public Warrant Holders
A quorum of Act II shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholders Meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the Shareholders Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting. As of the record date for the Shareholders Meeting, 18,750,001 ordinary shares would be required to achieve a quorum.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the Shareholders Meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
The proposals presented at the Shareholders Meeting require the following votes:
(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(iii)
Organizational Documents Proposal:   The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(iv)
Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(v)
Incentive Award Plan Proposal:   The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

(vi)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.

A quorum of Act II Public Warrant Holders is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if the holders of a majority of the outstanding public warrants that are entitled to vote at the Warrant Holders Meeting are represented in person or by proxy. As of the record date for the Warrant Holders Meeting, 7,500,001 public warrants would be required to achieve a quorum.
The Warrant Amendment Proposal requires the affirmative vote by the holders of at least 65% of the outstanding Public Warrants. If any of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal or the Warrant Amendment Proposal fails to receive the required approval, none of the Proposals will be approved and the Business Combination will not be completed.
The Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As a result, to approve each of the Business Combination Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal, and Adjournment Proposal, assuming that only a quorum is present, 1,875,001, or approximately 6.25%, of the 30,000,000 Act II Class A Shares are needed to vote in favor. To approve each of the Domestication Proposal and Organizational Documents Proposal, assuming that only a quorum is present, 5,000,001, or approximately 16.67%, of the 30,000,000 Act II Class A Shares are needed are needed to vote in favor.
To approve the Warrant Amendment Proposal, 9,750,000 of the 15,000,000 public warrants are needed to vote in favor. To approve the Warrant Holders Adjournment Proposal, 7,500,001 public warrants are needed to vote in favor.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Act II that Whole Earth Brands, Inc. redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Act II’s transfer agent, that Whole Earth Brands, Inc. redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Act II’s transfer agent, physically or electronically through DTC.

The Subscription Agreements provide that the closing of the Private Placement is conditioned on redemptions of Act II Class A Shares not exceeding 50% of the amount of such shares issued and outstanding as of December 16, 2019.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Act II’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Act II’s transfer agent, Whole Earth Brands, Inc. will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 4, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Whole Earth Brands, Inc. common stock that will be redeemed immediately after consummation of the Business Combination. See “Shareholders Meeting and Warrant Holders Meeting of Act II — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each officer and director of Act II have agreed to, among other things, vote in favor of the Purchase Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither Act II shareholders nor Act II warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Act II has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Shareholders Meeting of Act II — Revoking Your Proxy.”
Interests of Act II’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of Act II’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Act II’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Act II shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If Act II does not consummate a business combination by April 30, 2021 (or, if such date is further extended at a duly called extraordinary general meeting of shareholders, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,500,000 Act II Class B Shares owned by the Sponsor would be worthless because following the redemption of the public shares, Act II would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if Act II fails to complete a business combination within the required period. The Sponsor purchased the Act II Class B Shares prior to the Act II IPO for approximately $0.0001 per share and certain of Act II’s directors and executive officers have an economic interest in such shares. The 4.5 million shares of Whole Earth Brands, Inc. common stock that the Sponsor will hold following the Business Combination (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had aggregate market value of $44.8 million based upon the closing price of $9.95 per share of public share on Nasdaq on May 8, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of Whole Earth Brands, Inc. common stock will be subject to certain restrictions, including those described above, Act II believes such shares have less value.
•
Irwin D. Simon is expected to be the Executive Chairman of the Board of Directors of Whole Earth Brands, Inc. after the consummation of the Business Combination. As such, in the future, Mr. Simon will receive any cash fees, stock options, stock awards or other remuneration that Whole Earth Brands, Inc.’s board of directors determines to pay to him.

•
Irwin D. Simon, John M. McMillin, Anuraag Agarwal, and Ira J. Lamel, current directors and officers of Act II, are expected to be directors of Whole Earth Brands, Inc. after the consummation of the Business Combination (it is also anticipated that Ira J. Lamel will serve as the chairperson of the audit committee of the Board). As such, in the future, Messrs. Simon, McMillin, Agarwal, and Lamel will receive any cash fees, stock options, stock awards or other remuneration that Whole Earth Brands, Inc.’s board of directors determines to pay to them.

•
Act II’s existing directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Purchase Agreement.

•
In the event that Act II fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Act II will be required to provide for payment of claims of creditors that were not waived that may be brought against Act II within the 10 years following such redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Act II if and to the extent any claims by a third party (other than Act II’s independent auditors) for services rendered or products sold to Act II, or a prospective target business with which Act II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of the Act II IPO against certain liabilities, including liabilities under the Securities Act.

•
Following consummation of the Business Combination, the Sponsor, Act II’s officers and directors and their respective affiliates would be entitled to reimbursement for certain out-of-pocket expenses related to identifying, investigating and consummating an initial business combination or repayment of loans, if any, and on such terms as to be determined by Act II from time to time, made by the Sponsor or any of Act II’s officers or directors to finance transaction costs in connection with an intended initial business combination. However, as of the date of this proxy statement/prospectus, none of the funds to be used to complete the business combination is expected to go to the Sponsor, Act II’s officers or directors or their respective affiliates. If Act II fails to consummate a business combination within the required period, the Sponsor and Act II’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•
Pursuant to the Investors Agreement, the Sponsor will have the right to designate up to two directors to the board of Whole Earth Brands, Inc. and customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Whole Earth Brands, Inc. common stock and warrants. In addition, pursuant to the Side Letter, the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each officer and director of Act II have agreed to, among other things, vote in favor of the Purchase Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Act II’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) Whole Earth Brands, Inc.’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. Act II will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Act II’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Shareholders Meeting are in the best interest of Act II’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholders Meeting.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no public shareholders exercise their redemption rights in connection with the Business Combination.
Sources of Funds (in millions)		Uses of Funds (in millions)
Existing cash in trust account(1)	$300	Cash consideration to the Sellers	$415
Shares of Whole Earth Brands, Inc. issued to the Sellers(2)	25	Shares of Whole Earth Brands, Inc. issued to the Sellers(2)	25
Private Placement(3)	75	Warrant Agreement Amendment Cost(5)	11
New Net Debt(4)	91	Transaction fees and expenses	40
Total Sources	$491	Total Uses	$491

Note: Table above excludes all escrowed shares.
(1)
Excludes interest on cash in trust account.

(2)
Subject to 1-year lock up period.

(3)
Reflects proceeds of $75 million PIPE

(4)
Committed financing from Toronto-Dominion Bank, New York Branch comprised Term Loan A and a $50 million revolving credit facility.

(5)
Includes $11 million based on warrant agreement amendment which provides each existing warrant holder with $0.75 per warrant in exchange for such warrant being amended to be exercisable for one-half of one share rather than one whole share.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Act II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Whole Earth Brands, Inc. immediately following the Domestication will be the same as those of Act II immediately prior to the Domestication.
The Business Combination
For accounting and financial reporting purposes, the Business Combination will be accounted for under the acquisition method of accounting based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combination (“ASC 805”).
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless notifications and certain information have been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition by Act II as “Purchaser” of all of the capital stock of Merisant Company, MAFCO Worldwide LLC, MAFCO Shanghai LLC, and EVD Holdings LLC, as contemplated by the Purchase Agreement, is subject to these requirements and may not be completed until the expiration of a statutory waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC, or until early termination of that waiting period is granted. On January 6, 2020, Act II and the Sellers caused the required forms under the HSR Act with respect to the above acquisitions to be filed with the Antitrust Division and the FTC, and requested early termination of the statutory waiting period. On January 21, 2020, both Act II and MacAndrews received notice that early termination had been granted.
At any time before or after consummation of the transactions contemplated by the Purchase Agreement, notwithstanding the expiration or termination of any waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the transactions contemplated by the Purchase Agreement, conditionally conditioning the transactions contemplated by the Purchase Agreement upon divestiture of certain assets, subjecting the completion of the transactions contemplated by the Purchase Agreement to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Act II cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority or private party will not attempt to challenge the transactions contemplated by the Purchase Agreement on antitrust grounds, and, if such a challenge is made, Act II cannot assure you as to its result.
Emerging Growth Company
Act II is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Act II’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Act II has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Act II, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Act II’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Act II’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
In evaluating the proposals to be presented at the Shareholders Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF ACT II
Act II is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Act II’s balance sheet data as of December 31, 2019 and statement of operations data for the year ended December 31, 2019 are derived from Act II’s audited financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with Act II’s consolidated financial statements and related notes and “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Act II’s historical results are not necessarily indicative of future results.
Year Ended December 31, 2019
Statement of Operations Data:
Interest Income	$4,254,861
Unrealized gain on marketable securities held in trust account	$28,164
Operating costs	$350,881
Net Income	$3,932,144
Weighted average shares outstanding, basic and diluted(1)	8,410,915
Basic and diluted net loss per ordinary share(2)	$(0.02)

(1)
Excludes an aggregate of 28,502,357 shares subject to possible redemption at December 31, 2019 (see Note 7 to Act II’s unaudited financial statements included elsewhere in this proxy statement/prospectus).

(2)
Net loss per ordinary share – basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $4,069,302 for the year ended December 31, 2019. (see Note 2 to Act II’s unaudited financial statements included elsewhere in this proxy statement/prospectus).

As of December 31, 2019
Balance Sheet Data:
Total assets	$305,392,570
Total liabilities	11,299,781
Act II Class A Shares, $0.0001 par value; 200,000,000 shares authorized; 1,497,643 shares issued and outstanding (excluding 28,502,357 shares subject to possible redemption)	150
Class B ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,500,000 shares issued and outstanding	750
Additional paid in capital	1,066,965
Retained Earnings	3,932,144
Total Shareholders’ Equity	5,000,009

SELECTED HISTORICAL FINANCIAL INFORMATION OF MERISANT AND MAFCO
The following tables contain selected historical financial data for Merisant and MAFCO as of and for the years ended December 31, 2019, 2018, and 2017 derived from the audited combined financial statements of Merisant and MAFCO included elsewhere in this proxy statement/prospectus. The selected historical financial data of Merisant and MAFCO is not intended to be an indicator of Merisant, Mafco Worldwide or Whole Earth Brands, Inc.’s financial condition or results of operations in the future.
The information below is only a summary and should be read in conjunction with the section entitled “Merisant and MAFCO Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Merisant and MAFCO’s audited and unaudited interim combined financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.
	Years Ended December 31,
(In millions)	2019	2018	2017
	(Audited)	(Audited)	(Audited)
Product revenues, net	$272.2	$291.0	$288.0
Cost of goods sold	163.6	167.9	167.5
Gross profit	108.6	123.1	120.5
Selling, general and administrative expenses	65.9	74.8	77.5
Amortization of intangible assets	10.7	11.1	11.1
Restructuring and other non-recurring expenses	2.2	9.5	13.1
Operating income	29.8	27.7	18.8
Other expense, net	1.4	1.5	3.9
Income before income taxes	28.4	26.2	14.9
Provision/(Benefit) for income taxes	(2.5)	5.3	(10.2)
Net income	$30.9	$20.9	$25.1
	As of December 31, 2019	As of December 31, 2018
	(Audited)	(Audited)
Balance Sheet Data:
Working Capital	$139.4	$135.5
Total Assets	599.8	608.0
Total Liabilities	112.1	123.5
Net parent investment	487.7	484.5

SELECTED UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. Upon consummation of the Business Combination, Act II will purchase all of the outstanding equity interests in Merisant and MAFCO, in accordance with the terms and subject to the conditions of the Purchase Agreement. Immediately prior to the consummation of the Business Combination, Act II, a Cayman Islands exempted company, intends to effect a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Act II’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Whole Earth Brands, Inc.”
The historical combined financial statements of Merisant and MAFCO are included in this proxy statement/prospectus.
The unaudited pro forma condensed combined income statement for the year ended December 31, 2019 was derived from Merisant and MAFCO’s audited combined income statement for the year ended December 31, 2019 and Act II’s audited income statement for the year ended December 31, 2019.
The unaudited pro forma condensed combined income statement for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Business Combination as if it was completed on December 31, 2019.
This information should be read together with Merisant and MAFCO’s and Act II’s respective financial statements and the related notes, “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations, with Act II deemed to be the accounting acquirer because, among other reasons:
•
cash consideration will be transferred from Act II to the Sellers; and

•
Act II’s public shareholders, PIPE Investors and the Sponsor will own, in the aggregate, up to approximately 80% of the shares of Whole Earth Brands, Inc. common stock, which represents a controlling interest in Whole Earth Brands, Inc., immediately after giving effect to the Business Combination.

The aggregate ownership percentage of shares of Whole Earth Brands, Inc. common stock by the current Act II shareholders and new shares of Whole Earth Brands, Inc. common stock issued as consideration in connection with the Business Combination immediately after the Business Combination is subject to adjustment depending on the amount of redemptions of Act II Class A Shares by Act II’s public shareholders, as discussed further below.
The unaudited pro forma condensed combined financial statements reflect adjustments to the historical financial information that are expected to have a continuing impact on the results of the combined company, factually supportable and directly attributable to the following events and transactions:
•
the Business Combination;

•
the payment of the cash consideration to the Sellers;

•
the closing of the Private Placement;

•
the conversion of each Act II Class A Share into one fully paid and non-assessable share of Whole Earth Brands, Inc. common stock;

•
each Act II public warrant becoming exercisable for one-half of one share of Whole Earth Brands, Inc. common stock, on the same terms and conditions as those applicable to the Act II public warrants (after giving effect to the Warrant Amendment);

•
the cancellation of 3,000,000 of Act II Class B Shares, and the remaining 4,500,000 Act II Class B Shares being converted into 4,500,000 shares of Whole Earth Brands, Inc. common stock;

•
the redemption of Act II Class A Shares by Act II’s public shareholders, under two scenarios described below, in accordance with Act II’s amended and restated certificate of incorporation.

Act II is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, each Act II Class A Share then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account, which holds the proceeds (including interest, which shall be net of taxes payable) of the Act II IPO.
Based on funds in the trust account of approximately $304,283,025 as of December 31, 2019, the estimated per share redemption price would have been approximately $10.14. Act II cannot predict how many of its public shareholders will elect to redeem their shares for cash. As described in the notes below, the number of shares of Act II Class A Shares redeemed may impact the amount of cash available to pay the cash portion of the purchase price and the other required uses of cash at closing and may impact the mix of cash and equity consideration payable to the Sellers. As a result, Act II is providing the unaudited pro forma condensed combined financial statement under the following two scenarios:
(1)
No Redemption Scenario (“Scenario 1”):   Assumes none of the Act II public shareholders exercise their right to have their Act II Class A Shares redeemed for cash upon consummation of the Business Combination; and

(2)
High Redemption Scenario (“Scenario 2”):   Assumes Act II public shareholders elect to redeem 9,298,126 Act II Class A Shares upon consummation of the Business Combination. Giving effect to the pro forma adjustments and assumptions herein, this is the high number of shares that can be redeemed without seeking a waiver of the condition to the closing of the Business Combination.

The actual results may vary between the results shown for the No Redemption Scenario or the High Redemption Scenario.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma financial statements and actual amounts. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Merisant and MAFCO and Act II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2019
(Dollars in thousands, except per share amounts)
(unaudited)
	COMBINED MERISANT/ MAFCO	ACT II	ADJUSTMENTS DEBIT (CREDIT)	ADJ. #(3)	PRO FORMA
Product revenues	$272,200				$272,200
Cost of goods sold	163,600				163,600
GROSS PROFIT	108,600				108,600
Selling, general & administrative expenses	65,900	$351			66,251
Restructuring and other non-recurring expenses	2,200				2,200
Amortization of intangibles	10,700		$(1,090)	a	9,610
OPERATING INCOME	29,800	(351)	(1,090)		30,539
Interest expense on bank debt			12,100	c	12,100
Interest income		4,255	(4,255)	b	0
Unrealized gain on Trust Account investments		28	(28)	b	0
Other expense, net	1,400				1,400
INCOME BEFORE INCOME TAXES	28,400	3,932	15,293		17,039
Provision for income taxes	(2,500)		6,078	d	3,578
NET INCOME	$30,900	$3,932	$21,371		$13,461
(Loss) Earnings Per Share:
	HISTORICAL	PRO FORMA SCENARIO 1
Weighted Average number of shares	8,410,915(1)	44,500,000
Basic and diluted	$(0.02)(2)	$0.30
PRO FORMA SCENARIO 2
Weighted Average number of shares	37,201,874
Basic and diluted	$0.36

(1)
Excludes an aggregate of 28,502,357 shares subject to possible redemption at December 31, 2019.

(2)
Net loss per share — basic and diluted excludes income attributable to shares subject to possible redemption of $4,069,302 for the year ended December 31, 2019.

(3)
See “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for description of adjustments.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2019
(Dollars in thousands, except per share amounts)
(unaudited)
			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming High Redemptions
	COMBINED MERISANT/ MAFCO	ACT II AS OF 12/31/19	ADJUSTMENTS ASSUMING NO REDEMPTIONS	ADJ. #(1)	PRO FORMA BALANCE SHEET ASSUMING NO REDEMPTIONS	ADJUSTMENTS ASSUMING MAXIMUM REDEMPTIONS	ADJ. #(1)	PRO FORMA BALANCE SHEET ASSUMING MAXIMUM REDEMPTIONS
ASSETS
Current Assets
Cash and cash equivalents	$10,400	$1,006	$87,633	a	$99,039	$13,350	a	$24,756
Accounts receivable – net	55,000				55,000			55,000
Inventories	121,100				121,100			121,100
Prepaid expenses and other current assets	7,300	66			7,366			7,366
TOTAL CURRENT ASSETS	193,800	1,072	87,633		282,505	13,350		208,222
Marketable securities held in Trust Accoumt		304,283	(304,283)	a	0	(304,283)	a	0
Property, plant and equipment – net	20,400				20,400			20,400
Goodwill	130,800		(29,000)	c	101,800	(29,000)	c	101,800
Other intangible assets – net	251,300		(22,600)	b	228,700	(22,600)	b	228,700
Other assets	3,500	38			3,538			3,538
TOTAL ASSETS	$599,800	$305,393	$(268,250)		$636,943	$(342,533)		$562,660
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$26,300				$26,300			$26,300
Accrued expeses and other current liabilities	28,100	$20			28,120			28,120
TOTAL CURRENT LIABILITIES	54,400	20			54,420			54,420
Bank debt			$180,000	a	180,000	$180,000	a	180,000
Deferred underwriting fee payable		11,280	(11,280)	e	0	(11,280)	e	0
Due to related party	8,400		(8,400)	g	0	(8,400)	g	0
Deferred tax liabillities, net	31,500				31,500			31,500
Other liabilities	17,800		(5,900)	j	11,900	(5,900)	j	11,900
TOTAL LIABILITIES	112,100	11,300	154,420		277,820	154,420		277,820
Ordinary shares subject to redemption		289,093	(289,093)	f	0	(289,093)	f	0
Net parent investment	487,700		(487,700)	g	0	(487,700)	g	0
Class A ordinary Shares, $0.0001 par value; 200,000,000 shares authorized; 1,497,643 shares issued and outstanding (excluding 28,502,357 shares subject to possible redemption) historically and 44,500,000 shares and 37,201,874 shares pro forma			4		4	4		4
Class B ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,500,000 shares issued and outstanding historically and none pro forma.		1	(1)		0	(1)		0
Additional capital		1,067	412,839	i	378,906	303,557		304,624
Retained earnings		3,932	(23,720)	d	(19,788)	(23,720)		(19,788)
TOTAL SHAREHOLDERS’ EQUITY	487,700	5,000	(133,577)		359,123	(207,860)		284,840
TOTAL LIABILITIES AND EQUITY	$599,800	$305,393	$(268,250)		$636,943	$(342,533)		$562,660

(1)
See “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for description of adjustments.

COMPARATIVE PER SHARE DATA
Selected Comparative Per Share Information and Exchange Rates
Comparative Per Share Data of Act II
The following table sets forth the closing market prices per share of the public units, Act II Class A Shares and Act II Public Warrants as reported by Nasdaq on December 19, 2019, the last trading day before the Business Combination was publicly announced, and on, the last practicable trading day before the date of this proxy statement/prospectus.
Trading Date	Units (ACTTU)	Act II Class A Shares (ACTT)	Warrants (ACTTW)
December 19, 2019	$10.50	$9.98	$0.96
May 12, 2020	$10.52	$10.07	$0.80
The market prices of Act II securities could change significantly and may not be indicative of the market prices of shares of Whole Earth Brands, Inc. common stock and other securities once they start trading. Because the conversion / exchange ratio will not be adjusted for changes in the market prices of the Act II Class A Shares, the value of the shares of Whole Earth Brands, Inc. common stock and other securities that Act II shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Act II Class A Shares and other Act II securities on the date of the Purchase Agreement, the date of this proxy statement/prospectus, and the date on which Act II shareholders vote on adoption of the Purchase Agreement. Act II shareholders are urged to obtain current market quotations for Act II securities before making their decision with respect to the adoption of the Purchase Agreement.
Comparative Per Share Data of Merisant and MAFCO
Historical market price information regarding Merisant and MAFCO is not provided because there is no public market for Merisant and MAFCO’s securities. For information about distributions paid by Merisant and MAFCO to its equityholders, please see the sections entitled “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Comparative Historical and Pro Forma Per Share Data
The following table sets forth:
•
historical per share information of Act II for the year ended December 31, 2019;

•
historical per share information of Merisant and MAFCO for the year ended December 31, 2019; and

•
unaudited pro forma per share information of Whole Earth Brands, Inc. for the fiscal year ended December 31, 2019, after giving effect to the Business Combination, as follows:

•
Assuming No Redemptions:   The scenario assumes that no Act II Class A Shares are redeemed; and

•
Assuming High Redemption:   This scenario assumes Act II public shareholders elect to redeem 9,298,126 Act II Class A Shares upon consummation of the Business Combination.

The pro forma net income (loss) per share information reflect the Business Combination contemplated by the Purchase Agreement as if it had occurred on January 1, 2019.
This information is based on, and should be read together with, the selected historical financial information, the unaudited pro forma condensed combined financial information and the historical financial information of Act II and Merisant and MAFCO, and the accompanying notes to such financial statements, that has been presented in Act II’s filings with the SEC that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus. Uncertainties that could impact Whole Earth Brands, Inc.’s financial condition include risks that affect Merisant and MAFCO’s operations and outlook such as those described under the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”
Calculated using Adjusted Net Income
		Pro Forma Combined(1)
	Act II	No Redemptions	High Redemptions
Book Value per Share as of December 31, 2019	$7.84	$8.07	$7.66
Net Income per Common Share – Basic and Diluted
For the year ended December 31, 2019	$(0.02)	$0.30	$0.36

(1)
Includes Pro Forma interest expense assuming post-close capital structure in each redemption scenario.

MARKET PRICE AND DIVIDEND INFORMATION
Act II units, Act II Class A Shares and public warrants are currently listed on Nasdaq under the symbols “ACTTU” and “ACTT” and “ACTTW,” respectively.
The most recent closing price of the units, Act II Class A Shares and redeemable warrants as of December 19, 2019, the last trading day before announcement of the execution of the Purchase Agreement, was $10.50, $9.98 and $0.961, respectively. As of May 1, 2020, the record date for the Shareholders Meeting and Warrant Holders Meeting, the most recent closing price for each unit, Act II Class A Share and redeemable warrant was $10.59, $10.01 and $0.64, respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Act II’s securities could vary at any time before the Business Combination.
Holders
As of May 1, 2020, there was one holder of record of Act II’s Act II Class A Shares, one holder of record of Act II Class B Shares, one holder of record of Act II units and two holders of Act II warrants. See “Beneficial Ownership of Securities.”
Dividend Policy
Act II has not paid any cash dividends on its Act II Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Whole Earth Brands, Inc. subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Whole Earth Brands, Inc.’s board of directors. Act II’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that Whole Earth Brands, Inc.’s board of directors will declare any dividends in the foreseeable future. Further, the ability of Whole Earth Brands, Inc. to declare dividends may be limited by the terms of financing or other agreements entered into by Whole Earth Brands, Inc. or its subsidiaries from time to time.
Price Range of Merisant and MAFCO’s Securities
Historical market price information regarding Merisant and MAFCO is not provided because there is no public market for Merisant and MAFCO’s securities. For information regarding Merisant and MAFCO’s liquidity and capital resources, see “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Recent Developments — First Quarter and April Preliminary Financial Results
The preliminary unaudited selected financial data discussed below were derived from the internal books and records of Merisant and MAFCO and have been prepared by and are the responsibility of the management of Merisant and MAFCO. Independent auditors have not audited, reviewed or performed any procedures with respect to the preliminary financial data. Accordingly, no independent auditors express an opinion or any other form of assurance with respect thereto. Accordingly, undue reliance should not be placed on the preliminary estimates set forth below. The preliminary estimates set forth below should be read together with “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Selected Historical Financial Information of Merisant and MAFCO,” “Merisant and MAFCO Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Merisant and MAFCO’s financial statements and related notes included elsewhere in this prospectus.

The preliminary estimates of financial results for Merisant and MAFCO for the quarter ended March 31, 2020, compared against actual unaudited results for the quarter ended March 31, 2019, are:
	2020	2019
Net sales	$66.0	$70.3
Branded CPG	$40.2	$41.5
Flavors & Ingredients	$25.8	$28.8
PF Adj. EBITDA	$14.4	$16.6
Both the Branded CPG and the Flavors & Ingredients businesses delivered PF Adj. EBITDA in excess of management’s expectations for the first fiscal quarter, while net sales for both businesses were generally consistent with management’s expectations.
Net sales trends for the quarter ended March 31, 2020 are expected to be impacted by the following:
•
Net sales were negatively impacted by approximately $0.7 million as a result of adverse changes in foreign exchange rates.

•
Approximately $1.3 million of Branded CPG shipments delayed across most geographies due to customer inability to receive all goods before March 31, 2020 as a result of COVID-19.

•
Branded CPG share growth in North America and Europe due to strong retail and e-commerce sales partially offset by foodservice softness and shipment timing.

•
Favorable changes in Branded CPG channel mix toward retail and e-commerce vs. foodservice driven by marketplace and consumer reaction to COVID-19, notably near the end of the quarter, are expected to have a favorable impact on margins.

•
Net sales in the Flavors & Ingredients segment performed in line with management expectations, reflecting the known loss of certain international tobacco customers in fiscal 2020. Excluding the negative year over year impacts of international tobacco sales of approximately $3.1 million, net sales were up 1% in the quarter.

Based on AC Nielsen data for the 4 week period ended March 28, 2020, dollar consumption of Equal and Whole Earth sweetener products increased 34.5% and 91.8%, respectively, compared to the same period a year ago.
Management of Merisant and MAFCO also provided preliminary estimated net sales for the one month period ended April 30, 2020, which is presented below against actual unaudited net sales for the one month period ended April 30, 2019:
	2020	2019
Net sales	$22.9	$20.8
Branded CPG	$15.5	$12.8
Flavors & Ingredients	$7.4	$8.0
Based on AC Nielsen all channels data for the 4 week period ended April 25, 2020, dollar consumption of our Equal and Whole Earth sweetener products increased 25.4% and 73.2%, respectively, compared to the same period a year ago.
The preliminary estimates for PF Adj. EBITDA were calculated, by the management of Merisant and MAFCO, in a manner consistent with the calculation of PF Adj. EBITDA for prior periods presented elsewhere in this proxy statement/prospectus. Such estimates are preliminary and may change. There can be no assurance that the final results for this quarterly and monthly period will not differ from these estimates, including as a result of quarter-end and month-end closing procedures or review adjustments, and any such changes could be material. In addition, these estimates should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.
Merisant and MAFCO’s preliminary unaudited net sales and PF Adj. EBITDA are not necessarily indicative of similar operating results for any future periods. Further, preliminary unaudited net sales and PF Adj. EBITDA for the fiscal quarter ended March 31, 2020 and month ended April 30, 2020 have been prepared by Merisant and MAFCO management based only upon information available to them as of the date hereof.

RISK FACTORS
Act II shareholders and warrant holders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Risks Related to Merisant’s Business
Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of Merisant prior to the consummation of the Business Combination, which, together with the business of Mafco Worldwide, will be the business of Whole Earth Brands, Inc. and its subsidiaries following the consummation of the Business Combination.
Competition and consolidation may reduce sales and margins.
We operate in a highly competitive industry and compete with companies that have greater capital resources, facilities and diversity of product lines. Increased competition for products could result in reduced volumes and/or prices, both of which would reduce our sales and margins. Our competitors may also introduce new low-calorie sweeteners and other alternatives to sugar. To the extent that current users of our products switch to other low-calorie sweeteners or sugar alternatives, there could be a decrease in the demand for our products. In addition, competitors with larger marketing budgets can influence consumer preferences. There is no assurance that Merisant’s existing marketing spending is sufficient to stay competitive with other product manufacturers.
Our margins are also under pressure from consolidation in the retail food industry in many regions of the world. In the United States, we have experienced a shift in the channels where consumers purchase our products from the higher margin retail to the lower margin club and mass merchandisers. Such consolidation may significantly increase our cost of doing business and may further result in lower sales of our products and/or lower margins on sales. In addition, increased competition from private label manufacturers of low-calorie tabletop sweeteners may have a negative impact on sales and/or margins.
If we do not manage costs in the highly competitive tabletop sweetener industry, profitability could decrease.
Our company’s success depends in part on our ability to manage costs and be efficient in the highly competitive tabletop sweetener industry. If we do not continue to manage costs and achieve additional efficiencies, profitability could decrease. Inability to manage fluctuations in the price and availability of raw materials, energy, freight and other operating inputs could contribute to decreased profitability. Such fluctuations could stem alternative crops and varying local or regional harvests because of, for example, weather conditions, crop disease, climate change or crop yields. In some cases, we may not be able to pass the full increase in raw material prices, or higher energy, freight or other operating costs, on to our customers.
Rapid growth of natural sweetener products may not be sustainable and launches of new products may not be successful
The rapid net sales growth experienced in our natural sweetener category may not be sustainable long term and could moderate in the coming years or quarters. In addition, adoption of the Whole Earth and Pure Via brands may be slower or cost more than has been historically experienced. New sweeteners may be introduced into the market which could impact net sales growth.
We use exclusive distributors in certain jurisdictions to represent a portion of our products and any failure by such distributors to effectively represent us could adversely affect our business.
We use exclusive distributors in certain jurisdictions for our products. Our business would suffer disruption if these distributors were to fail to perform their expected services or to effectively represent us, which could adversely affect our business.
Changes in consumer preferences could decrease revenues and cash flow.
We are subject to the risks of evolving consumer preferences and nutritional and health-related concerns. A substantial component of our revenues are derived from the sale of low-calorie tabletop sweeteners in which either aspartame, sucralose, saccharine (collectively, “Artificial Sweeteners”), or stevia are the primary ingredient. To the extent that consumer preferences evolve away from Artificial Sweeteners, there will be a decreased demand for certain of our products. Consumer perception that there are low-calorie tabletop sweetener alternatives that are healthier or more natural than Artificial Sweeteners could also decrease demand for certain of our products even while it may benefit certain other products. Any shift in consumer preferences away from our products, including any shift in preferences from Artificial Sweetener products to other low-calorie tabletop sweetener products or sugar, could significantly decrease our revenues and cash flows and impair our ability to operate our business.
We must expend resources to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our programs may or may not be successful.
We believe that our consumer packaged goods are broadly known and followed in the United States and many other countries in which we operate. In order to remain competitive and expand and keep shelf placement for our products, we may need to increase our marketing and advertising spending to maintain and increase consumer awareness, protect and grow our existing market share or promote new products, which could affect our operating results. Substantial advertising and promotional expenditures may be required to maintain or improve our brand’s market position or to introduce new products to the market, and participants in our industry are increasingly engaging with non-traditional media, including consumer outreach through social media and web-based channels, which may not prove successful. An increase in our marketing and advertising efforts may not maintain our current reputation, or lead to increased brand awareness. In addition, we consistently evaluate our product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase our profitability but could reduce our sales and hurt our brands, and a reduction in sales of certain products could result in a reduction in sales of other products. The discontinuation of product lines may have an adverse effect on our business, financial condition and results of operations.
Health-related allegations could damage consumer confidence in our products.
Periodically, claims are made regarding the safety of Artificial Sweeteners consumption. Past claims include allegations that Artificial Sweeteners lead to various health problems. Although we believe that we have been successful in presenting scientific evidence to dispute these claims and restore consumer confidence in the face of each of these claims, there can be no assurance that we will be similarly successful if health-related allegations are made in the future. If consumers lose confidence in the safety of our products, regardless of the accuracy or supportability of such claims, our sales and margins would be negatively impacted. Furthermore, actions by the FDA and other federal, state or local agencies or governments domestically or abroad may impact the acceptability of or access to certain sweeteners. For example, the FDA could ban or recall certain sweeteners for safety reasons.
Product liability claims or product recalls could adversely affect our business reputation.
The sale of food products for human consumption involves the risk of injury to consumers. Such hazards could result from:
•
tampering by unauthorized third parties;

•
product contamination;

•
the presence of foreign objects, substances, chemicals and other agents; or

•
residues introduced during the manufacturing, packaging, storage, handling or transportation phases.

Some of the products we sell are produced for us by third parties and such third parties may not have adequate quality control standards to ensure that such products are not adulterated, misbranded, contaminated or otherwise defective. In addition, we license our brands for use on products produced and marketed by third parties, for which we receive royalties. We, as well as the manufacturers of aspartame, may be subject to claims made by consumers as a result of products manufactured by these third parties which are marketed under our brand names.

Consumption of adulterated products may cause serious health-related illnesses and we may be subject to claims or lawsuits relating to such matters. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies. Such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution which we may have against third parties. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential consumers and on our brand image, all of which could negatively impact our earnings and cash flows.
Our business may be adversely affected by concentration in our customer base.
In 2019, our top five customers accounted for approximately 22.7% of our revenues.
There can be no assurance that our customers will continue to purchase our products in the same mix or quantities or on the same terms as in the past. The loss of or disruptions related to significant customers could result in a material reduction in sales or change in the mix of products we sell to a significant customer. This could materially and adversely affect our product sales, financial condition and results of operations.
Our business may be adversely affected by concentration in our manufacturer and supplier base.
We currently rely upon an external manufacturer in the U.S., as well as an internal manufacturer in the Czech Republic, a number of key tollers, external manufacturers, packaging suppliers, ingredient suppliers, and 3PL (logistics) vendors globally. There are a limited number of manufacturing service suppliers, ingredient and packaging suppliers with the capability and capacity to meet our strict product requirements effectively. Failure by our external manufacturers, internal plant, ingredients or packaging suppliers to manufacture, or supply, as applicable, or our logistics vendors to transport our products, in accordance with our agreements with each supplier could result in inventory shortages. Inventory practices and redundant sourcing contingencies have been established in the event of protracted product supply interruptions; however, regulatory, manufacturing, and replenishment lead times for contingent sources could extend beyond safety stock coverage, which would have a negative impact on earnings and cash flows and impair our ability to operate our business.
Merisant is subject to transportation risks.
An extended interruption in Merisant’s ability to ship or distribute products could have a material adverse effect on its business, financial condition and results of operations. The Company cannot be sure that Merisant would be able to transport or distribute its products by alternative means if it were to experience an interruption due to strike, natural disasters, epidemics or pandemics, political conflict, civil unrest or otherwise, in a timely and cost-effective manner.
Our business may be adversely affected by conditions in the countries where we operate.
We operate in many countries throughout the world. Economic and political changes in the countries where we market and produce our products, such as inflation rates, recession, foreign ownership restrictions, restrictions on transfer of funds into or out of a country and similar factors may adversely affect our results of operations. The imposition of tariffs by the United States and other countries could have a material adverse effect on Merisant’s business, financial condition and operations.

Risks Related to Mafco Worldwide’s Business
Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of Mafco Worldwide prior to the consummation of the Business Combination, which, together with the business of Merisant, will be the business of Whole Earth Brands, Inc. and its subsidiaries following the consummation of the Business Combination.
Our ability to reduce costs of operation and meet increasing customer requirements or preferences for compliance with global food safety initiatives (GFSI) depends on timely and successful completion of our factory reorganization project.
Because of changes in the volume and make-up of Mafco Worldwide’s business and the age of Mafco Worldwide’s Camden, New Jersey facility, Mafco Worldwide is in the process of moving certain operations from its Camden facility to its Richmond, Virginia facility and to its subsidiaries’ facilities in France and China. This will enable Mafco Worldwide to realize greater efficiencies in the manufacturing process, to reduce costs by manufacturing product at locations closer to its suppliers, and to comply with GFSI standards which are being demanded by more of its customers. Successful completion of the project depends on the ability to hire, train and retain qualified workers at the new locations, to fund equipment purchases and other investments in the facilities, and to obtain customer and other approvals. In addition, there could be significant costs and expenses incurred in connection with downsizing the Camden facility, including costs associated with the disposition of assets.
Products manufactured and sold by Mafco Worldwide are regulated within the US market by the US FDA and the principles of the Food Safety Modernization Act (FSMA). Changes to US FDA requirements and increased requirements for the manufacture of food products are being addressed through the factory reorganization project undertaken by Mafco Worldwide. Such changes are being evaluated to allow for continued compliance with US FDA manufacturing requirements. Changes to FSMA requirements beyond the current plans of the factory reorganization project may impact the marketability of the Mafco Worldwide products or result in increased cost of Mafco Worldwide’s operations.
Our business is heavily dependent on sales to the worldwide tobacco industry, and negative developments and trends within the tobacco industry could have a material adverse effect on our business, financial condition and results of operations.
In 2019, approximately 46.7% of Mafco Worldwide’s sales and 18.2% of the Company’s consolidated net revenues were to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Negative developments and trends within the tobacco industry, such as those described below, could have a material adverse effect on Mafco Worldwide’s business, financial condition and results of operations.
The tobacco industry has been subject to increased governmental taxation and regulation and in recent years has been subject to substantial litigation. These trends are likely to continue and it is likely that these trends will negatively affect tobacco product consumption and tobacco product manufacturers.
Producers of tobacco products are subject to regulation in the United States at the federal, state and local levels, as well as in foreign countries. In 2009, the United States government enacted the Family Smoking Prevention and Tobacco Control Act, which provides greater regulatory oversight for the manufacture of tobacco products, including the ability to regulate tobacco product additives. As a result, the United States Food & Drug Administration (“FDA”) has the power to limit the type or quantity of additives that may be used in the manufacture of tobacco products in the United States. This power has been extended to include e-cigarettes and other electronic nicotine delivery systems (“ENDS”). Actions by the FDA and other federal, state or local agencies or governments may impact the acceptability of or access to tobacco products, limit consumer choice as to tobacco products, delay or prevent the launch of new or modified tobacco products, require the recall or other removal of tobacco products from the marketplace (for example, as a result of product contamination, rulemaking that bans menthol, a determination by the FDA that one or more tobacco products do not satisfy the statutory requirements for substantial equivalence, because the FDA requires that a currently-marketed tobacco product proceed through the pre-market review process or because the FDA otherwise determines that removal is necessary for the protection of public health), restrict communications to tobacco consumers, restrict the ability to differentiate tobacco products, or otherwise significantly increase the cost of doing business, or restrict or prevent the use of specified tobacco products in certain locations or the sale of tobacco products by certain retail establishments. For example, in 2020, the FDA issued a statement effectively banning certain unauthorized ENDS products containing flavors other than tobacco or menthol which had previously constituted a significant percentage of the overall revenues of that category.
Similarly, countries outside the United States have rules restricting the use of various ingredients in tobacco products. During 2005, the World Health Organization promulgated its Framework Convention for Tobacco Control (the “FCTC”). The FCTC is the first international public health treaty and establishes a global agenda for tobacco regulation in order to limit the use of tobacco products. More than 160 countries, as well as the European Union, have become parties to the FCTC. In November 2010, the governing body of the FCTC issued guidelines that provide non-binding recommendations to restrict or ban flavorings and additives that increase the attractiveness of tobacco products and require tobacco product manufacturers to disclose ingredient information to public health authorities who would then determine whether such ingredients increase attractiveness. The European Commission and individual governments are also considering regulations to further restrict or ban various cigarette ingredients. Future tobacco product regulations may be influenced by these FCTC recommendations.
Over the years, there has been substantial litigation between tobacco product manufacturers and individuals, various governmental units and private health care providers regarding increased medical expenditures and losses allegedly caused by use of tobacco products. Some of this litigation has been settled through the payment of substantial amounts to various state governments, and United States cigarette companies significantly increased the wholesale price of cigarettes in order to recoup a portion of the settlement cost. Cigarette companies have also sought to offset the cost of these payments by changing product formulations and introducing new products with decreased ingredient costs. There may be an increase in health-related litigation against the tobacco industry, and it is possible that Mafco Worldwide, as a supplier to the tobacco industry, may become a party to such litigation. This litigation, if successful, could have a material adverse effect on Mafco Worldwide.
The tobacco business, including the sale of cigarettes and smokeless tobacco, has been subject to federal, state, local and foreign excise taxes for many years. In recent years, federal, state, local and foreign governments have increased such taxes as a means of both raising revenue and discouraging the consumption of tobacco products. New proposals to increase taxes on tobacco products are also regularly introduced in the United States and foreign countries. Additional taxes may lead to an accelerated decline in tobacco product sales. Tax increases are expected to continue to have an adverse impact on sales of tobacco products through lower consumption levels.
Mafco Worldwide is unable to predict whether there will be additional price or tax increases for tobacco products or the size of any such increases, or the effect of other developments in tobacco regulation or litigation or consumer attitudes on further declines in the consumption of either tobacco products containing licorice extract or on sales of licorice extract to the tobacco industry. Further material declines in sales to the tobacco industry are likely to have a significant negative effect on the financial performance of Mafco Worldwide.
Consumption of tobacco products worldwide has declined steadily for years.
Changing public attitudes toward tobacco products, an increased emphasis on the public health aspects of tobacco product consumption, increases in excise and other taxes on tobacco products and a constant expansion of tobacco regulations in a number of countries have contributed significantly to this worldwide decline in consumption. Moreover, the trend is toward increasing regulation of the tobacco industry and taxation of tobacco products. Restrictive tobacco legislation has also included restrictions on where and how tobacco may be sold and used, imposition of warning labels and other graphic packaging images and, recently, restrictions on tobacco product ingredients.
Publicly available information suggests that the annual cigarette consumption decline is between 1% to 2% on a worldwide volume basis over the last few years. Tobacco products other than cigarettes, mainly chewing tobacco and moist snuff, also contain licorice extract and consumption of these products is concentrated primarily in the United States. Domestic consumption of chewing tobacco products has declined by approximately 3% in 2018. Moist snuff consumption has increased approximately 1% in 2018 due at least in part to the shift away from cigarettes and other types of smoking and smokeless tobacco.
Changes in, or interpretations of, regulations regarding licorice or its components may reduce our sales and profits.
Mafco Worldwide products are derived from licorice root and may contain components which are inherently natural to the raw material origin. As further research is conducted on raw materials and testing technology and capabilities increase, additional items may be identified within the natural licorice matrix which may be a source for limitation of application of the Mafco Worldwide products. Restrictions on certain components vary worldwide, as countries, or states may have varying limits on specific components. Regulations issued by the European Chemicals Agency, US FDA, U.S. Department of Agriculture, the California Office of Environmental Health Hazard Assessment (Proposition 65) or other agencies may impact the potential markets for Mafco Worldwide products.
Mafco Worldwide products are currently marketed as natural flavors in the U.S. and other major markets. As the definition of “natural” varies throughout the world, changes in worldwide governmental regulatory agency definitions of natural may impact the potential market for Mafco Worldwide products.
European Union regulators are currently evaluating the health effects of 15 ingredients, including licorice, used in tobacco products, and are scheduled to recommend in May 2021 whether the use of any of these ingredients should be reduced or eliminated in cigarettes sold in the European Union. An adverse recommendation with respect to licorice may have a negative impact on our revenues and operations in Europe, to the extent that new restrictions are imposed by the European Union or its member states on the use of licorice in tobacco products manufactured or sold in the European Union or such member states.
Competition and consolidation in the functional ingredients industry may reduce our sales and profit margins.
Mafco Worldwide competes in a highly-competitive industry with companies that manufacture products which perform functions similar to Mafco Worldwide’s products and that have greater capital resources, facilities and diversity of product lines. Increased competition as to Mafco Worldwide’s products could result in decreased demand for its products, reduced volumes and/or prices, each of which would reduce Mafco Worldwide’s sales and margins and have a material adverse effect on Mafco Worldwide’s business, financial condition and results of operations.
Mafco Worldwide’s customers are under pressure to reduce costs, which could cause them to reformulate their products and substitute cheaper ingredients for Mafco Worldwide’s products. In addition, the ingredients industry is undergoing consolidation, which could enable Mafco Worldwide’s customers to negotiate lower prices for Mafco Worldwide’s products. These customer and industry pressures may result in lower sales of Mafco Worldwide’s products and/or lower margins on Mafco Worldwide’s sales.
We are heavily dependent on certain of our customers for a significant percentage of our net revenues.
In 2019, Mafco Worldwide’s ten largest customers, six of which are manufacturers of tobacco products, accounted for approximately 58% of its net revenues. If any of Mafco Worldwide’s significant customers were to stop purchasing licorice products from Mafco Worldwide, it would have a material adverse effect on Mafco Worldwide’s business, financial condition and results of operations.
In 2019, one of our top European tobacco licorice extract customers, which represented approximately 4.3% of Mafco Worldwide’s revenue in 2019, informed us that it intends to materially reduce its business with Mafco Worldwide. Also, one of our top licorice derivative customers has recently adjusted the formulation of its products to exclude ingredients produced by Shanghai Mafco Biotech Co., one of our subsidiaries.
Many of our employees belong to labor unions, and strikes, work stoppages and other labor disturbances could adversely affect our operations and could cause our costs to increase.
Mafco Worldwide is a party to collective bargaining agreements with respect to its employees at the Camden, New Jersey and Richmond, Virginia facilities. These agreements expire in September 2021 and December 2020, respectively. Disputes with regard to the terms of these agreements or Mafco Worldwide’s potential inability to negotiate an acceptable contract upon expiration of the existing contracts could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, Mafco Worldwide could experience a significant disruption of its operations and higher ongoing labor costs. In addition, Mafco Worldwide’s collective bargaining agreements and labor laws may impair its ability to reduce labor costs by streamlining existing manufacturing facilities and in restructuring its business because of limitations on personnel and salary changes and similar restrictions.
Changes in Mafco Worldwide’s relationships with its suppliers could have a material adverse effect on Mafco Worldwide’s business, financial condition and results of operations.
Mafco Worldwide operates a complex supply chain which is critical to its operations. In the event of disruption, the operations risk carrying inadequate supplies to meet customer demand. If we are unable to manage our supply chain efficiently, our operating costs could increase and our profit margins decrease.
Mafco Worldwide is dependent on its relationships with suppliers of licorice raw materials (which includes licorice root, intermediary licorice extract and licorice derivatives). Licorice is derived from the roots of the licorice plant, a shrub-like leguminous plant that is indigenous to the Middle East and Central Asia. The licorice raw materials Mafco Worldwide purchases originates in Afghanistan, the Peoples’ Republic of China, Pakistan, Iraq, Azerbaijan, Uzbekistan, Turkmenistan, Kazakhstan, Tajikistan, Georgia, Armenia, Russia and Turkey. During 2019, one of Mafco Worldwide’s suppliers of licorice raw materials supplied approximately 37% of its total licorice raw materials purchases. Mafco Worldwide has an exclusive supply arrangement with a manufacturer of licorice extract and crude derivatives in Uzbekistan. The agreement expires in October 2025 and gives Mafco Worldwide the right to purchase all of the licorice products manufactured at the facility. Mafco Worldwide agreed to purchase a certain minimum amount of licorice products each year during the term and to assist in funding the purchase of raw materials inventory to be used in manufacturing product, with the timing of such funding at Mafco Worldwide’s discretion. The price of the products is determined according to a pricing formula, taking into account the cost of raw materials and the product yield. The licorice products must meet quality specifications set forth in the agreement. Although alternative sources of licorice raw materials are available to Mafco Worldwide, Mafco Worldwide could incur higher costs if the supplier is unable to produce sufficient quantities of licorice raw materials at the quality levels required by Mafco Worldwide. In addition, operations in Uzbekistan could be disrupted for reasons beyond our supplier’s control, such as political or economic instability or changes in government policies or regulations. If any material licorice raw materials supplier modifies its relationship with Mafco Worldwide, such a loss, reduction or modification could have a material adverse effect on Mafco Worldwide’s business, results of operations and financial condition.
Fluctuations in costs of licorice root and intermediary licorice extract could have a material adverse effect on MAFCO’s business, financial condition and results of operations.
The price of licorice raw materials moderately decreased in 2019 from 2018. The price of licorice raw materials is affected by many factors, including monetary fluctuations and economic, political and weather conditions in countries where Mafco Worldwide’s suppliers are located. Although Mafco Worldwide often enters into purchase contracts for these products, significant or prolonged increases in the prices of licorice raw materials could have a material adverse effect on Mafco Worldwide’s business, results of operations and financial condition.
Mafco Worldwide is subject to risks associated with economic, climatic or political instability in countries in which Mafco Worldwide sources licorice root and intermediary licorice extract.
Mafco Worldwide purchases licorice raw materials from suppliers in Afghanistan, the People’s Republic of China, Pakistan, Iraq, Azerbaijan, Uzbekistan, Turkmenistan, Kazakhstan, Tajikistan, Georgia, Armenia, Russia and Turkey. Producers of intermediary licorice extract are located primarily in the People’s Republic of China, Iraq and Central Asia. Mafco Worldwide’s wholly owned derivative manufacturing facilities, the primary source of Mafco Worldwide’s licorice derivatives, are located in the

People’s Republic of China. These countries and regions have, from time to time, been subject to political instability, corruption and violence. Economic, climatic or political instability, government intervention or civil unrest in these countries and regions could result in reduced supply, material shipping delays, fluctuations in foreign currency exchange rates, customs duties, tariffs and import or export quotas, embargos, sanctions, significant increases in the cost of energy, significant raw material price increases or exposure to liability under the Foreign Corrupt Practices Act or under regulations promulgated by OFAC and could have a material adverse effect on Mafco Worldwide’s business, results of operations and financial condition. Furthermore, military action as well as continuing threats of terrorist attacks and unrest, have caused instability in the world’s financial and commercial markets and have significantly increased political and economic instability in some of the countries and regions from which Mafco Worldwide’s raw materials originate. Acts of terrorism and threats of armed conflicts in or around these countries and regions could adversely affect Mafco Worldwide’s business, results of operations and financial condition in ways the Company cannot predict at this time.
Any failure to maintain the quality of Mafco Worldwide’s manufacturing processes or raw materials could harm its operating results.
The manufacture of Mafco Worldwide’s products is a multi-stage process that requires the use of high-quality materials and manufacturing technologies. Mafco Worldwide is dependent on its suppliers to provide licorice raw materials meeting Mafco Worldwide’s quality standards. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If Mafco Worldwide were not able to maintain its manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, Mafco Worldwide’s operating results would be harmed.
MAFCO’s business is subject to risks related to weather, disease and pests that could adversely affect its business.
Licorice production is subject to a variety of agricultural risks. Extreme weather conditions, disease and pests can materially and adversely affect the quality and quantity of licorice produced.
Mafco Worldwide maintains large inventories of raw material stock as part of its operating plan. The stability of licorice raw materials is dependent upon the ability of the product to remain dry and free of infestation. Increased governmental restrictions on the application of pesticides or fumigants could reduce Mafco Worldwide’s ability to maintain long term storage of licorice root or result in increased cost of operations.
Mafco Worldwide generally maintains a substantial inventory of licorice raw materials to mitigate against the risks of any temporary supply interruption, including an interruption due to agricultural factors, but a sustained interruption could have a material adverse effect on its business, results of operations and financial condition.
Mafco Worldwide is subject to transportation risks.
An extended interruption in Mafco Worldwide’s ability to ship or distribute products could have a material adverse effect on its business, financial condition and results of operations. The Company cannot be sure that Mafco Worldwide would be able to transport its products by alternative means if it were to experience an interruption due to strike, natural disasters, epidemics or pandemics, political conflict, civil unrest or otherwise, in a timely and cost-effective manner.
Mafco Worldwide’s failure to accurately forecast and manage inventory could result in an unexpected shortfall of its products which could harm its business.
Mafco Worldwide monitors its inventory levels based on its own projections of future demand. Because of the length of the supply chain cycle and the time necessary to produce licorice products, MAFCO must make production decisions well in advance of sales. An inaccurate forecast of demand can result in the unavailability of licorice products in high demand. This unavailability may negatively impact sales volumes and adversely affect customer relationships. Furthermore, from time to time, changes in manufacturing processes or in customer demand may cause certain inventory to become obsolete or require substantial reserves.

The imposition of tariffs by the United States and other countries could have a material adverse effect on Mafco Worldwide’s business, financial condition and results of operations.
Mafco Worldwide imports licorice raw materials from various countries and exports products from the U.S., France and China. The imposition of tariffs by a country from which Mafco Worldwide imports goods or to which it exports goods could result in increased costs of production and higher prices and reduced demand for MAFCO’s products.
Mafco Worldwide’s business may be adversely affected by the inability to hire and retain qualified employees.
Mafco Worldwide’s operations, including the implementation of the factory reorganization project, depend on Mafco Worldwide’s ability to hire, train and retain qualified employees throughout its global operations. We are experiencing a general tightening of the labor market, especially in the U.S. and France, which could impair our ability to efficiently operate our business or result in increased labor costs.
Risks Related to Merisant and MAFCO’s Business
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Merisant and MAFCO and their subsidiaries prior to the consummation of the Business Combination, which will be the business of Whole Earth Brands, Inc. and its subsidiaries following the consummation of the Business Combination.
The ongoing novel coronavirus (COVID-19) outbreak and consequent travel and other restrictions could adversely affect Merisant and MAFCO’s business.
In response to the ongoing coronavirus outbreak, China, the United States and other countries have implemented travel and other restrictions. If these restrictions remain in effect for an extended period of time, they could have a material impact on Merisant and MAFCO’s financial performance and their ability to source necessary raw materials.
On March 11, 2020, as COVID-19 spread outside of China, the World Health Organization designated the outbreak as a global pandemic. This pandemic could affect our operations, major facilities, or employees’ and consumers’ health. Governments in additional nations have implemented quarantines and significant restrictions on travel as well as work restrictions that prohibit many employees from going to work. As thousands of cases have been confirmed, including in China, Europe, and the United States, we expect COVID-19 to interfere with general commercial activity related to our supply chain and customer base, which could have a material adverse effect on our business, financial condition, or results of operations.
To the extent that COVID-19 continues or worsens, governments may impose additional restrictions or additional governments may impose restrictions. The result of COVID-19 and those restrictions could result in additional businesses being shut down, additional work restrictions and supply chains being interrupted, slowed, or rendered inoperable. As a result, it may be challenging to obtain and process raw materials to support our business needs, and individuals could become ill, quarantined or otherwise unable to work and/or travel due to health reasons or governmental restrictions. Also, governments may impose other laws, regulations or taxes which could adversely impact our business, financial condition or results of operations. Further, if our customers’ businesses are similarly affected, they might delay or reduce purchases from us, which could adversely affect our results of our business, financial condition or results of operations.
If we fail to successfully implement our growth strategies on a timely basis, or at all, our ability to increase our revenue and operating profits could be materially and adversely affected.
Our future success depends, in large part, on our ability to implement our growth strategies effectively. However, we may not succeed in implementing our growth strategies effectively. As a multi-brand business, we face increased complexities and greater uncertainty with respect to consumer trends and demands than as a single-brand business. Our ability to successfully expand our consumer packaged goods and ingredients brands and other growth strategies depends on, among other things, our ability to identify, and successfully cater to, new demographics and consumer trends, develop new and innovative products, identify and acquire additional product lines and businesses, secure shelf space in grocery stores, wholesale clubs and other retailers, increase consumer awareness of our brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products, and compete with numerous other companies and products. We may not be successful in reaching and maintaining the loyalty of new consumers to the same extent, or at all, as we have with our historical consumers. If we are unable to identify and capture new audiences and demographics, our ability to successfully integrate additional brands will be adversely affected. Accordingly, we may not be able to successfully implement our growth strategies, expand our brands, or continue to maintain growth in our sales at our current rate, or at all. If we fail to implement our growth strategies or if we invest resources in growth strategies that ultimately prove unsuccessful, our sales and profitability may be negatively affected, which would materially and adversely affect our business, financial condition and results of operations.
Changes in consumer preferences could decrease our revenues and cash flow.
We are subject to the risks of evolving consumer preferences and nutritional and health-related concerns. To the extent that consumer preferences evolve away from low-calorie tabletop sweeteners, there will be a decreased demand for Merisant’s products. Consumer perception that there are low-calorie tabletop sweetener alternatives that are healthier or more natural could decrease demand for Merisant’s products. Any shift in consumer preferences away from Merisant’s products, including any shift in preferences from aspartame-based products or stevia-based products to other low-calorie tabletop sweetener products could significantly decrease Merisant’s revenues and cash flows and impair Merisant’s ability to operate its business.
Mafco Worldwide is subject to the risks of evolving consumer preferences and nutritional and health-related concerns. A portion of Mafco Worldwide’s revenues are derived from the sale of licorice to worldwide confectioners. To the extent that consumer preferences shift away from licorice-flavored candy, operating results relating to the sale of licorice to worldwide confectioners could be impaired, which could have a material adverse effect on Mafco Worldwide’s business, financial condition and results of operations. In addition, a portion of Mafco Worldwide’s revenues are derived from the sale of licorice derivatives to food processors for use as flavoring or masking agents, including Mafco Worldwide’s Magnasweet brand products, which are used in various brands of chewing gum, lip balm, energy bars, non-carbonated beverages, chewable vitamins, aspirin, and other products and can be identified in the United States as a natural flavor. To the extent that consumer preferences evolve away from products that use licorice derivatives, operating results relating to the sale of licorice derivatives could be impaired, which could have a material adverse effect on Mafco Worldwide’s business, financial condition and results of operations.
Negative information, including inaccurate information, about us on social media may harm our reputation and brand, which could have a material and adverse effect on our business, financial condition and results of operations.
There has been a marked increase in the use of social media platforms and similar channels that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its effect. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is potentially limitless. Information concerning our business and/or products may be posted on such platforms at any time. Negative views regarding our products and the efficacy of Merisant and MAFCO products have been posted on various social media platforms, may continue to be posted in the future, and are out of our control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests and may harm our reputation and brand. The harm may be immediate without affording an opportunity for redress or correction. Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may materially and adversely affect our business, financial condition and results of operations.

Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations and other currency risks.
The revenues and expenses of our international operations generally are denominated in local currencies, which subject us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.
Inability to protect our trademarks and other proprietary rights could damage our competitive position.
Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We rely on copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We may have to engage in litigation to protect our rights to our intellectual property, which could result in significant litigation costs and require significant amounts of management’s time.
Merisant owns no issued patents relating to any of our products but we do have a number of patent applications currently pending. Certain naturally occurring materials may not, themselves, be eligible for patent protection.
If other parties infringe on our intellectual property rights, the value of its brands in the marketplace may be diluted. In addition, any infringement of our intellectual property rights would likely result in a commitment of its time and resources to protect these rights through litigation or otherwise. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could adversely affect its results of operations and financial condition.
We believe that the formulas and blends for our products are trade secrets. We rely on security procedures and confidentiality agreements to protect this proprietary information; however, such agreements and security procedures may be insufficient to keep others from acquiring this information. Any such dissemination or misappropriation of this information could deprive us of the value of our proprietary information.
Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.
If we fail to comply with the many laws applicable to our business, we may incur significant fines and penalties.
Our facilities and products are subject to laws and regulations administered by the Federal Food and Drug Administration, and other federal, state, local, and foreign governmental agencies relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and recalls of our products. Our operations are also subject to regulations administered by the Environmental Protection Agency and other state, local and foreign governmental agencies. Failure to comply with these regulations can have serious consequences, including civil and administrative penalties and negative publicity. Any environmental or health and safety legislation or regulations enacted in the future, or any changes in how existing or future laws or regulations are enforced, administered or interpreted, as well as any material cost incurred in connections with liabilities or claims from these regulations may lead to an increase in costs, which could have a material adverse effect on our business, our consolidated financial conditions, results of operations and/or liquidity.
Personal data, including personal data of our customers and employees, is increasingly subject to legal and regulatory protections around the world, which vary widely in approach. We risk exposure to potential liabilities and costs resulting from the compliance with, or any failure to comply with, applicable legal requirements. Our business could be materially adversely affected by our inability, or the inability of our vendors who receive personal data from us, to comply with legal obligations regarding the use of personal data.
In addition to the possible fines and penalties discussed above, changes in laws and regulations in domestic and foreign jurisdictions, including changes in food and drug laws, accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws could have a significant adverse effect on our results of operations.
The countries in which we operate and from which we purchase raw materials could result in exposure to liability under the Foreign Corrupt Practices Act or under regulations promulgated by the U.S. Treasury’s Office of Foreign Assets Control (OFAC). Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and product recalls. The complexity of the many laws and regulations applicable to our business and the cost of compliance increases our costs of operations compared to some foreign competitors which are subject to less regulation.
There is no assurance that our senior management team or other key employees will remain with us.
We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team and other key employees. If members of the management team or other key employees become unable or unwilling to continue in their present positions, including as a result of matters related to the Business Combination, the operation of our business would be disrupted and we may not be able to replace their skills and leadership in a timely manner to continue our operations as currently anticipated.
Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
We could fail to maintain effective internal control over financial reporting.
The accuracy of our financial reporting depends on the effectiveness of our internal control over financial reporting. Internal control over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements because of its inherent limitations. These limitations include, among others, the possibility of human error, inadequacy or circumvention of controls and fraud. If we do not maintain effective internal control over financial reporting or design and implement controls sufficient to provide reasonable assurance with respect to the preparation and fair presentation of our financial statements, including in connection with controls executed for us by third parties, we might fail to timely detect any misappropriation of corporate assets or inappropriate allocation or use of funds and could be unable to file accurate financial reports on a timely basis. As a result, our reputation, results of operations and stock price could be materially adversely affected.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot give any assurance that the results of any of these actions will not have a material adverse effect on our business.
Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.
We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.
Recent U.S. tax legislation could adversely affect our business and financial condition.
Legislation enacted in December 2017 significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate, limiting interest deductions, permitting immediate expensing of certain capital expenditures, adopting elements of a territorial tax system, imposing a one-time transition tax, or repatriation tax, on all undistributed earnings and profits of certain U.S.-owned foreign corporations, revising the rules governing net operating losses and the rules governing foreign tax credits, and introducing new anti-base erosion provisions. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform or of any future administrative guidance interpreting the provisions thereof is uncertain, and our business and financial condition could be adversely affected.
We may have exposure for historic tax liabilities.
As a result of our acquisition of Merisant and MAFCO through the Business Combination we will be inheriting the historic liabilities of Merisant and MAFCO including their historic tax liabilities. Therefore, to the extent that there is any liability for historic tax exposure of any of the companies acquired through the Business Combination this exposure can impact the value of our shares. Such exposure could also impact Act II’s and Whole Earth Brands, Inc.’s tax liability for future years. As a part of the Business Combination we have negotiated certain indemnities for historic tax liabilities, however, these indemnities do not cover all potential historical tax liabilities. For a more complete discussion of the Business Combination Proposal see section entitled “Shareholder Proposal 1: Business Combination Proposal.”
The tax position of Whole Earth Brands, Inc. may differ from that of the Sellers
As a result of Merisant and MAFCO being purchased as a carve out of the Sellers continuing businesses it is possible that the overall tax position of Whole Earth Brands, Inc. as a result of owning Merisant and MAFCO on a stand-alone basis will differ from the overall historical tax position of the Sellers as a result of owning Merisant and MAFCO in past years.
We face risks associated with our defined benefit pension plan obligations.
We maintain a defined benefit pension plan that covers approximately 12.5% of our employees which was frozen as of December 31, 2019. While the risk could be minimized for a frozen defined benefit pension plan, a deterioration in the value of plan assets resulting from poor market performance, a general financial downturn or otherwise could cause an increase in the amount of contributions we are required to make to the plan. For example, our defined benefit pension plan may from time to time move from an overfunded to underfunded status driven by decreases in plan asset values that may result from changes in long-term interest rates and disruptions in U.S. or global financial markets. Additionally, historically low interest rates coupled with poor market performance would have the effect of decreasing the funded status of the plan which would result in greater required contributions.
We may be exposed to the threat of cyber-attacks and/or data breaches.
Cybersecurity breaches of our or third party systems, whether from circumvention of security systems, denial-of-service attacks or other cyber-attacks such as hacking, phishing attacks, computer viruses, ransomware or malware, employee or insider error, malfeasance, social engineering, physical breaches or other actions may cause confidential information belonging to us or our employees, customers, consumers, partners, suppliers, or governmental or regulatory authorities to be misused or breached. When risks such as these materialize, the need for us to coordinate with various third-party service providers and for third party service providers to coordinate amongst themselves might increase challenges and costs to resolve related issues.
Cyber-attacks can vary in scope and intent from economically driven attacks to malicious attacks targeting our key operating systems with the intent to disrupt, disable or otherwise cripple its maritime and/or land-based operations. This can include any combination of phishing attacks, malware and/or viruses targeted at our key systems. The breadth and scope of this threat has grown over time, and the techniques and sophistication used to conduct cyber-attacks, as well as the sources and targets of the attacks, change frequently. While we invest time, effort and capital resources to secure our key systems and networks, we cannot provide assurance that we will be successful in preventing or responding to all such attacks.
A successful cyber-attack may target us directly, or may be the result of a third party’s inadequate care. In either scenario, we may suffer damage to our key systems and/or data that could interrupt our operations, adversely impact our reputation and brands and expose us to increased risks of governmental investigation, litigation and other liability, any of which could adversely affect our business. Furthermore, responding to such an attack and mitigating the risk of future attacks could result in additional operating and capital costs in systems technology, personnel, monitoring and other investments.
Risks Related to Whole Earth Brands, Inc.’s Capital Structure
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Merisant and MAFCO and their subsidiaries prior to the consummation of the Business Combination, which will be the business of Whole Earth Brands, Inc. and its subsidiaries following the consummation of the Business Combination.
Our substantial indebtedness could adversely affect our financial condition.
Whole Earth Brands, Inc. is expected to enter into (x) a first lien term loan facility of up to $185,000,000 that matures in five years and (y) a first lien revolving loan facility of up to $50,000,000 that matures in five years. Loans outstanding under the first lien term loan facility and the first lien revolving loan facility are expected to accrue interest at a rate per annum equal to LIBOR plus a margin ranging from 2.25% to 3.00% depending on the achievement of certain leverage ratios, and undrawn amounts under the first lien revolving loan facility are expected to accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with step downs to 0.30% upon achievement of certain leverage ratios. Principal payments on the first lien term loan facility will be due quarterly, in amounts expected to be equal to (i) 2.5% per annum of the original principal amount of the first lien term loan facility during the first and second years after the closing date of the credit facilities, (ii) 5.0% per annum of the original principal amount of the first lien term loan facility during the third year after the closing date of the credit facilities and (iii) 10% per annum of the original principal amount of the first lien term loan facility during the fourth and fifth years after the closing date of the credit facilities. For additional information, please see the section entitled “Business Combination Proposal — Related Agreements — Debt Financing.”

Our substantial indebtedness could:
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require us to dedicate a substantial portion of cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, potential acquisition opportunities, a level of marketing necessary to maintain the current level of sales and other general corporate purposes;

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increase the amount of interest that we have to pay, because some of our borrowings are at variable rates of interest, which will result in higher interest payments if interest rates increase, and, if and when we are required to refinance any of our indebtedness, an increase in interest rates would also result in higher interest costs;

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increase our vulnerability to adverse general economic or industry conditions;

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require refinancing, which we may not be able to do on reasonable terms;

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limit our flexibility in planning for, or reacting to, competition and/or changes in our business or the industry in which we operate;

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limit our ability to borrow additional funds;

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restrict us from making strategic acquisitions or necessary divestitures, introducing new brands and/or products or exploiting business opportunities; and

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place us at a competitive disadvantage compared to our competitors that have less debt and/or more financial resources.

We may not be able to generate sufficient cash to service all of our indebtedness, and we may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.
Our ability to pay principal and interest on our debt obligations will depend upon, among other things, (a) our future financial and operating performance (including the realization of any cost savings described herein), which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control; and (b) our future ability to borrow under our revolving credit facility, the availability of which depends on, among other things, our complying with the covenants in the credit agreement governing such facility.
We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on our debt. If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could have a material adverse effect on our business, results of operations, and financial condition, and could negatively impact our ability to satisfy our debt obligations.
Whole Earth Brands, Inc. will issue shares of Whole Earth Brands, Inc. common stock in the Private Placement to complete the Business Combination. Such issuance will dilute the interest of Act II’s public shareholders and likely present other risks.
It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) Act II’s public shareholders are expected to own approximately 67.4% of the outstanding Whole Earth Brands, Inc. common stock, (2) the Sellers (without taking into account any public shares held by the Sellers prior to the consummation of the Business Combination) are expected to own approximately 5.6% of the outstanding Whole Earth Brands, Inc. common stock, and (3) the PIPE Investors will own approximately 16.9% of the outstanding shares of Whole Earth Brands, Inc. common stock and (4) the Sponsor is expected to own approximately 10.1% of the outstanding Whole Earth Brands, Inc. common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that Whole Earth Brands, Inc. issues 2,500,000 shares of Whole Earth Brands, Inc. common stock to the Sellers pursuant to the Purchase Agreement. If the actual facts are different from these assumptions, the percentage ownership retained by Act II’s existing shareholders in the combined company will be different.
The terms of our indebtedness may be modified from those described herein in a manner adverse to Act II.
We have obtained commitments from The Toronto Dominion Bank, New York Branch, as lender, in respect of the debt financing we intend to obtain at the closing of the acquisition. The anticipated terms of our new credit facilities contained herein reflect the terms contained in the commitment letter executed with the lender. The lender intends to syndicate a portion of those credit facilities prior to the closing of the acquisition. In connection with that syndication, the lender has the right to modify certain of the terms of the indebtedness to ensure a successful syndication of the debt financing can be achieved (or in the event that no successful syndication can be achieved). Those modifications may increase the risks of our substantial indebtedness described above under “Our substantial indebtedness could adversely affect our financial condition.”
Risks Related to the Business Combination and Act II
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Act II’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Purchase Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
Neither the Act II board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.
Neither the Act II board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Act II is paying for Merisant and MAFCO is fair to Act II from a financial point of view. Neither the Act II board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Act II board of directors and management conducted due diligence on Merisant and MAFCO. The Act II board of directors reviewed comparisons of selected financial data of Merisant and MAFCO with their peers in the industry and the financial terms set forth in the Purchase Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Act II board of directors and management in valuing Merisant and MAFCO, and the Act II board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact Act II’s ability to consummate the Business Combination.
Act II may be forced to close the Business Combination even if it determines that the Business Combination is no longer in Act II’s shareholders’ best interest.
Act II’s public shareholders are protected from a material adverse event of Merisant and MAFCO arising between the date of the Purchase Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the Shareholders Meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the Shareholders Meeting, Act II may be forced to close the Business Combination even if it determines that the Business Combination is no longer in Act II’s shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on Whole Earth Brands Inc.’s business, financial condition or results of operations.
Since the Sponsor and Act II’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Act II’s shareholders and warrant holders, a conflict of interest may have existed in determining whether the Business Combination with Merisant and MAFCO is appropriate as Act II’s initial business combination. Such interests include that Sponsor will lose its entire investment in Act II if Act II’s business combination is not completed.
When you consider the recommendation of Act II’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Act II’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Act II shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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If Act II does not consummate a business combination by April 30, 2021 (or if such date is further extended at a duly called extraordinary general meeting of shareholders, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable laws. In such event, the 7,500,000 Act II Class B Shares owned by the Sponsor would be worthless because following the redemption of the public shares, Act II would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if Act II fails to complete a business combination within the required period. The Sponsor purchased the Act II Class B Shares prior to the Act II IPO for $25,000 and certain of Act II’s directors and executive officers have an economic interest in such shares. The 4,500,000 shares of Whole Earth Brands, Inc. common stock that the Sponsor will hold following the Business Combination (including after giving effect to the Domestication and including 2,000,000 shares of Whole Earth Brands, Inc. common stock placed into an escrow account in accordance with the terms of the Purchase Agreement), if unrestricted and freely tradable, would have had aggregate market value of $44.8 million based upon the closing price of $9.95 per Act II Class A Share on Nasdaq on May 8, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus. Given that the Sponsor’s shares of Whole Earth Brands, Inc. common stock will be subject to certain restrictions, Act II believes such shares have less value than the public shares.

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Irwin D. Simon is expected to be the Executive Chairman of the Board of Directors of Whole Earth Brands, Inc. after the consummation of the Business Combination. As such, in the future, Mr. Simon will receive any cash fees, stock options, stock awards or other remuneration that Whole Earth Brands, Inc.’s board of directors determines to pay to him.

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Irwin D. Simon, John M. McMillin, Anuraag Agarwal, and Ira J. Lamel, current directors and officers of Act II, are expected to be directors of Whole Earth Brands, Inc. after the consummation of the Business Combination (it is also anticipated that Ira J. Lamel will serve as the chairperson of the audit committee of the Board). As such, in the future, Messrs. Simon, McMillin, Agarwal, and Lamel will receive any cash fees, stock options, stock awards or other remuneration that Whole Earth Brands, Inc.’s board of directors determines to pay to them.

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Act II’s existing directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Purchase Agreement.

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In the event that Act II fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Act II will be required to provide for payment of claims of creditors that were not waived that may be brought against Act II within the 10 years following such redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Act II if and to the extent any claims by a third party (other than Act II’s independent auditors) for services rendered or products sold to Act II, or a prospective target business with which Act II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of the Act II IPO against certain liabilities, including liabilities under the Securities Act.
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Following consummation of the Business Combination, the Sponsor, Act II’s officers and directors and their respective affiliates would be entitled to reimbursement for certain out-of-pocket expenses related to identifying, investigating and consummating an initial business combination or repayment of loans, if any, and on such terms as to be determined by Act II from time to time, made by the Sponsor or any of Act II’s officers or directors to finance transaction costs in connection with an intended initial business combination. However, as of the date of this proxy statement/prospectus, none of the funds to be used to complete the business combination is expected to go to the Sponsor, Act II’s officers or directors or their respective affiliates. If Act II fails to consummate a business combination within the required period, the Sponsor and Act II’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

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Pursuant to the Investors Agreement, the Sponsor will have the right to designate up to two directors to the board of Whole Earth Brands, Inc. and customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Whole Earth Brands, Inc. common stock and warrants. In addition, pursuant to the side letter to the subscription agreement entered into between the Sponsor and Baron Small Cap Fund (“Baron”), the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors.

The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Act II and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations. The personal and financial interests of the Sponsor as well as Act II’s directors and executive officers may have influenced their motivation in identifying and selecting Merisant and MAFCO as a business combination target, completing an initial business combination with Merisant and MAFCO and influencing the operation of the business following the initial business combination. In considering the recommendations of Act II’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of Act II’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Act II’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Purchase Agreement, would require Act II to agree to amend the Purchase Agreement, to consent to certain actions taken by Merisant and MAFCO or to waive rights that Act II is entitled to under the Purchase Agreement. Such events could arise because of changes in the course of Merisant or Mafco Worldwide’s businesses or a request by Merisant or Mafco Worldwide to undertake actions that would otherwise be prohibited by the terms of the Purchase Agreement. In any of such circumstances, it would be at Act II’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what they may believe is best for Act II and its shareholders and what they may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Act II does not believe there will be any changes or waivers that Act II’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Act II will circulate a new or amended proxy statement/prospectus and resolicit Act II’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
If the conditions to the Purchase Agreement are not met, the Business Combination may not occur.
Specified conditions must be satisfied or waived before the parties to the Purchase Agreement are obligated to complete the Business Combination, including that (i) the applicable waiting period under the HSR Act has expired or been terminated, (ii) the shareholders of Act II have (A) approved and adopted the Purchase Agreement and the consummation of the Business Combination; (B) approved, for purposes of complying with applicable listing rules of Nasdaq, of the issuance of equity interests of Whole Earth Brands, Inc. in connection with the consummation of the Business Combination; and (C) approved of the redomestication of Act II to Delaware, (iii) at the Closing, after giving effect to (A) the completion of any redemptions by holders of the Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of a business combination (as defined in the Cayman Constitutional Documents) in accordance with the Cayman Constitutional Documents; and (B) all available amounts in the trust account established by the Act II in connection with the consummation of the Act II IPO, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing, and any additional equity financing, equals or exceeds $210,000,000 (the “Minimum Cash Condition”), and (iv) solely as a condition to the Sellers’ obligation to close the Business Combination, the shares of Whole Earth Brands, Inc. common stock to be issued to the Sellers under the terms of the Purchase Agreement must be approved for listing on Nasdaq.
Act II may not satisfy all of the closing conditions in the Purchase Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Act II to each lose some or all of the intended benefits of the Business Combination.
Because Act II is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because Act II is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. Act II is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Act II’s directors or officers, or enforce judgments obtained in the U.S. courts against Act II’s directors or officers.
Until the Domestication is effected, Act II’s corporate affairs are governed by the Cayman Constitutional Documents, the Cayman Island Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Act II under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Act II’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
Act II has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Act II judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Act II predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Act II’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Act II board of directors or controlling shareholders than they would as public shareholders of a U.S. company.
Act II’s indebtedness could adversely affect Whole Earth Brands, Inc.’s financial condition and ability to operate Whole Earth Brands, Inc., and Whole Earth Brands, Inc. may incur additional debt
Act II expects to have $235,000,000 of indebtedness (including an undrawn revolving credit facility of $50,000,000 at the date of closing). Act II’s debt level and the terms of its financing arrangements could adversely affect Whole Earth Brands, Inc.’s financial condition and limit Whole Earth Brands, Inc.’s ability to successfully implement Whole Earth Brands, Inc.’s growth strategies. In addition, under Whole Earth Brands, Inc.’s credit facilities, certain of Whole Earth Brands, Inc.’s direct and indirect subsidiaries will grant the lenders a security interest in substantially all of their assets.
Whole Earth Brands, Inc.’s ability to meet its debt service obligations will depend on Whole Earth Brands, Inc.’s future performance, which will be affected by the other risk factors described herein. If Whole Earth Brands, Inc. does not generate enough cash flow to pay its debt service obligations, it may be required to refinance all or part of its existing debt, sell assets, borrow more money or raise equity. Whole Earth Brands, Inc. may not be able to take any of these actions on a timely basis, on satisfactory terms, or at all.
Whole Earth Brands, Inc.’s credit facilities will contain financial and other covenants. The failure to comply with such covenants could have an adverse effect.
Whole Earth Brands, Inc.’s credit facilities contemplated by the commitment letter will contain certain financial and other covenants, including a maximum consolidated total net leverage ratio equal to or less than 4.00:1.00, and limitations on Whole Earth Brands, Inc.’s and its subsidiaries’ abilities to, among other things, incur additional indebtedness and make guarantees; incur liens on assets; engage in mergers or consolidations, dissolutions or other fundamental changes; sell assets; pay dividends and distributions or other restricted payments or repurchase stock; make investments, loans and advances, including acquisitions; amend organizational documents or other material agreements; enter into certain agreements that would restrict the ability of the Borrower and its subsidiaries to pay dividends; repay certain junior, unsecured or subordinated indebtedness; issue certain equity; engage in certain activities; and engage in certain transactions with affiliates, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Act II expects to have $235,000,000 of indebtedness (including an undrawn revolving credit facility of $50,000,000 at the date of closing). Any failure to comply with the restrictions of Whole Earth Brands, Inc.’s credit facilities may result in an event of default under the credit facilities. Whole Earth Brands, Inc.’s contemplated credit facilities bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect Whole Earth Brands, Inc.’s cash flow.
Act II’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to Act II’s public shareholders.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share or (ii) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Act II’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While Act II currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Act II, it is possible that Act II’s independent directors in exercising may choose not to do so in any particular instance. If Act II’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Act II’s public shareholders may be reduced below $10.00 per share.
The stockholders that are party to the Investors Agreement will influence the direction of Whole Earth Brands, Inc.’s business, and the concentrated ownership of Whole Earth Brands, Inc.’s common stock may prevent you and other stockholders from influencing significant decisions.
In connection with the Business Combination, Whole Earth Brands, Inc. will enter into the Investors Agreement with the Sponsor and Flavors Holdings. Pursuant to the terms of the Investors Agreement, Whole Earth Brands, Inc. will be required to take all necessary action to cause the specified designees of Flavors Holdings and the Sponsor to be nominated to serve on Whole Earth Brands, Inc.’s board of directors, and each of the parties will be required, among other things, to vote all of the securities of Whole Earth Brands, Inc. held by such party in a manner necessary to elect up to two individuals designated by the other party to the board of directors of Whole Earth Brands, Inc. In addition, pursuant to the Side Letter, the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors. For so long as these parties retain the right to nominate directors to the board, they will be able to significantly influence the composition of Whole Earth Brands, Inc.’s board of directors, which in turn will be able to influence all matters affecting Whole Earth Brands, Inc., subject to the terms of the Investors Agreement, including:
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any determination with respect to Whole Earth Brands, Inc.’s business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on Whole Earth Brands, Inc.’s board of directors, additional or replacement directors;

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any determinations with respect to mergers, business combinations or disposition of assets;

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determination of Whole Earth Brands, Inc.’s management policies;

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Whole Earth Brands, Inc.’s financing policy;

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Whole Earth Brands, Inc.’s compensation and benefit programs and other human resources policy decisions; and

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the payment of dividends on Whole Earth Brands, Inc.’s common stock.

Because the interests of these stockholders may differ from the interests of Whole Earth Brands, Inc. or its other stockholders, actions that these stockholders take with respect to Whole Earth Brands, Inc. may not be favorable to Whole Earth Brands, Inc. or its other stockholders. For additional information, see “Business Combination Proposal — Related Agreements — Investors Agreement.”

The announcement of the proposed Business Combination could disrupt Merisant and MAFCO’s relationships with their customers, suppliers, joint venture partners and others, as well as their operating results and business generally.
As a result of uncertainty related to the Business Combination, risks relating to the impact of the announcement of the Business Combination on Merisant and MAFCO’s business include the following:
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their employees may experience uncertainty about their future roles, which might adversely affect Merisant and MAFCO’s ability to retain and hire key personnel and other employees; and

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customers, suppliers, joint venture partners and other parties with which Merisant and MAFCO maintain business relationships may experience uncertainty about Merisant and MAFCO’s future and rescind their deposits, seek alternative relationships with third parties, seek to alter their business relationships with Merisant and MAFCO or fail to extend an existing relationship with Merisant and MAFCO

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Merisant and MAFCO’s results of operations and cash available to fund its businesses.
Subsequent to consummation of the Business Combination, Whole Earth Brands, Inc. may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its stock price, which could cause you to lose some or all of your investment.
Act II cannot assure you that the due diligence conducted in relation to Merisant and MAFCO has identified all material issues or risks associated with Merisant and MAFCO, their businesses or the industry in which they compete. Furthermore, Act II cannot assure you that factors outside of Merisant and MAFCO’s and Act II’s control will not later arise. As a result of these factors, Whole Earth Brands, Inc. may be exposed to liabilities and incur additional costs and expenses and Whole Earth Brands, Inc. may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Even if Act II’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Whole Earth Brands, Inc.’s financial condition and results of operations and could contribute to negative market perceptions about Whole Earth Brands, Inc. or its securities.
The historical financial results of Merisant and MAFCO and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Whole Earth Brands, Inc.’s actual financial position or results of operations would have been.
The historical financial results of Merisant and MAFCO included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those Whole Earth Brands, Inc. will achieve in the future. For example, Whole Earth Brands, Inc. will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act. Therefore, it may be difficult for investors to compare Whole Earth Brands, Inc.’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Act II being treated as the “acquirer” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Merisant and MAFCO on the Closing Date and the number of Act II Class A Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Whole Earth Brands, Inc.’s future operating or financial performance, and Whole Earth Brands, Inc.’s actual financial condition and results of operations may vary materially from Whole Earth Brands, Inc.’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Act II may be able to complete only one Business Combination with the proceeds of the Act II IPO and the sale of the private placement warrants, which will cause it to be solely dependent on a single business which may have a limited number of products or services. This lack of diversification may negatively impact Act II’s operations and profitability.
Act II may effectuate its business combination with a single target business or multiple target businesses simultaneously or within a short period of time. However, Act II may not be able to effectuate Act II’s business combination with more than one target business because of various factors, including the existence of complex accounting issues and the requirement that Act II prepare and file pro forma financial information with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. By completing Act II’s business combination with only a single entity, Act II’s lack of diversification may subject Act II to numerous economic, competitive and regulatory risks. Further, Act II would not be able to diversify its operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for Act II’s success may be:
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solely dependent upon the performance of a single business, property or asset; or

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dependent upon the development or market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject Act II to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which it may operate subsequent to its Business Combination.
Act II has incurred and expects to continue to incur significant transaction costs in connection with the Business Combination
Act II has incurred and expects to continue to incur significant costs in connection with the Business Combination. All expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, provided that Act II will pay certain expenses and reimburse the Sellers for certain legal and accounting fees.
Act II’s transaction expenses as a result of the Business Combination are currently estimated at approximately $40,000,000, including payment of $11,280,000 in deferred underwriting commissions to the underwriters of the Act II IPO. If Act II’s expenses exceed its estimates, Act II’s financial condition could be adversely affected.
The Purchase Agreement has a specified minimum cash condition. This threshold may make it more difficult for Act II to complete the Business Combination as contemplated.
The Purchase Agreement provides that the obligations of each party to consummate the Business Combination are conditioned on, among other things, that as of the Closing, after giving effect to (A) the completion of any redemptions by holders of Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of the Business Combination in accordance with Act II’s organizational documents; and (B) all available amounts in the trust account, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Financing, and any additional equity financing, Act II must have cash in an amount equal to or exceeding $210,000,000 (the “Minimum Cash Condition”). If the Minimum Cash Condition is not met, and such condition is not or cannot be waived under the terms of the Purchase Agreement, then the Purchase Agreement could terminate and the proposed Business Combination may not be consummated.

If such condition is waived and the Business Combination is consummated with less the minimum cash amount in the trust account contemplated under the Minimum Cash Condition, the cash held by Whole Earth Brands, Inc. and its subsidiaries in the aggregate, after the Closing may not be sufficient to allow it to operate and pay its bills as they become due. Furthermore, Whole Earth Brands, Inc.’s affiliates are not obligated to make loans to Whole Earth Brands, Inc. in the future. The exercise of redemption rights with respect to a large number of Act II’s public shareholders may make Whole Earth Brands, Inc. unable to take such actions as may be desirable in order to optimize its capital structure after consummation of the Business Combination, and Whole Earth Brands, Inc. may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding Whole Earth Brands, Inc.’s ability to continue as a going concern at such time.
The Sponsor may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Act II Class A Shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Act II or its securities, the Sponsor, Merisant and MAFCO or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Act II’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsor, Merisant and MAFCO or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) Whole Earth Brands, Inc.’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of Act II’s public shares and the number of beneficial holders of Act II’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Act II’s securities on a national securities exchange.
Future resales of common stock after the consummation of the Business Combination may cause the market price of Whole Earth Brands, Inc.’s securities to drop significantly, even if Whole Earth Brands, Inc.’s business is doing well.
After the consummation of the Business Combination and subject to certain exceptions, the Sellers and the Sponsor will be contractually restricted from selling or transferring any of their shares of common stock. However, following the expiration of such lockups, neither the Sellers nor the Sponsor will be restricted from selling shares of Whole Earth Brands, Inc.’s common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Whole Earth Brands, Inc. common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Whole Earth Brands, Inc. common stock. It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) Act II’s public shareholders are expected to own approximately 67.4% of the outstanding Whole Earth Brands, Inc. common stock, (2) the Sellers (without taking into account any public shares held by the Sellers prior to the consummation of the Business Combination) are expected to own approximately 5.6% of the outstanding Whole Earth Brands, Inc. common stock, and (3) the PIPE Investors will own approximately 16.9% of the outstanding shares of Whole Earth Brands, Inc. common stock and (4) the Sponsor is expected to own approximately 10.1% of the outstanding Whole Earth Brands, Inc. common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that Whole Earth Brands, Inc. issues 2,500,000 shares of Whole Earth Brands, Inc. common stock to the Sellers pursuant to the Purchase Agreement. If the actual facts are different from these assumptions, the percentage ownership retained by Act II’s existing shareholders in the combined company will be different.
Pursuant to the terms of the Warrant Amendment, a Public Warrant Holder will only be permitted to exercise its warrants for a whole number of Class A ordinary shares.
Pursuant to the terms of the Warrant Amendment, a Public Warrant Holder may exercise its warrants only for a whole number of Act II Class A Shares. This means that only a number of warrants evenly divisible by four may be exercised at any given time by the Public Warrant Holder. For example, if a Public Warrant Holder holds one warrant to purchase one-half of an Act II Class A Share, such warrant will not be exercisable. However, if a Public Warrant Holder holds two warrants, such warrants will be exercisable for one Act II Class A Share. Act II will not pay cash in lieu of fractional warrants after giving effect to the Warrant Amendment.
Act II is not registering the shares of Whole Earth Brands, Inc. common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
Act II is not registering the shares of Whole Earth Brands, Inc. common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, Act II has agreed, as soon as practicable, but in no event later than 15 business days after the closing of Act II’s initial business combination, to use Act II’s best efforts to file a registration statement under the Securities Act covering the issuance of such shares and maintain a current prospectus relating to the shares of Whole Earth Brands, Inc. common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Act II cannot assure you that Act II will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, Act II will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and Act II will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the Whole Earth Brands, Inc. common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Act II may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Act II will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will Act II be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that it is unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Whole Earth Brands, Inc. common stock included in the units. If and when the warrants become redeemable by us, Act II may exercise its redemption right even if it is unable to register or qualify the underlying shares of Whole Earth Brands, Inc. common stock for sale under all applicable state securities laws.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in the Act II IPO).
Act II’s placing of funds in the trust account may not protect those funds from third-party claims against us. Although Act II will seek to have all vendors, service providers (other than Act II’s independent auditors), prospective target businesses or other entities with which Act II does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Act II’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Act II’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to Act II than any alternative.
Examples of possible instances where Act II may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Act II and will not seek recourse against the trust account for any reason. Upon redemption of the public shares, if Act II is unable to complete its business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, Act II will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Act II if and to the extent any claims by a third party (other than its independent auditors) for services rendered or products sold to Act II, or a prospective target business with which Act II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Act II’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Act II has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Act II. The Sponsor may not have sufficient funds available to satisfy those obligations. Act II has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for Act II’s business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Act II may not be able to complete Act II’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Act II’s officers or directors will indemnify Act II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after Act II distributes the proceeds in the trust account to its public shareholders, Act II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Act II that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Act II and its board of directors may be exposed to claims of punitive damages.
If, after Act II distributes the proceeds in the trust account to its public shareholders, Act II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Act II that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Act II’s shareholders. In addition, Act II’s board of directors may be viewed as having breached its fiduciary duty to Act II’s creditors or having acted in bad faith, thereby exposing it and Act II to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Act II cannot assure you that claims will not be brought against it for these reasons.
If, before distributing the proceeds in the trust account to Act II’s public shareholders, Act II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Act II that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Act II’s shareholders and the per share amount that would otherwise be received by Act II’s shareholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the trust account to Act II’s public shareholders, Act II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Act II that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Act II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Act II’s shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by Act II’s shareholders in connection with its liquidation may be reduced.
Act II’s shareholders may be held liable for claims by third parties against Act II to the extent of distributions received by them upon redemption of their shares.
If Act II is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Act II was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Act II’s shareholders. Furthermore, Act II’s directors may be viewed as having breached their fiduciary duties to Act II or its creditors or may have acted in bad faith, and thereby exposing themselves and Act II to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Act II cannot assure you that claims will not be brought against it for these reasons.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Act II to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that Act II is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on Act II as compared to other public companies because Merisant and MAFCO are not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Merisant and MAFCO as privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Whole Earth Brands, Inc. after the Business Combination. If Act II is not able to implement the requirements of Section 404, including any additional requirements once Act II is no longer an emerging growth company, in a timely manner or with adequate compliance, Act II may not be able to assess whether its internal controls over financial reporting are effective, which may subject Act II to adverse regulatory consequences and could harm investor confidence and the market price of Whole Earth Brands, Inc. common stock. Additionally, once Act II is no longer an emerging growth company, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.
The price of Whole Earth Brands, Inc. common stock and warrants and may be volatile.
Upon consummation of the Business Combination, the price of Whole Earth Brands, Inc. common stock, as well as Whole Earth Brands, Inc. warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which Whole Earth Brands, Inc. and its customers operate;

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developments involving Whole Earth Brands, Inc.’s competitors;

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variations in its operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in Whole Earth Brands, Inc.’s quarterly or annual operating results;

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publication of research reports by securities analysts about Whole Earth Brands, Inc. or its competitors or its industry;

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the public’s reaction to Whole Earth Brands, Inc.’s press releases, its other public announcements and its filings with the SEC;

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additions and departures of key personnel;

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changes in laws and regulations affecting its business;

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commencement of, or involvement in, litigation involving the combined company;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of Whole Earth Brands, Inc. common stock available for public sale; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Whole Earth Brands, Inc. common stock and warrants regardless of the operating performance of Whole Earth Brands, Inc., including the Merisant and MAFCO businesses acquired in the Business Combination.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Whole Earth Brands, Inc.’s business operations.
As a public company, Whole Earth Brands, Inc. will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Whole Earth Brands, Inc. will incur significant legal, accounting and other expenses that Merisant and MAFCO did not previously incur. Whole Earth Brands, Inc.’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in Whole Earth Brands, Inc. incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Whole Earth Brands, Inc. to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Whole Earth Brands, Inc. to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
While Act II anticipates losing its emerging growth company status on December 31, 2024, the last day of the fiscal year following the fifth anniversary of the Act IPO, Act II is currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent Act II has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make Act II’s securities less attractive to investors and may make it more difficult to compare Act II’s performance with other public companies.
Act II is currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and Act II may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Act II’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Act II’s shareholders may not have access to certain information they may deem important. Act II cannot predict whether investors will find its securities less attractive because it relies on these exemptions. If some investors find Act II’s securities less attractive as a result of its reliance on these exemptions, the trading prices of Act II’s securities may be lower than they otherwise would be, there may be a less active trading market for Act II’s securities and the trading prices of Act II’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Act II has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Act II’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Act II currently anticipate that it will lose its “emerging growth company” status on December 31, 2024, the last day of the fiscal year following the fifth anniversary of the Act IPO. As a result of losing such status, Act II will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, Act II will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Act II will incur additional expenses in connection with such compliance and its management will need to devote additional time and effort to implement and comply with such requirements. Act II expects to lose its status as a “smaller reporting company” at the end of the year ending December 31, 2020.
Warrants will become exercisable for Whole Earth Brands, Inc. common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Act II’s shareholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of 7,500,000 shares of Whole Earth Brands, Inc. common stock issuable upon exercise of the warrants (after giving effect to the Warrant Amendment) will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share of Whole Earth Brands, Inc. common stock. To the extent such warrants are exercised, additional shares of Whole Earth Brands, Inc. common stock will be issued, which will result in dilution to the holders of

Whole Earth Brands, Inc. common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Whole Earth Brands, Inc. common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Act II. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any registered holder to cure any ambiguity, correct any defective provision or change any other provision deemed not to adversely affect the interests of the registered holders, but requires the approval by registered holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, Act II may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although Act II’s ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Whole Earth Brands, Inc. common stock purchasable upon exercise of a warrant.
Act II may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Act II has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Act II Class A Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Act II sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by Act II, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
None of the private placement warrants will be redeemable by Act II so long as they are held by Act II’s Sponsor or its permitted transferees.
The terms of the Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding Public Warrants.
The Warrants were issued pursuant to the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Act II. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Act II or Whole Earth Brands, Inc. may amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of Act II or Whole Earth Brands, Inc. purchasable upon exercise of a Warrant.

Please see the section below entitled “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”
Act II’s Warrants may have an adverse effect on the market price of the Whole Earth Brands, Inc. common stock.
Act II issued Public Warrants to purchase 15,000,000 ordinary shares as part of the units offered in its IPO (which Public Warrants, in the event that the Warrant Amendment is approved by the Public Warrant Holders at the Warrant Holders Meeting and subsequently implemented, will be amended pursuant to the terms thereof to become exercisable for 7,500,000 ordinary shares), and, simultaneously with the closing of the IPO, Act II issued in a private placement an aggregate of 6,750,000 private placement warrants to the Sponsor, each exercisable to purchase one Act II Class A Shares at $5.75 per share, which the Sponsor agreed to cancel. In connection with the Business Combination and PIPE Financing, Act II agreed to issue private placement warrants exercisable for an aggregate of 2,631,750 shares of Whole Earth Brands, Inc. common stock to the PIPE Investors. The PIPE Investors who will receive private placement warrants have waived their rights to receive the $0.75 cash payment for each of their private placement warrants. Upon the Domestication, the Warrants will entitle the holders to purchase shares of Common Stock of Whole Earth Brands, Inc. Such Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the Whole Earth Brands, Inc. common stock.
Whole Earth Brands, Inc. does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, Whole Earth Brands, Inc. currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Whole Earth Brands, Inc.’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in the Investors Agreement and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Your unexpired Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
Outstanding Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the Whole Earth Brands, Inc. common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Company sends the notice of Redemption to the Warrant Holders. If and when the warrants become redeemable by the Company, the Company may not exercise its Redemption Rights if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Act II is unable to effect such registration or qualification, subject to the Company’s obligation in such case to use its best efforts to register or qualify the shares of Common Stock under the blue sky laws of the state of residence in those states in which the Warrants were initially offered by Act II in its IPO. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal Redemption Price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your Warrants. Prior to the effectiveness of the Warrant Amendment, none of the private placement warrants will be redeemable by the Company so long as they are held by their initial purchasers — the Sponsor and the PIPE Investors — or their permitted transferees.
Nasdaq may not list Whole Earth Brands, Inc.’s securities on its exchange, which could limit investors’ ability to make transactions in Whole Earth Brands, Inc.’s securities and subject Whole Earth Brands, Inc. to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of Act II’s securities on Nasdaq, Act II will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. Act II will apply to have Whole Earth Brands, Inc.’s common stock and warrants listed on Nasdaq upon consummation of the

Business Combination. At the closing of the Business Combination, the units will separate into their component shares of common stock and warrants so that the units will no longer trade separately under “ACTTU.” Act II cannot assure you that Whole Earth Brands, Inc.’s common stock or warrants will meet all initial listing requirements. Even if Whole Earth Brands, Inc.’s securities are listed on Nasdaq, Whole Earth Brands, Inc. may be unable to maintain the listing of its securities in the future.
In the event that the Business Combination was consummated without Whole Earth Brands, Inc.’s some or all of securities being listed on Nasdaq or on another national securities exchange, Whole Earth Brands, Inc. could face significant material adverse consequences, including:
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a limited availability of market quotations for Whole Earth Brands, Inc.’s securities;

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reduced liquidity for Whole Earth Brands, Inc.’s securities;

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a determination that Whole Earth Brands, Inc. common stock is a “penny stock” which will require brokers trading in Whole Earth Brands, Inc. common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Whole Earth Brands, Inc.’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Whole Earth Brands, Inc.’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and Act II would be subject to regulation in each state in which it offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from Whole Earth Brands, Inc.’s actual results, could adversely affect the price and trading volume of its common stock.
Securities research analysts may establish and publish their own periodic projections for Whole Earth Brands, Inc. following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results Whole Earth Brands, Inc. actually achieves. Whole Earth Brands, Inc.’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Whole Earth Brands, Inc. downgrades its stock or publishes inaccurate or unfavorable research about its business, Whole Earth Brands, Inc.’s share price could decline. If one or more of these analysts ceases coverage of Whole Earth Brands, Inc. or fails to publish reports on Whole Earth Brands, Inc. regularly, its securities price or trading volume could decline. While Act II expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for Whole Earth Brands, Inc.’s securities could be adversely affected.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of Act II Class A Shares and warrants.
U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” beginning on page 145 of this proxy statement/prospectus) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of Act II Class A Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any dividends paid on Whole Earth Brands, Inc. common stock after the Domestication.
A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Act II Class A Shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Act II’s earnings in income. A

U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Act II Class A Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of Act II ordinary shares entitled to vote and less than 10% or more of the total value of all classes of Act II ordinary shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Act II Class A Shares for Whole Earth Brands, Inc. common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Act II Class A Shares held directly by such U.S. Holder and satisfies certain reporting requirements. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Act II ordinary shares entitled to vote or 10% or more of the total value of all classes of Act II ordinary shares, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the Act II Class A Shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because Act II is a blank check company with no current active business, Act II believes that it is likely that it is classified as a PFIC for U.S. federal income tax purposes for its current taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Act II Class A Shares to recognize gain on the exchange of Act II Class A Shares for Whole Earth Brands, Inc. common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Act II Class A Shares. Proposed Treasury Regulations, if finalized in their current form would also apply to a U.S. Holder who exchanges Act II warrants for newly issued Whole Earth Brands, Inc. warrants; a U.S. Holder, however, cannot currently make the election mentioned above with respect to such U.S. Holder’s Act II warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Act II. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
All holders are urged to consult their own tax advisor regarding the tax consequences of the Domestication, including the impact of the PFIC rules and the proposed Treasury Regulations described above, to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 145 of this proxy statement/prospectus).
Upon consummation of the Business Combination, the rights of holders of Whole Earth Brands, Inc. common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Act II Class A Shares arising under the Cayman Islands Companies Law as well as Act II’s current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Whole Earth Brands, Inc. common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in Act II’s current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of Whole Earth Brands, Inc. common stock could differ from the rights that holders of Act II Class A Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that Whole Earth Brands, Inc. becomes involved in costly litigation, which could have a material adverse effect on Whole Earth Brands, Inc.

In addition, there are differences between the new organizational documents of Whole Earth Brands, Inc. and the current constitutional documents of Act II. For a more detailed description of the rights of holders of Whole Earth Brands, Inc. common stock and how they may differ from the rights of holders of Act II Class A Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Whole Earth Brands, Inc. are attached as Annex F and Annex G, respectively, to this proxy statement/prospectus and Act II urges you to read them.
Delaware law and Whole Earth Brands, Inc.’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Whole Earth Brands, Inc.’s common stock, and therefore depress the trading price of Whole Earth Brands, Inc. common stock. These provisions could also make it difficult for stockholders to take certain actions. Among other things, the Proposed Organizational Documents include provisions regarding:
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the ability of Whole Earth Brands, Inc.’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences, voting rights, dividend rights, conversion rights and liquidation preferences, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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subject to the terms of the Investors Agreement, Whole Earth Brands, Inc.’s board of directors will have the exclusive right to expand the size of its board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the board of directors;

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special meetings of stockholders of Whole Earth Brands, Inc. can only be called either by the Chairman of the board of directors or by Whole Earth Brands, Inc.’s board of directors;

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the stockholders of Whole Earth Brands, Inc. do not have the ability to act by written consent;

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the limitation of the liability of, and the indemnification of, Whole Earth Brands, Inc.’s directors and officers;

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the ability of Whole Earth Brands, Inc.’s board of directors to amend the bylaws, which may allow Whole Earth Brands, Inc.’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to Whole Earth Brands, Inc.’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Whole Earth Brands, Inc.’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Whole Earth Brands, Inc.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Whole Earth Brands, Inc.’s board of directors or management.

The provisions of the proposed certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against Whole Earth Brands, Inc.’s directors and officers.
Whole Earth Brands, Inc.’s proposed certificate of incorporation provides that, to the fullest extent permitted by law, and unless Whole Earth Brands, Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Whole Earth Brands, Inc.’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents to Whole Earth Brands, Inc. or Whole Earth Brands, Inc.’s stockholders, (iii) any action asserting a claim against Whole Earth Brands, Inc. or any of its directors, officers, stockholders, employees or agents arising out of or related to any provision of the DGCL or its certificate of incorporation or bylaws or (iv) any action asserting a claim against Whole Earth Brands, Inc. or any of its directors, officers, stockholders, employees or agents of Whole Earth Brands, Inc. governed by the internal affairs doctrine; except for, as to each of (i) through (iv) above, any claim as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the proposed certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against Whole Earth Brands, Inc.’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Whole Earth Brands, Inc., a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.
Risks Related to the Redemption
Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (2) submits a written request to Continental Stock Transfer & Trust Company, Act II’s transfer agent, that Whole Earth Brands, Inc. redeem all or a portion of its public shares for cash; and (3) delivers its public shares to Continental Stock Transfer & Trust Company, Act II’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and Continental Stock Transfer & Trust Company, Act II’s transfer agent, will need to act to facilitate this request. It is Act II’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Act II does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Act II’s transfer agent, Whole Earth Brands, Inc. will redeem such public shares for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Shareholders Meeting of Act II — Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of Act II’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite Act II’s compliance with the proxy rules, a public shareholder fails to receive Act II’s proxy materials, such public shareholder may not become aware of the opportunity to redeem their public shares. In addition, the proxy materials that Act II is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Shareholders Meeting of Act II —
Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of their affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate their shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Act II will require each public shareholder seeking to exercise redemption rights to certify to Act II whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Act II at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Act II makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Act II’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Act II if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Act II consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Act II cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Act II’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, Act II’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
Act II can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Act II share price, and may result in a lower value realized now than a shareholder of Act II might realize in the future had the shareholder not redeemed its shares.

Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax or financial advisor for assistance on how this may affect its individual situation.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, Act II’s board of directors will not have the ability to adjourn the Shareholders Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Act II’s board of directors is seeking approval to adjourn the Shareholders Meeting to a later date or dates if, at the Shareholders Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, Act II’s board of directors will not have the ability to adjourn the Shareholders Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If Act II is not able to complete the Business Combination with Merisant and MAFCO by April 30, 2021 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, Act II would cease all operations except for the purpose of winding up and Act II would redeem the Act II Class A Shares and liquidate the trust account, in which case Act II’s public shareholders may only receive approximately $10.00 per share and Act II’s warrants will expire worthless.
If Act II is not able to complete the Business Combination with Merisant and MAFCO by April 30, 2021 nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to Act II’s Cayman Constitutional Documents Act II will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of Act II’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, Act II’s public shareholders may only receive approximately $10.00 per share and Act II’s warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Act II’s public shareholders will be entitled to receive funds from the trust account only upon the earliest of (1) the completion of a business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance and timing of Act II’s obligation to redeem 100% of the public shares if Act II does not complete a business combination by April 30, 2021 or (3) the redemption of all of the public shares if Act II is unable to complete an initial business combination by April 30, 2021, subject to applicable law, and as further described in this proxy statement/prospectus. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

If Act II is unable to consummate an initial business combination, Act II’s public shareholders may be forced to wait until after April 30, 2021 before redemption from the trust account.
If Act II is unable to consummate an initial business combination by April 30, 2021 (or if such date is further extended at a duly called extraordinary general meeting of shareholders, such later date), Act II will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to Act II’s public shareholders by way of redemption and cease all operations except for the purposes of winding up of Act II’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If Act II is required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to Act II’s public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond April 30, 2021 (or if such date is further extended at a duly called extraordinary general meeting of shareholders, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. Act II has no obligation to return funds to investors prior to the date of Act II’s redemption or liquidation unless Act II consummates an initial business combination prior thereto and only then in cases where investors have sought to redeem their public shares. Only upon Act II’s redemption or any liquidation will public shareholders be entitled to distributions if Act II is unable to complete an initial business combination.
If the net proceeds of the Act II IPO not being held in the trust account are insufficient to allow Act II to operate through to April 30, 2021 and Act II is unable to obtain additional capital, Act II may be unable to complete an initial business combination, in which case Act II’s public shareholders may only receive $10.00 per share, and Act II’s warrants will expire worthless.
As of December 31, 2019, Act II had cash of approximately $1.0 million held outside the trust account, which is available for use by Act II to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2019, Act II had total liabilities of approximately $11.3 million.
The funds available to Act II outside of the trust account may not be sufficient to allow it to operate until April 30, 2021 assuming that an initial business combination is not completed during that time. Act II could use a portion of the funds available to Act II to pay fees to consultants to assist Act II with Act II’s search for a target business. Act II could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although Act II does not have any current intention to do so. If Act II entered into a letter of intent where Act II paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of Act II’s breach or otherwise), Act II might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If Act II is required to seek additional capital, Act II would need to borrow funds from Sponsor, members of Act II’s management team or other third parties to operate or may be forced to liquidate. Neither the members of Act II’s management team nor any of their affiliates is under any further obligation to advance funds to Act II in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to Act II upon completion of Act II’s initial business combination. If Act II is unable to obtain additional financing, Act II may be unable to complete Act II’s initial business combination. If Act II is unable to complete Act II’s initial business combination because Act II does not have sufficient funds available to us, Act II will be forced to cease operations and liquidate the trust account. Consequently, Act II’s public shareholders may only receive approximately $10.00 per share on Act II’s redemption of the public shares and the public warrants will expire worthless.

SHAREHOLDERS MEETING AND WARRANT HOLDERS MEETING OF ACT II
General
Act II is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the Shareholders Meeting of Act II to be held on June 15, 2020, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about May 13, 2020 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Shareholders Meeting.
Date, Time and Place of Shareholders Meeting
The Shareholders Meeting will be held on June 15, 2020, at 8:30 a.m., Eastern Time, at DLA Piper LLP (US), located at 1251 Avenue of the Americas New York, New York 10020, unless the Shareholders Meeting is adjourned. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, we may hold the Special Meeting solely by means of remote communication or provide for the ability of shareholders to attend the Shareholders Meeting by means of remote communication. In that event, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at www.wholeearthbrands.com and filed with the U.S. Securities and Exchange Commission as supplemental proxy material.
Date, Time and Place of Warrant Holders Meeting
The Warrant Holders Meeting will be held on June 15, 2020, at 8:00 a.m., Eastern Time, at DLA Piper LLP (US), located at 1251 Avenue of the Americas New York, New York 10020, unless the Warrant Holders Meeting is adjourned. Due to concernsabout the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, we may hold the Warrant Holders Meeting solely by means of remote communication or provide for the ability of Public Warrant Holders to attend the Public Warrant Holders Meeting by means of remote communication. In that event, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at www.wholeearthbrands.com and filed with the U.S. Securities and Exchange Commission as supplemental proxy material.
Purpose of the Act II Shareholders Meeting
At the Shareholders Meeting, Act II is asking holders of ordinary shares to:
•
consider and vote upon a proposal to approve by ordinary resolution and adopt the Purchase Agreement attached to this proxy statement/prospectus statement as Annexes A-1, A-2 and A-3, pursuant to which, among other things, Act II will purchase all of the outstanding equity interests of Merisant and MAFCO, in accordance with the terms and subject to the conditions of the Purchase Agreement as more fully described elsewhere in this proxy statement/prospectus (we refer to this proposal as the “Business Combination Proposal”);

•
consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of Act II’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to this proposal as the “Domestication Proposal”);

•
consider and vote upon the proposal to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents (the “Organizational Documents Proposal”) to authorize changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex F and Annex G, respectively), including: (1) changing the corporate name from “Act II Global Acquisition Corp.” to “Whole Earth Brands,

Inc.,” (2) making Whole Earth Brands, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to Act II’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Act II’s board of directors believes is necessary to adequately address the needs of Whole Earth Brands, Inc. after the Business Combination (we refer to this as “Organizational Documents Proposal”);
•
consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, and the Organizational Documents Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635 (we refer to this as the “Stock Issuance Proposal”);

•
consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, Organizational Documents Proposal and the Stock Issuance Proposal are approved, the Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan (the “2020 Plan”) (we refer to this as the “Incentive Award Plan Proposal”); and

•
consider and vote upon a proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting (we refer to this as the “Adjournment Proposal”).

Purpose of the Act II Warrant Holders Meeting
At the Warrant Holders Meeting, Act II is asking the Public Warrant Holders:
•
To consider and vote upon the Warrant Amendment Proposal; and

•
To consider and vote upon the Warrant Holders Adjournment Proposal, if it is presented at the Warrant Holders Meeting.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are each conditioned upon the approval of each of the Condition Precedent Proposals. The Adjournment Proposal and Warrant Holders Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of Act II Board of Directors
Act II’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Shareholders Meeting are in the best interest of Act II’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholders Meeting.
The Act II board unanimously recommends that the Public Warrant Holders:
•
Vote “FOR” the Warrant Amendment Proposal; and

•
Vote “FOR” the Warrant Holders Adjournment Proposal, if it is presented at the Warrant Holders Meeting.

The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who Is Entitled to Vote
Act II has fixed the close of business on May 1, 2020, as the Record Date for determining the Act II shareholders and Public Warrant Holders entitled to notice of and to attend and vote at the Shareholders Meeting and the Warrant Holders Meeting, respectively. As of the close of business on such date, there were 30,000,000 Act II Class A Shares outstanding and entitled to vote. On the Record Date, there were 15,000,000 Public Warrants outstanding and entitled to vote. Public Warrant Holders will have one vote for each Public Warrant owned at the close of business on the Record Date.
If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Public Warrants you beneficially own are properly counted. If you wish to attend the Shareholders Meeting or the Warrant Holders Meeting and vote in person and your shares or warrants are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Act II can be sure that the broker, bank or nominee has not already voted your shares or warrants.
Pursuant to the Sponsor Support Agreement, dated as of December 19, 2019 and as amended on February 12, 2020, by and among the Sponsor, Act II and the Sellers, a copy of which is attached to this proxy statement/prospectus as Annexes B-1 and B-2 (the “Sponsor Support Agreement”), the Sponsor agreed, among other things, (i) that immediately following the Closing, the Sponsor will forfeit to Act II (x) 3,000,000 Class B Ordinary Shares and (y) 6,750,000 private placement warrants; and (ii) to certain other covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination and to appoint two of the Sellers’ nominees to the board of directors of Whole Earth Brands, Inc., to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Act II Class A Shares. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
Quorum
A quorum of Act II shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholders Meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Shareholders Meeting are represented in person or by proxy. As of the record date for the Shareholders Meeting, 18,750,001 ordinary shares would be required to achieve a quorum.
A quorum of Act II Public Warrant Holders is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if the holders of a majority of the outstanding public warrants that are entitled to vote at the Warrant Holders Meeting are represented in person or by proxy. As of the record date for the Warrant Holders Meeting, 7,500,001 public warrants would be required to achieve a quorum.
The Warrant Amendment Proposal requires the affirmative vote by the holders of at least 65% of the outstanding Public Warrants. The Warrant Holders Adjournment Proposal requires the affirmative vote by the holders of a majority of the Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment Proposal will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Act II but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Abstentions will have the same effect as a vote against the Warrant Amendment Proposal, but will have no effect on the Warrant Holder Adjournment Proposal, if presented. Broker non-votes will have the same effect as a vote against the Warrant Amendment Proposal, but will have no effect on the Warrant Holder Adjournment Proposal.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Stock Issuance Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, and the Organizational Documents Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. The Adjournment Proposal is not conditioned upon any other proposal.
The approval of the Warrant Amendment Proposal requires the affirmative vote by the holders of at least 65% of the outstanding Public Warrants. The Warrant Amendment Proposal is conditioned on the approval of the Stock Issuance Proposal and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, and the Organizational Documents Proposal.

Therefore, if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, and the Organizational Documents Proposal are not approved, the Warrant Amendment Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote by the holders of a majority of the Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. The Warrant Holders Adjournment Proposal is not conditioned upon any other proposal.
The Sponsor has agreed to vote all the Act II Class B Shares and any other public shares they may hold in favor of all the proposals being presented at the Shareholders Meeting. As a result, to approve each of the Business Combination Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal, and Adjournment Proposal, assuming that only a quorum is present, 1,875,001, or approximately 6.25%, of the 30,000,000 Act II Class A Shares are needed to vote in favor. To approve each of the Domestication Proposal and Organizational Documents Proposal, assuming that only a quorum is present, 5,000,001, or approximately 16.67%, of the 30,000,000 Act II Class A Shares are needed are needed to vote in favor.
To approve the Warrant Amendment Proposal, 9,750,000 of the 15,000,000 public warrants are needed to vote in favor. Toapprove the Warrant Holders Adjournment Proposal, 7,500,001 public warrants are needed to vote in favor.
Voting Your Shares and Public Warrants
Each Act II Share that you own in your name entitles you to one vote, and each Public Warrant that you own in you name entitles you to one vote. If you are a record owner of your shares and/or warrants, there are two ways to vote your Act II ordinary shares and/or warrants at the Shareholders Meeting and/or the Warrant Holders Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Act II Board “FOR” the Business Combination Proposal, Domestication Proposal, Organizational Documents Proposal, the Incentive Award Plan Proposal, the Stock Issuance Proposal and the Adjournment Proposal (if presented). If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted as recommended by the Act II Board “FOR” the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Shareholders Meeting or the Warrant Holders Meeting will not be counted.
You Can Attend the Shareholders Meeting and/or the Warrant Holders Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.
If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares or warrants you beneficially own are properly counted. If you wish to attend the Shareholders Meeting or the Warrant Holders Meeting and vote in person and your shares or warrants are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Act II can be sure that the broker, bank or nominee has not already voted your shares or warrants.
Revoking Your Proxy
If you are an Act II shareholder and or Warrant Holder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Act II’s Secretary in writing before the Shareholders Meeting that you have revoked your proxy; or

•
you may attend the Shareholders Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, Act II’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACTT.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Act II that Whole Earth Brands, Inc. redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Act II’s transfer agent, that Whole Earth Brands, Inc. redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Act II’s transfer agent, physically or electronically through DTC.

The Subscription Agreements provide that the closing of the Private Placement is conditioned on, among other things, redemptions of Act II Class A Shares not exceeding 50%.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 11, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to shares of Whole Earth Brands, Inc. common stock that an electing public shareholder holds after the Domestication. For the purposes of Article 49.4 of Act II’s memorandum and articles of association and the Cayman Islands Companies Law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Whole Earth Brands, Inc. shall satisfy the exercise of redemption rights by redeeming the corresponding Whole Earth Brands, Inc. public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Act II’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Act II’s transfer agent, Whole Earth Brands, Inc. will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 4, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Whole Earth Brands, Inc. common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Whole Earth Brands, Inc. public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Shareholders Meeting. If you deliver your shares for redemption to Continental, Act II’s transfer agent, and later decide prior to the Shareholders Meeting not to elect redemption, you may request that Act II’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Act II’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Act II’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Act II’s agent, at least two business days prior to the vote at the Shareholders Meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Pursuant to the Sponsor Support Agreement, dated as of December 19, 2019 and as amended on February 12, 2020 among the Sponsor, Act II and the Sellers, a copy of which is attached to this proxy statement/prospectus as Annexes B-1 and B-2 (the “Sponsor Support Agreement”), the Sponsor agreed, among other things, (i) that immediately following the Closing, the Sponsor will forfeit to Act II (x) 3,000,000 Class B Ordinary Shares and (y) 6,750,000 private placement warrants; and (ii) to certain other covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination and to appoint two of the Sellers’ nominees to the board of directors of Whole Earth Brands, Inc., to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Act II Class A Shares. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on May 8, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.95. As of May 4, 2020, funds in the trust account totaled $305,322,981 and were substantially held in U.S. Treasury Bills or approximately $10.18 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Act II cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither Act II’s shareholders nor Act II’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs
Act II is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Act II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Act II will bear the cost of the solicitation.
Act II has hired Morrow to assist in the proxy solicitation process. Act II will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.
Act II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Act II will reimburse them for their reasonable expenses.
Act II Initial Shareholders
As of the date of this proxy statement/prospectus, there are 30,000,000 Act II Class A Shares, which were issued to the public in connection with the Act II IPO, and 7,500,000 Act II Class B Shares, which were issued to the Sponsor, issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 21,750,000 warrants to acquire ordinary shares, which includes the 6,750,000 private placement warrants held by the Sponsor and the 15,000,000 public warrants.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Act II’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) Whole Earth Brands, Inc.’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

SHAREHOLDER PROPOSAL 1: BUSINESS COMBINATION PROPOSAL
Act II is asking its shareholders to approve by ordinary resolution and adopt the Purchase Agreement. Act II shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Purchase Agreement, a copy of which is attached as Annexes A-1, A-2 and A-3 to this proxy statement/prospectus. Please see the subsection entitled “The Purchase Agreement” below for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.
Because Act II is holding a shareholder vote on the Business Combination, Act II may consummate the Business Combination only if they are approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the Shareholders Meeting.
The Purchase Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Purchase Agreement but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annexes A-1, A-2 and A-3 to this proxy statement/prospectus. You are urged to read the Purchase Agreement in its entirety because it is the primary legal document that governs the transactions contemplated by the Purchase Agreement (the “Transactions”).
The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Purchase Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Purchase Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Act II, Merisant and MAFCO, or any other matter.
General Description of the Business Combination
On December 19, 2019, Act II entered into a Purchase Agreement (as amended by Amendment No. 1 to Purchase Agreement dated as of February 12, 2020, and Amendment No. 2 dated as of May 8, 2020) with Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (“Mafco Foreign Holdings,” and together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC, pursuant to which, among other things, at the Closing, Act II (or its designee) will acquire (a) all of the issued and outstanding equity interests of (i) Merisant Company, a Delaware corporation (“Merisant”); (ii) Mafco Worldwide LLC, a Delaware limited liability company (“Mafco Worldwide”); (iii) Merisant Luxembourg, Sarl, a Société à responsabilité limitée organized under the laws of Luxembourg (“Merisant Luxembourg,” and together with Merisant and each of their respective direct and indirect subsidiaries, the “Merisant Companies”); (iv) Mafco Shanghai LLC, a Delaware limited liability company (“Mafco Shanghai”); (v) EVD Holdings LLC, a Delaware limited liability company (“EVD Holdings”); and (vi) Mafco Deutschland GmbH, a private limited liability company organized under the laws of Germany (“Mafco Germany,” and together with Mafco Worldwide, Mafco Shanghai, EVD Holdings, and each of their respective direct and indirect subsidiaries, the “MAFCO Companies”; the MAFCO Companies and the Merisant Companies being collectively referred to herein as “Merisant and MAFCO,” and individually as a “MAFCO or Merisant Company”); and (b) all of the right, title and interest in and to certain assets and liabilities of Mafco Foreign Holdings (the “Transferred Assets and Liabilities” and together with Merisant and MAFCO, the “Business”).

Prior to the consummation of the Transactions, pursuant to the Domestication, Act II will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which Act II’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “Domestication Proposal” below.
Purchase Price
In accordance with the terms and subject to the conditions of the Purchase Agreement and certain adjustments set forth therein, the aggregate consideration to be paid by Act II to the Sellers under the Purchase Agreement will be paid in a mix of (i) the Cash Consideration and (ii) the Common Stock Consideration, in each case as described more fully below (collectively, the “Purchase Price”).
Cash Consideration
The “Cash Consideration” to be delivered by Act II to the Sellers at Closing pursuant to the Purchase Agreement will be an amount equal to $415,000,000 (the “Base Cash Consideration”), which, following Act II’s good faith and reasonable best efforts to cooperate with the Sellers to avoid the necessity of reduction (including by seeking additional funds), may be reduced at Act II’s option, after (a) giving effect to the Private Placement (defined below), any additional equity financing, and the Debt Financing (as defined in the Purchase Agreement) and (b) taking into account all amounts held by Act II in trust, to reduce the Base Cash Consideration by the amount of funds necessary (up to $20,000,000) in order for Act II to pay (i) the Cash Consideration, (ii) any amounts paid in connection with the Warrant Amendment, and (iii) the Transaction Costs (as defined in the Purchase Agreement) in exchange for a dollar-for-dollar increase in the Common Stock Consideration (as defined below). The Cash Consideration will change based upon certain adjustments to be calculated as of the Closing Date, and will also be subject to further post-closing adjustments as set forth in the Purchase Agreement and described below. The Cash Consideration payable to the Sellers will be adjusted on the Closing Date as follows (collectively, the “adjustment amount”):
(i)
increased or decreased by the amount, if any, by which the net working capital of the MAFCO Companies is greater than or less than the applicable target net working capital of the MAFCO Companies set forth in the form of estimated adjustment statement attached to the Purchase Agreement, but only if such difference exceeds -$2,000,000 (negative two million dollars) or $2,000,000 (two million dollars), as the case may be;

(ii)
increased or decreased by the amount, if any, by which the net working capital of the Merisant Companies is greater or less than the applicable target net working capital of the Merisant Companies set forth in the estimated adjustment statement attached to the Purchase Agreement, but only if such difference exceeds -$1,000,000 (negative one million dollars) or $1,000,000 (one million dollars), as the case may be;

(iii)
increased by the amount of cash and cash equivalents of Merisant and MAFCO and any receivables of Merisant and MAFCO from the U.S. Department of Treasury for import duty drawbacks, in each case, on a combined basis;

(iv)
increased by the amount of out-of-pocket third-party costs and expenses that were incurred by the Sellers and Merisant and MAFCO from and after July 21, 2019, through the Closing and paid by the Sellers prior to Closing in connection with the negotiation, documentation and execution of the Purchase Agreement and the consummation of the Transactions, and amounts paid by the Sellers to the FTC in connection with the HSR Act filing (but excluding any brokerage, finder’s, investment banker’s financial advisors or other fee, commission or like payment paid by any Merisant or MAFCO Company as a result of or in connection with the consummation of the Transactions); and

(v)
decreased by the amount of Indebtedness of Merisant and MAFCO, excluding any Indebtedness in the form of guarantees or other credit support of Merisant and MAFCO that are released at or prior to the Closing, in each case, applied on a basis consistent with certain accounting principles agreed to by the Sellers and Act II, and to the extent not addressed thereby, in accordance with GAAP.

The precise amount of such adjustments will be based upon the Sellers’ calculation of the estimate of the adjustment amount delivered to Act II not less than five business days prior to the Closing Date. The Cash Consideration payable to the Sellers is also subject to a customary post-closing adjustment based on the difference, if any, between the estimated adjustment statement prepared by the Sellers and the post-Closing adjustment statement prepared by Whole Earth Brands, Inc.
Common Stock Consideration
The remainder of the Purchase Price payable to the Sellers after the payment of the Cash Consideration will be in shares of common stock of Whole Earth Brands, Inc. The “Common Stock Consideration” issuable to the Sellers at Closing will be the number of shares of Whole Earth Brands, Inc. common stock equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by Act II in accordance with the terms of the Purchase Agreement, divided by (y) the lowest per share price at which Act II Class A Shares sold to any person from and after the date of the Purchase Agreement but prior to, at or in connection with the Closing
Equitable Adjustments
The aggregate amount of shares of Whole Earth Brands, Inc. common stock payable to the Sellers on the Closing Date (with respect to the Common Stock Consideration) is subject to adjustment to appropriately reflect the effect of any share subdivision, share capitalization, share consolidation, merger consolidation recapitalization, restructuring or other change in Act II’s equity securities from and after the date of the Purchase Agreement in accordance with such other terms and conditions as set forth therein.
Closing
In accordance with the terms and subject to the conditions of the Purchase Agreement, the closing of the Transactions (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Purchase Agreement contains representations and warranties of Act II and the Sellers certain of which are qualified by materiality and Material Adverse Effect (as defined below) and may be further modified and limited by the disclosure schedules or the knowledge of the parties. See “— Material Adverse Effect” below. The representations and warranties of Act II are also qualified by information included in Act II’s forms, reports and statements filed or furnished to the SEC on or prior to the date of the Purchase Agreement (subject to certain exceptions contemplated by the Purchase Agreement).
Representations and Warranties of the Sellers
The Sellers have made representations and warranties relating to, among other things, company organization, standing, and power, capital structure, authority, no violation, consents and approvals, title to the Transferred Equity Interests, litigation, brokers, financial statements, undisclosed liabilities, absence of certain developments, title to assets, properties, material contracts, insurance, customers and suppliers, compliance with legal requirements, permits, food safety, environmental matters, taxes, intellectual property, employee benefit plans, benefit plans, information supplied, proxy statement and proxy/registration statement, accredited investor status, compliance with anti-corruption laws, OFAC compliance, no additional representations or warranties and no reliance.
Representations and Warranties of Act II
Act II has made representations and warranties relating to, among other things, company organization, standing, and power, capital structure, SEC filings, internal controls, the trust account, proxy statement and proxy/registration statement, absence of certain changes or events, authority, no violation, governmental and third-party consents and approvals, litigation, brokers, accredited investor status, undisclosed liabilities, listing on the Nasdaq, financial statements, Investment Company Act and JOBS Act, financing, solvency, inspection, the Sellers’ representations, and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Purchase Agreement generally will not survive the Closing. However, under the terms of the Purchase Agreement, Act II retains the right to pursue recoveries for Indemnified Taxes (as defined below).
Material Adverse Effect
Under the Purchase Agreement, certain representations and warranties of the Sellers are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred, and certain representations and warranties of Act II are qualified in whole or in part by a material adverse effect on the ability of Act II to enter into and perform its obligations under the Purchase Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Purchase Agreement, a material adverse effect with respect to Merisant and MAFCO or the Business (“Material Adverse Effect”) means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, condition or operations of the Business or Merisant and MAFCO, taken as a whole, or, in certain circumstances set forth in the Purchase Agreement, materially adverse to the ability of the Sellers to consummate the Transactions on a timely basis.
However, in no event, occurrence, fact, condition, change or effect resulting or arising from or in connection with any of the following, alone or in combination, be deemed to constitute or contribute to, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:
(i)
the execution, delivery, announcement or pendency of the Purchase Agreement and the Transactions (including as a result of the identities of the parties and including the loss (or threatened loss) of any employee, supplier, distributor or customer or other commercial relationship resulting therefrom);

(ii)
any change generally affecting the industries in which the Business is conducted;

(iii)
any change in interest rates or economic, market, business, regulatory or political conditions in any jurisdiction in which the Business operates, the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein;

(iv)
any change in global or national political conditions, including the outbreak or escalation of war or acts of terrorism (including cyberterrorism);

(v)
earthquakes, hurricanes, tsunamis, typhoons, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions, acts of God and other force majeure events;

(vi)
any change or proposed change in any law or the interpretation thereof;

(vii)
any change or proposed change in GAAP (or local equivalents in the applicable jurisdiction);

(viii)
the failure to meet any internal or external revenue, earnings or other projections, forecasts or predictions (subject to certain exceptions set forth in the Purchase Agreement), or

(ix)
any action or failure to act required or prohibited to be taken by a party pursuant to the terms of the Purchase Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent of Act II.

Any event, occurrence, fact, condition, change or effect referred to in clauses (ii), (iii), (iv), (v), (vi) or (vii) above, will be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, change or effect materially disproportionately adversely affects the Business or Merisant and MAFCO, taken as whole, compared to other participants of a similar size operating in the industries in which the Business operates.
Act II Material Adverse Effect
Under the Purchase Agreement, certain representations and warranties of Act II are also qualified in whole or in part by a material adverse effect standard. Pursuant to the Purchase Agreement, an Act II “Material Adverse Effect (which is referred to in the Purchase Agreement as a “Purchaser Material Adverse Effect” and is referred to in this proxy statement/prospectus as an “Act II Material Adverse Effect”) means any event, change or effect that prevents or materially delays or materially impairs the ability of Act II (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under the Purchase Agreement, including the obligation to pay the Purchase Price.
Covenants
The Sellers have made covenants relating to, among other things, conduct of business, access, intercompany arrangements, non-competition and non-solicitation, release from loan agreements, no solicitation of acquisition transactions, and seller liability.
Act II has made covenants relating to, among other things, conduct of business, preparation and filing of this proxy statement/prospectus and other Act II public filings, trust account proceeds, financing, Nasdaq listing, no solicitation of business combination transactions, indemnification and insurance, domestication, and employee matters.
Conduct of Business by the Sellers
Each of the Sellers have agreed that from the date of the Purchase Agreement through the Closing (the “interim period”), they will, and will cause Merisant and MAFCO to, except as otherwise contemplated by the Purchase Agreement (including the disclosure schedules), as consented to by Act II in writing (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable law or pursuant to a material contract set forth on the disclosure schedules:
•
conduct the Business in the ordinary course and in accordance with past practice in all material respects; and

•
use commercially reasonable efforts to preserve intact the Business’s relationships with its material lessors, licensors, suppliers, distributors and customers, and employees.

During the interim period, the Sellers have also agreed not to, and not to permit Merisant and MAFCO to, except as otherwise contemplated by the Purchase Agreement (including the disclosure schedules), as consented to by Act II in writing (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable law (subject to certain exceptions in the Purchase Agreement):
•
amend or propose to amend the organizational documents of any Merisant or MAFCO Company;

•
merge with or into or consolidate with any other person, split, combine, subdivide or reclassify any of its capital stock or other ownership interests, or change or agree to change in any manner the rights of its capital stock or other ownership interests or liquidate or dissolve;

•
declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property, a combination thereof or otherwise) in respect of, or enter into any contract with respect to the voting of, any of its capital stock or other equity interests or securities therein;

•
amend or modify in any material respect, or waive any rights under or consent to the termination of any material contract or enter into any contract that would constitute a material contract (other than in the ordinary course of business);

•
abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose of any of Merisant and MAFCO’s intellectual property, or grant any license or other rights, to any person of or in respect of any such intellectual property;

•
(A) issue, sell, redeem or acquire any capital stock or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its capital stock or any other ownership interests;

•
incur any Indebtedness or enter into any other contract, in each case, for borrowed money in excess of a certain threshold;

•
sell, transfer, lease, license or make any other disposition of or pledge, encumber or otherwise subject to any lien (other than a permitted lien), any of its properties or assets;

•
except as set forth in the disclosure schedules, make any capital expenditures that would result in the aggregate post-Closing obligations of Merisant and MAFCO in excess of a certain threshold;

•
accelerate any accounts receivable or delay any accounts payable, in each instance, outside of the ordinary course of business;

•
settle or compromise or agree to settle or compromise certain material actions (other than settlements for amounts less than a certain threshold) or actions involving a conduct remedy or similar injunctive relief that has a restrictive impact on the Business;

•
acquire or agree to acquire in any manner any business or person or other business organization or division thereof or make any loans (subject to certain exceptions set forth on the disclosure schedules), advances, or capital contributions to investments in any person;

•
(1) increase the aggregate compensation and benefits payable or that could become payable by Merisant and MAFCO to any of their respective employees (other than increases in compensation made in the ordinary course of business consistent with past practice to employees who are not key employees of Merisant and MAFCO), (2) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Merisant and MAFCO benefit plan (other than employment agreements with employees who are not key employees in the ordinary course of business consistent with past practice), (3) terminate the employment of any key employee, other than for cause, or (4) otherwise take any action that would or would reasonably be expected to expand the scope of the liabilities included in the Transferred Assets and Liabilities or otherwise transfer to any Merisant or MAFCO Company any employee-related liabilities that the Purchase Agreement allocates to the Sellers;

•
adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

•
(A) make, change or revoke any material tax election; (B) change any material method of tax accounting; (C) file any amended material tax return; (D) settle any audit or other proceeding related to a material amount of taxes; (E) forego any available material refund of taxes; (G) enter into any tax allocation, indemnity, sharing or similar agreement or any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-US Law); (H) seek any tax ruling from any governmental entity; (I) initiate or enter into any voluntary disclosure agreement or similar agreement with a taxing authority; (J) take any action that would change the classification of any of the Merisant or MAFCO Companies for U.S. federal (and any applicable state) tax purposes or liquidate or otherwise dissolve of any of the Merisant or MAFCO Companies, in each case, to the extent any such action could be reasonably be expected to adversely affect Act II, any of its subsidiaries, or any of the Merisant or MAFCO Companies;

•
enter into any contract with respect to any material joint venture, strategic partnership, or alliance;

•
except to the extent expressly permitted by the termination provisions under the Purchase Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions;

•
grant, implement or adopt any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

•
amend any lease in a manner that would materially modify the rights or obligations of the parties to such lease; or

•
agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth above.

Conduct of Business of Act II
During the interim period, Act II has agreed not to, except as otherwise contemplated by the Purchase Agreement (including the disclosure schedules), as consented to by the Sellers in writing (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable law (subject to exceptions set forth in the Purchase Agreement):
•
make any recommendations to Act II’s shareholders to approve any amendments to the Cayman Constitutional Documents;

•
merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other person, subdivide or reclassify any of its shares or other ownership interests, or change or agree to change in any manner the rights of its shares or other ownership interests or liquidate or dissolve;

•
declare, set aside, make or pay any dividend, capitalization or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its shares;

•
(A) issue, sell, redeem or acquire any shares or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its shares or any other ownership interests;

•
incur any indebtedness for borrowed money in excess of a certain threshold;

•
sell, transfer, lease, or make any other disposition of any of its assets except dispositions made in the ordinary course of business for consideration not in excess of a certain threshold;

•
settle any legal proceeding involving any liability of it or its directors, officers, employees or agents (in their capacities as such) other than settlements for less than a certain threshold;

•
acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of shares or shares of any capital stock or assets, any business of any person or other business organization or division thereof;

•
adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable law;

•
other than in the ordinary course of business or consistent with past practice, (A) make, change or revoke any material tax election; (B) change any material method of tax accounting; or (C) file any amended material tax return; (D) settle any audit or other proceeding related to taxes; (E) extend or waive any statute of limitations in respect of taxes or agreeing to any extension of time with respect to any tax assessment or deficiency; (F) forego any available refund of taxes;

•
except to the extent expressly permitted by the termination provisions of the Purchase Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions; or

•
agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth above.

Additional Covenants of the Sellers
Pursuant to the Purchase Agreement, the Sellers have agreed, among other things, to:
•
subject to certain limitations and applicable confidentiality and privilege restrictions, afford Act II, its Debt Providers and its and their respective officers, directors, affiliates, employees and other representatives, reasonable access, upon reasonable notice, to the books and records of or relating to the Business and to the officers, employees and representatives of Merisant and MAFCO;

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from and after the Closing, provide Merisant and MAFCO with access to the Sellers’ third-party occurrence-based insurance policies that were in place immediately prior to the Closing for events occurring prior to the Closing, subject to the terms and conditions of such insurance policies and additional conditions set forth in the Purchase Agreement;

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terminate or settle all affiliate agreements and other arrangements (other than certain agreements and arrangements set forth in the disclosure schedules) at or prior to the Closing without further liability to Act II or Merisant and MAFCO;

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use their respective reasonable best efforts to (i) provide Act II with all information concerning the operations and business of the Business and Merisant and MAFCO and the Business’s management and operations and financial condition, in each case, required or reasonably requested by Act II to be included in this proxy statement/prospectus; (ii) cooperate with Act II in connection with the preparation for inclusion in this proxy statement/prospectus of pro forma financial statements that comply with SEC guidance; and (iii) make the managers, directors, officers and employees of Merisant and MAFCO available to Act II and its counsel (and other representatives engaged in connection with the preparation of this proxy statement/prospectus) in connection with the drafting of this proxy statement/prospectus, as reasonably requested by Act II, and responding in a timely manner to comments on this proxy statement/prospectus and such other filings from the SEC;

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deliver or cause to be delivered to Act II one or more customary payoff letters, which reflect the termination of all guaranties of certain existing credit agreements of Flavors Holdings made by Merisant and MAFCO and the release of all liens securing such existing credit agreements and relating to (a) the Target Equity Interests; (b) the properties and assets of Merisant and MAFCO and (c) all assets included in the Transferred Assets and Liabilities;

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maintain in existence and not dissolve, liquidate or otherwise wind down the business and affairs of Flavors Holdings until the Sellers have no further liability under the Purchase Agreement with respect to the completion of the post-Closing adjustment payments or otherwise (including for Indemnified Taxes), and cause Flavors Holdings not to take any actions that would be reasonably expected to cause it to be unable to satisfy the Sellers’ potential obligations or liabilities related to the post-Closing adjustment or the Indemnified Taxes or otherwise circumvent such obligations;

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cooperate in good faith with respect to the preparation of the Super 8-K, and use their respective reasonable best efforts to provide Act II with all information reasonably requested by Act II and required to be included by SEC guidance in such filing;

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use commercially reasonable efforts (i) to cooperate with Act II in connection with the preparation for inclusion in the Super 8-K of pro forma financial statements that comply with SEC guidance; and (ii) make the managers, directors, officers and employees of Merisant and MAFCO available to Act II and its counsel in connection with the drafting of the Super 8-K, as reasonably requested by Act II; and

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use reasonable best efforts to obtain necessary certifications or other governmental approvals or documentation so that no Luxembourg withholding tax will apply in connection with distributions from Merisant Luxembourg that are attributable to distributable reserves in existence prior to Closing (the “Luxembourg withholding exemption”).

Pursuant to the Purchase Agreement, Act II or, to the extent occurring after the Closing, Whole Earth Brands, Inc., has agreed, among other things, to:
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take all necessary action to ensure that, effective as of the Closing, individuals determined in accordance with the Investors Agreement will be appointed to the board of directors of Whole Earth Brands, Inc.

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as promptly as reasonably practicable following the date of the Purchase Agreement but in any event within the later of (i) thirty days from such date and (ii) ten business days following the delivery of information required to be provided by the Sellers, prepare and file with the SEC the registration statement of which this proxy statement/prospectus is a part;

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cause this proxy statement/prospectus to be transmitted Act II’s shareholders and public warrant holders as promptly as reasonably practicable but in any event within five business days following the date on which the SEC confirms it has no further comments on the registration statement of which this proxy statement/prospectus is part;

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as promptly as reasonably practicable notify the Sellers of the receipt of any oral or written comments from the SEC relating to the registration statement of which this proxy statement/prospectus forms part and any request by the SEC for any amendment to such registration statement or for additional information;

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use reasonable best efforts to cooperate and provide the Sellers with a reasonable opportunity to review and comment on this proxy statement/prospectus (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Sellers in respect of such documents and responses prior to filing such with or sending such to the SEC;

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except in the case of a change in recommendation (see — “Change in Recommendation” below), include the recommendation of Act II’s board of directors to approve all Condition Precedent Proposals and any other proposals Act II and the Sellers deem necessary or desirable to consummate the Transactions (collectively, the “Act II Proposals”) set forth in this proxy statement/prospectus;

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use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the registration statement of which this proxy statement/prospectus is part;

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take, in accordance with applicable law, Nasdaq rules and the Cayman Constitutional Documents, all action necessary to call, hold and convene an Shareholders Meeting of Act II and the Warrant Holders Meeting of Act II (including any permitted adjournments in each case), to consider and vote upon the Act II Shareholder Proposals and the Warrant Amendment as promptly as practicable after the filing of the registration statement of which this proxy statement/prospectus is a part in definitive form with the SEC and in no event less than fifteen business days or more than thirty-five days after the definitive proxy statement/prospectus is first transmitted to Act II’s shareholders and public warrant holders, subject to certain adjournment exceptions;

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subject to the ability of Act II’s board of directors to make a change in recommendation, following delivery of the proxy statement/prospectus to Act II’s shareholders and public warrant holders, use reasonable best efforts to solicit approval of the Act II Shareholder Proposals and the Warrant Amendment by its shareholders and public warrant holders, respectively;

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(i) use reasonable best efforts to complete any redemptions by the holders of Act II Class A Shares of all or a portion of their Act II Class A Shares upon the consummation of a business combination (as defined in the Cayman Constitutional Documents), (ii) not terminate or withdraw such offer other than in connection with a valid termination of the Purchase Agreement; and (iii) extent such offer for any period required by the rules, regulations, interpretations, and positions of the SEC, Nasdaq or their respective staff;
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upon the satisfaction or waiver of the closing conditions, subject to the terms of the Trust Agreement and Cayman Constitutional Documents, take certain actions required by the Trust Agreement and use reasonable best efforts to cause the trustee to pay, among others, all amounts payable to Act II’s shareholders holding Act II Class A Shares in connection with the exercise of their redemption rights pursuant to the Cayman Constitutional Documents;

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provide a customary release, to be effective upon and following the Closing, on behalf of itself and MAFCO and Merisant, discharging the Sellers, their affiliates, and certain of each and their former, current and future related parties from pre-Closing liabilities (excluding release from any of the Sellers or their related parties’ obligations under the Purchase Agreement) ;

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adopt a resolution prior to the Closing consistent with the interpretive guidance of the SEC so that the acquisition of Whole Earth Brands, Inc. common stock pursuant to the Purchase Agreement by any officer or director of Merisant and MAFCO who is expected to become a “covered person” of Whole Earth Brands, Inc. for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction for purposes of Section 16 of the Exchange Act;

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after the Closing, indemnify and hold harmless each present and former director and officer of Merisant and MAFCO against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

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maintain for a period of not less than six years from the Closing Date (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification, exculpation and advancement of Merisant and MAFCO and their affiliates no less favorable than as contemplated by the applicable governing documents in effect on the date of the Purchase Agreement (to the extent such governing documents were made available to Act II), and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Merisant and MAFCO or their affiliates’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage (subject to a cap on the annual premium payable for such insurance by Whole Earth Brands, Inc. at 250% of the aggregate annual premium payable by Merisant and MAFCO for such insurance policy for the year ended December 31, 2019);

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cooperate in good faith with Sellers and provide such assistance to Sellers as Sellers reasonably request in connection with obtaining the Luxembourg withholding exemption; and

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prior to the Closing, take (or cause to be taken) such actions as necessary or appropriate in order to effectuate the Domestication. See “Domestication Proposal” below.

Mutual Covenants
In addition, under the Purchase Agreement, the Sellers and Act II made certain mutual covenants with customary exceptions, including, among others, agreeing to:
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use reasonable best efforts to take or cause to be taken all actions to file or cause to be filed all documents and to do, or cause to be done, all things necessary, proper or advisable under the Purchase Agreement and applicable laws to consummate the Transactions as promptly as practicable, including, under certain circumstances and subject to certain limitations, (x) proffering or consenting and/or agreeing to any governmental order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business or (y) promptly effecting the disposition, licensing or holding separate of any assets or lines of business or (z) taking any other remedy requested or proposed by any governmental entity;

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make or cause to be made an appropriate filing under the HSR Act as promptly as possible but in no event later than ten business days after the date of the Purchase Agreement;

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during the interim period, not, and not permit their affiliates to, knowingly take any action that could prevent, materially delay, or materially impede the consummation of the Transactions;

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except as required by applicable law or the rules and regulations of Nasdaq (including appropriate filings with the SEC), not issue any press release or other public announcement relating to the subject matter of the Purchase Agreement or the Transactions without the prior written consent of the other party;

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provide each other with copies of all such filings made and correspondence with the SEC;

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use reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Purchase Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

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cooperate with each other and use reasonable best efforts in defense or settlement of any action relation to the Transactions that is brought or threatened in writing against Act II, the Sellers, or any of its or their respective subsidiaries, directors or officers; and

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take certain actions in respect of tax matters, including, among others, actions in connection with combined reporting and tax returns.

Non-Competition and Non-Solicitation
The Purchase Agreement contains non-competition covenants restricting each of the Sellers and their affiliates, for one year following the Closing Date (subject to certain exceptions for, among other things, passive investments under various thresholds), from (directly or indirectly) owning, holding or controlling any equity interests in any person whose primary business is the manufacture, supply, distribution and sale of aspartame, sucralose, saccharin and stevia branded tabletop sweeteners, licorice extracts and licorice derivatives (or otherwise operate in such business).
Each of the Sellers has also agreed, on behalf of itself and its affiliates, during the same period, subject to certain exceptions, not to solicit (directly or indirectly through any affiliate) for employment or otherwise engage or hire any executive officer of Merisant and MAFCO as of the Closing Date or any individual who is, immediately before the Closing, employed by Merisant and MAFCO (including those individuals who are on an approved leave of absence) whose annual base salary, as of the date of the Purchase Agreement, exceeds a certain threshold.
Financing
Debt Financing
Act II entered into a commitment letter with TD Securities (USA) LLC, as left lead arranger and book runner, The Toronto Dominion Bank, New York Branch, as a lender, and Toronto Dominion (Texas) LLC, as administrative agent, for new senior secured first lien credit facilities (the “New Credit Facilities”) consisting of (x) a term loan facility of up to $185 million and (y) a revolving loan facility of up to $50 million. See “— Related Agreements — Debt Financing” for additional information. In the event that there is no longer reasonable expectation that the PIPE Financing will be obtained, Act II has agreed to, in consultation with the Sellers, use reasonable best efforts to obtain a binding commitment for a “term loan B” facility (the “Term Loan B Facility” and, together with the New Credit Facilities, the “Debt Financing”) on the terms set forth in the disclosure schedules and to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary to obtain and consummate the Debt Financing.

The Sellers have also agreed, prior to the Closing to, and to cause Merisant and MAFCO to, and to use reasonable best efforts to cause their representatives to provide all cooperation that is necessary, customary, or advisable and reasonably requested by Act II in writing to assist Act II and the Debt Providers in the arrangement of the Debt Financing.
In addition, Act II has agreed to undertake certain obligations in favor of the Sellers with respect to the Debt Financing, including, among others, (i) prior to Closing, providing the Sellers prompt written notice upon becoming aware of (or receiving notice or any other communication with respect to) any actual breach, default, termination, withdrawal or rescission of or under the Debt Commitment Letter (as defined in the Purchase Agreement) or any definitive agreements related to the Debt Financing; (ii) not amending, modifying, supplementing or waiving any provision of the Debt Commitment Letter (as defined in the Purchase Agreement) or any definitive agreements related to the Debt Financing in a manner that would reasonably be expected to add or expand conditions to funding, adversely affect the enforceability rights or prevent or materially delay the Closing without the prior written consent of the Sellers; and (iii) and upon written request by the Sellers, promptly reimbursing the Sellers for all reasonable and documented out-of-pocket costs and expenses incurred by the Sellers, any of their subsidiaries (including Merisant and MAFCO) or their respective representatives in connection with the Debt Financing or any other financing and indemnifying and holding harmless the Sellers, their subsidiaries and their respective subsidiaries from and against any and all liabilities suffered or incurred by any of them in such connection.
PIPE Financing
With respect to the PIPE Financing, Act II has agreed to certain obligations and restrictions for the benefit of the Sellers, including not to amend or modify the Subscription Agreements without the Sellers’ consent (which cannot be unreasonably withheld, conditioned, or delayed), to provide the Sellers prompt written notice of any such amendment, breach by any counterparty thereunder or claimed breach by Act II made by any counterparty thereunder, and to keep the Sellers apprised in the event Act II does not expect to receive all or any portion of the PIPE Financing on the terms, in the manner, or from the sources contemplated by the Subscription Agreements.
Exclusivity
The Purchase Agreement contains detailed provisions regarding Act II’s ability to seek alternative business combination transactions and restricting the ability of the Sellers and Merisant and MAFCO to seek alternative acquisition transactions with respect to the Business. Under these provisions, the Sellers and Act II have agreed that during the interim period, the Sellers, Merisant and MAFCO, and their respective representatives, on the one hand, and Act II, its affiliates, and their respective representatives, on the other hand:
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will not take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (subject to exceptions set forth in the Purchase Agreement) concerning:

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with respect to the Sellers, Merisant and MAFCO, and their respective representatives, any purchase of any of Merisant and MAFCO’s equity securities or any merger, sale of substantial assets or similar transaction involving Merisant and MAFCO, other than assets sold in the ordinary course of business (each such acquisition transaction, an “acquisition transaction”);

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with respect to Act II, its affiliates, and their respective representatives, any Business Combination (each such transaction, a “business combination transaction”);

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will immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person (subject to exceptions set forth in the Purchase Agreement) with respect to any of the foregoing; and

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will promptly (but in any event within 48 hours) notify the other party if any of the Sellers, Merisant and MAFCO, or their representatives, on the one hand, or Act II, its affiliates, and their respective representatives, on the other hand, receive an offer for or any solicitation to discuss or negotiation an acquisition transaction or business combination transaction, respectively.

Change in Recommendation
The Purchase Agreement requires Act II’s board of directors (the “Act II board”) to recommend that Act II’s shareholders approve the Act II Shareholder Proposals and that Act II’s Warrant Holders approve the Warrant Amendment Proposal. However, at any time prior to obtaining such approvals, the Act II board may fail to make, amend, change, withdraw, modify, withhold or qualify its recommendation (each such action constituting a “change in recommendation”) if the following conditions are met:
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the Act II board has concluded in good faith, after consultation with its outside legal and financial advisors, that a failure to make a change in recommendation would violate its fiduciary duties under applicable law;

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the change in recommendation is based upon an “intervening event” (as defined below); and

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Act II has provided the Sellers three business days’ prior written notice of the Act II board’s intent to take such action, specifying in reasonable detail the reasons for its decision.

During the three business day period following the delivery of such notice, if requested by the Sellers, Act II must engage in good faith negotiations with the Sellers regarding any amendment to the Purchase Agreement that would reasonably be expected to obviate the need to effect a change in recommendation. The Act II board is obligated to consider in good faith any such proposed amendments or other agreements that may be proposed by the Sellers in writing until 11:59 p.m. New York City time on the last day of such notice period. Unless the Purchase Agreement is terminated, a change in recommendation by the Act II board does not affect Act II’s obligation to establish a record date for, duly call, give notice of, convene and hold the Shareholders Meeting and Warrant Holders Meeting and submit for approval of Act II’s shareholders and warrant holders the matters contemplated by this proxy statement/prospectus.
An “intervening event” for the purposes of the Purchase Agreement is any material event, development, circumstance occurrence or change in circumstances or facts that has a Material Adverse Effect (as such definition is modified by the definition of “Intervening Event” under the Purchase Agreement) to the extent (i) not known to the Act II board on the date of the Purchase Agreement; (ii) not resulting from a breach of the Purchase Agreement by Act II or (iii) relating to an alternative business combination transaction.
Expenses
If the Closing does not occur, each party to the Purchase Agreement will be responsible for and pay its own expenses incurred in connection with the Purchase Agreement and the Transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing is consummated, at the Closing, Act II will pay or cause to be paid all transaction costs of the Sellers and Merisant and MAFCO incurred since July 21, 2019 (except for brokerage, finder’s, investment banker’s financial advisor or other fees or commissions paid or payable by any MAFCO or Merisant Company as a result of or in connection with the consummation of the Transactions).
Escrowed Shares
Immediately following the Closing, Act II Global LLC (the “Sponsor”) will place 2,000,000 shares of Whole Earth Brands, Inc. common stock (which will be converted at Closing from Act II Class B Shares) (the “Escrowed Sponsor Shares”) into escrow which will be held in escrow by Act II’s transfer agent. The Escrowed Sponsor Shares will be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of Whole Earth Brands, Inc. common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control, and (iii) the expiration of the Escrow Period.
Employee Benefit Matters
Terms and Conditions of Employment
Pursuant to the Purchase Agreement, for a period of at least twelve months following the Closing Date, Act II has agreed to provide to each employee of Merisant and MAFCO (i) the same or higher wage rate or base salary level in effect for such employee immediately prior to the Closing; and (ii) short- and long-term incentive compensation opportunities, employee benefits and fringe benefits that are, in the aggregate, no less favorable than those in effect immediately prior to the Closing for such employee (except, in accordance with the terms set forth in the Purchase Agreement, that the Sellers will retain all liability for any equity compensation that accrued in the period prior to the Closing). Additionally, each employee of Merisant and MAFCO will be fully credited for such employee’s pre-Closing service with the Sellers (or their respective affiliates) to the same extent such service is recognized by the Sellers (or their respective affiliates) immediately prior to the Closing for purposes under any applicable existing Merisant or MAFCO Company benefit plan or other employee benefit plan or arrangement maintained or contributed to by Whole Earth Brands, Inc. or its affiliates (excluding benefit accrual under any final average pay defined benefit pension plan).
Health Coverage
From and after the Closing, Act II has also agreed, (i) to cause each Merisant and MAFCO employee and his or her eligible dependents to be covered by a group health plan or plans maintained by Whole Earth Brands, Inc. or its affiliates that, among other requirements, does not limit or exclude coverage on the basis of any preexisting condition of such employee or dependent or any other exclusion or waiting period (other than limitations already in effect under the applicable existing Merisant and MAFCO benefit plan); and (ii) to fully credit each Merisant and MAFCO employee under the group health plans of Whole Earth Brands, Inc. or its affiliates for any deductible, co-payment or other out-of-pocket expenses already incurred by such employee for the year in which the Closing Date occurs under the applicable existing Merisant and MAFCO benefit plan.
Accrued Vacation, Sick Leave and Personal Time
Effective as of the Closing, all liabilities with respect to accrued but unused vacation time for all Merisant and MAFCO employees will be recognized and such employees will be allowed to use the vacation, sick leave and personal time assumed and recognized pursuant to the Purchase Agreement in accordance with the terms of applicable plans or policies of Whole Earth Brands, Inc. or its affiliates in effect from time to time (without regard to any accrual limits set forth in such plans or policies).
Existing Merisant and MAFCO Benefit Plans
Effective as of the Closing Date, Act II has agreed to cause Merisant and MAFCO to retain (or cause another affiliate of Act II to assume or become a party to, as applicable) and honor (i) all existing benefit plans of Merisant and MAFCO and all liabilities thereunder, and (ii) all liabilities relating to the employment or service (or termination thereof) of the employees of Merisant and MAFCO, whether arising prior to, on or after the Closing Date.
Severance
Any Merisant and MAFCO employee whose employment is terminated during the 12-month period following the Closing Date will be provided with severance benefits at least equal in value to the severance benefits set forth in the disclosure schedules, subject to such employee’s execution, non-revocation and compliance with a general release of claims in favor of Whole Earth Brands, Inc. and its affiliates in a form acceptable to Whole Earth Brands, Inc.
Non-U.S. Employees
In the case of employees of Merisant and MAFCO whose primary work location is outside of the United States of America (“non-U.S. employees”), Act II has agreed to comply with any additional obligations or standards arising under applicable laws governing the terms and conditions of their employment or severance of employment in connection with the Transactions, and, to the extent Whole Earth Brands, Inc. (or its affiliates) either (i) does not provide a mirror benefit plan that is identical to the provisions that are in effect as of immediately prior to the Closing under each benefit plan in which such non-U.S. employees was covered or eligible for coverage immediately prior to the Closing and an offer of employment that complies with the requirements of the Purchase Agreement, or (ii) amends or otherwise modifies at or after the Closing any such mirror benefit plan or other term or condition of employment applicable to such non-U.S. employee’s employment with Whole Earth Brands, Inc. (or its affiliates) as of the Closing, which, in either case results in (x) any obligation, contingent or otherwise, of the Sellers or their affiliates to pay any severance or other benefits (including such benefits required under applicable laws) to any non-U.S. employees or (y) any additional liability is incurred by the Sellers or their affiliates in connection therewith, Act II has agreed to (and to cause its affiliates to) reimburse and otherwise indemnify and hold harmless the Sellers and their affiliates for all such resulting severance, other benefits and additional liabilities.
Indemnified Taxes
The Sellers have agreed to indemnify Whole Earth Brands, Inc. Merisant and MAFCO, and their affiliates for any “Indemnified Taxes,” which, for the purposes of the Purchase Agreement, consists of the following:
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taxes of Merisant and MAFCO for any pre-Closing tax period resulting from Specified Tax Matters (as described the corresponding schedule to the Purchase Agreement);

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U.S. federal income taxes of Merisant and MAFCO for any pre-Closing tax period;

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all U.S. state income taxes imposed on Merisant and MAFCO to the extent such entity files an affiliated, combined, consolidated or unified tax return for U.S. state income tax purposes with any Seller or affiliate of any Seller; and

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to the extent not already covered by the above, taxes of the Sellers or any of their affiliates (other than Merisant and MAFCO) imposed on Merisant and MAFCO as a result of any of Merisant and MAFCO being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law).

Notwithstanding the foregoing, “Indemnified Taxes” excludes the following taxes: (1) taxes to the extent included in the computation of net working capital or included in the computation of Indebtedness; and (2) taxes to the extent resulting from a breach by Act II of any covenant in the Purchase Agreement.
Closing Conditions
The consummation of the Transactions is conditioned upon the satisfaction or waiver by the applicable parties to the Purchase Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Purchase Agreement, the Transactions may not be consummated. There can be no assurance that the parties to the Purchase Agreement would waive any such provisions of the Purchase Agreement.
Minimum Cash Condition
The Purchase Agreement provides that the obligations of each of the parties to effect the Closing are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after giving effect to (A) the amount required to satisfy Act II’s obligations to its shareholders that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents, and (B) all available amounts in the trust account established by Act II in connection with the consummation of the Act II IPO, but excluding any proceeds contemplated by the Debt Financing, the PIPE Financing, and any additional equity financing, equals or exceeds $210,000,000 (the “Minimum Cash Condition”).
Conditions to the Obligations of Each Party
The obligations of each party to the Purchase Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
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any waiting period or periods under the HSR Act applicable to the transactions contemplated by the Purchase Agreement must have expired or been terminated;

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there must not be in force any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued or entered by, with, or under the supervision of, any governmental entity, or law enjoining or prohibiting the consummation of the Transactions;

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each of the Condition Precedent Approvals must be approved by Act II’s shareholders; and

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the Minimum Cash Condition. See “— Minimum Cash Condition” above.

Conditions to the Obligations of Act II
The obligation of Act II to effect the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Act II:
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certain of the representations and warranties of the Sellers (as further described in the Purchase Agreement) pertaining to organization, standing and power, capitalization of MAFCO and Merisant, due authority and no violation, and title to the Target Equity Interests must be true and correct in all but de minimis respects as of the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties will be true and correct in all but de minimis respects as of such date);

•
the representation and warranty the Sellers that there has been no Material Adverse Effect since December 31, 2019, must be true and correct as of the Closing Date;

•
certain of the representations and warranties of the Sellers pertaining to the capitalization of the subsidiaries of Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, EVD Holdings, and Mafco Germany (the “MAFCO and Merisant Targets”) including relating to the duly authorized and valid issuance of equity securities in each subsidiary of the MAFCO and Merisant Targets and exclusive ownership interest therein, must be true and correct in all material respects as of the Closing Date;

•
all other representations and warranties of the Sellers contained in the Purchase Agreement besides those described above must be true and correct as of the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties will be true and correct as of such date), except for breaches or inaccuracies that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception);

•
each of the covenants and agreements of the Sellers to be performed as of or prior to the Closing must have been performed in all material respects;

•
Act II must have received customary certificates and other closing deliveries from the Sellers, including the following:

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a certificate dated as of the Closing Date and signed on behalf of the Sellers by an authorized officer of the Sellers certifying that the conditions set forth above have been satisfied;

•
counterparts to the Investors Agreement and Bill of Sale and Assignment, duly executed by the Sellers;

•
executed instruments of transfer as required to validly transfer title in and to the equity interests in Mafco Germany, Merisant, Mafco Worldwide, Merisant Luxembourg, Mafco Shanghai, and EVD Holdings (collectively, the “Target Equity Interests”);

•
a copy of the shareholder resolutions approving Whole Earth Brands, Inc. as a shareholder of Merisant Luxembourg;

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a copy of the notification letter sent by the Sellers to Merisant Luxembourg informing Merisant Luxembourg of the transfer of the Target Equity Interests, to Whole Earth Brands, Inc. and requesting Merisant Luxembourg to record such transfer in the shareholders register;

•
a copy of the shareholders register of Merisant Luxembourg recording the transfer of the Target Equity Interests to Whole Earth Brands, Inc. with effect as at the Closing Date;

•
FIRPTA certificates duly executed by each of the Sellers;

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written resignations or evidence of removal of each corporate directors or officer of Merisant and MAFCO (except as otherwise requested by Act II in writing five business days before the Closing Date);

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such other instruments of transfer necessary to evidence the transfer of Mafco Foreign Holdings’ right, title and interest in the Transferred Assets and Liabilities;

•
copies of the payoff letters required in connection with the release of all guaranties of the existing credit agreements by Merisant and MAFCO and related liens on the Target Equity Interests or any other properties and assets that will be transferred to Act II under the terms of the Purchase Agreement; and

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such additional certificates, resolutions, instruments, agreements and affidavits reasonably requests by Act II or necessary for the completion of the Debt Financing as evidence that as of immediately prior to the Closing, the Sellers collectively own, directly or indirectly, all of the issued and outstanding equity interests of certain of the Merisant or MAFCO Companies listed on the disclosure schedules.

Conditions to the Obligations of the Sellers
The obligations of the Sellers to consummate the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Sellers:
•
each of the representations and warranties of Act II regarding its organization, standing and power under the Cayman Islands Companies Law, its capitalization, and its authority to enter into and perform its obligations under the Purchase Agreement as provided for in the Purchase Agreement, will be true and correct in all but de minimis respects as of the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties must be true and correct as of such date);

•
the representation and warranty of Act II that since April 25, 2019, there has not been any Act II Material Adverse Effect must be true and correct in all respects as of the Closing Date;

•
all other representations and warranties of Act II contained in the Purchase Agreement besides those described above must be true and correct in all material respects, in each case as of the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties must be true and correct as of such date);

•
each of the covenants and agreements of Act II to be performed as of or prior to the Closing must be performed in all material respects;

•
the Common Stock Consideration must be approved for listing on Nasdaq;

•
Act II must have consummated the conversion of all issued and outstanding Act II Class B Shares held by the Sponsor into Act II Class A Shares in accordance with the terms of the Cayman Constitutional Documents;

•
Act II must have issued to the Sellers, and made appropriate book entries updating the register of members of Act II evidencing such issuance of, the Common Stock Consideration;

•
the Sellers must have received customary certificates and other closing deliveries from Act II, including the following:

•
a certificate dated as of the Closing Date and signed on behalf of Act II by an authorized officer of Act II certifying that the conditions set forth above have been satisfied;

•
an aggregate amount equal to the Cash Consideration as adjusted by the estimated adjustment amount set forth in the estimated adjustment statement;

•
evidence of the issuance of the Common Stock Consideration free and clear of all liens (subject to certain exceptions) to the Sellers;

•
counterparts to the Investors Agreement and Bill of Sale and Assignment, duly executed by Whole Earth Brands, Inc., and a fully executed Escrow Agreement; and

•
a certificate from an authorized officer of Act II certifying that (i) Act II has made all necessary arrangements with Continental, as trustee of Act II’s trust account, to cause Continental to disburse all funds contained in the trust account available to Act II for payment of the Cash Consideration, any amounts paid in connection with the Warrant Amendment and the transaction costs and (ii) there is no action, lawsuit, arbitration, litigation, proceeding, complaint, citation, summons, subpoena, charge, claim, demand or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, with respect to or against the trust account that would reasonably be expected to have an Act II Material Adverse Effect.

Termination
The Purchase Agreement may be terminated at any time prior to the Closing:
•
by written consent of the Sellers and Act II;

•
by either the Sellers or Act II, if the Closing has not occurred on or before June 30, 2020 (the “Outside Date”), unless the primary cause or result of the Closing not occurring by such date is due to the failure to perform any material covenant or obligation under the Purchase Agreement by the party seeking to terminate or one of their affiliates, or if the party seeking to terminate is in breach of any representation, warranty, covenant or other agreement under Purchase Agreement that would result in the closing conditions pertaining to representations and warranties or covenants and agreements not being satisfied;

•
by either the Sellers or Act II, if any governmental order becomes final and non-appealable which has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting the Transactions;

•
by either the Sellers or Act II, at any time before Closing by prior written notice to the parties, if the Condition Precedent Approvals have not been obtained at the Shareholders Meeting in accordance with the Cayman Islands Companies Law, the Cayman Constitutional Documents, and the rules and regulations of Nasdaq;

•
by either the Seller or Act II, if the Minimum Cash Condition is not satisfied;

•
by Act II, if the representations and warranties of the Sellers fail to be true and correct, or in the event of certain uncured breaches on the part of the Sellers if such failure or breach would give rise to a failure of a closing condition pertaining to representations and warranties or covenants and agreements, and the failure or breach has not been (or cannot be) cured on the earlier to occur of (i) the business day prior to the Outside Date and (ii) thirty days after Act II notified the Sellers of such failure or breach, except where Act II’s own breach or failure to perform would give rise to a failure of a closing condition pertaining to representations and warranties or covenants and agreements;

•
by the Sellers, if the representations and warranties of Act II fail to be true and correct, or in the event of certain uncured breaches on the part of Act II if such failure or breach would give rise to a failure of a closing condition pertaining to representations and warranties or covenants and agreements, and the failure or breach has not been (or cannot be) cured on the earlier to occur of (i) the business day prior to the Outside Date and (ii) thirty days after the Sellers notified Act II of such failure or breach, except where the Sellers’ own breach or failure to perform would give rise to a failure of a closing condition pertaining to representations and warranties or covenants and agreements;

•
by the Sellers, if there has been a change in recommendation of the Act II board with respect to any of the proposals voted upon at the Shareholders Meeting or the Warrant Holders Meeting; and

•
by the Sellers, if Act II fails to consummate the Transactions on the third business day following the satisfaction of all closing conditions to the obligations of Act II and of each party (other than those conditions which by their nature would be satisfied by actions taken at the Closing).

In the event of the termination of the Purchase Agreement, the Purchase Agreement will become void and have no effect, without any liability on the part of any party thereto, other than liability of the Sellers or Act II, as the case may be, for any fraud or willful breach of the Purchase Agreement occurring prior to such termination, or with respect to certain exceptions contemplated by the Purchase Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Purchase Agreement.
Governing Law; Waiver of Jury Trial
The Purchase Agreement is governed by and construed in accordance with the law of the State of New York.
With respect to any proceeding or action based upon, arising out of or related to the Purchase Agreement or the Transactions, each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York (or, only to the extent such court does not have subject matter jurisdiction, the federal court of the United States of America sitting in the borough of Manhattan in the City of New York), in respect of any action, suit or proceeding arising in connection with the Purchase Agreement, and agrees that any action, suit or proceeding may be brought only in such court.
The parties to the Purchase Agreement agreed to waive a trial by jury in respect of any claim, demand or action directly or indirectly arising out of or relating to the Purchase Agreement or transactions contemplated thereby.
Assignment
Neither Act II nor the Sellers are permitted to assign or delegate any of their respective rights under the Purchase Agreement without the prior written consent of the other party, except in the following circumstances: (i) the Sellers may assign their rights and obligations thereunder to an affiliate of the Sellers; and (ii) Act II may assign all or part of its rights and delegate all of its obligations thereunder to one or more of its affiliates and its sources of financing as collateral security. Any assignment permitted by the Purchase Agreement will not release the Sellers or Act II, as the case may be, from any liability or obligation under the Purchase Agreement. Pursuant to Amendment No. 2 to the Purchase Agreement, Act II assigned its rights under the Purchase Agreement to Project Taste Intermediate LLC, a newly-formed directly wholly-owned limited liability company subsidiary of Act II, such that, following the Closing, (i) the sole asset of Whole Earth Brands, Inc. will be its membership interest in such subsidiary, and (ii) the subsidiary will own all of the Target Equity Interests and hold all of the Transferred Assets and Liabilities.
Amendments and Waivers
The Purchase Agreement may only be amended, modified and supplemented by an instrument in writing signed by each of the parties. Additionally, certain provisions of the Purchase Agreement related to, among other things, governing law, third-party beneficiaries, amendments and waivers, no specific performance against the Debt Providers, and the definition of “Debt Providers” thereunder cannot be modified, waived, or terminated unless approved in writing by the Debt Providers.
Trust Account Waiver
Each of the Sellers, on behalf of itself and its affiliates, has agreed it will not have any right, title, interest or claim of any kind in or to any monies in Act II’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim or bring any action against the trust account

(including any distributions therefrom) except, in each case with respect to claims that the Sellers or their affiliates may have in the future against Act II’s assets or funds that are not held in the trust account (other than distributions to public shareholders) or for specific performance or other non-monetary relief.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Purchase Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements.
This section describes certain additional agreements entered into or to be entered into pursuant to the Purchase Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. Each of the Purchase Agreement, the Sponsor Support Agreement and the Investors Agreement is attached hereto as Annexes A-1, A-2 and A-3, Annexes B-1 and B-2 and Annex C. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Shareholders Meeting and the Warrant Holders Meeting.
Investors Agreement
Board Composition
The Purchase Agreement contemplates that, at the Closing, Whole Earth Brands, Inc. will enter into the Investors Agreement with the Sponsor and Flavors Holdings (including such persons’ successors and together with their respective affiliates (other than Whole Earth Brands, Inc. and its subsidiaries), pursuant to which, among other things, such parties will agree to take all necessary action to cause the board of directors of Whole Earth Brands, Inc. to be comprised of seven directors, effectively immediately following the effective time of the Business Combination:
•
two of whom will initially be Steven M. Cohen and M. Mendel Pinson designated by Flavors Holdings and will thereafter be designated by Flavors Holdings for as long as Flavors Holdings beneficially owns a number of shares of Whole Earth Brands, Inc. common stock representing at least the 50% of the number of shares beneficially owned by Flavors Holdings immediately following the effective time of the Business Combination (after taking into account the consummation of the transactions contemplated by the Purchase Agreement) (provided that when such percentage falls below (x) 50%, Flavors Holdings will have the right to designate only one director, (y) 25%, Flavors will not have the right to designate any directors); and

•
five of whom will initially be Irwin D. Simon, Denise Faltischek, John M. McMillin , Anuraag Agarwal, and Ira J. Lamel designated by the Sponsor and two of whom will thereafter be designated by the Sponsor for as long as the Sponsor beneficially owns a number of shares of Whole Earth Brands, Inc. common stock representing at least the 50% of the number of shares beneficially owned by the Sponsor immediately following the effective time of the Business Combination (after taking into account the consummation of the transactions contemplated by the Purchase Agreement) (provided that when such percentage falls below (x) 50%, the Sponsor will have the right to designate only one directors, (y) 25%, the Sponsor will not have the right to designate any directors).

If, at any time after the second anniversary of the Closing, a party to the Investors Agreement beneficially owns a number of shares of Whole Earth Brands, Inc. common stock representing less than 5% of the number of shares of Whole Earth Brands, Inc. common stock issued and outstanding, the director nomination rights of such party shall terminate.
If a party to the Investors Agreement designates two individuals to the board, one such designee must not be disqualified from being considered “independent” within the meaning of the Nasdaq Stock Market Rules (or the corresponding listing standards of the primary stock exchange for Act II’s securities, if not Nasdaq).
The parties to the Investors Agreement may elect to designate one or more individuals (up to the number of nominees such party is then entitled to designate pursuant to the Investors Agreement) to serve as a non-voting observer of the board in lieu of designating one or more nominees.

In addition, pursuant to the Side Letter (described below), the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron (as defined below) to serve as a director on Whole Earth Brands, Inc.’s board of directors.
Voting
Pursuant to the Investors Agreement, each of the parties will agree to cause each share of Whole Earth Brands, Inc. common stock beneficially owned by it or its affiliates, to be voted at any annual or Stockholders Meeting of Whole Earth Brands, Inc. (including, if applicable, through the execution of one or more written resolutions if the stockholders of Whole Earth Brands, Inc. are requested to act through the execution of written consents) in favor of each the nominees designated in accordance with the Investors Agreement.
Board Committees
With respect to each of the parties to the Investors Agreement, for so long as such party is entitled to designate at least one board nominee pursuant to the Investors Agreement, each committee of the board will include (if the applicable nominee elects to serve on such committee) a number of nominees equal to the greater of: (i) one nominee of such party and (ii) such number of nominees of such party as would result in committee representation being proportional to the representation of such party on the board, rounded up or down, as applicable, to the nearest whole number, subject to each such nominee serving on any such committee meeting the applicable eligibility requirements for such committee as mandated by applicable SEC rules and interpretations and stock exchange listing rules.
Flavors Holdings Consent Rights
For so long as Flavors Holdings has the right to designate at least one nominee to the board, Whole Earth Brands, Inc. shall not, without prior written consent of Flavors Holdings:
(a)
change the size of the board of directors;

(b)
declare or pay any dividend or make any distribution to holders of Whole Earth Brands, Inc.’s equity securities other than on a pro rata basis with respect to the number of shares held by such holders, or repurchase any of Whole Earth Brands, Inc.’s equity securities from holders thereof other than pursuant to an offer made on a pro rata basis with respect to the number of shares held by such holders; provided, that, this restriction shall not apply to the board’s adoption of any “poison pill” or similar rights plan or to repurchases of equity awards made pursuant to a bona fide equity plan approved by the Board;

(c)
enter into an agreement with respect to or effect any transaction with the Sponsor involving Whole Earth Brands, Inc.’s equity securities involving an amount in excess of $120,000 that is on terms that are less favorable to Whole Earth Brands, Inc. than terms that could be obtained from an independent third party; or

(d)
make any recommendations to amend Whole Earth Brands, Inc.’s bylaws that would adversely and disproportionately affect the Flavors Holdings’ rights under the Investors Agreement or under the bylaws.

The rights and obligations of the Flavors Holdings and the Sponsor described above (Board Composition, Board Committees and Flavors Holdings Consent Rights) shall automatically terminate on the date on which the such party ceases to have the right to designate at least one nominee to the board of directors of Whole Earth Brands, Inc.
Transfer Restrictions
Subject to certain limited exceptions, Flavors Holding may not transfer any equity securities of Whole Earth Brands, Inc. to any person prior to the earlier to occur of: (i) the first anniversary of the signing date of the Investors Agreement; and (ii) the date on which the Sponsor is released in whole or in part from the transfer restrictions applicable to its shares of Whole Earth Brands, Inc. common stock set forth in Section 7 of that certain Letter Agreement dated as of April 25, 2019, by and among Act II, the Sponsor and certain other parties thereto, without the prior written consent of Whole Earth Brands, Inc.; provided, that the tender of shares of Whole Earth Brands, Inc. common stock into a tender or exchange offer that is approved by the board of directors shall not be prohibited.
Registration Rights
Pursuant to the Investors Agreement, the Sponsor and Flavors Holding will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Whole Earth Brands, Inc. common stock and warrants held by such parties. This provision of the Investors Agreement amends and restates the registration rights agreement that was entered into by Act II, the Sponsor and the other parties thereto in connection with the Act II IPO. The Investors Agreement will not contemplate the payment of penalties or liquidated damages to the stockholders party thereto as a result of a failure to register, or delays with respect to the registration of Whole Earth Brands, Inc.’s common stock.
Side Letter
In addition to the board composition requirements set forth in the Investors Agreement, on February 12, 2020, the Sponsor entered into a side letter to the subscription agreement (the “Side Letter”) with Baron Small Cap Fund (“Baron”), one of the PIPE Investors, pursuant to which the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors.
Sponsor Support Agreement
In addition to and concurrent with the execution of the Purchase Agreement, the Sponsor, Act II and the Sellers entered into a Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annexes B-1 and B-2 (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed, among other things, (i) that immediately following the Closing, the Sponsor will forfeit to Act II (x) 3,000,000 Class B Ordinary Shares and (y) 6,750,000 private placement warrants; and (ii) to certain other covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination and to appoint two of the Sellers’ nominees to the board of directors of Whole Earth Brands, Inc., to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Act II Class A Shares.
Subscription Agreements
On February 12, 2020, Act II entered into Subscription Agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and Act II agreed to issue and sell to such investors, 7,500,000 shares of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. private placement warrants exercisable for 2,631,750 shares of Whole Earth Brands, Inc. common stock for gross proceeds of approximately $75,000,000 (the “Private Placement”). Act II granted certain customary registration rights to the PIPE Investors.
The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination.
The PIPE Investors’ obligation to consummate the PIPE Financing is conditioned upon the following:
•
no suspension of the qualification of the Act II Class A Shares or the shares of Whole Earth Brands, Inc. common stock for offering or sale or trading in the United States prior to the closing of the PIPE Financing;

•
all representations and warranties of Act II and each PIPE Investor contained in the relevant Subscription Agreement must be true and correct in all material respects as of the closing of the

PIPE Financing, and consummation of the PIPE Financing will constitute a reaffirmation by Act II and each PIPE Investor of each of the representations, warranties and agreements of each such party contained in the Subscription Agreements as of the closing of the PIPE Financing;
•
as of the closing of the PIPE Financing, a judgment, order, law, rule or regulation must not be enacted, issued, promulgated, enforced or entered by a governmental authority that has the effect of making consummation of the PIPE Financing illegal or otherwise prohibiting or enjoining consummation of the PIPE Financing;

•
the Business Combination and the Debt Financing (as defined in the Purchase Agreement) must be consummated prior to June 30, 2020, substantially concurrently with the closing of the PIPE Financing in accordance with the terms of the Purchase Agreement, the Sponsor Support Agreement and the Debt Commitment Letter (as defined in the Purchase Agreement), and the provisions and conditions of the Purchase Agreement must not be amended, and the provisions and conditions of the Sponsor Support Agreement and the Debt Commitment Letter, must not be waived, further amended, supplemented or otherwise modified in any respect materially adverse to the PIPE Investors (except that waivers, further amendments, supplements or other modifications may be consented to on behalf of all PIPE Investors by the prior written consent of the PIPE Investors investing at least sixty-six and two thirds percent (66.67%) of the PIPE Financing);

•
Baron Funds must purchase no less than $20 million of Act II Class A Shares and private placement warrants (in the same proportion of Act II Class A Shares to private placement warrants purchased by the other PIPE Investors) simultaneously with the closing of all the other PIPE Financing transactions in accordance with the terms of each of the relevant Subscription Agreements;

•
after giving effect to the Transaction, the Debt Financing, and the transactions contemplated by the Subscription Agreements, the total debt of Act II and its subsidiaries (inclusive of any unpaid principal and premium under any credit facilities, liabilities evidenced by bonds, notes, or other similar instruments, obligations evidenced by letters of credit to the extent drawn, and obligations under capital leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet) less cash and cash equivalents must not exceed $213,000,000, at the closing of the PIPE Financing;

•
simultaneously with the closing of the PIPE Financing, the Sponsor and its affiliates must irrevocably forfeit to Act II for no consideration 3,000,000 Act II Class B Shares and 6,750,000 private placement warrants;

•
more than 50% of the Act II Class A Shares issued and outstanding as of December 16, 2019 must not be redeemed by the holders of the Act II Class A Shares in connection with the Transaction;

•
prior to or simultaneously with the consummation of the PIPE Financing, Act II must reduce the number of Act II Class A Shares issuable upon exercise of the private placement warrants by 7,500,000 by paying the holders of such warrant $0.75 per private placement warrant in exchange for reducing the shares issuable upon exercise of such warrants by one-half (except the payment amount per private placement warrant may be amended with the prior written consent of the PIPE Investors investing at least sixty-six and two thirds percent (66.67%) of the PIPE Financing); and

•
the Domestication must have occurred, and the Act II Class A Shares issued under the Subscription Agreements and upon exercise of the private placement warrants must be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

The shares of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. private placement warrants to be offered and sold in connection with the Private Placement have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The proceeds from the Private Placement will be used to fund a portion of the aggregate cash obligations (as defined under the Purchase Agreement) for the Business Combination.

After the closing of the Business Combination, Whole Earth Brands, Inc. intends to file a shelf registration statement in order to facilitate the resale of the securities entitled to registration rights as described above.
Confidentiality Agreement
On June 4, 2019, Act II entered into a letter agreement (the “Confidentiality Agreement”) with Flavors Holdings, the provisions of which agreement survived the execution of the Purchase Agreement and will automatically terminate on June 4, 2022. The Confidentiality Agreement provides for, among other things, certain confidentiality obligations owed by Act II to Flavors Holdings in relation to the information disclosed by or on behalf of Flavors Holdings in connection with the consideration of a possible transaction or business relationship between the parties. Pursuant to the terms of the Confidentiality Agreement, Act II also agreed, for a period of twelve months following the date of the agreement, to certain other restrictive covenants with respect to the customers, suppliers, and vendors of Flavors Holdings, Merisant and MAFCO or their respective affiliates and non-solicitation of employees of Flavors Holdings and its subsidiaries.
Debt Financing
Whole Earth Brands, Inc., together with one or more subsidiaries of Whole Earth Brands, Inc. that may be included as co-borrowers (collectively with Act II, the “Borrower”), is expected to enter into either (i) new senior secured first lien credit facilities (the “New Credit Facilities”) with Toronto Dominion (Texas) LLC, as administrative agent, and certain lenders, which New Credit Facilities will consist of (x) a senior secured first lien term loan facility of up to $185 million (the “New Term Loan Facility”) and (y) a first lien revolving loan facility of up to $50 million (the “New Revolving Facility”), or (ii) the Term Loan B Facility described under “Business Combination Proposal — Financing.”
If Whole Earth Brands, Inc. enters into the New Credit Facilities, the proceeds of the New Term Loan Facility and a portion of the New Revolving Facility are expected to be available at the closing of the Business Combination. The New Revolving Facility will include borrowing capacity available for the issuance of letters of credit up to an amount to be agreed (but not less than $5 million) and borrowing capacity available for swing line loans up to an amount to be agreed. Any issuance of letters of credit or borrowing of swing line loans will reduce the amount available under the New Revolving Facility. The New Credit Facilities are expected to mature five years after the closing date of the New Credit Facilities.
Loans outstanding under the New Credit Facilities are expected to accrue interest at a rate per annum equal to LIBOR plus a margin ranging from 2.25% to 3.00% depending on the achievement of certain leverage ratios, and undrawn amounts under the New Revolving Facility are expected to accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with step downs to 0.30% upon achievement of certain leverage ratios.
The New Credit Facilities are expected to provide the Borrower with the option to raise incremental term loan credit facilities (including an incremental facility that would provide the Borrower with the option to increase the amount available under the New Credit Facilities through additional term loan facilities by an aggregate amount of up to $50,000,000, plus an amount equal to all voluntary prepayments of the New Term Loan Facility, plus additional amounts subject to compliance with a certain leverage ratio), subject to certain limitations.
The obligations under the New Credit Facilities are expected to be guaranteed by each of Whole Earth Brands, Inc. direct or indirect wholly-owned subsidiaries organized under the laws of the United States, in each case, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries.
The New Term Loan Facility is expected to require the Borrower to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all asset sales or other dispositions of property, subject to the ability to reinvest such proceeds, upon certain conditions, and certain other exceptions, (ii) 100% of the net cash proceeds of any debt issuance or incurrence, other than debt permitted to be incurred under the definitive agreements for the New Credit Facilities (but excluding debt incurred to refinance the New Credit Facilities) and (iii) 50% of excess cash flow (with reductions to 25% and 0% upon the achievement of certain leverage ratios to be agreed), beginning with the fiscal year ended December 31, 2021. The Borrower is also expected to be required to make scheduled amortization payments equal to (i) 2.5% per annum of the original principal amount of the New Term Loan Facility during the first and second years after the closing date of the New Credit Facilities, (ii) 5.0% per annum of the original principal amount of the New Term Loan Facility during the third year after the closing date of the New Credit Facilities and (i) 10% per annum of the original principal amount of the New Term Loan Facility during the fourth and fifth years after the closing date of the New Credit Facilities. The Borrower may prepay the New Credit Facilities at any time without premium or penalty, subject to payment of customary breakage costs.
Certain Covenants and Events of Default
The New Credit Facilities are expected to contain a financial covenant requiring the Borrower to comply with a ratio of (x) the outstanding consolidated total debt net of up to an aggregate amount of $25.0 million of unrestricted cash and cash equivalents to (y) trailing four quarter consolidated EBITDA (as defined under the New Credit Facilities) of not more than 4.00 to 1.00, with a stepdown to 3.75 to 1.00 on the last full day of the fourth full fiscal quarter ending after the closing date of the New Credit Facilities. The New Credit Facilities are expected to contain a number of traditional negative covenants. Such covenants, among other things, limit or restrict, the Borrower’s and its subsidiaries’ ability to:
•
incur additional indebtedness (including capital leases and speculative hedging transactions) and make guarantees;

•
incur liens;

•
engage in mergers or consolidations, dissolutions and other fundamental changes;

•
sell assets;

•
pay dividends and distributions or other restricted payments or repurchase stock;

•
make investments, loans and advances, including acquisitions;

•
amend organizational documents or other material agreements;

•
enter into certain agreements that would restrict the ability of the Borrower and its subsidiaries to pay dividends;

•
repay, repurchase, acquire or redeem certain junior, unsecured or subordinated indebtedness;

•
issue certain equity;

•
engage in certain activities; and

•
engage in certain transactions with affiliates.

The aforementioned restrictions are expected to be subject to certain exceptions, including (i) the ability to make restricted payments and acquisitions, in each case, to compliance with certain financial metrics and certain other conditions and (ii) a number of other traditional exceptions that will be set forth in the definitive agreements for the New Credit Facilities.
The New Credit Facilities are expected to also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the New Credit Facilities are expected to be entitled to take various actions, including the acceleration of amounts due under the New Credit Facilities and all actions permitted to be taken by a secured creditor.
Background of the Business Combination
Act II is a blank check company that was incorporated as a Cayman Islands exempted company on August 16, 2018. Act II was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Act II identified the following general criteria and guidelines and sought to evaluate companies that it believed would be suitable targets for the business combination:
•
companies in food, beverage, consumer packaged goods, personal care and hospitality;

•
global sales along with strong brand awareness;

•
a focus on profitability and cash flow;

•
platform attributes to drive scale, organic and inorganic growth;

•
equity owners that were willing to roll part of their equity in the public entity; and

•
companies that had underperformed against their potential, where we believe our management team could bring and industry and operational expertise.

These criteria were not intended to be exhaustive, and any evaluation relating to the merits of a particular initial business combination were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management team deemed relevant.
The terms of the proposed Business Combination are the result of negotiations between Act II and the Sellers and their respective representatives. All meetings described herein were held telephonically, unless otherwise noted.
On April 30, 2019, Act II consummated its initial public offering of 30,000,000 units, inclusive of the underwriters’ election to partially exercise their option to purchase an additional 3,900,000 units, at a price of $10.00 per unit, generating gross proceeds of $300,000,000 (before underwriting discounts and commissions and offering expenses). Each unit consists of one Act II Class A Share and one-half of one Act II warrant. Each whole Act II warrant entitles the holder to purchase one Act II Class A Share at an exercise price of $11.50 per share, in accordance with its terms. Simultaneously with the closing of the Act II IPO, Act II consummated the sale of 6,750,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,750,000. Following the Act II IPO and the sale of the private placement warrants, a total of $300,000,000 was placed into the trust account.
Prior to the consummation of the Act II IPO, neither Act II, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Act II.
After the Act II IPO, Act II management considered and conducted an analysis of over 95 potential acquisition targets (including Merisant and MAFCO) in a wide variety of industry sectors. Act II initiated contact with 32 potential targets (including Merisant and MAFCO), including privately held assets and assets or divisions owned by publicly traded companies, with revenues ranging from approximately $100 million to $1.5 billion, and/or their advisors. Of those potential targets, Act II conducted preliminary due diligence with respect to five potential targets (including Merisant and MAFCO).
On June 4, 2019, Irwin D. Simon, the executive chairman of Act II’s board of directors, met with Ronald Perelman, the chairman and chief executive officer of MacAndrews & Forbes Incorporated, the parent company of the Sellers (“MacAndrews”), and other representatives of the Sellers to discuss a potential transaction. Representatives of Moelis were also present at the meeting. On June 4, 2019, Act II and Flavors Holdings entered into a confidentiality agreement, shortly after which Flavors Holdings shared information about Merisant and MAFCO with Act II. On June 18, 2019, representatives of Act II met with representatives of the Sellers and certain executives of Merisant and MAFCO for a management presentation. Representatives of Moelis were also present at the meeting.
Between June 18, 2019 and July 8, 2019, several meetings occurred between representatives of Act II, the Sellers and Moelis to discuss the structure of a potential transaction. On July 12, 2019, Act II sent a draft non-binding letter of intent to Flavors Holdings. After exchanging several drafts, Act II and the Sellers executed a non-binding letter of intent on July 22, 2019, which contemplated an enterprise value of Merisant and MAFCO of $700 million, comprising of: $525 million of cash at closing, 12.5 million Act II Class A Shares valued at $10.00 per share at closing, $25 million in Act II Class A Shares issuable if Act II Class A Shares traded at or above $14.00 per share prior to the fifth anniversary of closing, and $25 million in Act II Class A Shares issuable if Act II Class A Shares traded at or above $16.00 per share prior to the fifth anniversary of closing.

On July 22, 2019, Act II and Moelis, and on July 24, 2019, DLA Piper LLP (US) (“DLA”), counsel to Act II, received access to an electronic data room containing, among other things, business, financial, legal and tax information related to Merisant and MAFCO.
On July 25, 2019, Act II commenced business due diligence with an in-person meeting with representatives of the Sellers. Management of Merisant and MAFCO participated in this meeting via videoconference. On July 27, 2019 and July 30, 2019, the same parties reconvened via video conference to conduct additional business due diligence. Representatives of Moelis also participated in these sessions.
On July 26, 2019, Act II engaged Moelis to provide advice on the proposed transaction and act as placement agent on a potential equity investment by the third parties to provide financing for the transaction.
On August 1, 2019 and August 2, 2019, representatives of Act II visited Merisant and MAFCO facilities in the Czech Republic and Camden, New Jersey to conduct operational and financial due-diligence.
From August 5, 2019 through August 9, 2019, representatives of Act II, and the Sellers held discussions in regard to the business plan, organization structure and investment outreach strategy. During that time, Moelis and Cantor, financial advisor to Act II, participated in multiple conference calls related to investor outreach.
On August 7, 2019, Ira Lamel discussed with the audit committee the non-binding letter of intent and select financials for Merisant and MAFCO, the status of negotiations and proposed transaction structure.
On August 7, 2019, E&Y commenced tax diligence. On that same date, DLA circulated a legal due diligence request list to Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to the Sellers.
From August 16, 2019 through the early December 2019, representatives of Act II and certain executives of Merisant and MAFCO met with current and potential investors in Act II to solicit feedback on the proposed transaction and gauge interest in potential equity investments from such parties.
On August 27, 2019, Wachtell Lipton transmitted a draft of the Purchase Agreement to DLA reflecting the transaction structure described in the letter of intent.
On September 10, 2019, Act II commenced discussions with lenders in regard to debt financing. These discussions continued through November 2019.
Between September 11, 2019 and October 10, 2019, representatives and consultants of Act II visited Merisant and MAFCO facilities in Chicago, Richmond, Camden, EVD Gardanne, France, CPM (Czechpak Manufacturing) Nove Modlany, Czech Republic, the Zhangjiagang Free Trade Zone (ZFTZ MAFCO) Jiangsu Province, P.R.C. and Shanghai MAFCO Shanghai, P.R.C. in order to conduct operational and supply chain due diligence.
On September 23, 2019, Act II contacted Goldman Sachs & Co. LLC (“Goldman Sachs”) to discuss the Business Combination and advisory services that Goldman Sachs could offer to Act II.
On September 30, 2019, DLA transmitted comments to the draft of the Purchase Agreement to Wachtell Lipton, and Wachtell Lipton transmitted a revised draft of the Purchase Agreement to DLA on October 7, 2019. Representatives of Act II and the Sellers met on October 17, 2019 to discuss the Purchase Agreement.
Based on feedback from investors, representatives of Act II and Moelis met with representatives of the Sellers on October 24, 2019 and October 27, 2019 to discuss a modified transaction structure. These discussions focused on the enterprise value of Merisant and MAFCO and the mix of cash, stock, and contingent stock consideration to be received by Sellers in the transaction.
On October 28, 2019, representatives of Act II, the Sellers, Moelis, DLA, E&Y met in-person to discuss various items relating to due diligence and the economic transaction terms.
Between October 30, 2019 and December 19, 2019, Act II finalized the debt commitment letters with its debt financing sources.

On October 31, 2019, DLA transmitted comments to the draft of the Purchase Agreement to Wachtell Lipton.
On November 6, 2019, Ira Lamel provided an update to the Act II audit committee on the letter of intent, due-diligence and investor outreach efforts, and answered questions that the board asked around the business and the proposed transaction.
On November 11, 2019, Act II engaged Goldman Sachs to provide advice on the proposed transaction and expand investor outreach for the proposed transaction.
On November 22, 2019, representatives of Act II and the Sellers met to discuss timing of announcement and closing of the proposed Business Combination.
On December 3, 2019, Wachtell Lipton transmitted a revised draft of the Purchase Agreement to DLA.
On December 6, 2019, representatives of Act II, the Sellers and E&Y met to discuss select tax and other issues pertaining to the Purchase Agreement.
On December 9, 2019, representatives of Act II and certain executives of Merisant and MAFCO conducted additional investor meetings to discuss potential equity investments in Act II.
On December 11, 2019, Act II proposed further revisions to the transaction structure based on preliminary discussions with potential investors in the PIPE Financing. The discussions included the attractiveness of the proposed transaction in the context of a range of potential valuations and focused on reducing dilution. The parties also discussed Merisant and MAFCO’s business outlook. Following discussions on December 13, Act II and the Sellers agreed to a total enterprise value of Merisant and MAFCO of $563.5 million, comprising: $450 million of cash at closing, 6.0 million Act II Class A Shares valued at $10.00 per share at closing, 1.0 million Act II Class A Shares issuable if Act II Class A Shares being at or above $13.50 per share (subject to certain adjustments) for twenty trading days in any thirty-day continuous trading period or the fifth anniversary of closing, $20 million in Act II Class A Shares issuable if Act II Class A Shares traded at or above $14.00 per share prior to the fifth anniversary of closing, and $20 million in Act II Class A Shares issuable if Act II Class A Shares traded at or above $16.00 per share prior to the fifth anniversary of closing . In addition, Act II agreed to place 3.0 million of its Act II Class A Shares in escrow to be released at the earlier of the volume weighted-average per-share trading price of shares of Act II Class A Shares being at or above $13.50 per share (subject to certain adjustments) for twenty trading days in any thirty-day continuous trading period or the fifth anniversary of closing and 2.0 million of its Act II Class A Shares in escrow to be released at the earlier of the volume weighted-average per-share trading price of shares of Act II Class A Shares being at or above $15.00 per share (subject to certain adjustments) for twenty trading days in any thirty-day continuous trading period or the fifth anniversary of closing. The Sellers agreed to these revised terms on December 13, 2019.
From December 13, 2019 through December 19, 2019, leading up to signing, Wachtell Lipton and DLA exchanged several rounds of drafts of the Purchase Agreement.
On December 17, 2019, the board of Act II unanimously approved the transaction.
On December 19, 2019, the parties executed the Purchase Agreement, the Sponsor Support Agreement and the debt commitment letters from The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC for a $185 million term loan and $50 million revolving credit facility. Later that day, a press release was issued announcing the terms of the Business Combination. On December 23, 2019, Act II filed a current report on Form 8-K, which included, among other things, the press release, the Purchase Agreement, the Sponsor Support Agreement, and the investor presentation as exhibits thereto.
Pursuant to the deal announcement, Act II received feedback from several investors regarding the attributes of the transaction.
On January 21, 2020 and January 22, 2020, representatives of Act II discussed with the Sellers a potential reduction in the consideration payable to the Sellers under the Purchase Agreement based on feedback from potential investors in the PIPE Financing, including Baron, regarding the terms on which they would be interested in participating in the proposed transaction. In certain of these conversations,

Moelis also participated. The feedback from potential investors included, among other things, sizing the PIPE Financing at $50 – $75 million, reducing the dilution of the public warrants, reducing the purchase consideration, increasing the number of Act II Class B Shares and private placement warrants to be forfeited by the Sponsor, and reducing the net leverage following consummation of the business combination. Following discussions, Act II and the Sellers agreed to a total enterprise value of Merisant and MAFCO of $510 million, comprising: $450 million of cash at closing and 6.0 million Act II Class A Shares valued at $10.00 per share at closing. In addition, Act II agreed to forfeit 3.0 million of its Act II Class B Shares, forfeit warrants to purchase 6.75 million Class A Shares, and place 2.0 million of its Act II Class A Shares in escrow to be released at the earlier of the volume weighted-average per-share trading price of shares of Act II Class A Shares being at or above $20.00 per share (subject to certain adjustments) for twenty trading days in any thirty-day continuous trading period or the fifth anniversary of closing.
On January 22, 2020, the Sellers agreed to the proposed reduction in the consideration.
From January 29, 2020 through February 11, 2020, DLA and Wachtell Lipton exchanged drafts of the amendment to the Purchase Agreement, and representatives of Act II circulated subscription documents to potential private placement investors.
On February 9, 2020, the Act II Board met to discuss the amendment to the Purchase Agreement. Members of Moelis participated in this discussion. Following discussions among the participants, the Act II Board determined that the amendment to the Purchase Agreement was in the best interest of Act II and its shareholders and unanimously approved the amendment to the Purchase Agreement.
At this meeting, the Act II Board also met to discuss the terms of the PIPE Financing.
On February 12, 2020, Act II and the Sellers entered into the amendment to the Purchase Agreement, and Act II and the PIPE Investors concurrently executed the subscription agreements.
On February 12, 2020, a press release was issued announcing the revised terms of the Business Combination. Shortly thereafter, Act II filed a current report on Form 8-K, which included, among other things, the press release, the amendments to the Purchase Agreement and Sponsor Support Agreement, and a revised investor presentation as exhibits thereto.
From April 28, 2020 through May 6, 2020, representatives of Act II discussed with representatives of the Sellers a potential reduction in the consideration payable to the Sellers under the Purchase Agreement in light of recent market performance.
On May 6, 2020, the Sellers agreed to the proposed reduction in the consideration.
From May 6, 2020 through May 8, 2020, DLA and Wachtell Lipton exchanged drafts of the second amendment to the Purchase Agreement.
On May 8, 2020, the Act II Board met to discuss the second amendment to the Purchase Agreement. Following discussions among the participants and determining that the second amendment to the Purchase Agreement was in the best interest of Act II and its shareholders, the Act II Board unanimously approved the second amendment to the Purchase Agreement.
On May 8, 2020, Act II and the Sellers entered into the second amendment to the Purchase Agreement.
Act II’s Board of Directors’ Reasons for the Business Combination
On December 17, 2019, the Act II board of directors (i) approved the Purchase Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Act II and its shareholders, and (iii) recommended that Act II’s shareholders approve and adopt the Business Combination.
In evaluating the Business Combination and making these determinations and this recommendation, the Act II board of directors consulted with Act II’s senior management and considered a number of factors.

The Act II board of directors and management also considered the general criteria and guidelines that Act II believed would be important in evaluating prospective target businesses as described in the prospectus for Act II’s initial public offering. The Act II board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Act II stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:
(i)
have potential for significant growth, or can act as an attractive acquisition platform, following Act II’s initial business combination;

(ii)
have demonstrated market segment, category and/or cost leadership and would benefit from the Act II board of directors’ and management’s extensive network and insights;

(iii)
provide operational platform and/or infrastructure for products and/or services, with the potential for revenue, market share, footprint and/or distribution improvements;

(iv)
are at the forefront of evolution around changing consumer trends;

(v)
offer marketing, pricing and product mix optimization opportunities across retail channels;

(vi)
are fundamentally sound companies that could be underperforming their potential and/or offer compelling value;

(vii)
offer the opportunity for Act II management team to partner with established target management teams or business owners to achieve long-term strategic and operational excellence, or, in some cases, where our access to accomplished executives and the skills of the management of identified targets warrants replacing or supplementing existing management;

(viii)
exhibit unrecognized value or other characteristics, desirable returns on capital and a need for capital to achieve the Company’s growth strategy, that Act II’s board of directors and management believe have been misevaluated by the marketplace based on our analysis and due diligence review; and

(ix)
will offer an attractive risk-adjusted return for Act II’s shareholders.

In considering the Business Combination, the Act II board of directors determined that the Business Combination was an attractive business opportunity that met most of the criteria and guidelines above, although not weighted or in any order of significance.
Act II’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, Act II’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of Act II’s board of directors may have given different weight to different factors. This explanation of Act II’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
In particular, the Act II board of directors considered the following factors:
•
Whole Earth Brands, Inc. and the Business Combination.   The Act II board of directors considered the following factors related to Whole Earth Brands, Inc. and the Business Combination:

•
Strong Global Tailwinds Supporting Growth:   The worldwide shift away from sugar to natural non-sugar sweeteners and products is a mega trend upon which Whole Earth Brands, Inc. is expected to grow. There is a growing demand for clean labels and natural ingredients, driven by consumers, retailers, and consumer packaged goods companies. Whole Earth Brands, Inc. will be the first publicly traded, global platform focused on this sizeable opportunity with a diverse set of brands and products.

•
Experienced and Proven Management Team:   Whole Earth Brands, Inc.’s expected management team has extensive experience in strategic and operational roles in the consumer products industry. Following the closing, it is expected that Whole Earth Brands, Inc.’s will be led by Flavors Holdings Inc.’s existing management team, including Chief Executive Officer, Albert Manzone, Chief Financial Officer, Andy Rusie, and President of the Flavors & Ingredients business, Lucas Bailey. For additional information regarding Whole Earth Brands, Inc.’s executive officers, see the section entitled “Management of Whole Earth Brands, Inc. Following the Business Combination.”

•
Attractive Entry Valuation:   Whole Earth Brands, Inc. will have an anticipated initial enterprise value of $516 million, implying a 7.9x multiple of 2020 projected Pro Forma Adjusted EBITDA.

•
Strong Competitive Position:   The Branded CPG business is a global leader in the tabletop non-caloric sweetener category. Branded CPG products are highly recognized and have defensible market positions in key geographies with leading brands across product offerings such as Whole Earth, Equal, Candarel and Pure Via. The Flavors & Ingredients business is one of the world’s leading manufacturers and a preferred supplier of natural licorice products for a global, diversified, blue chip customer base across a variety of end markets. Flavors & Ingredients products have a wide range of applications including food, beverage, pharmaceutical, confectionary, cosmetic, personal care and tobacco products, and the business offers many products under the Magnasweet brand.

•
Actionable Acquisition Opportunities:   Existing management and Act II have identified a robust pipeline of potentially actionable acquisition opportunities, which will enable Whole Earth Brands, Inc. to accelerate its growth and scale, strengthen its competitive positioning, and enter new geographies across the globe.

•
Asset-Lite Business Model and High Cash Flow Generation:   Merisant and MAFCO operate an asset-lite business model and as a result has high free cash flow generation. That free cash flow will allow for product innovation, brand investment, and synergistic tuck-in acquisitions that will fuel growth and drive return on capital.

•
Robust Research and Development Pipeline:   The existing management team has renewed Merisant and MAFCO’s focus on research and development and developed a robust pipeline of projects. New product launches will enable expansion into branded adjacencies, increased distribution through existing sales channels and entry into new markets.

•
Global Platform:   Merisant and MAFCO has a global reach serving over 100 countries and maintaining long-standing blue-chip customer relationships. The team currently operates six manufacturing facilities around the world and collaborates with 20 co-manufacturers across the globe. The current footprint enables cost-effective production and distribution of products around the world. Whole Earth Brands, Inc. will be well-positioned to enter into large, underpenetrated developing markets, including India and China.

•
Diversified Customer Base:   No single customer accounted for more than 10% of total sales in 2019.

•
Underperforming Full Potential:   Act II is acquiring a longtime privately-held business, which was historically managed to maximize cash harvesting. Act II’s relationships and experience will enable Whole Earth Brands, Inc. to reach its full potential through a renewed focus on growth and efficient capital reinvestment.

•
Best Available Opportunity:   The Act II board of directors determined, after a thorough review of other business combination opportunities reasonably available to Act II, that the proposed Business Combination represents the best potential business combination for Act II based upon the process utilized to evaluate and assess other potential acquisition targets, and the Act II board of directors’ belief that such processes had not presented a better alternative.

•
Continued Ownership By Sellers:   The Act II board of directors considered that the Sellers would be rolling part of their equity (given that a portion of the cash proceeds are being used to pay down existing debt). The Act II board considered this as a strong sign of confidence in Whole Earth Brands, Inc. following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Results of Due Diligence:   The Act II board of directors considered the scope of the due diligence investigation conducted by Act II’s senior management and outside advisors, including E&Y and DLA Piper LLP (US), and evaluated the results thereof and information available to it related to Merisant and MAFCO, including:

•
extensive meetings and calls with Merisant and MAFCO’s management team regarding its operations and projections and the proposed transaction; and

•
several in-person visits to Merisant and MAFCO’s facilities in Chicago, Illinois, Richmond, Virginia, Camden, New Jersey, France, Switzerland, Czech Republic and China;

•
review of materials related to Flavors Holdings Inc. made available by the Sellers, including financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, environmental matters, and other legal and business diligence.

•
Terms of the Purchase Agreement:   The Act II board of directors reviewed and considered the terms of the Purchase Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the Purchase Agreement. See “Business Combination Proposal — The Purchase Agreement” for detailed discussions of the terms and conditions of these agreements.

The Act II board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
•
Potential Inability to Complete the Business Combination:   The Act II board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Act II if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval. Moreover, if Act II does not obtain shareholder approval at the Shareholders Meeting, the Sellers can continually obligate Act II to hold additional Shareholders Meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and June 30, 2020, the outside date under the Purchase Agreement. This could limit Act II’s ability to seek an alternative business combination that Act II shareholders may prefer after such initial vote. The Purchase Agreement also includes an exclusivity provision that prohibits Act II from soliciting other initial business combination proposals, which restricts Act II’s ability to consider other potential initial business combinations until the earlier of the termination of the Purchase Agreement or the consummation of the Business Combination. In addition, the Act II board of directors considered the risk that the current public shareholders of Act II would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Whole Earth Brands, Inc. following the consummation of the Business Combination and potentially requiring the Sellers to waive certain conditions under the Purchase Agreement in order for the Business Combination to be consummated.

•
Whole Earth Brands, Inc.’s Business Risks:   The Act II board of directors considered that Act II shareholders would be subject to the execution risks associated with Whole Earth Brands, Inc. if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Act II prior to the Closing. In this regard, the Act II board of directors considered that there were risks associated with successful implementation of Whole

Earth Brands, Inc.’s long-term business plan and strategy and Whole Earth Brands, Inc. realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The Act II board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Act II shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”
•
Post-Business Combination Corporate Governance; Terms of the Investors Agreement:   The Act II board of directors considered the corporate governance provisions of the Purchase Agreement, the Investors Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing.

•
Limitations of Review:   The Act II board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price Act II is paying to acquire Merisant and MAFCO is fair to Act II or its shareholders from a financial point of view. In addition, the Act II senior management and Act II’s outside counsel reviewed only certain materials in connection with their due diligence review of Merisant and MAFCO. Accordingly, the Act II board of directors considered that Act II may not have properly valued such business.

•
Limited Survival of Remedies for Breach of Representations, Warranties or Covenants of the Sellers:   The Act II board of directors considered that the terms of the Purchase Agreement provide that Act II will have limited surviving remedies against the Sellers after the Closing to recover for losses as a result of only certain inaccuracies or breaches of the Sellers’ representations, warranties or covenants set forth in the Purchase Agreement. As a result, Act II shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Merisant and MAFCO prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Act II board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and it is expected that the current owner of Merisant and MAFCO will be the largest single stockholder in Whole Earth Brands, Inc. at the time of closing.

•
Litigation:   The Act II board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•
Fees and Expenses.   The Act II board of directors considered the fees and expenses associated with completing the Business Combination.

•
Diversion of Management.   The Act II board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Whole Earth Brands, Inc.’s business.

•
Interests of Act II’s Directors and Executive Officers:   The Act II board of directors considered the potential additional or different interests of Act II’s directors and executive officers, as described in the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination.” However, Act II’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Act II’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by Act II with any other target business or businesses and (iii) a significant portion of the consideration to Act II’s directors and executive officers was structured to be realized based on the future performance of Whole Earth Brands, Inc.’s common stock.

Based on its review of the forgoing considerations, the Act II board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Act II shareholders will receive as a result of the Business Combination. The Act II board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the Act II board of directors is not intended to be exhaustive but includes the material factors considered by the Act II board of directors. In view of the complexity and wide variety of factors considered by the Act II board of directors in connection with its evaluation of the Business Combination, the Act II board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Act II board of directors may have given different weight to different factors. The Act II board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations. This explanation of the Act II board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
Unaudited Prospective Financial Information of Merisant and MAFCO
Flavors Holdings provided Act II with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2023. Merisant and MAFCO does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, Flavors Holdings prepared the financial projections set forth below to present key elements of the forecasts provided to Act II. Merisant and MAFCO’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Act II, Act II’s board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. Shareholders and Warrant Holders are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Merisant and MAFCO’s business, all of which are difficult to predict and many of which are beyond Merisant and MAFCO’s and Act II’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Merisant and MAFCO’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections have not been and will not be updated to reflect any circumstances or events occurring after the date they were prepared, including the impact of the COVID-19 pandemic. None of Merisant and MAFCO’s independent registered accounting firm, Act II’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Act II and Act II’s board of directors in connection with their review of the proposed transaction.
THE FINANCIAL PROJECTIONS ARE BEING PROVIDED SOLELY TO PRESENT INFORMATION AVAILABLE TO THE PARTIES AT THE TIME THEY WERE PREPARED AND EXCHANGED. THEY HAVE NOT BEEN AND WILL NOT BE UPDATED FOR ANY EVENTS, INCLUDING THE COVID-19 PANDEMIC, THAT OCCURRED AFTER THEIR PREPARATION, OR THE EFFECTS OF ANY SUCH EVENTS ON MERISANT’S AND MAFCO’S OPERATIONS AND FINANCIAL CONDITION AND RESULTS. EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR WHOLE EARTH BRANDS, ACT II UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS (SUCH AS THE COVID-19 PANDEMIC), INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The key elements of the initial projections provided by management of Merisant and MAFCO to Act II, are summarized in the table below:
($ in millions)	2019E	2020E	2021E	2022E	2023E
Net Sales	$280	$301	$318	$338	$358
Gross Profit	119	134	145	155	165
PF Adj. EBITDA	63	71	77	84	91
Capital expenditures	(9)	(7)	(5)	(5)	(5)
Subsequent to providing the initial financial projections to Act II, in January 2020, the management of Merisant and MAFCO provided ranges of preliminary 2019 financial results as well as guidance for 2020E key financial metrics which are summarized in the table below:
	2019 PRELIMINARY		2020E GUIDANCE
($ in millions)	LOW	HIGH	LOW	HIGH
Net Sales	$272	$275	$290	$305
PF Adj. EBITDA	$62	$64	$67	$71
Capital expenditures	$(4)	$(4)	$(7)	$(8)
In May 2020, the management of Merisant and MAFCO provided Act II with revised and updated guidance for 2020E key financial metrics which are summarized in the table below:
	2020E Guidance
(in millions)	LOW	HIGH
Net Sales	$270	$290
PF Adj. EBITDA	$63	$67
Capital Expenditures	$(7)	$(8)

In addition to the financial data provided in the table above, management of Merisant and MAFCO provided a framework for understanding the algorithm for management’s view on long term guidance which is summarized below:
Net Sales	Low-to-mid single-digit organic growth through the cycle — Driven by distribution gains, geographic expansion, and continued innovation — Accelerated by tuck-in acquisitions
PF Adj. EBITDA	Margins of ~23 – 25% — Operational leverage from existing footprint and SG&A platform Mid single-digit growth — Accelerated by accretive and synergistic tuck-in acquisitions
Capital expenditures	~1.5% of net sales — Asset-light business model
Projected net sales is based on a variety of operational assumptions, including sales of artificial and natural sweeteners and adjacencies, and Magnasweet branded and other licorice products.
Projected profitability is driven by raw material costs, manufacturing costs, marketing costs and other general and administrative expenses. Annual capital expenditure is primarily based on new product development and upgrades to manufacturing facilities.
Pro Forma Adjusted EBITDA, a non-GAAP measure, is an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. Not all of the information necessary for a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measures is available without unreasonable efforts at this time.
Comparable Company Analysis
Act II’s management primarily relied upon comparable company analysis to assess the value that the public markets would likely ascribe to Whole Earth Brands, Inc. and this analysis was presented to Act II’s board of directors. The comparable companies Act II’s board of directors reviewed were based on two categories: Food and Beverage Consumer Packaged Goods and Ingredients. Food and Beverage Consumer Packaged Goods companies included McCormick & Company, Simply Good Foods, Bellring Brands, Post Holdings, Smuckers, and B&G Foods. Ingredients companies included Kerry Group, Symrise, International Flavors & Fragrances, Darling Ingredients, Tate & Lyle, and Ingredion.
These companies were selected by Act II as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business. Many of the selected companies are significantly larger enterprises, with more diversified product base, and have larger financial resources than Whole Earth Brands, Inc. Although none of the selected companies reviewed in this analysis were directly comparable to Whole Earth Brands, Inc., the companies had one or more similar operating and financial characteristics as Whole Earth Brands, Inc.:
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Food and Beverage Consumer Packaged Goods:   These selected companies sell into comparable end-markets and customers as Merisant, facing similar macro trends driven by end-consumer preferences. Similar to Merisant, these companies have branded products exposures and a global presence. Additionally, these companies generally have comparable growth, margin, and cash flow profiles to Merisant, unlike lower-margin distributors, private label or commodity food businesses.

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Ingredients:   These selected companies generally sell products into comparable end markets and customers, including many of the largest global consumer packaged goods companies. Unlike some of these selected companies which primarily serve the food & beverage industry, MAFCO has a more diversified end market exposure to sectors including beauty and personal care, and over-the-counter pharmaceuticals. While all selected companies produce ingredients and have strong sourcing and manufacturing capabilities, MAFCO also offers branded products with value-added attributes (e.g., flavor masking). These companies generally have comparable growth, margins and cash flow profile to MAFCO.
Act II’s board of directors reviewed the estimated revenue compound annual growth rate, estimated EBITDA compound annual growth rate, EBITDA implied margin and free cash flow implied margin of each of the selected companies. These estimates were based on publicly available consensus research analysts’ estimates and other publicly available information, all as of November 15, 2019 which was subsequently updated for final data published on December 19, 2019. In addition, all estimates were calendarized to December year-ends.
The estimated revenue compound annual growth rate, estimated EBITDA compound annual growth rate, EBITDA implied margin and free cash flow implied margin for the selected companies are summarized in the table below:
	2019E – 2021E Revenue CAGR	2019E – 2021E EBITDA CAGR	2020E EBITDA Margin	2020E FCF Margin
Food and Beverage Consumer Packaged Goods
Bellring Brands	13.7%	6.6%	19.2%	18.8%
Simply Good Foods	5.6%	10.0%	17.0%	16.6%
Post Holdings	3.9%	3.0%	21.3%	17.6%
McCormick & Company	3.1%	5.1%	21.9%	18.6%
B&G Foods	1.1%	2.4%	18.1%	15.1%
Smuckers	-0.0%	0.4%	21.9%	18.1%
Median	3.5%	4.0%	20.2%	17.8%
Ingredients
Symrise	8.2%	10.5%	21.3%	15.6%
Darling Ingredients	5.2%	14.8%	14.7%	7.2%
Kerry Group	4.8%	8.2%	15.3%	11.1%
International Flavors & Fragrances	4.2%	6.8%	22.2%	18.3%
Ingredion	2.2%	2.2%	16.5%	10.4%
Tate & Lyle	1.4%	2.8%	17.0%	11.9%
Median	4.5%	7.5%	16.8%	11.5%
Act II’s board of directors compared the estimated compound annual growth rate, for 2019 to 2021 revenue and EBITDA, and implied margins, of 2020 EBITDA and free cash flow for Whole Earth Brands, Inc. with the median of these metrics for the Food and Beverage Consumer Packaged and Ingredients companies. This comparison illustrated an estimated 2019 to 2021 revenue compound annual growth rate of 6.6%, an estimated 2019 to 2021 EBITDA compound annual growth rate of 10.6%, an implied EBITDA margin of 23.5% for 2020 and implied free cash flow margin of 21.2% with respect to Whole Earth Brands, Inc., and median revenue compound annual growth rate of 3.5% for 2019 to 2021, a median EBITDA compound annual growth rate of 4.0% for 2019 to 2021, a median EBITDA margin of 20.2% for 2020 and median free cash flow margin of 17.8% for 2020 for the Food and Beverage Consumer Packaged Goods companies, and median revenue compound annual growth rate of 4.5% for 2019 to 2021, a median EBITDA compound annual growth rate of 7.5% for 2019 to 2021, a median EBITDA margin of 16.8% for 2020 and median free cash flow margin of 11.5% for 2020 for the Ingredients companies. Act II’s board of directors’ comparison of Whole Earth Brands, Inc. to the selected companies allowed Act II’s board of directors to conclude that Act II’s estimated compound annual growth rate, for estimated 2019 to 2021 revenue and EBITDA, and implied margins, of 2020 EBITDA and free cash flow, were similar to or above the selected companies’ benchmarks. This analysis supported Act II’s board of directors’ determination that the terms of the Business Combination were fair to and in the best interest of Act II and its shareholders.

In addition, Act II’s board of directors reviewed an analysis of the estimated total enterprise value over EBITDA and estimated total enterprise value over free cash flow of each of the categories of selected companies. These were estimates based on publicly available consensus research analysts’ estimates and other publicly available information. In addition, all estimates were calendarized to December year-ends.
The total enterprise value divided by estimated EBITDA for 2020 and total enterprise value divided by estimated free cash flow for 2020 for the selected companies, as of November 15, 2019 which was subsequently updated for final data published on December 19, 2019, are summarized in the table below:
	TEV / 2020E EBITDA	TEV / 2020E FCF
Food and Beverage Consumer Packaged Goods
McCormick & Company	22.2x	26.2x
Simply Good Foods	16.1x	16.5x
Bellring Brands	14.6x	14.9x
Post Holdings	11.0x	13.3x
Smuckers	10.7x	13.0x
B&G Foods	10.0x	12.0x
Median	12.8x	14.1x
Ingredients
Kerry Group	18.9x	26.0x
Symrise	16.9x	23.1x
International Flavors & Fragrances	14.9x	18.1x
Darling Ingredients	11.9x	24.4x
Tate & Lyle	8.2x	11.7x
Ingredion	8.1x	12.9x
Median	13.4x	20.6x
Act II’s board of directors compared the total enterprise value, as of November 15, 2019 which was subsequently updated for final data published on December 19, 2019, to estimated 2020 EBITDA and estimated 2020 free cash flow for Whole Earth Brands, Inc. with the median total enterprise value over EBITDA and median total enterprise value over free cash flow for the Food and Beverage Consumer Packaged Goods and Ingredients companies. This comparison illustrated a total enterprise value over estimated EBITDA of 8.1x for 2020 and a total enterprise value over estimated free cash flow of 9.0x for 2020 with respect to Whole Earth Brands, Inc. and a median total enterprise value to estimated EBITDA of 13.3x for 2020 and a median total enterprise value to estimated free cash flow of 15.7x for 2020 for the selected companies. This information allowed Act II’s board of directors to conclude that the consideration to be paid for Whole Earth Brands, Inc. should be reduced and formed the basis of Act II’s board of directors’ determination that the terms of the Business Combination, were fair to and in the best interests of Act II and its shareholders.
In connection with the Purchase Agreement (as amended by Amendment No. 1 to Purchase Agreement dated as of February 12, 2020, and Amendment No. 2 to Purchase Agreement dated as of May 8, 2020), Act II’s board of directors reviewed the estimated revenue compound annual growth rate, estimated EBITDA compound annual growth rate, EBITDA implied margin and free cash flow implied margin of each of the selected companies. These estimates were based on publicly available consensus research analysts’ estimates and other publicly available information, all as of February 11, 2020. In addition, all estimates were calendarized to December year-ends.

The estimated revenue compound annual growth rate, estimated EBITDA compound annual growth rate, EBITDA implied margin and free cash flow implied margin for the selected companies are summarized in the table below:
	2019E – 2021E Revenue CAGR	2019E – 2021E EBITDA CAGR	2020E EBITDA Margin	2020E FCF Margin
Food and Beverage Consumer Packaged Goods
Bellring Brands	13.7%	7.4%	19.3%	19.0%
Simply Good Foods	5.2%	11.1%	18.1%	17.5%
Post Holdings	3.3%	3.0%	21.3%	17.2%
McCormick & Company	2.6%	3.0%	21.1%	17.7%
B&G Foods	0.8%	1.9%	18.1%	15.2%
Smuckers	0.1%	0.4%	21.6%	17.8%
Median	2.9%	3.0%	20.2%	17.6%
Ingredients
Symrise	6.5%	8.8%	21.3%	15.7%
Darling Ingredients	5.9%	4.4%	13.6%	6.2%
International Flavors & Fragrances	4.0%	7.0%	22.2%	18.2%
Kerry Group	3.5%	6.5%	15.3%	11.1%
Ingredion	2.3%	2.4%	16.5%	10.4%
Tate & Lyle	0.2%	2.0%	17.1%	11.9%
Median	3.8%	5.5%	16.8%	11.5%
Act II’s board of directors compared the estimated compound annual growth rate, for 2019 to 2021 revenue and EBITDA, and implied margins, of 2020 EBITDA and free cash flow for Whole Earth Brands, Inc. with the median of these metrics for the Food and Beverage Consumer Packaged and Ingredients companies. For purposes of the analysis, the Whole Earth Brands, Inc. 2019 preliminary and 2020E data represents the midpoint of expected ranges. The Whole Earth Brands, Inc. 2021E data represents 5% net sales growth from 2020E midpoint and the midpoint of long-term margin ranges. This comparison illustrated an estimated 2019 to 2021 revenue compound annual growth rate of 6.9%, an estimated 2019 to 2021 EBITDA compound annual growth rate of 7.2%, an implied EBITDA margin of 23.2% for 2020 and implied free cash flow margin of 20.2% with respect to Whole Earth Brands, Inc., and median revenue compound annual growth rate of 2.9% for 2019 to 2021, a median EBITDA compound annual growth rate of 3.0% for 2019 to 2021, a median EBITDA margin of 20.2% for 2020 and median free cash flow margin of 17.6% for 2020 for the Food and Beverage Consumer Packaged Goods companies, and median revenue compound annual growth rate of 3.8% for 2019 to 2021, a median EBITDA compound annual growth rate of 5.5% for 2019 to 2021, a median EBITDA margin of 16.8% for 2020 and median free cash flow margin of 11.5% for 2020 for the Ingredients companies. Act II’s board of directors’ comparison of Whole Earth Brands, Inc. to the selected companies allowed Act II’s board of directors to conclude that Act II’s estimated compound annual growth rate, for estimated 2019 to 2021 revenue and EBITDA, and implied margins, of 2020 EBITDA and free cash flow, were similar to or above the selected companies’ benchmarks. This analysis supported Act II’s board of directors’ determination that the terms of the Business Combination were fair to and in the best interest of Act II and its shareholders.
In addition, Act II’s board of directors reviewed an analysis of the estimated total enterprise value over EBITDA and estimated total enterprise value over free cash flow of each of the categories of selected companies. These were estimates based on publicly available consensus research analysts’ estimates and other publicly available information. In addition, all estimates were calendarized to December year-ends.

The total enterprise value divided by estimated EBITDA for 2020 and total enterprise value divided by estimated free cash flow for 2020 for the selected companies, as of February 11, 2020, are summarized in the table below:
	TEV / 2020E EBITDA	TEV / 2020E FCF
Food and Beverage Consumer Packaged Goods
McCormick & Company	22.3x	26.5x
Bellring Brands	18.1x	18.6x
Simply Good Foods	16.8x	16.9x
Smuckers	11.3x	13.5x
Post Holdings	10.7x	12.9x
B&G Foods	9.3x	11.1x
Median	14.0x	15.5x
Ingredients
Kerry Group	19.6x	27.2x
Symrise	18.3x	24.2x
International Flavors & Fragrances	16.2x	19.9x
Darling Ingredients	13.2x	29.0x
Ingredion	8.6x	12.8x
Tate & Lyle	8.4x	12.1x
Median	14.7x	22.2x
Act II’s board of directors compared the total enterprise value, as of February 11, 2020, to estimated 2020 EBITDA and estimated 2020 free cash flow for Whole Earth Brands, Inc. with the median total enterprise value over EBITDA and median total enterprise value over free cash flow for the Food and Beverage Consumer Packaged Goods and Ingredients companies. This comparison illustrated a total enterprise value over estimated EBITDA of 8.5x for 2020 and a total enterprise value over estimated free cash flow of 9.5x for 2020 with respect to Whole Earth Brands, Inc. and a median total enterprise value to estimated EBITDA of 14.7x for 2020 and a median total enterprise value to estimated free cash flow of 17.8x for 2020 for the selected companies. This information allowed Act II’s board of directors to conclude that the consideration to be paid for Whole Earth Brands, Inc. should be reduced and formed the basis of Act II’s board of directors’ determination that the terms of the Business Combination, were fair to and in the best interests of Act II and its shareholders.
In connection with Amendment No. 2 to Purchase Agreement, dated as of May 8, 2020, Act II’s board of directors reviewed an analysis of the estimated total enterprise value over EBITDA and estimated total enterprise value over free cash flow of each of the categories of selected companies. These were estimates based on publicly available consensus research analysts’ estimates and other publicly available information. In addition, all estimates were calendarized to December year-ends.

The total enterprise value divided by estimated EBITDA for 2020 and total enterprise value divided by estimated free cash flow for 2020 for the selected companies, as of May 7, 2020, are summarized in the table below:
	TEV / 2020E EBITDA	TEV / 2020E FCF
Food and Beverage Consumer Packaged Goods
McCormick & Company	22.7x	27.2x
Bellring Brands	15.2x	15.5x
Simply Good Foods	13.9x	14.2x
Smuckers	10.9x	13.4x
B&G Foods	10.2x	11.8x
Post Holdings	10.0x	12.3x
Median	12.4x	13.8x
Ingredients
Symrise	18.5x	24.7x
Kerry Group	18.4x	25.9x
International Flavors & Fragrances	16.0x	20.1x
Darling Ingredients	11.4x	33.1x
Ingredion	7.6x	11.2x
Tate & Lyle	7.5x	10.9x
Median	13.7x	22.4x
Act II’s board of directors compared the total enterprise value, as of May 7, 2020, to estimated 2020 EBITDA and estimated 2020 free cash flow for Whole Earth Brands, Inc. with the median total enterprise value over EBITDA and median total enterprise value over free cash flow for the Food and Beverage Consumer Packaged Goods and Ingredients companies. This comparison illustrated a total enterprise value over estimated EBITDA of 7.9x for 2020 and a total enterprise value over estimated free cash flow of 9.0x for 2020 with respect to Whole Earth Brands, Inc. and a median total enterprise value to estimated EBITDA of 12.7x for 2020 and a median total enterprise value to estimated free cash flow of 14.9x for 2020 for the selected companies. This information allowed Act II’s board of directors to conclude that the consideration to be paid for Whole Earth Brands, Inc. should be reduced and formed the basis of Act II’s board of directors’ determination that the terms of the Business Combination, were fair to and in the best interests of Act II and its shareholders.
Satisfaction of 80% Test
It is a requirement under the Cayman Constitutional Documents that any business acquired by Act II have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Merisant and MAFCO generally used to approve the transaction, the Act II board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of Act II and its shareholders and appropriately reflected Merisant and MAFCO’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. Act II’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Merisant and MAFCO met this requirement.

Interests of Act II’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of Act II’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Act II’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Act II shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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If Act II does not consummate a business combination by April 30, 2021 (or, if such date is further extended at a duly called extraordinary general meeting of Act II, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,500,000 Act II Class B Shares owned by the Sponsor would be worthless because following the redemption of the public shares, Act II would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if Act II fails to complete a business combination within the required period. The Sponsor purchased the Act II Class B Shares prior to the Act II IPO for approximately $0.0001 per share and certain of Act II’s directors and executive officers have an economic interest in such shares. The 4.5 shares of Whole Earth Brands, Inc. common stock that the Sponsor will hold following the Business Combination (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had aggregate market value of $44.8 million based upon the closing price of $9.95 per share of public share on Nasdaq on May 8, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of Whole Earth Brands, Inc. common stock will be subject to certain restrictions, including those described above, Act II believes such shares have less value.

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Irwin D. Simon is expected to be the Executive Chairman of the Board of Directors of Whole Earth Brands, Inc. after the consummation of the Business Combination. As such, in the future, Mr. Simon will receive any cash fees, stock options, stock awards or other remuneration that Whole Earth Brands, Inc.’s board of directors determines to pay to him.

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Irwin D. Simon, John M. McMillin, Anuraag Agarwal, and Ira J. Lamel, current directors and officers of Act II, are expected to be directors of Whole Earth Brands, Inc. after the consummation of the Business Combination (it is also anticipated that Ira J. Lamel will serve as the chairperson of the audit committee of the Board). As such, in the future, Messrs. Simon, McMillin, Agarwal, and Lamel will receive any cash fees, stock options, stock awards or other remuneration that Whole Earth Brands, Inc.’s board of directors determines to pay to them.

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Act II’s existing directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Purchase Agreement.

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In the event that Act II fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Act II will be required to provide for payment of claims of creditors that were not waived that may be brought against Act II within the 10 years following such redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Act II if and to the extent any claims by a third party (other than Act II’s independent auditors) for services rendered or products sold to Act II, or a prospective target business with which Act II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of the Act II IPO against certain liabilities, including liabilities under the Securities Act.
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Following consummation of the Business Combination, the Sponsor, Act II’s officers and directors and their respective affiliates would be entitled to reimbursement for certain out-of-pocket expenses related to identifying, investigating and consummating an initial business combination or repayment of loans, if any, and on such terms as to be determined by Act II from time to time, made by the Sponsor or any of Act II’s officers or directors to finance transaction costs in connection with an intended initial business combination. However, as of the date of this proxy statement/prospectus, none of the funds to be used to complete the business combination is expected to go to the Sponsor, Act II’s officers or directors or their respective affiliates. If Act II fails to consummate a business combination within the required period, the Sponsor and Act II’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

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Pursuant to the Investors Agreement, the Sponsor will have the right to designate up to two directors to the board of Whole Earth Brands, Inc. and customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Whole Earth Brands, Inc. common stock and warrants. In addition, pursuant to the Side Letter, the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each officer and director of Act II have agreed to, among other things, vote in favor of the Purchase Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Act II’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Merisant and MAFCO or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) Whole Earth Brands, Inc.’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved. Act II will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Expected Accounting Treatment of the Business Combination
For accounting and financial reporting purposes, the Business Combination will be accounted for under the acquisition method of accounting based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combination (“ASC 805”).
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless notifications and certain information have been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition by Act II as “Purchaser” of all of the capital stock of Merisant Company, MAFCO Worldwide LLC, MAFCO Shanghai LLC, and EVD Holdings LLC, as contemplated by the Purchase Agreement, is subject to these requirements and may not be completed until the expiration of a statutory waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC, or until early termination of that waiting period is granted. On January 6, 2020, Act II and the Sellers caused the required forms under the HSR Act with respect to the above acquisitions to be filed with the Antitrust Division and the FTC, and requested early termination of the statutory waiting period. On January 21, 2020, both Act II and MacAndrews received notice that early termination had been granted.
At any time before or after consummation of the transactions contemplated by the Purchase Agreement, notwithstanding the expiration or termination of any waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the transactions contemplated by the Purchase Agreement, conditionally conditioning the transactions contemplated by the Purchase Agreement upon divestiture of certain assets, subjecting the completion of the transactions contemplated by the Purchase Agreement to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Act II cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority or private party will not attempt to challenge the transactions contemplated by the Purchase Agreement on antitrust grounds, and, if such a challenge is made, Act II cannot assure you as to its result.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.
The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Approvals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Act II’s entry into the purchase agreement, dated as of December 19, 2019, and as amended on February 12, 2020 and May 8, 2020, by and among Act II and Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC, Mafco Foreign Holdings, Inc., and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC (a copy of which is attached to this proxy statement/prospectus statement as Annexes A-1, A-2 and A-3), pursuant to which, among other things, Act II (or its designee) will purchase all of the outstanding equity interests of Merisant Company, Merisant Luxembourg, Mafco Worldwide LLC, Mafco Shanghai LLC, EVD Holdings LLC, and Mafco Deutschland GmbH, in accordance with the terms and subject to the conditions of the Purchase Agreement be approved, ratified and confirmed in all respects.”
Recommendation of Act II’s Board of Directors
THE ACT II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACT II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director (s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 2: DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Act II is asking its shareholders to approve the Domestication Proposal. Under the Purchase Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.
As a condition to Closing the Business Combination, the board of directors of Act II has unanimously approved a change of Act II’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with Act II’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, Act II will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Act II will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding unit of Act II will automatically separate into one Act II Class A Share and one-half of one Act II warrant, (2) each then issued and outstanding Act II Class B Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock, (3) each then issued and outstanding Act II Class A Share will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock and (4) each then issued and outstanding Act II warrant will convert automatically into a Whole Earth Brands, Inc. warrant.
The Domestication Proposal, if approved, will approve a change of Act II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Act II is currently governed by the Cayman Islands Companies Law, upon the Domestication, Whole Earth Brands, Inc. will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Act II will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace Act II’s current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of Whole Earth Brands, Inc. under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents, and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposal,” the Cayman Constitutional Documents of Act II, attached hereto as Annex E and the Proposed Organizational Documents of Whole Earth Brands, Inc., attached hereto as Annex F and Annex G.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of Act II believes that there are several reasons why a reincorporation in Delaware is in the best interests of Act II and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Whole Earth Brands, Inc., its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Whole Earth Brands, Inc.’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Whole Earth Brands, Inc.’s incorporation in Delaware may make Whole Earth Brands, Inc. more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Whole Earth Brands, Inc. to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Act II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Whole Earth Brands, Inc. immediately following the Domestication will be the same as those of Act II immediately prior to the Domestication.

Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Act II be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Act II and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the Act II Board of Directors
THE ACT II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACT II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 3: ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
Organizational Documents Proposal — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex F and Annex G, respectively), including (1) changing the corporate name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.,” (2) making Whole Earth Brands, Inc. corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to Act II’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Act II’s board of directors believes is necessary to adequately address the needs of Whole Earth Brands, Inc. after the Business Combination.
Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal, which is, in the judgment of our board of directors, necessary to address adequately the needs of Whole Earth Brands, Inc. after the Business Combination.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware, which we refer to as the “Court of Chancery,” be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Whole Earth Brands, Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Whole Earth Brands, Inc. to Whole Earth Brands, Inc. or Whole Earth Brands, Inc.’s stockholders, (iii) any action asserting a claim against Whole Earth Brands, Inc., its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, or (iv) any action asserting a claim against Whole Earth Brands, Inc., its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Act II’s operations should Act II not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Transactions, Whole Earth Brands, Inc. will not be a blank check company.
Approval of the Organizational Documents Proposal, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Whole Earth Brands, Inc.’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have identified in this Organizational Documents Proposal, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Whole Earth Brands, Inc., attached hereto as Annex F and Annex G as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” is desirable to reflect the Business Combination with the MAFCO and Merisant and to identify clearly Whole Earth Brands, Inc. as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making Whole Earth Brands, Inc.’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Whole Earth Brands, Inc. following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Whole Earth Brands, Inc. in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Whole Earth Brands, Inc. will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to Act II’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Whole Earth Brands, Inc. and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and Act II’s board of directors believes it is the most appropriate period for Whole Earth Brands, Inc. following the Business Combination. In addition, certain other provisions in Act II’s current certificate require that proceeds from Act II’s initial public offering be held in the trust account until a business combination or liquidation of Act II has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval
The approval of Organizational Documents Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.
The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex F and Annex G, respectively), with such principal changes as described in Organizational Documents Proposal.”
Recommendation of the Act II Board of Directors
THE ACT II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACT II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 4: STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal — to consider and vote upon a proposal to approve for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635 (we refer to this proposal as the “Stock Issuance Proposal”).
Assuming the Business Combination Proposal, the Domestication Proposal, and the Organizational Documents Proposal are approved, Act II’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635, a company is required to obtain shareholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.
Subject to the terms and conditions set forth in the Purchase Agreement (as amended), at the Closing, the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”) (which, under certain conditions, may be reduced by Act II by up to $20,000,000 immediately prior to Closing in exchange for a dollar-for-dollar increase in the Common Stock Consideration), plus or minus the Adjustment Amount (as defined in the Purchase Agreement) (the “Cash Consideration”), and (ii) that number of shares of Whole Earth Brands, Inc. common stock equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by Act II in accordance with the terms of the Purchase Agreement, divided by (y) the lowest per share price at which Act II Class A Shares sold to any person from and after the date of the Purchase Agreement but prior to, at or in connection with the Closing (the “Common Stock Consideration”).
In addition, on February 12, 2020, Act II entered into Subscription Agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and Act II agreed to issue and sell to such investors, 7,500,000 shares of Whole Earth Brands, Inc. common stock and Whole Earth Brands, Inc. private placement warrants exercisable for 2,631,750 shares of Whole Earth Brands, Inc. common stock for gross proceeds of approximately $75,000,000 (the “Private Placement”).
Accordingly, the aggregate number of shares of Whole Earth Brands, Inc. common stock that Whole Earth Brands, Inc. will issue in the Business Combination will exceed 20% of the shares of Whole Earth Brands, Inc. common stock outstanding before such issuance (based on the capitalization of Act II immediately prior to the Domestication), and for this reason, Act II is seeking the approval of Act II shareholders for the issuance of shares of Whole Earth Brands, Inc. common stock pursuant to the Purchase Agreement, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635.
In addition, the parties to the Purchase Agreement have agreed that, at any time from and after the date of the Purchase Agreement, Act II may procure additional equity financing in the form of the issuance and sale of additional shares of Whole Earth Brands, Inc. common stock from persons and on terms reasonably acceptable to the Sellers. Shareholder approval will be required under Nasdaq Listing Rule 5635 to the extent (A) the number of shares of Whole Earth Brands, Inc. common stock to be issued to any person or entity in connection with any incremental equity issuances is, or will be upon issuance (together with any other equity issuances to such person or entity in connection with the Business Combination) in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock or (B) any such incremental equity issuances is made to a person or entity who is a substantial shareholder of Act II and has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more, and for this reason, Act II is seeking the approval of Act II shareholders for the purposes of Nasdaq Listing Rule 5635 in respect of the incremental equity issuances, if any, that would require such a vote.
In the event that this proposal is not approved by Act II shareholders, and an affirmative vote is required under Nasdaq Listing Rule 5635, the Business Combination cannot be consummated. In the event that this proposal is approved by Act II shareholders, but the Purchase Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Whole Earth Brands, Inc. common stock pursuant to the Purchase Agreement or the Purchase Agreement, such shares of Whole Earth Brands, Inc. common stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635, be approved in all respects.”
Recommendation of the Act II Board of Directors
THE ACT II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACT II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 5: WHOLE EARTH BRANDS, INC. 2020 LONG-TERM INCENTIVE AWARD PLAN PROPOSAL
Overview
Act II is asking its shareholders to approve by ordinary resolution and adopt the Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan (the “2020 Plan”) and the material terms thereunder. The Act II board of directors approved the 2020 Plan, prior to the Shareholders Meeting, subject to shareholder approval at the Shareholders Meeting. The 2020 Plan will become effective upon approval from the Act II shareholders.
The 2020 Plan is described in more detail below. A copy of the 2020 Plan is attached to this proxy statement/prospectus as Annex D.
The 2020 Plan
The purpose of the 2020 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The Act II board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Summary of the 2020 Plan
This section summarizes certain principal features of the 2020 Plan. The summary is qualified in its entirety by reference to the complete text of the 2020 Plan.
Eligibility and Participation
The administrator selects the individuals who will participate in the 2020 Plan. Eligibility to participate is open to officers, directors and employees of, and other individuals who provide bona fide services to or for, us or any of our subsidiaries. The Board may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from us or one of our subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with us. Following the Closing, the combined company is expected to have approximately 575 employees, seven non-employee directors and approximately 5 other individual service providers who will be eligible to receive awards under the 2020 Plan.
Administration
The board of directors of Whole Earth Brands, Inc. will be the administrator of the 2020 Plan. Except as provided otherwise under the 2020 Plan, the administrator has plenary authority to grant awards pursuant to the terms of the 2020 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the 2020 Plan.
The board of directors may delegate to the officers and employees of the Company limited authority to perform administrative actions under the 2020 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. With respect to any award to which Section 16 of the Exchange Act applies, the administrator shall consist of our Board. Any member of the administrator who does not meet the foregoing requirements shall abstain from any decision regarding an award and shall not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

Shares Available Under the 2020 Plan
The shares of Whole Earth Brands, Inc. common stock issuable pursuant to awards under the 2020 Plan will be shares authorized for issuance under its Certificate of Incorporation. When the 2020 Plan first becomes effective, the number of shares of Whole Earth Brands, Inc. common stock issuable pursuant to awards granted under the 2020 Plan (the “Share Pool”) will be equal to 9,300,000 shares.
Adjustments to Share Pool.   Following the effective date of the 2020 Plan, the Share Pool will be adjusted as follows:
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The Share Pool will be reduced by one share for each share of Whole Earth Brands, Inc. common stock made subject to an award granted under the 2020 Plan;

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The Share Pool will be increased by the number of unissued shares of Whole Earth Brands, Inc. common stock underlying or used as a reference measure for any award or portion of an award granted under the 2020 Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares; and

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The Share Pool will be increased by the number of shares of Whole Earth Brands, Inc. common stock that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under our 2020 Plan.

In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting the Company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Whole Earth Brands, Inc., our board of directors will adjust the Share Pool proportionately to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.
Types of Awards
The 2020 Plan enables the grant of stock awards, performance shares, cash-based performance units, other stock-based awards, stock options, stock appreciation rights, and stock unit awards, each of which may be granted separately or in tandem with other awards.
Restricted Stock.   Awards of restricted stock are actual shares of Whole Earth Brands, Inc. common stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the administrator, the participant will generally have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses.
Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time will be deferred for payment to such later date as determined by the administrator, and may be paid in cash or as unrestricted shares of Whole Earth Brands, Inc. common stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal related and/or vesting to such shares of restricted stock has been satisfied.
Restricted Stock Units.   An award of restricted stock units represents a contractual obligation of the Company to deliver a number of shares of Whole Earth Brands, Inc. common stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of Whole Earth Brands, Inc. common stock are issued to the participant in settlement of stock units, the participant shall not have any rights of a stockholder of the Company with respect to the stock units or the shares issuable thereunder. Vesting of restricted stock units may be subject to performance goals, the continued service of the participant or both. The administrator may provide that dividend equivalents will be paid or credited with respect to restricted stock units, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related or other service-based restriction to such restricted stock units has been satisfied.
Performance Shares and Performance Units.   An award of performance shares, as that term is used in the 2020 Plan, refers to shares of Whole Earth Brands, Inc. common stock or stock units that are expressed in terms of Whole Earth Brands, Inc. common stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the 2020 Plan, refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than Whole Earth Brands, Inc. common stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of Whole Earth Brands, Inc. common stock or a combination of both, or will reserve to the administrator or the participant the right to make that determination prior to or at the payment or settlement date.
The administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the administrator so permits, that meets the requirements of Section 409A of the Code.
Performance goals applicable to performance-based awards are based on performance metrics selected by the administrator. For this purpose, performance metrics mean any criteria established by the administrator, including but not limited to, the following, as it may apply to individual, one or more business units, divisions, or affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:
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Earnings or Profitability Metrics:   any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; combined ratio; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

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Return Metrics:   any derivative of return on investment, assets, equity or capital (total or invested);

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Investment Metrics:   relative risk-adjusted investment performance; investment performance of assets under management;

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Cash Flow Metrics:   any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

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Liquidity Metrics:   any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

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Stock Price and Equity Metrics:   any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

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Other:   other performance based metrics as determined by the board of directors.

Other Stock-Based Awards.   The administrator may from time to time grant to eligible individuals awards in the form of Whole Earth Brands, Inc. common stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Whole Earth Brands, Inc. common stock, including without limitation dividend equivalents and convertible debentures (Other Stock-Based Awards). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in Whole Earth Brands, Inc. common stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Whole Earth Brands, Inc. common stock as determined by the administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award or restricted award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal or service-based restrictions related to such Other Stock-Based Awards has been satisfied, as applicable. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the administrator may establish.
Stock Options and Stock Appreciation Rights.   Stock options represent a right to purchase a specified number of shares of Whole Earth Brands, Inc. common stock from us at a specified price during a specified period of time. Stock options may be granted in the form of incentive stock options, which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Only employees of the Company or its subsidiaries may receive tax-qualified incentive stock options within the U.S. The administrator may establish sub-plans under the 2020 Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside the U.S. Stock appreciation rights represent the right to receive an amount in cash, shares of Whole Earth Brands, Inc. common stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award. All stock options and stock appreciation rights must have a term of no longer than ten years’ duration. Stock options and stock appreciation rights generally must have an exercise price equal to or above the fair market value of our shares of Whole Earth Brands, Inc. common stock on the date of grant except as provided under applicable law or with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. As of May 8, 2020, the fair market value of an Act II Class A Share was $9.95 as reported on the Nasdaq.
Prohibition on Reload Options.   The administrator is prohibited from granting stock options under the 2020 Plan that contain a reload or replenishment feature. A reload or replenishment feature means that if an option holder delivers shares of Whole Earth Brands, Inc. common stock to us in payment of the exercise price or any tax withholding obligation upon exercise of an outstanding stock option, we grant to that option holder a new at-the-market option for the number of shares that he or she delivered.
Prohibition on Repricing.   Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the 2020 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by the Company’s stockholders.

Award Limitations
The following limitations on awards are imposed under the 2020 Plan:
ISO Award Limit.   The maximum number of shares of Whole Earth Brands, Inc. common stock that may be issued in connection with awards granted under the 2020 Plan that are intended to qualify as incentive stock options under Section 422 of the Code is equal to the Share Pool as of the effective date of the 2020 Plan.
Adjustments to Awards for Corporate Transactions and Other Events
Mandatory Adjustments.   In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting us (a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, the administrator will make such equitable and appropriate substitutions or proportionate adjustments to:
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the aggregate number and kind of shares of Whole Earth Brands, Inc. common stock or other securities on which awards under the 2020 Plan may be granted to eligible individuals;

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the maximum number of shares of Whole Earth Brands, Inc. common stock or other securities with respect to which awards may be granted during any one calendar year to any individual;

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the maximum number of shares of Whole Earth Brands, Inc. common stock or other securities that may be issued with respect to incentive stock options granted under the 2020 Plan;

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the number of shares of Whole Earth Brands, Inc. common stock or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award; and

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all other numerical limitations relating to awards, whether contained in the 2020 Plan or in award agreements.

Discretionary Adjustments.   In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Whole Earth Brands, Inc. common stock subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof. The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.
Treatment of Awards upon Dissolution or Liquidation or a Change in Control
Dissolution or Liquidation.   Unless the administrator determines otherwise, all awards outstanding under the 2020 Plan will terminate upon the dissolution or liquidation of the Company.
Change in Control.    Outstanding Awards will terminate upon the effective time of a “Change in Control” unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof. Solely with respect to awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable award agreement: (i) the outstanding awards of stock options and stock appreciation rights that will terminate upon the effective time of the change in control will, immediately before the effective time of the change in control, become fully exercisable and the holders of such Awards will be permitted, immediately before the change in control, to exercise the Awards; (ii) the outstanding shares of restricted stock the vesting or restrictions on which are then solely time-based and not subject to achievement of performance goals will, immediately before the effective time of the change in control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture; (iii) the outstanding shares of restricted stock the vesting or restrictions on which are then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a change in control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement; (iv) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals shall, immediately before the effective time of the change in control, become fully earned and vested and shall be settled in cash or shares of Whole Earth Brands, Inc. common stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and (v) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a change in control, become vested and earned in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement and shall be settled in cash or shares of Whole Earth Brands, Inc. common stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.
Under the terms of the 2020 Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than 50% of the total voting power of the Company’s capital stock, with certain exceptions, (ii) a contested change in the majority of the Board members within a 12-month period or (iii) acquisition by a person or entity over a 12-month period of assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the Company immediately prior to such acquisitions.
Amendment and Termination
The Whole Earth Brands, Inc. board of directors may terminate, amend or modify the 2020 Plan or any portion of it at any time, subject to such restrictions on amendments and modifications as may apply under applicable laws or listing rules. No such amendment may be made without the approval of the stockholders, however, to the extent such amendment would (i) materially increase the benefits accruing to participants under the 2020 Plan, (ii) materially increase the number of shares of Whole Earth Brands, Inc. common stock which may be issued under the 2020 Plan or to a participant, (iii) materially expand the eligibility for participation in the 2020 Plan, (iv) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (vi) modify the limitation on the issuance of reload or replenishment options.
The 2020 Plan is scheduled to expire ten years after its adoption by board of directors.
Compliance with Listing Rules
While shares are listed for trading on any stock exchange or market, our Board agrees that it will not make any amendments, issue any awards or take any action under the 2020 Plan unless such action complies with the relevant listing rules.
Material U.S. Federal Income Tax Consequences of the 2020 Plan
The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of awards issued under the 2020 Plan, based upon the provisions of the Code as of the date of this proxy statement, for the purposes of stockholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the 2020 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.
Stock Options and Stock Appreciation Rights.   The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. The Company should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.
If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option or a stock appreciation right will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.
Full Value Awards.   Any cash and the fair market value of any shares of Whole Earth Brands, Inc. common stock received by a participant under a full value award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the IRS to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of restricted stock units, performance shares and performance units, generally the value of any cash and the fair market value of any shares of Whole Earth Brands, Inc. common stock received by a participant are includible in income when the awards are paid.
Deductibility of Compensation.   The Company generally is entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain.
New Plan Benefits
No awards have been previously granted under the 2020 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2020 Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Vote Required for Approval
The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Act II’s adoption of the Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of Act II’s Board of Directors
THE ACT II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACT II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 6: ADJOURNMENT PROPOSAL
The Adjournment Proposal allows Act II’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Shareholders Meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, Merisant and MAFCO and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Shareholders Meeting. See “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Shareholders Meeting and is not approved by the shareholders, Act II’s board of directors may not be able to adjourn the Shareholders Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Shareholders Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Shareholders Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholders Meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting be approved.”
Recommendation of the Act II Board of Directors
THE ACT II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACT II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Act II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Act II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Act II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

WARRANT HOLDER PROPOSAL 1: THE WARRANT AMENDMENT PROPOSAL
This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Amended and Restated Warrant Agreement. This summary is qualified in its entirety by reference to the Amended and Restated Warrant Agreement, a copy of which is attached as Annex H hereto. You are urged to read the Warrant Amendment in its entirety before voting on this proposal.
Overview
In connection with the Business Combination, Public Warrant Holders are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the Warrant Agreement (the “Warrant Amendment Proposal”). Act II currently has 15,000,000 Public Warrants outstanding and 6,750,000 private placement warrants outstanding.
The proposed Warrant Amendment provides that, upon the completion of the Business Combination, (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment). The Sponsor, the PIPE Investors, and permitted transferees who will receive private placement warrants have waived their rights to receive the warrant cash payment for each of their private placement warrants. Upon consummation of the Business Combination, each outstanding warrant will be automatically converted into an equal number of warrants issued by the Company and will become exercisable on the same terms as were in effect with respect to such warrants immediately prior to the Business Combination, as amended by the Warrant Amendment.
Pursuant to the Warrant Amendment, a Public Warrant Holder may not exercise its warrants for a fractional shares of the Company’s common stock and therefore only two warrants (or a number of warrants evenly divisible by two) may be exercised at any given time by the Public Warrant Holder. For example, if a Public Warrant Holder holds one warrant to purchase one-half of one share of common stock of the Company, such warrant shall not be exercisable. However, if the Public Warrant Holder holds two warrants, such warrants shall be exercisable for one share of common stock. In connection with the Business Combination and PIPE Financing, private placement warrants exercisable for an aggregate of 2,631,750 shares of Whole Earth Brands, Inc. common stock will be issued to the PIPE Investors, and the Sponsor and permitted transferees will forfeit all of their private placement warrants, which will be cancelled upon the consummation of the Business Combination. The effect of the Warrant Amendment Proposal will be to reduce the number of shares of the Company’s common stock issuable upon exercise of the outstanding Public Warrants by 50%, thereby reducing the amount by which the Company’s stockholders would otherwise have been diluted as a result of the exercise in full of the Public Warrant Holders.
A complete copy of the Amended and Restated Warrant Agreement is attached hereto as Annex H.
Current Terms of the Warrants
Each Public Warrant entitles the registered holder to purchase one Act II Class A Shares at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. The Public Warrants will expire at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of Act II, if Act II fails to complete a business combination, or (iii) the redemption date as fixed by Act II pursuant to the Warrant Agreement, if Act II elects to redeem all warrants. Following the Business Combination, each warrant will entitle the registered holder thereof to purchase one share of Whole Earth Brands, Inc. common stock.
The private placement warrants are identical to the Public Warrants except that the private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) will (i) not be transferable, assignable or salable until 30 days after the completion of Act II’s initial business combination, (ii) be exercisable for cash (even if a registration statement covering Act II’s ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, (iii) in the case of the PIPE Investors, not be exercised after five years from the effective date of the Registration Statement and (iv) not be redeemable by Act II, in each case so long as they are still held by the initial purchasers or their respective affiliates.
Act II may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant:
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at any time while the Warrants are exercisable,

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upon not less than 30 days’ prior written notice of redemption to each warrant holder,

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if and only if, the reported last sale price of Act II Class A Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

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if and only if, there is a current registration statement in effect with respect to the Act II Class A Shares underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
For additional details regarding the current terms of the warrants, please see the section above entitled “— Description of Whole Earth Brands, Inc. Securities —Warrants.”
Certain Effects of the Approval of the Warrant Amendment Proposal
If the Warrant Amendment Proposal is approved, all warrants will be subject to the terms of the Warrant Amendment whether or not a given holder voted in favor of the Warrant Amendment Proposal and the holder of each outstanding Public Warrant will be entitled to receive the warrant cash payment promptly following the completion of the Business Combination.
Public Warrant Holders should note that there may be income tax consequences in connection with the Warrant Amendment. For a discussion of the tax consequences of the Warrant Amendment, please see the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Act II Shareholders.”
Reason for the Warrant Amendment Proposal
The Act II board believes that the Warrant Amendment will increase the Company’s opportunities and attractiveness to future investors by eliminating the dilutive impact of the warrants.
Required Vote with Respect to the Warrant Amendment Proposal
The approval of the Warrant Amendment Proposal will require the affirmative vote of the Public Warrant Holders holding at least 65% of the outstanding Public Warrants.
The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.
Recommendation of the Act II Board with respect to the Warrant Amendment Proposal
THE ACT II BOARD UNANIMOUSLY RECOMMENDS THAT ACT II’S PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

WARRANT HOLDER PROPOSAL 2: THE WARRANT HOLDERS ADJOURNMENT PROPOSAL
Overview
At the Warrant Holders Meeting, Act II will ask its Public Warrant Holders to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Act II determines an adjournment to be reasonably necessary or appropriate to approve the Warrant Amendment Proposal at the Warrant Holders Meeting. In no event will Act II solicit proxies to adjourn the Warrant Holders Meeting or complete the Business Combination beyond the date by which it may properly do so.
Consequences if the Warrant Holders Adjournment Proposal is Not Approved
If the Warrant Holders Adjournment Proposal is not approved by the Public Warrant Holders, the Act II board may not be able to adjourn the Warrant Holders Meeting to a later date if necessary, to permit further solicitation and vote of proxies if it is determined by Act II that more time is necessary or appropriate to approve the Warrant Amendment Proposal at the Warrant Holders Meeting. It is important for you to note that in the event that the Warrant Amendment Proposal does not receive the requisite vote for approval, then we may not be able to complete the Business Combination. If we do not complete the Business Combination and fail to complete an initial business combination by April 30, 2021, unless Act II submits and its shareholders approve an extension of such date, Act II will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to the public shareholders.
Required Vote with Respect to the Warrant Holders Adjournment Proposal
The Warrant Holders Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the Public Warrants present and entitled to vote at the Warrant Holders Meeting.
The Warrant Holders Adjournment Proposal will not be presented if the Warrant Amendment Proposal is approved.
Recommendation of the Act II Board with respect to the Warrant Holders Adjournment Proposal
THE ACT II BOARD UNANIMOUSLY RECOMMENDS THAT ACT II PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT HOLDERS ADJOURNMENT PROPOSAL, IF PRESENTED.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to Act II shareholders of Act II Class A Shares and warrants of the Domestication and exercise of redemption rights. This section applies only to Act II shareholders that hold their Act II Class A Shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only, except as otherwise indicated, and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
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financial institutions or financial services entities;

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broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations; or

•
passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the IRS regarding the domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Act II Class A Shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Act II Class A Shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE ORGANIZATIONAL DOCUMENTS PROPOSAL, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of Act II Class A Shares or warrants who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States,

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Act II will change its jurisdiction of incorporation from the Cayman Islands to Delaware.
It is intended that the Domestication qualify as an F Reorganization. DLA Piper LLP (US) will deliver an opinion that the Domestication will qualify as an F Reorganization. Such opinion will be filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and will be based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Act II Class A Shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Act II (i) transferred all of its assets and liabilities to Whole Earth Brands, Inc. in exchange for all of the outstanding common stock and warrants of Whole Earth Brands, Inc.; and (ii) then distributed the common stock and warrants of Whole Earth Brands, Inc. to the shareholders of Act II in liquidation of Act II. The taxable year of Act II will be deemed to end on the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Act II Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Whole Earth Brands, Inc. common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Act II Class A Share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Whole Earth Brands, Inc. common stock or warrant received by a U.S. Holder generally will include such U.S. Holder’s holding period for the Act II Class A Share or warrant surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Act II Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
A. “U.S. Shareholders” of Act II
A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Act II ordinary shares entitled to vote or 10% or more of the total value of all classes of Act II ordinary shares (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Act II Class A Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Act II warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its Act II Class A Shares is the net positive earnings and profits of Act II (as determined under Treasury Regulations under Section 367) attributable to such Act II Class A Shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such Act II Class A Shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Act II does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Act II’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Act II Class A Shares. It is possible, however, that the amount of Act II’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.
B. U.S. Holders that Own Less Than 10 Percent of Act II
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Act II Class A Shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Act II Class A Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s Act II Class A Shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Whole Earth Brands, Inc. common stock received in the Domestication in an amount equal to the excess of the fair market value of such Whole Earth Brands, Inc. common stock over the U.S. Holder’s adjusted tax basis in the Act II Class A Shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Act II Class A Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Act II establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Act II Class A Shares and (B) a representation that the U.S. Holder has notified Act II (or Whole Earth Brands, Inc.) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Act II or Whole Earth Brands, Inc. no later than the date such tax return is filed. In connection with this election, Act II intends to provide each U.S. Holder eligible to make such an election with information regarding Act II’s earnings and profits upon request.
Act II does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Act II had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Act II Class A Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
C. U.S. Holders that Own Act II Class A Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Act II Class A Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
Tax Consequences for U.S. Holders of Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S.

Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.
Exercise or Lapse of a Public Warrant
A U.S. Holder generally will not recognize gain or loss upon the acquisition of Whole Earth Brands, Inc. common stock on the exercise of a public warrant for cash. A U.S. Holder’s tax basis in Whole Earth Brands, Inc. common stock received upon exercise of the public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Act II public warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for Whole Earth Brands, Inc. common stock received upon exercise of a Whole Earth Brands, Inc. public warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Whole Earth Brands, Inc. public warrant and will not include the period during which the U.S. Holder held the Whole Earth Brands, Inc. public warrant. If a public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the public warrant.
Tax Consequences of the Warrant Amendment to U.S. Holders of Warrants
The Warrant Amendment will reduce the number of shares of Whole Earth Brands, Inc. common stock issuable upon exercise of the Warrants by one-half, and each holder of Warrants will receive in exchange for the reduction of shares for which such Warrants are exercisable, the Warrant Cash Payment. While there are no legal authorities which are directly on point, the Warrant Amendment will likely be treated as if each U.S. Holder is exchanging their entire Warrant in exchange for one-half of a Warrant and the Warrant Cash Payment. Accordingly, subject to the discussion in the section entitled “— PFIC Considerations” — with regards to the proposed Treasury Regulations relating to options, such U.S. Holder should recognize capital gain (but not loss) with respect to the Warrant Amendment, and the amount of such capital gain should be equal to the difference between the amount of cash received plus the fair market value of the one-half of a Warrant received and the U.S. Holder’s adjusted tax basis in the Warrants. Such gain shall be limited to the amount of the Warrant Cash Payment. For purposes of determining the adjusted tax basis in the Warrants, a Warrant Holder that purchased Act II units would have been required to allocate the cost between the Act II Class A Shares and the Warrants comprising the units based on their relative fair market values at the time of the purchase. Under certain circumstances a U.S. Holder can receive dividend treatment up to their ratable share of accumulated earnings and profits of Act II. U.S. Holders are strongly encouraged to consult their tax advisors with regards to the treatment of the Warrant Amendment.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A. Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Act II would be considered to be passive income and cash held by Act II would be considered to be a passive asset.

B. PFIC Status of Act II
Based upon the composition of its income and assets, and upon a review of its financial statements, Act II believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2019, and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.
C. Effects of PFIC Rules on the Domestication
As discussed above, Act II believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Act II Class A Shares and warrants upon the Domestication if (i) Act II were classified as a PFIC at any time during such U.S. Holder’s holding period in such Act II Class A Shares or warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Act II Class A Shares or in which Act II was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such Act II Class A Shares. Generally, neither election is available with respect to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Act II.
Under these rules:
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the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Act II Class A Shares or warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Act II was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of Act II Class A Shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Act II Class A Shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Act II Class A Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Act II, whether or not such amounts are actually distributed.
The application of the PFIC rules to Act II warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an Act II warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the holder of an option is not entitled make a QEF Election with respect to the option and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Act II warrants for Whole Earth Brands, Inc. warrants pursuant to the Domestication.
Any gain recognized by a U.S. Holder of Act II Class A Shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
D. QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Act II Class A Shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat Act II as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Act II Class A Shares during which Act II qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Act II Class A Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any purging election, the U.S. Holder would have a new basis and holding period in its Act II Class A Shares. A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Act II is contingent upon, among other things, the provision by Act II of a “PFIC Annual Information Statement” to such U.S. Holder. Act II plans to provide PFIC Annual Information Statements to U.S. Holders of Act II Class A Shares, upon request, with respect to its taxable year that ended on December 31, 2019 and will endeavor to continue to provide to a U.S. Holder such information upon request for its current taxable year. There is no assurance, however, that Act II will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Act II warrants.
The impact of the PFIC rules on a U.S. Holder of Act II Class A Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the Act II Class A Shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Act II Class A Shares. A mark-to-market election is not available with respect to warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of Act II Class A Shares (which were exchanged for Whole Earth Brands, Inc. common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Whole Earth Brands, Inc. common stock will depend on whether the redemption qualifies as a sale of Whole Earth Brands, Inc. common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Whole Earth Brands, Inc. common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Whole Earth Brands, Inc. common stock redeemed.
The redemption of Whole Earth Brands, Inc. common stock generally will qualify as a sale of Whole Earth Brands, Inc. common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Whole Earth Brands, Inc. common stock actually owned by such U.S. Holder, but also shares of Whole Earth Brands, Inc. common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Whole Earth Brands, Inc. common stock owned directly, Whole Earth Brands, Inc. common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Whole Earth Brands, Inc. common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Whole Earth Brands, Inc. common stock which could be acquired pursuant to the exercise of the warrants.
The redemption of Whole Earth Brands, Inc. common stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Whole Earth Brands, Inc. outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Whole Earth Brands, Inc. outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Whole Earth Brands, Inc. common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of the Whole Earth Brands, Inc. common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Whole Earth Brands, Inc. common stock owned by certain family members and such U.S. Holder does not constructively own any other shares of Whole Earth Brands, Inc. common stock. The redemption of Whole Earth Brands, Inc. common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Whole Earth Brands, Inc. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Whole Earth Brands, Inc. common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Whole Earth Brands, Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Whole Earth Brands, Inc. common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the Whole Earth Brands, Inc. common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Whole Earth Brands, Inc. common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Whole Earth Brands, Inc. common stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR WHOLE EARTH BRANDS, INC. COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Whole Earth Brands, Inc. common stock and warrants.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Whole Earth Brands, Inc. common stock and warrants by a non-U.S. Holder after the Domestication.
Distributions
In general, any distributions made to a non-U.S. Holder with respect to Whole Earth Brands, Inc. common stock, to the extent paid out of Whole Earth Brands, Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Whole Earth Brands, Inc. common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Whole Earth Brands, Inc. common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Whole Earth Brands, Inc. Common Stock and Warrants” below.
Dividends paid by Whole Earth Brands, Inc. to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Tax Consequences of the Warrant Amendment to Non-U.S. Holders of Warrants
Except as otherwise discussed in this section, a Non-U.S. Holder of Warrants will generally be treated in the same manner as a U.S. Holder of Warrants for U.S. federal income tax purposes. See the discussion above under “— U.S. Holders — Tax Consequences of the Warrant Amendment to U.S. Holders of Warrants.”

A Non-U.S. Holder of Warrants will not be subject to U.S. federal income tax on any gain recognized as a result of the Warrant Amendment unless:
•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Warrant Amendment takes place and certain other conditions are met; or

•
such Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the Warrant Amendment is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the Warrant Amendment, and a Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of Whole Earth Brands, Inc. common stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Whole Earth Brands, Inc. common stock or warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)
Whole Earth Brands, Inc. is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the Whole Earth Brands, Inc. common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Whole Earth Brands, Inc. common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of Whole Earth Brands, Inc. common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Whole Earth Brands, Inc. common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Whole Earth Brands, Inc. does not expect to be classified as a U.S. real property holding corporation following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Whole Earth Brands, Inc. will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of Whole Earth Brands, Inc. common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Whole Earth Brands, Inc. common stock will depend on whether the redemption qualifies as a sale of Whole Earth Brands, Inc. common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Whole Earth Brands, Inc. common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of Whole Earth Brands, Inc. common stock and Warrants.” If such a redemption does not qualify as a sale of Whole Earth Brands, Inc. common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.”
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Whole Earth Brands, Inc. common stock. A non-U.S. Holder may have to comply with certification procedures (such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation) to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Whole Earth Brands, Inc. common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Whole Earth Brands, Inc. common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Whole Earth Brands, Inc. common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Beginning on January 1, 2019, withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of securities (including Whole Earth Brands, Inc. common stock or warrants). Recently proposed Treasury Regulations would, however, eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Whole Earth Brands, Inc. common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. Upon consummation of the Business Combination, Act II will purchase all of the outstanding equity interests in Merisant and MAFCO, in accordance with the terms and subject to the conditions of the Purchase Agreement. Immediately prior to the consummation of the Business Combination, Act II, a Cayman Islands exempted company, intends to effect a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Act II’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Whole Earth Brands, Inc.”
The historical combined financial statements of Merisant and MAFCO are included in this proxy statement/prospectus.
The unaudited pro forma condensed combined income statement for the year ended December 31, 2019 was derived from Merisant and MAFCO’s audited combined income statement for the year ended December 31, 2019 and Act II’s audited income statement for the year ended December 31, 2019.
The unaudited pro forma condensed combined income statement for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Business Combination as if it was completed on December 31, 2019.
This information should be read together with Merisant and MAFCO’s and Act II’s respective financial statements and the related notes, “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations, with Act II deemed to be the accounting acquirer because, among other reasons:
•
cash consideration will be transferred from Act II to the Sellers; and

•
Act II’s public shareholders, PIPE Investors and the Sponsor will own, in the aggregate, up to approximately 80% of the shares of Whole Earth Brands, Inc. common stock, which represents a controlling interest in Whole Earth Brands, Inc., immediately after giving effect to the Business Combination.

The aggregate ownership percentage of shares of Whole Earth Brands, Inc. common stock by the current Act II shareholders and new shares of Whole Earth Brands, Inc. common stock issued as consideration in connection with the Business Combination immediately after the Business Combination is subject to adjustment depending on the amount of redemptions of Act II Class A Shares by Act II’s public shareholders, as discussed further below.
The unaudited pro forma condensed combined financial statements reflect adjustments to the historical financial information that are expected to have a continuing impact on the results of the combined company, factually supportable and directly attributable to the following events and transactions:
•
the Business Combination;

•
the payment of the cash consideration to the Sellers;

•
the closing of the Private Placement;

•
the conversion of each Act II Class A Share into one fully paid and non-assessable share of Whole Earth Brands, Inc. common stock;

•
each Act II public warrant becoming exercisable for one-half of one share of Whole Earth Brands, Inc. common stock, on the same terms and conditions as those applicable to the Act II public warrants (after giving effect to the Warrant Amendment);

•
the cancellation of 3,000,000 of Act II Class B Shares, and the remaining 4,500,000 Act II Class B Shares being converted into 4,500,000 shares of Whole Earth Brands, Inc. common stock;

•
the redemption of Act II Class A Shares by Act II’s public shareholders, under two scenarios described below, in accordance with Act II’s amended and restated certificate of incorporation.

Act II is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, each Act II Class A Share then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account, which holds the proceeds (including interest, which shall be net of taxes payable) of the Act II IPO.
Based on funds in the trust account of approximately $304,283,025 as of December 31, 2019, the estimated per share redemption price would have been approximately $10.14. Act II cannot predict how many of its public shareholders will elect to redeem their shares for cash. As described in the notes below, the number of shares of Act II Class A Shares redeemed may impact the amount of cash available to pay the cash portion of the purchase price and the other required uses of cash at closing and may impact the mix of cash and equity consideration payable to the Sellers. As a result, Act II is providing the unaudited pro forma condensed combined financial statement under the following two scenarios:
(1)
No Redemption Scenario (“Scenario 1”): Assumes none of the Act II public shareholders exercise their right to have their Act II Class A Shares redeemed for cash upon consummation of the Business Combination; and

(2)
High Redemption Scenario (“Scenario 2”): Assumes Act II public shareholders elect to redeem 9,298,126 Act II Class A Shares upon consummation of the Business Combination. Giving effect to the pro forma adjustments and assumptions herein, this is the high number of shares that can be redeemed without seeking a waiver of the condition to the closing of the Business Combination.

The actual results may vary between the results shown for the No Redemption Scenario or the High Redemption Scenario.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma financial statements and actual amounts. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Merisant and MAFCO and Act II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2019
(Dollars in thousands, except per share amounts)
	COMBINED MERISANT/ MAFCO	ACT II	ADJUSTMENTS DEBIT (CREDIT)	ADJ. #	PRO FORMA
Product revenues	$272,200				$272,200
Cost of goods sold	163,600				163,600
GROSS PROFIT	108,600				108,600
Selling, general & administrative expenses	65,900	$351			66,251
Restructuring and other non-recurring expenses	2,200				2,200
Amortization of intangibles	10,700		$(1,090)	a	9,610
OPERATING INCOME	29,800	(351)	(1,090)		30,539
Interest expense on bank debt			12,100	c	12,100
Interest income		4,255	(4,255)	b	0
Unrealized gain on Trust Account investments		28	(28)	b	0
Foreign exchange (gain)/loss					0
Other expense, net	1,400				1,400
INCOME BEFORE INCOME TAXES	28,400	3,932	15,293		17,039
Provision for income taxes	(2,500)		6,078	d	3,578
NET INCOME	$30,900	$3,932	$21,371		$13,461
(Loss) Earnings Per Share:
	HISTORICAL	PRO FORMA SCENARIO 1
Weighted Average number of shares	8,410,915(1)	44,500,000
Basic and diluted	$(0.02)(2)	$0.30
PRO FORMA SCENARIO 2
Weighted Average number of shares	37,201,874
Basic and diluted	$0.36

(1)
Excludes an aggregate of 28,502,357 shares subject to possible redemption at December 31, 2019.

(2)
Net loss per share — basic and diluted excludes income attributable to shares subject to possible redemption of $4,069,302 for the year ended December 31, 2019.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2019
(Dollars in thousands, except per share data)
(unaudited)
			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming High Redemptions
	COMBINED MERISANT/ MAFCO	ACT II AS OF 12/31/19	ADJUSTMENTS ASSUMING NO REDEMPTIONS	ADJ. #	PRO FORMA BALANCE SHEET ASSUMING NO REDEMPTIONS	ADJUSTMENTS ASSUMING MAXIMUM REDEMPTIONS	ADJ. #	PRO FORMA BALANCE SHEET ASSUMING MAXIMUM REDEMPTIONS
ASSETS
Current Assets
Cash and cash equivalents	$10,400	$1,006	$87,633	a	$99,039	$13,350	a	$24,756
Accounts receivable – net	55,000				55,000			55,000
Inventories	121,100				121,100			121,100
Prepaid expenses and other current assets	7,300	66			7,366			7,366
TOTAL CURRENT ASSETS	193,800	1,072	87,633		288,505	13,350		208,222
Marketable securities held in Trust Accoumt		304,283	(304,283)	a	0	(304,283)	a	0
Property, plant and equipment – net	20,400				20,400			20,400
Goodwill	130,800		(29,000)	c	101,800	(29,000)	c	101,800
Other intangible assets – net	251,300		(22,600)	b	228,700	(22,600)	b	228,700
Other assets	3,500	38			3,538			3,538
TOTAL ASSETS	$599,800	$305,393	$(268,250)		$636,943	$(342,533)		$562,660
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$26,300				$26,300			$26,300
Accrued expeses and other current liabilities	28,100	$20			28,120			28,120
TOTAL CURRENT LIABILITIES	54,400	20			54,420			54,420
Bank debt			$180,000	a	180,000	$180,000	a	180,000
Deferred underwriting fee payable		11,280	(11,280)	e	0	(11,280)	e	0
Due to related party	8,400		(8,400)	g	0	(8,400)	g	0
Deferred tax liabillities, net	31,500				31,500			31,500
Other liabilities	17,800		(5,900)	j	11,900	(5,900)	j	11,900
TOTAL LIABILITIES	112,100	11,300	154,420		277,820	154,420		277,820
Ordinary shares subject to redemption		289,093	(289,093)	f	0	(289,093)	f	0
Net parent investment	487,700		(487,700)	g	0	(487,700)	g	0
Class A ordinary Shares, $0.0001 par value; 200,000,000 shares authorized; 1,497,643 shares issued and outstanding (excluding 28,502,357 shares subject to possible redemption) historically and 44,500,000 shares and 37,201,874 shares pro forma			4		4	4		4
Class B ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,500,000 shares issued and outstanding historically and none pro forma		1	(1)		0	(1)		0
Additional capital		1,067	412,839	i	378,906	303,557	i	304,624
Retained earnings		3,932	(23,720)	d	(19,788)	(23,720)	d	(19,788)
TOTAL SHAREHOLDERS’ EQUITY	487,700	5,000	(133,577)		359,123	(207,860)		284,840
TOTAL LIABILITIES AND EQUITY	$599,800	$305,393	$(268,250)		$636,943	$(342,533)		$562,660

Notes to Unaudited Pro Forma Combined Financial Statements
1.   Basis of Pro Forma Presentation
Overview
The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with Act II as the acquiring entity and Merisant and MAFCO as the acquiree. Under the acquisition method of accounting, Act II’s assets and liabilities will retain their carrying amounts and the assets and liabilities of Merisant and MAFCO will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the Business Combination and the other related transactions had taken place on December 31, 2019 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2019 in the case of the unaudited pro forma condensed combined income statements.
The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Act II, who was determined to be the accounting acquirer.
Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination, include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.
The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) Act II’s historical financial statements and related notes for the period year ended December 31, 2019, as well as “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus, (ii) Merisant and MAFCO’s historical financial statements and related notes for the year ended December 31, 2019, as well as “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus.
The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact. In addition, the unaudited pro forma condensed combined financial statements do not reflect additional costs and expenses that Whole Earth Brands, Inc. may incur as a public company (other than those incurred by Act II and reflected in the unaudited pro forma condensed combined financial statements). Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined income statements. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash, unless otherwise noted.
2.   Preliminary Allocation of Purchase Price
The total purchase consideration for the Business Combination has been allocated to the assets acquired, liabilities assumed, for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired, liabilities assumed and non-controlling interest but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements.
Any increase or decrease in the fair value of the assets acquired, liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of Whole Earth Brands, Inc. following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The purchase consideration was preliminarily allocated as follows:
	Scenario 1	Scenario 2
Cash paid to selling shareholder	$415,000	$395,000
Equity consideration paid to selling shareholder	25,000	45,000
	$440,000	$440,000
Accounts receivable	$55,000	$55,000
Inventories	121,100	121,100
Prepaid expenses and other current assets	7,300	7,300
Property, plant and equipment	20,400	20,400
Other assets	3,500	3,500
Intangible assets	228,700	228,700
Goodwill	101,800	101,800
Accounts payable	(26,300)	(26,300)
Accrued expenses and other current liabilities	(28,100)	(28,100)
Deferred tax liabilities	(31,500)	(31,500)
Other liabilities	(11,900)	(11,900)
	$440,000	$440,000
For Scenario 1, the estimated value of the equity consideration paid, or deemed paid, to the Sellers includes shares of Whole Earth Brands, Inc. common stock with an estimated fair value of approximately $25,000,000 and assumes a per share market value of common stock of Whole Earth Brands, Inc. of $10.00 per share. Ultimately the value of consideration could vary depending on the stock price as of consummation of the Business Combination.
For Scenario 2, the estimated value of the equity consideration paid, or deemed paid, to the Sellers includes shares of Whole Earth Brands, Inc. common stock with an estimated fair value of $45,000,000 and assumes a per share market value of common stock of Whole Earth Brands, Inc. of $10.00 per share. Ultimately the value of consideration could vary depending on the stock price as of consummation of the Business Combination.
The preliminary allocation of the purchase consideration to identifiable intangibles and property and equipment was based on the estimated fair value of such assets. Amortization of identifiable intangibles and depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, which approximates the remaining weighted useful life of such underlying assets. The fair value of the inventory was determined through use of the replacement cost approach.
The amount that will ultimately be allocated to these identified intangible assets, property and equipment and inventory and the related amount of amortization and depreciation, may differ materially from this preliminary allocation.
Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Merisant and MAFCO.

3.   Pro Forma Adjustments and Assumptions
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other transactions described above and has been prepared for informational purposes only. The unaudited pro forma condensed combined income statements are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information is based upon the historical financial statements of Act II and Merisant and MAFCO and should be read in conjunction with their historical financial statements included elsewhere in this proxy statement/prospectus.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, the Private Placement and the Debt Financing, (2) factually supportable, and (3) with respect to the income statements, expected to have a continuing impact on the results of Whole Earth Brands, Inc.
There were no intercompany balances or transactions between Act II and Merisant and MAFCO as of the dates and for the periods of these unaudited pro forma combined financial statements.
The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined income statements are based upon the number of Whole Earth Brands, Inc.’s shares outstanding, assuming the Business Combination and Private Placement occurred on January 1, 2018.
Pro Forma Adjustments to the Income Statements:
(a)
Intangible assets were valued based upon a preliminary valuation exercise, which will be updated upon applying the final purchase price allocation. Trademarks and trade names, and product formulations were preliminarily valued using an income approach, more specifically the relief from royalty method. Customer relationships were preliminarily valued using the multi-period excess earnings method or the distributor method, depending on the selling practice of the geographic market served. The adjustments to intangible assets to reflect values and the amortization expense are as follows:

	Preliminary Fair Value	Estimated Useful Life in Years(1)	Amortization Expense for the Year Ended December 31, 2019
Trademarks and trade names	$116,700	25	$4,668
Customer relationships	93,900	19	4,942
Product formulations	18,100	Indefinite	—
Total	228,700		9,610
Less: Merisant/Mafco historical intangibles and amortization expense	251,300		10,700
Pro forma adjustments	$(22,600)		$(1,090)

(1)
Historical useful lives utilized by Merisant and MAFCO have been applied on a preliminary basis pending a final purchase price allocation which will be based on a full valuation.

(b)
Represents the adjustment to eliminate the historical interest income and unrealized gains of Act II associated with the funds that were held in the Trust Account, which will be used to fund portions of the aggregate cash obligations (as defined under the Purchase Agreement) in connection with the Business Combination.

(c)
In connection with the Business Combination, Whole Earth Brands, Inc. is expected to enter into (x) a first lien term loan facility of up to $185,000,000 that matures in five years and (y) a first lien revolving loan facility of up to $50,000,000 that matures in five years. Loans outstanding under the first lien term loan facility and the first lien revolving loan facility will accrue interest at a rate per annum equal to LIBOR plus a margin ranging from 2.25% to 3.00% depending on the achievement of certain leverage ratios, and undrawn amounts under the first lien revolving loan facility will accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with step downs to 0.30% upon achievement of certain leverage ratios. Principal payments on the first lien term loan facility will be due quarterly, in amounts equal to (i) 2.5% of the original principal amount of the first lien term loan facility during the first and second years after the closing date of the credit facilities, (ii) 5.0% of the original principal amount of the first lien term loan facility during the third year after the closing date of the credit facilities and (iii) 10% of the original principal amount of the first lien term loan facility during the fourth and fifth years after the closing date of the credit facilities. In addition to the $185,000,000 term loan facility, Whole Earth Brands, Inc. will have the option to draw down an additional $5,000,000 under the revolving loan facility at closing of the business combination, with the remainder of the revolving loan facility available the following day subject to compliance with leverage requirements.No drawdowns under the revolving credit facility have been assumed in these unaudited pro forma condensed financial statements.

Pro forma interest expense assumes a weighted average interest rate of approximately 6%. Each 1% change in the assumed rate would create a $1,850,000 change in annual interest expense.
Included in the adjustments to interest expense is amortization of deferred financing costs of $1,000,000 for the year ended December 31, 2019, respectively.
Excluded from the adjustments to interest expense is the effect of any interest rate hedging activities.
(d)
This adjustment represents the estimated income tax effect of the pro-forma adjustments to reflect income taxes at an estimated 21% rate.

(e)
Pro forma basic earnings per share was computed by dividing pro forma net income attributable to shares of Whole Earth Brands, Inc. common stock by the weighted average of Act II Class A Shares, as if such shares were issued and outstanding as of January 1, 2019. Basic shares outstanding were calculated based on the following ordinary shares outstanding:

	SCENARIO 1		SCENARIO 2
	NO REDEMPTIONS	%	MAX REDEMPTIONS	%

Shares held by Act II Sponsor	4,500,000	10.11%	4,500,000	12.10%
Shares held by Seller	2,500,000	5.62%	4,500,000	12.10%
Shares held by PIPE investors	7,500,000	16.85%	7,500,000	20.16%
Shares held by public	30,000,000	67.42%	30,000,000
Maximum redemptions			(9,298,126)
			20,701,874	55.64%
Total common shares o/s	44,500,000	100.00%	37,201,874	100.00%
Pro forma dilutive earnings per share was computed using the “treasury stock buyback” method to determine the potential dilutive effect of its outstanding options. The currently outstanding Act II public warrants with an exercise price of $11.50 per share will become exercisable for one share of Whole Earth Brands, Inc. common stock. The Act II public warrants are not dilutive on a pro forma basis; however, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement.

Pro Forma Adjustments to the Balance Sheet:
(a)
Represents the net adjustment to cash associated with Act II’s payment of cash consideration in the Business Combination:

Pro forma net adjustment to cash associated with purchase adjustments:
	Scenario 1	Scenario 2
Act II cash previously in trust(1)	$304,283,000	$304,283,000
Proceeds from PIPE(2)	75,000,000	75,000,000
Proceeds from new bank debt(3)	180,000,000	180,000,000
Shareholder redemptions(4)		(94,283,000)
Cash retained by seller	(10,400,000)	(10,400,000)
Repurchase of warrants(5)	(11,250,000)	(11,250,000)
Cash consideration(6)	(415,000,000)	(395,000,000)
Payment of transaction costs(7)	(35,000,000)	(35,000,000)
	$87,633,000	$13,350,000

(1)
Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination and the payment of a portion of the aggregate cash obligations (as defined under the Purchase Agreement).

(2)
Represents the shares and warrants Act II agreed to issue and sell to the PIPE Investors for gross proceeds of approximately $75,000,000.

(3)
Represents additional funds raised through the new loan. Estimated financing fees of $5,000,000 have been deducted from the bank debt as presented on the accompanying pro forma balance sheet.

(4)
Represents cash paid for redemptions of Act II Class A Shares based on the High Redemption scenario described above.

(5)
Represents the cash to be paid to repurchase the warrants.

(6)
Represents the cash consideration portion of the total consideration that is expected to be paid to effectuate the Business Combination prior to any of the Sellers’ costs.

(7)
Reflects the impact of estimated transaction costs of $35,000,000 for Scenario 1 and 2, respectively. This amount excludes $5 million of financing fees, which are reflected in footnote (3) above, related to the new bank debt.

(b)
Represents the adjustment to intangible assets to reflect their estimated fair values on the preliminary purchase price allocation (see Note a — Pro Forma Adjustments to the Income Statement).

(c)
Represents the adjustment to goodwill based on the preliminary purchase price allocation (see Note 2).

(d)
Represents the transaction cost expense at closing going against retained earnings. Of the $35,000,000, $23,720,000 has been recognized in retained earnings.

(e)
Represents the payment of deferred underwriting costs of approximately $11,280,000.

(f)
Represents an adjustment to reflect that at the time of issuance, certain Act II ordinary shares were subject to a possible redemption and, as such, an amount of $289,092,730 was classified as redeemable equity in Act II’s historical balance sheet as of December 31, 2019.

(g)
Represents the elimination of the Sellers’ Net Parent Investment in Merisant and MAFCO, and the elimination of the amount due to a related party.

(h)
Represents the cancellation of 3,000,000 of Act II Class B Shares and the remaining 4,500,000 Act II Class B Shares being converted into 4,500,000 shares of Whole Earth Brands, Inc. common stock.

(i)
Represents the pro forma adjustments to additional paid-in capital.

	Scenario 1	Scenario 2
Conversion of redeemable shares held by Act II public shareholders to APIC net of par value amount	$289,089,930	$194,807,860
Increase in APIC attributable to stock issued to PIPE investors	74,999,250	74,999,250
Decrease in APIC as the result of the repurchase of warrants	(11,250,000)	(11,250,000)
Increase in APIC attributable to stock issued to seller	24,999,750	44,999,550
Cancellation of Act II Sponsor shares	300	300
	$377,839,230	$303,556,960

(j)
Represents the elimination of Seller liabilities not assumed in the Business Combination.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Selected Comparative Per Share Information and Exchange Rates
Comparative Per Share Data of Act II
The following table sets forth the closing market prices per share of the public units, Act II Class A Shares and Act II Public Warrants as reported by Nasdaq on December 19, 2019, the last trading day before the Business Combination was publicly announced, and on, the last practicable trading day before the date of this proxy statement/prospectus.
Trading Date	Units (ACTTU)	Act II Class A Shares (ACTT)	Warrants (ACTTW)
December 19, 2019	$10.50	$9.98	$0.96
May 12, 2020	$10.52	$10.07	$0.80
The market prices of Act II securities could change significantly and may not be indicative of the market prices of shares of Whole Earth Brands, Inc. common stock and other securities once they start trading. Because the conversion/exchange ratio will not be adjusted for changes in the market prices of the Act II Class A Shares, the value of the shares of Whole Earth Brands, Inc. common stock and other securities that Act II shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Act II Class A Shares and other Act II securities on the date of the Purchase Agreement, the date of this proxy statement/prospectus, and the date on which Act II shareholders vote on adoption of the Purchase Agreement. Act II shareholders are urged to obtain current market quotations for Act II securities before making their decision with respect to the adoption of the Purchase Agreement.
Comparative Per Share Data of Merisant and MAFCO
Historical market price information regarding Merisant and MAFCO is not provided because there is no public market for Merisant and MAFCO’s securities. For information about distributions paid by Merisant and MAFCO to its equityholders, please see the sections entitled “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Comparative Historical and Pro Forma Per Share Data
The following table sets forth:
•
historical per share information of Act II for the year ended December 31, 2019;

•
historical per share information of Merisant and MAFCO for the year ended December 31, 2019; and

•
unaudited pro forma per share information of Whole Earth Brands, Inc. for the fiscal year ended December 31, 2019, after giving effect to the Business Combination, as follows:

•
Assuming No Redemptions: The scenario assumes that no Act II Class A Shares are redeemed; and

•
Assuming High Redemption: This scenario assumes Act II public shareholders elect to redeem 9,298,126 Act II Class A Shares upon consummation of the Business Combination.

The pro forma net income (loss) per share information reflect the Business Combination contemplated by the Purchase Agreement as if it had occurred on January 1, 2019.

This information is based on, and should be read together with, the selected historical financial information, the unaudited pro forma condensed combined financial information and the historical financial information of Act II and Merisant and MAFCO, and the accompanying notes to such financial statements, that has been presented in Act II’s filings with the SEC that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Please see the section entitled “Where You Can Find More Information.” Uncertainties that could impact Whole Earth Brands, Inc.’s financial condition include risks that affect Merisant and MAFCO’s operations and outlook such as those described under the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”
Calculated using Adjusted Net Income
		Pro Forma Combined(1)
	Act II	No Redemptions	High Redemptions
Book Value per Share as of December 31, 2019	$7.84	$8.07	$7.86
Net Income per Common Share – Basic and Diluted
For the year ended December 31, 2019	$(0.02)	$0.30	$0.36

(1)
Includes Pro Forma interest expense assuming post-close capital structure in each redemption scenario.

INFORMATION ABOUT ACT II
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Act II prior to the consummation of the Business Combination.
General
Act II is a blank check company incorporated on August 16, 2018 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Act II has neither engaged in any operations (other than its pursuit of an initial business combination) nor generated any revenue to date. Based on Act II’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations (other than its pursuit of an initial business combination) and nominal assets consisting almost entirely of cash.
On April 30, 2019, Act II consummated its initial public offering (the “Act II IPO”) of its units, with each unit consisting of one Act II Class A Share and one-half of one public warrant. Simultaneously with the closing of the Act II IPO, Act II completed the private sale of 6,750,000 private placement warrants at a purchase price of $1.00 per private placement warrant, to the Sponsor, generating gross proceeds to Act II of $6.75 million. The private placement warrants are identical to the warrants sold as part of the units in the Act II IPO except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by Act II; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Act II’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of the Act II IPO, a total of $300.0 million ($10.00 per unit) of the net proceeds from the Act II IPO and the sale of the private placement warrants were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Act of 1940, as amended. As of December 31, 2019, funds in the trust account totaled $304,283,025 and were comprised substantially of U.S. Treasury Bills. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of an initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Act II’s amended and restated memorandum and articles of association to (A) modify the substance or timing of Act II’s obligation to redeem 100% of its public shares if it does not complete an initial business combination by April 30, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the public shares if Act II is unable to complete an initial business combination by April 30, 2021 (or if such date is further extended at a duly called extraordinary general meeting of shareholders, such later date), subject to applicable law.
Effecting Act II’s Initial Business Combination
Fair Market Value of Target Business
Nasdaq rules require that Act II’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of Act II signing a definitive agreement in connection with such initial business combination. Act II’s board of directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
Act II is seeking shareholder approval of the Business Combination at the Shareholders Meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to Act II (net of taxes payable). Act II will consummate the Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Pursuant to the Sponsor Support Agreement, dated as of December 19, 2019 and as amended on February 12, 2020, by and among the Sponsor, Act II and the Sellers, a copy of which is attached to this proxy statement/prospectus as Annexes B-1 and B-2 (the “Sponsor Support Agreement”), the Sponsor agreed, among other things, (i) that immediately following the Closing, the Sponsor will forfeit to Act II (x) 3,000,000 Class B Ordinary Shares and (y) 6,750,000 private placement warrants; and (ii) to certain other covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination and to appoint two of the Sellers’ nominees to the board of directors of Whole Earth Brands, Inc., to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Act II Class A Shares. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Act II or its securities, the Sponsor, Merisant and MAFCO or Act II or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Act II’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Merisant and MAFCO or Act II or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Shareholders Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the requirement that the Minimum Cash Condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) Whole Earth Brands, Inc.’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If Act II is not able to complete the Business Combination with Merisant and MAFCO by April 30, 2021 nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, Act II will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of Act II’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has entered into a letter agreement with Act II, pursuant to which it has waived its rights to liquidating distributions from the trust account with respect to its Act II Class B Shares if Act II fails to complete its business combination within the required time period. However, if the Sponsor owns any public shares, it will be entitled to liquidating distributions from the trust account with respect to such public shares if Act II fails to complete its business combination within the allotted time period.
The Sponsor and Act II’s officers and directors have agreed, pursuant to a written agreement with Act II, that it will not propose any amendment to the Cayman Constitutional Documents that would affect the substance or timing of Act II’s obligation to redeem 100% of its public shares if it does not complete its business combination by April 30, 2021 unless Act II provides its public shareholders with the opportunity to redeem its Act II Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, Act II may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that Act II does not then become subject to the SEC’s “penny stock” rules).
Act II expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Act II’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, Act II may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of Act II’s creditors which would have higher priority than the claims of Act II’s public shareholders. Act II cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and Act II — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in the Act II IPO)” and other risk factors contained herein. While Act II intends to pay such amounts, if any, Act II cannot assure you that Act II will have funds sufficient to pay or provide for all creditors’ claims.
Although Act II will seek to have all vendors, service providers (other than Act II’s independent auditors), prospective target businesses or other entities with which Act II does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Act II’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Act II’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Act II’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative. Examples of possible instances where Act II may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Act II is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Act II and will not seek recourse against the trust account for any reason. Upon redemption of Act II’s public shares, if Act II is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, Act II will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Act II if and to the extent any claims by a third party (other than Act II’s independent auditors) for services rendered or products sold to Act II, or a prospective target business with which Act II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Act II’s indemnity of the underwriter of Act II’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Act II has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Act II believes that the Sponsor’s only assets are securities of Act II and, therefore, the Sponsor may not be able to satisfy those obligations. None of Act II’s other directors or officers will indemnify Act II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Act II’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Act II currently expects that Act II’s independent directors would take legal action on Act II’s behalf against the Sponsor to enforce its indemnification obligations to Act II, it is possible that Act II’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Act II cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in the Act II IPO)” and other risk factors contained herein.
Act II will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than Act II’s independent auditors), prospective target businesses or other entities with which Act II do business execute agreements with Act II waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Act II’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If Act II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Act II that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Act II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Act II’s shareholders. To the extent any bankruptcy claims deplete the trust account, Act II cannot assure you it will be able to return $10.00 per share to Act II’s public shareholders. Additionally, if Act II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Act II that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Act II’s shareholders. Furthermore, Act II’s board of directors may be viewed as having breached its fiduciary duty to Act II’s creditors or may have acted in bad faith, and thereby exposing itself and Act II to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Act II cannot assure you that claims will not be brought against it for these reasons. See “Risk Factors — Risks Related to the

Business Combination and Act II — If, after Act II distributes the proceeds in the trust account to its public shareholders, Act II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Act II that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Act II and its board of directors may be exposed to claims of punitive damages.”
Facilities
Act II currently maintains its executive offices at 745 5th Avenue, New York, NY 10151. Act II considers its current office space, adequate for its current operations.
Upon consummation of the Business Combination, the principal executive offices of Whole Earth Brands, Inc. will be located at 125 S. Wacker Drive, Suite 3150, Chicago, IL 60606.
Employees
Act II currently has four officers. Members of Act II’s management team are not obligated to devote any specific number of hours to Act II’s matters but they intend to devote as much of their time as they deem necessary to Act II’s affairs until Act II has completed its initial business combination. The amount of time that any members of Act II’s management team will devote in any time period will vary based on whether a target business has been selected for Act II’s business combination and the current stage of the business combination process.
Competition
If Act II succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from their competitors. Act II cannot assure you that, subsequent to the Business Combination, Act II will have the resources or ability to compete effectively. Information regarding Merisant and MAFCO’s competition is set forth in the sections entitled “Information about Merisant and MAFCO — Competition.”
Directors and Executive Officers
Act II’s current directors and executive officers are as follows:
Name	Age	Position
Irwin D. Simon	61	Executive Chairman of the Board of Directors
John Carroll	60	Chief Executive Officer, Director
Ira J. Lamel	72	Chief Financial Officer
Ashish Gupta	40	Vice President, Business Development and Strategic Planning
Anuraag Agarwal	45	Director
John M. McMillin	66	Director
Desireé Rogers	60	Director
Irwin D. Simon
Mr. Irwin D. Simon has served as Executive Chairman of Act II since December 2018 and, upon consummation of the Business Combination, will become Executive Chairman of the Board of Directors of Whole Earth Brands, Inc. Mr. Simon has more than 30 years of business experience in many domestic and international leadership and operating roles. Mr. Simon founded The Hain Celestial Group, Inc. (Nasdaq: HAIN) in 1993, which went on to become a leading organic and natural products company with a mission to be the leading marketer, manufacturer and seller of organic and natural, better-for-you products, committed to growing sustainably while continuing to implement environmentally sound business practices and manufacturing processes. He led Hain Celestial for more than 25 years and grew the business with operations in North America, Europe, Asia and the Middle East, as President, Chief Executive Officer and Chairman until November 2018 and as a Director until December 2018. Prior to Hain Celestial, Mr. Simon was employed in various marketing and sales positions at Slim-Fast Foods Company, a dietary supplement foods company, and The Häagen-Dazs Company, a frozen dessert company, which became a division of

Grand Metropolitan, a multi-national luxury brands company, where his responsibilities included managing the franchisee system and company-owned retail stores. In the last five years, he has also served as Chairman of the Board of Aphria Inc. (NYSE: APHA), a global cannabis company (where in February 2019 he was appointed interim Chief Executive Officer, to serve in such capacity until Aphria’s Board of Directors identifies a permanent replacement), Presiding Director at MDC Partners Inc., a provider of marketing, activation and communications solutions and services, a Director of Barnes & Noble, Inc. (NYSE:BKS), a large retail bookseller and (until 2018) as a Director of Chop’t Creative Salad Company, a fast-casual dining company. Previously, he served as a Director of Jarden Corporation, a consumer products company, until its merger with Newell Rubbermaid Inc.
John Carroll
Mr. John Carroll has served as Act II’s Chief Executive Officer and a Director since December 2018 and has more than 30 years of business experience with consumer products businesses. He spent 14 years in various positions of increasing responsibility at Hain Celestial until July 2018, having joined as Executive Vice President and President of Grocery, which generated over $400 million in net sales in 2004. With each successive year at Hain Celestial, he gained additional responsibilities including the Snacks business in 2005, the Personal Care business in 2006, Celestial Seasonings in 2008, and The Greek Gods brand in 2010, followed by Hain Celestial Canada in 2015, culminating in his service as Executive Vice President Global Brands, Categories and New Business Ventures from 2017 through July 2018. Under his leadership Hain Celestial United States grew to over $1.3 billion in net sales through profitable organic growth and strategic bolt-on acquisitions. Prior to this he was Managing Director, Heinz Frozen Foods at the H. J. Heinz Company, a global food company, where he served in various positions of increasing responsibility, starting with marketing and ultimately assuming the responsibility of Managing Director of Heinz Frozen Foods, from 1995 until 2003. He also worked in marketing positions at The Hershey Company and Church and Dwight Co., Inc., where he earned two Effie Awards for the launch of Arm & Hammer toothpaste and was recognized by Ad Age in the Marketing 100 for 1992.
Ira J. Lamel
Mr. Ira J. Lamel, CPA, has served as Act II’s Chief Financial Officer since December 2018 and has over 40 years of experience in finance and accounting. He currently serves as a Director of Novanta Inc. (Nasdaq: NOVT), a leading global supplier of core technology solutions for medical and advanced industrial original equipment manufacturers. Mr. Lamel was Senior Advisor to the Chief Executive Officer of Hain Celestial from 2013 to 2014 and Executive Vice President and Chief Financial Officer of Hain Celestial from 2001 to 2013. Previously, Mr. Lamel was an audit partner in the New York area practice of E&Y. He retired from E&Y after a 29-year career.
Ashish Gupta
Mr. Ashish Gupta has served as Act II’s Vice President of Business Development and Strategic Planning since March 2019. He has more than 10 years of experience in strategy, M&A, operations and restructuring. In 2018, he served as an advisor to Matlin & Partners Acquisition Corp. (Nasdaq: MPAC), a special purpose acquisition company, or SPAC, that consummated a business combination with U.S. Well Services, Inc. a Houston-based provider of hydraulic fracturing services and electric-powered fracturing technology in 2018. Prior to this, from 2012 to 2017, he served as Vice President at Quinpario Partners, an industrials-focused fund, where he worked on two SPAC business combinations: Quinpario Acquisition Corp.’s (Nasdaq: QPAC) 2014 business combination with Jason Incorporated, an industrial manufacturing company with four business segments: seating, finishing, acoustics and components and Quinpario Acquisition Corp. 2’s (Nasdaq: QPAC) 2017 business combination with SourceHOV LLC, a global transaction processing services and enterprise information management provider and Novitex Enterprise Solutions, Inc., a managed services provider offering mail, print, communications and back office solutions. Previously, Mr. Gupta Served as Vice President at Jason Industries from 2016 to 2017, where his responsibilities included cost take-out, supply chain and 80/20 optimization. From 2010 to 2012, he served as a strategy and business development manager at Solutia, Inc., (NYSE: SOA), a specialty materials and chemical manufacturer which was acquired by Eastman Chemical Company in 2012. Since 2018, Mr. Gupta has been a registered representative with Watermill Institutional Trading.

Anuraag Agarwal
Mr. Anuraag Agarwal has served as a Director of Act II since April 2019 and is Group Head of Business Development, Strategy and Mergers & Acquisitions at Future Group, a consumer-oriented conglomerate with interests in retail, consumer brands, food parks, manufacturing, logistics, data sciences, media, insurance and financial services, whose few public limited companies are listed on the National Stock Exchange and Bombay Stock Exchange in India. Mr. Agarwal has been actively involved in structuring, and overseeing Future Group’s international joint ventures, partnerships and alliances and is a member of the board of directors of some of its existing and former joint ventures and alliances, including those with The Migros Group in Switzerland, Hain Celestial, 7-Eleven, Inc. and Staples, Inc. in the United States, Fonterra Co-operative Group Limited in New Zealand and Clarks in the United Kingdom. He has also helped spearhead, directly and through board participation, various investment transactions of Future Group in the consumer and digital space. Additionally, since 2017, Mr. Agarwal has been the interim Chief Executive Officer of Amar Chitra Katha Private Limited, an Indian comic book company. Prior to joining Future Group in 2012, Mr. Agarwal was an investment banker focusing primarily on mergers and acquisitions, restructuring, private placements and principal investments, initially at Donaldson Lufkin and Jenrette and then for more than ten years at Berenson & Company, a boutique investment bank. During this time, he was actively involved in executing transactions of a variety of sizes across a wide range of industries including consumer goods, financial services, infrastructure, manufacturing, media, retail, utilities, and technology.
John M. McMillin
Mr. John M. McMillin has served as a Director of Act II since April 2019 and is a Limited Partner with Lord Abbett & Co., LLC, an independent, privately-held money management firm including mutual funds, institutional and managed accounts, a position he has held since October 2018. From 2007 to 2018, Mr. McMillin was a Partner, conducting equity research covering approximately 70 for large and mid-cap companies in the consumer staples sector in the United States. Mr. McMillin was also Managing Director and Senior Food Analyst at Prudential Equity Group and Prudential Securities from 1985 to 2007 where he was inducted into The Wall Street Journal “Best on the Street” Stock Picking Hall of Fame in 1996. From 1978 to 1980, Mr. McMillin worked in the securities industry at Sterling Grace & Co., and from 1981 to 1985 at Mabon Nugent, Philips, Appel & Walden.
Desireé Rogers
Ms. Desirée Rogers has served as a Director of Act II since April 2019 and is the Chairman of Choose Chicago, the tourism agency for the city of Chicago, a position she has held since 2013. Since 2019, Ms. Rogers has also been the Chief Executive Officer of One Brown Girl, LLC. a holding company investing in minority-owned ventures. One Brown Girl recently secured ownership positions in Black Opal Beauty and Fashion Fair Cosmetics. From 2010 to 2017, Ms. Rogers served as the Chief Executive Officer of Johnson Publishing Company, LLC, a publishing and cosmetics firm geared to the African American market. During the period from 2009 to 2010, Ms. Rogers was a Special Assistant to the President and Social Secretary for President Barack Obama. Prior to these roles, Ms. Rogers was the President of Allstate Financial Social Network, a personal lines property and casualty insurer from 2008 to 2009 and the President of Peoples Energy, the natural gas utility in Chicago from 2004 to 2008. Ms. Rogers has served on the boards of MDC Partners Inc. (Nasdaq: MDCA) and Inspired Entertainment, Inc. (Nasdaq: INSE). She is a member of the board of directors for World Business Chicago, The Commercial Club, The Economic Club of Chicago, Donors Choose and Cradles to Crayons. In 2015, WWD named Ms. Rogers one of The 50 Most Influential People in the Multicultural Market.
Number and Terms of Office of Directors and Officers
Act II’s board of directors consists of five members. Holders of Act II Class B Shares have the right to appoint all of Act II’s directors prior to consummation of its initial business combination, and holders of Act II Class A Shares do not have the right to vote on the appointment of directors during such time. These provisions of Act II’s amended and restated memorandum and articles of association may only be amended by a special resolution passed by at least 90% of Act II’s ordinary shares voting in a general meeting. Each of Act II’s directors holds office for a two-year term. Subject to any other special rights applicable to Act II’s shareholders, any vacancies on Act II’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of Act II’s board or by a majority of the holders of Act II Class B Shares.
Act II’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Act II’s board of directors is authorized to appoint persons to the offices set forth in Act II’s amended and restated memorandum and articles of association as it deems appropriate. Act II’s amended and restated memorandum and articles of association provide that Act II’s officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by Act II’s board of directors.
Collectively, through their positions described above, Act II’s officers and directors have extensive experience in public companies and in the financial services industry. These individuals play a key role in identifying and evaluating prospective acquisition candidates, selecting the target businesses, and structuring, negotiating and consummating the acquisition.
Director Independence
The Nasdaq listing standards require that a majority of Act II’s board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with Act II). Act II’s board of directors has determined that each of Messrs. Agarwal and McMillin and Ms. Rogers are independent directors under applicable SEC and Nasdaq rules. Act II’s independent directors have regularly scheduled meetings at which only independent directors are present.
Officer and director compensation
None of Act II’s officers or directors have received any cash compensation for services rendered to Act II. Act II entered into an agreement whereby, commencing on April 25, 2019 through the earlier of the consummation of a business combination or Act II’s liquidation, it will pay an aggregate of $10,000 per month to the Sponsor for office space, administrative and support services. The Sponsor, Act II’s officers and directors, or any of their respective affiliates have not and are not expected to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Act II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Act II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Act II or any of their respective affiliates.
After the completion of Act II’s initial business combination, directors or members of Act II’s management team who remain with Act II may be paid consulting, management or other fees from the combined company. The amount of any such compensation is currently unknown because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to Act II’s officers will be determined by a compensation committee constituted solely by independent directors.
It is possible that some or all of Act II’s officers and directors may negotiate employment or consulting arrangements to remain with Act II after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with Act II may influence Act II’s management’s motivation in identifying or selecting a target business but Act II does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any potential business combination. Act II is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Act II’s officers, directors and persons who beneficially own more than ten percent (10%) of Act II’s Act II Class A Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish Act II with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, Act II believes that during the year ended December 31, 2019 there were no delinquent filers.
Legal Proceedings
Elstein v. Simon et al., Index No. 603599/2020 (Nassau Cnty. Mar. 6, 2020). By complaint filed March 6, 2020, an Act II shareholder brought an individual and derivative suit with respect to the business combination. The plaintiff brings three derivative claims under Cayman Islands law: (I) breaches of fiduciary duties as to the individual director defendants; (II) failure to disclose material information regarding the business combination as to the individual director defendants; and (III) aiding and abetting director defendants’ breaches of fiduciary duties as to Flavors Holdings, also named as a defendant. The plaintiff alleges that the individual defendants breached their fiduciary duties by acting in their own self-interest in causing or facilitating the business combination agreement, that Flavors Holdings aided and abetted such breaches, and that such conflicts of interest and breaches, and other allegedly material information, were not disclosed to shareholders. The plaintiff also brings one direct negligent misrepresentation claim under New York common law alleging that the proxy statement filed on February 14, 2020, soliciting the shareholder vote contained false and misleading statements and omissions. We believe that these claims are without merit and will defend against them vigorously.
Periodic Reporting and Audited Financial Statements
Act II has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Act II’s annual reports contain financial statements audited and reported on by Act II’s independent registered public accounting firm. Act II has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Security Ownership of Certain Beneficial Owners and Management
Act II has no compensation plans under which equity securities are authorized for issuance.
The following table sets forth information regarding the beneficial ownership of the outstanding Act II Class A Shares and Act II Class B Shares as of April 7, 2020, based on information obtained from the persons named below, with respect to the beneficial ownership of the outstanding Act II Class A Shares and Act II Class B Shares, by:
•
each person known by Act II to be the beneficial owner of more than 5% of the outstanding Act II Class A Shares and Act II Class B Shares;

•
each of Act II’s executive officers and directors that beneficially owns Act II Class A Shares and Act II Class B Shares; and

•
all of Act II’s executive officers and directors as a group.

Unless otherwise indicated, Act II believes that all persons named in the table have sole voting and investment power with respect to all Act II Class A Shares and Act II Class B Shares beneficially owned by them.

	Act II Class A Shares		Act II Class B Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Sponsor(2)	—	—	7,500,000	100.0%
Irwin D. Simon	—	—	—	—
John Carroll(2)	—	—	7,500,000	100.0%
Ira J. Lamel	—	—	—	—
Ashish Gupta	—	—	—	—
Anuraag Agarwal	—	—	—	—
John M. McMillin	—	—	—	—
Desirée Rogers	—	—	—	—
All officers and directors as a group (8 individuals)	—	—	7,500,000	100.0%
MMCAP International Inc. SPC(3)	1,800,000	6.0%	—	—
Linden Capital L.P.(4)	2,435,299	8.1%	—	—
Polar Asset Management Partners Inc.(5)	2,250,000	7.5%	—	—
Magnetar Financial LLC(6)	1,500,000	5.0%	—	—
RP Investment Advisors LP(7)	1,655,000	5.5%	—	—
UBS O’Connor LLC(8)	1,733,444	5.8%	—	—
HGC Investment Management Inc.(9)	1,790,000	5.97%	—	—
J. Goldman & Co., L.P.(10)	1,794,843	5.83%	—	—

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o 745 5th Avenue, New York, New York 10151.

(2)
John Carroll, Act II’s Chief Executive Officer, may be deemed to beneficially own shares held by the Sponsor by virtue of his control over the Sponsor, as its managing member. Mr. Carroll disclaims beneficial ownership of Act II Class B Shares held by the Sponsor other than to the extent of his pecuniary interest in such shares. All of Act II’s officers and directors are members of the Sponsor.

(3)
According to a Schedule 13G/A filed with the SEC on February 5, 2020 by MMCAP International Inc. SPC and MM Asset Management Inc. hold shared voting and dispositive power of 1,800,000 Act II Class A Shares. MMCAP International Inc. SPC and MM Asset Management Inc. are the record and direct beneficial owners of the securities. MM Asset Management Inc. is the investment advisor of, and may be deemed to beneficially own securities held by, MMCAP International Inc. SPC. The address of the principal business office for MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, Cayman Islands KY1-1008. The address of the principal business office of MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, Ontario, Canada M5J 2S1.

(4)
According to a Schedule 13G/A filed with the SEC on January 14, 2020, Linden GP LLC is the general partner of Linden Capital L.P. and, in such capacity, may be deemed to beneficially own 2,164,460 shares held by Linden Capital L.P. Linden Advisors LP is the investment manager of Linden Capital L.P. and trading advisor or investment advisor for separately managed accounts. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP LLC. In such capacities, Linden Advisors LP and Mr. Wong may each be deemed to beneficially own an aggregate of 2,435,299 shares held by Linden Capital L.P. and the managed accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(5)
According to a Schedule 13G filed with the SEC on February 10, 2019, Polar Asset Management Partners Inc. holds sole voting and dispositive power of 2,250,000 Act II Class A Shares. The business address for the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)
According to a Schedule 13G filed with the SEC on February 13, 2020, Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz hold shared voting and dispositive power of 1,500,000 Act II Class A Shares. Magnetar Financial LLC serves as the investment adviser to the certain funds, and as such, Magnetar Financial LLC exercises voting and investment power over the Act II Class A Shares held for such funds’ accounts. Magnetar Capital Partners LP serves as the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management is Mr. Litowitz. The address of the principal business office of each of Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(7)
According to a Schedule 13G filed with the SEC on January 22, 2020, RP Investment Advisors LP holds shared voting and dispositive power of 1,655,000 Act II Class A Shares, RP Select Opportunities Master Fund Ltd. holds shared voting and dispositive power of 1,348,750 Act II Class A Shares and RP Debt Opportunities Fund Ltd. holds shared voting and dispositive power of 306,250 Act II Class A Shares. RP Select Opportunities Master Fund Ltd. and RP Debt Opportunities Fund Ltd. are the record and direct beneficial owners of the securities. RP Investment Advisors LP is the investment advisor of, and may be deemed to beneficially own securities owned by, RP Select Opportunities Master Fund Ltd. and RP Debt Opportunities Fund Ltd. The address of the principal business office of each of RP Investment Advisors LP, RP Select Opportunities Master Fund Ltd. and RP Debt Opportunities Fund Ltd. is 39 Hazelton Avenue, Toronto, Ontario, Canada, M5R 2E3.

(8)
According to a Schedule 13G filed with the SEC on February 13, 2020, UBS O’Connor LLC has sole voting and dispositive power of 1,733,444 Act II Class A Shares. UBS O’Connor LLC serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, UBS O’Connor LLC exercises voting and investment power over the Act II Class A Shares held for the account of GLEA and OGMA. UBS O’Connor LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, also has voting control and investment discretion over the securities described herein held by GLEA and OGMA. As a result, each of UBS O’Connor LLC and Mr. Russell may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Act II Class A Shares held for the account of GLEA and OGMA. The address of the principal business office of each of the reporting persons is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(9)
According to a Schedule 13G filed with the SEC on February 14, 2020, HGC Investment Management Inc. has sole voting and dispositive power of 1,790,000 Act II Class A Shares. The address of the principal business office of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

(10)
According to a Schedule 13G filed with the SEC on February 14, 2020, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman hold shared voting and dispositive power of 1,794,843 Act II Class A Shares. The address of the principal business office of each of J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman is 510 Madison Avenue, 26th Floor, New York, New York 10022. Amount includes 763,900 Act II Class A Shares issuable upon exercise of public warrants.

ACT II’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” the “Company” or “Act II” refer to Act II prior to the consummation of the Business Combination. The following discussion and analysis of Act II’s financial condition and results of operations should be read in conjunction with Act II’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Act II’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
Act II is a blank check company incorporated in the Cayman Islands on August 16, 2018 and was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Act II intends to effectuate an initial business combination using cash derived from the proceeds of the Act II IPO and the private placement warrants, its Act II Class A Shares, debt or a combination of cash, Act II Class A Shares and debt.
The issuance of additional Act II Class A Shares in a business combination:
•
may significantly dilute the equity interest of investors in Act II Class A Shares, which dilution would increase if the anti-dilution provisions in the Act II Class B Shares resulted in the issuance of Act II Class A Shares on a greater than one-to-one basis upon conversion of the Act II Class B Shares

•
may subordinate the rights of holders of Act II Class A Shares if preference shares are issued with rights senior to those afforded Act II Class A Shares;

•
could cause a change of control if a substantial number of Act II Class A Shares are issued, which may affect, among other things, Act II’s ability to use Act II’s net operating loss carry forwards, if any, and could result in the resignation or removal of Act II’s present officers and directors;

•
may have the effect of delaying or preventing a change of control of Act II by diluting the share ownership or voting rights of a person seeking to obtain control of Act II; and

•
may adversely affect prevailing market prices for Act II Class A Shares and/or warrants.

Similarly, if Act II issues debt securities, it could result in:
•
default and foreclosure on Act II’s assets if Act II’s operating revenues after a business combination are insufficient to repay Act II’s debt obligations;

•
acceleration of Act II’s obligations to repay the indebtedness even if Act II makes all principal and interest payments when due if Act II breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•
Act II’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•
Act II’s inability to obtain necessary additional financing if the debt security contains covenants restricting Act II’s ability to obtain such financing while the debt security is outstanding;

•
Act II’s inability to pay dividends on Act II Class A Shares;

•
using a substantial portion of Act II’s cash flow to pay principal and interest on Act II’s debt, which will reduce the funds available for dividends on Act II Class A Shares, if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•
limitations on Act II’s flexibility in planning for and reacting to changes in Act II’s business and in the industry in which Act II operates;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on Act II’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of Act II’s strategy and other purposes and other disadvantages compared to Act II’s competitors who have less debt.

Act II expects to continue to incur significant costs in the pursuit of Act II’s acquisition plans. Act II cannot assure you that Act II’s plans to complete a business combination will be successful.
Results of Operations
Act II has not generated any revenues to date. Act II’s only activities from inception through December 31, 2019 were organizational activities, those necessary to prepare for the Act II IPO, described below, and Act II’s search for a target business with which to complete a business combination. For financial statement purposes, Act II was deemed to commence operations on January 1, 2019. Act II does not expect to generate any operating revenues until after the completion of Act II’s initial business combination. Act II generates non-operating income in the form of interest income on marketable securities. Act II is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.
For the year ended December 31, 2019, Act II had net income of $3,932,144, which consists of interest income on marketable securities held in the trust account of $4,254,861 and an unrealized gain on marketable securities held in the trust account of $28,164, offset by operating costs of $350,881.
Liquidity and Capital Resources
As of December 31, 2019, Act II had cash of $1,005,831. Until the consummation of the Act II IPO, Act II’s only source of liquidity was the initial purchase of Act II Class B Shares by the Sponsor and loans from the Sponsor.
On April 30, 2019, Act II consummated the Act II IPO of 30,000,000 units, inclusive of the underwriters’ election to partially exercise their option to purchase an additional 3,900,000 units, at a price of $10.00 per unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the Act II IPO, Act II consummated the sale of 6,750,000 private placement warrants to the Sponsor at a price of $1.00 per Founder Warrant, generating gross proceeds of $6,750,000.
Following the Act II IPO and the sale of the private placement warrants, a total of $300,000,000 was placed in the trust account. Act II incurred $16,614,355 in transaction costs, including $5,220,000 of underwriting fees, $11,280,000 of deferred underwriting fees and $114,355 of other costs.
For the year ended December 31, 2019, cash used in operating activities was $396,814. Net income of $3,932,144 was offset by interest earned on marketable securities held in the trust account of $4,254,861, an unrealized gain on marketable securities of $28,164 and changes in operating assets and liabilities, which used of $45,933 of cash.
As of December 31, 2019, Act II had cash and marketable securities held in the trust account of $304,283,025. Act II may withdraw interest to pay Act II’s income taxes, if any. Act II intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete Act II’s business combination. To the extent that Act II’s share capital is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Act II’s growth strategies.
Act II intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of Act II’s officers and directors may, but are not obligated to, loan Act II funds as may be required. If Act II completes a business combination, Act II would repay such loaned amounts. In the event that a business combination does not close, Act II may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant unit at the option of the lender. The warrants would be identical to the private placement warrants.
Act II does not believe it will need to raise additional funds in order to meet the expenditures required for operating Act II’s business. However, if Act II’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, Act II may have insufficient funds available to operate Act II’s business prior to Act II’s initial business combination. Moreover, Act II may need to obtain additional financing either to complete Act II’s business combination or because Act II becomes obligated to redeem a significant number of Act II’s public shares upon completion of Act II’s business combination, in which case Act II may issue additional securities or incur debt in connection with such business combination.
Off-balance sheet financing arrangements
Act II has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2019. Act II does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Act II has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
Act II does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than (a) an agreement to pay the Sponsor a monthly fee of $10,000 for office space, and administrative and support services, provided to Act II. Act II began incurring these fees on April 25, 2019 and will continue to incur these fees monthly until the earlier of the completion of a business combination and Act II’s liquidation; and (b) a sub-lease agreement providing Act II with office space. The sub-lease provides that Act II’s occupancy begins January 2020 with monthly rental payments $19,000 commencing May 1, 2020. The sub-lease terminates on July 13, 2021.
The underwriters of the Act II IPO are entitled to a deferred fee of $11,280,000. The deferred fee will be forfeited by the underwriters solely in the event that Act II fails to complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Act II has identified the following critical accounting policies:
Ordinary shares subject to redemption
Act II accounts for its ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Act II’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Act II Class A Shares feature certain redemption rights that are considered to be outside of Act II’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of Act II’s condensed balance sheets.
Net income (loss) per ordinary share
Act II applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Act II’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the trust account and not Act II’s income or losses.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Act II’s financial statements.
Quantitative and Qualitative Disclosures About Market Risk
Not required for smaller reporting company.
Independent Auditors’ Fees
The firm of Marcum LLP acts as Act II’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum LLP for services rendered. Marcum LLP has not waived its right to make claims against the funds in the trust account for fees of any nature owed to it.
Audit Fees
Audit fees consist of fees billed for professional services rendered for the audit of Act II's financial statements for the year ended December 31, 2019 and services that are normally provided by Marcum LLP in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of Act II’s annual financial statements, review of the financial information included in Act II’s Form 10-Qs for the respective periods and other required filings with the SEC since inception totaled $109,180.
All Other Fees
During the fiscal year ended December 31, 2019, there were no fees billed for services provided by Marcum LLP other than those set forth above.
Audit Committee Pre-Approval Policies and Procedures
The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the audit committee charter.

INFORMATION ABOUT MERISANT
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Merisant and its subsidiaries prior to the consummation of the Business Combination.
Company Overview
Merisant is a worldwide leader in tabletop zero-calorie and low-calorie sweeteners. Merisant manufactures, markets and distributes packaged zero-calorie and low-calorie tabletop sweeteners for the domestic and international consumer food markets, primarily under the Whole Earth®, Equal®, Canderel® and Pure Via® brands. Merisant distributes its products via the retail, food service and e-commerce channels. Merisant does not make or sell ingredients. A summary of Merisant’s flagship brands includes:
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Whole Earth:   A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in North America, Australia and New Zealand.

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Equal:   Primarily marketed in North America, the Asia/Pacific region, and Latin America.

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Canderel:   Primarily marketed in Europe, Africa and the Middle East.

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Pure Via:   A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in Western Europe.

Since the introduction of the original Canderel and Equal products in 1979 and 1982, respectively, Merisant and its predecessor entities have offered consumers high quality alternatives to sugar for daily use. As the global health crisis related to sugar consumption continues to grow, consumers remain focused on finding substitutes for tabletop sugar and sugar-laden products. In recent years, Merisant has met consumer demand by introducing new natural sweeteners made from stevia and naturally derived sugar alcohols under Whole Earth and Pure Via brands (as well as under the Canderel and Equal brands) and introduced low- or no-sugar alternatives to traditionally sugar-laden products such as chocolate, jams, granola, and cereal bars. These initiatives have further established Merisant as a leader in the “better for you” movement away from sugar.
Industry Overview
There is an ongoing shift in consumer and retailer demand for sugar alternatives due to the public health risks associated with sugar intake such as obesity, diabetes and heart disease. As the incidence rates of these health issues continue to increase around the world, demand for non-sugar substitutes is expected to grow.
In the developed world, consumer demand has notably shifted towards natural non-sugar alternatives. Natural sweeteners appeal to consumers seeking natural, organic and non-GMO products for their diet. Globally, the stevia market is expected to experience 6.0% CAGR from 2016 to 2021, reflecting an increase from $366 million to $489 million, respectively.
In the developing world, both artificial and natural sweeteners are gaining momentum as consumers understand the consequences of excessive sugar consumption. Given the relative purchasing power of consumers in the developing world and the lower price point of artificial versus natural products, in the near-term management expects artificial products will be the primary growth driver of tabletop sweetener demand in those markets. From 2013 through 2018 artificial sweetener volume in the developing world grew at a 3.2% CAGR.
Brands / Products
Merisant’s products are sold under both its global flagship brands as well as local and private label brands. Merisant’s global flagship brands include Canderel®, Equal®, Whole Earth® and Pure Via®. Merisant offers a variety of sweetener formulations under each brand to address local consumer preferences and price points. The key ingredients utilized in these products include aspartame, sucralose, saccharine, stevia and monk fruit, all of which are sourced through its global supply chain.

Merisant sweetener products are sold under a variety of forms to satisfy consumers growing usage across diverse consumption occasions. Those forms include powder sachet, mini tablets, cubes, powder bags, powder jars, and liquid bottles.
Merisant has expanded its product offerings in recent years into adjacent consumer packaged goods such as jams and chocolate under its well-known brands. Merisant also invests in innovation to develop new product offerings to distribute under its various brands, providing differentiation from its competitors and exciting new products for customers. In addition, Merisant’s adjacent branded packaged goods such as jams and chocolate are sold in chocolate bars, dried chocolate powder, and jam jars.
Brand	Key Markets	Price Point	Key Product Type
Whole Earth®	United States, Puerto Rico, Australia, New Zealand, Canada	Premium	Sweeteners
Pure Via®	France, UK, Belgium, Netherlands, South Africa, Mexico, Hungary, Portugal United States	Premium Mid-Priced	Sweeteners, jams Sweeteners
Equal®	United States, Mexico, Puerto Rico, Australia, New Zealand, Canada South Africa	Premium Mid-Priced	Sweeteners, chocolates Sweeteners
Canderel®	France, UK, Belgium, Netherlands, South Africa, Mexico, Hungary, Portugal, Middle East	Premium	Sweeteners, jams, chocolates, granola, bars
Sugarly Sweet®	United States	Mid-Priced	Sweeteners
SweetMate®	United States, Mexico	Mid-Priced	Sweeteners
EqualSweet®	Argentina	Premium	Sweeteners
Misura®, Mivida™	Italy	Premium	Sweeteners, supplements
Sucaryl™	Argentina	Mid-Priced	Sweeteners
Chuker™	Argentina, Central America	Mid-Priced	Sweeteners
Whole Earth®
Whole Earth is a global brand of natural, low-calorie sweetener that was commercially relaunched in 2016. The Whole Earth brand is primarily marketed in North America, Australia and New Zealand. In North America, the Whole Earth brand has become one of the fastest growing brands in 2019 according to AC Nielsen data through the availability of Whole Earth sachets (packets) in approximately 13,000 Starbucks locations throughout the United States and Canada. Whole Earth branded products are sold through a variety of channels including grocery, supermarket, drugstores, mass, club, food-service, and e-commerce. Key Whole Earth sweetener formulations as of January 2020 include ingredients such as stevia, monk fruit, erythritol, and allulose.
Canderel®
Canderel is a global brand of low-calorie sweetener introduced in 1979. The Canderel brand is primarily marketed in Europe, the Middle East and Africa and, according to AC Nielsen retail data, is the leading sugar-free sweetener in many of its key markets including France, Belgium, the United Kingdom, and South Africa. Canderel-branded products are sold through a variety of sales channels including grocery, supermarket, drugstores, mass, clubs, food-service, and e-commerce. Key Canderel sweetener formulations include aspartame, sucralose, and stevia.
Equal®
Equal is a global brand of low-calorie sweetener introduced in 1982. The Equal brand is primarily marketed in North America, Asia Pacific, South Africa and Latin America and, according to AC Nielsen retail data, is the leading sugar-free sweetener in many key markets including Australia, New Zealand,

Thailand, and Singapore, and is a top-five sugar-free sweetener in the United States. Equal-branded products are sold through a variety of sales channels including grocery, supermarket, drugstores, mass, club, food-service, and e-commerce. Key Equal sweetener formulations include aspartame, saccharin, sucralose, and stevia.
Pure Via
Pure Via is a global brand of all-natural, low-calorie sweetener introduced in 2008. The Pure Via brand is primarily marketed in Western Europe and North America. Pure Via branded products are sold through a variety of channels including grocery, drugstores, mass, club, food-service, and e-commerce. Key Pure Via sweetener formulations include stevia and erythritol.
Branded Adjacencies
Merisant also utilizes its global flagship brands to sell branded products in adjacent packaged food categories. In order to address the growing shift in demand for sugar alternatives, Merisant has introduced new products in the chocolate, jams, granola, and cereal bars categories under its well-known tabletop sweetener brands. These products benefit from strong brand recognition in selected geographies and the ability for customers to easily identify them as low-sugar alternatives when making purchasing decisions.
Other Brands and Products
In addition to Merisant’s flagship brand of tabletop sweeteners and branded adjacency products, Merisant also utilizes several local brands in specific countries. Merisant management believes that these locally targeted brands have better brand awareness in those countries than Merisant’s international flagship brands, providing a differentiated product offering in those markets. Examples of local brands include, Misura (Italy), Chuker (Argentina), Sucaryl (Argentina) and Naturals (Australia).
Marketing and Distribution Channels
Merisant’s marketing team is comprised of 15 employees across eight countries. Merisant’s Chief Marketing Officer directs global marketing strategy, with local marketing experts sitting in key geographies. Recent marketing focus has been on identifying global and local consumer preferences, utilizing Research & Development to co-develop a new pipeline of products, and driving brand-building initiatives by leveraging digital, television, and in-store campaigns. In addition to in-house resources, Merisant utilizes agencies and experts in the areas of advertising, brand-building, packaging, and in-store promotion / merchandising.
Merisant distributes its products in the United States and internationally through a variety of distribution channels including supermarket, grocery, mass, club, food-service, e-commerce, and through distributors and brokers. This distribution strategy enables Merisant products to reach a wide variety of customer types at multiple points of sale and consumption. In addition, Merisant is able to leverage its existing distribution channels and relationships to sell incremental products to those customers.
In North America, Merisant distributes its products under three primary strategies:
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Direct Sales:   direct sales to grocery, supermarkets, drugstores, large mass merchandisers, club/warehouse retailers, deep discount stores and food service companies.

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Exclusive Distributor:   distribution for our Canadian business is done on an exclusive basis through a large consumer packaged goods distributor based in Ontario servicing many Canadian and international clients.

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Brokers:   sales through brokers to provide national coverage products to smaller mass merchandisers and to provide product to office coffee service operators and distributors.

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E-Commerce:   sales to consumers over the internet.

Internationally, Merisant distributes its products under four primary strategies:

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Direct Sales:   direct sales to customers are utilized in specific markets including Argentina, France, and the United Kingdom. In these markets, management has seen improved execution utilizing a direct sales model as opposed to a distributor model.

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Distributors:   sales to end customers via network of exclusive or non-exclusive distributors who sell through major channels in local markets. A distributor strategy is utilized in the majority of international geographies.

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E-Commerce:   sales to consumers over the internet.

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Local Joint Venture:   due to specific local requirements, in the Philippines Merisant has entered into a joint venture for distribution.

Key Geographies
Merisant is a global company with sales in over 90 countries. Merisant sells its products principally across five geographic regions: North America, EMEA — Western Europe, EMEA — Other, Asia Pacific, and Latin America.
North America ($60.0 million of net sales in the year ended December 31, 2019)
North America is comprised of product sales in the United States and Canada. In North America Merisant primarily markets the brands Equal, Whole Earth, and Pure Via. North American customer demand has increasingly shifted from artificial products to natural products. In 2016 Merisant re-introduced Whole Earth to address this fast growing segment of the market. Today, natural products represent over half of the retail market for tabletop sweeteners.
Europe, Middle East and Africa — Western Europe ($56.2 million of net sales in the year ended December 31, 2019)
Europe, Middle East and Africa — Western Europe is comprised of product sales in France, the United Kingdom, Belgium, Ireland, and the Netherlands, with the majority derived from France and the United Kingdom. In Western Europe Merisant primarily markets the brands Canderel and Pure Via. Western European customer demand has slowly shifted from artificial products to natural products over time. In 2008 Merisant introduced Pure Via to address the then burgeoning segment of the market. Merisant has also accelerated its introduction of branded adjacent products in these markets including chocolate and jams, primarily under the Canderel and Pure Via brands.
Europe, Middle East and Africa — Other ($19.8 million of net sales in the year ended December 31, 2019)
Europe, Middle East and Africa — Other is comprised of the remaining geographies in which Merisant sells products within Europe, Middle East and Africa, not included within Europe, Middle East and Africa — Western Europe. Key markets in this region include South Africa, Italy, Greece, Saudi Arabia, Portugal, UAE, Lebanon, and Kuwait. These geographies are comprised of a mix of developed and developing countries. In developed countries consumer preferences have shifted towards natural products. In developing countries consumer demand for non-sugar sweeteners continues to grow as consumers become aware of negative health consequences associated with excessive sugar consumption.
Asia-Pacific ($17.8 million of net sales in the year ended December 31, 2019)
Asia-Pacific is comprised of product sales throughout the Asia-Pacific region including Australia, New Zealand and China. These geographies are comprised of a mix of developed and developing countries. In developed countries consumer preferences have shifted towards natural products. In developing countries consumer demand for non-sugar sweeteners continues to grow as consumers become aware of negative health consequences associated with excessive sugar consumption.
Latin America ($12.1 million of net sales in the year ended December 31, 2019)
Latin America is comprised of product sales throughout the Latin America region including Argentina and Mexico. These geographies are comprised primarily of developing countries. In these developing countries consumer demand for non-sugar sweeteners continues to grow as consumers become aware of the negative health consequences associated with excessive sugar consumption.

Suppliers, Raw Materials and Procurement
The primary raw materials used in its manufacturing process are aspartame, sucralose, saccharine, stevia, and bulking agents. Packaging material used in the manufacturing process includes paper, shipping boxes, glass jars, and cartons. Packaging material represents 15% and raw material represents 29% of total cost of goods sold in fiscal 2019.
Key ingredients are procured and available on a global scale. These ingredients are contracted forward, with additional supply available in all key markets. Key ingredients and estimated market utilization based on market estimates of capacity compiled by Merisant and global sweetener distributors include: Aspartame (total market utilization is 67% of estimated 33,000 metric tons capacity), Erythritol (total market utilization is 49% of estimated 140,000 metric tons capacity), Stevia Extract (total market utilization is 41% utilization of estimated 18,500 metric tons extraction capacity), and Sucralose (total market utilization is 65% of estimated 17,000 metric tons capacity).
We use bulking agents that are derived from global commodities, namely corn. During fiscal 2019, these commodities have increased in price, with the bulking agents derived from these commodities increasing in price as a result.
Merisant is a global company with operations around the world. In order to service its global customer base, Merisant owns and operates one manufacturing facility in the Czech Republic and collaborates with 20 co-manufacturers in various countries around the world for local and international supply. Production from the Czech Republic facility primarily services European, Middle East, African and a component of the Asian market. Other geographies are serviced by a global network of local co-manufacturing partners. This allows Merisant to maintain a flexible supply chain and manufacturing process capable of manufacturing products across sweetener types and quickly scaling manufacturing to meet demand. It also provides for redundancy in the event supply or production issues are encountered in a given geography. This flexibility is at the core of Merisant’s expertise in delivering specific ingredient solutions, tastes, and prices for local markets.
Management believes Merisant maintains excellent relationships with its suppliers and is not reliant on any one vendor for critical supply. In fiscal 2019, no supplier supported more than 34% cost of goods.
Merisant requires quality and regulatory review of all suppliers to ensure compliance with local laws and regulations, certifying bodies, and Merisant corporate standards. Merisant conducts regular audits of key supply partners in additional to regulatory audits conducted by certifying and regulatory organizations.
Research & Development
Merisant employs 16 individuals focused on research and development. Research and development efforts are divided across geographies and focus on a number of areas including new product launches, formulation development, and product expansion opportunities. The research and development team typically has approximately 100 projects in the innovation pipeline at any given time.
Intellectual Property
Merisant’s ability to create, obtain and protect intellectual property (“IP”) is important to the success of its business and ability to compete. Merisant creates IP in its operations globally, and works to protect and enforce its IP rights. Merisant considers its trademarks valuable assets, including well-known marks such as Whole Earth®, Equal®, Canderel® and Pure Via®.
In addition, Merisant integrates licensed third party technology and IP into certain aspects of its products.
Although certain third party proprietary IP rights are important to its success, Merisant does not believe it is materially dependent on any particular third party patent, license, or group.
Competition
Merisant believes that the principal competitive factors in distributing tabletop sweetener are consumer brand recognition, product taste, ingredient preference, and price. Consumer preferences vary by market and Merisant is one of the few tabletop sweetener manufacturers with global brands and distribution. The low-calorie tabletop sweetener market is currently well served at a variety of price points by a number of well-established competitors. Management believes that the entrance of a new competitor using existing sweetening ingredients would find it challenging to overcome a highly loyal consumer base, established relationships with worldwide trade and distribution networks, the expense of brand building and lack of product differentiation. As such, Merisant has experienced very little brand competition within the artificial sweetener market globally.
Management believes Merisant’s primary competitors in the zero-calorie tabletop sweetener space are Cargill, Cumberland Packing Corporation, Heartland, Dietary Foods, Ltd., Nutrifood Indonesia, Wholesome, Pyure, Swerve, Lakanto, Daddy, a variety of local, family-owned businesses, and private label manufacturers.
Regulation and Compliance
As a food manufacturer, Merisant operates in compliance with the requirements of the U.S. Food & Drug Administration (“FDA”) and other regional food manufacturing guidelines. Merisant’s products comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder, state unfair competition and deceptive trade practices statutes, Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act, and all comparable state and international Laws and each of their applicable implementing regulations.
Employees
Merisant is a global organization. As of December 31, 2019, Merisant had approximately 300 employees. In France, five employees serve as delegates to a legally mandated works council for all companies with over 50 employees. The works council is responsible for protecting the employees’ collective interests by ensuring that management considers the interests of employees in making decisions on behalf of the company. A French works council is entitled to certain company information and to consult with management on matters that are expected to have an impact on company structure or on the employees it represents.
Facilities and Locations
Our company is headquartered in Chicago, Illinois with offices around the world, including but not limited to locations in Paris, London, Neuchatel, Buenos Aires and Singapore. The executive and administrative office, located in Chicago, Illinois, has approximately 9,346 rentable square feet. The lease for this office will expire on January 31, 2028. We do not believe that we will have difficulty renewing our current leases or finding alternative space in the event we are unable to renew any of our leases on a basis we find satisfactory. We consider our offices suitable and adequate for the current conduct of our business.
We produce the majority of our products at one production facility we currently operate in the Czech Republic and at various external manufacturers throughout the world:
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Teplice, Czech Republic.   The business has rented approximately 104,000 square feet at the facility in Teplice, which it has operated since 2008. The Teplice site was selected for its strategic location resulting in significant advantages for finished goods’ distribution, and lower conversion costs per case. Today, the Teplice facility operates with approximately 140 non-union employees. The plant has capacity to accommodate future growth for the business and a broader range of production capabilities. The plant’s products are sold primarily in Western Europe, EMEA, APAC and some volume for North America.

Legal Proceedings
We are subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of Merisant’s business. Merisant believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on its consolidated financial position or results of operations.

INFORMATION ABOUT MAFCO WORLDWIDE
The following section describes the business and operations of Mafco Worldwide LLC and its subsidiaries prior to the consummation of the Business Combination.
Company Overview
Founded in 1850, Mafco Worldwide has been a leading global manufacturer and supplier of licorice derivative and extract products, primarily serving beverage, confectionary, cosmetic, food, nutritional, pharmaceutical, personal care and tobacco end markets. Mafco Worldwide’s products provide a variety of solutions to its customers including flavoring enhancement, flavor / aftertaste masking, moisturizing, product mouth feel modification and skin soothing characteristics. A summary of Mafco Worldwide’s products includes:
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Derivative Products:   Derivative products are based on a unique compound found only in licorice root, glycyrrhizic acid.Mafco Worldwide sells derivative products both as a line of proprietary compound flavors under the Magnasweet® brand as well as in a pure isolated form.

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Extract Products:   Extract products are a concentrated form of the water-soluble extractible solids from the raw licorice root.Once extraction is complete, the extract is converted into powder, semi-fluid or blocks, depending on the customer’s requirements.

Mafco Worldwide’s ability to reliably deliver a consistent, highly customized, superior product has been at the core of its longevity and long-term customer relationships. As of December 31, 2019, Mafco Worldwide sells over 400 customer-specific licorice products and consistently meets demanding taste, chemical, physical, microbiological and regulatory specifications and standards. Mafco Worldwide’s ability to deliver this breadth of products is due to its extensive knowledge and experience with the raw material sourcing and manufacturing processes. This is further supported by Mafco Worldwide’s industry leading supply security and availability, which consists of best-in-class supply chain capabilities, long-standing relationships with key raw material suppliers, and maintenance of substantial raw material reserve inventory around the world.
Industry Overview
The functional ingredients market consists of products that typically account for a small amount of the customer’s cost of sales, but are vitally important to functionality. Within the functional ingredients market, the licorice category is comprised of various companies that provide this type of product to end markets such as food and beverage, OTC pharma, cosmetics, personal care, confectionery and tobacco. Companies in the licorice category can sell directly to end-use consumer packaged goods companies, flavor houses, distributors, or other intermediaries within the licorice category. Different operators focus on root collection, intermediate manufacturing, finished goods manufacturing, selling, distribution, or some combination of each item listed.
Products
Mafco Worldwide’s products are sold across two types of end product: Derivative Products and Extract Products
Derivative Products ($42.0 million of net sales in the year ended December 31, 2019)
Derivative Products are functional ingredients based on a unique compound found only in licorice root, glycyrrhizic acid, which are used in a variety of food, beverage, pharmaceutical, personal care, cosmetic, and nutritional products around the world. In food, beverage and pharmaceutical products, licorice derivatives are used to provide flavor, mask undesirable tastes and extend and intensify sweetness and other flavors. In personal care and cosmetics products licorice derivatives are used to moisturize, soothe topical skin conditions, and brighten and smooth skin. Mafco Worldwide sells derivative products both in a line of proprietary compound flavors under the Magnasweet® brand as well as in their pure isolated form.

Derivative Products have specific functional properties that provide solutions for Mafco Worldwide’s customers across a wide variety of applications as described in the table below:
Magnasweet® products are Mafco Worldwide’s branded, proprietary line of compound flavors, which have enhanced characteristics compared to the pure derivatives themselves. The primary functional ingredient in Magnasweet® products are Mafco Worldwide’s pure licorice derivatives, and have little-to-no discernible flavor of licorice. Magnasweet® products are GRAS (“Generally Recognized As Safe”) and regulated by the FDA under 21 CFR 184.1408. Magnasweet® compounds are generally classified as “natural” in Mafco Worldwide’s largest end markets, thereby becoming a “clean label” ingredient. Magnasweet® is also categorized as a Non-GMO, Non-Allergen flavor. There are currently three lines of Magnasweet® products, which are summarized in the table below:

Series	Overview	Applications
Magnasweet 100 Series	▪ Primary constituent is Monoammonium Glycyrrhizinate (MAG) ▪ Enhances and extends sweetness ▪ Available in a variety of formulations to meet a broad range of requirements ▪ Effective pH range 4.5 to 8.0 ▪ Proven history of success across many food and beverage applications	 Nutritional & Sports Drinks; Fruit Juices; Dairy & Soy Drinks; Low-sodium; Sauces; Dressings
Magnasweet 200 Series	▪ Advanced product based on Monoammonium Glycyrrhizinate (MAG) — Lower effective PH (~3.0) — Improved solublity — Increased sweetness intensity and initial sweetness — Excellent masking and flavor enhancement properties ▪ Highly effective with stevia-based sweetener systems	 Low & Sugar Free Sports Drinks; Enhanced Waters; Fruit Juices; Carbonated Beverages; Low & Sugar Free Iced Teas
Magnasweet 300 Series	▪ Primary constituent is Ammoniated Glycyrrhizin (AG) ▪ Masks aftertastes, enhances and extends sweetness while imparting a subtle licorice flavor ▪ Effective pH range 4.5 to 8.0 ▪ Especially effective in strong-tonality food and beverage applications, for example: chocolate, vanilla, tomato, and savory	 Root Beer & Cola; Iced Tea; Cholate Milk; Gravy; Tomato-based Products; Snack Seasonings

Extract Products ($64.3 million of net sales in the year ended December 31, 2019)
Extract Products are a concentrated form of the extractible solids from the raw licorice root which are converted into powder, semi-fluid or blocks, depending on the customer’s requirements and are used in a variety of tobacco and confectionary products around the world. In tobacco products, licorice extracts are used as flavor enhancing and moistening agents in the manufacture of American Blend cigarettes, moist snuff, and chewing and pipe tobacco. In confectionary products, licorice extract is used as flavoring for licorice confections.
Extract Products have specific functional properties that provide solutions for Mafco Worldwide’s customers across a variety of applications as described in the table below:
End Markets
Customer Value Proposition
Mafco Worldwide provides customers with bespoke products developed to satisfy specific quality and functional requirements for each customer. Mafco Worldwide satisfies these requirements on a consistent basis by maintaining a flexible manufacturing process and through its extensive product knowledge, allowing it to manage the natural variability of the licorice root which is sourced from multiple regions and varies in quality. Mafco Worldwide is able to deliver value to customers that rely on licorice based ingredients for their products by delivering consistent, high quality products with substantial supply security. Due to their effectiveness and intensity, Mafco Worldwide’s products generally represent a relatively small portion of the customer’s overall final product manufacturing cost.
Food & Beverage
For food and beverage applications, there is an increasing focus on clean labels and natural products, while companies look for innovative solutions that do not require a compromise on taste. Mafco Worldwide’s full suite of derivative products help its customers enhance their products by reducing the overall sweetener dosage required, masking unwanted aftertastes, amplifying flavor strength, and prolonging flavor duration. Notably, Magnasweet® is classified as a “natural,” non-GMO, and non-allergen flavor, and is therefore considered a “clean label” product in several major markets.
Pharmaceutical
In pharmaceutical applications, the active ingredients in over-the-counter chewable medications frequently produce strong aftertastes which customers find undesirable. Typical high intensity sweeteners do not completely mask these aftertastes due to their short duration efficacy compared to that of the aftertaste. Pure licorice derivatives, however, can be used to mask the undesirable taste providing long-lasting, intense sweetness that matches the duration of the active ingredients.
Cosmetics and Personal Care
In cosmetics and personal care applications, certain pure licorice derivatives are used as an active ingredient to moisturize the skin, soothe topical skin conditions, and produce dense foam when agitated. Mafco Worldwide pure derivative products are used in a variety of popular skin and eye creams, sun care products, moisturizers, skin cleansers, make-up, shampoos, conditioners, skin smoothing cosmetics, oral-care products, and other personal care products.

Nutritional Products and Nutraceuticals
Many new packaged food and nutraceutical products include ingredients such as vitamins or protein fortification, which have unappealing flavors and aftertastes such as bitterness, metallic, background protein notes, or chalky texture. Manufacturers sometimes utilize additives and high-calorie ingredients such as sugar, fat, or salt to mask these undesirable flavors. Magnasweet® products can be formulated into products such as nutritional bars, nutritional shakes, sports nutrition drinks, fruit drinks, herbal teas, and functional foods in order to improve the taste profile of these products. Mafco Worldwide works directly with the consumer packaged goods companies or flavor houses to find a solution for the taste problems that occur when using high concentrations of ingredients such as proteins or vitamins. Mafco Worldwide has a dedicated R&D team that can provide samples to customers, work on projects to modify the dosage levels or create new products to improve the taste profile of these products. Once a Mafco Worldwide product has been properly identified to benefit a customer, these products can enter production trials as part of a customer’s internal innovation pipeline.
Tobacco
The global tobacco industry uses licorice extracts as tobacco flavor enhancing and moistening agents in the manufacture of American Blend cigarettes, moist snuff and chewing and pipe tobacco. Users of tobacco products worldwide are very loyal to their brands and sensitive to brand performance, noticing even minor changes in the formulation of the products. The lengthy ingredient approval requirements in the United States and elsewhere have limited the introduction of new ingredients for tobacco products. While licorice extract represents a small percentage of the total cost of manufacturing American Blend cigarettes and other tobacco products, the particular formulation and quantity of licorice extract used by each brand is an important determinant of the brand’s ultimate quality and approval for sale.
Confectionery
Licorice is a popular flavor in confectionery products. Mafco Worldwide supplies licorice extracts to confectionery manufacturers who use them to flavor their products. In general, licorice flavored confectionery products are primarily consumed in Europe.
Supply Chain and Inventory
Licorice root is indigenous to the Middle East and Central Asia and thrives in volatile weather and climate changes. Most of the licorice root processed by Mafco Worldwide originates in the Middle East and Central Asia in countries such as Afghanistan, the Peoples’ Republic of China, Pakistan, Iraq, Azerbaijan, Kazakhstan, Turkmenistan, Uzbekistan, Tajikistan, Georgia, Armenia, Russia and Turkey.
Mafco Worldwide acquires licorice root, intermediary licorice extract and licorice derivatives (collectively, “licorice raw materials”) from foreign suppliers in local markets for shipment to its processing facilities worldwide. Mafco Worldwide’s manufacturing operations are highly flexible in being able to use various licorice raw materials to produce finished licorice extracts and pure licorice derivatives. Through its many years of experience and exclusive knowledge of these markets, Mafco Worldwide has developed a network of close relationships with local suppliers which is difficult to replicate. The amount of licorice raw materials Mafco Worldwide purchases from any individual source or country varies from year to year depending on cost, quality, and availability. This strategy of maintaining strong relationships across multiple markets and suppliers allows Mafco Worldwide to seamlessly source its licorice raw material requirements in the event supply from any one area or supplier becomes temporarily unavailable or uneconomical. As a result of this approach to supplier management, Mafco Worldwide has been able to obtain licorice raw materials without interruption since World War II.
Mafco Worldwide has an exclusive supply contract to purchase the output of licorice extract and certain licorice derivatives from a manufacturer with facilities in Uzbekistan and the People’s Republic of China. For the year ending December 31, 2019, Mafco Worldwide’s purchases from this supplier totaled approximately $8.4 million, representing 21% of Mafco Worldwide’s licorice raw materials purchases for the year.

In addition to a stable source of licorice raw materials, Mafco Worldwide strives to maintain sufficient licorice raw material inventory and open purchase contracts to meet normal production needs for two years. This large inventory of raw material allows Mafco Worldwide to overcome the natural variability in wild collected licorice root quality from various regions and crop cycles and ensures against temporary disruptions in supply. Licorice root has an indefinite shelf life as long as it is kept dry. Mafco Worldwide’s warehousing facilities are designed to keep the licorice root dry and, as a result, Mafco Worldwide has experienced little, if any, raw material spoilage.
Manufacturing Process
Licorice products are derived from the roots of the glycyrrhiza species of plant, a shrub-like leguminous plant that is indigenous to the Middle East and Central Asia. The plant’s roots, which can be up to several inches thick and up to 25 feet long, are harvested when the plant is approximately four years old. The roots are then cleaned, dried and bagged or pressed into bales.
From the dried root, the licorice extract manufacturing process begins with the selection and blending of root stocks based on the chemical and flavor profile expected to be derived from each type of root. The roots are then shredded to expose the maximum surface area for an efficient extraction. The shredded root is extracted with hot water and steam until all extractible solids have been removed. Extraction parameters are frequently modified in order to adjust for natural variation in the quality of the wild collected roots and to maximize the yield.
The extracted liquid is filtered and evaporated to remove excess water. After filtration and evaporation the concentrated extract is converted into powder, semi-fluid or blocks, depending on customer requirements, then packaged, tested and shipped. For certain customers, extracts from root may be blended with intermediary licorice extract from other producers and non-licorice ingredients to produce customized licorice products and compound flavors to meet the individual customer’s flavor, chemical and physical specifications.
Licorice derivatives are produced by further purifying licorice extracts and isolating the glycyrrhizic acid from other compounds through a series of physical and chemical separation techniques. These processes include alcohol extraction, centrifuge separation, activated carbon absorption and ionic bonding. Pure licorice derivatives manufacturing primarily takes place at Mafco Worldwide’s two facilities in China.
Mafco Worldwide’s manufacturing process is also uniquely flexible in that it is able to use multiple types of commercially available licorice raw materials including roots, intermediate licorice extracts and licorice derivatives produced by third parties. This manufacturing flexibility enables Mafco Worldwide to maximize the value of its raw material purchases and inventory investments and has enabled Mafco Worldwide to respond quickly to new business opportunities by utilizing intermediate raw materials.
Research & Development
Mafco Worldwide’s Research & Development capabilities include supporting existing and potential customers on projects with Mafco Worldwide’s products, education on proper use of the products through demonstrations, newsletters, and tradeshows, application development and new product development. The firm’s capabilities are currently focused on the Magnasweet product line.
Sales and Marketing
All sales in the United States are made through Mafco Worldwide’s offices located in Camden, New Jersey or Richmond, Virginia, with technical support from Mafco Worldwide’s Research and Development department. Outside the United States, Mafco Worldwide sells its products from its Camden, New Jersey offices, through its French and Chinese subsidiaries and its sales office in Dubai, United Arab Emirates and through exclusive agents as well as independent distributors.
Mafco Worldwide’s marketing activity is through its website, digital marketing strategy, tradeshows, R&D newsletters, and email campaigns to effectively reach the individuals who will make purchase decisions at the customer in R&D, procurement, and the executive levels.

Mafco Worldwide’s sales to global flavor houses is conducted through an executive sponsor at Mafco Worldwide who oversees the account and who utilizes commercial leaders in the regions to target the R&D and procurement personnel within the target organizations.
Mafco Worldwide ships its licorice products globally from its manufacturing locations in the United States, Europe and Asia, and provides customer service from its global office locations.
Intellectual Property
Mafco Worldwide’s ability to create, obtain and protect intellectual property is important to the success of the business and ability to compete. IP is created throughout the operations globally, and Mafco Worldwide works to protect and enforce such IP rights. Management considers Mafco Worldwide’s trademarks valuable assets, including the well-known mark Magnasweet®.
In addition, Mafco Worldwide’s integrated licensed third party technology and IP into certain aspects of its products. Although certain third party proprietary IP rights are important to the operation’s success, management does not believe Mafco Worldwide is materially dependent on any particular third party patent of license or group.
Competition
The functional ingredients market typically consists of ingredients that account for a small amount of the customer’s cost of sales, but are vitally important to functionality. Within this market, the principal competitive factors for the licorice category include supply security and availability, product quality, proprietary formulations, price, and technical support. Mafco Worldwide is uniquely positioned given its global footprint, best-in-class supply chain capabilities, proprietary manufacturing processes, and regulator approved customer formulations that reliably provide customers with critical ingredients for their products.
Mafco Worldwide competes globally for certain Derivative Products against divisions of larger flavor houses and chemical companies, including: International Flavors & Fragrances, Givaudan, Firmenich, and Sensient. In addition, Mafco Worldwide competes in local markets with a number of small, private, typically country-focused manufacturers, brokers, and distributors. That said, no competitor offers the same breadth of licorice-based or licorice-derived products as Mafco Worldwide. In China, Mafco Worldwide has competition from numerous domestic pure derivatives manufacturers, mostly focused on serving the domestic market for traditional medicine.
Regulation and Compliance
As an ingredient manufacturer, Mafco Worldwide operates in compliance with the requirements of the U.S. Food & Drug Administration (“FDA”) and other regional food manufacturing guidelines. Mafco Worldwide’s products comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder and the Food Allergen Labeling and Consumer Protection Act of 2004. Licorice extract and certain pure licorice derivatives used as additives are Generally Recognized As Safe (“GRAS”) for use in food by the FDA. Global approval for the use of licorice extract and derivatives for food consumption varies depending upon the country. Pure licorice derivatives have been successfully utilized in approved pharmaceutical and cosmetics products around the world. Pure licorice derivatives are also approved for use under the EU Cosmetic Directive and by the U.S. Cosmetic Ingredient Review Board.
Mafco Worldwide’s international manufacturing facilities are currently GFSI certified and are registered with the FDA. Each manufacturing facility is monitored using coordinated quality departments located in the U.S., France and China to ensure that all product shipped is in compliance with quality and regulatory requirements. In addition to food manufacturing regulations, Mafco Worldwide operates in compliance with OSHA requirements and with applicable federal, state, local and international environmental laws and regulations. Safety training programs are maintained at each facility to educate employees on food safety and workplace safety requirements.
The Family Smoking Prevention and Tobacco Control Act of 2009 (“TCA”) gave the FDA comprehensive authority to regulate the manufacturing, marketing and sale of tobacco products in the U.S. The TCA requires tobacco companies to disclose the contents of tobacco products and any changes to their products, and requires FDA review and approval of all new tobacco products. Among its broad powers, the FDA may order changes in cigarettes and other existing tobacco products to meet new product standards based on medical, scientific and other technological evidence as appropriate for the protection of the public health. Mafco Worldwide works with its tobacco customers to ensure compliance with applicable FDA standards and regulations.
Employees
Mafco Worldwide has global operations with employees located in six countries around the world. As of December 31, 2019 Mafco Worldwide had 241 employees, of which 28 were covered under collective bargaining agreements. The collective bargaining agreement covering employees at the Camden, New Jersey facility expires in September 2021 and the collective bargaining agreement covering employees at the Richmond, Virginia facility expires in December 2020. Management of Mafco Worldwide believes that employee relations are good.
Facilities and Locations
Mafco Worldwide is headquartered in Camden, New Jersey. Mafco Worldwide produces a variety of licorice products made from licorice root, intermediary licorice extracts produced by others, and certain other ingredients at the five facilities in Camden, New Jersey; Richmond, Virginia; Gardanne, France; Shanghai, China; and Zhangjiagang, China:
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Camden, New Jersey.   Owned facility of approximately 390,000 square feet used for manufacturing, warehousing and administration in Camden, New Jersey, including the headquarters office space.

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Richmond, Virginia.   Owned and leased facilities of approximately 77,000 square feet used for manufacturing, warehousing and administration related to both licorice and certain non-licorice products in Richmond, Virginia.

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Gardanne, France.   Owned facility of approximately 48,900 square feet used for licorice manufacturing, warehousing and administration in Gardanne, France.

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Shanghai, China.   Owned facility of approximately 30,000 square feet used for licorice derivative manufacturing, warehousing and administration in Shanghai, China.

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Zhangjiagang, China.   Owned and leased facilities totaling approximately 86,000 square feet used for licorice extract blending, licorice derivative manufacturing, licorice product manufacturing, warehousing and administration in Zhangjiagang, China.

In addition to these facilities, a small amount of office space for administrative and sales functions is leased in Shanghai, China; Hong Kong, China; and Dubai, United Arab Emirates.
Mafco Worldwide management believes that all of its properties and facilities are well maintained.
Legal Proceedings
Mafco Worldwide is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the business. Mafco Worldwide management believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on Mafco Worldwide’s consolidated financial position or results of operations.

MERISANT AND MAFCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Merisant and MAFCO and their subsidiaries prior to the consummation of the Business Combination.
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Combined Financial and Other Data of Merisant and MAFCO” section of this proxy statement/prospectus and our combined financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Key Financial Definitions
Product Revenues, net.   Product revenues, net consists primarily of sales of tabletop sweeteners and natural licorice products. The following is a brief description of the components of Merisant and MAFCO’s revenues:
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Merisant revenues.   Merisant revenues consists primarily of sales of tabletop sweeteners for the domestic and international consumer food markets, primarily under the Whole Earth®, Equal®, Canderel® and Pure Via® brands.

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Mafco Worldwide revenues.   Mafco Worldwide’s revenues consists primarily of sales of natural licorice products, many of which are under the Magnasweet® brand which are used in a wide range of applications, including food, beverage, pharmaceutical, confectionary, cosmetic, personal care and tobacco products.

Cost of goods sold.   Cost of goods sold consists primarily of the cost of products produced and sold through Merisant and MAFCO’s various methods of distribution.
Selling, general and administrative expenses.   Selling, general and administrative expenses are comprised of expenses associated with corporate and administrative functions that support Merisant and MAFCO’s business, including fees for professional services, insurance, rent, employee salary and benefits, and other general corporate expenses.
Amortization of intangible assets.   Amortization of intangible assets are comprised of expenses associated with the amortization of other intangible assets with definite useful lives (e.g. customer relationships and trade names).
Restructuring and non-recurring expense.   Restructuring and non-recurring expenses are primarily related to employee termination benefits and facility closure costs.
Other income (expense), net.   Other income (expense) primarily consists of foreign exchange transaction gains and losses.
Provision for income taxes.   Provision for income taxes includes current and deferred federal tax expenses, as well as state, local and foreign income taxes.
Net income.   Net income consists of income from operations less income tax expense plus income tax (benefit).

Comparison of Results for the Years Ended December 31, 2019 (audited) and December 31, 2018 (audited)
	Year Ended December 31,
(In millions)	2019	2018
	(Audited)	(Audited)
Product revenues, net	$272.2	$291.0
Cost of goods sold	163.6	167.9
Gross profit	108.6	123.1
Selling, general and administrative expenses	65.9	74.8
Amortization of intangible assets	10.7	11.1
Restructuring and other non-recurring expenses	2.2	9.5
Operating income	29.8	27.1
Other expense, net	1.4	1.5
Income before income taxes	28.4	26.2
(Benefit) Provision for income taxes	(2.5)	5.3
Net income	$30.9	$20.9
Product Revenues, net.   Product revenues decreased approximately 6.5%, or $18.8 million, to $272.2 million in 2019, from $291.0 million in 2018.
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Merisant revenues.   Merisant revenues decreased approximately 4.5%, or $7.9 million, to $165.9 million in 2019, from $173.8 million in 2018. Excluding the $9.0 million unfavorable impact of foreign currency fluctuations, product revenues increased by 0.6% or $1.1 million. The increase in net revenue was driven by strong growth from Whole Earth in North America, growth in Asia Pacific and Latin America partially offset by trade marketing investments in North America and by the discontinuing of sales in the Middle East and Germany.

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Mafco Worldwide revenues.   Mafco Worldwide revenues decreased approximately 9.3%, or $10.9 million, to $106.3 million in 2019, from $117.2 million in 2018. The decrease was driven by volume declines in licorice extracts and derivatives.

Cost of goods sold.   Cost of goods sold decreased $4.3 million to $163.6 million in 2019, from $167.9 million in 2018. Cost of goods sold as a percentage of products revenue, net increased to 60.1% in 2019, from 57.7% in 2018. Excluding the $3.6 million favorable impact of foreign currency fluctuations, the increase in cost of goods sold as a percentage of product revenue was driven by North America.
Selling, general and administrative.   Selling, general and administrative expenses (“S,G&A”) decreased $8.9 million to $65.9 million in 2019, from $74.8 million in 2018. Excluding the $3.2 million favorable impact of foreign currency fluctuations, the decrease in SG&A was driven by lower brand support and lower compensation expense.
Amortization of intangible assets.   Amortization of intangible assets remained relatively flat, $10.7 million in 2019 compared to $11.1 million in 2018.
Restructuring and non-recurring expense.   Restructuring and non-recurring expenses decreased $7.3 million to $2.2 million in 2019, from $9.5 million in 2018. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.
Other expense, net.   Other expense, net remained relatively flat, $1.4 million in 2019 compared to $1.5 million in 2018.
(Benefit)/provision for income taxes.   (Benefit)/provision for income taxes decreased $7.8 million to (benefit) of $2.5 million in 2019, from provision of $5.3 million in 2018. The effective tax rate for 2019 was 8.8% compared to an effective tax rate for 2018 of 20.2%. The (benefit) provision for income taxes decreased in 2019 predominantly due to the tax benefit related to the impact of foreign restructuring and the change in tax rates enacted during the year.

Net income.   Net income was $30.9 million in 2019, compared to net income of $20.9 million in 2018 due to all of the factors listed above.
Comparison of Results for the Years Ended December 31, 2018 (audited), and December 31, 2017 (audited)
	Year Ended December 31,
(In millions)	2018	2017
	(Audited)	(Audited)
Product revenues, net	$291.0	$288.0
Cost of goods sold	167.9	167.5
Gross profit	123.1	120.5
Selling, general and administrative expenses	74.8	77.5
Amortization of intangible assets	11.1	11.1
Restructuring and other non-recurring expenses	9.5	13.1
Operating income	27.7	18.8
Other expense, net	1.5	3.9
Income before income taxes	26.2	14.9
Provision/(Benefit) for income taxes	5.3	(10.2)
Net income	$20.9	$25.1
Product Revenues, net.   Product revenues increased approximately 1.0%, or $3.0 million, to $291.0 million in 2018, from $288.0 million in 2018.
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Merisant revenues.   Merisant revenues increased approximately 3.4%, or $5.7 million, to $173.8 million in 2018, from $168.1 million in 2017. Excluding the $1.0 million unfavorable impact of foreign currency fluctuations, the increase in net revenues was mainly due to growth from Whole Earth in the natural category in North America ($2.7 million), Europe ($4.4 million) and Asia ($1.7 million) partially offset by decline in Artificial North America ($1.4 million) in part due to the decision to discontinue the production of certain low margin private label products, and in Latin America ($1.5M).

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Mafco Worldwide revenues.   Mafco Worldwide revenues decreased approximately 2.3%, or $2.7 million, to $117.2 million in 2018, from $119.9 million in 2017. The decrease was driven by price declines directly related to declining licorice raw material costs.

Cost of goods sold.   Cost of goods sold increased $0.4 million to $167.9 million in 2018, from $167.5 million in 2017. Cost of goods sold as a percentage of products revenue, net decreased to 57.7% in 2018, from 58.0% in 2017. Excluding the $1.5 million favorable impact of foreign currency fluctuations, cost of goods sold as a percentage of products revenue, net remained relatively constant in 2018 and 2017.
Selling, general and administrative.   Selling, general and administrative expenses decreased $2.7 million to $74.8 million in 2018, from $77.5 million in 2017. Excluding the $0.3 million of favorable foreign currency fluctuations, the decrease is largely driven by lower Whole Earth North America brand support.
Amortization of intangible assets.   Amortization of intangible remained flat at $11.1 in 2018 and 2017.
Restructuring and non-recurring expense.   Restructuring and non-recurring expenses decreased $3.6 million to $9.5 million in 2018, from $13.1 million in 2017. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.
Other expense, net.   Other expense, net decreased $2.4 million to expense of $1.5 million in 2018, from expense of $3.9 million in 2017, primarily due to lower foreign exchange losses.
Provision for income taxes.   Provision for income taxes increased $15.5 million to provision of $5.3 million in 2018 from benefit of $10.2 million in 2017. The effective tax rate for the year ended December 31, 2018 was 20.2% compared to an effective tax rate for the year ended December 31, 2017 of (68.5%) The provision for income taxes increased in 2018 predominately due to the fact that the provision from income taxes for 2017 was favorably impacted as a result of the Tax Cuts and Jobs Act, including the recognition of a discrete income tax benefit as a result of the remeasurement of the Company’s deferred tax liabilities at the new U.S. federal statutory rate of 21%.
Net income.   Net income was $20.9 million in 2018, compared to net income of $25.1 million in 2017 due to all of the factors listed above.
Liquidity and Capital Resources
Overview
Merisant and MAFCO have historically funded its operations with cash flow from operations. Excess cash from the business is transferred to its parent and accounted for within net parent investment.
Cash Flows
The following table shows summary cash flow information for the years ended December 31, 2019 (audited), December 31, 2018 (audited) and December 31, 2017 (audited).
(In millions)	Year Ended December 31,
	2019	2018	2017
	(Audited)	(Audited)	(Audited)
Net cash provided by operating activities	$32.0	$34.0	$39.3
Net cash used in investing activities	(4.1)	(2.2)	(0.7)
Net cash used in financing activities	(24.2)	(28.8)	(41.1)
Effect of exchange rates on cash and cash equivalents	0.5	—	(0.1)
Net increase (decrease) in cash and cash equivalents	$3.2	$3.0	$(2.6)
Comparison of Results for the Years Ended December 31, 2019 (audited) and December 31, 2018 (unaudited)
Operating activities.   Merisant and MAFCO’s net cash provided by operating activities decreased $2.0 million to $32.0 million in 2019, from $34.0 million in 2018. This decrease was due primarily to a decrease in deferred income taxes, offset by an increase in net income.
Investing activities.   Merisant and MAFCO’s net cash used in investing activities increased $1.9 million to $4.1 million in 2019, from $2.2 million 2018. This increase was largely driven by proceeds from the sale of certain fixed assets in 2018.
Financing activities.   Merisant and MAFCO’s net cash used in financing activities decreased $4.6 million to $24.2 million in 2019, from $28.8 million in 2018. The decrease is due to reduced funding to parent offset by a decrease in net borrowing.
Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited)
Operating activities.   Merisant and MAFCO’s net cash provided by operating activities decreased $5.3 million to $34.0 million in the year ended December 31, 2018, from $39.3 million in year ended December 31, 2017. This decrease was due primarily to lower net income.
Investing activities.   Merisant and MAFCO’s net cash used in investing activities increased $1.5 million to $2.2 million in the year ended December 31, 2018, from $0.7 million in the year ended December 31, 2017. This increase was largely driven by higher capital expenditures and a decrease in proceeds from the sale of certain fixed assets.
Financing activities.   Merisant and MAFCO’s net cash used in financing activities decreased $12.3 million to $28.8 million in the year ended December 31, 2018, from $41.1 million in the year ended December 31, 2017. This decrease was largely due to net borrowing in 2018 of $6.9 million and a decrease in distributions to its parent.

COVID-19
The outbreak of the COVID-19 coronavirus has been declared a pandemic by the World Health Organization and continues to spread across many of the countries in which Merisant and MAFCO operate. Merisant and MAFCO are following the guidelines provided by the various governmental entities in the jurisdictions where they operate and are taking additional measures to protect its employees. Merisant and MAFCO are executing a comprehensive set of actions to prudently manage their resources, while ensuring continued product supply to its customers. While Merisant and MAFCO are currently experiencing stable to increasing consumer and customer demand for its products and have no supply disruptions, Merisant and MAFCO are unable to fully determine the future impact of COVID-19 on demand for its products or its ability to supply its products.
Off-Balance Sheet Arrangements
Other than the operating lease arrangements described below, Merisant and MAFCO have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Obligations
The following table summarizes certain of Merisant and MAFCO’s obligations as of December 31, 2019 and the estimated timing and effect that such obligations are expected to have on liquidity and cash flows in future periods (in millions):
	2020	2021	2022	2023	2024	Thereafter
Minimum lease obligations(a)	$3.2	$2.8	$2.6	$2.4	$1.0	$2.2

(a)
minimum lease obligations do not include the $3.7 of sublease rental income

In addition, at December 31, 2019, MAFCO had obligations to purchase $12.6 million of raw materials through 2025, however, is unable to make reasonably reliable estimates of the timing of such payments, therefore the related commitment has been excluded from the table above.
Critical Accounting Policies
General
Merisant and MAFCO’s combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the licorice and sweetener businesses (“Mafco Worldwide” and “Merisant,’’ respectively or the “Business”) of Flavors Holdings Inc. (“Flavors” or “Parent”). Flavors is an indirect, wholly-owned subsidiary of MacAndrews & Forbes Incorporated (“MacAndrews”).
Mafco Worldwide produces a variety of licorice products from licorice root, intermediary licorice extracts and crude derivatives produced by others and certain other ingredients. Approximately 48% of Mafco Worldwide’s licorice product sales are to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Certain of the tobacco industry customers also purchase Mafco Worldwide’s processed natural products. Mafco Worldwide also sells licorice products to food and beverage processors, confectioners, cosmetic companies, and pharmaceutical manufacturers for use as flavoring or masking agents, including its Magnasweet brand flavor enhancer, which is used in various brands of chewing gum, energy bars, non-carbonated beverages, lip balm, chewable vitamins, aspirin and other products.
Merisant manufactures, markets and distributes tabletop sweeteners for the domestic and international consumer food markets, primarily under the Equal®, Canderel®, Pure Via®, and Whole Earth Sweetener® brands. Merisant distributes its products via the food retail, mass merchandising, pharmacy, and food service channels.

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present fairly the combined financial position and results of the Business. All significant intercompany transactions and balances within the Business have been eliminated. Transactions with affiliated companies which are not a part of the Business are reflected as related party transactions and the related payable or receivable balances are included in net parent investment on the combined balance sheets.
Throughout the period covered by the combined financial statements, the Business operated as part of Flavors. Consequently, stand-alone financial statements have not been historically prepared for the Business. The accompanying combined financial statements have been prepared from Flavors’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Flavors’ other businesses. The operations of the Business are in various legal entities with or without a direct ownership relationship. Accordingly, Flavors and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined financial statements.
The accompanying combined financial statements reflect all assets and liabilities of Flavors that are either specifically identifiable or are directly attributable to the Business and have been extracted from the Flavors accounting records on the basis of the accounting policies and procedures further described in this footnote.
As more fully described in Note 2 and Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the combined Business by applying Accounting Standards Codification (“ASC”) 740, “Income Taxes,’’ issued by the Financial Accounting Standards Board (“FASB”), to the Business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
All allocations and charges of cost to and from Flavors as further described in Note 3 have been deemed paid in the period in which the cost was recorded in the combined statements of operations. The Business’ portion of certain current income taxes payable is deemed to have been remitted to Flavors in the period the related tax expense was recorded. The Business’ portion of certain current income taxes receivable is deemed to have been remitted by Flavors in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by the Business on a stand-alone basis under the law of the relevant taxing jurisdiction.
Long-term third party debt and the related interest expense of Flavors has not been allocated to the combined financial statements as the Business will not be assigned any of the current third party debt and Flavors’ borrowings are not directly attributable to the Business. Flavors’ third party debt is collateralized by certain of Flavors’ U.S. assets (including the voting interests of Mafco Worldwide LLC, Merisant Company and Merisant US, Inc. and all of their assets), as well as two-thirds of the voting stock of Flavors’ first tier non-U.S. subsidiaries. The cash and cash equivalents held by Flavors at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented.
All of the allocations and estimates in the combined financial statements are based on assumptions that management of Flavors believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented. See Note 3.
Actual costs that would have been incurred if Mafco Worldwide and Merisant had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions.
Mafco Worldwide and Merisant have identified the policies outlined below as critical to its business operations and an understanding of its results of operations. This discussion is not intended to be a comprehensive description of all accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact on Mafco Worldwide and Merisant’s business operations and any associated risks related to these policies is discussed under results of operations, below, where such policies affect its reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, please see Note 2 in the Notes to the Combined Financial Statements of Mafco Worldwide and Merisant.
Inventories
Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predicable costs of completion, disposal, and transportation. The cost of inventory is determined principally by the first in, first out method.
Goodwill and Intangible Assets
Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Intangible assets consist of product formulations, tradenames and customer relationships. Acquired intangibles are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment annually in the fourth quarter, or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate.
When goodwill is assessed for impairment, the Business has the option to perform an assessment of qualitative factors of impairment prior to necessitating a quantitative impairment test. Qualitative factors to consider include cost factors, projected financial performance, macroeconomic conditions (including changes in interest rates and discount rates), business, contractual, legal, regulatory or other relevant events and factors affecting the reporting unit, and results from prior quantitative tests. If we elect to bypass the qualitative assessment or the Business determines that it is more likely than not that the fair value of the Business’ reporting units is less than its carrying value, a quantitative assessment is then performed utilizing both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Business performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. The Business weights the results of the income and market approaches equally. If the reporting unit’s carrying value exceeds its estimated fair value, then an impairment is recorded for the difference, limited to the total amount of goodwill allocated to the reporting unit. In 2018 and 2017, the Business performed a qualitative assessment for its reporting units. Based on these assessments, the Business qualitatively concluded that it was more likely than not that the fair value of its reporting units exceeded their respective carrying values and therefore, did not result in an impairment.
The annual impairment evaluations for goodwill involve significant estimates made by management. The discounted cash flow analyses require various judgmental assumptions about sales, operating margins, growth rates, and discount rates. Assumptions about sales, operating margins and growth rates are based on the Business’ budgets, business plans, economic projections, anticipated future cash flows, and marketplace data. Changes in estimates could have a material impact on the carrying amount of goodwill in future periods.
The Business typically evaluates impairment of its indefinite-lived intangible assets by first performing a qualitative assessment. As part of this assessment, the Business considers its financial performance, including projected earnings and business trends, as well as the difference between the fair value and the carrying amount from any recent fair value calculation. If after assessing the totality of events and circumstances the Business determines that it is not more likely than not that the indefinite-lived intangible assets are impaired, then the Business need not calculate the fair value of the indefinite-lived intangible assets. The Business also continues to re-evaluate the useful life of these assets to determine whether events and circumstances continue to support an indefinite useful life.
Intangible assets that are deemed to have a finite life are amortized over their estimated useful life. They are also evaluated for impairment as discussed below in “Long-Lived Assets.”

Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Business compares the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of that long-lived asset. If this comparison indicates that there is an impairment, the carrying amount of the long-lived asset would then be reduced to the estimated fair value, which generally approximates discounted cash flows. The Business also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. The Business’ applicable long-lived assets include its property, plant and equipment and definite-lived intangible assets.
Income Taxes
Income taxes as presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740, “Income Taxes”. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Flavors may not be included in the separate combined financial statements of the Business. Similarly, the tax treatment of certain items reflected in the separate combined financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of Flavors; therefore, deferred tax assets and liabilities presented below, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the consolidated financial statements of Flavors and may never be realizable or payable to taxing authorities.
The breadth of the Business’ operations and the global complexity of tax regulations require assessments of uncertainties and judgements in estimating the taxes that the Business will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state and international tax audits in the normal course of business.
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Business’ assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
The taxable income (loss) of certain Mafco Worldwide and Merisant entities was included in parent consolidated tax returns, where applicable. As such, separate income tax returns were not prepared for certain of the Business’ entities. Consequently, for such entities, income taxes currently payable are deemed to have been remitted to Flavors, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Flavors in the period that a refund could have been recognized by the Business had it been a separate taxpayer.
As stated above in Note 1, the operations comprising the Business are in various legal entities which have no direct ownership relationship. Consequently, no provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates.
The Business records any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, which may include, but is not limited to, sales, use, value added, and some excise taxes on a net basis in the accompanying combined statements of operations.

Uncertainty in Income Taxes
As part of the process of preparing its combined financial statements, the Business is required to calculate the amount of income tax in each of the jurisdictions in which it operates. On a regular basis, the amount of taxable income is reviewed by various federal, state and foreign taxing authorities. As such, the Business provides reserves, when applicable, for unrecognized tax benefits that it believes could be challenged by these taxing authorities. Uncertain income tax positions must be “more likely than not” (i.e., greater than 50% likelihood of receiving benefit) before the Business recognizes the uncertain income tax positions in the financial statements. Further, the benefit to be recorded in the financial statements is the amount most likely to be realized assuming a review by the tax authorities having all relevant information and applying current conventions.
Revenue Recognition
Effective January 1, 2018, the Business adopted Accounting Standards Codification (“ASC”) 606, and all related amendments, which provides updated accounting guidance on recognizing revenue. This updated accounting guidance outlines a single comprehensive model for entities to utilize to recognize revenue when they transfer goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods or services.
The Business adopted this new accounting guidance using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts continue to be reported in accordance with the Business’s historic accounting practices under previous guidance. However, given the nature of the Business’ products and the terms and conditions applicable to sales to its customers, the timing and amount of revenue recognized based on the underlying principles of ASC 606 are consistent with the Business’ revenue recognition policy under previous guidance. There was no impact to the combined balance sheets or the combined statements of operations and comprehensive income as of January 1, 2018 for the adoption of the standards update.
The Business recognizes revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Business expects to be entitled to in exchange for those goods or services. The Business made an accounting policy election to exclude from the measurement of the transaction price sales taxes and all other items of a similar nature, and also elected to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of sales.
The terms and conditions of sale under the supply agreements and/or purchase orders for Merisant call for FOB Destination and FOB Origin shipping terms with its customers. The customer payment terms are usually 40 days from invoice date. The terms and conditions of sale under the supply agreements and/or purchase orders for Mafco Worldwide have various shipping terms with its customers depending upon the customer requests. The customer payment terms range from 30-120 days from invoice date based upon geographic location of the customer.
Merisant usually offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to the customers. These Variable Consideration amounts are estimated for each customer based on specific arrangement/agreement, an analysis of historical volume and/or current activity with that customer. Reassessment of Variable Consideration estimates is done at each reporting date throughout the contract period until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer)
Historically, the Business has encountered limited instances whereby customers rejected products as a result of orders being materially inaccurate and/or products being defective. The Business is tracking the reason codes for those customer returns to understand what was the return reason. Based on that the materiality of such returns is assessed. A return reserve is calculated (based on historical data as described above) every month to record this net sales adjustment, and these adjustments have not been significant.

The following table presents the Company’s revenues disaggregated by product categories:
	2019	2018	2017
Sweeteners	$165.9	$173.8	$168.1
Licorice products	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
The following table presents the Merisant and MAFCO’s revenues disaggregated by operating segment:
	2019	2018	2017
Merisant – North America	$60.0	$59.0	$57.6
Merisant – Europe, Middle East and Africa	76.0	82.0	77.9
Merisant – Asia-Pacific	17.8	17.0	15.4
Merisant – Latin America	12.1	15.8	17.2
Mafco Worldwide	106.3	117.2	119.9
Total Product revenues, net	272.2	291.0	$288.0
Prior to January 1, 2018, pursuant to prior accounting guidance, the Business recognized product revenue when persuasive evidence of a non-cancelable arrangement existed, products had been shipped, the price was fixed or determinable, collectability was reasonably assured, legal title and economic risk had transferred to the customer and an economic exchange had taken place. Title for product sales may pass to customers upon leaving the Business’ facilities, upon receipt at a specific destination (such as a shipping port) or upon arrival at the customer’s facilities, depending on the terms of the contractual agreements for each customer.
The Business records an allowance for doubtful accounts as an estimate of the inability of its customers to make their required payments. The determination of the allowance requires the Business to make assumptions about the future ability to collect amounts owed from customers.
Foreign Currency Translation
The Business has determined that the functional currency for each combined subsidiary is its local currency, except for certain entities whose functional currency is the U.S. dollar. Assets and liabilities of entities outside the U.S. are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period’s average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of combined statements of net parent investment, except for any entities which may operate in highly inflationary economies. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature.
Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies and impacts of foreign currency transactions are recognized currently in other expense (income), net. Total foreign exchange losses, net of $1.9 and $3.0 in 2018 and 2017, respectively, were recorded in other expense (income), net in the accompanying combined statements of operations.
Beginning January 1, 2019, the Business will be required to apply highly-inflationary accounting to its Argentinian subsidiary. This accounting treatment requires a change in the subsidiary’s functional currency from the local currency (Argentinian Peso) to the parent’s reporting currency (USD). This highly-inflationary classification results from the fact that the cumulative inflation rate for the preceding 3 year period exceeded 100 percent as of June 30, 2018. When the Business changes the functional currency, it will remeasure the subsidiary’s financial statements as if the new functional currency (USD) were the reporting currency. Accordingly, effective January 1, 2019, all Argentinian Peso denominated monetary assets and liabilities will be considered foreign currency denominated assets and liabilities and will be remeasured to USD (the functional currency) with remeasurement adjustments in the period recorded in the income statement. The USD will be the functional currency until the economic environment in Argentina ceases to be considered highly-inflationary. Accumulated remeasurement gain amounted to $0.1 as of August 2019.
Use of Estimates
The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
New Accounting Guidance
In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Business adopted these amendments early effective January 1, 2018 on a modified retrospective basis. The adoption did not have a material impact on the Business’ combined financial statements and related disclosures.
In February 2016, the FASB issued new guidance that will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The new guidance will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance will be effective in fiscal year 2021, with early adoption permitted. The Business is currently evaluating the adoption date and the effect that the updated standard will have on its combined financial statements and related disclosures.
In June 2016, the FASB issued new guidance, which was subsequently amended in November 2018, which will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. This new guidance further clarifies that impairment of receivables from operating leases should be accounted for in accordance with existing lease accounting guidance. This guidance will be effective in fiscal year 2023. The Business is currently evaluating the effect that the new guidance will have on its combined financial statements and related disclosures.
In February 2018, the FASB issued new guidance, which was issued to address the income tax accounting treatment of the stranded tax effects within other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017, which changed the Business’ income tax rate from 35% to 21%. This new guidance changed US GAAP whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The amendments may be adopted in total or in part using a full retrospective or modified retrospective method. The amendments are effective for periods beginning after December 15, 2018. Early adoption is permitted. The Business is assessing the effect that the new guidance will have on its combined financial statements.
Inflation and Economic Conditions
MAFCO and Merisant does not believe that inflation has had a material adverse effect on its revenues or results of operations.
Quantitative and Qualitative Disclosures of Market Risks
Not applicable as a smaller reporting company.

MANAGEMENT OF WHOLE EARTH BRANDS, INC. FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of May 8, 2020, concerning the persons who are expected to serve as directors and executive officers of Whole Earth Brands, Inc. following the consummation of the Business Combination.
Name	Age	Position
Irwin D. Simon	61	Executive Chairman of the Board of Directors
Albert Manzone	56	Chief Executive Officer
Lucas Bailey	39	President, Flavors & Ingredients
Andrew Rusie	46	Chief Financial Officer
Denise Faltischek	46	Director
Steven M. Cohen	56	Director
M. Mendel Pinson	38	Director
John M. McMillin	66	Director
Anuraag Agarwal	45	Director
Ira J. Lamel	72	Director
Brief biographies of Messrs. Cohen, Pinson, Manzone, Bailey and Rusie and Ms. Faltischek are set forth below. Please see the section entitled “Information About Act II — Directors and Executive Officers” for biographical information about Messrs. Simon, McMillin, Agarwal, and Lamel.
Albert Manzone
Upon consummation of the Business Combination, Albert Manzone is expected to serve as Whole Earth Brands, Inc.’s Chief Executive Officer. Mr. Manzone has more than 25 years of experience in the consumer products industry, having served in strategy, operational, and leadership management roles within a number of global organizations. Mr. Manzone has been serving as Chief Executive Officer of Flavors Holdings Inc. since February 2016. Prior to joining Flavors Holdings Inc., Mr. Manzone served as President, Europe for four years at Oettinger Davidoff AG, a leading global provider of premium branded cigars and accessories. Prior to Davidoff, Mr. Manzone served as President of Consumer Health, South East Europe, at Novartis; and President, Europe at W.M. Wrigley Jr. Company. From 1996 through 2007, Mr. Manzone held multiple global senior leadership roles at PepsiCo, including as President PepsiCo Shelf Stable Juices North America. Mr. Manzone holds a graduate degree in International Business from Sorbonne University in Paris and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.
Lucas Bailey
Upon consummation of the Business Combination, Lucas Bailey is expected to serve as President of Whole Earth Brands, Inc.’s Flavors & Ingredients division. Mr. Bailey has been serving as President and Chief Operating Officer of Mafco Worldwide, LLC since May 2018 and joined the company in January 2014, previously serving as Mafco Worldwide’s Chief Operating Officer and Chief Financial Officer. Mr. Bailey joined Mafco Worldwide from MacAndrews & Forbes Incorporated, where he served as a Vice President and Investment Professional from September 2011 to December 2013. Prior to joining MacAndrews & Forbes, Mr. Bailey served in the U.S. Marine Corps for four years as a Platoon Commander. Before his military service, Mr. Bailey worked at Vestar Capital Partners, a middle-market focused private equity firm, from 2005 – 2007 and at Bear, Stearns & Co Inc. from 2003 – 2005. Mr. Bailey graduated from Bucknell University with a Bachelor of Arts in Economics.
Andrew “Andy” Rusie
Upon consummation of the Business Combination, Andy Rusie is expected to serve as the Chief Financial Officer of Whole Earth Brands, Inc. Prior to joining Flavors Holdings Inc. and Merisant US, Inc. as Chief Financial Officer in December 2019, Mr. Rusie served as VP Corporate Finance & Strategy at

Mauser Packaging Solutions, an operating division of Stone Canyon Industries Holdings LLC. Prior to Mauser, Mr. Rusie held multiple leadership roles at Mead Johnson Nutrition, a global leader in infant nutrition, and its successor entities between 2003 to 2017 serving in a number of finance leadership roles across China, Latin America, Southeast Asia and Europe during his tenure. In 2017, Andy led the global, cross-functional integration associated with Reckitt Benckiser’s $17B acquisition of Mead Johnson Nutrition and was named the global Chief Financial Officer of the Mead Johnson business unit after the integration. Mr. Rusie worked for Ernst & Young as a Senior Auditor from 1996 to 2001. Mr. Rusie has served as a Board Member to the American Chamber of Commerce South China since 2013. He holds an M.B.A. from Indiana University and an undergraduate degree from Miami University (OH). Andy obtained his U.S. CPA license in 1996.
Directors
Upon the consummation of the Business Combination, Act II anticipates the initial size of Whole Earth Brands, Inc.’s board of directors being seven directors. In accordance with the terms of the Investors Agreement, Flavors Holdings will have the right to designate up to two directors for election to the board of directors of Whole Earth Brands, Inc. In addition, pursuant to the Side Letter, the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors. For more information, see “Business Combination Proposal — Related Agreements — Investors Agreement” and “Side Letter.’’
Steven M. Cohen, age 56, is Chief Administrative Officer and General Counsel of MacAndrews & Forbes Incorporated. He served as Secretary to New York Governor Andrew M. Cuomo, in addition to serving as Counselor and Chief of Staff in the Office of the New York Attorney General under Attorney General Cuomo. In private practice, Mr. Cohen has represented a wide array of corporations and individuals in complex commercial, criminal, and regulatory matters. He previously served as the Chief of the Violent Gangs Unit in the U.S. Attorney’s Office for the Southern District of New York. Mr. Cohen received his B.A. from New York University and his J.D. from the University of Pennsylvania Law School. He is a member of the New York University Board of Trustees and University of Pennsylvania Law School Board of Advisors. He currently serves as the NY Trustee of the Gateway Development Corporation and previously served as the Vice Chairman of the Port Authority of NY & NJ.
M. Mendel Pinson, age 38, has served as a member of our board of directors since 2020. Since May 2012, he has served in several senior roles, including most recently as an Executive Vice President at MacAndrews & Forbes Incorporated. Previously, he served as Director of Corporate Strategy at Scientific Games from May 2010 through April 2012. Prior to joining Scientific Games, Mr. Pinson worked for Credit Suisse, in their investment banking division. Mr. Pinson holds a B.B.A. from Baruch College at CUNY and an M.B.A. from Columbia University.
Denise Faltischek has served as Chief Strategy Officer of Aphria Inc. (NYSE: APHA, TSX: APHA), a leading global cannabis company, since September 2019 and has more than 14 years of leadership and operational experience in consumer-packaged goods businesses. As Chief Strategy Officer of Aphria, she collaborates with the CEO on the company’s global strategy and oversees the medical and international businesses. From July 2005 until August 2019, Ms. Faltischek served in numerous roles within The Hain Celestial Group, Inc. (Nasdaq: HAIN), a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Prior to her role as Executive Vice President and Chief Strategy Officer, Corporate Secretary of Hain, she served as Executive Vice President and General Counsel, Chief Compliance Officer from November 2013 to April 2018; Senior Vice President and General Counsel from October 2010 to November 2013; General Counsel from October 2009 to October 2010; Senior Associate General Counsel from April 2009 to October 2009; and Associate General Counsel from July 2005 until April 2009. Prior to her employment with Hain, she was with the law firm of Ruskin Moscou Faltischek, P.C., where she practiced corporate and securities law.
Corporate Governance
Composition of the Board of Directors
The business and affairs of Whole Earth Brands, Inc. will be managed under the direction of its board of directors. Following the consummation of this Business Combination, its board of directors will initially consist of seven directors. Subject to the terms of the Investors Agreement and Whole Earth Brands, Inc.’s Proposed Certificate of Incorporation and Proposed Bylaws, the number of directors will be fixed by Whole Earth Brands, Inc.’s board of directors.
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Whole Earth Brands, Inc.’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
The Purchase Agreement contemplates that, at the Closing, Whole Earth Brands, Inc. will enter into the Investors Agreement with the Sponsor and Flavors Holdings (including such persons’ successors and together with their respective affiliates (other than Whole Earth Brands, Inc. and its subsidiaries), pursuant to which, among other things, such parties will agree to take all necessary action to cause the board of directors of Whole Earth Brands, Inc. to be comprised of seven directors, effectively immediately following the effective time of the Business Combination:
•
two of whom will initially be Steven M. Cohen and M. Mendel Pinson designated by Flavors Holdings and will thereafter be designated by Flavors Holdings for as long as Flavors Holdings beneficially owns a number of shares of Whole Earth Brands, Inc. common stock representing at least the 50% of the number of shares beneficially owned by Flavors Holdings immediately following the effective time of the Business Combination (after taking into account the consummation of the transactions contemplated by the Purchase Agreement) (provided that when such percentage falls below (x) 50%, Flavors Holdings will have the right to designate only one director, (y) 25%, Flavors will not have the right to designate any directors); and

•
five of whom will initially be Irwin D. Simon, Denise Faltischek, John M. McMillin , Anuraag Agarwal and Ira J. Lamel designated by the Sponsor and two of whom will thereafter be designated by the Sponsor for as long as the Sponsor beneficially owns a number of shares of Whole Earth Brands, Inc. common stock representing at least the 50% of the number of shares beneficially owned by the Sponsor immediately following the effective time of the Business Combination (after taking into account the consummation of the transactions contemplated by the Purchase Agreement) (provided that when such percentage falls below (x) 50%, the Sponsor will have the right to designate only one directors, (y) 25%, the Sponsor will not have the right to designate any directors).

If, at any time after the second anniversary of the Closing, a party to the Investors Agreement beneficially owns a number of shares of Whole Earth Brands, Inc. common stock representing less than 5% of the number of shares of Whole Earth Brands, Inc. common stock issued and outstanding, the director nomination rights of such party shall terminate.
If a party to the Investors Agreement designates two individuals to the board, one such designee must not be disqualified from being considered “independent” within the meaning of the Nasdaq Stock Market Rules (or the corresponding listing standards of the primary stock exchange for Act II’s securities, if not Nasdaq).
The parties to the Investors Agreements may elect to designate one or more individuals (up to the number of nominees such party is then entitled to designate pursuant to the Investors Agreement) to serve as a non-voting observer of the board in lieu of designating one or more nominees.
The rights and obligations of the Flavors Holdings and the Sponsor under the Investors Agreement described above shall automatically terminate on the date on which the such party ceases to have the right to designate at least one nominee to the board of directors of Whole Earth Brands, Inc.
Director Independence
As a result of Whole Earth Brands, Inc.’s common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business

Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Ira J. Lamel, Denise Faltischek, John M. McMillin, Anuraag Agarwal, Steven M. Cohen, and M. Mendel Pinson qualifies as “independent” as defined under the applicable Nasdaq rules.
Committees of the Board of Directors
With respect to each of the parties to the Investors Agreement, for so long as such party is entitled to designate at least one board nominee pursuant to the Investors Agreement, each committee of the board shall include (if the applicable nominee elects to serve on such committee) a number of nominees equal to the greater of: (i) one nominee of such party and (ii) such number of nominees of such party as would result in committee representation being proportional to the representation of such party on the board, rounded up or down, as applicable, to the nearest whole number, subject to each such nominee serving on any such committee meeting the applicable eligibility requirements for such committee as mandated by applicable SEC rules and interpretations and stock exchange listing rules.
Effective upon completion of the business combination, Whole Earth Brands, Inc.’s board of directors will establish the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The proposed composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by Whole Earth Brands, Inc.’s board of directors.
Audit Committee
Whole Earth Brands, Inc.’s audit committee will oversee Whole Earth Brands, Inc.’s corporate accounting and financial reporting process. Among other matters, the audit committee will:
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appoint our independent registered public accounting firm;

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evaluate the independent registered public accounting firm’s qualifications, independence and performance;

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determine the engagement of the independent registered public accounting firm;

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review and approve the scope of the annual audit and the audit fee;

•
discuss with management and the independent registered public accounting firm the results of the annual audit and the review of Whole Earth Brands, Inc.’s quarterly financial statements;

•
approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
monitor the rotation of partners of the independent registered public accounting firm on Whole Earth Brands, Inc.’s engagement team in accordance with requirements established by the SEC;

•
be responsible for reviewing Whole Earth Brands, Inc.’s financial statements and Whole Earth Brands, Inc.’s management’s discussion and analysis of financial condition and results of operations to be included in Whole Earth Brands, Inc.’s annual and quarterly reports to be filed with the SEC;

•
review Whole Earth Brands, Inc.’s critical accounting policies and estimates; and

•
review the audit committee charter and the committee’s performance at least annually.

The initial members of the audit committee will be Ira J. Lamel , John M. McMillin and Denise Faltischek, with Ira J. Lamel serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that Ira J. Lamel qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at www.wholeearthbrands.com upon the completion of the business combination. The information on our website is not part of this proxy statement/prospectus.
Compensation Committee
Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee will:
•
review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•
evaluate the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations;

•
recommend to our board of directors the issuance of stock options and other awards under our stock plans; and

•
review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The initial members of Whole Earth Brands, Inc.’s compensation committee will be Ira J. Lamel, John M. McMillin and Steven M. Cohen, with Ira J. Lamel serving as the chair of the committee. Each of the members of our compensation committee will be independent under the applicable rules and regulations of Nasdaq, and each will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at www.wholeearthbrands.com upon the completion of the business combination. The information on our website is not part of this proxy statement/prospectus.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will be responsible for making recommendations to Whole Earth Brands, Inc.’s board of directors regarding candidates for directorships and the size and composition of Whole Earth Brands, Inc.’s board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing Whole Earth Brands, Inc.’s corporate governance policies and reporting and making recommendations to Whole Earth Brands, Inc.’s board of directors concerning governance matters.
The initial members of Whole Earth Brands, Inc.’s nominating and corporate governance committee will be Denise Faltischek, John M. McMillin and M. Mendel Pinson, with Denise Faltischek serving as the chair of the committee. Each of the members of Whole Earth Brands, Inc.’s nominating and corporate governance committee will be an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. Our board of directors plans to adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at www.wholeearthbrands.com upon the completion of the business combination. The information on our website is not part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
Following the consummation of the business combination, Whole Earth Brands, Inc.’s compensation committee will consist of Ira J. Lamel, John M. McMillin, and Steven M. Cohen. None of the expected members of Whole Earth Brands, Inc.’s compensation committee has at any time been an officer (other than Mr. Lamel, who served as Act II’s chief financial officer) or employee of Act II, Merisant or Mafco Worldwide. None of Whole Earth Brands, Inc.’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on Act II, Merisant or MAFCO’s compensation committee or board of directors.

EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Merisant and MAFCO and their subsidiaries prior to the consummation of the Business Combination, and to Whole Earth Brands, Inc. and its subsidiaries after the Business Combination.
This section discusses the material components of the executive compensation program for Merisant and MAFCO’s executive officers who are named in the “2019 Summary Compensation Table” below. In 2019, the “named executive officers” and their positions with Merisant and Mafco Worldwide were as follows:
•
Albert Manzone, Chief Executive Officer of Flavors Holdings and Merisant;

•
Lucas Bailey, President and Chief Operating Officer of Mafco Worldwide; and

•
Andrew “Andy” Rusie, Chief Financial Officer of Merisant US, Inc. and Chief Financial Officer of Mafco Worldwide.

Following the Closing, Mr. Manzone will serve as Chief Executive Officer of Whole Earth Brands, Inc., Mr. Bailey will serve as President of Whole Earth Brands, Inc.’s Flavors & Ingredients division, and Mr. Rusie will serve as Chief Financial Officer of Whole Earth Brands, Inc.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.
2019 Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Albert Manzone Chief Executive Officer and Director(4)	2019	$558,606	—	$235,553	—	$613,124	$1,407,283
	2018	$534,533	$551,137	$510,038	—	$610,434	$2,206,142
Lucas Bailey President, Flavors & Ingredients	2019	$780,300	—	—	$161,328	$36,105	$977,733
	2018	$761,250	$437,580	—	—	$33,535	$1,232,365
Andrew Rusie Chief Financial Officer(5)	2019	$23,438	—	—	—		$23,438

(1)
Bonus amounts represent annual bonuses earned by each named executive officer in 2018 or 2019, respectively, and paid in cash in the first quarter of the following year, based on the attainment of individual and company performance metrics as determined by our board of directors in their discretion. The value of Mr. Bailey’s 2019 bonus is not calculable through the latest practicable date as of the date of this registration statement, however, such amount will be disclosed in a Form 8-K filing when determined.

(2)
These amounts represent the aggregate amounts paid out under the Flavors Holdings Special Incentive and Supplemental Bonus Plans, which are described in greater detail below.

(3)
Amounts in this column include:

For Mr. Manzone, (a) an annual $500,000 USD retention payment, (b) the cost of his car allowance in an amount equal to $30,752 per year, (c) the cost of Mr. Manzone’s tax preparation in an amount equal to $26,785 per year, (d) the cost of Mr. Manzone’s pension contributions in an amount equal to $47,104 and $46,383 for 2019 and 2018, respectively; and (e) the cost of Mr. Manzone’s medical insurance co-payments in an amount equal to $8,483 and $6,514 for 2019 and 2018, respectively.
For Mr. Bailey, (a) co-payments for medical, vision and prescription insurance in amounts equal to $2,400 and $2,526 for 2019 and 2018, respectively; (b) the cost of his car lease in an amount equal to $13,096 and $13,212 for 2019 and 2018, respectively; (c) the reimbursement for the taxes payable with respect to Mr. Bailey’s life insurance and car lease benefits in an amount equal to $12,317 and $10,500 for 2019 and 2018, respectively; (d) the costs paid for Mr. Bailey’s additional life insurance benefit equal to $847 per year; and (e) the costs paid for Mr. Bailey’s additional disability insurance equal to $7,444 and $6,449 for 2019 and 2018, respectively.
(4)
Compensation that would be received by Mr. Manzone in Swiss Francs (CHF) has been converted to U.S. Dollars (USD) based on the Financial Times exchange ratio of 1.025 as of February 11, 2020.

(5)
Mr. Rusie was hired as Chief Financial Officer of Merisant US, Inc. and Chief Financial Officer of Mafco Worldwide on December 9, 2019.

Executive Compensation Arrangements — Existing Agreements
Albert Manzone Employment Agreement
Mr. Manzone is party to an employment agreement to serve as Chief Executive Officer of Merisant and Flavor Holdings. Mr. Manzone’s employment, pursuant to his agreement, will continue until terminated in accordance with the terms of his agreement, which includes a two-month notice period.
Pursuant to the employment agreement, Mr. Manzone’s compensation includes (a) a base salary of CHF 550,000 ($558,606 USD); (b) eligibility for an annual performance bonus with a target value of 100% of his base salary; and (c) a discretionary long-term incentive award opportunity in the Flavors Holdings Long-Term Incentive Plan (“LTIP”). Pursuant to the employment agreement, Mr. Manzone also is eligible to earn a transaction cash bonus equal to $3,425,000, to be paid within five days following the closing of a company sale that occurs prior to December 31, 2020, subject to Mr. Manzone’s continued employment through the closing date. In addition, Mr. Manzone is eligible for an annual retention bonus of $500,000, which will offset the transaction cash bonus, subject to his continued employment through June 30, 2020.
Under his employment agreement, if Mr. Manzone’s employment is terminated by Merisant without cause or due to his resignation for good reason within twelve (12) months following a company sale (including the Business Combination), subject to his execution of a release of claims, he will be eligible to receive (a) a severance payment equal to two multiplied by the sum of (i) his base salary and (ii) target annual bonus; (b) a prorated annual bonus for the year of termination based on the greater of target or actual performance; (c) his outstanding LTIP awards, and (d) continued pension benefits, health insurance and other employee benefits for the duration of the severance period, to the extent permitted by law. Under his employment agreement, if Mr. Manzone resigns his employment for good reason or his employment is terminated without cause prior to or more than twelve (12) months following a company sale, he will be entitled to (a) twelve (12) months of salary continuation, (b) a prorated bonus for the year of termination based on actual performance, (c) a prorated LTIP award, and (d) a health insurance allowance to the extent provided by the Merisant policy.
Mr. Manzone’s employment agreement contains noncompetition, nonsolicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Lucas Bailey Employment Agreement
Mr. Bailey is party to an employment agreement to serve as Chief Operating Officer and President of Mafco Worldwide, for a three (3)-year term effective January 1, 2019 to December 31, 2021. Mr. Bailey’s employment pursuant to his agreement will continue until terminated in accordance with the terms of his agreement, which requires a minimum twelve (12)-month notice period beginning on January 1, 2021.

Pursuant to his employment agreement, Mr. Bailey’s compensation includes (a) a base salary of $787,950; (b) an annual performance bonus opportunity with a target level ranging from 40 – 125% of his base salary depending on the percentage of EBITDA achievement by Mafco Worldwide; and (c) a discretionary long-term incentive award opportunity in the Mafco Long-Term Incentive Plan.
If Mr. Bailey is terminated by the Company without cause or due to his resignation following Mafco Worldwide’s breach of his employment agreement within eighteen (18) months following a company sale (including the Business Combination), he will be entitled to (a) continuation of his base salary for 24 months following the termination of his employment, and (b) continued benefits for the duration of the severance period. If Mr. Bailey resigns employment due to Mafco Worldwide’s breach of his employment agreement outside of the eighteen (18)-month period following a company sale, he will be eligible to receive continued payment of his base salary and benefits through the longer of twelve (12) months or the end of the employment term.
Mr. Bailey’s employment agreement contains noncompetition, nonsolicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Andrew “Andy” Rusie Employment Agreement
On November 16, 2019, Mr. Rusie entered into an employment agreement with Merisant Company to serve as Chief Financial Officer of both Merisant and Mafco Worldwide. Mr. Rusie’s employment, pursuant to his agreement, will continue until terminated in accordance with the terms of his agreement.
Pursuant to his employment agreement, Mr. Rusie’s compensation includes (a) a base salary of $375,000; (b) an annual performance bonus opportunity with a target level of 60% of his base salary, which bonus will be prorated for the 2020 fiscal year based on the number of days of employment during the performance period; and (c) a discretionary long-term incentive award opportunity with a target payment of $225,000 (60% of his base salary) for the three (3)-year period beginning January 1, 2020 and ending on December 31, 2022, which bonus will be prorated based on the number of days of employment during the performance period. Mr. Rusie also is eligible to earn the following one-time bonuses: (a) a 2019 bonus of $70,000 to be paid in April 2020; (b) a sign-on/retention cash bonus equal to $187,500, to be paid in April 2020, subject to Mr. Rusie’s continuing employment through the second anniversary of his hire date; and (c) a transaction cash bonus equal to $187,500, to be paid within ten business days following the closing of a sale of his former employer prior to December 31, 2020, subject to Mr. Rusie’s employment through the closing date.
Under his employment agreement, if Mr. Rusie’s employment is terminated by Merisant without “cause” (as defined in his employment agreement), then, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) continued payment of his base salary for six (6) months following termination and (ii) a prorated portion of his long-term incentive awards. Mr. Rusie’s severance entitlement is subject to a duty to mitigate damages by seeking comparable employment during the severance term. If Mr. Rusie secures employment during the severance term, his severance entitlement will be reduced by any income earned during such period.
Mr. Rusie’s employment agreement contains noncompetition, nonsolicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Transaction Award
In connection with the Business Combination, Mr. Bailey received a transaction bonus opportunity of $1,575,900, payable in lump sum within five days following the consummation of the Business Combination.
Long-Term Incentive, Special Incentive and Supplemental Bonus Awards
Flavors Holdings and Merisant sponsor annual long-term incentive plans and special incentive plans that provide certain named executive officers with cash incentive award opportunities, subject to the achievement of certain performance objectives. Awards granted pursuant to Flavors Holdings and Merisant long-term incentive plans, special incentive plans and supplemental bonus plans (“LTIP Awards”) are discretionary and may vary in terms of performance period duration, target award opportunity, and performance goals from year to year. If upon completion of the performance period, achievement is less than 90% of the target goal, then no payout will be made in respect of the LTIP Award. If achievement is between 90% to 110% of target, then the LTIP Award payout will generally be determined based on linear interpolation on a straight line basis between 85% to 200%, with lower maximum performance opportunities in certain instances, as disclosed below. Payment of the LTIP Awards is generally contingent upon the applicable named executive officer’s continued employment through the applicable payment date, except in the case of a qualifying termination. LTIP Awards are typically granted for two to three-year performance periods and subject to vesting upon the achievement of applicable EBITDA targets.
The following table shows the outstanding LTIP Awards held by Mr. Manzone as of February 11, 2020. Mr. Bailey and Mr. Rusie are each eligible to receive LTIP Awards; however, neither named executive officer holds outstanding LTIP Awards as of the data of this proxy statement/prospectus.
Name	Type of Award	Performance Period	LTIP Target Award	LTIP Maximum Performance
Albert Manzone	LTIP	2019 – 2021	512,530	200%
	LTIP	2018 – 2020	512,530	200%
	Supplemental	2018 – 2019	512,530	150%
	LTIP	2017 – 2019	512,530	200%
Executive Compensation Arrangements — Post-Closing Agreements
We expect to continue the existing terms of the employment agreements with our executive officers, including our named executive officers, following the Closing.
Director Compensation
Prior to the Closing, we did not pay compensation to the Act II directors for their services as directors.
Business Combination-Related Compensation
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Merisant and Mafco Worldwide’s named executive officers that is based on or otherwise relates to the Business Combination and assumes, among other things, that each of our named executive officers is terminated without cause immediately following the effective time of the Business Combination. The Business Combination-related compensation described below is based on the named executive officers’ existing compensation arrangements. It does not include amounts payable to the executives under their new employment arrangements which will become effective following the effective time of the Business Combination. For additional details regarding the terms of the payments described below as well as the new employment arrangements, see the discussion under the caption “Interests of Directors and Executive Officers in the Business Combination” below.
Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the Business Combination. As a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of calculating such amounts, we have assumed:
The amounts indicated below are estimates based on assumptions:
•
February 11, 2020 as the closing date of the Business Combination; and

•
a termination of each named executive officer’s employment without cause, effective as of immediately following the consummation of the Business Combination.

Name	Cash ($)(1)	Perquisites/ Benefits ($)(2)	Tax Reimbursement ($)(3)	Other ($)(4)	Total ($)
Named Executive Officers
Albert Manzone Chief Executive Officer(5)	$4,370,126	$111,174	—	$3,425,000	$7,906,300
Lucas Bailey President, Flavors & Ingredients	$3,151,800	$72,210	$12,317	$1,575,900	$4,812,227
Andrew Rusie Chief Financial Officer	$196,130	—	—	—	$196,130

(1)
The cash amount payable to each named executive officer pursuant to his individual arrangements consists of the following:

(a)
Mr. Manzone.   Pursuant to his employment agreement, Mr. Manzone will be eligible to receive (a) a severance payment equal to two (2) multiplied by the sum of (i) his base salary and (ii) target annual bonus; (b) a prorated annual bonus for the year of termination based on the greater of target or actual performance; and (c) accelerated vesting of his outstanding long-term incentive awards. Mr. Manzone’s severance benefits are payable upon a qualifying termination for cause or with good reason within the twelve (12)-month period following the consummation of the Business Combination and subject to his execution of a release of claims (i.e., “double-trigger”).

(b)
Mr. Bailey.   Pursuant to his employment agreement, if Mr. Bailey is terminated without cause or Mr. Bailey terminates his employment due to a material breach of his employment agreement within eighteen (18) months following the consummation of the Business Combination, subject to his timely execution and non-revocation of a general release of claims, Mr. Bailey will receive continued payment of his base salary for twenty-four (24) months following termination (i.e., “double-trigger”).

(c)
Mr. Rusie.   Pursuant to his employment agreement, if Mr. Rusie is terminated without cause, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) continued payment of his base salary for six (6) months following termination and (ii) a prorated portion of his long-term incentive awards (i.e., “double-trigger”).

Set forth below is the estimated value of each component of the aggregate cash amount.
Name	Cash Severance ($)	Prorated Annual Cash Incentive ($)	Prorated LTI Award ($)
Named Executive Officers
Albert Manzone Chief Executive Officer	$2,255,132	$64,874	$2,050,120
Lucas Bailey President, Flavors & Ingredients	$1,575,900	—	—
Andrew Rusie Chief Financial Officer	$187,500	$8,630	—

(2)
The amounts in this column reflect (a) for Mr. Manzone, 24 months of benefit continuation including (i) pension contributions, (ii) health insurance and (iii) other employee benefits, and (b) for Mr. Bailey, (i) a stipend for car expenses, (ii) health insurance coverage and (iii) other employee benefits. Such benefits are payable in connection with a termination (i.e., “double-trigger”).

(3)
Mr. Manzone is entitled to tax equalization benefits in an amount necessary for his after-tax compensation to be no less than the compensation that he would have been entitled to if he was a tax resident of Chicago, Illinois instead of Switzerland. Mr. Bailey is entitled to tax equalization benefits in respect of his life insurance policy and car stipend.

(4)
This column reflects the amount of transaction bonuses that are payable to Mr. Manzone and Mr. Bailey within five days of the consummation of the Business Combination (i.e., “single-trigger”).

(5)
Compensation that would be received by Mr. Manzone in Swiss Francs (CHF) has been converted to U.S. Dollars (USD) based on the Financial Times exchange ratio of 1.025 as of February 11, 2020.

Interests of Directors and Executive Officers in the Business Combination
Merisant and MAFCO’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of Act II’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below.
Severance Protections
Merisant and MAFCO are party to existing employment agreements with each of Messrs. Manzone, Bailey and Rusie that provide the executives with severance protections in connection with a qualifying termination. For more information, see the section entitled “Executive Compensation — Executive Compensation Arrangements — Existing Agreements” beginning on page 213.
Employee Benefits
The Purchase Agreement requires Whole Earth Brands, Inc. to continue to provide certain compensation and benefits for at least a period of one year following the Closing, as well as to take certain actions in respect of employee benefits provided to continuing employees. For more information, see the section entitled “Business Combination Proposal — The Purchase Agreement — Employee Benefit Matters” beginning on page 92.

BENEFICIAL OWNERSHIP OF WHOLE EARTH BRANDS, INC. SECURITIES
The following table sets forth information regarding the expected beneficial ownership of shares of Whole Earth Brands, Inc. common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “high redemption” scenario as described below) by:
•
each person who is expected to be the beneficial owner of more than 5% of Whole Earth Brands, Inc. common stock post-Business Combination;

•
each person who will become an executive officer or director of Whole Earth Brands, Inc. post-Business Combination; and

•
all executive officers and directors of Whole Earth Brands, Inc. post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The expected beneficial ownership of shares of Whole Earth Brands, Inc. common stock post-Business Combination assumes two scenarios:
(i)
No Redemption Scenario: Assumes none of the Act II public shareholders exercise their right to have their Act II Class A Shares redeemed for cash upon consummation of the Business Combination; and

(ii)
High Redemption Scenario: Assumes Act II public shareholders elect to redeem 9,298,126 Act II Class A Shares upon consummation of the Business Combination. This is the high number of shares that can be redeemed without seeking a waiver of the condition to the closing of the Business Combination.

Based on the foregoing assumptions, we estimate that there would be 44,500,000 shares of Whole Earth Brands, Inc. common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 37,201,874 shares of Whole Earth Brands, Inc. common stock issued and outstanding immediately following the consummation of the Business Combination in the “high redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect, after giving effect to the Warrant Amendment, (i) 7.5 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the public warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share, and (ii) 2.632 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the private placement warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share.
Unless otherwise indicated, Act II believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Beneficial Ownership Upon the Completion of the Business Combination and Private Placements
	Assuming No Redemptions		Assuming High Redemptions(1)
Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
5% Shareholders
Sellers	2,500,000	5.6%	4,500,000	12.1%
Sponsor(2)	4,500,000	10.1%	4,500,000	12.1%
MMCAP International Inc. SPC(3)	2,800,000	6.3%	2,800,000	7.5%
Linden Capital L.P.(4)	2,435,299	5.5%	2,435,299	6.5%
Polar Asset Management Partners Inc.(5)	2,350,000	5.3%	2,350,000	6.3%
UBS O’Connor LLC(6)	2,733,444	6.1%	2,733,444	7.3%
Executive Officers, Directors, and Director Nominees
Irwin D. Simon(7)
Albert Manzone
Lucas Bailey
Andrew Rusie
All executive officers, directors, and director nominees as a group (four individuals)

(1)
This scenario assumes redemptions of 9,298,126 Act II Class A Shares at approximately $10.14 per share and an additional 2,000,000 shares of Whole Earth Brands, Inc. common stock issued to the Sellers at $10.00 per share (in lieu of cash consideration of $20 million) in connection with the Business Combination.

(2)
Includes 2.0 million shares of Whole Earth Brands, Inc. common stock issued to the Sponsor that will be held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of Whole Earth Brands, Inc. common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period.

(3)
According to a Schedule 13G/A filed with the SEC on February 5, 2020 by MMCAP International Inc. SPC and MM Asset Management Inc. hold shared voting and dispositive power of 1,800,000 Act II Class A Shares. MMCAP International Inc. SPC and MM Asset Management Inc. are the record and direct beneficial owners of the securities. MM Asset Management Inc. is the investment advisor of, and may be deemed to beneficially own securities held by, MMCAP International Inc. SPC. The address of the principal business office for MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, Cayman Islands KY1-1008. The address of the principal business office of MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, Ontario, Canada M5J 2S1. Beneficial ownership presented in the table includes shares of Whole Earth Brands, Inc. common stock issuable in connection with the PIPE Financing.

(4)
According to a Schedule 13G/A filed with the SEC on January 14, 2020, Linden GP LLC is the general partner of Linden Capital L.P. and, in such capacity, may be deemed to beneficially own 2,164,460 shares held by Linden Capital L.P. Linden Advisors LP is the investment manager of Linden Capital L.P. and trading advisor or investment advisor for separately managed accounts. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP LLC. In such capacities, Linden Advisors LP and Mr. Wong may each be deemed to beneficially own an aggregate of 2,435,299 shares held by Linden Capital L.P. and the managed accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(5)
According to a Schedule 13G filed with the SEC on February 10, 2019, Polar Asset Management Partners Inc. holds sole voting and dispositive power of 2,250,000 Act II Class A Shares. The business address for the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Beneficial ownership presented in the table includes shares of Whole Earth Brands, Inc. common stock issuable in connection with the PIPE Financing.

(6)
According to a Schedule 13G filed with the SEC on February 13, 2020, UBS O’Connor LLC has sole voting and dispositive power of 1,733,444 Act II Class A Shares. UBS O’Connor LLC serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, UBS O’Connor LLC exercises voting and investment power over the Act II Class A Shares held for the account of GLEA and OGMA. UBS O’Connor LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, also has voting control and investment discretion over the securities described herein held by GLEA and OGMA. As a result, each of UBS O’Connor LLC and Mr. Russell may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Act II Class A Shares held for the account of GLEA and OGMA. The address of the principal business office of each of the reporting persons is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606. Beneficial ownership presented in the table includes shares of Whole Earth Brands, Inc. common stock issuable in connection with the PIPE Financing.

(7)
Irwin D. Simon is a member of the Sponsor.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Act II Global Acquisition Corp.
Act II Class B Shares
On February 15, 2019, an aggregate of 2,875,000 Act II Class B Shares were sold to the Sponsor for an aggregate purchase price of $25,000. On April 4, 2019, Act II effected a share capitalization in the form of a share dividend of 2.5 shares for each Act II Class B Shares in issue, and on April 25, 2019, Act II effected a share capitalization in the form of a share dividend of 1.044 shares for each Act II Class B Shares in issue, resulting in the Sponsor holding an aggregate of 7,503,750 Act II Class B Shares. All share and per-share amounts have been retroactively restated to reflect the share dividends. The 7,503,750 Act II Class B Shares included an aggregate of up to 978,750 Act II Class B Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters in order to maintain the Sponsor’s ownership at 20% of the issued and outstanding ordinary shares upon completion of the Act II IPO. As a result of the underwriters’ election to partially exercise their over-allotment option, 3,750 Act II Class B Shares were forfeited and 975,000 Act II Class B Shares are no longer subject to forfeiture.
The Act II Class B Shares are identical to the Act II Class A Shares included in the units sold in the Act II IPO, except that (i) only the holders of the Act II Class B Shares have the right to vote on the appointment of directors prior to the initial business combination (as defined in the Cayman Constitutional Documents), (ii) the Act II Class B Shares are subject to certain transfer restrictions, (iii) the holders of the Act II Class B Shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the Act II Class B Shares and public shares held by them in connection with the completion of a business combination and (y) their rights to liquidating distributions from the trust account with respect to the Act II Class B Shares if Act II fails to complete a business combination by April 30, 2021, (iv) the Act II Class B Shares are automatically convertible into Act II Class A Shares at the time of the initial business combination and (v) the Act II Class B Shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 7,500,000 Act II Class B Shares will convert automatically, into the number of shares of Whole Earth Brands, Inc. common stock that is equal to the number of Act II Class B Shares held by the Sponsor immediately prior to the Domestication. For additional information, see “Domestication Proposal.”
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of Act II, the Sponsor purchased 6,750,000 warrants to purchase one Act II Class A Share at an exercise price of $11.50 (the “private placement warrants”) at a price of $1.00 per warrant, or $6.75 million in the aggregate, in a private placement. Each Private Placement Warrant entitles the holder to purchase one Act II Class A Shares for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of Act II. The private placement warrants may not be redeemed by Act II so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Act II and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of Act II. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. The private placement warrants (including the common stock that will be issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial Business Combination. In connection with the Business Combination and PIPE Financing, private placement warrants exercisable for an aggregate of 2,631,750 shares of Whole Earth Brands, Inc. common stock will be issued to the PIPE Investors, and the Sponsor and permitted transferees will forfeit all of their private placement warrants, which will be cancelled upon the consummation of the Business Combination. The Sponsor and the PIPE Investors who will receive private placement warrants have waived their rights to receive the $0.75 cash payment for their private placement warrants payable in connection with the Warrant Amendment.

The private placement warrants are identical to the warrants included in the units sold in the initial public offering of Act II except that, so long as they are held by the Sponsor or its permitted transferees: (i) they are not redeemable by Act II, (ii) they (including the Act II Class A Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned, or sold by the Sponsor until 30 days after the completion of the Business Combination and (iii) they may be exercised for cash or on a cashless basis.
In connection with the Business Combination, upon the Domestication, each of the 6,750,000 private placement warrants will convert automatically into a warrant to acquire one share of Whole Earth Brands, Inc. common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”
Registration Rights
The holders of the Act II Class B Shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any Act II Class A Shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Act II Class B Shares) are entitled to registration rights pursuant to a registration rights agreement signed April 25, 2019 requiring Act II to register such securities for resale (in the case of the Act II Class B Shares, only after conversion to Act II Class A Shares), which is expected to be superseded by the registration rights provided for in the Investors Agreement to be executed at Closing. The Investors Agreement will not contemplate the payment of penalties or liquidated damages to the stockholders party thereto as a result of a failure to register, or delays with respect to the registration of Whole Earth Brands, Inc.’s common stock. For additional information, see “Business Combination Proposal — Related Agreements — Investors Agreement.”
Related Party Note and Advances
On February 13, 2019, Act II issued an unsecured promissory note to the Sponsor pursuant to which Act II could borrow up to $300,000 in the aggregate. The note was non-interest bearing and payable on the earlier to occur of (i) December 31, 2019 or (ii) the consummation of the Act II IPO. The borrowings outstanding under the note of $274,178 were repaid upon the consummation of the Act II IPO on April 30, 2019.
Prior to Act II’s initial business combination Act II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Act II or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Act II’s behalf, although no such reimbursements will be made from the proceeds of the Act II IPO held in the trust account prior to the completion of Act II’s initial business combination. To date, no payments have been and there is no expectation that such payments will be made
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of Act II’s officers and directors may, but are not obligated to, loan Act II funds as may be required. If Act II completes its initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Act II may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor.
Act II is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or Act II’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or Act II’s officers or directors. In the event Act II seeks to complete a business combination with a target that is affiliated with the Sponsor, or Act II’s officers or directors, Act II, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to Act II from a financial point of view. Act II is not required to obtain such an opinion in any other context.

Administrative Services Agreement
Act II entered into an agreement whereby, commencing on April 25, 2019 through the earlier of the consummation of a business combination or Act II’s liquidation, it will pay an aggregate of $10,000 per month to the Sponsor for office space, administrative and support services. The Sponsor, Act II’s officers and directors, or any of their respective affiliates have not and are not expected to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Act II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Act II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Act II or any of their respective affiliates.
There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of Act II. For the year ended December 31, 2019, Act II incurred $80,000 in fees for these services.
Investors Agreement
The Purchase Agreement contemplates that, at the Closing, Whole Earth Brands, Inc. will enter into the Investors Agreement with the Sponsor and Flavors Holdings (including such persons’ successors and together with their respective affiliates (other than Whole Earth Brands, Inc. and its subsidiaries), pursuant to which, among other things, (i) the Sponsor and Flavors Holdings will be each be granted rights to designate up to two directors for election to the board of directors of Whole Earth Brands, Inc. (and the parties will vote in favor of such designees), (ii) Flavors Holdings will, under certain circumstances, have the right to approve certain matters as set forth therein, (iii) Flavors Holdings will be subject to certain transfer restrictions and (iv) the Sponsor and Flavors Holdings will receive certain registration rights. In addition, pursuant to the Side Letter, the Sponsor agreed that it will designate one individual that has been mutually agreed with Baron to serve as a director on Whole Earth Brands, Inc.’s board of directors.
At Closing, the Investors Agreement contemplates that the board of directors of Whole Earth Brands, Inc. will consist of seven directors. Steven M. Cohen and M. Mendel Pinson shall be deemed to be nominees of Flavors Holdings, and Irwin D. Simon, Denise Faltischek, John M. McMillin, Anuraag Agarwal, and Ira J. Lamel shall be deemed to be nominees of the Sponsor. For more information, see “The Business Combination Proposal — Related Agreements — Investors Agreement” and “Side Letter.”
Merisant and MAFCO
Related Party Transactions
During the past three fiscal years, Merisant and MAFCO participated in MacAndrews’ directors’ and officers’ insurance program, which covered Merisant and MAFCO along with MacAndrews and its other affiliates. The limits of coverage were available on aggregate losses to any or all of the participating companies and their respective directors and officers. For 2019, 2018 and 2017, Merisant and MAFCO reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which Merisant and MAFCO believe is more favorable than the premiums it could have secured were they to secure their own coverage. Merisant and MAFCO also participated in certain other insurance programs with MacAndrews under which they paid premiums directly to the insurance broker.
In March 2018, MacAndrews entered into a revolving credit agreement with Wesco US LLC, a wholly owned subsidiary of Merisant. This revolving credit facility, as amended, matures on January 3, 2022 and provides for maximum outstanding borrowings of up to $9 million. The revolving credit facility is unsecured and bears interest at 3-month LIBOR plus 4.0% and provides for periodic interest payments with all principal due upon maturity. MacAndrews has the right to accept or reject any borrowing request made by Flavors pursuant to this agreement in its sole discretion. Outstanding borrowings at December 31, 2019 and December 31, 2018 were $8.4 million and $6.9 million, respectively, and the interest rate at December 31, 2019 and 2018 was 5.95% and 6.81%, respectively. The interest expense for 2019 and 2018 was $0.5 million and $0.2 million, respectively.
Merisant and MAFCO are wholly-owned subsidiaries of Flavors Holdings. Flavors Holdings is a wholly-owned direct subsidiary of PCT International Holdings, Inc., a Delaware corporation, and is an indirect, wholly-owned subsidiary of MacAndrews.

Employment Arrangements
Certain executives of Merisant and MAFCO, including Andy Rusie, Lucas Bailey, and Albert Manzone, are party to employment agreements with Merisant and MAFCO. For further information on the existing employment agreements with Merisant and MAFCO executives, see the section entitled “Executive Compensation Arrangements — Existing Agreements & Post-Closing Agreements.” In connection with the Business Combination, it is currently anticipated that certain directors and executive officers of Merisant and MAFCO will serve as directors and executive officers of Whole Earth Brands, Inc. following the consummation of the Business Combination. For further information regarding the employment arrangements expected to be entered into in connection with the Business Combination see the section entitled “Executive Compensation Arrangements — Existing Agreements & Post-Closing Agreements.”
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, the board of directors of Whole Earth Brands, Inc. will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
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any person who is, or at any time during the applicable period was, one of the post-combination company’s executive officers or one of the post-combination company’s directors;

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any person who is known by the post-combination company to be the beneficial owner of more than 5% of Whole Earth Brands, Inc.’s voting stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Whole Earth Brands, Inc.’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Whole Earth Brands, Inc.’s voting stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Whole Earth Brands, Inc. will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Act II is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Whole Earth Brands, Inc., your rights will differ in some regards as compared to when you were a shareholder of Act II.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Act II and Whole Earth Brands, Inc. according to applicable law or the organizational documents of Act II and Whole Earth Brands, Inc.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of Act II, attached to this proxy statement/prospectus as Annex E, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex F and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex G. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Whole Earth Brands, Inc. and Act II, respectively.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law and Act II’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of Act II owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF WHOLE EARTH BRANDS, INC. SECURITIES
The following summary of certain provisions of Whole Earth Brands, Inc. securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex F and Annex G, respectively.
Authorized Capitalization
General
The total amount of Whole Earth Brands, Inc.’s authorized capital stock consists of 220,000,000 shares of Whole Earth Brands, Inc. common stock, par value $0.0001 per share, and 2,000,000 shares of Whole Earth Brands, Inc. preferred stock, par value $0.0001 per share. Whole Earth Brands, Inc. expects to have approximately 44,500,000 shares of Whole Earth Brands, Inc. common stock outstanding immediately after the consummation of the Business Combination, assuming no public shareholders exercise their redemption rights in connection with the Business Combination.
The following summary describes all material provisions of Whole Earth Brands, Inc.’s capital stock. Whole Earth Brands, Inc. urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex F and Annex G, respectively).
Preferred Stock
The Board of Whole Earth Brands, Inc. has authority to issue shares of Whole Earth Brands, Inc. preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Whole Earth Brands, Inc.’s Preferred Stock could have the effect of decreasing the trading price of Whole Earth Brands, Inc.’s common stock, restricting dividends on Whole Earth Brands, Inc.’s capital stock, diluting the voting power of Whole Earth Brands, Inc.’s common stock, impairing the liquidation rights of Whole Earth Brands, Inc.’s capital stock, or delaying or preventing a change in control of Whole Earth Brands, Inc.
Common Stock
Whole Earth Brands, Inc. common stock is not entitled to preemptive or other similar subscription rights to purchase any of Whole Earth Brands, Inc.’s securities. Whole Earth Brands, Inc. common stock is neither convertible nor redeemable. Unless Whole Earth Brands, Inc.’s board of directors determines otherwise, Whole Earth Brands, Inc. will issue all of Whole Earth Brands, Inc.’s capital stock in uncertificated form.
Warrants
As a result of the Business Combination, and upon the execution of the Warrant Amendment, (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment). For more information on the terms of such warrants, see the above section entitled — “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”
Voting Rights
Each holder of Whole Earth Brands, Inc. common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Investors Agreement, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of Whole Earth Brands, Inc.’s capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Whole Earth Brands, Inc.’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Whole Earth Brands, Inc.’s Preferred Stock, if any, and any contractual limitations on Whole Earth Brands, Inc.’s ability to declare and pay dividends.
Other Rights
Each holder of Whole Earth Brands, Inc. common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Whole Earth Brands, Inc. preferred stock that Whole Earth Brands, Inc. may designate and issue in the future.
Liquidation Rights
If Whole Earth Brands, Inc. is involved in voluntary or involuntary liquidation, dissolution or winding up of Whole Earth Brands, Inc.’s affairs, or a similar event, each holder of Whole Earth Brands, Inc. common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Whole Earth Brands, Inc. preferred stock, if any, then outstanding.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Whole Earth Brands, Inc. Whole Earth Brands, Inc. expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Whole Earth Brands, Inc. to negotiate first with the Board, which Whole Earth Brands, Inc. believes may result in an improvement of the terms of any such acquisition in favor of Whole Earth Brands, Inc.’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may only be called by either (a) the Chairman of the Board, or (b) the Board.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, will be signed by the holders of record of not less than a majority of the issued and outstanding shares of stock of Whole Earth Brands, Inc. entitled to vote thereon.
Removal of Directors
Subject to applicable law, any director or the entire Board may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of the then issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Whole Earth Brands, Inc.’s Proposed Bylaws may be further amended, altered, changed or repealed by a majority vote of the Board.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, Whole Earth Brands, Inc. has not opted out of Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation limits the liability of Whole Earth Brands, Inc.’s directors to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that Whole Earth Brands, Inc. will indemnify them to the fullest extent permitted by such law. Whole Earth Brands, Inc. has entered into, and expects to continue to enter, into agreements to indemnify Whole Earth Brands, Inc.’s directors, executive officers and other employees as determined by the Board. Under the terms of such indemnity agreements, Whole Earth Brands, Inc. is required to indemnify each of Whole Earth Brands, Inc.’s directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Whole Earth Brands, Inc. or any of its subsidiaries or was serving at Whole Earth Brands, Inc.’s request in an official capacity for another entity. Whole Earth Brands, Inc. must indemnify Whole Earth Brands, Inc.’s officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require Whole Earth Brands, Inc., if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by Whole Earth Brands, Inc. Any claims for indemnification by Whole Earth Brands, Inc.’s directors and officers may reduce Whole Earth Brands, Inc.’s available funds to satisfy successful third-party claims against Whole Earth Brands, Inc. and may reduce the amount of money available to Whole Earth Brands, Inc.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of Whole Earth Brands, Inc., actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Proposed Certificate of Incorporation, the Proposed Bylaws and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Whole Earth Brands, Inc. believes this provision benefits Whole Earth Brands, Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Whole Earth Brands, Inc.’s directors and officers.
Transfer Agent
The transfer agent for Whole Earth Brands, Inc. common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF WHOLE EARTH BRANDS, INC. SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Whole Earth Brands, Inc. common stock or Whole Earth Brands, Inc. warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Whole Earth Brands, Inc. at the time of, or at any time during the three months preceding, a sale and (ii) Whole Earth Brands, Inc. is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Whole Earth Brands, Inc. was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Whole Earth Brands, Inc. common stock or Whole Earth Brands, Inc. warrants for at least six months but who are affiliates of Whole Earth Brands, Inc. at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of Whole Earth Brands, Inc. common stock then outstanding; or

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the average weekly reported trading volume of Whole Earth Brands, Inc. common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Whole Earth Brands, Inc. under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Whole Earth Brands, Inc.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their shares of Whole Earth Brands, Inc. common stock (as converted on a one-for-one basis from the Act II Class B Shares) and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Company has completed its initial business combination.
Act II anticipates that following the consummation of the Business Combination, Whole Earth Brands, Inc. will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
Whole Earth Brands, Inc.’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Whole Earth Brands, Inc.’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of Whole Earth Brands, Inc.’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of Whole Earth Brands, Inc.’s board of directors (or any duly authorized committee thereof), (iii) so long as Whole Earth Brands, Inc. qualifies as a “controlled company,” specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of any holder of record of at least 25% of the issued and outstanding shares of Whole Earth Brands, Inc. common stock or (iv) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in Whole Earth Brands, Inc.’s Proposed Bylaws. To be timely for Whole Earth Brands, Inc.’s annual meeting of stockholders, Whole Earth Brands, Inc.’s secretary must receive the written notice at Whole Earth Brands, Inc.’s principal executive offices:
•
not earlier than the 90th day; and

•
not later than the 120th day, before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Whole Earth Brands, Inc. holds its annual meeting of stockholders more than 25 days before or after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of such date was made.
We currently anticipate the 2021 annual meeting of stockholders of Whole Earth Brands, Inc. will be held no later than June 2021. Because Act II has not held an annual meeting in 2020, notice of a nomination or proposal by a stockholder will need to be received by Whole Earth Brands, Inc.’s secretary no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2021 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual meeting of stockholders of Whole Earth Brands, Inc. pursuant to Rule 14a-8 must be received at Whole Earth Brands, Inc.’s principal office a reasonable time before Whole Earth Brands, Inc. begins to print and send its proxy materials, and must otherwise comply with Rule 14a-8.
Stockholder Director Nominees
Whole Earth Brands, Inc.’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders, subject to the terms and conditions of the Investors Agreement. To nominate a director, the stockholder must provide the information required by Whole Earth Brands, Inc.’s Proposed Bylaws. In addition, the stockholder must give timely notice to Whole Earth Brands, Inc.’s secretary in accordance with Whole Earth Brands, Inc.’s Proposed Bylaws, which, in general, require that the notice be received by Whole Earth Brands, Inc.’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER AND WARRANT HOLDER COMMUNICATIONS
Shareholders, warrant holders and interested parties may communicate with Act II’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Act II Global Acquisition Corp., 745 5th Avenue, New York, New York 10151. Following the Business Combination, such communications should be sent in care of Whole Earth Brands, Inc., 125 S. Wacker Drive, Suite 3150, Chicago, IL 60606. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
DLA Piper LLP (US), New York, New York, has passed upon the validity of the securities of Whole Earth Brands, Inc. offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Act II Global Acquisition Corp. as of December 31, 2019 and for the year then ended included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.
The combined financial statements of Mafco Worldwide & Merisant The Licorice and Sweetener Businesses of Flavors Holdings Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, included in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS AND WARRANT HOLDERS
Pursuant to the rules of the SEC, Act II and services that it employs to deliver communications to its shareholders and warrant holders are permitted to deliver to two or more shareholders and/or warrant holders sharing the same address a single copy of each of Act II’s annual report to shareholders and warrant holders and Act II’s proxy statement/prospectus. Upon written or oral request, Act II will deliver a separate copy of the annual report to shareholders and warrant holders or proxy statement/prospectus to any shareholder and/or warrant holder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders and/or warrant holders receiving multiple copies of such documents may likewise request that Act II deliver single copies of such documents in the future. Shareholders and/or warrant holders receiving multiple copies of such documents may request that Act II deliver single copies of such documents in the future. Shareholders and/or warrant holders may notify Act II of their requests by calling or writing Act II at its principal executive offices at 745 5th Avenue, New York, New York 10151 or (212) 931-8133.
ENFORCEABILITY OF CIVIL LIABILITY
Act II is a Cayman Islands exempted company. If Act II does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Act II. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Act II in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Act II may be served with process in the United States with respect to actions against Act II arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Act II’s securities by serving Act II’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION
Act II has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Act II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Act II at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Act II’s corporate website under the heading “Documents,” at www.wholeearthbrands.com. Act II’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
All information contained in this proxy statement/prospectus relating to Act II has been supplied by Act II, and all such information relating to Merisant and MAFCO has been supplied by Merisant and MAFCO, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: ACTT.info@investor.morrowsodali.com

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder of Flavors Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Mafco Worldwide & Merisant, The Licorice and Sweetener Businesses of Flavors Holdings Inc. (the Company) as of December 31, 2019 and 2018, the related combined statements of operations, comprehensive income, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1987.
New York, NY
April 10, 2020, except for the subsequent event discussed in Note 2 to the financial statements, as to which the date is May 8, 2020.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Balance Sheets
(In Millions)
	December 31
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$10.4	$7.2
Accounts receivable (net of allowances of $2.8 and $1.6, respectively)	55.0	56.6
Inventories	121.1	123.5
Prepaid expenses and other current assets	7.3	4.1
Total current assets	193.8	191.4
Property, plant and equipment, net	20.4	19.7
Goodwill	130.8	130.8
Other intangible assets, net	251.3	262.0
Other assets	3.5	4.1
Total assets	$599.8	$608.0
Liabilities and net parent investment
Current liabilities:
Accounts payable	$26.3	$24.6
Accrued expenses and other current liabilities	28.1	31.3
Total current liabilities	54.4	55.9
Due to related party	8.4	6.9
Deferred tax liabilities, net	31.5	42.2
Other liabilities	17.8	18.5
Net parent investment	487.7	484.5
Total liabilities and net parent investment	$599.8	$608.0
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Operations
(In Millions)
	Years Ended December 31
	2019	2018	2017
Product revenues, net	$272.2	$291.0	$288.0
Cost of goods sold	163.6	167.9	167.5
Gross profit	108.6	123.1	120.5
Selling, general and administrative expenses	65.9	74.8	77.5
Amortization of intangible assets	10.7	11.1	11.1
Restructuring and other non-recurring expenses	2.2	9.5	13.1
Operating income	29.8	27.7	18.8
Other expense, net	1.4	1.5	3.9
Income before income taxes	28.4	26.2	14.9
(Benefit) provision for income taxes	(2.5)	5.3	(10.2)
Net income	$30.9	$20.9	$25.1
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Comprehensive Income
(In Millions)
	Years Ended December 31
	2019	2018	2017
Net income	$30.9	$20.9	$25.1
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1.5)	(0.6)	5.9
Net change in pension benefit obligation recognized	(0.5)	0.7	1.3
Total other comprehensive (loss) income, net of tax	(2.0)	0.1	7.2
Comprehensive income	$28.9	$21.0	$32.3
Tax (benefit) provision of other comprehensive income (loss) included in above amounts:
Foreign currency translation adjustments	$—	$—	$0.2
Net change in pension benefit obligation recognized	(2.7)	0.1	0.3
Total net tax (benefit) provision included in other comprehensive (loss) income	$(2.7)	$0.1	$0.5
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Changes in Net Parent Investment
(In Millions)
	Years Ended December 31
	2019	2018	2017
Beginning balance	$484.5	$499.2	$508.0
Funding to Parent, net	(25.7)	(35.7)	(41.1)
Net income	30.9	20.9	25.1
Other comprehensive (loss) income, net of tax	(2.0)	0.1	7.2
Ending balance	$487.7	$484.5	$499.2
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Cash Flows
(In Millions)
	Years Ended December 31
	2019	2018	2017
Operating activities
Net income	$30.9	$20.9	$25.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3.0	3.6	3.4
Amortization of intangible assets	10.7	11.1	11.1
Deferred income taxes	(10.5)	(6.0)	(14.8)
Loss on sale of fixed assets	0.1	0.5	0.2
Changes in operating assets and liabilities:
Accounts receivable	1.5	2.5	(7.0)
Inventories	2.0	(0.7)	4.8
Pension	(1.6)	1.6	1.7
Prepaid expenses and other current assets	(3.1)	0.3	2.5
Accounts payable, accrued liabilities and income taxes	(3.0)	0.2	9.3
Other, net	2.0	—	3.0
Net cash provided by operating activities	32.0	34.0	39.3
Investing activities
Capital expenditures	(4.1)	(4.1)	(3.1)
Proceeds from sale of fixed assets	—	1.9	2.4
Net cash used in investing activities	(4.1)	(2.2)	(0.7)
Financing activities
Borrowings under revolver	1.5	7.5	—
Repayments of revolver	—	(0.6)	—
Funding to Parent, net	(25.7)	(35.7)	(41.1)
Net cash used in financing activities	(24.2)	(28.8)	(41.1)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	—	(0.1)
Net change in cash and cash equivalents	3.2	3.0	(2.6)
Cash and cash equivalents, beginning of period	7.2	4.2	6.8
Cash and cash equivalents, end of period	$10.4	$7.2	$4.2
Supplemental disclosure of cash paid
Taxes paid, net of refunds	$4.5	$5.1	$4.8
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
1.   Description of Business and Basis of Presentation
The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the licorice and sweetener businesses (“Mafco Worldwide” and “Merisant”, respectively, or the “Business”) of Flavors Holdings Inc. (“Flavors” or “Parent”). Flavors is an indirect, wholly owned subsidiary of MacAndrews & Forbes Incorporated (“MacAndrews”).
Mafco Worldwide produces a variety of licorice products from licorice root, intermediary licorice extracts and crude derivatives produced by others and certain other ingredients. Approximately 47% of Mafco Worldwide’s licorice product sales are to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Certain of the tobacco industry customers also purchase Mafco Worldwide’s processed natural products. Mafco Worldwide also sells licorice products to food and beverage processors, confectioners, cosmetic companies, and pharmaceutical manufacturers for use as flavoring or masking agents, including its Magnasweet brand flavor enhancer, which is used in various brands of chewing gum, energy bars, non-carbonated beverages, lip balm, chewable vitamins, aspirin and other products. In addition, Mafco Worldwide sells licorice root residue as garden mulch under the name Right Dress.
Merisant manufactures, markets and distributes tabletop sweeteners for the domestic and international consumer food markets, primarily under the Equal®, Canderel®, Pure Via®, and Whole Earth Sweetener® brands. Merisant distributes its products via the food retail, mass merchandising, e-Commerce, and food service channels.
The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present fairly the combined financial position and results of the Business. All significant intercompany transactions and balances within the Business have been eliminated. Transactions with affiliated companies which are not a part of the Business are reflected as related party transactions and the related payable or receivable balances are included in net parent investment on the combined balance sheets.
Throughout the period covered by the combined financial statements, the Business operated as part of Flavors. Consequently, stand-alone financial statements have not been historically prepared for the Business. The accompanying combined financial statements have been prepared from Flavors’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Flavors’ other businesses. The operations of the Business are in various legal entities with or without a direct ownership relationship. Accordingly, Flavors and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined financial statements.
The accompanying combined financial statements reflect all assets and liabilities of Flavors that are either specifically identifiable or are directly attributable to the Business and have been extracted from the Flavors accounting records on the basis of the accounting policies and procedures further described in this footnote.
As more fully described in Note 2 and Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the combined Business by applying Accounting Standards Codification (“ASC”) 740, “Income Taxes”, issued by the Financial Accounting Standards Board (“FASB”), to the Business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
All allocations and charges of cost to and from Flavors as further described in Note 3 have been deemed paid in the period in which the cost was recorded in the combined statements of operations. The Business’ portion of certain current income taxes payable is deemed to have been remitted to Flavors in the

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

period the related tax expense was recorded. The Business’ portion of certain current income taxes receivable is deemed to have been remitted by Flavors in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by the Business on a stand-alone basis under the law of the relevant taxing jurisdiction.
Long-term third party debt and the related interest expense of Flavors has not been allocated to the combined financial statements as the Business will not be assigned any of the current third party debt and Flavors’ borrowings are not directly attributable to the Business. Flavors’ third party debt is collateralized by certain of Flavors’ U.S. assets (including the voting interests of Mafco Worldwide LLC, Merisant Company and Merisant US, Inc. and all of their assets), as well as two-thirds of the voting stock of Flavors’ first tier non-U.S. subsidiaries. The cash and cash equivalents held by Flavors at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented.
All of the allocations and estimates in the combined financial statements are based on assumptions that management of Flavors believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented. See Note 3.
Actual costs that would have been incurred if Mafco Worldwide and Merisant had been a stand-alone businesses would depend on multiple factors, including organizational structure and strategic decisions.
2.   Summary of Significant Accounting Policies
Cash and Cash Equivalents
The Business considers all cash on hand, money market funds, and other highly liquid debt instruments with a maturity, when purchased, of three months or less to be cash and cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Business’ best estimate of the amount of probable losses in its existing accounts receivable based on historical losses and current economic conditions. Account balances are charged against the allowance when the Business believes it is probable the receivable will not be recovered. The Business does not have any off-balance sheet credit exposure related to its customers. Recoveries of accounts receivable previously offset against the allowance are recorded in the combined statements of operations when received.
Inventories
Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predicable costs of completion, disposal, and transportation. The cost of inventory is determined principally by the first in, first out method.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

Property, Plant and Equipment
Property, plant and equipment are recorded at cost or at fair value for assets acquired in a business combination. Additions, improvements, and replacements that extend asset life are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows or over a shorter lease term, if applicable:
Land, building and building improvements	10 – 40 years
Machinery and equipment	3 – 20 years
Furniture and fixtures	3 – 10 years
Vehicles	3 – 10 years
Computers	3 – 5 years
When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in income from operations. Ordinary repairs and maintenance costs are charged to operating expense as incurred.
Goodwill and Intangible Assets
Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Intangible assets consist of product formulations, tradenames and customer relationships. Acquired intangibles are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment annually in the fourth quarter, or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate.
When goodwill is assessed for impairment, the Business has the option to perform an assessment of qualitative factors of impairment prior to necessitating a quantitative impairment test. Qualitative factors to consider include cost factors, projected financial performance, macroeconomic conditions (including changes in interest rates and discount rates), business, contractual, legal, regulatory or other relevant events and factors affecting the reporting unit, and results from prior quantitative tests. If we elect to bypass the qualitative assessment or the Business determines that it is more likely than not that the fair value of the Business’ reporting units is less than its carrying value, a quantitative assessment is then performed utilizing both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Business performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. The Business weights the results of the income and market approaches equally. If the reporting unit’s carrying value exceeds its estimated fair value, then an impairment is recorded for the difference, limited to the total amount of goodwill allocated to the reporting unit. In 2019 and 2018, the Business performed a qualitative assessment for its reporting units. Based on these assessments, the Business qualitatively concluded that it was more likely than not that the fair value of its reporting units exceeded their respective carrying values and therefore, did not result in an impairment.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

The annual impairment evaluations for goodwill involve significant estimates made by management. The discounted cash flow analyses require various judgmental assumptions about sales, operating margins, growth rates, and discount rates. Assumptions about sales, operating margins and growth rates are based on the Business’ budgets, business plans, economic projections, anticipated future cash flows, and marketplace data. Changes in estimates could have a material impact on the carrying amount of goodwill in future periods.
The Business typically evaluates impairment of its indefinite-lived intangible assets by first performing a qualitative assessment. As part of this assessment, the Business considers its financial performance, including projected earnings and business trends, as well as the difference between the fair value and the carrying amount from any recent fair value calculation. If after assessing the totality of events and circumstances the Business determines that it is not more likely than not that the indefinite-lived intangible assets are impaired, then the Business need not calculate the fair value of the indefinite-lived intangible assets. The Business also continues to re-evaluate the useful life of these assets to determine whether events and circumstances continue to support an indefinite useful life.
Intangible assets that are deemed to have a finite life are amortized over their estimated useful life. They are also evaluated for impairment as discussed below in “Long-Lived Assets.”
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Business compares the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of that long-lived asset. If this comparison indicates that there is an impairment, the carrying amount of the long-lived asset would then be reduced to the estimated fair value, which generally approximates discounted cash flows. The Business also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. The Business’ applicable long-lived assets include its property, plant and equipment and definite-lived intangible assets.
Income Taxes
Income taxes as presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740, “Income Taxes”. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Flavors may not be included in the separate combined financial statements of the Business. Similarly, the tax treatment of certain items reflected in the separate combined financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of Flavors; therefore, deferred tax assets and liabilities presented below, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the consolidated financial statements of Flavors and may never be realizable or payable to taxing authorities.
The breadth of the Business’ operations and the global complexity of tax regulations require assessments of uncertainties and judgements in estimating the taxes that the Business will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state and international tax audits in the normal course of business.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Business’ assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
The taxable income (loss) of certain Mafco Worldwide and Merisant entities was included in parent consolidated tax returns, where applicable. As such, separate income tax returns were not prepared for certain of the Business’ entities. Consequently, for such entities, income taxes currently payable are deemed to have been remitted to Flavors, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Flavors in the period that a refund could have been recognized by the Business had it been a separate taxpayer.
As stated above in Note 1, the operations comprising the Business are in various legal entities which have no direct ownership relationship. Consequently, no provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates.
The Business records any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, which may include, but is not limited to, sales, use, value added, and some excise taxes on a net basis in the accompanying combined statements of operations.
Uncertainty in Income Taxes
As part of the process of preparing its combined financial statements, the Business is required to calculate the amount of income tax in each of the jurisdictions in which it operates. On a regular basis, the amount of taxable income is reviewed by various federal, state and foreign taxing authorities. As such, the Business provides reserves, when applicable, for unrecognized tax benefits that it believes could be challenged by these taxing authorities. Uncertain income tax positions must be “more likely than not” (i.e., greater than 50% likelihood of receiving benefit) before the Business recognizes the uncertain income tax positions in the financial statements. Further, the benefit to be recorded in the financial statements is the amount most likely to be realized assuming a review by the tax authorities having all relevant information and applying current conventions.
Pension Plans
The Business has defined benefit pension plans and a defined contribution 401(k) plan, which cover certain current and former employees of the Business who meet eligibility requirements. Benefits for the defined benefit pension plans are based on years of service and, in some cases, the employee’s compensation and participation is frozen to all employees hired on or after August 1, 2017. The Business’ policy is to contribute annually the amount required pursuant to the Employee Retirement Income Security Act. The Business froze the pension plan for all participants on December 31, 2019. Certain subsidiaries of the Business outside the U.S. have retirement plans that provide certain payments upon retirement. The Business recognizes in its balance sheet the funded status of its defined benefit pension plans, measured as the difference between the fair value of the plan assets and the benefit obligation and recognizes changes in the funded status of the defined benefit pension plans as accumulated other comprehensive loss, net of tax, within net parent investment to the extent such changes are not recognized in earnings as components of periodic net benefit cost (see Note 8).

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

Self-Insurance
The Business is self-insured for certain workers’ compensation and group medical costs. Provisions for losses expected under these programs are recorded based on the Business’ estimates of the aggregate liabilities for the claims incurred. As of December 31, 2019 and 2018, the combined liabilities for self-insured workers compensation and group medical were $0.7 and $0.6, respectively.
Revenue Recognition
Effective January 1, 2018, the Business adopted Accounting Standards Codification (“ASC”) 606, and all related amendments, which provides updated accounting guidance on recognizing revenue. This updated accounting guidance outlines a single comprehensive model for entities to utilize to recognize revenue when they transfer goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods or services.
The Business adopted this new accounting guidance using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts continue to be reported in accordance with the Business’s historic accounting practices under previous guidance. However, given the nature of the Business’ products and the terms and conditions applicable to sales to its customers, the timing and amount of revenue recognized based on the underlying principles of ASC 606 are consistent with the Business’ revenue recognition policy under previous guidance. There was no impact to the combined balance sheets or the combined statements of operations and comprehensive income as of January 1, 2018 for the adoption of the standards update.
The Business recognizes revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Business expects to be entitled to in exchange for those goods or services. The Business made an accounting policy election to exclude from the measurement of the transaction price sales taxes and all other items of a similar nature, and also elected to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of sales.
The terms and conditions of sale under the supply agreements and/or purchase orders for Merisant call for FOB Destination and FOB Origin shipping terms with its customers. The customer payment terms are usually 40 days from invoice date. The terms and conditions of sale under the supply agreements and/or purchase orders for Mafco Worldwide have various shipping terms with its customers depending upon the customer requests. The customer payment terms range from 30 – 120 days from invoice date based upon geographic location of the customer.
Merisant usually offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to the customers. These variable consideration amounts are estimated for each customer based on specific arrangement/agreement, an analysis of historical volume and/or current activity with that customer. Reassessment of variable consideration estimates is done at each reporting date throughout the contract period until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer).
Historically, the Business has encountered limited instances whereby customers rejected products as a result of orders being materially inaccurate and/or products being defective. The Business is tracking the reason codes for those customer returns to understand what was the return reason. Based on that the materiality of such returns is assessed. A return reserve is calculated (based on historical data as described above) every month to record this net sales adjustment, and these adjustments have not been significant.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

The following table presents the Company’s revenues disaggregated by product categories:
	2019	2018	2017
Sweeteners	$165.9	$173.8	$168.1
Licorice products	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
The following table presents the Company’s revenues disaggregated by operating segment:
	2019	2018	2017
Merisant — North America	$60.0	$59.0	$57.6
Merisant — Europe, Middle East and Africa	76.0	82.0	77.9
Merisant — Asia-Pacific	17.8	17.0	15.4
Merisant — Latin America	12.1	15.8	17.2
Mafco Worldwide	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
Prior to January 1, 2018, pursuant to prior accounting guidance, the Business recognized product revenue when persuasive evidence of a non-cancelable arrangement existed, products had been shipped, the price was fixed or determinable, collectability was reasonably assured, legal title and economic risk had transferred to the customer and an economic exchange had taken place. Title for product sales may pass to customers upon leaving the Business’ facilities, upon receipt at a specific destination (such as a shipping port) or upon arrival at the customer’s facilities, depending on the terms of the contractual agreements for each customer.
The Business records an allowance for doubtful accounts as an estimate of the inability of its customers to make their required payments. The determination of the allowance requires the Business to make assumptions about the future ability to collect amounts owed from customers.
Marketing Costs
The Business promotes its products with marketing activities, including advertising, consumer incentives and trade promotions. On an annual basis, advertising costs are expensed as incurred or in the year in which the related advertisement initially appears. Advertising expense was $11.9, $16.1 and $25.1 for 2019, 2018 and 2017, respectively. As of December 31, 2019 and 2018, $0.2 and nil, respectively, of prepaid advertising is included in prepaid expenses and other assets in the accompanying combined balance sheets, primarily representing costs of advertisements that had not been released as of that date.
Consumer incentive and trade promotion activities are deducted from revenue based on amounts estimated as being or becoming due to customers and consumers at the end of a period, based principally on the Business’ historical utilization and redemption rates. These deductions are estimated and recorded upon sale of product by the Business and revised as necessary at each period end.
Fair Value of Financial Instruments
The Business measures fair value using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Business’ assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The fair value of foreign currency forward exchange contracts is determined based on observable market transactions of spot and forward rates on their respective dates.
Major Customers and Credit Concentration
The Business sells products to customers in the U.S. and internationally. The Business performs ongoing credit evaluations of customers, and generally does not require collateral on trade accounts receivable. Allowances are maintained for potential credit losses and such losses have been within management’s expectations.
Foreign Currency Translation
The Business has determined that the functional currency for each combined subsidiary is its local currency, except for certain entities whose functional currency is the U.S. dollar. Assets and liabilities of entities outside the U.S. are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period’s average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of combined statements of net parent investment, except for any entities which may operate in highly inflationary economies. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature.
Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies and impacts of foreign currency transactions are recognized currently in other expense (income), net. Total foreign exchange losses, net of $1.9, $1.9 and $3.0 in 2019, 2018 and 2017, respectively, were recorded in other expense (income), net in the accompanying combined statements of operations.
Beginning January 1, 2019, the Business is required to apply highly-inflationary accounting to its Argentinian subsidiary. This accounting treatment requires a change in the subsidiary’s functional currency from the local currency (Argentinian Peso) to the parent’s reporting currency (USD). This highly-inflationary classification results from the fact that the cumulative inflation rate for the preceding 3 year period exceeded 100 percent as of June 30, 2018. When the Business changed the functional currency, it revalued the subsidiary’s financial statements as if the new functional currency (USD) were the reporting currency. Accordingly, effective January 1, 2019, all Argentinian Peso denominated monetary assets and liabilities are considered foreign currency denominated assets and liabilities and are revalued to USD (the functional currency) with remeasurement adjustments in the period recorded in the income statement. The USD will be the functional currency until the economic environment in Argentina ceases to be considered highly-inflationary. The impact of the change in the functional currency was not material for the year ended December 2019.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

Derivative Financial Instruments
The Business periodically uses foreign currency forward exchange contracts to reduce the exposure of effects on net cash flows due to fluctuations in foreign currency exchange rates. The Business recognizes these derivative instruments on the balance sheet as either assets or liabilities measured at fair value, with changes in fair value recognized immediately in earnings. The foreign currency forward exchange contracts have maturities of less than one year. The effect of these forward exchange contracts were not material in 2019, 2018 and 2017.
Restructuring and Employee Termination Benefits
During 2019, 2018 and 2017, the Business adopted restructuring plans to streamline processes and realize cost savings by consolidating facilities and eliminating various positions in operations and general and administrative areas.
Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these one-time termination benefits, the liability is recognized ratably over the future service period.
During 2019, 2018 and 2017, the Business recognized employee termination benefits of $0.6, $3.1 and $5.9, respectively, which are recorded in restructuring and other non-recurring expenses on the accompanying combined statements of operations. As of December 31, 2019, all of these charges have been paid. In addition, the Business recorded facility exit and other related costs of $0.8, $1.9, and $3.5 during 2019, 2018, and 2017, respectively, related to Merisant, and $0.8, $4.5 and $3.7 during 2019, 2018, and 2017, respectively, related to Mafco Worldwide, which are recorded in restructuring and other non-recurring expenses on the accompanying combined statements of operations.
Use of Estimates
The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
New Accounting Guidance
In February 2016, the FASB issued new guidance that will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The new guidance will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance will be effective for the Business in fiscal year 2021, with early adoption permitted. The Business is currently evaluating the adoption date and the effect that the updated standard will have on its combined financial statements and related disclosures.
In June 2016, the FASB issued new guidance, which was subsequently amended in November 2018, which will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. This new guidance further clarifies that impairment of receivables from operating leases should be accounted for

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

in accordance with existing lease accounting guidance. This guidance will be effective for the Business in fiscal year 2023. The Business is currently evaluating the effect that the new guidance will have on its combined financial statements and related disclosures.
In February 2018, the FASB issued new guidance, which was issued to address the income tax accounting treatment of the stranded tax effects within other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017, which changed the Business’ income tax rate from 35% to 21%. This new guidance changed US GAAP whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The amendments may be adopted in total or in part using a full retrospective or modified retrospective method. The amendments are effective for periods beginning after December 15, 2018. Early adoption is permitted. On January 1, 2019, the Business elected to adopt this standard on a full retrospective approach and reclassified $2.1 from AOCI to net parent investment.
In December 2019, the FASB issued new guidance that enhances and simplifies various aspects of the income tax accounting guidance in U.S. GAAP. This standard is effective for annual periods and interim periods beginning after December 15, 2020, with early adoption permitted. As of December 31, 2019, the Business has not adopted this guidance; however, the adoption is not expected to have a material impact on the Business’ combined financial statements.
Subsequent Events
The Business evaluated subsequent events through the date the financial statements were issued. All events that had a material impact on the Business’ financial statements are disclosed in the notes to the combined financial statements.
The outbreak of the COVID-19 coronavirus has been declared a pandemic by the World Health Organization and continues to spread across many of the countries in which the Business operates. The Business is following the guidelines provided by the various governmental entities in the jurisdictions where it operates and is taking additional measures to protect its employees. The Business is executing a comprehensive set of actions to prudently manage its resources, while ensuring continued product supply to its customers. While the Business is currently experiencing relatively stable consumer and customer demand for its products and has no supply disruptions, potential impacts from COVID-19 could be considered triggering events that may require us to perform impairment assessments of goodwill and other intangible assets in fiscal 2020, and those impairments could be material.
3.   Relationship with Flavors and Related Entities and Allocations
The Business maintains its own office space and manufacturing facilities, its own infrastructure for management, sales, general and administrative, finance and accounting, treasury, legal, human resources and information systems, as well as its own employee benefit plans.
In the normal course of operations, the Business transfers excess cash from its bank accounts to Flavors, which is accounted for within net parent investment.
Receivables and payables between the Business and Flavors have been accounted for through the net parent investment account in the combined financial statements.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

4.   Inventories
Inventories consisted of the following:
	December 31
	2019	2018
Raw materials and supplies	$89.6	$87.2
Work in process	0.4	0.5
Finished goods	31.1	35.8
	$121.1	$123.5
5.   Property and Equipment
Property, plant, and equipment consisted of the following:
	December 31
	2019	2018
Machinery, equipment and other	$50.1	$48.1
Land, land rights, buildings and building improvements	25.1	24.1
Construction in progress	0.6	1.0
	75.8	73.2
Accumulated depreciation	(55.4)	(53.5)
	$20.4	$19.7
During 2017, the Business disposed of certain machinery and equipment from a manufacturing facility in Manteno, Illinois that was closed in 2016 for cash proceeds of $2.4, which resulted in no gain or loss. During 2018, the Business disposed of the Manteno property that had been classified as assets held for sale as of December 31, 2017, for cash proceeds of $1.9, which resulted in a loss of $0.5.
6.   Intangible Assets and Goodwill
Intangible assets, net consisted of the following:
	December 31
	2019			2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Indefinite-lived:
Product formulations	$109.9	$—	$109.9	$109.9	$—	$109.9
Definite-lived:
Customer relationships	$105.0	$(38.8)	$66.2	$105.0	$(31.9)	$73.1
Tradenames	95.1	(19.9)	75.2	95.1	(16.1)	79.0
	$310.0	$(58.7)	$251.3	$310.0	$(48.0)	$262.0
There continues to be no foreseeable limit on the period of time over which the product formulations are expected to contribute to the cash flows of the Business. Therefore, the Business continues to assign an indefinite useful life to the product formulations.
The acquired customer relationships have a useful life of 19 years and the tradenames have a useful life of 25 years.Amortization expense related to intangible assets for 2019, 2018 and 2017 was $10.7, $11.1 and

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

$11.1, respectively. The estimated annual aggregate amortization expense for the next five succeeding fiscal years is expected to be $10.1, $10.1, $9.6, $9.2 and $9.2, respectively.
There was no change in the carrying amount of goodwill during 2019 and 2018.
7.   Accumulated Other Comprehensive Loss
The following table displays the change in the components of accumulated other comprehensive loss, net of tax, which are included in net parent investment on the accompanying combined balance sheets:
	Net Currency Translation Gains (Losses)	Funded Status of Benefit Plans	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2016	$(0.9)	$(12.5)	$(13.4)
Foreign currency translation adjustments	5.9	—	5.9
Net change in pension benefit obligation	—	1.3	1.3
Net current-period other comprehensive income	5.9	1.3	7.2
Balance at December 31, 2017	$5.0	$(11.2)	$(6.2)
Foreign currency translation adjustments	(0.6)	—	(0.6)
Net change in pension benefit obligation	—	0.7	0.7
Net current-period other comprehensive income	(0.6)	0.7	0.1
Balance at December 31, 2018	4.4	(10.5)	(6.1)
Foreign currency translation adjustments	(1.5)	—	(1.5)
Net change in pension benefit obligation	—	(0.5)	(0.5)
Net current-period other comprehensive income	(1.5)	(0.5)	(2.0)
Balance at December 31, 2019	$2.9	$(11.0)	$(8.1)
Gains and losses deferred in net parent investment are reclassified and recognized in the combined statements of operations when they are realized. Amounts of income (expense) reclassified from net parent investment are as follows:
Component	Line Items Affected by Reclassifications from Net Parent Investment in the Combined Statements of Operations	Expense Reclassified for the Years Ended December 31,
		2019	2017	2018
Funded Status of Benefit Plans	Cost of goods sold	$(0.5)	$(0.4)	$(0.5)
	Selling, general and administrative expenses	(1.0)	(0.6)	(0.7)
		$(1.5)	$(1.0)	$(1.2)
8.   Employee Benefit Plans and Defined Benefit Pension Plans
Certain current and former employees of the Business are covered under a funded defined benefit retirement plan. Plan provisions covering certain of the Business’ salaried employees generally provide pension benefits based on years of service and compensation. Plan provisions covering the Business’ union

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

members generally provide stated benefits for each year of credited service. The Business’ funding policy is to contribute annually the statutory required amount as actuarially determined. The Business uses December 31 as a measurement date for the plan. The Business froze the pension plan on December 31, 2019.
The following table reconciles the funded status of the Business’ funded defined benefit pension plan as of December 31, 2019 and 2018:
	December 31
	2019	2018
Accumulated benefit obligation	$28.8	$24.0
Changes in projected benefit obligation:
Projected benefit obligation at beginning of year	$26.1	$28.0
Service cost	0.6	0.8
Interest cost	1.1	1.0
Liability gain due to curtailment	(2.5)	—
Actuarial loss (gain)	4.2	(2.0)
Benefits paid	(0.7)	(1.7)
Projected benefit obligation at end of year	28.8	26.1
Change in plan assets:
Fair value of assets at beginning of year	25.8	29.4
Actual returns on plan assets	5.1	(1.9)
Benefits paid	(0.7)	(1.7)
Fair value of assets at end of year	30.2	25.8
Net pension asset (liability)	$1.4	$(0.3)
The net pension asset in the table above is included in other assets on the accompanying consolidated balance sheet as of December 31, 2019. The net pension liability in the table above is included in other liabilities on the accompanying combined balance sheet as of December 31, 2018.
Net amounts recognized in accumulated other comprehensive loss at December 31, 2019, which have not yet been recognized as a component of net periodic pension expense for the Business’ funded defined benefit pension plan, are as follows:
December 31 2019
Prior service cost	$—
Net actuarial loss	9.3
$9.3

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

The components of the changes in unrecognized amounts included in pension obligation, net in other comprehensive income for the Business’ funded defined benefit pension plan were as follows:
	Years Ended December 31
	2019	2018	2017
Net actuarial (gain) loss	$(1.9)	$1.4	$(0.3)
Prior service credit	(0.3)	—	0.1
Amortization of prior service costs	(0.1)	(0.1)	(0.1)
Amortization of actuarial loss	(1.1)	(1.0)	(1.2)
Total (gain) loss recognized in other comprehensive income	$(3.4)	$0.3	$(1.5)
The total prior service cost and actuarial loss included in accumulated other comprehensive loss and expected to be recognized as an increase to net periodic pension expense during 2020 for the Business’ funded defined benefit pension plan is nil and $0.2, respectively.
The components of net periodic pension expense for the Business’ funded defined benefit pension plan are as follows:
	Years Ended December 31
	2019	2018	2017
Service cost	$(0.6)	$(0.8)	$(0.8)
Interest cost	(1.1)	(1.0)	(1.0)
Expected return on plan assets	1.5	1.5	1.5
Amortization of prior service costs	(0.1)	(0.1)	(0.1)
Settlement/Curtailment expense	(0.3)	—	—
Amortization of net actuarial loss	(1.1)	(1.0)	(1.2)
Net periodic pension expense	$(1.7)	$(1.4)	$(1.6)
Net periodic benefit costs are reflected in the Company’s Combined Financial Statements as follows for the period presented:
	Years Ended December 31
	2019	2018	2017
Net periodic benefit cost:
Cost of Goods Sold	$0.4	$0.5	$0.6
Selling, general and administrative expense	1.3	0.9	1.0
Total net periodic benefit cost	$1.7	$1.4	$1.6
Contributions
The Business currently does not expect to make contributions to its funded defined benefit pension plan in 2020 due to the overfunded status and the December 31, 2019 plan freeze.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

Benefit Payments
The projected benefit payments for the funded defined benefit pension plan are as follows:
2020	$0.8
2021	0.9
2022	1.3
2023	1.2
2024	1.4
2025 – 2029	7.2
In addition to the amounts shown above, the Business has an unfunded supplemental benefit plan to provide certain salaried employees with additional retirement benefits due to limitations established by U.S. income tax regulation. The projected benefit obligation for this plan was $8.4 and $7.4 at December 31, 2019 and 2018, respectively. The projected benefit obligation reflected on the combined balance sheet at December 31, 2019 includes a current liability of $0.4 and a non-current liability of $8.0. The projected benefit obligation reflected on the combined balance sheet at December 31, 2018 includes a current liability of $0.3 and a non-current liability of $7.1. Net loss recognized in accumulated other comprehensive loss at December 31, 2019 and 2018, which has not yet been recognized as a component of net periodic pension cost for the Business’ unfunded plan was $2.9 and $2.2, respectively. The components of the change in other comprehensive loss recognized for this plan was a loss of $0.7 in 2019 in part due to an actuarial loss of $0.9. The components of the change in other comprehensive loss recognized for this plan was a gain of $0.2 in 2018 in part due to amortization of $0.3. The net loss included in accumulated other comprehensive loss and expected to be recognized in net periodic pension cost during 2020 is $0.3. The net periodic pension cost recognized for this plan was $0.6, $0.7, and $0.5 for 2019, 2018, and 2017, respectively. Benefit payments are projected to be $0.4 in 2020, $0.4 in each of 2021 through 2024 and a total of $2.5 for years 2025 to 2029.
Assumptions
The following assumptions were used to determine the benefit obligation at year end and net periodic benefit cost during the year for the Business’ funded defined benefit pension plan:
	December 31
	2019	2018	2017
Weighted-average assumptions used to determine benefit obligation at year end:
Discount rate	3.25%	4.25%	3.75%
Rate of compensation increase	—	3.50%	3.50%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.25%	3.75%	4.25%
Expected long-term rate of return on plan assets	5.75%	5.25%	5.75%
Rate of compensation increase	3.50%	3.50%	3.50%

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

The following assumptions were used to determine the benefit obligation at year end and net periodic benefit cost during the year for the Business’ unfunded supplemental defined benefit pension plan:
	December 31
	2019	2018	2017
Weighted-average assumptions used to determine benefit obligation at year end:
Discount rate	3.25%	4.25%	3.50%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.25%	3.50%	4.00%
Rate of compensation increase	3.50%	3.50%	3.50%
The Business bases the discount rate assumption on current investment yields of high quality fixed income investments during the retirement benefits maturity period. The rate of increase in future compensation assumptions reflects the Business’ long-term actual experience and future and near-term outlook.
The Business considers a number of factors to determine its expected rates of return on the assets in its plan, including, without limitation, historical performance of the plan assets, investment style, asset allocations and other third-party studies and surveys. The Business considered the plan portfolio’s asset allocation over a variety of time periods and compared them with third-party studies and reviewed performance of the capital markets in recent years and other factors and advice from various third parties, such as the pension plan’s advisors, investment managers and actuaries. While the Business considered recent performance and the historical performance of its plan assets, the Business’ assumptions are based primarily on its estimates of long-term, prospective rates of return. Differences between actual and expected asset returns are recognized in the net periodic benefit cost over the remaining service period of the active participating employees.
Investment Policies
The investment committee for the Business’ plan has adopted (and revises from time to time) investment policies with the objective of meeting and exceeding over time, the expected long-term rate of return on plan assets assumptions, weighted against a reasonable risk level and considering the appropriate liquidity levels. In connection with this objective, the investment committee retains a professional investment consultant as an advisor. Based upon the investment consultant’s advice, in 2019 and 2018 the plan’s assets were mainly invested in mutual funds, common and collective funds, corporate bonds, government bonds, private equity funds, as well as a real estate fund in 2019, in order to achieve the Business’ goals to enhance the expected returns of its investments together with their liquidity and protect the plan’s funded status.
The plan currently has the following target ranges for these asset classes as shown below. The ranges are intended to allow flexibility for allocating assets and rebalancing as needed depending on changes in market values and the investment environment. The strategy utilized is regularly reviewed by the plan’s investment committee, which may decide to make adjustments to the allocations when allocations fall outside the asset class range.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

Target Ranges
Asset classes:
Cash equivalents and other	0% – 17%
Fixed income securities	45% – 100%
Equity securities	0% – 28%
Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly traded debt securities, domestic and international Treasury issues, corporate debt securities, government agencies debt securities, and mortgage-backed and asset-backed issues. Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly traded securities ranging from small- to large-capitalization stocks and domestic and international stocks. Within the cash equivalents and other asset class, the investment policy provides for investments in cash and cash equivalents as well as hedge fund, real estate and other investments as approved by the plan’s investment committee.
Fair Value Measurement of Pension Plan Assets
As of December 31, 2019, the fair values of the Business’ pension plan investments using the three-tier fair value hierarchy described in Note 2 are outlined in the following table. In addition, as of December 31, 2019, the Business’ pension plan had investments in collective trusts of $5.0, investments in private equity funds of $1.7 and investments in real estate funds of $2.1.
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$0.4	$0.4	$—	$—
Mutual funds	5.5	5.0	0.5	—
U.S. Government securities	2.7	—	2.7	—
Municipal/provincial bonds	0.3	—	0.3	—
Corporate bonds	12.5	—	12.5	—
Total investments	$21.4	$5.4	$16.0	$—
As of December 31, 2018, the fair values of the Business’ pension plan investments using the three-tier fair value hierarchy described in Note 2 are outlined in the following table. In addition, as of December 31, 2018, the Company’s pension plan had investments in collective trusts of $4.5 and investments in private equity funds of $1.5.
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$0.4	$0.4	$—	$—
Mutual funds	5.6	5.6	—	—
U.S. Government securities	2.5	—	2.5	—
Municipal/provincial bonds	0.3	—	0.3	—
Corporate bonds	11.0	—	11.0	—
Total investments	$19.8	$6.0	$13.8	$—
Cash and cash equivalents are stated at cost, which approximates fair market value. Mutual funds are valued at their net asset value quoted in active markets. Common and collective funds, as well as investments in private equity funds, are valued at net asset value as reported by the fund administrator. Within mutual funds and common and collective funds, the assets are invested in a broad range of publicly traded equity securities and publicly traded debt securities ranging from domestic and international Treasury issues, corporate debt securities, government agencies debt securities and mortgage-backed and

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

asset-backed issues, in accordance with the plan’s investment policies. Corporate and government bonds are generally valued on the basis of evaluated bids furnished by a pricing service, which determines valuations for normal, institutional size-trading units of such securities using market information, transactions for comparable securities and various relationships between securities. Exchange traded funds, which are investment portfolios that hold a collection of marketable securities designed to track the performance of a specific index (like the S&P 500), are valued at the market price quoted on the particular stock exchange where they are traded. There were no transfers between levels within the three-tier fair value hierarchy in 2019 and 2018.
The Business also participates in certain state-sponsored defined benefit plans covering certain non-U.S. employees with total net liabilities of $2.8 and $1.7 as of December 31, 2019 and 2018, respectively. The primary state-sponsored plan relates to Merisant employees in Switzerland and France, which had a pension benefit obligation of $5.6 and plan assets $2.8 as of December 31, 2019 and a pension benefit obligation of $4.2 and plan assets $2.5 as of December 31, 2018, along with net periodic pension cost of $0.3, $0.5 and $0.5 in the year ended December 31, 2019, 2018 and 2017, respectively.
9.   Defined Contribution Pension Plan
The Business has two defined contribution 401(k) plans covering certain eligible domestic employees, as defined by the plans. The plans provide for certain employer matching contributions. Contributions to the plans totaled $0.3 in 2019 and 2018, respectively, and $0.4 in 2017.
10.   Income Taxes
Income taxes are presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the Business’ income taxes are computed and reported herein under the separate return method. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g. net operating loss carryforwards, which were actually reflected in Flavors’ consolidated financial statements may or may not exist at the stand-alone Business level.
The combined financial statements reflect the Business’ portion of income taxes currently payable as if the Business had been a separate taxpayer. In the combined statements of cash flows, such amounts have been deemed remitted to the relevant taxing jurisdictions or Flavors in instances where the Business is included with Flavors in a consolidated or combined tax return.
The Business’ provision for income taxes consists of U.S., state and local and foreign taxes. The Business has significant operations in various locations outside the U.S. The income tax rate is a composite rate reflecting earnings in the various locations and the applicable tax rates. Information pertaining to the Business’ income before income taxes and the applicable provision for income taxes is as follows:
	Years Ended December 31
	2019	2018	2017
Income (loss) before income taxes:
Domestic	$10.9	$(6.0)	(9.8)
Foreign	17.5	32.2	24.7
Total income before income taxes	$28.4	$26.2	14.9

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

	Years Ended December 31
	2019	2018	2017
(Benefit) provision for income taxes:
Current:
Federal	$1.9	$4.8	0.1
State and local	0.2	0.1	0.1
Foreign	5.9	6.4	4.4
	8.0	11.3	4.6
Deferred:
Federal	(1.8)	(5.1)	(15.4)
State and local	0.3	(1.0)	(0.6)
Foreign	(9.0)	0.1	1.2
	(10.5)	(6.0)	(14.8)
Total (benefit) provision for income taxes	$(2.5)	$5.3	(10.2)

The (benefit) provision for income taxes varies from the current statutory federal income tax rate as follows:
	Years Ended December 31
	2019	2018	2017
Tax provision at federal statutory rate	$5.9	$5.5	5.2
State and local taxes	0.4	(0.9)	(0.2)
Foreign rate differential	0.7	1.5	(3.2)
Change in tax rates	(2.2)	(0.1)	(3.0)
Changes in uncertain tax positions	0.1	(0.1)	(0.8)
Change in valuation allowance	0.6	(2.0)	0.2
Impact of U.S. tax reform	—	—	(8.8)
Impact of Luxembourg restructuring	(6.4)	—	—
U.S. effects of international operations	3.1	6.1	3.6
Tax credits	(5.2)	(5.5)	(4.9)
Other	0.5	0.8	1.7
Total (benefit) provision for income taxes	$(2.5)	$5.3	(10.2)
During the year ended December 31, 2019, the Company recorded an income tax benefit of $6.4 related to Luxembourg deferred tax liabilities that were eliminated in connection with the internal restructuring and formal liquidation of its Luxembourg legal entity.
On December 22, 2017, the U.S. government enacted comprehensive tax reform commonly referred to as the Tax Cuts and Jobs Act (“TCJA”). Under ASC 740, Income Taxes, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. The TCJA made broad and complex changes to the U.S. tax code, including, but not limited to: (1) reduction of the U.S. federal corporate tax rate from 35% to 21%; (2) changed rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (3) permits bonus depreciation that will allow for full expensing of qualified property; (4) created a new limitation on deductible interest expense to 30% of tax adjusted EBITDA through 2021 and then 30% of tax adjusted EBIT thereafter;

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

(5) eliminated the corporate alternative minimum tax; (6) allows for unused alternative minimum tax credit carryovers to be refunded over a period of time or available to offset any future federal tax liabilities; (7) created a one-time transition tax related to the transition of U.S. international tax from a worldwide tax system to a territorial tax system and (8) made additional changes to the U.S. international tax rules including imposing a minimum tax on global intangible low taxed income (“GILTI”) and other base erosion anti-abuse provisions.
In response to the TCJA, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provided guidance on accounting for the tax effects of TCJA. The Financial Accounting Standards Board (“FASB”) has indicated that private companies may also apply SAB 118 guidance, which the Business adopted. The purpose of SAB 118 was to address any uncertainty or diversity of view in applying ASC 740 in the reporting period in which the TCJA was enacted. In addition, SAB 118 provides a measurement period that should not extend beyond one year from the TCJA enactment date for companies to complete the accounting under ASC 740. For the year ended December 31, 2017, the Business recorded a decrease in its deferred tax assets and liabilities of $17.7 related to the re-measurement of the deferred tax assets and liabilities at the reduced U.S. federal tax rate of 21%. The Business recorded an amount for the one-time transition tax liability for all of its foreign subsidiaries resulting in an income tax expense of $8.9 in 2017, which was fully offset by foreign tax credits. During the year ended December 31, 2018, the Business finalized the accounting for the tax effects of TCJA with no material changes to the provisional amounts recorded.
For the years ended December 31, 2019 and December 31, 2018, the Business is subject to current tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. The Business’ accounting policy is to treat the income tax due on U.S. inclusion of the GILTI provisions as a period expense when incurred.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

Significant components of the Business’ deferred tax assets and liabilities are as follows:
	December 31
	2019	2018
Deferred tax assets:
Accounts receivable	$0.7	$0.3
Accrued expenses	2.1	1.6
Inventory	4.1	2.0
Other assets	1.0	1.4
Deferred rent	0.4	0.5
Pension asset	1.8	1.9
Property, plant and equipment	0.9	1.1
U.S. and foreign net operating losses	15.0	15.6
Tax credits	2.3	3.3
Total deferred tax assets	28.3	27.7
Less valuation allowance	(12.4)	(11.9)
Net deferred tax assets	$15.9	$15.8
Deferred tax liabilities:
Intangible assets	(38.5)	(49.2)
Unremitted earnings	(1.2)	(1.3)
Other liabilities	(6.4)	(5.8)
Total deferred tax liabilities	(46.1)	(56.3)
Net deferred tax liability	$(30.2)	$(40.5)
At December 31, 2019 and 2018, the Business had $1.3 and $1.7, respectively, of deferred tax assets presented within other assets and deferred tax liabilities of $31.5 and $42.2, respectively, presented as deferred tax liabilities, net in the combined balance sheet.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the recoverability of its deferred tax assets within the jurisdiction from which they arise, management considers whether it is more likely than not (more than 50%) that some portion or all of the deferred tax assets will be realized. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income prior to the expiration of any net operating loss and tax credit carry forwards. The Business evaluates all positive and negative evidence when determining the amount of the net deferred tax assets that are more likely than not to be realized.
This evidence includes, but is not limited to, prior earnings history, reversal of existing taxable temporary differences, tax planning strategies and projected future taxable income. Significant weight is given to positive and negative evidence that is objectively verifiable. Based on prior earnings history, projected future taxable income, and objective evidence including reversal of existing taxable temporary differences, the Business has determined that its deferred tax assets are realizable on a more-likely-than not basis with the exception of certain state net operating loss carry forwards of $10.4 predominately related to Illinois, and $1.8 of net operating loss carry forwards and deferred tax assets in China, India, Luxembourg, and Mexico. The Business’ valuation allowance increased by $0.5 during 2019 and decreased by $1.9 during 2018.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

As of December 31, 2019, the Business had the following net operating loss carry forwards and tax credits which will expire if not utilized: $128.9 in Illinois state net operating losses expiring between 2020 and 2029, $2.3 of U.S. federal foreign tax credits expiring in varying amounts from 2024 through 2027, $0.8 in China net operating losses expiring between 2021 and 2024, $2.9 of net operating losses in India expiring between 2020 and 2027, $2.6 in Mexico net operating losses substantially expiring in 2025 and through 2029, and $1.8 of net operating losses in Luxembourg expiring in 2035 and 2036.
Notwithstanding the U.S. taxation of the deemed repatriated foreign earnings as a result of the one-time transition tax, the Business intends to continue to invest these earnings indefinitely outside the U.S. If these future earnings are repatriated to the U.S., or if the Business determines that such earnings will be remitted in the foreseeable future, the Business may be required to accrue U.S. deferred taxes (if any) and applicable withholding taxes. It is not practicable to estimate the tax impact of the reversal of the outside basis difference, or the repatriation of cash due to the complexity of its hypothetical calculation. As of December 31, 2019, and 2018, the Business has accrued withholding taxes for future remittances to its Switzerland and Hong Kong affiliates of $1.2 and $1.0, respectively.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, not including interest and penalties, is as follows:
	Year Ended December 31
	2019	2018
Balance as of January 1	$0.9	$1.5
Additions based on tax positions taken in the current year	—	0.1
Additions based on tax positions taken in prior years	—	—
Decreases based on tax positions taken in prior years	—	(0.2)
Settlements	(0.1)	(0.2)
Currency differences	0.1	(0.3)
Balance as of December 31	$0.9	$0.9
At December 31, 2019, the total $0.9 in the table above, if recognized, would reduce the Business’ annual effective tax rate. For the years ended December 31, 2019, 2018, and 2017, interest and penalties on unrecognized tax benefits were $0.1, $0.1, and nil, respectively. As of December 31, 2019 and 2018, total interest and penalties on unrecognized tax benefits was $0.9 and $0.8, respectively. The Business records both accrued interest and penalties related to income tax matters in the provision for income taxes in the accompanying combined statements of operations. The Business expects that approximately $0.3 of its unrecognized tax benefits will be recognized in the next 12 months as a result of lapse in statute of limitations.
The Business, and in some cases its affiliates, are subject to taxation in the U.S. and various state and foreign jurisdictions. The Business’ U.S. federal and state income tax periods are generally open to examination for the tax years 2015 through 2019. The Business’ French, Argentina, Luxembourg, and Swiss tax years 2015 through 2019 also remain open for examination. In addition, open tax years related to the Business’ other foreign jurisdictions remain subject to examination but are not considered material.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

11.   Commitments and Contingencies
The Business leases certain facilities and office equipment. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of December 31, 2019:
2020	$3.2
2021	2.8
2022	2.6
2023	2.4
2024	1.0
Thereafter	2.2
Less: sublease rental income	(3.7)
$10.5
Total operating lease rent expense for 2019, 2018 and 2017 was $5.2, $3.7 and $4.4, respectively.
The Business is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the business. The Business believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Business’ combined financial position or results of operations.
In addition, at December 31, 2019, the Business had obligations to purchase $12.6 million of raw materials through 2025, however, is unable to make reasonably reliable estimates of the timing of such payments.
12.   Transactions with Affiliates
The Business participates in MacAndrews’ directors and officer’s insurance program, which covers the Business along with MacAndrews and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. In 2019 and 2018 respectively, the Business reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which the Business believes is more favorable than the premiums that it could secure were it to secure its own coverage. The Business also participates in certain other insurance programs with MacAndrews under which it pays premiums directly to the insurance broker.
In March 2018, the Business entered into a revolving credit agreement with MacAndrews. This revolving credit facility, as amended, matures on January 3, 2022 and provides for maximum outstanding borrowings of up $9.0. The revolving credit facility is unsecured and bears interest at 3-month LIBOR plus 4.0% and provides for periodic interest payments with all principal due upon maturity. MacAndrews has the right to accept or reject any borrowing request made by the Business pursuant to this agreement in its sole discretion. Outstanding borrowings at December 31, 2019 and 2018 were $8.4 and $6.9, respectively, and the interest rate at December 31, 2019 and 2018 was 5.95% and 6.81%, respectively.
13.   Risks and Uncertainties
Significant Customers
The Business’ top 10 customers accounted for approximately 34%, 30% and 43% of the Business’ revenues in 2019, 2018 and 2017, respectively. The Business’ top 10 customers accounted for approximately 27% and 31% of accounts receivable, net on the accompanying combined balance sheets as of December 31, 2019 and 2018, respectively.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

Collective Bargaining Agreement
Mafco Worldwide is a party to a collective bargaining agreement with respect to certain of its employees at the Camden, New Jersey facility. Mafco Worldwide employees covered by the collective bargaining agreement were 5% of the Business’ labor force as of December 31, 2019. This agreement was in effect through 2019, and a new bargain unit agreement was signed on September 26, 2019 that is in force through September 26, 2021.
14.   Segment Data and Related Information
Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Business’ “Chief Executive Officer”) in deciding how to allocate resources and in assessing the Business’ performance. The Business has 5 operating segments: Mafco Worldwide, Merisant — North America, Merisant — Europe-Africa-Middle East, Merisant — Asia-Pacific and Merisant — Latin America geographic regions. Pursuant to accounting standards, the Business has aggregated the four Merisant operating segments into one reportable segment as they have similar economic characteristics, and the operating segments are similar in all of the following areas: (a) the nature of the products and services; (b) the nature of the production processes; (c) the type or class of customer for their products and services; (d) the methods used to distribute their products or provide their services; and (e) the nature of the regulatory environment.
The following table presents selected financial information relating to the Business’ reportable segments for the years ended December 31, 2019, 2018 and 2017:
	2019	2018	2017
Product revenues, net
Mafco Worldwide	$106.3	$117.2	$119.9
Merisant	165.9	173.8	168.1
Total Product revenues, net	272.2	291.0	288.0
Income (loss) before income taxes
Mafco Worldwide	19.5	19.8	22.4
Merisant	8.9	6.4	(7.5)
Total Income before income taxes	28.4	26.2	14.9
Depreciation expense
Mafco Worldwide	1.6	1.7	1.3
Merisant	1.4	1.9	2.1
Total Depreciation expense	3.0	3.6	3.4
Property, plant and equipment, net
Mafco Worldwide	15.2	13.9	13.4
Merisant	5.2	5.8	7.2
Total Property, plant and equipment, net	20.4	19.7	20.6
Capital Expenditures
Mafco Worldwide	3.1	2.5	1.6
Merisant	1.0	1.6	1.5
Total Capital expenditures	4.1	4.1	3.1

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)

The following table presents geographic information based upon revenues of the Business’ major geographic markets:
	2019	2018	2017
Geographic Information:
North America	$104.9	$104.0	$104.0
Europe, Middle East and Africa	105.6	119.3	117.4
Asia-Pacific	47.7	48.8	45.8
Latin America	14.0	18.9	20.8
Total Product Revenue, net	$272.2	$291.0	$288.0
The Business has a large and diverse customer base, which includes numerous customers located in foreign countries. No single unaffiliated customer accounted for more than 10% of total sales in any year during the past two years. With the exception of the United States and France, no one country represented more than 10% of the Company’s net sales. Long-lived assets are as follows:
	2019	2018	2017
Long-Lived Assets*
United States	$7.8	$6.9	$7.5
China	5.3	5.2	5.2
Czech Republic	3.3	3.6	3.6
France	3.1	2.9	3.0
Other Foreign Countries	1.0	1.1	1.3
Total	$20.5	$19.7	$20.6

*
Long-lived assets consist of property, plant and equipment, net.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Act II Global Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Act II Global Acquisition Corp. (the “Company”) as of December 31, 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2019.
New York, NY
March 30, 2020, except as to Note 7, as to which the date is May 8, 2020.

ACT II GLOBAL ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2019
ASSETS
Current assets
Cash	$1,005,831
Prepaid expenses	65,714
Total Current Assets	1,071,545
Security deposit	38,000
Marketable securities held in Trust Account	304,283,025
Total Assets	$305,392,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accrued expenses	$19,781
Total Current Liabilities	19,781
Deferred underwriting fees payable	11,280,000
Total Liabilities	11,299,781
Commitments (Note 6)
Ordinary shares subject to possible redemption, 28,502,357 shares at redemption value	289,092,780
Shareholders’ Equity
Preference shares, $0.0001 par value; 2,000,000 shares authorized, none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,497,643 shares issued and outstanding (excluding 28,502,357 shares subject to possible redemption)	150
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding	750
Additional paid in capital	1,066,965
Retained earnings	3,932,144
Total Shareholders’ Equity	5,000,009
Total Liabilities and Shareholders’ Equity	$305,392,570
The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
Operating costs	$350,881
Loss from operations	(350,881)
Other income:
Interest income	4,254,861
Unrealized gain on marketable securities held in Trust Account	28,164
Other income	4,283,025
Net Income	$3,932,144
Weighted average shares outstanding, basic and diluted(1)	8,410,915
Basic and diluted net loss per ordinary share(2)	$(0.02)

(1)
Excludes an aggregate of 28,502,357 shares subject to possible redemption at December 31, 2019 (see Note 7).

(2)
Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $4,069,302 for the year ended December 31, 2019 (see Note 2).

The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2019
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,503,750	750	24,250	—	25,000
Sale of 30,000,000 Units, net of underwriting discounts and offering expenses	30,000,000	3,000	—	—	283,382,645	—	283,385,645
Sale of 6,750,000 Private Placement Warrants	—	—	—	—	6,750,000	—	6,750,000
Forfeiture of Founder Shares	—	—	(3,750)	—	—	—	—
Ordinary shares subject to possible redemption	(28,502,357)	(2,850)	—	—	(289,089,930)	—	(289,092,780)
Net income	—	—	—	—	—	3,932,144	3,932,144
Balance – December 31, 2019	1,497,643	$150	7,500,000	$750	$1,066,965	$3,932,144	$5,000,009

The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2019
Cash Flows from Operating Activities:
Net income	$3,932,144
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,254,861)
Unrealized gain on marketable securities held in Trust Account	(28,164)
Changes in operating assets and liabilities:
Prepaid expenses	(65,714)
Accrued expenses	19,781
Net cash used in operating activities	(396,814)
Cash Flows from Investing Activities:
Security deposits	(38,000)
Investment of cash in Trust Account	(300,000,000)
Net cash used in investing activities	(300,038,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	294,780,000
Proceeds from sale of Private Placement Warrants	6,750,000
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Proceeds from promissory note – related party	274,178
Repayment of promissory note – related party	(274,178)
Payment of offering costs	(114,355)
Net cash provided by financing activities	301,440,645
Net Change in Cash	1,005,831
Cash – Beginning	—
Cash – Ending	$1,005,831
Non-Cash Investing and Financing Activities:
Initial classification of ordinary shares subject to possible redemption	$285,145,870
Change in value of ordinary shares subject to possible redemption	$3,946,910
Deferred underwriting fees	$11,280,000
The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Act II Global Acquisition Corp. (the “CompaZny”) is a blank check company incorporated as a Cayman Islands exempted company on August 16, 2018. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity for the period from January 1, 2019 (commencement of operations) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, the Company’s search for a target business with which to complete a Business Combination and activities in connection with the pending acquisition (see Note 7).
The registration statements for the Company’s Initial Public Offering were declared effective on April 25, 2019. On April 30, 2019, the Company consummated the Initial Public Offering of 30,000,000 units, inclusive of 3,900,000 units sold to the underwriters upon the election to partially exercise their over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units sold, the “public shares”) at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), and one-half of one warrant (the “Warrants”). Each whole warrant entitles the holder to purchase one Class A Share.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Act II Global Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 4.
Transaction costs amounted to $16,614,355, consisting of $5,220,000 of underwriting fees, $11,280,000 of deferred underwriting fees and $114,355 of other offering costs. The underwriters reimbursed the Company $470,000 at the closing of the Initial Public Offering for certain offering expenses, of which such amount was offset against other offering expenses and recorded as a credit to additional paid in capital. In addition, at December 31, 2019, $1,005,831 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on April 30, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of the Business Combination or (ii) the Company’s failure to consummate a Business Combination within the prescribed time.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Sponsor and any other shareholder of the Company prior to the consummation of the Initial Public Offering (collectively with the Sponsor, the “Initial Shareholders”) and the Company’s directors and officers will agree (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the initial Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.
The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination.
The NASDAQ rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.
If the Company has not completed a Business Combination by April 30, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined in Note 7) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination by April 24, 2021.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non -emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.
Marketable securities held in Trust Account
At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Ordinary shares subject to possible redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net loss per ordinary share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 21,750,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reconciliation of net loss per ordinary share
The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:
Year Ended December 31, 2019
Net income	$3,932,144
Less: Income attributable to ordinary shares subject to possible redemption	(4,069,302)
Adjusted net loss	$(137,158)
Weighted average shares outstanding, basic and diluted	8,410,915
Basic and diluted net loss per ordinary share	$(0.02)
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement”, approximates the carrying amounts recorded in the accompanying financial statements, primarily due to their short-term nature.
Recently issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, inclusive of 3,900,000 Units sold to the underwriters upon the election to partially exercise their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A Share and one-half of one Warrant. Each whole warrant entitles the holder to purchase one Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Class A Shares is at least $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3.   INITIAL PUBLIC OFFERING (Continued)

cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis; provided that an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
If the Company issues additional Class A shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,750,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for an aggregate purchase price of $6,750,000) from the Company. A portion of the proceeds from the sale of the Private Placement Warrants was placed into the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the Class A shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.
NOTE 5.   RELATED PARTY TRANSACTIONS
Promissory Note — Related Party
On February 13, 2019, the Company issued an unsecured promissory note to the Sponsor pursuant to which the Company could borrow up to $300,000 in the aggregate. The note was non-interest bearing and payable on the earlier to occur of (i) December 31, 2019 or (ii) the consummation of the Initial Public Offering. The borrowings outstanding under the note of $274,178 were repaid upon the consummation of the Initial Public Offering on April 30, 2019.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on April 25, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, it will pay an aggregate of $10,000 per month to the Sponsor for office space, administrative and support services. The Company’s

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5.   RELATED PARTY TRANSACTIONS (Continued)

Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on their behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of the Company. For the year ended December 31, 2019, the Company incurred $80,000 in fees for these services, of which $10,000 of such fees are included in accrued expenses in the accompanying balance sheet as of December 31, 2019.
Related Party Loans
In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor.
NOTE 6.   COMMITMENTS
Underwriting Agreement
The underwriters are entitled to deferred fees of $11,280,000. The deferred fees will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Lease Agreement
On December 20, 2019, the Company entered into a sub-lease agreement providing the Company with office space. The sub-lease provides that the Company’s occupancy begins January 2020 with monthly rental payments $19,000 commencing May 1, 2020. The sub-lease terminates on July 13, 2021.
NOTE 7.   PENDING ACQUISITION AND RELATED AGREEMENTS
Purchase Agreement
The Company is party to a purchase agreement dated December 19, 2019, as amended February 12, 2020 and May 8, 2020 (the “Agreement”), with Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), in connection with the proposed purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, the “Transferred Entities”). Subject to the terms and conditions of the Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (the “Transactions”), the Sellers will sell, convey, assign, transfer and deliver to the Company, and the Company will purchase, all of the issued and outstanding equity interests of the Transferred Entities and certain assets thereof, and assume certain

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7.   PENDING ACQUISITION AND RELATED AGREEMENTS (Continued)

liabilities included in the Transferred Assets and Liabilities (as defined in the Agreement), in each instance, free and clear of all liens (subject to certain exceptions set forth in the Agreement), in exchange, subject to the limitations set forth below, for the Cash Consideration and the Ordinary Shares Consideration (as defined below).
Subject to the terms and conditions set forth in the Agreement, at the Closing, the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”), plus or minus the Adjustment Amount (as defined in the Agreement) (the “Cash Consideration”), and (ii) that number of Class A ordinary shares of the Company (“Class A Ordinary Shares”) equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by the Company in accordance with the terms of the Agreement, divided by (B) the lowest per share price at which Class A Ordinary Shares are sold by the Company to any person from and after the date of the Agreement but prior to, at or in connection with the Closing (the “Ordinary Share Consideration”). The Agreement further provides the Company with the option, immediately prior to Closing, subject to certain conditions set forth in the Agreement and after (a) giving effect to the Private Placement (described below), any additional equity financing, and the Debt Financing (described below) and (b) taking into account all amounts held by the Company in trust, to reduce the Base Cash Consideration by the amount of funds necessary (up to $20,000,000) for the Company to pay (i) the Cash Consideration, (ii) any amounts paid in connection with the Warrant Amendment (described below), and (iii) the Transaction Costs (as defined in the Agreement) in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration.
In addition, the Agreement contemplates that immediately following the Closing, the Company’s sponsor, Act II Global LLC (the “Sponsor”), will place 2,000,000 Class A Ordinary Shares (which will be converted at Closing from Class B ordinary shares of the Company currently held by the Sponsor) (the “Escrowed Sponsor Shares”) into escrow, which will be held in escrow by the Company’s transfer agent. The Escrowed Sponsor Shares will be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a change in control of the Company, and (iii) 5-year anniversary of the Closing.
Debt Financing
On December 19, 2019, in connection with entering into the Agreement, the Company entered into a commitment letter (the “Commitment Letter”) with TD Securities (USA) LLC (“TDSL”), as left lead arranger and book runner, The Toronto-Dominion Bank, New York Branch (“TDNY”), and Toronto Dominion (Texas) LLC (“TDTX”) as administrative agent. Pursuant to the Commitment Letter, TDSL agreed to arrange and TDNY committed to provide the Company with (i) a senior secured term loan facility in the aggregate amount of up to $185,000,000 (the “Term Facility”) and (ii) a senior secured revolving credit facility of up to $50,000,000 (the “Revolving Facility,” and together with the Term Facility, the “Credit Facilities”). The proceeds of the Term Facility on the Closing Date (as defined in the Agreement) may be used (x) to fund the Transactions, and (y) to pay the fees, costs and expenses incurred in connection with the Transactions. Up to $5,000,000 of the proceeds of the Revolving Facility (which may be increased) may be used on the Closing Date for general corporate purposes and to backstop or replace letters of credit. The proceeds of the Revolving Facility after the Closing Date may be used for working capital and general corporate purposes, including for capital expenditures. The availability of the borrowings under the Credit Facilities is subject to the satisfaction of certain customary conditions, including the consummation of the Transactions.
Private Placement Transactions
In connection with the foregoing Agreement, on February 12, 2020, the Company entered into subscription agreements with certain investors (collectively, the “Private Placement Investors”) pursuant to

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7.   PENDING ACQUISITION AND RELATED AGREEMENTS (Continued)

which, among other things, such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, 7,500,000 of the Company’s Class A ordinary shares, par value $0.0001 (the “Ordinary Shares”), and warrants representing the right to purchase 2,631,750 Ordinary Shares (the “Warrants”) for gross proceeds of approximately $75,000,000 (the “Private Placement”). The Company granted certain customary registration rights to the Private Placement Investors. The Ordinary Shares and Warrants to be offered and sold in connection with the Private Placements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The Private Placement is contingent upon, among other things, the closing of the Transactions. The proceeds from the Private Placement will be used to fund a portion of the Aggregate Cash Obligations (as defined under the Agreement) for the Transactions. In connection with the above agreements, the Company has agreed to put forth a proposal to the Company’s public warrant holders to consider and vote upon an amendment (the “Warrant Amendment”) to the existing warrant agreement that governs all of the Company’s outstanding warrants to provide that, immediately prior to the Closing, (i) each of the Company’s outstanding warrants, which currently entitle the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the Private Placement warrants have waived their rights to receive such payment).
Sponsor Support Agreement
In connection with the Agreement, the Company, the Sponsor, and the Sellers entered into a Sponsor Support Agreement on December 19, 2019, as amended on February 12, 2020 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to certain covenants and agreements related to the Transactions, particularly with respect to taking supportive actions to consummate the Transactions and to designate two of the Sellers’ directors to the board of directors of the Company, to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under the Company’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Ordinary Shares. In accordance with the terms of the Sponsor Support Agreement, the Sponsor will forfeit (i) 3,000,000 Class B ordinary shares of the Company; and (ii) 6,750,000 warrants to purchase Class A Ordinary Shares at a price of $11.50 per share (the “Founder Warrants”) immediately following the Closing; and the Sponsor has waived any rights that it might otherwise have to receive any cash payment with respect to its Founder Warrants.
NOTE 8.   SHAREHOLDERS’ EQUITY
Preference Shares
The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At December 31, 2019, there were no preference shares issued or outstanding.
Ordinary Shares
The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Ordinary Shares”). Holders of the Ordinary Shares are entitled to one vote

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8.   SHAREHOLDERS’ EQUITY (Continued)

for each Ordinary Share; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time.
At December 31, 2019, there were 1,497,643 Class A Shares issued and outstanding, excluding 28,502,357 Class A Shares subject to possible redemption. At December 31, 2019, there were 7,500,000 Class B Shares issued and outstanding.
Founder Shares — On February 15, 2019, an aggregate of 2,875,000 Class B Shares (the “Founder Shares”) were sold to the Sponsor for an aggregate purchase price of $25,000. On April 4, 2019, the Company effected a share capitalization in the form of a share dividend of 2.5 shares for each Founder Share in issue, and on April 25, 2019, the Company effected a share capitalization in the form of a share dividend of 1.044 shares for each Founder Share in issue, resulting in the Sponsor holding an aggregate of 7,503,750 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividends. The 7,503,750 Founder Shares included an aggregate of up to 978,750 Founder Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters in order to maintain the Initial Shareholder’s ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option, 3,750 Founder Shares were forfeited and 975,000 Founder Shares are no longer subject to forfeiture.
The Founder Shares are identical to the Class A Shares included in the Units sold in the Initial Public Offering, except that the Founder Shares (i) have the voting rights described above, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein, (iv) certain registration rights. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 -trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$304,283,025
NOTE 10.   LEGAL PROCEEDINGS
From time to time, the Company is subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, the Company’s management does not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to the Company’s business or likely to result in a material adverse effect on the Company’s future operating results, financial condition or cash flows.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as disclosed in the notes to the consolidated financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A-1
PURCHASE AGREEMENT
by and among
FLAVORS HOLDINGS INC.,
MW HOLDINGS I LLC,
MW HOLDINGS III LLC,
MAFCO FOREIGN HOLDINGS, INC.
and
ACT II GLOBAL ACQUISITION CORP.

Dated as of December 19, 2019

A-1-i

A-1-ii

A-1-iii

A-1-iv

SCHEDULES AND EXHIBIT
Schedules
Schedule A	Sellers Disclosure Schedule
Schedule B	Purchaser Disclosure Schedule
Schedule C	Specified Tax Matters
Exhibit
Exhibit I	Form of Estimated Adjustment Statement
Exhibit II	Debt Commitment Letter
Exhibit III	Form of Investors Agreement
Exhibit IV	Form of Bill of Sale and Assignment
Exhibit V	Form of Escrow Agreement
A-1-v

PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”), dated as of December 19, 2019, is entered into by and among FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities,” and MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings”) and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), and Act II Global Acquisition Corp., a Cayman Islands exempted company (the “Purchaser”). Each of the Sellers and the Purchaser are herein referred to individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Sellers collectively will own, as of the Closing, directly or indirectly, all of the issued and outstanding capital stock (collectively, the “Transferred Equity Interests”) of MERISANT COMPANY, a Delaware corporation (“Merisant”), MERISANT LUXEMBOURG, Sarl, a Société à responsabilité limitée organized under the Laws of Luxembourg (“Merisant Luxembourg),” MAFCO WORLDWIDE LLC, a Delaware limited liability company (“Mafco Worldwide”), MAFCO SHANGHAI LLC, a Delaware limited liability company (“Mafco Shanghai”), EVD HOLDINGS LLC, a Delaware limited liability company (“EVD Holdings”), and MAFCO DEUTSCHLAND GmbH, a private limited company organized under the Laws of Germany (“Mafco Germany” and, collectively, the “Transferred Entities” and the Transferred Entities together with the direct and indirect Subsidiaries of the Transferred Entities, excluding any such entity transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to Closing, the “Acquired Companies”);
WHEREAS, the Acquired Companies are engaged in the business of the manufacture, supply, distribution and sale of aspartame, sucralose, saccharin and stevia branded tabletop sweeteners, licorice extracts and licorice derivatives, (such business, collectively, as conducted by the Acquired Companies on the date hereof, the “Business”);
WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers will sell and transfer to the Purchaser the Transferred Equity Interests, and the Purchaser will purchase and acquire from the Sellers the Transferred Equity Interests;
WHEREAS, the Purchaser is a Cayman Islands exempted company structured as a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, the Purchaser Board has (a) determined that it is in the best interests of the Purchaser for the Purchaser to enter into this Agreement and consummate the Transactions in accordance with the terms and conditions hereof and (b) approved the execution and delivery of this Agreement, the Purchaser’s performance of its obligations hereunder and the consummation of the Transactions in accordance with the terms and conditions hereof;
WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement and the Bill of Sale and Assignment, a form of which is attached hereto as Exhibit IV, it is intended that Mafco Foreign Holdings sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Mafco Foreign Holdings, for no additional consideration other than what is expressly contemplated hereunder, all of its right, title and interest in and to the assets and liabilities listed in Section 2.1 of the Sellers Disclosure Schedule (the “Transferred Assets and Liabilities”);
WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Purchaser Constitutional Documents and the Proxy Statement, the Purchaser shall provide an opportunity to the Purchaser Shareholders to have all or a portion of their Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Purchaser Constitutional Documents and the Proxy Statement in conjunction with obtaining approval from the Purchaser Shareholders for the Transactions (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Act II Sponsor LLC, a Delaware limited liability company (“Purchaser Sponsor”), and the Sellers have entered into a sponsor support agreement (the “Sponsor Support Agreement”); and
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WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1   Defined Terms.   For the purposes of this Agreement, the following terms shall have the following meanings:
“Action” means any action, lawsuit, arbitration, litigation, proceeding, complaint, citation, summons, subpoena, charge, claim, demand or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Amount” means an amount equal to, without duplication, (i) the difference of Mafco Net Working Capital as of immediately prior to the Closing (without giving effect to the Closing and the consummation of the Transactions), less the Mafco Target Working Capital Amount; provided that if such difference is greater than -$2,000,000 (negative two million dollars) and less than or equal to $2,000,000 (two million dollars), the amount provided in this clause (i) shall be $0 (zero dollars), plus (ii) the difference of Merisant Net Working Capital as of immediately prior to the Closing (without giving effect to the Closing and the consummation of the Transactions), less the Merisant Target Working Capital Amount; provided that if such difference is greater than -$1,000,000 (negative one million dollars) and less than or equal to $1,000,000 (one million dollars), the amount provided in this clause (ii) shall be $0 (zero dollars), plus (iii) Cash of the Acquired Companies on a combined basis as of immediately prior to the Closing (without giving effect to the Closing and the consummation of the Transactions), plus (iv) any Transaction Costs and amounts paid in accordance with Section 5.3(c), in each case paid by the Sellers prior to Closing, less (v) the absolute value of the aggregate amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing (other than with respect to clause (i) of the definition of Indebtedness, without giving effect to the Closing and the consummation of the Transactions), excluding any Indebtedness in the form of guarantees or other credit support of the Acquired Companies that are released at or prior to the Closing, in each case, applied on a basis consistent with the Transaction Accounting Principles.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, controls, is controlled by or is under common control with such Person; provided that, from and after the Closing, none of the Acquired Companies shall be considered an Affiliate of the Sellers or any of their Affiliates (or vice versa) but each Acquired Company shall be considered an Affiliate of the Purchaser. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
“Anti-Corruption Laws” means individually or collectively, any anti-bribery Laws that are applicable to the Acquired Companies, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.
“Balance Sheet” means the consolidated balance sheets of the Business as of September 30, 2019, such date being the “Balance Sheet Date.”
“Base Cash Consideration” means $450,000,000.
“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (ii) any other employee benefit plan, program, or arrangement, including any employment, retention, profit-sharing, bonus, share or stock option, stock purchase, restricted share or stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit; and (iii) all
A-1-2

other plans, employment contracts, directors’ appointment letters and offer letters, schemes, programs, agreements, commitments or arrangements providing money, services, property, or benefits, sponsored, maintained or contributed to by the Sellers, the Acquired Companies, or any ERISA Affiliate for the benefit of any employee, officer or director, with respect to which the Sellers, the Acquired Companies, or their ERISA Affiliates have any liability or would reasonably be expected to have liability.
“Bill of Sale and Assignment” means an agreement substantially in the form of the agreement in Exhibit IV.
“Business Benefit Plan” means any Benefit Plan solely sponsored (or entered into) by any Acquired Company.
“Business Combination” has the meaning set forth in the Prospectus.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York, New York are authorized or obligated by Law or executive order to remain closed.
“Business Employee” means an individual who is, immediately before the Closing, employed by any of the Acquired Companies (including those individuals who are on an approved leave of absence).
“Business Intellectual Property” means the Intellectual Property owned or licensed by the Acquired Companies and the Intellectual Property in the Transferred Assets and Liabilities.
“Cash” means as of any determination time, with respect to the Acquired Companies, the aggregate amount of the Acquired Companies’ cash and cash equivalents (including marketable securities, investment assets (including short term investments), bank deposits, deposits with third parties and credit card receivables) as of such time, plus receivables of the Acquired Companies from the U.S. Department of Treasury for import duty drawbacks. For the avoidance of doubt, “Cash” shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of any Acquired Company but not yet reflected as available in the accounts of such Acquired Company and (b) shall be reduced by any outstanding checks or debit transactions written or made against the accounts of any Acquired Company.
“Cash Consideration” means the Base Cash Consideration, plus the Adjustment Amount, if positive, less the absolute value of the Adjustment Amount, if negative.
“Change in Control” means a transaction or series of related transactions (a) with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, more than 50% of the total voting power or economic rights of the equity securities of the Purchaser (whether by merger, consolidation, sale, exchange, issuance, transfer, redemption, recapitalization, reorganization or otherwise); (b) involving a merger, consolidation, sale, exchange, issuance, transfer, redemption, recapitalization, reorganization, or other extraordinary transaction where the holders of the voting power or economic rights of the equity securities of the Purchaser immediately prior to such transaction or series of related transactions do not, directly or indirectly, hold more than 50% of the total voting power or economic rights, respectively, of the equity securities of the Purchaser immediately after such transaction or series of related transactions; or (c) as a result of which (i) the directors of the Purchaser immediately prior to such transaction or series of related transactions and (ii) directors nominated by or whose election was recommended or approved by a majority of the directors of the Purchaser immediately prior to such transaction do not constitute a majority of the board of directors of the Purchaser immediately after such transaction or series of related transactions.
“Change in Control Payments” means all change in control, transaction, retention and similar bonuses or payments, paid or payable by the Acquired Companies to any current or former directors, managers, officers or employees as a result of the Closing of the Transactions or the execution of this Agreement (excluding, for the avoidance of doubt, any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing but including any portions of any such retention payments paid or payable as a result of the Closing of the Transactions or the execution of this Agreement), including any deferred compensation, in each instance, plus the employer portion of any employment Taxes due in connection with any such payments, but excluding, for the avoidance of doubt, severance payments relating to a termination of employment following the Closing.
A-1-3

“Close Family Member” means, with respect to any Person, such Person’s (a) such Person’s spouse; (b) such Person and such spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; (c) the spouse of any Persons listed in subcategories (a) and (b); and (d) any other Person who shares the same household with such Person.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Combined Tax Return” means a Tax Return that includes at least one member of the Sellers Group as applicable, on the one hand, and at least one Acquired Company, on the other hand.
“Confidentiality Agreement” means the letter agreement dated June 4, 2019, by and between Flavors Holdings and the Purchaser.
“Consent” means any consent, waiver, approval, notification, license, permit, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person.
“Contract” means, with respect to any Person, any written agreement, contract, indenture, deed, note, bond, mortgage, lease, license, guarantee, purchase order, commitment, arrangement or undertaking, or other document or instrument, in each case, to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.
“Current Assets” means amounts of the same type as those specified under the caption “Current Assets” of the applicable Acquired Companies in the Financial Statements, calculated in accordance with the Transaction Accounting Principles; provided, that “Current Assets” shall not include any deferred Tax assets of any of the applicable Acquired Companies.
“Current Liabilities” means amounts of the same type as those specified under the caption “Current Liabilities” of the applicable Acquired Companies in the Financial Statements, calculated in accordance with the Transaction Accounting Principles, but excluding any Transaction Costs; provided, that “Current Liabilities” shall not include current Income Taxes and deferred Tax Liabilities of any of the applicable Acquired Companies.
“Domestication Organizational Documents” means the charter and bylaws of Purchaser following the Domestication.
“Environmental Law” means any applicable Law relating to the pollution, contamination or protection of the environment or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of, Hazardous Materials or public health and safety.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rulings and regulations thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.
“Escrow Agreement” means an agreement substantially in the form of the agreement in Exhibit V.
“EU Merger Regulation” means Council Regulation 139/2004 of the European Union, as amended.
“Existing Credit Agreements” means those certain (i) First Lien Credit Agreement, dated as of October 3, 2014, among Flavors Holdings, as borrower, PCT International Holdings Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent, as amended, restated, supplemented or otherwise modified prior to the date hereof and (ii) Second Lien Credit Agreement dated as of October 3, 2014, among Flavors Holdings, as borrower, PCT International Holdings Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.
“Food Products” means all food products of all types (whether branded or private label, finished food, work in process, or food ingredients) manufactured, processed or packaged by, or for, the Acquired Companies.
A-1-4

“Form S-4” means a registration statement on Form S-4 containing the Proxy Statement and prospectus with respect to the Transactions.
“Fraud” means actual fraud (as defined under Delaware common law) by a Person with respect to the making of the representations and warranties set forth in this Agreement or the Transactions.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied throughout the periods involved.
“Government Official” means (a) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (b) any candidate for public or political office; (c) any royal or ruling family member; or (d) any agent or representative of any of those Persons listed in subcategories (a) through (c).
“Governmental Entity” means any federal, state, local or foreign government, or any department, agency, or instrumentality of any government; any public international organization, any transnational governmental organization; any court of competent jurisdiction, arbitral, administrative agency, commission, or other governmental regulatory authority or quasi governmental authority, any political party; and any national securities exchange or national quotation system.
“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic or having a harmful effect on the environment or the health of man or any other living organism under applicable environmental Laws or the release of which is regulated under applicable environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.
“Indebtedness” means, as of any time of determination, with respect to the Acquired Companies on a combined basis and without duplication, all of the following, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise in respect of (a) indebtedness for borrowed money, including accrued and unpaid interest (excluding any ordinary course trade payables, accounts payable and any other Current Liabilities, in each instance, solely to the extent otherwise included in Current Liabilities in connection with the calculation of Net Working Capital); (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) any reimbursement obligations in respect of letters of credit solely to the extent drawn or called, performance bonds to the extent drawn or called and surety bonds to the extent drawn or called and similar obligations (excluding, in each case, obligations in respect of trade payables, in each instance, but solely to the extent otherwise included in Current Liabilities in connection with the calculation of Net Working Capital); (d) any payment obligations with respect to interest rate, currency or commodity derivative, hedging and other similar arrangements (valued at the termination value thereof at the time of determination); (e) all capital lease obligations as accounted for prior to the implementation of ASU 2016-02; (f) the Tax Liability Amount; (g) accrued and unpaid interest on any of the foregoing; (h) any prepayment or other similar premiums, costs, fees, expenses or penalties payable in the event such indebtedness is to be repaid or assumed on the Closing Date; (i) any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by an Acquired Company solely as a result of or in connection with the consummation of the Transactions; (j) any severance obligations (and any related post-termination obligations) payable by the Acquired Companies to any current or former director, manager, officer or employee whose employment has been terminated prior to Closing (including any COBRA or similar payments); (k) any Liability arising under any LTIP Agreements (as defined in the Sellers Disclosure Schedule) and all awards granted thereunder or annual bonus plan, in each case, that is accrued as of the Closing; (l) all Change in Control Payments; and (m) all guarantees of any of the obligations referred to in the foregoing clauses (a) through (l); provided that, Indebtedness shall not include any intercompany obligations solely owing by an Acquired Company to
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another Acquired Company (such obligations being “Intercompany Indebtedness”). For the purposes of this definition, the term “Acquired Companies” shall not include any Person transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to the Closing.
“Indemnified Taxes” means: (a) any Taxes of the Acquired Companies for any Pre-Closing Tax Period resulting from the Specified Tax Matter; (b) U.S. federal Income Taxes of the Acquired Companies for any Pre-Closing Tax Period; (c) all U.S. state Income Taxes imposed on any of the Acquired Companies that file an affiliated, combined, consolidated or unified Tax Return for U.S. state Income Tax purposes with any Seller or Affiliate of any Seller and, (d) to the extent not already covered by clauses (a) – (c) if this definition, Taxes of Sellers or any of their Affiliates (other than an Acquired Company) imposed on an Acquired Company as a result of any of the Acquired Companies being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law). Notwithstanding the foregoing, “Indemnified Taxes” shall exclude the following Taxes: (1) Taxes to the extent included in the computation of Net Working Capital or included in the computation of Indebtedness, in each case, as finally determined pursuant to Section 2.5; and (2) Taxes to the extent resulting from a breach by the Purchaser of any covenant in this Agreement.
“Intellectual Property” means all intellectual property and proprietary rights in any and all jurisdictions worldwide, including all trade names, trademarks and service marks, logos, designs, trade dress, slogans, business names, corporate names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing, patents, patent applications statutory invention registrations, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, patent rights, copyrights, whether domestic or foreign, mask works and designs, domain names, websites (as well as applications, registrations, renewals, certificates or the like for any of the foregoing), inventions, trade secrets and know-how, software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation), proprietary processes, software, and other industrial and intellectual property rights, including the goodwill relating thereto and the right to sue and collect damages for any past, present or future infringement of any of the foregoing.
“Intercompany Indebtedness” has the meaning set forth in the definition of “Indebtedness.”
“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts that has a Material Adverse Effect (but, for purposes of this definition, without giving effect to clause (b) of the definition of such term) and that was not known to the Purchaser Board on the date of this Agreement and did not result from a breach of this Agreement by the Purchaser, and does not relate to an alternative Business Combination.
“Investors Agreement” means an agreement substantially in the form of the agreement in Exhibit III.
“Key Business Employee” means any Business Employee whose annual base salary, as of the date of this Agreement, exceeds $250,000.
“Knowledge” means: (a) with respect to the Sellers, the actual knowledge, following reasonable inquiry, of the individuals set forth in Section 1.1(a) of the Sellers Disclosure Schedule; and (b) with respect to the Purchaser, the actual knowledge, following reasonable inquiry, of the individuals set forth in Section 1.1(a) of the Purchaser Disclosure Schedule.
“Law” means any national, federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, Order, arbitration award, requirement or approval of, or determination by, or interpretation or administration of, any of the foregoing by, any Governmental Entity, arbitrator or mediator, or any license or permit of any Governmental Entity.
“Liability” means any obligation, commitment, liability, or Indebtedness of any kind, character, description, or nature whatsoever whether known or unknown, absolute, contingent, accrued, matured or unmatured, determined or determinable, or otherwise.
“Liens” means all liens, pledges, charges, claims, security interests, restrictions on transfer, or other similar encumbrances.
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“Losses” means all losses, costs, charges, expenses, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, Taxes, claims, assessments or deficiencies, including reasonable attorneys’ fees.
“Mafco Net Working Capital” means the Net Working Capital of Mafco Worldwide, Mafco Shanghai, EVD Holdings, Mafco Germany and each of their direct and indirect Subsidiaries, excluding any such entity transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to Closing.
“Mafco Target Working Capital Amount” means the amount set forth as the “Mafco Target Working Capital Amount” in Exhibit I.
“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, condition or operations of the Business or the Acquired Companies, taken as a whole or (b) solely for the purposes of Section 3.10(b) and Section 8.2(a), the ability of the Sellers to consummate the Transactions on a timely basis; provided, however, no such event, occurrence, fact, condition, change or effect resulting or arising from or in connection with any of the following matters, shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining, whether there has been a Material Adverse Effect: (i) the execution, delivery, announcement or pendency of this Agreement and the Transactions (including as a result of the identities of the Parties and including the Loss (or threatened Loss) of any employee, supplier, distributor or customer or other commercial relationship resulting therefrom); (ii) any change generally affecting the industries in which the Business is conducted; (iii) any change generally affecting economic, market, business, regulatory or political conditions in any jurisdiction in which the Business operates, the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein; (iv) any change in global or national political conditions, including the outbreak or escalation of war or acts of terrorism (including cyberterrorism); (v) earthquakes, hurricanes, tsunamis, typhoons, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions, acts of God and other force majeure events; (vi) any change or proposed change in any Law or the interpretation thereof; (vii) any change or proposed change in GAAP (or local equivalents in the applicable jurisdiction); (viii) the failure to meet any internal or external revenue, earnings or other projections, forecasts or predictions (provided that this exception shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change or effect underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect), or (ix) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written Consent, of the Purchaser; provided that, with respect to clauses (ii), (iii), (iv), (v), (vi) and (vii), such event, occurrence, fact, condition, change or effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, change or effect if it materially disproportionately adversely affects the Business or the Acquired Companies, taken as whole, compared to other participants of a similar size operating in the industries in which the Business operates.
“Merisant Net Working Capital” means the Net Working Capital of Merisant, Merisant Luxembourg and each of their direct and indirect Subsidiaries, excluding any such entity transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to Closing.
“Merisant Target Working Capital Amount” means the amount set forth as the “Merisant Target Working Capital Amount” in Exhibit I.
“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) and 4001(a)(3) of ERISA).
“Net Working Capital” means for the applicable Acquired Companies, as of immediately prior to the Closing, (a) the sum of the Current Assets less (b) the sum of the Current Liabilities, in each case, calculated in accordance with the Transaction Accounting Principles.
“Non-U.S. Business Employees” means Business Employees whose primary work location is outside of the United States of America.
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“Non-U.S. Plan” has the meaning set forth in Section 1.2.
“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued or entered by, with, or under the supervision of, any Governmental Entity.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from Governmental Entities.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (c) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens not created by the Sellers or any of their Subsidiaries that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (h) Liens to be released at Closing; or (i) matters disclosed on Section 1.1(b) of the Sellers Disclosure Schedule.
“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period beginning before the Closing Date.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Purchase Price” means (a) the Cash Consideration, (b) the Purchaser Ordinary Shares Consideration, (c) the Tier 1 Consideration (subject to Section 2.6), (d) the Tier 2 Consideration (subject to Section 2.6), and (e) the Escrowed Seller Shares (subject to Section 5.22).
“Purchaser Board” means the board of directors of the Purchaser.
“Purchaser Constitutional Documents” means the Amended and Restated Memorandum and Articles of Association of the Purchaser dated April 25, 2019.
“Purchaser Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Purchaser to the Sellers in connection with this Agreement, attached hereto as Schedule B.
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“Purchaser Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the Purchaser (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement, including the obligation to pay the Purchase Price.
“Purchaser Ordinary Shares Consideration” means the number of Class A Ordinary Shares equal to the higher of (1) 6,000,000 or (2) the quotient of $60,000,000 divided by the lowest per share price at which Class A Ordinary Shares are sold by the Purchaser to any Person from and after the date hereof but prior to, at or in connection with the Closing.
“Purchaser Shareholder” means the holder of an issued and outstanding share of the Purchaser.
“Purchaser Shareholder Proposals” means, collectively, the following proposals to be voted upon at the Purchaser Extraordinary General Meeting: (1) approval and adoption of this Agreement and consummation of the Transactions; (2) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of equity interests of the Purchaser in connection with the consummation of the Transactions; (3) the approval of the Domestication and Domestication Organizational Documents; and (4) any other proposals the Parties deem necessary or desirable to consummate the Transactions. “Required Purchaser Shareholder Proposals” means the Purchaser Shareholder Proposals set forth in clauses (1), (2) and (3) above.
“Purchaser Shareholder Redemption Right” subject to the terms and conditions set forth in the Purchaser Constitutional Documents and the Proxy Statement, means the right of holders of the Class A Ordinary Shares to redeem all or a portion of their Class A Ordinary Shares upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Purchaser to pay certain Taxes, divided by (b) the number of the then-issued and outstanding Class A Ordinary Shares issued in connection with the IPO.
“Regulatory Law” means the HSR Act, the EU Merger Regulation, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger, acquisition or investment, or to protect the foreign investment, national security or the national economy of any nation.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including surface water, soil or groundwater.
“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants and other advisors and representatives.
““Required Information” shall mean: (A) the financial statements expressly set forth in clause (iv) of Paragraph 3 of Exhibit C of the Debt Commitment Letter (other than, for the avoidance of doubt, any financial statements described therein which only become deliverable pursuant thereto after the Inside Date has been completed); provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein will require the Sellers or their Affiliates to provide (or be deemed to require the Sellers or their Affiliates to prepare) any (1) description of all or any portion of the Debt Financing, (2) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (3) historical financial statements or other information required by Rule 3-03(e), Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Sellers’ reporting practices for the periods presented pursuant to clauses (A) and (B) above, (5) other information customarily excluded from a confidential information memoranda relating to a syndicated bank financing, (6) financial
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statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2017, (7) financial information that the Sellers do not maintain in the ordinary course of business, (8) information not reasonably available to the Sellers or their Affiliates under their respective current reporting systems, (9) any pro forma financial information, or (10) any projections.
“SEC” means the Securities and Exchange Commission.
“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.
“Secondary Trigger Event” means the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $15.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Earnout Period, (ii) a Change in Control, and (iii) the expiration of the Earnout Period.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sellers Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Sellers to the Purchaser in connection with this Agreement, attached hereto as Schedule A.
“Sellers Group” means Sellers and their respective Subsidiaries (other than the Acquired Companies).
“Specified Tax Matters” means any Taxes attributable to the items listed on Schedule C.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes.
“Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, share capital, transfer, registration, social security (or similar), Medicare, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value-added, unclaimed property, estimated, stamp, alternative or add-on minimum, environmental, customs or similar duties, withholding and any other tax, assessment, fee, levy or duty together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Benefit” means the Tax effect of any Tax Item that decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto or interest that would have been payable but for such item.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.
“Tax Liability Amount” means, without duplication hereunder or of any Taxes taken into account in the calculation of Net Working Capital (as finally determined pursuant to Section 2.5), the amount of the accrued and unpaid Tax liabilities, other than income Tax liabilities, of each of the Acquired Companies that would be reflected on the financial statements of the Acquired Companies in accordance with GAAP as a liability for Taxes for any Pre-Closing Tax Period, in each case, calculated (i) in a manner consistent with the past practice of the Acquired Companies, (ii) based on a closing of the books as of the Effective Time, (iii) without regard to any action taken by the Purchaser or its Affiliates (including, after the Closing,
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the Acquired Companies) on or after the Closing, (iv) taking into account current period Tax assets and liabilities, and (v) disregarding any (A) liabilities for accruals or reserves established or required to be established for contingent Taxes or with respect to uncertain Tax positions and (B) deferred Tax assets and liabilities.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Tier 1 Threshold Price” means $14.00 per share, which amount shall be reduced cumulatively by an amount equal to the difference of (i) for each 365-day period between the Closing Date and the end of the Earnout Period, (x) the sum of all per share cash dividend payments declared or paid on the Class A Ordinary Shares in such period or (y) $0.50, whichever is greater, and (ii) $0.50.
“Tier 2 Threshold Price” means $16.00 per share, which amount shall be reduced cumulatively by an amount equal to the difference of (i) for each 365-day period between the Closing Date and the end of the Earnout Period, (x) the sum of all any per share cash dividend payments declared or paid on the Class A Ordinary Shares in such period or (y) $0.50, whichever is greater, and (ii) $0.50.
“Transaction Costs” means all out-of-pocket third-party costs and expenses that were incurred by the Purchaser or the Sellers from and after July 21, 2019, through the Closing in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions, including costs, fees and expense of legal counsel and other Representatives but excluding any amounts contemplated by clause (i) of the definition of Indebtedness.
“Transactions” means the transactions contemplated by this Agreement.
“Trigger Event” means the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $13.50 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Earnout Period, (ii) a Change in Control, and (iii) the expiration of the Earnout Period.
“Trust Account” means that certain trust account at Continental Stock Transfer & Trust Company established by the Purchaser into which a portion of the proceeds received by the Purchaser from its IPO have been deposited for the benefit of the public Purchaser Shareholders.
“Trust Agreement” means the Investment Management Trust Agreement dated as of April 23, 2019, by and between the Purchaser and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.
“Willful Breach” means, with respect to a Party, a breach of any provision of this Agreement by such Party or any Affiliate of such Party that is the result of a willful or intentional act or failure to act by such Person that would reasonably be expected to result in a material breach hereof or thereof.
Section 1.2   Other Definitions.   The following terms shall have the meanings defined in the part of this Agreement indicated:
.pdf	Section 10.1
ACA	Section 3.20(g)
Acceleration Price	Section 2.6(e)
Acquired Companies	Recitals
Aggregate Cash Obligations	Section 4.15(e)
Agreement	Preamble
Alternate Financing	Section 5.14(a)
Business	Recitals
Business Insurance Policies	Section 3.13
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Change in Recommendation	Section 5.10(d)
Chosen Courts	Section 10.3(a)
Class A Ordinary Shares	Section 4.2
Class B Ordinary Shares	Section 4.2
Closing	Section 2.1
COBRA	Section 3.20(e)
Consultation Period	Section 2.5(d)
Current Policies	Section 5.17(c)
D&O Indemnified Persons	Section 5.17(a)
D&O Tail	Section 5.17(c)
Debt Commitment Letter	Section 4.15(a)
Debt Financing	Section 5.14(d)
Debt Providers	Section 4.15(a)
Designated Director	Section 2.8
Earnout Period	Section 2.6(a)
Earnout Shares	Section 2.6(d)
Enforceability Exceptions	Section 3.3(a)
Environmental Permit	Section 3.17(a)
Escrowed Seller Shares	Section 5.22
Estimated Adjustment Statement	Section 2.3
EVD Holdings	Recitals
FDCA	Section 3.16(b)
Final Adjustment Statement	Section 2.5(g)
Financing	Section 4.15(a)
Flavors Holdings	Preamble
Flavors Luxembourg	Recitals
Food Laws	Section 3.16(b)
FTC	Section 3.16(b)
Governmental Consents	Section 5.3(b)
Independent Accounting Firm	Section 2.5(e)
Initial Escrowed Sponsor Shares	Section 5.22
Insurance Costs	Section 5.6(a)(i)
IPO	Section 10.13
Leased Real Property	Section 3.11(b)
Leases	Section 3.11(b)
Mafco Foreign Holdings	Preamble
Mafco Germany	Recitals
Mafco Shanghai	Recitals
Mafco Worldwide	Recitals
Material Contract	Section 3.12(a)
Merisant	Recitals
Merisant Luxembourg	Recitals
MW Holdings Entities	Preamble
MW Holdings I	Preamble
NLRA	Section 3.21(a)
Non-U.S. Plan	Section 3.20(k)
Non-U.S. Business Employee	Section 6.5
Notice of Disagreement	Section 2.5(c)
OFAC	Section 3.25
Offer	Recitals
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Food Laws	Section 3.16(b)
OFPA	Section 3.16(b)
OSHA	Section 3.21(f)
Outside Date	Section 9.1(b)(i)
Owned Real Property	Section 3.11(a)
Party	Preamble
PBGC	Section 3.20(f)
Post-Closing Adjustment	Section 2.5(h)
Post-Closing Adjustment Statement	Section 2.5(a)
Pre-Closing Tax Return	Section 7.2(a)
Prospectus	Section 10.13
Proxy Statement	Section 5.10(a)
Purchase Price Allocation Schedule	Section 7.9(a)
Purchaser	Preamble
Purchaser Board Recommendation	Section 5.10(d)
Purchaser Extraordinary General Meeting	Section 5.10(c)
Purchaser SEC Documents	Section 4.3(a)
Purchaser Unit	Section 4.2
Purchaser Warrants	Section 4.2
Registered Intellectual Property	Section 3.19(a)
Related Parties	Section 3.15
Related Party	Section 5.15
Related Party Transactions	Section 3.26
Related-Party Contracts	Section 3.12(a)(xiii)
Released Claims	Section 10.13
Restricted Business	Section 5.9(a)
Reviewable Document	Section 5.21(a)
Secondary Escrowed Sponsor Shares	Section 5.22
Section 16	Section 5.16
Seller Released Parties	Section 5.15
Sellers	Preamble
Solvent	Section 4.16(a)
Sponsor Escrow	Section 5.22
Straddle Period Return	Section 7.2(b)
Super 8-K	Section 5.21(a)
Tax Preparer	Section 7.2(a)
Tier 1 Consideration	Section 2.6(b)
Tier 2 Consideration	Section 2.6(a)
Transaction Accounting Principles	Section 2.3
Transferred Assets and Liabilities	Recitals
Business Employee	Section 6.1
Transferred Entities	Recitals
Transferred Equity Interests	Recitals
Trust Amount	Section 4.4
USDA	Section 3.16(b)
VDA	Section 3.18(q)
Section 1.3   Interpretation; Absence of Presumption.
(a)   It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Sellers Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts, or
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higher or lower amounts, or the items so included, or other items, are or are not material, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Sellers Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Sellers Disclosure Schedule or Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.
(b)   For purposes of this Agreement, (i) the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references in this Agreement to Articles, Sections, Exhibits or Schedules shall be to an Article, Section, Exhibit, or Schedule of or to this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, unless otherwise specified or the context otherwise requires; (iii) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iv) the term “dollars” and the symbol “$” shall mean United States dollars or the equivalent in any other currency; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require; (vii) all references to any period of days (without explicit reference to “Business Days”) shall be deemed to be to the relevant number of calendar days unless otherwise specified, and, if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) the word “or” shall not be exclusive; (x) references to “written” or “in writing” include in electronic form; (xi) the phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement; (xii) except as otherwise specifically provided in this Agreement, any agreement defined or referred to herein means such agreement, as from time to time amended, supplemented or modified, including (A) by waiver or consent and (B) all attachments thereto and instruments incorporated therein; and (xiii) unless the context otherwise requires, references to any Person include references to such Person’s successors and permitted assigns. Whenever the phrase “made available” or other similar term is used herein, it shall mean the document available for viewing in the “Project Sweet” electronic data room hosted by IntraLinks, Inc., as that site existed as of 12:01 a.m. on the date of this Agreement.
(c)   This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 1.4   Headings.   The Section and Article headings contained in this Agreement and the Schedules or Exhibits hereto are inserted for convenience of reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. Without limiting the foregoing, the division of the Sellers Disclosure Schedule and Purchaser Disclosure Schedule into sections is for organization and convenience of reference only, and shall not limit the applicability of any disclosures therein except as expressly set forth in this Agreement.
Section 1.5   Schedules and Exhibits.   The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If any of the foregoing is a form of agreement, such agreement, when executed and delivered by the Parties thereto, shall constitute a document independent of this Agreement.
ARTICLE II
SALE AND PURCHASE
Section 2.1   Purchase and Sale.   Subject to the terms and conditions of this Agreement, at the closing of the Transactions (the “Closing”), the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser the Transferred Equity Interests and the assets included in the Transferred Assets and Liabilities free and clear of all Liens (other than restrictions arising under the Transferred Entities’ Organizational
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Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser), and the Purchaser shall purchase, acquire and accept the Transferred Equity Interests and the Transferred Assets and Liabilities, and assume and agree to discharge the Liabilities included in the Transferred Assets and Liabilities, in exchange for an amount equal to (subject to, without limitation, Section 2.6 and Section 5.22) the Purchase Price.
Section 2.2   Date and Place of Closing.   The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time or date as may be mutually agreed upon in writing by the Sellers and the Purchaser. The date on which the Closing occurs is referred to as the “Closing Date.”
Section 2.3   Estimated Adjustment.   No fewer than five (5) Business Days before the Closing Date, the Sellers shall cause the Transferred Entities to prepare and deliver to the Purchaser a statement setting forth its calculation of the estimate of the Adjustment Amount (the “Estimated Adjustment Statement”), substantially in the form of Exhibit I, together with all related work papers and supporting calculations or other materials reasonably requested by the Purchaser. The Estimated Adjustment Statement shall be prepared using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Sellers and the Acquired Companies in the preparation of the Financial Statements (including as described in footnote 2 to the Audited Financial Statements) and utilizing the line items set forth on Exhibit I, and, to the extent not addressed by the foregoing, in accordance with GAAP (the “Transaction Accounting Principles”). To the extent any financial statement to which this Agreement requires the application of the Transaction Accounting Principles is inconsistent with GAAP, the accounting principles, practices, procedures, policies and methods used in the preparation of the Financial Statements shall control. In any event, the Transaction Accounting Principles (i) shall be based on facts and circumstances as they exist prior to the Closing and (ii) shall follow the defined terms contained in this Agreement.
Section 2.4   Closing Actions.   At the Closing:
(a)   The Purchaser shall:
(i)   consummate the conversion of all issued and outstanding Class B Ordinary Shares held by the Purchaser Sponsor into Class A Ordinary Shares in accordance with the terms of the Purchaser Constitutional Documents; provided that the number of Class A Ordinary Shares to be issued in such conversion shall not exceed 7,500,000;
(ii)   pay to the Sellers, by wire transfer of immediately available funds to the account(s) specified in writing by the Sellers delivered to the Purchaser at least two (2) Business Days prior to the Closing, an aggregate amount equal to (A) the Base Cash Consideration, plus (B) the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if positive, or less (C) the absolute value of the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if negative;
(iii)   (A) issue to the accounts designated in writing prior to Closing by the Sellers the Purchaser Ordinary Shares Consideration, free and clear of all Liens (except Liens consisting of any restrictions on transfer generally arising under the applicable securities Laws), and (B) make appropriate book entries by updating the register of members of the Purchaser (in the names designated by the Sellers in writing prior to Closing) evidencing the issuance to the Sellers of the Purchaser Ordinary Shares Consideration; provided, however, in no instance shall the Purchaser have any obligation to issue any of the Purchaser Ordinary Shares Consideration to or in the name of any Person not signatory hereto;
(iv)   deliver to the Sellers a counterpart to the Investors Agreement, duly executed by the Purchaser;
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(v)   deliver to the Sellers the certificate contemplated by Section 8.3(d);
(vi)   deliver a certificate from an authorized officer of the Purchaser certifying that (i) the Purchaser has made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to the Purchaser for payment of the Aggregate Cash Obligations and (ii) there is no Action pending or threatened by any Person (not including the Sellers and their Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Purchaser Material Adverse Effect;
(vii)   deliver to the Sellers a counterpart of the Bill of Sale and Assignment, duly executed by the Purchaser; and
(viii)   deliver to the Sellers a counterpart of the Escrow Agreement, duly executed by the Purchaser.
(b)   The Sellers shall:
(i)   deliver, or cause to be delivered, to the Purchaser, to the extent that the Transferred Equity Interests are certificated, certificates evidencing such Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank and, in any case, other duly executed instruments of transfer as required to validly transfer title in and to all the Transferred Equity Interests in book-entry form free and clear of all Liens (other than any restrictions arising under the Transferred Entities’ Organizational Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser);
(ii)   deliver to the Purchaser a copy of the shareholders resolutions approving the Purchaser as a shareholder of Merisant Luxembourg;
(iii)   deliver to the Purchaser a copy of the notification letter sent by the Sellers to Merisant Luxembourg informing Merisant Luxembourg of the transfer of the Transferred Equity Interests from the Sellers to the Purchaser and requesting Merisant Luxembourg to record such transfer in the shareholders register of Merisant Luxembourg and to perform the necessary filing with the Luxembourg trade register, duly countersigned by Merisant Luxembourg for acknowledgment and acceptance;
(iv)   deliver to the Purchaser a copy of the shareholders register of Merisant Luxembourg recording the transfer of the Transferred Equity Interests to the Purchaser with effect as at the Closing Date;
(v)   deliver to the Purchaser the certificate contemplated by Section 8.2(c);
(vi)   deliver to the Purchaser a duly executed certificate of non-foreign status from the Sellers stating that in each case it is a United States Person within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);
(vii)   deliver to the Purchaser written resignations or evidence of removal (in each case, effective as of the Closing) of each corporate director or officer of the Acquired Companies in his or her capacity as such, in each case, other than as the Purchaser shall have requested in writing at least five (5) Business Days before the Closing Date;
(viii)   deliver to the Purchaser a counterpart to each of the Investors Agreement, duly executed by the Sellers;
(ix)   deliver to the Purchaser a counterpart of the Bill of Sale and Assignment, duly executed by the Sellers;
(x)   sell, convey, assign, transfer and deliver to the Purchaser the Transferred Assets and Liabilities and deliver any instruments of transfer necessary to evidence the transfer of Mafco Foreign Holdings’s right, title and interest in the Transferred Assets and Liabilities, pursuant to and in accordance with this Agreement duly executed by Mafco Foreign Holdings, to the extent applicable;
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(xi)   deliver to the Purchaser a counterpart to the Escrow Agreement, duly executed by the Sellers;
(xii)   copies of the payoff letters required by Section 5.20; and
(xiii)   deliver to the Purchaser such additional certificates, resolutions, instruments, agreements and affidavits as may be reasonably requested by the Purchaser or necessary for the completion of the Debt Financing as evidence that as of immediately prior to the Closing, the Sellers collectively own, directly or indirectly, all of the issued and outstanding equity interests of the Acquired Companies listed on Section 2.4(b)(xiii) of the Sellers Disclosure Schedule.
Section 2.5   Post-Closing Adjustment.
(a)   As promptly as practicable, but in any event within one hundred twenty (120) days following the Closing Date, the Purchaser shall deliver to the Sellers a statement setting forth its calculation of the Adjustment Amount (the “Post-Closing Adjustment Statement”), together with all related work papers and supporting calculations reasonably requested by the Sellers. The Post-Closing Adjustment Statement shall be prepared in accordance with the Transaction Accounting Principles. During the 120-day period following the Closing Date until the delivery by the Purchaser to the Sellers of the Post-Closing Adjustment Statement, the Purchaser and its Representatives respectively, shall be permitted to review the applicable books and records of the Acquired Companies, and the Sellers shall promptly as reasonably practicable make available employees and other Representatives of the Acquired Companies as reasonably necessary for the preparation of the Post-Closing Adjustment Statement; provided, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of the Sellers; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject.
(b)   During the thirty (30)-day period immediately after the delivery by the Purchaser to the Sellers of the Post-Closing Adjustment Statement (the “Review Period”), the Sellers and their respective Representatives shall be permitted to review the applicable supporting documents and work papers used in the preparation of the Post-Closing Adjustment Statement, and the Purchaser shall as promptly as reasonably practicable make reasonably available the individuals responsible for and knowledgeable about the information used in and necessary for the preparation of the Post-Closing Adjustment Statement to respond to the inquiries of, or requests for information (including any supporting documents used in preparing the Post-Closing Adjustment Statement) by, the Sellers or their respective Representatives; provided, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of the Purchaser or the Acquired Companies; provided further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject.
(c)   In the event that the Sellers do not agree with any of the information set forth on the Post-Closing Adjustment Statement, the Sellers shall notify the Purchaser of such disagreement in writing (the “Notice of Disagreement”) as promptly as practicable, and in any case on or before the expiration of the Review Period. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the amounts involved in such dispute. If the Sellers do not deliver a Notice of Disagreement to the Purchaser by the end of the Review Period, the Post-Closing Adjustment Statement shall be deemed to be final, including for purposes of Section 2.5(g).
(d)   During the fifteen (15)-day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), the Sellers and the Purchaser shall seek in good faith to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement. If, during the Consultation Period, such Parties reach an agreement with respect to all items in dispute as set forth in the Notice of Disagreement, such agreement shall be evidenced in writing and the Post-Closing Adjustment Statement shall be updated to reflect such resolutions and, as so updated, shall be deemed to be final, including for purposes of Section 2.5(g).
(e)   If, at the end of the Consultation Period, the Sellers and the Purchaser have been unable to resolve all differences that they may have with respect to the matters specified in the Notice of
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Disagreement, the Sellers and the Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with copies of the Post-Closing Adjustment Statement and Notice of Disagreement marked to indicate those line items that are not then in dispute) to Grant Thornton LLP, or another independent certified public accounting firm in the United States of good national reputation and mutually acceptable to the Sellers and the Purchaser (the “Independent Accounting Firm”). The Sellers and the Purchaser agree to cooperate with the Independent Accounting Firm during its resolution of the matters that remain in dispute as set forth and marked in the Notice of Disagreement (including by entering into a customary engagement letter with the Independent Accounting Firm); provided, however, that the accountants of the Sellers shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. The Sellers and the Purchaser shall instruct the Independent Accounting Firm, within fifteen (15) days after referral of the matter to such Independent Accounting Firm, to evaluate the appropriate amount of each line item in the Post-Closing Adjustment Statement as to which the Sellers and the Purchaser disagree (as set out and marked in the Notice of Disagreement submitted to the Independent Accounting Firm), acting as an expert and not as an arbitrator, of the appropriate amount with respect to each such line item and the resulting calculation of the Post-Closing Adjustment Statement in accordance with the Transaction Accounting Principles. In making such determination, the Independent Accounting Firm shall rely solely on the presentations and supporting material provided by the Sellers and the Purchaser, in each case, to the Independent Accounting Firm and the other Party, and not pursuant to any independent review, and the definitions and other applicable provisions of this Agreement. The Independent Accounting Firm shall not consider any issues other than those which remain in dispute between the Sellers and the Purchaser, as set forth and marked in the Notice of Disagreement submitted to the Independent Accounting Firm. The Independent Accounting Firm shall resolve each line item that remains in dispute by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations and supporting material provided by the Sellers and the Purchaser. Such determination of the Independent Accounting Firm shall be conclusive and binding upon the parties absent Fraud or manifest error. A copy of all materials submitted to the Independent Accounting Firm pursuant to this Section 2.5(e) shall be provided by the Sellers or the Purchaser, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. During such determination period, the Independent Accounting Firm also shall prepare a statement of the Adjustment Amount based upon all line items not disputed or resolved by the Parties and the amount of each line item determined by the Independent Accounting Firm in accordance with this Section 2.5(e), which statement, absent a showing of Fraud or manifest calculation error, shall be deemed to be final, including for purposes of Section 2.5(g). During the review by the Independent Accounting Firm, the Sellers and the Purchaser and their respective accountants and other Representatives will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.5(e); provided, however, that the accountants of the Sellers shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to fixing mathematical errors and determining whether any disputed determination of the Post-Closing Adjustment Statement properly submitted in accordance with the terms hereof was properly calculated in accordance with this Agreement, including the Transaction Accounting Principles. The Independent Accounting Firm is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Post-Closing Adjustment Statement or the Notice of Disagreement other than those matters that were properly submitted for resolution to the Independent Accounting Firm in accordance with the terms hereof, (B) any determination as to whether the Transaction Accounting Principles were followed with respect to the Financial Statements, (C) any determination as to whether
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the Target Working Capital Amount or the related calculations to the extent set forth in Exhibit I were properly calculated in accordance with the Transaction Accounting Principles, (D) any determination as to the accuracy of the representations and warranties set forth in this Agreement or (E) any determination as to compliance by any party with any of their respective covenants in this Agreement. Any dispute not within the scope of disputes to be resolved by the Independent Accounting Firm pursuant to this Section 2.5 shall be resolved as otherwise provided in this Agreement.
(f)   Each of the Sellers and the Purchaser shall bear all the fees and costs incurred by them in connection with the Independent Accounting Firm’s review, except that the fees and expenses relating to the foregoing work by the Independent Accounting Firm shall be borne by the Sellers, on the one hand, and the Purchaser, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation will also be determined by the Independent Accounting Firm calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and be included in the Independent Accounting Firm’s written report.
(g)   The statement of the Adjustment Amount that is final, as finally determined pursuant to Section 2.5(a), 2.5(c), 2.5(d) or 2.5(e), is referred to as the “Final Adjustment Statement.” The Final Adjustment Statement shall be conclusive and binding on the parties, and judgment may be entered upon the Final Adjustment Statement by any court referred to in Section 10.3.
(h)   The “Post-Closing Adjustment” shall be equal to (a) the Adjustment Amount (positive or negative) set forth in the Final Adjustment Statement, less (b) the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if positive, or plus (c) the absolute value of the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if negative. If the Post-Closing Adjustment is a positive amount, then the Purchaser shall pay in cash to the Sellers (or one or more Affiliates designated by the Sellers) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then the Sellers (or one or more Affiliates designated by the Sellers) shall pay in cash to the Purchaser the absolute value of the Post-Closing Adjustment. Any such payment shall be made within five (5) Business Days after the final Post-Closing Adjustment Statement is delivered.
Section 2.6   Earnout.
(a)   During the period between the date of Closing but on or prior to the fifth (5th) anniversary of Closing (the “Earnout Period”), subject to the terms and conditions set forth herein, the Sellers shall have the contingent right to receive additional consideration from the Purchaser based on the performance mechanics set forth in this Section 2.6, to the extent that the requirements as set forth in this Section 2.6 are met.
(b)   In the event that the volume weighted-average per-share trading price of Class A Ordinary Shares is at or above the Tier 1 Threshold Price for twenty (20) trading days in any thirty (30)-day continuous trading period during the Earnout Period, the Sellers will have the right to receive a number of additional Class A Ordinary Shares equal to $20,000,000 divided by the Tier 1 Threshold Price (the “Tier 1 Consideration”).
(c)   In the event the weighted-average per-share trading price of Class A Ordinary Shares is at or above the Tier 2 Threshold Price for twenty (20) trading days in any thirty (30)-day continuous trading period during the Earnout Period, the Sellers will have the right to receive a number of additional Class A Ordinary Shares equal to $20,000,000 divided by the Tier 2 Threshold Price (the “Tier 2 Consideration” and with the Tier 1 Consideration, the “Earnout Shares”).
(d)   The Purchaser shall use commercially reasonable efforts to issue the relevant portion of the Earnout Shares to the Sellers within five (5) Business Days following the final day of the relevant twenty (20) trading day period.
(e)   In the event that a Change in Control occurs prior to the expiration of the Earnout Period at or above a Class A Ordinary Shares per share price (or implied per share price) of $10.00 per share (the “Acceleration Price”), the Sellers will have the right to receive a number of additional Class A Ordinary Shares equal to the sum of (i) $20,000,000 divided by the Tier 1 Threshold Price plus (ii) $20,000,000
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divided by the Tier 2 Threshold Price immediately prior to the consummation of the Change in Control. For the avoidance of doubt, in the event that a Change in Control occurs either after the expiration of the Earnout Period or at a Class A Ordinary Shares per share price below the Acceleration Price, the Sellers shall not be entitled to receive any additional consideration pursuant to this Section 2.6(e).
(f)   The Purchaser shall not voluntarily cease to be listed as a public company on the NASDAQ during the Earnout Period other than in connection with a Change in Control.
Section 2.7   Withholding.   The Purchaser shall be entitled to deduct and withhold from amounts payable hereunder such amounts as are required to be deducted and withheld under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment; provided, that, other than employment-related withholding on compensatory payments to any person under this Agreement, including Change in Control Payments, the Purchaser (or an Affiliate thereof) shall use commercially reasonable efforts to provide the Sellers (or Person in respect of which such deduction or withholding will be made) with fifteen (15) days’ advance notice of the amount it intends to deduct or withhold and the basis for such deduction or withholding. The Purchaser shall consider in good faith any certificate or other documentation provided by Sellers that establishes a basis to eliminate or reduce any required deduction or withholding under applicable Law. The Purchaser shall cooperate in good faith with the Sellers to the extent commercially reasonable to eliminate or reduce any required deduction or withholding. To the extent that amounts are deducted and withheld and are properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.8   Directors and Officers.   Subject to applicable Law, the Purchaser Board shall take all action necessary to ensure that, effective as of the Closing, individuals determined in accordance with the Investors Agreement (each, a “Designated Director”) shall be appointed to the Purchaser Board.
Section 2.9   Equitable Adjustments.   In the event of any share subdivision, share capitalization, share consolidation, merger, consolidation, recapitalization, restructuring or other change in the Purchaser’s equity securities from and after the date hereof, the amounts of (i) Purchaser Ordinary Shares Consideration (if such adjustment occurs following the date hereof but prior to Closing), Tier 1 Consideration (if such adjustment occurring following the date hereof but prior to the expiration of the Earnout Period) and Tier 2 Consideration (if such adjustment occurs following the date hereof but prior to the expiration of the Earnout Period), (ii) Escrowed Sponsor Shares (if such adjustment occurs following the date hereof but prior to the release of the Escrowed Sponsor Shares), and (iii) Escrowed Seller Shares (if such adjustment occurs following the date hereof but prior to the release of the Escrowed Seller Shares) in each instance, shall be equitably adjusted to reflect such changes.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the correspondingly numbered Section of the Sellers Disclosure Schedule (each of which shall qualify the correspondingly numbered Sections or subsections hereof to which such Sellers Disclosure Schedule relates, and shall qualify any other provision of this Agreement to which the relevance of the item so disclosed to such other provision is reasonably apparent from the face of such disclosure, with no presumption or inference established by the existence or absence of a reference to such section in the corresponding numbered Sections or subsections hereof), the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:
Section 3.1   Organization; Standing and Power.
(a)   Each of the Sellers and the Acquired Companies is the type of legal entity set forth next to its name on Section 3.1(a) of the Sellers Disclosure Schedule and is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization as set forth therein. Each of the Acquired Companies has requisite corporate or other entity power and authority to own, operate or lease their respective properties and assets now owned, operated or leased by such Acquired Company and to carry on such Acquired Company’s business as it is presently conducted in all material respects.
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(b)   Each of the Sellers and the Acquired Companies is duly licensed or qualified to do business and is in good standing under the Laws of any jurisdiction in which the character of the properties and assets owned or leased by it or in which the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have, and would not reasonably be expected to have, in each case either individually or in the aggregate, a Material Adverse Effect.
Section 3.2   Capital Structure of the Acquired Companies.
(a)   Section 3.2(a) of the Sellers Disclosure Schedule sets forth the capitalization of each of the Transferred Entities as of the date hereof, describing in each case (i) the authorized capital stock of such Transferred Entity, including the number of shares and par value thereof; (ii) the number of shares that are issued and outstanding therein; and (iii) the owners of each such equity interest. The Sellers have good and valid title, of record and beneficially, to all of the Transferred Equity Interests, free and clear of all Liens, other than Permitted Liens, and the Transferred Equity Interests constitute all of the issued and outstanding equity interests of the Transferred Entities.
(b)   All of the Transferred Equity Interests have been duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which any of the Sellers or the Acquired Companies is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law. There are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Transferred Entities, the Sellers or their respective Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other equity interest in any Transferred Entity’s capital stock or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in any Transferred Entity or the Transferred Equity Interests or other direct or indirect equity interests of the Transferred Entities (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to any Transferred Entity; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Equity Interests or to which any Transferred Entity is a party or by which any Transferred Entity is bound. No claim has been made or, to the Knowledge of Sellers, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Transferred Equity Interests or any other equity interests in the Transferred Entities, and to the Knowledge of the Sellers, no facts or circumstances exist that would reasonably be expected to give rise to a valid claim of such ownership by any Person.
(c)   Except as set forth on Section 3.2(c) of the Sellers Disclosure Schedule, the Transferred Entities do not directly or indirectly own any equity interest in, or any other interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. Section 3.2(c) of the Sellers Disclosure Schedule sets forth a list, correct in all material respects, of the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Acquired Company, with respect to each Person of which such Acquired Company owns directly or indirectly, any equity or equity related securities. All outstanding equity securities of each Subsidiary of the Transferred Entities (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued and are owned free and clear of any Liens, other than Permitted Liens, beneficially and of record, by one of the Acquired Companies and the holders of such equity securities have no obligation to make further payments for their purchase of such equity securities or contributions to the applicable Subsidiary solely by reason of such ownership. Except as set forth on Section 3.2(c) of the Sellers Disclosure Schedule, there are no outstanding (i) equity securities of any Subsidiary of the Transferred Entities, (ii) securities of any Subsidiary of the Transferred Entities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Companies or (iii) options or other rights to acquire from any Subsidiary of the Transferred Entities, in each case, that are owned by a Person other than one of the Acquired Companies, and no obligation of any Subsidiary of the Transferred Entities to issue to any
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Person other than one of the Acquired Companies, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Transferred Entities. No claim has been made or, to the Knowledge of the Sellers, threatened, asserting that any Person, other than a Person listed on Section 3.2(c) of the Sellers Disclosure Schedule, is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity securities of, or any other equity interests in, any Subsidiary of the Transferred Entities. The Sellers have delivered or made available to the Purchaser true, correct and complete copies of the Organizational Documents of each of the Transferred Entities. For the avoidance of doubt, Flavors Luxembourg Sarl, a Société à responsabilité limitée organized under the Laws of Luxembourg, has been dissolved prior to the date hereof.
Section 3.3   Authority; No Violation.
(a)   Each of the Sellers has all of the requisite corporate or other entity power and authority, as applicable, to enter into this Agreement and to carry out and perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Sellers, and the performance by each of the Sellers of its obligations hereunder and the consummation by the Sellers of the Transactions has been duly authorized, and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a valid, legal and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Enforceability Exceptions”).
(b)   The execution, delivery and performance of this Agreement by the Sellers and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both):
(i)   contravene, conflict with or result in a violation or breach of or default under any of the Organizational Documents of the Sellers or any of the material provisions of the Organizational Documents of the Acquired Companies;
(ii)   subject to obtaining the consents, approvals, authorizations or making required filings described under Section 3.4, contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Sellers or the Acquired Companies;
(iii)   contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than Liens created by the Purchaser or any of its Affiliates and Permitted Liens) upon any of the properties, assets or rights of the Acquired Companies, under any Contract to which an Acquired Company is party; except, in the case of clause (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.4   Consents and Approvals.   Except for (a) filings required under or in connection with the HSR Act and other Regulatory Laws set forth on Section 3.4 of the Sellers Disclosure Schedule; (b) compliance with the Securities Act; and (c) stockholder authorizations required under § 271 of the General Corporation Law of the State of Delaware (all of which authorizations shall have been obtained by written consents delivered to the applicable Sellers promptly following execution of this Agreement), no notice, approval, report, consent, registration, Permit or other authorization or filing to or with any Governmental Entity is required by or with respect to the Sellers or the Acquired Companies in connection with the execution and delivery of this Agreement by the Sellers or the performance of their obligations under this Agreement, or the consummation of the Transactions except for such notices, approvals, reports, consents, registrations, Permits or other authorizations or filings that, if not obtained or made, would not be, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Acquired Companies taken as a whole.
Section 3.5   Title to the Transferred Equity Interests.   At the Closing, and upon receipt of the consideration provided for hereunder by the Sellers, good and valid title to all equity interests of the
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Acquired Companies (including the Transferred Equity Interests) will pass to the Purchaser, either directly or indirectly, free and clear of any Liens (other than created by the Purchaser). Except as otherwise set forth on Section 3.5 of the Sellers Disclosure Schedule, other than this Agreement and the Transferred Entities’ Organizational Documents or applicable securities Laws, there is no Contract to which any of the Sellers or Acquired Companies is a party, or by which any of the Sellers or Acquired Companies are individually or jointly bound, that restricts or otherwise relates to the ownership, rights (including as to voting and distributions), duties or ability to transfer or dispose of the equity interests in the Acquired Companies.
Section 3.6   Litigation.   There is no: (a) Action pending or, to the Knowledge of the Sellers, threatened (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Action), against the Business or the Acquired Companies, or any of their respective material properties or material assets (or by or against any of the Sellers or any Affiliate thereof and relating to any of the Acquired Companies), in each case, that is or would reasonably be expected to materially adversely impact the Business; (b) material settlement agreement currently in effect with respect to the Business; (c) outstanding, pending, or, to the Knowledge of the Sellers, threatened Orders (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Business, the Acquired Companies or to which any Acquired Company is otherwise a party, in each case, that is or would reasonably be expected to materially adversely impact the Business; or (d) as of the date hereof, Action pending or to the Knowledge of the Sellers, threatened against the Acquired Companies, the Sellers or any Affiliate of the Sellers that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.
Section 3.7   Brokers.   No Person is or will be entitled to any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by an Acquired Company solely as a result of or in connection with the consummation of the Transactions.
Section 3.8   Financial Statements.   The Sellers have delivered or made available to the Purchaser complete and correct copies of (a) the combined audited financial statements (containing balance sheets, statements of operations, statement of changes in net parent investment and cash flow) of the Business for the years ended December 31, 2018 and December 31, 2017 and the related combined statements of income and cash flows for each of the periods then-ended (collectively, the “Audited Financial Statements”) and the related notes to the Audited Financial Statements; and (b) the unaudited interim combined financial statements of the Business consisting of the combined balance sheet of the Business as at September 30, 2019 and the related combined statements income and cash flows for the nine-month period then-ended September 30, 2019, which unaudited financial statements do not include the adjustments and footnotes (collectively, with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as may be noted therein. The Financial Statements (including the related notes and schedules) fairly present in all material respects the financial position of the Business as of the respective dates they were prepared and each of the related statements of operations and statement of changes in net parent investment and cash flows (including the related notes and schedules) fairly present in all material respects the results of operations, changes in net parent investment and changes in cash flows, as the case may be, of the Business for the respective period set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The Financial Statements have been prepared from the books and records of the Businesses and which books and records accurately reflect in all material respects the transactions and dispositions of the Business.
Section 3.9   No Undisclosed Liabilities.   The Acquired Companies do not have any Liabilities required under GAAP to be reflected on a balance sheet except for those Liabilities (a) accurately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) that will be discharged or paid off at or prior to the Closing or (d) that would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Business.
Section 3.10   Absence of Certain Developments.   Since the Balance Sheet Date, except as set forth on Section 3.10 of the Sellers Disclosure Schedule or as expressly contemplated herein, (a) each of the Acquired Companies has conducted its respective businesses in all material respects in the ordinary course
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of business; (b) there has been no Material Adverse Effect; and (c) none of the Acquired Companies has taken any action (or agreed or committed to take any action) which, other than in the ordinary course of business, if taken after the date hereof would require the Purchaser’s consent in accordance with clauses (i), (ii), (iii), (vi), (vii), (viii), (ix), (x), (xi) (xii), (xiii), (xiv) or (xx) (to the extent relating to the foregoing clauses) of Section 5.1(b).
Section 3.11   Title to Assets; Properties.
(a)   Section 3.11(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all of the material real property owned by the Acquired Companies as of the date hereof (the “Owned Real Property”). The Acquired Companies have fee simple or comparable valid title to all Owned Real Property, free and clear of all Liens, except Permitted Liens.
(b)   Section 3.11(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all of the material real property leased by the Acquired Companies as of the date hereof (the “Leased Real Property”) as well as a list of all leases, licenses, occupancy agreements and amendments thereto and guaranties thereof (collectively, “Leases”). The Acquired Companies have a leasehold or subleasehold (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. All Leases for the Leased Real Property under which any Acquired Company is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and subject to the effect of applicable Enforceability Exceptions. None of the Acquired Companies is in default or otherwise in breach under any such Lease and, to the Knowledge of the Sellers, no other party is in default or otherwise in breach thereof, except for breaches or defaults that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No party to any such Lease has notified any of the Acquired Companies in writing that it is exercising any termination right with respect thereto, and to the Knowledge of the Sellers, there is no dispute, oral agreement or forbearance program in effect with respect to any such Lease.
(c)   There is no pending or, to the Knowledge of the Sellers, threatened condemnation or other eminent domain proceeding affecting any Owned Real Property or Leased Real Property or any sale or other disposition of any Owned Real Property or Leased Real Property in lieu of condemnation.
(d)   The Acquired Companies collectively (i) have good and marketable title to, or a valid license to use or leasehold interest in, all the tangible personal property of the Acquired Companies (except properties sold or otherwise disposed of since the date hereof in the ordinary course of business consistent with past practice), free and clear of all Liens except Permitted Liens; and (ii) are the lessee of all tangible personal property used by the lessee under lease and are in possession of the property purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee, or to the Sellers’ Knowledge, the lessor, in each case except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.11(d) of the Sellers Disclosure Schedule sets forth a complete list of all Leases of personal property, in effect on the date hereof, with respect to which any of the Acquired Companies is the lessee, involving annual payments in excess of $500,000. The Acquired Companies are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets used by the Acquired Companies in connection with the ownership and operation of the Business, free and clear of all Liens other than Permitted Liens, except as would not have a Material Adverse Effect. All such assets and properties constitute all of the material assets and properties used or held for use in the Business as currently conducted. At the Closing, the Purchaser shall have all requisite rights, property and assets to conduct the operations of the Business as currently conducted in all material respects.
Section 3.12   Material Contracts.
(a)   Section 3.12(a) of the Sellers Disclosure Schedule sets forth a true and complete list of the following Contracts (excluding any Benefit Plan) in effect as of the date hereof (each a “Material Contract”):
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(i)   Contracts containing any requirement that the Business makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;
(ii)   Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any of the Acquired Companies (or, following the Closing, the Purchaser or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;
(iii)   any Contract (1) that limits or purports to limit the ability of any of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;
(iv)   Contracts obligating the Acquired Companies or any counterparty to purchase or obtain a minimum or specified amount (other than where such amount is less than $2,000,000 (or equivalent) per annum) of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Business;
(v)   Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Acquired Companies after the date hereof;
(vi)   any Contract that requires, during the remaining term of such Contract, either (A) annual payments to or from the Acquired Companies of more than $2,000,000 or (B) aggregate payments to or from the Acquired Companies of more than $2,000,000, except for Contracts meeting the requirement of Section 3.12(a)(iv);
(vii)   interest rate, currency or other hedging Contracts;
(viii)   any grant of a license (A) by a third party in favor of the Sellers or any of their Affiliates to material Business Intellectual Property, or (B) by the Sellers or any of their Affiliates in favor of any third party to material Business Intellectual Property, in each case under a Contract involving annual payments in excess of $2,000,000;
(ix)   any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses of payments based on material revenues or profits of the Business;
(x)   all Contracts with any Governmental Entity to which any Acquired Company is a party;
(xi)   all Contracts that (i) are between or among an Acquired Company on the one hand and any of the Sellers or any Affiliates (excluding the Acquired Companies), directors or officers of the Sellers or their Affiliates (excluding the Acquired Companies), on the other hand and (ii) will survive the Closing;
(xii)   all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any of the Acquired Companies is a party requiring payments on an annual or aggregate basis in excess of $2,000,000;
(xiii)   any Contract relating to the incurrence of Indebtedness for borrowed money (including for the purposes of this Section 3.12(a)(xv) any letters of credit, performance bonds and surety bonds, whether or not drawn or called) in an amount in excess of $2,000,000; and
(xiv)   any other Contract that is material to the business and operations of the Acquired Companies taken as a whole and not otherwise disclosed pursuant to this Section 3.12(a).
(b)   Each Material Contract is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the applicable Sellers or the Acquired Companies party thereto and, to the Knowledge of the Sellers, of the other parties thereto, except where such failures to be valid, binding, enforceable or in full force and effect have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Acquired
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Companies, taken as a whole, and subject to the effect of applicable Enforceability Exceptions. Except as otherwise set forth on Section 3.12(b) of the Sellers Disclosure Schedule, none of the Sellers nor the Acquired Companies, as applicable, nor, the Knowledge of the Sellers, any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received as of the date hereof any notice of any intention to terminate any Material Contract. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, be materially adverse to the Acquired Companies taken as a whole, no event, circumstance or condition has occurred that, to the Knowledge of the Sellers, with the lapse of time or the giving of notice, or both, other than entering into and performing this Agreement and the agreements and transactions contemplated hereby, would constitute a breach of any Material Contract or result in the right to terminate, or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Sellers or by the applicable Acquired Company, or any other party thereto. Correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.
Section 3.13   Insurance.   Section 3.13 of the Sellers Disclosure Schedule sets forth a list of all material and current insurance policies maintained by the Sellers or their Affiliates (including the Acquired Companies) that are related to the Business (the “Business Insurance Policies”). Such policies are in full force and effect. Except as would not be, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Acquired Companies taken as a whole, the Sellers or their Affiliates (including the Acquired Companies) have paid all premiums due and have otherwise performed all of their obligations under each Business Insurance Policy in accordance with the payment terms thereof.
Section 3.14   Customers and Suppliers.   Section 3.14 of the Sellers Disclosure Schedule sets forth a true and complete list of the (a) ten (10) largest customers and (b) ten (10) largest suppliers, respectively, each of the Merisant line of Business and the Mafco line of Business, respectively, as measured by the dollar amount of purchases thereby or therefrom (respectively), for the 12-month period ended December 31, 2018, and for the 9-month period ended September 30, 2019. As of the date of this Agreement, except as otherwise set forth on Section 3.14 of the Sellers Disclosure Schedule, none of the customers or suppliers listed on Section 3.14 of the Sellers Disclosure Schedule has given written notice of (i) termination of the customer or supply relationship with the Business or (ii) any material reduction in the amount of products purchased from or of the materials or other goods supplied to, or any material change to the pricing or volume terms of its business with, the Business, and has not received written notice that any of the customers or suppliers intends to cease to supply goods or services to any of the Acquired Companies or to otherwise terminate or materially reduce its relationship with such Acquired Company.
Section 3.15   Compliance with Legal Requirements; Permits.   Except as would not have, and would not reasonably be expected to, individually or in the aggregate, materially adversely affect the Acquired Companies taken as a whole: (a) the Acquired Companies are in compliance with all Laws applicable to the Acquired Companies or their respective properties or assets or the Business; (b) since December 31, 2017, none of the Acquired Companies has received any written notice of or been charged with a violation of any such Laws related to or affecting the Business or the Acquired Companies; (c) each of the Acquired Companies has all Permits that are required for the operation of the Business as presently conducted, and all Permits obtained by any of the Acquired Companies are valid and in full force and effect; (d) none of the Acquired Companies is in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of any term, condition or provision of any Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit; (e) since December 31, 2017, none of the Permits has been challenged, suspended or revoked and, to the Knowledge of the Sellers, no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by any of the Acquired Companies; and (f) all fees and charges with respect to such Permits as of the date hereof have been paid in full.
Section 3.16   Food Safety.   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
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(a)   Since December 31, 2017, each Food Product has complied with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by the Acquired Companies’ policies or a third-party certifying body.
(b)   All Food Products: (i) have been properly formulated, manufactured, processed, handled, stored, tested, transported, and distributed, packaged, and labeled in material compliance with all applicable requirements under the FDCA and other Laws and are fit for human consumption, (ii) are of good and merchantable quality and condition, (iii) comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended (“FDCA”), and the rules and regulations promulgated thereunder, state unfair competition and deceptive trade practices statutes, Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act (“OFPA”), all comparable state and international Laws and each of their applicable implementing regulations, including, but not limited to, all state unfair competition and deceptive trade practices statutes, any applicable rules, regulations or standards of the United States Department of Agriculture (“USDA”) or Federal Trade Commission (“FTC”) and all other applicable Laws governing the purity, labeling, manufacturing, marketing and/or advertising of food sold for human consumption in all material respects as in effect as of the date hereof, (collectively, together with the FDCA, “Food Laws”), (iv) are neither adulterated in any material respect nor, at any time after December 31, 2017, have been adulterated or misbranded in any material respect within the meaning of the FDCA or other Food and Beverage Laws; nor are they now, or at any time after December 31, 2017 have they been, products that may not, under Section 404, 505 or 512 of the FDCA, be introduced into United States commerce, or introduced into commerce under the applicable Laws of international jurisdictions where such products are distributed or sold, and (v) have, since December 31, 2017, consisted only of FDA-approved food and color additives, prior sanctioned substances and “generally recognized as safe” ingredients, met all applicable FDA, USDA and state requirements, and satisfied the applicable food grade specifications of the Food Chemicals Codex. All “generally recognized as safe” ingredients have been notified to, or affirmed or listed by the FDA as “generally recognized as safe” for their intended use in the products.
(c)   All manufacturing operations conducted by or for the benefit of an Acquired Company have been and are being conducted in material compliance with applicable FDA and USDA current Good Manufacturing Practice and hazard analysis critical control point regulations, principles and standards for food products, registration, permit, and licensing requirements pertaining to such manufacturing operations, and any other comparable and applicable Laws and/or Food Laws (except to the extent that the failure to so comply would not constitute a Material Adverse Effect with respect to the Acquired Companies).
(d)   Since December 31, 2017, to the Knowledge of the Sellers, (i) no Food Product has been the subject of any voluntary withdrawal or any mandatory or voluntary recall, public notification, or notification to any Governmental Entity, or any similar action; and (ii) no customer or subsequent purchaser of any Food Product has asserted a claim with respect to any nonconformity of any such Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by any Acquired Company’s policies or third-party certifying body.
(e)   Since December 31, 2017, neither the Acquired Companies nor any of their Subsidiaries have received written notice of, or been subject to, any finding of deficiency or noncompliance, material penalty, fine or sanction, request for corrective or remedial action, criminal action issued, initiated, or threatened by the FDA, USDA, FTC, or any comparable state Governmental Entity, or other compliance or enforcement action, in respect of any of (i) the Food Products or (ii) the facilities at which the Food Products are manufactured, packaged or initially distributed.
(f)   It is agreed and understood that no representation or warranty is made by the Sellers in this Agreement in respect of food safety matters, other than the representations and warranties set forth in this Section 3.16.
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Section 3.17   Environmental Matters.
(a)   Except as would not be, and would not reasonably be expected to be, individually or in the aggregate materially adverse to the Acquired Companies taken as a whole:
(i)   since December 31, 2017, the Acquired Companies and the facilities and operations on the Owned Real Property and the Leased Real Property have been in compliance with applicable Environmental Laws applicable to the Acquired Companies, all past non-compliance has been resolved without ongoing obligations or costs and there are no proceedings that are pending or threatened that would be reasonably expected to result in fines, penalties or sanctions arising out of actual or alleged non-compliance with Environmental Laws;
(ii)   since December 31, 2017, the operation of the Business has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws and necessary to operate the Business (each an “Environmental Permit”);
(iii)   none of the Acquired Companies is subject to any pending, or to the Knowledge of the Sellers, threatened claim alleging that it is in violation of any Environmental Law or any Environmental Permit or that any Acquired Company has any Liability under any Environmental Law;
(iv)   there are no pending or, to the Knowledge of the Sellers, threatened investigations of the Acquired Companies, or any currently or previously owned or leased real property of the Acquired Companies under Environmental Laws that would reasonably be expected to result in the Sellers incurring any Liability pursuant to any Environmental Law;
(v)   to the Knowledge of the Sellers, there is not present in, on, under emanating to or from, any of the Owned Real Property or Leased Real Property, or any other location for which the Acquired Companies are responsible, any quantities or concentrations of Hazardous Materials; and
(vi)   to the Knowledge of the Sellers, none of the Acquired Companies has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Materials in any manner so as to create any Liability under any applicable Environmental Law or any other Liability for the Acquired Companies or the Purchaser.
(b)   It is agreed and understood that no representation or warranty is made by the Sellers in respect of environmental matters, other than the representations and warranties set forth in this Section 3.17.
Section 3.18   Taxes.
(a)   Except as set forth on Section 3.18(a) of the Sellers Disclosure Schedule, each of the Acquired Companies has duly and timely filed (taking into account any applicable extensions of time to file) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Each of the Acquired Companies has paid all material Taxes due and payable by it (whether or not shown as due on such Tax Returns), except for Taxes being contested in good faith and for which reserves have been established in accordance with GAAP. The unpaid Taxes of the Acquired Companies (for the absence of doubt, calculated on the basis of a closing of the books as of the Closing Date) will not, as of the Closing Date, exceed the reserves for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the applicable Financial Statements, as adjusted for the passage of time in accordance with the past custom and practice of the Acquired Companies in filing Tax Returns.
(b)   Each of the Acquired Companies has withheld and paid to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.
(c)   None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not since expired.
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(d)   There are no Liens for Taxes upon any of the assets of any Acquired Company, other than Permitted Liens.
(e)   No Tax audits or administrative or judicial Tax proceedings are pending or being conducted, or threatened in writing, with respect to the Acquired Companies. None of the Acquired Companies have been audited by any Taxing Authority during the last five (5) years, and no change or adjustment has been required in connection with any such audit during the last five (5) years. None of the Acquired Companies have applied for a ruling relating to Taxes or entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Law) with any Governmental Entity which could be binding on the Purchaser, Acquired Companies, or any of their Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Acquired Companies. Each Acquired Company that has received a ruling related to Taxes from a Taxing Authority or benefits from a Tax holiday is and has been in compliance with the terms of such ruling or holiday and no material fact on which such ruling or qualification for such holiday was based has changed in a manner that would render such ruling void or inapplicable or cause the Acquired Company to no longer qualify for the Tax holiday.
(f)   Except as set forth on Section 3.18(f) of the Sellers Disclosure Schedule, none of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (or members if a combined, unitary or other group for state, local or foreign Tax purposes (other than an affiliated, Combined, consolidated, unitary or other group the common parent of which was any of the Sellers, any of their Subsidiaries or any Acquired Company) or (ii) has any liability for the Taxes of any person (other than the Sellers, any of their Subsidiaries or any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor. None of the Acquired Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other contractual obligation to pay the Tax obligation of another Person (other than (x) any such agreement solely among the Acquired Companies and (y) any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business consistent with past practice and not primarily concerning Taxes).
(g)   None of the Acquired Companies has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(h)   None of the Acquired Companies has been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.
(i)   Except as set forth on Section 3.18(i) of the Sellers Disclosure Schedule, no claim has ever been made by a Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.
(j)   None of the Acquired Companies have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or are treated as “surrogate foreign corporations” as defined in Section 7874(a)(2)(B) of the Code or domestic corporations as a result of the application of Section 7874(b) of the Code.
(k)   Section 3.18(k) of the Sellers Disclosure Schedule sets forth the name of each Acquired Company and its tax classification for U.S. federal Income Tax purposes, its jurisdiction of organization (and, if different, its jurisdiction of Tax residence), the holders of its equity interests.
(l)   The Acquired Companies are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.
(m)   None of the Acquired Companies are, or ever have been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under section 897(i) of the Code.
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(n)   None of the Acquired Companies are or will be liable for any material Tax, in any Post-Closing Tax Period, as a result of (i) a change in method of Tax accounting or period made on or prior to the Closing Date, (ii) an installment sale or “open transaction” disposition occurring on or prior to the Closing Date, (iii) a prepaid amount received, accrued, or paid on or prior to the Closing Date, (iv) an election under Section 108(i) of the Code made on or prior to the Closing Date, (v) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Laws) with respect to a transaction occurring prior to the Closing Date, or (vi) any other election prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and non-U.S. Laws.
(o)   The Acquired Companies have timely paid in full any Taxes imposed with respect to amounts that any of the Acquired Companies are required to include in income as a result of the application of Section 965 of the Code (and any similar or analogous provisions of state or Local Law) and none of the Acquired Companies have made an election pursuant to Section 965(h) of the Code with respect to any such amounts.
(p)   Except as set forth on Section 3.18(p) of the Sellers Disclosure Schedule, the Acquired Companies have properly collected and remitted all material amounts of sales and use taxes, value-added tax and other similar charges with respect to sales or services made to their customers or other third Persons required to have been collected and remitted, or have complied in all material respects with any requirements to obtain any appropriate tax exemption certificates and other documentation for all sales and services made without charging or remitting sales and use tax, value-added tax or other similar charges that qualify as exempt from sales and use tax, value-added tax, or other similar charges under applicable Law.
(q)   The Sellers hold abandoned/unclaimed property and remit such property to the appropriate state after expiration of the statutorily defined holding period and if required file abandoned/unclaimed property reports. Except as set forth on Section 3.18 of the Sellers Disclosure Schedule, none of the Acquired Companies have participated or will participate in an abandoned / unclaimed property voluntary disclosure program (“VDA”) or have had material amounts of abandoned/unclaimed property held during the historical Tax Period.
Section 3.19   Intellectual Property.
(a)   Section 3.19(a) of the Sellers Disclosure Schedule sets forth an accurate and complete list of all registrations, and pending applications to register, patents, marks and domain names owned in the Business Intellectual Property (“Registered Intellectual Property”), including, where applicable, to the Knowledge of the Sellers, (i) the name of the applicant or registrant of record and the current owner, (ii) the registration, issuance and application numbers, (iii) the jurisdictions in which each such item of Business Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed (and, with respect to domain names, the relevant domain name registrar). An Acquired Company owns and possesses all right, title and interest in and to, or have a valid and enforceable license to use, all of the material Business Intellectual Property. The Business Intellectual Property owned or purported to be owned by the Acquired Companies is, to the Knowledge of the Sellers, valid and enforceable, and, with respect to the Registered Intellectual Property is in full force and effect, and as of the Closing, all applications included in the Registered Intellectual Property remain pending and have not been refused.
(b)   To the Knowledge of the Sellers, the Business is not infringing, misappropriating or violating any Intellectual Property of any Person in a manner that has been or would be, individually or in the aggregate, material to the Business. Neither the Sellers nor the Acquired Companies has received any written notice since December 31, 2017, alleging that any of the Acquired Companies is infringing, misappropriating or violating any Intellectual Property of any Person in connection with the Business, except for those allegations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
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(c)   The Business Intellectual Property constitutes all Intellectual Property used in or necessary or sufficient for the conduct of the Business as it is currently conducted. The Acquired Companies have taken commercially reasonable security measures to protect, maintain and enforce the Business Intellectual Property and the secrecy, confidentiality and value of all trade secrets and other confidential information of the Acquired Companies.
(d)   It is agreed and understood that no representation or warranty is made by the Sellers in respect of Intellectual Property matters other than the representations and warranties set forth in Section 3.3, Section 3.12, and this Section 3.19.
Section 3.20   Employee Benefit Plans.
(a)   Section 3.20(a) of the Sellers Disclosure Schedule sets forth, as of the date hereof, a true, complete and correct list of each material Benefit Plan and separately identifies each material Business Benefit Plan, including any Benefit Plan for the benefit of Non-U.S. Business Employees. The Sellers have made available to the Purchaser, with respect to each material Business Benefit Plan, true, complete and current copies of (i) all documents pursuant to which the material Benefit Plan is maintained, funded and administered (including, if applicable, the plan and trust documents, any amendments thereto, and any insurance contracts or service provider agreements); (ii) where the Business Benefit Plan has not been reduced to writing, a written summary of all material plan terms and (iii) to the extent applicable, (A) a current Internal Revenue Service advisory, opinion or favorable determination letter, (B) the most recent summary plan description required under ERISA and (C) the most recent annual reports (Form 5500 series).
(b)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Business Benefit Plan and all related trusts, insurance contracts and funds have at all times been established, maintained, and administered in compliance with its terms and applicable provisions of ERISA and any other applicable Laws. All contributions or payments with respect to Benefit Plans have been timely made.
(c)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Sellers, threatened Actions, with respect to any Business Benefit Plan (other than claims for benefits in the ordinary course of business consistent with past practice) or any administrator or fiduciary thereof, and to the Knowledge of the Sellers, no fact or circumstance exists that would reasonably be expected to give rise to any such Action and (ii) no Business Benefit Plan is or, within the last six (6) years has been, the subject of an examination or audit by a Governmental Entity, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(d)   Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the Internal Revenue Service or the Benefit Plan is a prototype or volume submitter plan that may rely on a favorable opinion or advisory letter issued by the Internal Revenue Service. To the Knowledge of the Sellers, nothing has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Benefit Plan or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the Benefit Plan (or the tax-exempt status of any related trust).
(e)   Neither the Acquired Companies nor any ERISA Affiliate has during the last six (6) years been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a Multiemployer Plan; (ii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (v) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to , Section 4980B of the Code or the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) (or equivalent state or foreign Law). Any self-funded health or welfare Benefit Plan has complied in all material respects with all applicable accrual obligations and funding requirements.
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(f)   With respect to any Business Benefit Plan that is an “employee pension benefit plan” under ERISA: (i) no Liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause the Acquired Companies, its subsidiaries or any of their respective ERISA Affiliates to incur Liability thereunder, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the U.S. Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, and (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA).
(g)   The Acquired Companies are and at all times have been, to the extent applicable, in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (collectively, the “ACA”). No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to Closing.
(h)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no, and the execution of this Agreement will not result in any, non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Business Benefit Plan.
(i)   Except as set forth on Section 3.20(i) of the Sellers Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event): (i) result in any payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Acquired Companies from the Acquired Companies under any Benefit Plan or otherwise; (ii) increase the amount of any compensation or benefits otherwise payable by any Acquired Company under any Business Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Business Benefit Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Acquired Companies in connection with the Transactions (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Acquired Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.
(j)   Each Business Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been administered, operated and maintained in material compliance with the requirements of Section 409A of the Code. The Acquired Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 409A of the Code.
(k)   Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Business Benefit Plans maintained, sponsored, or contributed to pursuant to the Laws of a country other than the United States (each, a “Non-U.S. Plan”) (i) have been maintained in compliance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, in accordance with GAAP and, if required, applicable Law, and (iv) have been registered to the extent required, and have been maintained in good standing with applicable Governmental Entities. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (I) none of the Non-U.S. Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or
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dependents of retired employees and (II) all employee data necessary to administer each Non-U.S. Plan in accordance with its terms and conditions and applicable Laws is in possession of the Acquired Companies and their Subsidiaries and such data is sufficient for the proper administration of such Non-U.S. Plan.
Section 3.21   Labor Matters.
(a)   Section 3.21(a) of the Sellers Disclosure Schedule sets forth a complete list of each collective bargaining, works council, union representation, labor union or similar Contract to which any Acquired Company is a party as of the date hereof. No labor organization, as defined in the National Labor Relations Act of 1947, as amended, or similar federal, state, local Laws (the “NLRA”), currently claims any right of representation concerning any of the Business Employees. No collective bargaining agreement or other legally binding commitment to any trade union, employee group or labor organization (as defined in the NLRA) is currently being negotiated and, to the Knowledge of the Sellers, no organizing effort is currently being made with respect to any of the Business Employees.
(b)   Since December 31, 2017, there have been no (i) strikes, work stoppages, picketing, slowdowns, lockouts or labor-related arbitrations, (ii) unfair labor practices charges against or involving the Acquired Companies or (iii) proceedings seeking to compel the Acquired Companies to bargain with any labor organization, in each case, that relate to any Business Employees.
(c)   Since December 31, 2017, (i) each of the Acquired Companies has been in compliance in all material respects with (A) the terms and conditions of any collective bargaining agreement applicable to Business Employees, and (B) all applicable Laws and Orders with respect to the employment of Business Employees, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards, (ii) except as would not result in material liability to the Acquired Companies taken as a whole, each of the Acquired Companies has declared and paid all applicable social security charges and contributions on due time, (iii) there are no material Actions or disputes pending or, to the Knowledge of the Sellers, threatened or reasonably anticipated against the Acquired Companies or any of the Business Employees relating to any of the foregoing Laws and (iv) except as would not result in material liability to the Acquired Companies taken as a whole, all Business Employees have been paid all wages, salaries, commissions, bonuses, social insurance, housing fund, overtime payment, benefits and other compensation due to or on behalf of such Person.
(d)   The Acquired Companies have no material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. Except as would not result in material liability to the Acquired Companies taken as a whole, the Acquired Companies have (i) obtained Forms I-9 for each Business Employee working as an employee in the United States and such other verification documentation required for each Non-U.S. Business Employee and (ii) retained such forms for the required period pursuant to the United States Immigration Reform and Control Act or similar foreign, state or local Laws.
(e)   Section 3.21(e) of the Sellers Disclosure Schedule contains a list of Business Employees as of the date hereof, which list includes for each Business Employee: work location, position, date of hire, base salary or hourly wage rate, as applicable, and each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act or similar applicable Law, leave status and return to work date (if applicable). To the Knowledge of the Sellers, no Key Business Employee has notified any of the Acquired Companies that such employee will cancel or otherwise terminate his/her relationship with the relevant Acquired Company, or is being terminated by the relevant Acquired Company.
(f)   No Acquired Company has (i) at any time within the six (6) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”)), or (ii) WARN Act Liability that remains unsatisfied.
(g)   Each Acquired Company has provided to the Purchaser all inspection reports issued since December 31, 2017 under the Occupational Safety and Health Administration or any similar
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Governmental Entity (“OSHA”). There are no outstanding inspection orders or any pending or, to the Knowledge of the Sellers, threatened charges under OSHA or any other applicable occupational health and safety legislation. Since December 31, 2017, there have been no fatal or OSHA reportable accidents that would reasonably be expected to lead to charges under OSHA or any other applicable occupational health and safety Law. The Acquired Companies have complied in all material respects with any Orders issued to such entity under OSHA or any other applicable occupational health and safety Law and there are no appeals of any Orders that are currently outstanding.
Section 3.22   Information Supplied; Form S-4; Proxy Statement.   The information supplied or to be supplied by the Sellers expressly for inclusion or incorporation by reference in the Form S-4 or Proxy Statement will not, at the date the Form S-4 is filed or declared effective or at the time the Proxy Statement is first mailed to the Purchaser Shareholders and at the time of the Purchaser Extraordinary General Meeting to be held in connection with the Transactions after giving effect to any supplements or updates to the Form S-4 or Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.23   Accredited Investor; Purchase for Investment.   The Sellers are accredited investors as defined in Regulation D under the Securities Act. The Sellers (either alone or together with its advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Class A Ordinary Shares issuable hereunder and are capable of bearing the economic risks of such investment. The Sellers acknowledge that the Class A Ordinary Shares issuable hereunder have not been registered under the Securities Act, or any state securities Laws and agree that the Class A Ordinary Shares issuable hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.
Section 3.24   Compliance with Anti-Corruption Laws.   Except for such matters as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)   None of the Acquired Companies, nor to the Knowledge of the Sellers anyone acting on its or their behalf, has since December 31, 2017:
(i)   violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law;
(ii)   used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or
(iii)   directly, or indirectly through its agents, Representatives or any other Person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value (including facilitation payments) to any (1) Government Official; (2) Person; or (3) other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or other Person, in order to unlawfully obtain or retain business for, direct business to, or secure an unlawful advantage for, any Acquired Company by (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties; or (y) inducing such Government Official or such Person to use his, her or its influence or position with any Governmental Entity or other Person to influence any act or decision.
(b)   No ownership interest in the Acquired Companies is directly or indirectly held or controlled by or for the benefit of (i) any Government Official (other than publicly traded stock on a recognized stock exchange), (ii) any Close Family Member of any Government Official or (iii) any Governmental Entity in violation of any Anti-Corruption Law.
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(c)   No Acquired Company, in violation of any Anti-Corruption Law:
(i)   employs any Government Official or a Close Family Member of any Government Official; or
(ii)   has a personal, business, or other relationship or association with any Government Official or Close Family Member of any Government Official who may have responsibility for or oversight of any business activities of such Acquired Company.
(d)   Each Acquired Company has adopted and maintains adequate policies, procedures and controls to comply with all applicable Anti-Corruption Laws in all material respects, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.
(e)   Since December 31, 2017, none of the Acquired Companies has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of the Sellers, threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.
(f)   None of the Acquired Companies is barred or suspended from doing business with any Governmental Entity or has its export privileges revoked or suspended in connection with a violation or alleged violation of any Anti-Corruption Law.
Section 3.25   OFAC Compliance.   Except for such matters as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) none of the Acquired Companies nor any of their respective Representatives or other Persons acting for or on their behalf, is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, a citizen of, or resident in a country or territory that is the subject of Sanctions (including Cuba, Iran, North Korea, Syria, Venezuela, or Crimea); and (b) the Acquired Companies (i) have not engaged in, and are not now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions in violation of those Sanctions and (ii) have been in compliance in all material respects with, and have not been given notice of any violation of, and is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable Sanctions.
Section 3.26   No Other Representations or Warranties; No Reliance.
(a)   Except for the representations and warranties contained in this Article III, neither the Sellers nor any other Person or entity on behalf of the Sellers has made or makes any representation or warranty, whether express or implied, with respect to the Sellers, their Affiliates, the Business, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Purchaser, their Affiliates or any of their Representatives by or on behalf of the Sellers. Neither the Sellers nor any other Person on behalf of the Sellers have made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Sellers, their Affiliates or the Business, whether or not included in any management presentation.
(b)   The Sellers, on behalf of themselves and their Affiliates, acknowledge and agree that, except for the representations and warranties contained in Article IV, neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes, and the Sellers and their Affiliates have
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not relied upon, any representation or warranty, whether express or implied, with respect to the Purchaser, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers or their Affiliates or any of their Representatives by or on behalf of the Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except (a) as disclosed on the Purchaser SEC Documents filed prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of Purchaser Disclosure Schedule (each of which shall qualify the correspondingly numbered Sections or subsections hereof to which such Purchaser Disclosure Schedule relates, and shall qualify any other provision of this Agreement to which the relevance of the item so disclosed to such other provision is reasonably apparent from the face of such disclosure), the Purchaser hereby represents and warrants to the Sellers as follows:
Section 4.1   Organization; Standing and Power.
(a)   The Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser has all requisite power and authority to own, operate and lease its respective properties and carry on its business as presently being conducted in all material respects.
(b)   The Purchaser is qualified to do business as a foreign corporation and is in good standing under the Laws of any state of the United States or foreign jurisdiction in which the character of the properties owned or leased by it, therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.2   Capital Structure of Purchaser.   As of the date of this Agreement, the share capital of the Purchaser is $22,100 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each (“Class A Ordinary Shares”), 20,000,000 Class B ordinary shares of a par value of $0.0001 each (“Class B Ordinary Shares”), and 1,000,000 preference shares of a par value of $0.0001 each. The Purchaser has issued 6,750,000 warrants, each exercisable for one Class A Ordinary Share for $11.50 per share (the “Purchaser Warrants”). At the close of business on December 16, 2019: (i) 30,000,000 units, each consisting of one Class A Ordinary Share and one-half of one Purchaser Warrant (each, a “Purchaser Unit”) were issued and outstanding, and (ii) 6,750,000 Purchaser Warrants were issued and outstanding. The issued and outstanding Class B Ordinary Shares are convertible into up to 7,500,000 Class A Ordinary Shares upon consummation of the Transactions. All holders of Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Class B Ordinary Shares convert into Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the Transactions. All issued and outstanding Class A Ordinary Shares, Class B Ordinary Shares, Purchaser Warrants and Purchaser Units are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Purchaser Warrants and Purchaser Units, there are no outstanding (a) securities of the Purchaser convertible into or exchangeable for shares or other equity interests or voting securities of the Purchaser, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Purchaser to acquire from any Person, and no obligation of the Purchaser to issue, any shares or other equity interests or voting securities of the Purchaser or any securities convertible into or exchangeable for such shares or other equity interest or voting securities, (c) equity equivalents or other similar rights of or with respect to the
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Purchaser, or (d) obligations of the Purchaser to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. The Purchaser has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person. The Purchaser Sponsor and its Affiliates hold Class B Ordinary Shares in an amount representing less than or equal to 7,500,000 Class A Ordinary Shares on an as-converted basis.
Section 4.3   Purchaser SEC Documents; Controls.
(a)   The Purchaser has timely filed with or furnished to the SEC all forms, reports, schedules and statements required to be filed or furnished by it with the SEC (such forms, reports, schedules and statements, the “Purchaser SEC Documents”). As of their respective filing dates, or, if amended or superseded by subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Purchaser SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained, when filed or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Purchaser, as of the date hereof, none of the Purchaser SEC Documents are the subject of (i) ongoing SEC review or outstanding SEC comment or (ii) outstanding SEC investigation.
(a)   The financial statements of the Purchaser contained in the Purchaser SEC Documents, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Purchaser and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Purchaser and its consolidated Subsidiaries, for the periods presented therein.
(b)   The Purchaser has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. The Purchaser’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions.
Section 4.4   Trust Account.   As of the date of this Agreement, the Purchaser has at least $300,000,000 plus accrued interest through December 19, 2019 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any
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other Person that would (i) cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Class A Ordinary Shares who from and after the date hereof shall have exercised their Purchaser Shareholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Class A Ordinary Shares pursuant to the Purchaser Shareholder Redemption Right. There are no Actions pending or, to the Knowledge of the Purchaser, threatened with respect to the Trust Account.
Section 4.5   Information Supplied; Form S-4; Proxy Statement.   The information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the Form S-4 or Proxy Statement will not, at the date the Form S-4 is filed or declared effective or at the time the Proxy Statement is first mailed to the Purchaser Shareholders and at the time of the Purchaser Extraordinary General Meeting to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference in the Form S-4 or Proxy Statement based on information that was supplied by the Sellers, the Acquired Companies or their respective Representatives.
Section 4.6   Absence of Certain Changes or Events.   Since April 25, 2019, (a) there has not been any Purchaser Material Adverse Effect and (b) the Purchaser has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act, the search for, and preparation for the execution of, a Business Combination and in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and other activities in each case that are incidental thereto.
Section 4.7   Authority; No Violation.
(a)   The Purchaser has all the requisite corporate or other power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Sellers, constitutes a valid, legal and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, to the effect of any applicable Law relating to Enforceability Exceptions.
(b)   The execution and delivery of this Agreement by the Purchaser, and the consummation of the Transactions, do not (and would not, with the lapse of time or the giving of notice, or both):
(i)   contravene, conflict with or result in a violation of any of the provisions of the Purchaser Constitutional Documents;
(ii)   subject to obtaining the Consents and making required filings described under Section 4.8, contravene, conflict with or result in a violation of any applicable Law or Order; or
(iii)   contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the assets or rights of the Purchaser, under any material contract of the Purchaser;
except, in the case of clauses (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.8   Consents and Approvals.   Except for in connection with or in compliance with (a) the applicable requirements of the HSR Act, (b) the applicable requirements of other Regulatory Laws, (c) the Exchange Act or the Securities Act and (d) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ; or (e) the approval of the Purchaser Shareholder Proposals by the Purchaser Shareholders and any other such reports, Consents, Permits or other filings that, if not obtained or made would not have,
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and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, no Consent of a Governmental Entity is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the performance of its obligations under this Agreement or the consummation by the Purchaser of the Transactions.
Section 4.9   Litigation.   As of the date hereof, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (a) there are no Actions pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or its Affiliates, or seeking to prevent the Transactions; and (b) there are no Orders pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or its Affiliates or to which the Purchaser or its Affiliates is otherwise a party, in each case relating to this Agreement or the Transactions.
Section 4.10   Brokers.   Except as set forth on Section 4.10 of the Purchaser Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for the Purchaser in connection with the Transactions, and no Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of the Purchaser.
Section 4.11   Accredited Investor; Purchase for Investment.   The Purchaser is an accredited investor as defined in Regulation D under the Securities Act. The Purchaser is purchasing the Transferred Equity Interests for the purpose of investment for its own account and not with a view toward or for resale in connection with, any distribution thereof or with any present intention of distributing or selling the Transferred Equity Interests. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests and is capable of bearing the economic risks of such investment. The Purchaser acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any state securities Laws and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.
Section 4.12   No Undisclosed Liabilities.   The Purchaser does not have any Liabilities that would be required under GAAP to be reflected on a balance sheet or the notes thereto, except for those Liabilities (a) reflected or reserved against on the balance sheet of the Purchaser dated as of September 30, 2019 (including the notes thereto) contained in the Purchaser’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, (b) arising in the ordinary course of business consistent with past practice since September 30, 2019, (c) that will be discharged or paid off prior to or at the Closing, (d) Liabilities for fees and expenses incurred in connection with the Transaction, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.13   Listing.   The issued and outstanding Class A Ordinary Shares, Purchaser Warrants and Purchaser Units (the foregoing, collectively, the “Purchaser Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by NASDAQ or the SEC with respect to any intention by such entity to deregister any Purchaser Public Securities or prohibit or terminate the listing of any Purchaser Public Securities on NASDAQ. The Purchaser has taken no action that is designed to terminate the registration of the Purchaser Public Securities under the Exchange Act. The Purchaser has not received any written or, to the Purchaser’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Purchaser Public Securities.
Section 4.14   Investment Company.   The Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.15   Financing.
(a)   The Purchaser has provided to the Sellers an executed and binding copy of the commitment letter dated as of the date hereof (attached hereto as Exhibit II, and together with any fee letter related thereto (with only the fee amounts and market flex provisions contained in such fee letter redacted), in
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each case as may be amended or replaced in accordance with the terms hereof, and taken together with any Term Loan B Debt Commitment Letter, the “Debt Commitment Letter”) from The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC (together with each Affiliate thereof and each former, current and future Representative of each such Person, the “Debt Providers”), relating to the commitment of the Debt Providers to provide, subject only to the terms and conditions set forth therein, the full amount of the debt financing stated therein (together with any Term Loan B Financing, the “Debt Financing” and together with the Additional Equity Financing, if any, the “Financing”).
(b)   Except as set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Debt Providers to provide the Debt Financing or any contingencies that would permit the Debt Providers to reduce the total amount of the Debt Financing. There are no side letters or other Contracts relating to the funding or investing, as applicable, of the full amount of the Debt Financing.
(c)   As of the date of this Agreement, the Debt Commitment Letter is valid, binding and enforceable in accordance with its terms except as may be limited by the Enforceability Exceptions. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Purchaser under the terms and conditions of the Debt Commitment Letter (for the avoidance of doubt, excluding the accuracy of the representation and warranties in Article III and the compliance in all material respects by the Sellers and the Acquired Companies of the terms and conditions of this Agreement). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and as of the Closing Date, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded on or prior to the date of this Agreement, in each case, except as permitted by Section 5.14. The Purchaser has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Debt Commitment Letter, each of the foregoing to the extent required by the Debt Commitment Letter to be paid on or before the date of this Agreement.
(d)   Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, and after giving effect to (i) any Additional Equity Financing, and (ii) the Debt Financing, when fully funded in accordance with the Debt Commitment Letter, together with all available amounts in the Trust Account, will provide the Purchaser at the Closing with all funds necessary to pay the Cash Consideration and the Transaction Costs (such obligations collectively, the “Aggregate Cash Obligations”).
(e)   To the Knowledge of the Purchaser, on the date of this Agreement, there is no fact or occurrence as of the date hereof that would cause any condition to the funding of the Financing not to be satisfied at or before the Closing, and the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing contained in the Debt Commitment Letter, except for the accuracy of the representation and warranties in Article III and the compliance in all material respects by the Sellers and the Acquired Companies of the terms and conditions of this Agreement.
(f)   Subject to Section 8.1(d) and Section 9.1(b)(iv), in no event shall the receipt or availability of any funds or financing (including the Financing) by the Purchaser or any Affiliate of the Purchaser or any other financing or other transactions be a condition to any of the Purchaser’s obligations hereunder.
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Section 4.16   Solvency.
(a)   Assuming all conditions set forth in Section 8.1(d) and Section 8.2 have been satisfied or waived, immediately after giving effect to the consummation of the Transactions, including the Financing, the Purchaser will be, on a consolidated basis with its Subsidiaries, Solvent. For purposes of this Section 4.16, “Solvent” means, with respect to any Person, that:
(i)   the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount required to pay such Person’s debts (including a reasonable estimate of the amount of all contingent Liabilities);
(ii)   such Person shall be able to pay its debts in the ordinary course of business consistent with past practice as they become due; and
(iii)   such Person shall have adequate capital to carry on its business.
Section 4.17   Inspection; Sellers’ Representations.   The Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Transferred Equity Interests and is capable of such evaluation. The Purchaser acknowledges that the Purchaser and its Affiliates have conducted their own independent review, analysis and assessment of the present condition and the future prospects of the Business and are sufficiently experienced to make an informed judgment with respect thereto. The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Sellers nor any of their Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for the Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Sellers or their Affiliates and delivered to the Purchaser for review of the Business or the negotiation and execution of this Agreement. Except as otherwise expressly set forth in this Agreement, the Purchaser acknowledges that the Transferred Equity Interests will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.
Section 4.18   No Other Representations or Warranties.
(a)   Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes any representation or warranty, whether express or implied, with respect to the Purchaser, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers, their Affiliates or any of their Representatives by or on behalf of the Purchaser. Neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Sellers, their Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Purchaser or its Affiliates, whether or not included in any management presentation.
(b)   The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither the Sellers nor any other Person or entity on behalf of the Sellers have made or makes, and the Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Sellers, the Acquired Companies, the Business, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management
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presentation, or with respect to the accuracy or completeness of any information provided or made available to the Purchaser or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of the Sellers’ officers, directors, employees, agents, representatives, lenders or Affiliates.
ARTICLE V
COVENANTS
Section 5.1   Conduct of Business.
(a)   From the date of this Agreement through the Closing, except (i) as required by Law or pursuant to any Material Contract set forth on Section 3.12(a) of the Sellers Disclosure Schedule, (ii) as expressly contemplated by this Agreement or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days following receipt of a written request from the Sellers or any Acquired Company for such consent, that request shall be deemed to be consented to), or (iii) as disclosed in Section 5.1 of the Sellers Disclosure Schedule, the Sellers shall cause the Acquired Companies to, conduct, and cause to be conducted, the Business in all material respects in the ordinary course of business and to use its commercially reasonable efforts to preserve intact the Business’s relationships with its material lessors, licensors, suppliers, distributors and customers, and employees.
(b)   In addition (and without limiting the generality of the foregoing): except (i) as required by Law or pursuant to any Material Contract set forth on Section 3.12(a) of the Sellers Disclosure Schedule, (ii) as expressly contemplated by this Agreement or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days (or in the case of clause (xviii) below, 24 hours) following receipt of a written request from the Sellers or any Acquired Company for such consent, that request shall be deemed to be consented to), or (iii) as disclosed in Section 5.1 of the Sellers Disclosure Schedule, the Sellers shall not, and shall cause each of the Acquired Companies, not to (it being agreed that with respect to the matters specifically addressed by any provision of this Section 5.1(b), such specific provisions shall govern over the more general provision of Section 5.1(a)):
(i)   amend or propose to amend its Organizational Documents;
(ii)   merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, split, combine, subdivide or reclassify any of its capital stock or other ownership interests, or change or agree to change in any manner the rights of its capital stock or other ownership interests or liquidate or dissolve;
(iii)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property, a combination thereof or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its capital stock or other equity interests or securities therein;
(iv)   amend or modify in any material respect, or waive any rights under or consent to the termination of any Material Contract or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract (other than in the ordinary course of business);
(v)   abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose of any Business Intellectual Property, or grant any license or other rights, to any Person of or in respect of any Business Intellectual Property, other than non-exclusive grants of licenses pursuant to license agreements in the ordinary course of business and actions taken in furtherance of transferring the Intellectual Property contained in the Transferred Assets and Liabilities;
(vi)   (A) issue, sell, redeem or acquire any capital stock or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted
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partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its capital stock or any other ownership interests;
(vii)   incur any Indebtedness or enter into any other Contract, in each case, for borrowed money in excess of $2,000,000 in the aggregate, other than (A) Indebtedness for borrowed money among any Acquired Company, on the one hand, and a Seller or any Affiliate of a Seller (other than an Acquired Company), on the other hand (provided that such Indebtedness is terminated at or prior to the Closing), (B) Indebtedness for borrowed money to replace or refinance existing credit facilities or other Indebtedness for borrowed money without increasing the principal amount thereunder (except to the extent such increase represents accrued interest and fees and expenses on the refinanced Indebtedness and customary underwriting, arrangement, or similar fees and related expenses) (provided, that such Indebtedness is terminated at or prior to Closing), or (C) drawing on existing working capital credit facilities (provided that such amounts shall be repaid at or prior to Closing);
(viii)   sell, transfer, lease, license or make any other disposition of (whether by way of merger, consolidation, sale of stock or assets or otherwise) or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any of its properties or assets except (x) dispositions made in the ordinary course of business for consideration not in excess of $1,000,000, (y) sales of inventory in the ordinary course of business and (z) dispositions of obsolete or worthless assets no longer useful to the operation of the Business;
(ix)   except as set forth in the capital budget of the Transferred Entities and their Subsidiaries set forth on Section 5.1(b)(ix) of the Sellers Disclosure Schedule, making any capital expenditures that would result in the aggregate post-Closing obligations of the Acquired Companies in excess of $1,000,000;
(x)   accelerate any accounts receivable or delay any accounts payable, in each instance, outside of the ordinary course of business;
(xi)   settle or compromise or agree to settle or compromise any Action (A) involving any Liability of any of the Acquired Companies or its respective directors, officers, employees or agents (in their capacities as such) other than settlements for less than $500,000 in the aggregate or (B) involving a conduct remedy or similar injunctive relief that has a restrictive impact on the Business;
(xii)   acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of any capital stock or assets, any business or Person or other business organization or division thereof or make any loans (other than Intercompany Indebtedness incurred in accordance with Section 5.1(b)(vii)), advances, or capital contributions to investments in any Person;
(xiii)   except (A) as expressly contemplated by Article VI, or (B) as required by any Business Benefit Plan in effect as of the date of this Agreement, (1) increase the aggregate compensation and benefits payable or that could become payable by the Acquired Companies to any of the Business Employees, other than increases in compensation made in the ordinary course of business consistent with past practice to employees who are not Key Business Employees, (2) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Business Benefit Plan (other than employment agreements with Business Employees who are not Key Business Employees in the ordinary course of business consistent with past practice), (3) terminate the employment of any Key Business Employee, other than for cause, or (4) except as specifically permitted under this clause (xiii), otherwise take any action that would or would reasonably be expected to expand the scope of the Liabilities included in the Transferred Assets and Liabilities or otherwise transfer to any Acquired Company any employee-related Liabilities that this Agreement allocates to the Sellers;
(xiv)   adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;
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(xv)   (A) make, change or revoke any material Tax election; (B) change any material method of Tax accounting; (C) file any amended material Tax Return; (D) settle any audit or other proceeding related to a material amount of Taxes; (E) forego any available material refund of Taxes; (G) enter into any Tax allocation, indemnity, sharing or similar agreement or any Closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-US Law); (H) seek any Tax ruling from any Governmental Entity; (I) initiate or enter into any voluntary disclosure agreement or similar agreement with a Taxing Authority; (J) take any action that would change the classification of any of the Acquired Companies for US federal (and any applicable state) Tax purposes or liquidate or otherwise dissolve of any Acquired Companies, in each case, to the extent any such action could be reasonably be expected to adversely affect the Purchaser, any of its Subsidiaries, or any of the Acquired Companies; (it being agreed and understood that none of clauses (i) through (xiv) or clause (xx) of this Section 5.1(b) shall apply to Tax compliance matters (other than clause (xx) insofar as it relates to this clause (xv) and that this clause (xv) shall apply solely to Tax Returns, and Taxes in respect of Tax Returns, that include only the Acquired Companies);
(xvi)   enter into any Contract with respect to any material joint venture, strategic partnership, or alliance;
(xvii)   except to the extent expressly permitted by Article IX, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions;
(xviii)   grant, implement or adopt any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;
(xix)   amend any Lease in a manner that would materially modify the rights or obligations of the parties to such Lease; and
(xx)   agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (xix) above.
(c)   Except (i) as required by Law or pursuant to any Contract in existence as of the date of this Agreement, (ii) as expressly contemplated by this Agreement (including with respect to the Financing) or as consented to in writing by the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days following receipt of a written request from the Purchaser for such consent, that request shall be deemed to be consented to), or (iii) as disclosed in Section 5.1 of the Purchaser Disclosure Schedule, the Purchaser shall not:
(i)   make any recommendations to the Purchaser Shareholders to approve any amendments to the Purchaser Constitutional Documents;
(ii)   merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or reclassify any of its shares or other ownership interests, or change or agree to change in any manner the rights of its shares or other ownership interests or liquidate or dissolve;
(iii)   declare, set aside, make or pay any dividend, capitalization or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its shares;
(iv)   (A) issue, sell, redeem or acquire any shares or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its shares or any other ownership interests;
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(v)   incur any Indebtedness for borrowed money in excess of $2,000,000 in the aggregate;
(vi)   sell, transfer, lease, or make any other disposition of any of its assets except dispositions made in the ordinary course of business for consideration not in excess of $1,000,000;
(vii)   settle any legal proceeding involving any Liability of it or its directors, officers, employees or agents (in their capacities as such) other than settlements for less than $500,000 in the aggregate;
(viii)   acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of shares or shares of any capital stock or assets, any business of any Person or other business organization or division thereof;
(ix)   adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;
(x)   other than in the ordinary course of business or consistent with past practice, (A) make, change or revoke any material Tax election; (B) change any material method of Tax accounting; or (C) file any amended material Tax Return; (D) settle any audit or other proceeding related to Taxes; (E) extend or waive any statute of limitations in respect of Taxes or agreeing to any extension of time with respect to any Tax assessment or deficiency; (F) forego any available refund of Taxes; (it being agreed and understood that none of clauses (i) through (viii) or clause (x) of this Section 5.1(c) shall apply to Tax compliance matters (other than clause (x) insofar as it relates to this clause (ix)));
(xi)   except to the extent expressly permitted by Article IX, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions; and
(xii)   agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (xi) above.
Section 5.2   Access.
(a)   From the date hereof until the Closing, the Sellers shall, and shall cause the Acquired Companies to, provide the Purchaser and the Debt Providers and its and their respective officers, directors, Affiliates, employees and Representatives, upon reasonable notice, at the Purchaser’s expense and in accordance with the procedures reasonably established by the Sellers, reasonable access during normal business hours to the books and records of or relating to the Business and to the officers, employees and Representatives of the Acquired Companies; provided, however, that the Sellers and the Acquired Companies may withhold any document or information where disclosure of such document or information would reasonably be expected to: (i) unreasonably interfere with the operation of the Business or the Sellers’ or any of their Affiliates’ other businesses; (ii) cause a violation of any Contract with a third party to which the Sellers or any of their Affiliates is a party; (iii) jeopardize attorney-client privilege; (iv) contravene any Laws; or (v) in the case of personnel records, in the Sellers’ good faith opinion, be sensitive, or subject the Sellers or the Acquired Companies to risk of material Liability. The Purchaser acknowledges and agrees that any information provided to it or the Debt Providers or any of its or their respective officers, directors, Affiliates, employees and Representatives pursuant to this Section 5.2 is subject to the confidentiality obligations set forth in the Confidentiality Agreement. If any of the information or material furnished pursuant to this Section 5.2 includes material or information subject to the attorney-client privilege or attorney work-product doctrine or any other applicable privilege concerning pending or threatened Actions or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information, nor its continued protection under the attorney-client protection, attorney work product doctrine, or other applicable privilege, and shall remain entitled to such protection under those privileges, this Agreement, and the joint defense
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doctrine. Notwithstanding the foregoing, the Purchaser shall be permitted to disclose any non-public or other confidential information it receives relating to the Acquired Companies to the Debt Providers and other prospective lenders during the syndication and marketing of the Debt Financing subject to customary confidentiality arrangements.
Section 5.3   Efforts.
(a)   Each of the Parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as promptly as practicable, including: (i) the obtaining of all necessary actions or nonactions, licenses, permits, orders, notifications, clearances, waivers, authorizations, expirations or terminations of waiting periods, clearances, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action, injunction or proceeding by, any Governmental Entity, including in connection with any Regulatory Law; (ii) the defending of any Actions challenging this Agreement or the consummation of the Transactions; (iii) the transfer of Merisant Venezuela SRL to an Affiliate of the Seller that is not an Acquired Company; and (iv) the execution and delivery of any notification or additional instruments necessary to consummate this Agreement and the Transactions.
(b)   Subject to the terms and conditions herein provided and without limiting the foregoing, the Purchaser and the Sellers agree: (i) to make or cause to be made an appropriate filing under the HSR Act as promptly as practicable, and in any event no later than ten (10) Business Days after the date of this Agreement; (ii) to make or cause to be made, as promptly as practicable, comparable notification filings, forms and submissions required under other Regulatory Laws with the Governmental Entities identified in Section 5.3(b) of the Sellers Disclosure Schedule (collectively, the “Governmental Consents”); and (iii) to cooperate with each other in (A) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Entities (including any non-U.S. jurisdiction in which the Business operates) and (B) to the extent not made prior to the date of this Agreement or otherwise, making, or causing to be made, as promptly as practicable, all such applications and filings and seeking all such actions or nonactions, licenses, permits, orders, clearances, waivers, authorizations, expirations or terminations of waiting periods, notifications, clearances, consents and approvals. Each Party shall respond as promptly as practicable to any request by any Governmental Entity for information, documentation, other material or testimony, including by responding at the earliest reasonably practicable date to any request under or with respect to the HSR Act filing, any other Governmental Consent, or any inquiry by any Governmental Entity, and any such other applicable Laws for additional information, documents or other materials received by the Sellers or the Purchaser or any of their respective Affiliates from any Governmental Entity regarding any matter with respect to the Transactions under any Regulatory Law. In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause their Affiliates to, use reasonable best efforts to undertake promptly any and all action required to complete the Transactions as promptly as practicable (but in any event prior to the Outside Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Entity or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including to (x) proffer or consent and/or agree to any Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business or (y) promptly effect the disposition, licensing or holding separate of any assets or lines of business or (z) take any other remedy requested or proposed by any Governmental Entity, in each case, as may be necessary to permit the lawful consummation of the Transaction on or prior to the Outside Date and except as would have or would reasonably be expected to materially and adversely affect the Business, taken as a whole, following Closing. The Sellers and the Purchaser shall only be required to undertake any action contemplated by the immediately preceding sentence in the event that such action is conditioned on the consummation of the Transactions.
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(c)   The Sellers, on the one hand, and the Purchaser, on the other, shall each be responsible for fifty percent (50%) of all fees and payments owed to a Governmental Entity in order to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Agreement; provided, however, notwithstanding the foregoing, to the extent that the Transactions are consummated, the Purchaser shall be responsible for all administrative filing fees payable to any Governmental Entity in order to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Agreement and to the extent that the Sellers make any such payments prior to Closing, the Adjustment Amount will be modified in accordance with the terms set forth in the definition. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Sellers or any of their Affiliates be required to make any expenditure or give any commitment to any Person in connection with obtaining any consent.
(d)   Without limiting the generality of the rest of this Section 5.3, each of the Parties shall cooperate, as promptly as practicable, in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall, subject to applicable Law and reasonable confidentiality considerations, as promptly as reasonably practicable (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing; (ii) promptly notify and inform the other Party of any communication received from, or given by such Party or any of their Affiliates to any Governmental Entity, regarding any of the Transactions; and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity, and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Transactions; provided, however, that materials may be provided on an outside counsel-only basis, and/or may be redacted (A) to remove references concerning competitively sensitive information and the valuation of the Business and the transactions contemplated thereby and (B) as necessary to comply with contractual arrangements. Each Party shall, subject to applicable Law, permit counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity in connection with the Transactions. Each Party agrees not to participate, or to permit any of its Affiliates or their respective Representatives to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions, unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.
(e)   Any information provided to any Party or its Representatives to another Party or its Representatives in accordance with this Section 5.3 or otherwise pursuant to this Agreement shall be held by the receiving Party and its Representatives in accordance with, and shall be subject to, the confidentiality obligations set forth in the Confidentiality Agreement.
(f)   During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Parties shall not, and shall not permit any of their Affiliates to, knowingly take any action that could prevent, materially delay or materially impede the consummation of the Transaction.
Section 5.4   Further Assurances.   The Sellers and the Purchaser shall execute and deliver, or cause to be executed or delivered, all additional documents, agreements and other instruments and take all such further action as may be necessary to carry out the purposes and intents of this Agreement and applicable Law and to consummate such further transactions as may be reasonably required hereby or thereby.
Section 5.5   Public Announcements.   The Purchaser and Sellers have agreed to the text of a press release announcing the execution of this Agreement. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of the Purchaser are listed, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public
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announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of the Sellers, in the case of the Purchaser, or the Purchaser, in the case of the Sellers. Notwithstanding the foregoing, without such prior written consent, the Purchaser shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the Transactions that is substantially consistent with information included in a press release or other public announcement previously approved pursuant to the preceding sentence.
Section 5.6   Insurance.
(a)   From and after the Closing, with respect to any Losses, damages and Liability incurred by any of the Acquired Companies arising out of acts or omissions prior to the Closing, the Sellers will provide the Acquired Companies with access to, and the Acquired Companies may make claims under, in each case at the sole expense of the Acquired Companies, the Sellers’ third-party occurrence-based insurance policies that were in place immediately prior to the Closing, but solely to the extent that such policies provided coverage for the Acquired Companies with respect to events occurring prior to the Closing; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:
(i)   the Purchaser shall indemnify, hold harmless and reimburse the Sellers and their Affiliates for any deductibles, self-insured retention or fees and expenses incurred by the Sellers or their Affiliates to the extent resulting from any access to, any claims made by the Acquired Companies under, any insurance policy of the Sellers or their Affiliates provided pursuant to this Section 5.6(a), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by the Acquired Companies, their respective employees or third parties (collectively, “Insurance Costs”);
(ii)   from time to time upon the prior written request of the Sellers, and in any event prior to submitting any claim that would reasonably be expected to result in the incurrence by the Sellers (without giving effect to any indemnification by the Purchaser pursuant to Section 5.6(a)(i)) of any Insurance Costs, the Purchaser shall provide a reasonably detailed description regarding any such claims to the Sellers, as promptly as practicable;
(iii)   in connection with the matters described in this Section 5.6(a), the Purchaser shall be responsible for making payments directly to insurers, insurance brokers and third-party claims administrators and shall take all appropriate action to insure that no Insurance Costs in respect of claims of the Acquired Companies are incurred by the Sellers in connection with any insurance provided pursuant to this Section 5.6(a) unless such Insurance Costs are fully reimbursed by the Purchaser;
(iv)   the Sellers shall have no obligations to incur any unreimbursed Insurance Costs in respect of any such claims;
(v)   the Purchaser shall not, and shall cause the Acquired Companies not to, in connection with any claim by the Acquired Companies under any insurance policy of the Sellers or their Affiliates pursuant to this Section 5.6(a), take any action that would be reasonably likely to (A) result in the applicable insurance company terminating or reducing coverage, or increasing in any material respect the amount of any premium owed by the Sellers or their Subsidiaries under the applicable insurance policy or (B) otherwise compromise, materially and adversely jeopardize or interfere with the rights of the Sellers or their Subsidiaries under the applicable policy; and
(vi)   in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Purchaser, on the one hand, and the Sellers, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses submitted by each of them (or their respective Subsidiaries) from and after the date of Closing to the Sellers’ insurance carrier(s); provided, that the Sellers may elect not to reinstate the policy aggregate.
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(b)   Except as set forth in this Section 5.6(b), the Purchaser acknowledges that from and after the Closing, the Acquired Companies shall cease to be insured by the Sellers’ or their Affiliates’ respective current and historical insurance policies or programs or by any of their current and historical self-insured programs, and neither the Purchaser nor the Acquired Companies shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all right to proceeds) to cover any assets of the Acquired Companies or any Liability arising from the operation of the Business. The Sellers and their Affiliates may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.6. From and after the Closing, the Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Acquired Company and the Business.
(c)   This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any of the Sellers or their Subsidiaries in respect of any insurance policy or any other contract or policy of insurance.
Section 5.7   Control of Operations.   Without in any way limiting any Party’s rights or obligations under this Agreement including Section 5.1, the Parties understand and agree that nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Business’ operations prior to the Closing.
Section 5.8   Intercompany Arrangements.
(a)   As of the Closing, all accounts (including Indebtedness), except for those accounts listed on Section 5.8(a) of the Sellers Disclosure Schedule, between the Sellers and/or any of their Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, shall be settled or otherwise eliminated without creating any Liability to the Purchaser or any of the Acquired Companies that would remain outstanding as of immediately after the Closing.
(b)   Effective at the Closing, other than any accounts governed by Section 5.8(a) and the Contracts listed on Section 5.8(b) of the Sellers Disclosure Schedule, all Contracts, including all obligations to provide goods, services or other benefits, between any of the Sellers or any of their Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other.
Section 5.9   Restrictive Covenants.
(a)   For one year following the Closing, subject to the other terms of this Section 5.9, the Sellers shall not (directly or indirectly through any Affiliate), and shall cause their Affiliates not to, own, hold or control any equity interests in any Person whose primary business is the manufacture, supply, distribution and sale of aspartame, sucralose, saccharin and stevia branded tabletop sweeteners, licorice extracts and licorice derivatives (such business, collectively, as conducted by the Acquired Companies on the date hereof, the “Restricted Business”) (or otherwise operate or engage in any Restricted Business); provided, however, that the foregoing shall not prohibit the Sellers or any of their Affiliates from making a passive investment in the capital stock or other interest of an issuer so long as such restricted party does not acquire, directly or indirectly, more than five percent (5%) equity interest in a Person engaged in a Restricted Business; provided, however, in the event that the Sellers or their Affiliates dispose of an investment in existence prior to Closing, and in connection with such disposition receive equity interests in a Person engaged in a Restricted Business, the five percent (5%) ownership threshold referenced herein shall increase to twenty percent (20%) solely with respect to the securities received in connection with such disposition; provided, further, nothing herein shall permit the Sellers or their Affiliates to make standalone acquisitions beyond the five percent (5%) threshold and such accretion shall only be permitted directly in connection with a relevant disposition.
(b)   For one (1) year following the Closing Date, subject to the terms of this Section 5.9, the Sellers shall not (directly or indirectly through any Subsidiary), and shall cause their Affiliates not to solicit for employment or otherwise engage (whether as an employee, consultant or otherwise) or hire any Person that is an executive officer of the Acquired Companies as of the Closing Date or any Key
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Business Employee, provided, however, that nothing in this Section 5.9(b) shall preclude the Sellers or their Affiliates and their respective officers, directors and employees from (A) soliciting and hiring any such individual who has not been employed by the Purchaser or its Affiliates for a period of at least six (6) months prior to commencement of employment discussions between the Sellers, or their respective officers, directors or employees and such individual, or (B) making any general or public solicitation not targeted at employees of the Purchaser or any of its Affiliates and hiring any Person who responds thereto; provided, however, that the foregoing shall not restrict publicly traded portfolio companies of the Sellers and their Affiliates, from soliciting, engaging or hiring any person; provided, further that the Sellers will not direct such otherwise unrestricted portfolio companies to take actions in contravention of this provision.
(c)   The Parties acknowledge and agree that the covenants and provisions in this Section 5.9 are reasonable in duration, geographic area and scope and separate and divisible and, if any such covenant or provision is determined to be unenforceable or invalid for any reason, it shall be reformed to have the closest possible effect, consistent with applicable Law, to the original covenant or provision and the remaining covenants shall be unaffected. Each of the Sellers acknowledges that the restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions.
Section 5.10   The Form S-4, Proxy Statement and the Purchaser Extraordinary General Meeting.
(a)   As promptly as reasonably practicable after the date of this Agreement, but in any event within the later of (i) thirty (30) days from the date hereof and (ii) ten (10) Business Days following delivery of information required to be provided by the Sellers or such later date as the Parties agree, the Purchaser will prepare and file with the SEC the Form S-4 containing a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions and to the extent required the Designated Directors (the “Proxy Statement”) in preliminary form. The Purchaser shall as promptly as reasonably practicable notify the Sellers of the receipt of any oral or written comments from the SEC relating to the Form S-4 or Proxy Statement and any request by the SEC for any amendment to the Form S-4 or Proxy Statement or for additional information. The Purchaser shall use reasonable best efforts to cooperate and provide the Sellers with a reasonable opportunity to review and comment on the Form S-4 or Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Sellers in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 5.10(d), the Purchaser Board Recommendation shall be included in the Proxy Statement. The Purchaser will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Form S-4 or Proxy Statement. The Purchaser will cause the Proxy Statement to be transmitted to the Purchaser Shareholders as promptly as reasonably practicable, but in any event within five (5) Business Days, following the date on which the SEC confirms it has no further comments on the Form S-4 and Proxy Statement.
(b)   The Sellers acknowledge that a substantial portion of the Form S-4 and Proxy Statement shall include disclosure regarding the Business and the Acquired Companies. Accordingly, the Sellers will, as promptly as reasonably practicable after the date of this Agreement, use their respective reasonable best efforts to provide the Purchaser with all information concerning the operations and business of the Business and the Acquired Companies and the Business’s management and operations and financial condition, in each case, required or reasonably requested by the Purchaser to be included in the Form S-4 and Proxy Statement, including (i) the required financial statements of the Business prepared in accordance with SEC Guidance, including the requirements of Regulation S-X and a related consent from the Business’s independent public accountants, (ii) required selected financial data of the Business required by Item 301 of Regulation S-K and (iii) required management’s discussion & analysis for the periods required under applicable SEC Guidance. Without limiting the generality of the foregoing, the Sellers shall use their respective reasonable best efforts to cooperate with the
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Purchaser in connection with the preparation for inclusion in the Form S-4 and Proxy Statement of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein). The Sellers shall use reasonable best efforts to make the managers, directors, officers and employees of the Acquired Companies available to the Purchaser and its counsel (and other Representatives engaged in connection with the preparation of the Form S-4 and Proxy Statement) in connection with the drafting of the Form s-4 and Proxy Statement, as reasonably requested by the Purchaser, and responding in a timely manner to comments on the Form S-4, Proxy Statement and such other filings from the SEC.
(c)   The Purchaser will take, in accordance with applicable Law, NASDAQ rules and the Purchaser Constitutional Documents, all action necessary to call, hold and convene an extraordinary general meeting of the Purchaser (including any permitted adjournment (the “Purchaser Extraordinary General Meeting”) to consider and vote upon the Purchaser Shareholder Proposals as promptly as practicable after the filing of the Form S-4 and Proxy Statement in definitive form with the SEC and in no event less than fifteen (15) Business Days (“Inside Date”) or more than thirty-five (35) days after the definitive Form S-4 and Proxy Statement is first transmitted to the Purchaser Shareholders, subject to the adjournment provisions below. Once the Purchaser Extraordinary General Meeting to consider and vote upon the Purchaser Shareholder Proposals has been called and noticed, except as required by Law, the Purchaser will not postpone or adjourn the Purchaser Extraordinary General Meeting without the consent of the Sellers (which consent will not be unreasonably withheld, conditioned or delayed) other than (1) for the absence of a quorum, or (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Purchaser Shareholders prior to the Purchaser Extraordinary General Meeting or (3) an adjournment or postponement to solicit additional proxies from the Purchaser Shareholders to the extent the Purchaser has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Required Purchaser Shareholder Proposals, provided, that in the case of an postponement or adjournment in accordance with clause (1), (2) or (3), above, such postponement or adjournment (i) may be no more than ten (10) Business Days from the original date of the Purchaser Extraordinary General Meeting and (ii) for the avoidance of doubt shall not require the consent of the Sellers. Subject to Section 5.10(d), following delivery of the Form S-4 and Proxy Statement to the Purchaser Shareholders, the Purchaser will use reasonable best efforts to solicit approval of the Purchaser Shareholder Proposals by the Purchaser Shareholders.
(d)   Subject to this Section 5.10(d), the Purchaser Board will recommend that the Purchaser Shareholders approve the Purchaser Shareholder Proposals (the “Purchaser Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Purchaser Shareholder Proposals, the Purchaser Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Purchaser Board Recommendation (any such action a “Change in Recommendation”) if the Purchaser Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided, however, that the Purchaser Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) unless the Purchaser has provided to the Sellers three (3) Business Days’ prior written notice advising the Sellers that the Purchaser Board intends to take such action and specifying the reasons therefor in reasonable detail (the “Notice Period”). During the Notice Period, if requested by the Sellers, the Purchaser shall engage in good faith negotiations with the Sellers regarding any amendment to this Agreement proposed in writing by the Sellers that would reasonably be expected to obviate the need to effect a Change in Recommendation. The Purchaser Board shall consider in good faith any proposed amendments to this Agreement and any other agreements that may be proposed in writing by the Sellers no later than 11:59 p.m., New York City time, on the last day of the Notice Period. Any material changes related to such Intervening Event shall constitute a new Intervening Event and the Purchaser shall be required to
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deliver a new written notice to the Sellers and again comply with the requirements of this section with respect to such new written notice. The Purchaser agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Purchaser Extraordinary General Meeting for the purpose of voting on the Purchaser Shareholder Proposals shall not be affected by any Change in Recommendation, and the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Extraordinary General Meeting and submit for the approval of the Purchaser Shareholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.
(e)   If at any time prior to the Closing Date, any event, circumstance or information relating to the Purchaser or the Sellers, the Acquired Companies or any of their respective Affiliates, officers or directors or other Representatives should be discovered by the Purchaser or the Sellers, as applicable, that in the reasonable judgment of the Purchaser should be set forth in an amendment or supplement to the Form S-4 and Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by the Purchaser and disseminated to the holders of the Class A Ordinary Shares; provided that no information received by the Purchaser pursuant to this Section 5.10(e) shall be deemed to change, supplement or amend the Sellers Disclosure Schedule.
(f)   Subject to this Section 5.10, the Purchaser shall use reasonable best efforts to complete the Offer as promptly as practicable and shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement. The Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.10(f) shall (i) impose any obligation on the Purchaser to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of the Purchaser to terminate this Agreement in accordance its terms.
Section 5.11   Trust.   Upon satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) (including but not limited to Section 8.1(d)) and provision of notice thereof to the Trustee, in accordance with, subject to and pursuant to the Trust Agreement and the Purchaser Constitutional Documents, at the Closing, the Purchaser (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to (i) pay as and when due all amounts payable to the Purchaser Shareholders holding the Class A Ordinary Shares sold in the IPO who shall have previously validly elected to redeem their Class A Ordinary Shares pursuant to the Purchaser Constitutional Documents, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement.
Section 5.12   Exclusivity.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:
(a)   None of the Sellers nor any of the Acquired Companies shall take, nor shall any of them permit any of their respective Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser and/or any of its Affiliates) concerning any purchase of any of the Acquired Companies’ equity securities or any merger, sale of substantial assets or similar transaction involving any of the Acquired Companies, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”). The Sellers shall, and shall cause the Acquired Companies and any of their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Purchaser and its Affiliates) with respect to any of the foregoing. The
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Purchaser hereby acknowledges that prior to the date of this Agreement, the Sellers and the Acquired Companies have provided information relating to the Acquired Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Sellers or the Acquired Companies of this Section 5.12(a). Notwithstanding the foregoing, any of the Sellers, the Acquired Companies or their respective Representatives may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Sellers and the Acquired Companies are subject to an exclusivity agreement and are unable to provide any information related to the Acquired Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction so long as such exclusivity agreement remains in effect. The Sellers shall promptly (but in any event within forty-eight hours) notify the Purchaser if any of the Seller, any Acquired Company or any of their Representatives receive any offer for, or any solicitation to discuss or negotiate, an Acquisition Transaction.
(b)   The Purchaser shall not take, and shall cause its Affiliates and their respective Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Sellers and/or any of their Affiliates) concerning any Business Combination (each such transaction, a “Business Combination Transaction”). The Purchaser shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Sellers and their Affiliates) with respect to any of the foregoing. The Sellers hereby acknowledge that prior to the date of this Agreement, the Purchaser has provided information relating to the Business Combination and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Business Combination Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a Business Combination Transaction without any breach by the Purchaser of this Section 5.12(b). Notwithstanding the foregoing, the Purchaser, any of its Affiliates and any of its or their respective Representatives may respond to any unsolicited proposal regarding a Business Combination Transaction by indicating that the Purchaser is subject to an exclusivity agreement and is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Transaction so long as such exclusivity agreement remains in effect. The Purchaser shall promptly (but in any event within forty-eight hours) notify the Sellers, if the Purchaser or any of its Representatives receives any offer for, or any solicitation to discuss or negotiate, an Business Combination Transaction.
Section 5.13   Additional Financing.
(a)   At any time from and after the date hereof, the Purchaser may, at its sole discretion, procure additional equity financing in the form of the issuance and sale of additional Class A Ordinary Shares from Persons and on terms reasonably acceptable to the Sellers (the “Additional Equity Financing”).
(b)   The Purchaser shall, in consultation with the Sellers, use reasonable best efforts to, as promptly as possible after the date hereof, obtain a binding commitment for a “term loan B” facility on the terms set forth on Section 5.13 of the Seller Disclosure Letter (such commitment letter, a “Term Loan B Commitment Letter”, and such financing, the “Term Loan B Financing”).
Section 5.14   Financing.
(a)   The Purchaser shall, in consultation with the Sellers, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain and consummate the Debt Financing (or, in the event any portion or all of the Debt Financing becomes unavailable, alternative debt or equity financing (in an amount sufficient, together with the remaining Debt Financing, if any, and any other sources available to the Purchaser, to fund the payment of the Aggregate Cash Obligations and satisfy any other obligations of the Purchaser contemplated hereunder) from the same or other sources (such portion from sources other than any source providing the Debt Financing contemplated by the Debt Commitment Letter as of the date hereof, the “Alternate Financing”)), including using its reasonable best efforts to (i) in accordance with and subject
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to the terms and conditions set forth therein, maintain in effect the Debt Commitment Letter until the occurrence of the Closing, (ii) negotiate and enter into definitive agreements with respect to the Financing on terms and conditions no less favorable to the Purchaser (including, if necessary, the flex provisions) than those contained therein on the date of this Agreement, subject to any amendments or modifications thereto permitted by the last sentence of this Section 5.14(a), (iii) on or before the Closing Date, satisfy (or obtain a waiver of) all conditions applicable to the Purchaser that are within its control and contained in the Debt Commitment Letter or any definitive agreements related to the Debt Financing, including the payment of any fees on or substantially concurrently with the Closing Date to the extent required as a condition to the Debt Financing, (iv) comply with its obligations under the Debt Commitment Letter and any definitive agreements related to the Debt Financing in accordance with and subject to the terms and conditions set forth therein, (v) perform and satisfy its obligations under the Debt Commitment Letter at or prior to the Closing, (vi) fully enforce its rights under the Debt Commitment Letter or any definitive agreements related to the Debt Financing and (vii) consummate the Debt Financing at or prior to the Closing. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the foregoing sentence or the “reasonable best efforts” of the Purchaser be deemed or construed to require the Purchaser to, and the Purchaser shall not be required to (i) pay fees to the Debt Providers in the aggregate in excess of those contemplated by the Debt Commitment Letter or (ii) agree to terms that are less favorable than any terms set forth in the Debt Commitment Letter (including the “market flex” provisions of any fee letters executed in connection therewith) or any related agreements executed in connection therewith. In each case, the Purchaser shall keep the Sellers informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. The Purchaser shall give the Sellers prompt written notice upon becoming aware of, or receiving notice or any other communication with respect to, any actual breach of or default under the Debt Commitment Letter or any definitive agreements related to the Debt Financing, or any actual termination, withdrawal or rescission of the Debt Commitment Letter or any credit agreement related to the Debt Financing, in each case, prior to the Closing. Notwithstanding anything in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that neither the availability nor terms of the Debt Financing or any Alternate Financing are conditions to the obligations of the Purchaser to consummate the Transactions, and the Purchaser reaffirms its obligation to consummate the Transactions subject to the express conditions set forth in Article VIII, irrespective and independent of the availability or terms of the Debt Financing or any Alternate Financing, the Purchaser’s use of efforts in accordance with this Section 5.14, or otherwise. The Purchaser shall not, without the prior written consent of the Sellers, amend, modify, supplement or waive any provision of the Debt Commitment Letter or any definitive agreements related to the Debt Financing in a manner that would reasonably be expected to (i) add any additional condition (or expand any existing condition) to funding of the Debt Financing, or (ii) adversely affect the ability to enforce any rights thereunder or (iii) prevent or materially delay the Closing.
(b)   Prior to the Closing, the Sellers shall, and shall cause the Acquired Companies to, and shall use their reasonable best efforts to cause their Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by the Purchaser in writing to assist the Purchaser and the Debt Providers in the arrangement of the Debt Financing, including, without limitation, to use reasonable best efforts to: (i) cause the management of the Acquired Companies to participate in a reasonable number of meetings, presentations, sessions with rating agencies, sessions with the Debt Providers and/or other prospective lenders and due diligence sessions, in each case, with appropriate seniority and expertise; (ii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations, marketing materials customary for syndicated bank financings, bank information memoranda and related lender materials, provide customary authorization letters authorizing the distribution of information to prospective lenders in connection with a syndicated bank financing (including customary accuracy and material non-public information representations) and provide reasonable cooperation with due diligence efforts of the Debt Providers; (iii) obtain documents, instrument and agreements reasonably requested by the Purchaser or the Debt Providers relating to the payoff letters described in Section 5.20; (iv) promptly provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, as applicable, any beneficial ownership regulations, relating to the Acquired
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Companies, in each case, as reasonably requested at least eight (8) Business Days prior to the Closing Date by the Purchaser; (v) furnish to the Purchaser and the Debt Providers the Required Information and reasonable access to the Acquired Companies’ certified independent auditors in relation to such Required Information; (vi) cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral in connection with the Debt Financing; (vii) assist in the preparation of financial projections and pro forma financial information (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein); (viii) be available to provide and execute documents as may be reasonably requested by the Purchaser and as are customary for transactions of the type contemplated by this Agreement and that are not effective until as of or after the Closing Date, including assisting with the preparation of, and executing and delivering, customary closing certificates; and (ix) assist in the negotiation of one or more credit agreements, pledge and security documents and currency or interest hedging agreements and in the preparation of schedules thereto; provided, that nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Sellers or any of their Affiliates, (B) require the Sellers or any of their Affiliates to agree to pay any commitment or other fees, reimburse any expenses, provide any security prior to Closing, or otherwise incur any liability or give any indemnities, (C) require delivery of any opinion or (D) require the Sellers or any of their Affiliates to take any action that would reasonably be expected to conflict with, or result in any material (with respect to Contracts) violation or breach of, or default (with or without notice or lapse of time, or both) under, any organizational document of the Sellers or any of their Affiliates, any applicable Law or any Contract to which any Seller or the Acquired Companies is a party; and provided, further, that none of the Sellers, the Acquired Companies, their respective Affiliates nor any Persons who are employees, directors or officers thereof shall be required to (I) pass resolutions or consents (except those which are subject to the occurrence of the Closing Date) to approve or authorize the Debt Financing, or deliver any certificates in connection with the Debt Financing (other than any customary authorization letters described in 5.14(b)(ii) above) prior to Closing, (II) pass resolutions or consents, or execute any agreement or certificates, unless the relevant employees, directors or officers will continue in such positions (or similar positions) after Closing or (III) prepare any pro forma financial information or statements (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein) or deliver any information or take any action set forth in the proviso of the definition of “Required Information.”
(c)   The Purchaser shall promptly, upon written request by the Sellers, reimburse the Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of one outside counsel and any necessary additional counsel to the extent local or regulatory counsel are required, or to the extent necessary to address a conflict or potential conflict) incurred by the Sellers or any of their Subsidiaries (including the Acquired Companies, whose costs and expenses in connection with the Debt Financing shall, notwithstanding anything to the contrary herein, be the sole responsibility of the Purchaser) or their respective Representatives in connection with the Debt Financing or any other Financing, including the cooperation contemplated in respect of the Debt Financing by this Section 5.14, or in connection with Section 5.20 below, and shall indemnify and hold harmless the Sellers, their Subsidiaries and their respective Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with the Debt Financing or any other Financing, including the cooperation contemplated in respect of the Debt Financing by this Section 5.14, or in connection with Section 5.20 below, and any information used in connection therewith, except for any such all losses and other Liabilities which are determined by a final non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence, Fraud or willful misconduct or material breach of this Agreement by the Sellers, the Acquired Companies and their respective Affiliates, directors, officers, employees, agents and Representatives.
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(d)   For purposes of this Section 5.14, the term “Debt Financing” shall also be deemed to include any Alternate Financing, and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter in respect of Alternate Financing.
(e)   All non-public or otherwise confidential information regarding the Sellers or any of their Affiliates obtained by the Purchaser or any of its Affiliates or its or their respective Representatives pursuant to this Section 5.14 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Purchaser shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements reasonably satisfactory to the Sellers.
Section 5.15   Release.   Effective upon and following the Closing, except as otherwise set forth herein, the Purchaser, on its own behalf and on behalf of the Acquired Companies and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Sellers, their Affiliates and each of its and its Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively the “Related Parties”), and each of their respective successors and assigns and each of their respective Related Parties (collectively the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability, liabilities of the Acquired Companies, or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided however, that nothing in this Section 5.15 shall release the Seller Released Parties from their obligations under this Agreement.
Section 5.16   Section 16.   Prior to the Closing, the Purchaser Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Class A Ordinary Shares by the Purchaser, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Acquired Companies who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.
Section 5.17   Directors’ and Officers’ Indemnification and Insurance.
(a)   The Parties acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of any of the Acquired Companies or their Affiliates or the Purchaser and each Person who served at the request of the Acquired Companies or the Purchaser as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the Organizational Documents of any of the Acquired Companies or their Affiliates in effect on the date of this Agreement and made available to the Purchaser, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement and made available to the Purchaser, in each instance, with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Transactions and shall continue in full force and effect and that any of the Acquired Companies or their Affiliates will perform and discharge their respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Purchaser shall cause the Purchaser Constitutional Documents to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Acquired Companies and their Affiliates, as in effect on the date of this Agreement and made available to the Purchaser, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would be reasonably expected to adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, the Purchaser shall cause the Acquired Companies and their Affiliates to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.17.
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(b)   From and following the Closing Date, the Purchaser, shall, and shall cause the Acquired Companies and their Affiliates to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any of the Acquired Companies or their Affiliates, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any of the Acquired Companies or their Affiliates, in each instance before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any of the Acquired Companies or their Affiliates). In the event of any such Action, the Purchaser and the Acquired Companies and their Affiliates, as applicable, shall reasonably however cooperate with the D&O Indemnified Person in the defense of any Action; provided, that none of the Purchaser and the Acquired Companies and their Affiliates shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)   For a period of six (6) years from the Closing Date, the Purchaser shall maintain directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Acquired Companies and their Affiliates (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in no event shall the Purchaser be obligated to pay annual premiums greater than 250% of such premiums paid or payable as of the date of this Agreement and (ii) if the annual premium for such coverage and amount of insurance would exceed 250% of such current annual rate, the Purchaser shall provide the maximum coverage which shall then be available at an annual premium not exceeding 250% of such rate. The Purchaser shall maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums).
(d)   If the Purchaser or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company, corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser shall assume all of the obligations of the Surviving Company set forth in this Section 5.17.
(e)   The provisions of this Section 5.17 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of the Purchaser and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
Section 5.18   Expenses.   All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid (i) in the case of the Sellers, by the Sellers, and (ii) in the case of the Purchaser, by the Purchaser; provided, that, in the event that the Closing is consummated, at the Closing, except as otherwise set forth herein, the Purchaser shall pay all Transaction Costs incurred by the Sellers and Acquired Companies subsequent to July 21, 2019. Notwithstanding the preceding sentence, the Sellers shall be responsible for any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by an Acquired Company solely as a result of or in connection with the consummation of the Transactions.
Section 5.19   Transaction Litigation.   Each of the Purchaser and the Sellers shall cooperate with the other and use reasonable best efforts in the defense or settlement of any Action relating to the Transactions
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which is brought or threatened in writing against (a) the Purchaser, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Sellers, any of their Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, and (ii) utilizing counsel reasonably agreeable to both the Purchaser and the Sellers (such agreement to counsel not to be unreasonably withheld, conditioned or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.20   Release from Loan Agreements.   At or prior to the Closing, the Sellers shall have delivered or caused to be delivered to the Purchaser one or more customary payoff letters, which letters reflect the termination of all guaranties of the Existing Credit Agreements by the Acquired Companies and the release of all Liens securing the Existing Credit Agreements and relating to (a) the Transferred Equity Interests, (b) the properties and assets of the Acquired Companies and (c) all assets included in the Transferred Assets and Liabilities upon receipt of the amounts indicated in such payoff letters, together with customary UCC-3 termination statements and customary terminations or releases that are necessary to terminate or release, as the case may be, the Acquired Companies from all such Liens securing the Existing Credit Agreements on the Acquired Companies’ properties and assets.
Section 5.21   Other Disclosure.
(a)   Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, in connection with the preparation of any Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, including the Current Report on Form 8-K announcing the Closing (the “Super 8-K”) or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of the Purchaser, the Sellers and/or any of the Acquired Companies to any Governmental Entity in connection with the Transactions (each, a “Reviewable Document”), the Purchaser and the Sellers shall, upon request by the other, use their reasonable best efforts to furnish the other with all information reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.
(b)   Whenever any event occurs which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Purchaser or the Sellers, as the case may be, shall promptly inform the other party of such occurrence and shall use their reasonable best efforts to furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.
(c)   The Sellers shall cooperate in good faith with respect to the preparation of the Super 8-K, and use their respective reasonable best efforts to provide the Purchaser with all information reasonably requested by the Purchaser and required to be included by SEC Guidance in such filing, including (i) the required financial statements of the Business, (ii) the selected financial data of the Business required by Item 301 of Regulation S-K and (iii) required management’s discussion & analysis for the applicable periods presented. Without limiting the generality of the foregoing, the Sellers shall use their respective commercially reasonable efforts to cooperate with the Purchaser in connection with the preparation for inclusion in the Super 8-K of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein). The Sellers shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Acquired Companies available to the Purchaser and its counsel in connection with the drafting of the Super 8-K, as reasonably requested by the Purchaser; provided that doing so does not unreasonably interfere with the ongoing operations of the Business.
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Section 5.22   Deferred Shares.   Immediately following the Closing, the Sellers, the Purchaser, the Purchaser Sponsor and the Purchaser’s transfer agent shall enter into an Escrow Agreement pursuant to which (i) (A) three million (3,000,000) Class A Ordinary Shares (which, for the avoidance of doubt, will be converted at Closing from Class B Ordinary Shares) (the “Initial Escrowed Sponsor Shares”) and (B) two million (2,000,000) Class A Ordinary Shares (which, for avoidance of doubt, will be converted at Closing from Class B Ordinary Shares) (the “Secondary Escrowed Sponsor Shares,” and collectively, with the Initial Escrowed Sponsor Shares, the “Escrowed Sponsor Shares”), in each instance, held by the Purchaser Sponsor shall be held subject to the Escrow Agreement and all share certificates (if any) in respect of the Escrowed Sponsor Shares shall be deposited into an escrow account (the “Sponsor Escrow”) and (ii) one million (1,000,000) Class A Ordinary Shares that will be issued to the Sellers at the Closing in addition to the Purchaser Ordinary Shares Consideration (the “Escrowed Seller Shares”) shall be held subject to the Escrow Agreement and all share certificates (if any) in respect of the Escrowed Seller Shares shall be deposited into an escrow account (the “Sellers Escrow”), in each case established and maintained by the Purchaser’s transfer agent. The Sponsor Escrow and Seller Escrow shall also hold all dividends, distribution, or other proceeds as may be paid with respect to the Escrowed Sponsor Shares and Escrowed Seller Shares, respectively. Upon the occurrence of a Trigger Event (or in the case of a Trigger Event that is a Change in Control, immediately prior to the consummation of such Change in Control), the Purchaser Sponsor shall cause the Purchaser’s transfer agent to release the Initial Escrowed Sponsor Shares from the Sponsor Escrow to the Purchaser Sponsor or its designee and to release to the Sellers or their designee the Escrowed Seller Shares from the Sellers Escrow. Upon the occurrence of a Secondary Trigger Event (or in the case of a Secondary Trigger Event that is a Change in Control, immediately prior to the consummation of such Change in Control), the Purchaser Sponsor shall cause the Purchaser’s transfer agent to release the Secondary Escrowed Sponsor Shares from the Sponsor Escrow to the Purchaser Sponsor or its designee. In no event shall any Escrowed Sponsors Shares be released from the Sponsor Escrow unless a proportionate number of Escrowed Seller Shares are simultaneously released from the Sellers Escrow, and vice versa. For so long as the Escrowed Sponsor Shares are held in the Sponsor Escrow, the Purchaser Sponsor shall have the right to vote such shares. For so long as the Escrowed Sponsor Shares are held in the Sellers Escrow, the Sellers shall have the right to vote such shares.
Section 5.23   Seller Liability.   Until the later of (a) the completion of payments pursuant to Section 2.5(h) and (b) for such time as the Sellers may have Liability in accordance with Section 10.2, the Sellers hereby covenant and agree that (i) Flavors Holdings shall remain in existence, not dissolve, not liquidate or otherwise wind down its business and affairs; and (ii) Flavors Holdings shall not take any action that would reasonably be expected to cause it to be unable to satisfy the Sellers’ potential obligations or Liabilities under Section 2.5(h) or Section 7.10 or otherwise circumvent such obligations.
Section 5.24   Withholding Exemption.   The Sellers shall use reasonable best efforts to obtain necessary certifications or other governmental approvals or documentation so that no Luxembourg withholding tax will apply in connection with distributions from Merisant Luxembourg that are attributable to distributable reserves in existence prior to Closing (the “Luxembourg Withholding Exemption”). Purchaser shall cooperate in good faith with Sellers and shall provide such assistance to Sellers as Sellers reasonably request in connection with obtaining the Luxembourg Withholding Exemption.
Section 5.25   Domestication.   Prior to the Closing, Purchaser shall take or cause to be taken all such action as may be necessary or appropriate in order to effectuate, prior to the Closing, the domestication of the Purchaser into a Delaware corporation, merger of the Purchaser into a Delaware corporation, or other similar transaction that results in the jurisdiction of organization of the Purchaser being Delaware (the “Domestication”). The manner and terms of effecting the Domestication shall be agreed by the Sellers and the Purchaser, and without limiting the foregoing, promptly after the date hereof, the Sellers and the Purchaser shall agree on the form and content of the Domestication Organizational Documents, which shall be consistent in substance with the Investors Agreement and the Organizational Documents (other than the elimination of Class B Ordinary Shares). Sellers shall reasonably cooperate with Purchaser to facilitate Purchaser’s compliance with the foregoing obligation to effectuate the Domestication.
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ARTICLE VI
EMPLOYEE MATTERS
Section 6.1   Terms and Conditions of Employment.   With respect to each Business Employee, the Purchaser shall maintain, for a period of at least twelve (12) months following the Closing Date, (i) the same or higher wage rate or base salary level in effect for such Business Employee immediately prior to the Closing, (ii) short- and long-term incentive compensation opportunities that are, in the aggregate, no less favorable than those in effect immediately prior to the Closing for such Business Employee (except, in accordance with the terms set forth herein, that the Sellers shall retain all liability for any equity compensation that accrued in the period prior to the Closing), and (iii) employee benefits and fringe benefits that are no less favorable, in the aggregate, than those in effect for such Business Employees immediately prior to the Closing. As of and after the Closing, the Purchaser shall provide each Business Employee with full credit, for all purposes under any Business Benefit Plan and each other employee benefit plan, policy, agreement or arrangement sponsored, maintained or contributed to by the Purchaser or any of its Affiliates, for such Business Employee’s service prior to the Closing with the Sellers or any of their respective Affiliates, to the same extent such service is recognized by the Sellers and their respective Affiliates immediately prior to the Closing; provided that such service shall not be credited for purposes of benefit accrual under any final average pay defined benefit pension plan.
Section 6.2   Health Coverage.   The Purchaser shall cause each Business Employee and his or her eligible dependents to be covered on and after the Closing by a group health plan or plans maintained by the Purchaser and its Affiliates that (i) comply with the provisions of Section 6.1, (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and (iii) provide each Business Employee full credit under the Purchaser or its applicable Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the applicable Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or the Purchaser or its applicable Affiliate’s group health plans.
Section 6.3   Accrued Vacation, Sick Leave and Personal Time.   Effective as of the Closing, the Purchaser shall recognize all Liabilities with respect to accrued but unused vacation time for all Business Employees. The Purchaser shall allow Business Employees to use the vacation, sick leave and personal time assumed and recognized pursuant to this Section 6.3 in accordance with the terms of the Purchaser’s and its applicable Affiliates’ programs in effect from time to time (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of the Purchaser or its Affiliates on or following the Closing, without regard to any accrual limits set forth in such plans or policies).
Section 6.4   Severance.   With respect to each Business Employee whose employment is terminated during the period commencing on the Closing Date and ending twelve (12) months after the Closing Date, the Purchaser shall provide such Business Employee with severance benefits at least equal in value to the severance benefits set forth in Section 6.4 of the Sellers Disclosure Schedule, taking into account such Business Employee’s service with the Sellers and their Affiliates (including any predecessor service recognized pursuant to Section 6.1) prior to the Closing and with the Purchaser and its Affiliates on and after the Closing, subject to such Business Employee’s execution, non-revocation and compliance with a general release of claims in favor of the Purchaser and its Affiliates in a form acceptable to the Purchaser.
Section 6.5   Non-U.S. Business Employees.   In the case of Business Employees whose primary work location is outside of the United States of America (“Non-U.S. Business Employees”), the Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Article VI, comply with any additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the Transactions. In the event that the Purchaser and its Affiliates, with respect to any Non-U.S. Business Employee, either (i) do not provide a mirror benefit plan that is identical to the provisions that are in effect as of immediately prior to the Closing under each Benefit Plan in which such Non-U.S. Business Employee was covered or eligible for coverage immediately prior to the Closing and an offer of employment that complies with the requirements of this
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Article VI, or (ii) amend or otherwise modify at or after the Closing any such mirror benefit plan or other term or condition of employment applicable to such Non-U.S. Business Employee’s employment with the Purchaser or its Affiliates as of the Closing, which, in either case results in any obligation, contingent or otherwise, of the Sellers or their Affiliates to pay any severance or other benefits (including such benefits required under applicable Laws) to any Non-U.S. Business Employee or any additional Liability is incurred by the Sellers or their Affiliates in connection therewith, the Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless the Sellers and their Affiliates for all such severance, other benefits and additional Liabilities.
Section 6.6   Business Benefit Plans.   Without limiting any provision of this Article VI, effective as of the Closing Date, the Purchaser shall cause each of the Acquired Companies to retain (or cause another Affiliate of the Purchaser to assume or become a party to, as applicable), and honor (i) all Business Benefit Plans and all Liabilities thereunder, and (ii) all Liabilities relating to the employment or service (or termination thereof) of the Business Employees, whether arising prior to, on or after the Closing Date. The Purchaser shall have the right to amend any and all Business Benefit Plans in accordance with their terms to the extent permitted under the terms of such Business Benefit Plans.
Section 6.7   No Third-Party Beneficiaries; No Modification.   The provisions of this Article VI are solely for the benefit of the Parties to this Agreement, and no Business Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement as a result of this Article VI. In no event shall any provision of this Article VI be deemed to create or amend any Benefit Plan or other employee benefit plan or to create any enforceable rights under any such plan.
ARTICLE VII
TAX MATTERS
Section 7.1   Tax Year.   The Parties shall treat the taxable year of the Acquired Companies as ending on the Closing Date where required or allowable by Law and, except as provided under the “next day rule” of Treasury Regulations Section 1.1502-76, shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date. The Parties hereto agree that no ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to the Transactions. In accordance with Treasury Regulations Section 1.1502-76 and any similar Law, any income or gain related to any extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date. The Purchaser shall not take, or cause or permit any Acquired Company to take, any action outside of the ordinary course of business on the Closing Date after the Closing.
Section 7.2   Pre-Closing Tax Returns.
(a)   With respect to any Tax Return of an Acquired Company for any Pre-Closing Tax Period that is required to be filed after the Closing Date (a “Pre-Closing Tax Return”), the Sellers shall appoint and engage, at the Sellers’ expense, a professional tax preparation firm (“Tax Preparer”) of its choosing to prepare and file any such Tax Return. Without limiting the generality of Section 7.4, the Purchaser shall, and shall cause its Affiliates (including, after the Closing, the Acquired Companies) to, engage and cooperate with each such Tax Preparer in preparing and filing any Pre-Closing Tax Return. The Parties shall instruct the Tax Preparer to provide each of the Sellers and the Purchaser with a copy of any such Pre-Closing Tax Return at least forty-five (45) days prior to the due date thereof (taking into account any applicable extensions) for review and comment. The Sellers and Tax Preparer shall prepare, or cause to be prepared, and the relevant Acquired Company shall timely file, or cause to be timely filed, such Pre-Closing Tax Return in a manner consistent with the past practices, elections, and methods of the relevant Acquired Company, except as required by applicable Law. Tax Preparer shall revise such Tax Return to reflect any reasonable comments received from the Sellers not later than ten (10) days before the due date thereof (taking into account any extensions). The Purchaser shall not amend or revoke (or permit any of its Affiliates (including, after the Closing, the Acquired Companies) to amend or revoke) any Tax Return of any Acquired Company for any taxable period ending on or before, or including, the Closing Date (or any notification or election relating thereto) without the prior written consent of the Sellers.
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(b)   The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies for any Straddle Period (each a “Straddle Period Return”) in a manner that is consistent with the past practices, elections, and methods of the Acquired Companies, except as required by applicable Law. The Purchaser shall deliver to the Sellers for their review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of each such Tax Return at least forty-five (45) days prior to the due date (taking into account any extensions). The Purchaser shall reflect on any such Tax Return any reasonable comments provided by the Sellers not later than ten (10) days before the due date for filing such Tax Returns (taking into account applicable extensions). To the extent not already addressed by Section 7.1 or the first sentence of this Section 7.2(b), for purposes of the allocation of Taxes during a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Acquired Companies for the portion of the Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 7.3   Sellers’ Consolidated, Combined, Unitary Tax Return.   Notwithstanding any other provision of this Agreement, (i) the Sellers shall be entitled to control in all respects, and neither the Purchaser nor any of their Affiliates (including, after the Closing Date, the Acquired Companies) shall have any rights in respect of (1) any Tax Return of the Sellers or a member of the Sellers Group or (2) any Combined Tax Return; and (ii) the Sellers shall not be required to provide any person with any such Tax Return or copy thereof (provided that to the extent that such Tax Returns would be required to be delivered but for this Section 7.3, the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Acquired Companies).
Section 7.4   Cooperation.
(a)   Each Party shall, and shall cause their Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request (including the provision of any necessary powers of attorney) in (a) filing any Tax Return, amended Tax Return or claim for refund; (b) preparing financial accounting statements; (c) cooperating with financial statement auditors (including providing any requested information); (d) determining a liability for Taxes or a right to a refund of Taxes; and (e) conducting any audit, litigation, or Tax proceeding. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, in no event shall the Sellers or any of their Affiliates be required to provide any Person with any Tax Return or copy of any Tax Return of (x) the Sellers or any of their Affiliates or (y) a consolidated, combined, or unitary group that includes the Sellers or any of their Affiliates. Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense (provided, that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition).
Section 7.5   Transfer Taxes.   Notwithstanding anything to the contrary in this Agreement, the Purchaser shall pay, when due, and be responsible for, any sales, use, transfer (including any indirect real estate transfer), documentary, stamp, value-added, goods and services or similar Taxes and related fees (“Transfer Taxes”) imposed on or payable with respect to the transactions undertaken pursuant to Article II. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax
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Return to the other Party. The Sellers and the Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
Section 7.6   Tax Sharing Agreements.   The Sellers shall terminate or cause to be terminated, on or before the Closing Date the rights and obligations of the Acquired Companies pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Acquired Companies, on the one hand, and the Sellers or any of their Subsidiaries (other than the Acquired Companies), on the other hand, are parties, and neither the Sellers nor any of their Affiliates nor any of the Acquired Companies shall have any rights, obligations or Liabilities thereunder after the Closing in respect of such agreements or arrangements.
Section 7.7   Post-Closing Matters.   The Purchaser shall not make (or permit to be made) (a) any election under Sections 336 or 338 of the Code with respect to the acquisition of any Acquired Company or (b) any election with respect to any Acquired Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date or could affect any transaction occurring on or prior to the Closing Date.
Section 7.8   Tax Elections.
(a)   The Sellers agree to (a) make an election under Treas. Reg. 1.1502-36(d)(6)(i) to reduce the Tax basis the relevant Seller has in its shares of the relevant Acquired Company in the amount necessary to avoid reducing the Tax attributes of such Acquired Company; provided, however, that such Seller shall not be required to make an election under Treas. Reg. 1.1502-36(d)(6)(i) if such an election is not necessary to avoid reducing the tax attributes of the relevant Acquired Company, and (b) without the prior written consent of the Purchaser, to not make any other election under Treas. Reg. §1.1502-36 that would eliminate or reduce the Tax basis of any asset held by an Acquired Company on the Closing Date or any credit or other favorable Tax attribute (such as a net operating loss or capital loss carryover) of the Acquired Companies in existence on the Closing Date or increase any of the Acquired Companies’ taxable income for any period ending after the Closing Date.
(b)   The Sellers agree to recognize and report gain on the sale of the assets of the entities set forth on Section 7.8(b) of the Sellers Disclosure Schedule in accordance with the requirements of Section 197(f)(9)(B) of the Code and Treasury Regulations Section 1.197-2(h)(9).
Section 7.9   Purchase Price Allocation.
(a)   Within sixty (60) days of determination of the final Purchase Price pursuant to Section 2.5, the Purchaser shall provide to the Sellers a schedule allocating the portion of the Purchase Price (including all relevant Liabilities) attributable to the shares of the Acquired Companies and the Transferred Assets and Liabilities (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and the allocation(s) set forth in Section 7.9 of the Sellers Disclosure Schedule (the “Allocation Principles”). If within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Sellers have not objected, the Purchase Price Allocation Schedule shall be final and binding. If within thirty (30) days the Sellers object to the Purchase Price Allocation Schedule, the Sellers and the Purchaser shall work in good faith to resolve any disputes, provided that if after thirty (30) days, the Sellers and the Purchaser are unable to agree, the Parties shall use the procedures set forth in Section 2.5(e) to resolve their dispute; provided, that any Purchase Price Allocation Schedule determined by the Independent Accounting Firm shall be subject to and consistent with the Allocation Principles. The determination of the Independent Accounting Firm shall be final and binding on all Parties. The cost of the Independent Accounting Firm shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser.
(b)   The Sellers and the Purchaser shall (1) make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price, (2) file all Tax Returns (and cause their respective Affiliates and Persons that are treated as owning the equity of any of the Acquired Companies for Income Tax purposes to file all Tax Returns) consistently with the Purchase Price
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Allocation Schedule (as appropriately adjusted) and (3) not take any position during the course of any audit or other legal Action that is inconsistent with such Purchase Price Allocation Schedule, unless required by a determination of the applicable Taxing Authority that is final.
Section 7.10   Tax Indemnity and Procedures.
(a)   From and after the Closing, the Sellers agree to jointly and severally indemnify the Purchaser, the Acquired Companies and their Affiliates for any Indemnified Taxes.
(b)   The Purchaser shall promptly notify the Sellers upon receipt of any written notice of any Tax audit or administrative or judicial Tax proceeding for any Acquired Company (a “Tax Contest”) for any Indemnified Taxes. Following the Closing, the Sellers shall control the conduct of any Tax Contest or portion thereof related to Indemnified Taxes; provided, however, that (i) the Purchaser, at its own expense, shall have the right to participate in any such Tax Contest controlled by the Sellers pursuant to this Section 7.10(b) and (ii) the Sellers shall not, and shall not allow any Acquired Company to, settle, resolve or abandon a Tax Contest that could result in the Purchaser or any of its Affiliates incurring a Tax that is not an Indemnified Tax without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed, or conditioned).
Section 7.11   Audit Adjustments and Refunds.
(a)   If the Purchaser or any of its Affiliates (including, after the Closing Date, the Acquired Companies) derives a Tax Benefit as a result of any audit adjustment (or adjustment in any other audit or other legal Action) made with respect to any Tax Item by any Taxing Authority with respect to Taxes for which the Sellers are responsible under Section 7.10, then the Purchaser shall pay to the Sellers the amount of such Tax Benefit within fifteen (15) days of filing the Tax Return in which such Tax Benefit is realized or utilized.
(b)   The Purchaser shall pay (or cause to be paid) to the Sellers any refunds of Taxes for which the Sellers are liable pursuant to Section 7.10(a) that are received in cash by the any of the Acquired Companies (or the Purchaser or any Affiliate of the Purchaser on behalf of any of the Acquired Companies), and any amounts credited against cash Taxes otherwise payable to which any of the Acquired Companies (or the Purchaser or any Affiliate of the Purchaser on behalf of any of the Acquired Companies) becomes entitled. Any payments required to be made under this Section 7.11 shall be made in immediately available funds, to an account or accounts as directed by the Sellers, within five (5) days of the receipt of the refund or the application of any such refunds as a credit against Tax. In the event any refunds paid over to the Sellers pursuant to this Section 7.11 are subsequently disallowed, the Sellers shall repay such disallowed amounts to the Purchaser (plus any interest imposed thereon).
ARTICLE VIII
CONDITIONS TO OBLIGATIONS TO CLOSE
Section 8.1   Conditions to Obligation of Each Party to Close.   The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
(a)   Regulatory Approvals.   (i) Any waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated; and (ii) all other clearances or approvals under applicable Regulatory Laws in the jurisdiction(s) listed on Section 8.1(a) of the Sellers Disclosure Schedule relating to the Transactions shall have been obtained.
(b)   No Injunctions or Illegality.   There shall not be in effect any injunction or other Order, or Law (other than any Regulatory Law) enacted after the date hereof, prohibiting, restraining, enjoining, or making illegal the Transactions.
(c)   Transaction Approval.   The approval of the Required Purchaser Shareholder Proposals shall have been duly obtained in accordance with the Companies Law (2018 Revision) of the Cayman Islands, the Purchaser Constitutional Documents and the rules and regulations of NASDAQ.
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(d)   Minimum Cash.   At the Closing Date, after giving effect to (i) the completion of the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; (ii) the completion of any Additional Equity Financing; and (iii) all available amounts in the Trust Account, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the Purchaser shall have Cash available to pay the Aggregate Cash Obligations in an amount equal to or exceeding $210,000,000.
Section 8.2   Conditions to the Purchaser’s Obligation to Close.   The Purchaser’s obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Sellers contained in Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.3(a), the first sentence of Section 3.5, shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); (ii) the representations and warranties of the Sellers contained in Section 3.10(b) shall be true and correct in all respects as of the Closing as if made on the Closing Date; (iii) the representations and warranties of the Sellers contained in the third and fourth sentences of Section 3.2(c) shall be true and correct in all material respects as of the Closing as if made on the Closing Date and (iv) the other representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.
(b)   Covenants and Agreements.   The covenants and agreements of the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(c)   Officer’s Certificate.   The Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of the Sellers by an authorized officer of the Sellers, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.
Section 8.3   Conditions to the Sellers’ Obligation to Close.   The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Purchaser contained in Section 4.1(a), Section 4.2 and Section 4.7(a) shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); (ii) the representations and warranties of Purchaser contained in Section 4.6(a) shall be true and correct in all respects and (iii) the other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date).
(b)   Covenants and Agreements.   The covenants and agreements of the Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(c)   Listing of Share Consideration.   The Purchaser Ordinary Shares Consideration shall have been approved for listing on NASDAQ.
(d)   Officer’s Certificate.   The Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of the Purchaser by an authorized officer of the Purchaser, stating that the conditions specified in Section 8.3(a) through Section 8.3(c) have been satisfied.
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ARTICLE IX
TERMINATION
Section 9.1   Termination.   This Agreement may be terminated at any time prior to the Closing (the date of any such termination, the “Termination Date”):
(a)   by the written agreement of the Sellers and the Purchaser;
(b)   by either the Sellers or the Purchaser, if:
(i)   the Closing shall not have occurred on or before June 30, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the primary cause of or has resulted in such date; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such Party is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Sections 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable, not being satisfied;
(ii)   any Order or Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Transactions becomes effective, final and nonappealable;
(iii)   at any time before Closing, by written notice to the Parties, if the approval of Required Purchaser Shareholder Proposals have not been duly obtained in accordance with the Companies Law (2018 Revision) of the Cayman Islands, the Purchaser Constitutional Documents and the rules and regulations of NASDAQ at the Purchaser Extraordinary General Meeting; or
(iv)   after giving effect to (A) the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; (B) the completion of any Additional Equity Financing that the Purchaser obtains at its sole discretion; and (C) all available amounts in the Trust Account, but excluding for the avoidance of doubt any proceeds contemplated by the Debt Financing, the Purchaser does not have a sufficient amount of Cash necessary to satisfy the condition set forth in Section 8.1(d).
(c)   by the Purchaser, if the representations and warranties of the Sellers shall have failed to be true and correct, or the Sellers shall have breached or failed to perform any of their covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (New York time) on the Business Day prior to the Outside Date or (y) the date that is thirty (30) days after the date that the Purchaser notifies the Sellers of such failure or breach; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 9.1(c) shall not be available if the representations and warranties of the Purchaser shall have failed to be true and correct, or the Purchaser shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) (and the Purchaser shall not have cured such failure or breach);
(d)   by the Sellers, if the representations and warranties of the Purchaser shall have failed to be true and correct, or the Purchaser shall have breached or failed to perform any of its covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (New York time) on the Business Day prior to the Outside Date or (y) the date that is thirty (30) days after the date that the Sellers notify the Purchaser of such failure or breach; provided, however, that the Sellers’ right to terminate this Agreement under this Section 9.1(d) shall not be available if the representations and warranties of the Sellers shall have failed to be true and correct, or the Sellers shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) (and the Sellers shall not have cured such failure or breach); or
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(e)   by the Sellers, if the Purchaser Board has made a Change in Recommendation; or
(f)   by the Sellers, if (i) all of the conditions set forth in Section 8.1 and Section 8.2 are satisfied (other than those conditions which by their nature are to be satisfied by actions taken at the Closing) and (ii) the Purchaser fails to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.2.
Section 9.2   Notice of Termination.   In the event of termination of this Agreement by either or both of the Sellers and the Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party.
Section 9.3   Effect of Termination.   Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by either or both of the Sellers and the Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party, except as set forth in Section 5.3(c), Section 5.14(c), Section 5.18, this Section 9.3 or Article X; provided, however, that no such termination shall relieve any Party hereto from Liability for any Fraud or Willful Breach of this Agreement; provided, further, that Section 5.3(c), Section 5.14(c), Section 5.18, this Section 9.3 or Article X, and the Confidentiality Agreement, shall survive any termination of this Agreement, in accordance with their respective terms.
ARTICLE X
MISCELLANEOUS
Section 10.1   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.2   No Survival of Representations, Warranties, Covenants and Agreements.
(a)   The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article IX, except that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement). The Parties acknowledge and agree that, other than in connection with any Fraud or as otherwise expressly set forth herein (including Section 7.10), from and after the Closing they shall not be permitted to make, and no Party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud or as otherwise expressly set forth herein (including Section 7.10), from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of the Purchaser, the Sellers or the Acquired Companies or the subject matter of this Agreement that such Party may have against the other Parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.
(b)   The Parties hereby acknowledge and agree that, except as expressly provided in Section 2.5, Section 2.6, Section 5.3(c), Section 5.9, Section 5.14(c), Section 5.17, Section 5.18, Section 7.5, Section 7.10, the foregoing Section 10.2(a) or in connection with any Fraud, from and after Closing none of the Purchaser, the Sellers, their Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any Liability, responsibility or obligation arising under this
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Agreement or any Exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions, such provisions and other documents being the sole and exclusive remedy (as between the Purchaser and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other hand) for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, or otherwise.
Section 10.3   Governing Law; Waiver of Jury Trial.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its laws relating to choice-of-law) applicable to contracts between residents of that State and executed in and to be performed entirely within that State. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, OR IF THE COURTS OF THE STATE OF NEW YORK LACKS JURISDICTION, ANY OTHER FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THE APPROPRIATE APPELLATE COURTS THEREFROM (the “Chosen Courts”), for any Action arising out of, or relating to, this Agreement or the Transactions (including the Debt Financing), and each Party agrees not to commence any Action relating hereto or thereto except in such court. Each Party (i) waives any objection to laying venue in any such Action in the Chosen Courts, (ii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iii) without limiting other means of service of process permissible under applicable Law, agrees that service of process upon such party in any such Action will be effective if notice is given in accordance with Section 10.5.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.
Section 10.4   Entire Agreement; Third-Party Beneficiaries.   This Agreement (including the Schedules and Exhibits to this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. This Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided, that the Debt Providers are intended third-party beneficiaries of, and may enforce, Section 10.3, this proviso of this Section 10.4, the second sentence of Section 10.7, Section 10.8(b), and Section 10.14.
Section 10.5   Notices.   All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing (a) when delivered, if delivered by hand, courier or overnight delivery service, (b) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) when sent in the form of a facsimile or
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email, if (x) acknowledged by the recipient (excluding automated responses) or (y) promptly sent by one of the methods specified in clause (a) or (b), and, in each case, shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):
(a)
If to the Sellers:

c/o MacAndrews & Forbes Incorporated
35 E. 62nd Street, 3rd Floor
New York, NY 10065
Attention: Legal Department
Fax No.: (212) 399-8282
Email: legaldepartment@mafgrp.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Adam O. Emmerich
David K. Lam
DongJu Song

Fax No.:
(212) 403-2000

Email:
AOEmmerich@wlrk.com
DKLam@wlrk.com
DSong@wlrk.com

(b)
If to the Purchaser:

Act II Global Acquisition Corp.
745 5th Avenue
New York, NY 10151
Email: ira.lamel@act2global.com
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Christopher P. Giordano; Jon Venick
E-mail: Christopher.Giordano@dlapiper.com; Jon.Venick@dlapiper.com
Section 10.6   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party, except that (i) the Sellers may assign their rights and obligations under this Agreement to an Affiliate of the Sellers, and (ii) the Purchaser may assign all or part of its respective rights under this Agreement and delegate all or part of its respective obligations under this Agreement without such written consent to (x) one or more of its Affiliates, in which event all the obligations, liabilities, rights and powers of the Purchaser, and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate(s); or (y) its sources of financing (including the Debt Providers) as collateral security for any obligations arising in connection with the financing of the Transactions; provided that no such assignment shall release the Sellers or the Purchaser from any liability or obligation under this Agreement; provided, further, that, if either Party or its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its equity, properties or assets to any Person, then, in each case, such Party, as the case may be, shall cause proper provision to be made so that such successors, assigns or Person assume the obligations set forth in this Agreement of such Party, as applicable. Any attempted assignment in violation of this Section 10.6 shall be void. This Section 10.6 shall not be
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terminated or modified in any manner that is materially adverse to the Debt Providers in their capacities as such without the prior written consent of the Debt Providers, it being expressly agreed that the Debt Providers are third-party beneficiaries of this Section 10.6.
Section 10.7   Amendments and Waivers.   This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the Parties. Notwithstanding anything to the contrary contained herein, Section 10.3, the last proviso of Section 10.4, this Section 10.7, Section 10.8(b), and Section 10.14 and the definition of Debt Providers (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may only be amended if such amendment is approved in writing by the Debt Providers, in each case, to the extent the proposed amendment affects the provisions of such Section as it applies to the Debt Providers. Each Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by another Party shall not be construed as a waiver of any subsequent breach.
Section 10.8   Specific Performance.
(a)   The Parties hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any Parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the Transactions, and that prior to a valid termination of this Agreement, the Parties shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party hereby waives any requirement to provide any bond or other security in connection with such order or injunction.
(b)   Notwithstanding anything in this Agreement to the contrary, in no event shall any of the Sellers or any equity holder thereof, nor any of its or their respective Affiliates (other than, for the avoidance of doubt, from and after the Closing, the Purchaser and its Affiliates), be entitled to, or permitted to seek, specific performance against any of the Debt Providers. This Section 10.8(b) shall not be terminated or modified without the prior written consent of the Debt Providers, it being expressly agreed that the Debt Providers are third-party beneficiaries of this Section 10.8(b).
Section 10.9   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.10   No Admission.   Nothing herein shall be deemed an admission by the Sellers or any of their respective Affiliates, in any action or proceeding by or on behalf of a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.
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Section 10.11   No Recourse.   Notwithstanding anything to the contrary contained herein, the Purchaser agrees that neither [Parent] nor its Affiliates (other than the Sellers) shall have any liability to the Purchaser or its representatives or equity holders on any basis (including, in contract, tort, under federal or state securities laws or otherwise) and neither the Purchaser nor its representatives shall make any claims whatsoever against [Parent] or its Affiliates (other than the Sellers) or their respective representatives in connection with this Agreement or the Transactions.
Section 10.12   Privileged Communications.   The Purchaser, for itself and for the Acquired Companies following the Closing, and for the Purchaser’s and the Acquired Companies’ respective successors and assigns, acknowledges and agrees that all communications between the Sellers, their Affiliates and the Acquired Companies, on the one hand, and counsel, on the other hand, including Wachtell, Lipton, Rosen & Katz, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or Action arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers and/or any their Affiliates (including each of the Acquired Companies), and their counsel and would not be subject to disclosure to the Purchaser in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Sellers and such counsel and neither the Purchaser nor any Person acting or purporting to act on behalf of or through the Purchaser shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Acquired Companies following the Closing and not the Sellers. The Purchaser agrees that any attorney-client privilege, attorney work product protection, and expectation of client confidence arising from or as a result of counsel’s representation of the Acquired Companies or the Sellers prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Sellers and may be waived only by the Sellers, and not by any of the Acquired Companies or any other Person, and shall not pass to or be claimed or used by the Purchaser, the Acquired Companies or their Affiliates.
Section 10.13   Trust Account Waiver.   Reference is made to the final prospectus of the Purchaser, filed with the SEC (File No. 333-230756) (the “Prospectus”), and dated as of April 25, 2019. Each of the Sellers acknowledges that it has read the Prospectus, the Trust Agreement and the Purchaser Constitutional Documents and understands that the Purchaser has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO, and interest accrued from time to time thereon, for the benefit of the public Purchaser Shareholders and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the public Purchaser Shareholders in the event they elect to exercise their Purchaser Shareholder Redemption Right, (b) to the public Purchaser Shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any franchise and income taxes with any interest earned on the amounts held in the Trust Account or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement with the Sellers regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sellers hereby agree on behalf of themselves and their Affiliates notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of their Affiliates (including the Acquired Companies) do now and shall at any time hereafter have any right, title, interest or claim of any kind against the Trust Account (including distributions therefrom), or make any claim or bring any Action against, the Trust Account (including distributions therefrom), and regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and the Sellers or any of their Affiliates (including the Acquired Companies) or respective Representatives, on the other hand, this Agreement, the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Sellers, and their Affiliates (including the Acquired Companies) and Representatives, (i) hereby irrevocably waives any such Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement (including the negotiation, execution and performance thereof) any other Contract with the Purchaser, the Transactions or
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any other negotiations, Contracts or other agreements or arrangements with the Purchaser and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Purchaser or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter in this Agreement, and each of the Sellers further intends and understands such waiver to be valid, binding and enforceable under applicable Law and (iii) acknowledges and agrees that, to the extent the Sellers or any of their Affiliates (including the Acquired Companies) or Representatives commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser, which Action seeks, in whole or in part, monetary relief against the Purchaser, the sole remedy of any such Person shall be against funds held outside of the Trust Account and that such claim shall not permit the Acquired Companies or their Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, nothing in this Section 10.13 shall serve to limit or prohibit the Sellers’ right to pursue a claim against the Purchaser for legal relief against assets of the Purchaser held outside the Trust Account, for specific performance or other non-monetary relief.
Section 10.14   Lender Limitations.   Notwithstanding any provision of this Agreement to the contrary, (i) each Seller hereby agrees on its own behalf and on behalf of its Representatives that none of the Debt Providers shall have any liability or obligations to the Sellers nor any of their respective Representatives or permitted assigns relating to this Agreement or any transactions contemplated by this Agreement (including the Debt Financing), whether at law or equity, in contract, in tort or otherwise, and (ii) in no event shall the Sellers nor any of their Representatives seek to (A) enforce this Agreement against, make any claims for breach of this Agreement against, (B) enforce the commitments against or make any claims for breach of the Debt Commitment Letter against, or (C) recover monetary damages from, or otherwise sue, any Debt Provider for the Debt Financing in connection with (x) this Agreement, (y) the Transactions or (z) the obligations of the Debt Providers for the Debt Financing under the Debt Commitment Letter. This Section 10.14 may not be amended or otherwise modified without the consent, not to be unreasonably withheld, of the Debt Providers.
[Remainder of page left intentionally blank]
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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
FLAVORS HOLDINGS INC.
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MW HOLDINGS I LLC
By: Flavors Holdings, Inc., its sole member
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MW HOLDINGS III LLC
By: Flavors Holdings, Inc., its sole member
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By: /s/ Marji Gordon-Brown Name: Marji Gordon-Brown Title: Associate Tax Counsel
[Signature Page to the Purchase Agreement]
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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
ACT II GLOBAL ACQUISITION CORP.
By: /s/ Ira J. Lamel Name: Ira J. Lamel Title: Chief Financial Officer
[Signature Page to the Purchase Agreement]
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Annex A-2
AMENDMENT NO. 1
TO
PURCHASE AGREEMENT
This Amendment No. 1 to the Purchase Agreement dated as of February 12, 2020 (this “Amendment”), is entered into by and among FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities”), MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings,” and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), and ACT II GLOBAL ACQUISITION CORP., a Cayman Islands exempted company (the “Purchaser”). Each of the Sellers and the Purchaser are herein referred to individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Parties have entered into a Purchase Agreement dated as of December 19, 2019 (as heretofore amended, supplemented, or modified, the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.
Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.
Amendments to Recitals. The Recitals to the Agreement are hereby amended or modified as follows:

(a)
The word “and” is inserted immediately after the semicolon at the end of the sixth (6th) WHEREAS clause.

(b)
The semicolon at the end of the seventh (7th) WHEREAS clause is deleted and substituted with a period.

(c)
The eighth (8th) WHEREAS clause to the Agreement is deleted in its entirety.

3.
Amendments to Article I. Article I of the Agreement is hereby amended or modified as follows:

(a)
The following new definitions are inserted in the appropriate alphabetical order in Section 1.1 of the Agreement:

“Amendment” means that certain Amendment No. 1 to this Agreement dated as of February 12, 2020, by and among the Parties.
“Escrow Period” means the period between the date of Closing but on or prior to the fifth (5th) anniversary of Closing.
“Public Warrantholders” means the holders of outstanding Public Warrants as of the date of the Amendment.
“Purchaser Sponsor” means Act II Sponsor LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means that certain Sponsor Support Agreement dated as of December 19, 2019, by and among the Purchaser Sponsor, the Purchaser and the Sellers, as amended by that certain Amendment No. 1 dated as of February 12, 2020.
A-2-1

“Subscription Agreements” means, collectively, the subscription agreements Purchaser has entered into with certain third-party investors as of the date of the Amendment (the “PIPE Investors”), pursuant to which the PIPE Investors have committed to make a private investment of $75,000,000 in the aggregate in the form of Class A Ordinary Shares at a price of $10.00 per share (the “PIPE Investment”).
“Units” means the units of the Purchaser’s equity securities, each consisting of one Class A Ordinary Share and one-half of one Public Warrant.
“Warrant Amendment” means a proposal voted on by the Public Warrantholders in form and substance reasonably acceptable to the Purchaser and Sellers to (i) reduce, prior to Closing, the number of Class A Ordinary Shares into which all Public Warrants outstanding as of the date of the Amendment are exercisable by one half, (ii) provide for cash payments to Public Warrantholders and (iii) make any conforming amendments required in connection with the Domestication.
(b)
The following definitions are hereby deleted in their entirety:

(i)
“Secondary Trigger Event”

(ii)
“Tier 1 Threshold Price”

(iii)
“Tier 2 Threshold Price”

(c)
The following definitions in Section 1.1 of the Agreement are amended and restated in their entirety as follows:

“Base Cash Consideration” means $450,000,000; provided, however, that, immediately prior to the Closing, the Purchaser may, following good faith and reasonable best efforts to cooperate with Sellers to reduce or eliminate the necessity of such a reduction including by seeking additional funds, reduce such amount by the amount necessary, up to a maximum of $55,000,000, to permit the representation set forth in Section 4.15(d) (as amended and restated by the Amendment) to be correct as of Closing; provided, further, that, any such reduction will result in a dollar-for-dollar increase for the Purchaser Ordinary Shares Consideration.
“Escrow Agreement” means an agreement substantially in the form of the agreement attached as Annex A to the Amendment.
“Purchase Price” means (a) the Cash Consideration and (b) the Purchaser Ordinary Shares Consideration, if any.
“Purchaser Ordinary Shares Consideration” means the number of Class A Ordinary Shares equal to the quotient of (i) the sum of (A) $60,000,000 and (B) the amount, if any, by which the Base Cash Consideration is reduced by the Purchaser in accordance with the terms of the definition of “Base Cash Consideration,” divided by (ii) the lowest per share price at which Class A Ordinary Shares are sold by the Purchaser to any Person from and after the date hereof but prior to, at or in connection with the Closing.
“Trigger Event” means the earliest to occur of (i) the volume weighted-average per-share trading price of Common Stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control, and (iii) the expiration of the Escrow Period.
(d)
The following new term and reference thereto is inserted in the appropriate alphabetical order in Section 1.2 of the Agreement:

Additional Equity Financing	Section 5.13(a)
Escrowed Sponsor Shares	Section 5.22
Public Warrants	Section 4.2
Sponsor Warrants	Section 4.2
A-2-2

(e)
The following terms and the references thereto in Section 1.2 of the Agreement are hereby deleted in their entirety:

Acceleration Price	Section 2.6(e)
Earnout Period	Section 2.6(a)
Earnout Shares	Section 2.6(d)
Initial Escrowed Sponsor Shares	Section 5.22
Purchaser Unit	Section 4.2
Purchaser Warrants	Section 4.2
Secondary Escrowed Sponsor Shares	Section 5.22
Tier 1 Consideration	Section 2.6(b)
Tier 2 Consideration	Section 2.6(a)

4.
Amendments to Article II. Article II of the Agreement is hereby amended or modified as follows:

(a)
Section 2.4(a)(viii) of the Agreement is hereby amended and restated in its entirety as follows:

“deliver to the Sellers a fully executed copy of the Escrow Agreement.”
(b)
Section 2.4(b)(xi) of the Agreement is hereby amended and restated in its entirety as follows:

“[Reserved];”
(c)
Section 2.6 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.6      [Reserved.]”
(d)
Section 2.9 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.9      Equitable Adjustments. In the event of any share subdivision, share capitalization, share consolidation, merger, consolidation, recapitalization, restructuring or other change in the Purchaser’s equity securities from and after the date hereof, the amounts of (i) Purchaser Ordinary Shares Consideration (if such adjustment occurs following the date hereof but prior to Closing) and (ii) the Escrowed Sponsor Shares (if such adjustment occurs following the date hereof but prior to the release of the Escrowed Sponsor Shares) in each instance, shall be equitably adjusted to reflect such changes.”
5.
Amendments to Article IV. Article IV of the Agreement is hereby amended or modified as follows:

(a)
Section 4.2 is hereby amended or modified as follows:

(i)
The first three sentences of Section 4.2 are hereby amended and restated in their entirety as follows:

“As of the date of this Agreement, the authorized share capital of the Purchaser is divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each (“Class A Ordinary Shares”), 20,000,000 Class B ordinary shares of a par value of $0.0001 each (“Class B Ordinary Shares”), and 2,000,000 preference shares of a par value of $0.0001 each. The Purchaser has issued 6,750,000 warrants to the Purchaser Sponsor, each exercisable for one Class A Ordinary Share at a price of $11.50 per share (the “Sponsor Warrants”). At the close of business on December 16, 2019: (i) 30,000,000 Class A Ordinary Shares, including those subsumed within Units, were issued and outstanding; and (ii) 15,000,000 warrants, including those subsumed within Units but excluding the Sponsor Warrants (the “Public Warrants”), each exercisable for one Class A Ordinary Share at a price of $11.50 per share, were issued and outstanding.”
(ii)
The sixth and seventh sentences of Section 4.2 are hereby amended by (A) deleting the words “Purchaser Warrants” and replacing in lieu thereof the words “Public Warrants, Sponsor Warrants”; and (B) deleting the word “Purchaser” immediately prior to the word “Units” in each case.

A-2-3

(b)
Section 4.8 is amended by inserting immediately following the words “approval of the Purchaser Shareholder Proposals by the Purchaser Shareholders” the words “, the approval of the Warrant Amendment by the Public Warrantholders,” in clause (e) of such Section.

(c)
The first sentence of Section 4.13 is amended by (i) deleting the words “Purchaser Warrants” and replacing in lieu thereof the words “Public Warrants, Sponsor Warrants” and (ii) deleting the word “Purchaser” immediately prior to the word “Units.”

(d)
Section 4.15(a) is amended by inserting the words “the PIPE Investment and” immediately before “the Additional Equity Financing.”

(e)
Section 4.15(d) is hereby amended and restated in its entirety as follows:

“(d)           Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, and after giving effect to (i) the PIPE Investment, when fully funded in accordance with the Subscription Agreements, (ii) any Additional Equity Financing, if any, and (iii) the Debt Financing, when fully funded in accordance with the Debt Commitment Letter, together with all available amounts in the Trust Account, will provide the Purchaser at the Closing with all funds necessary to pay the Cash Consideration, any amounts paid in connection with the Warrant Amendment and the Transaction Costs that are to be paid at the Closing (such obligations collectively, the “Aggregate Cash Obligations”).”
(f)
Section 4.15(e) is hereby amended and restated in its entirety as follows:

“(e)           To the Knowledge of the Purchaser, on the date of the Amendment, there is no fact or occurrence as of the date hereof that would cause any condition to the funding of the Financing not to be satisfied at or before the Closing, and the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing contained in the Debt Commitment Letter or Subscription Agreements, in each case, except for the accuracy of the representation and warranties in Article III and the compliance in all material respects by the Sellers and the Acquired Companies of the terms and conditions of this Agreement.”
(g)
Section 4.15 is amended by inserting a new Section 4.15(g) as follows:

“(g)           The Purchaser has made available to the Sellers true, correct and complete copies of the Subscription Agreements. As of the date of the Amendment, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are valid, binding and enforceable obligations of the Purchaser (or its applicable Affiliate) and, to the Knowledge of the Purchaser, each other party thereto (except, in any case, as may be limited by Enforceability Exceptions) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts between the Purchaser and any PIPE Investor relating to any Subscription Agreement that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to the Purchaser the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of the Purchaser, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to the Purchaser, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any material term or condition of any Subscription Agreement and, as of the date hereof, the Purchaser has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement as amended) to the obligations of the PIPE Investors to contribute to the Purchaser the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.”
A-2-4

6.
Amendments to Article V. Article V of the Agreement is hereby amended or modified as follows:

(a)
The preamble to Section 5.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“Except (i) as required by Law or pursuant to any Contract in existence as of the date of this Agreement, (ii) as expressly contemplated by this Agreement (as amended by the Amendment, including with respect to the Financing) or as consented to in writing by the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days following receipt of a written request from the Purchaser for such consent, that request shall be deemed to be consented to), or (iii) as disclosed in Section 5.1 of the Purchaser Disclosure Schedule, the Purchaser shall not:”
(b)
Section 5.10(a) of the Agreement is hereby amended by inserting immediately after the words “The Purchaser will cause the Proxy Statement to be transmitted to the Purchaser Shareholders” the words “and the Public Warrantholders” in the last sentence of such Section.

(c)
Section 5.10(c) is hereby amended and restated in its entirety as follows:

“(c)           The Purchaser will take, in accordance with applicable Law, NASDAQ rules and the Purchaser Constitutional Documents, all action necessary to call, hold and convene an extraordinary general meeting of the Purchaser (including any permitted adjournment (the “Purchaser Extraordinary General Meeting”) to consider and vote upon the Purchaser Shareholder Proposals and the Warrant Amendment as promptly as practicable after the filing of the Form S-4 and Proxy Statement in definitive form with the SEC and in no event less than fifteen (15) Business Days (“Inside Date”) or more than thirty-five (35) days after the definitive Form S-4 and Proxy Statement is first transmitted to the Purchaser Shareholders and the Public Warrantholders, subject to the adjournment provisions below. Once the Purchaser Extraordinary General Meeting to consider and vote upon the Purchaser Shareholder Proposals and the Warrant Amendment has been called and noticed, except as required by Law, the Purchaser will not postpone or adjourn the Purchaser Extraordinary General Meeting without the consent of the Sellers (which consent will not be unreasonably withheld, conditioned or delayed) other than (1) for the absence of a quorum, or (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Purchaser Shareholders and the Public Warrantholders prior to the Purchaser Extraordinary General Meeting or (3) an adjournment or postponement to solicit additional proxies from the Purchaser Shareholders and the Public Warrantholders to the extent the Purchaser has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Required Purchaser Shareholder Proposals and the Warrant Amendment, provided, that in the case of an postponement or adjournment in accordance with clause (1), (2) or (3), above, such postponement or adjournment (i) may be no more than ten (10) Business Days from the original date of the Purchaser Extraordinary General Meeting and (ii) for the avoidance of doubt shall not require the consent of the Sellers. Subject to Section 5.10(d), following delivery of the Form S-4 and Proxy Statement to the Purchaser Shareholders and the Public Warrantholders, the Purchaser will use reasonable best efforts to solicit approval of the Purchaser Shareholder Proposals and the Warrant Amendment by the Purchaser Shareholders and the Public Warrantholders.”
(d)
Section 5.10(d) is hereby amended or modified as follows:

(i)
The first two sentences of such Section are amended and restated in their entirety as follows:

“Subject to this Section 5.10(d), the Purchaser Board will recommend that the Purchaser Shareholders approve the Purchaser Shareholder Proposals and the Public
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Warrantholders approve the Warrant Amendment (collectively, the “Purchaser Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Purchaser Shareholder Proposals and the Warrant Amendment, the Purchaser Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Purchaser Board Recommendation (any such action a “Change in Recommendation”) if the Purchaser Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided, however, that the Purchaser Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) unless the Purchaser has provided to the Sellers three (3) Business Days’ prior written notice advising the Sellers that the Purchaser Board intends to take such action and specifying the reasons therefor in reasonable detail (the “Notice Period”).”
(ii)
The last sentence of such Section is hereby amended by (i) inserting immediately after the words “for the purposes of voting on the Purchaser Shareholder Proposals” the words “and the Warrant Amendment”; and (ii) and inserting immediately after the words “for the approval of the Purchaser Shareholders” the words “and the Public Warrantholders.”

(e)
Section 5.13 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 5.13      Additional Financing; Subscription Agreements.
(a)
At any time from and after the date of the Amendment, the Purchaser may, at its sole discretion, procure additional equity financing in addition to the PIPE Investment in the form of the issuance and sale of additional Class A Ordinary Shares from Persons and on terms reasonably acceptable to the Sellers (the “Additional Equity Financing”).

(b)
In the event that there is no longer a reasonable expectation that the PIPE Investment will be obtained in accordance with the Subscription Agreements, the Purchaser shall, in consultation with the Sellers, use reasonable best efforts to, as promptly as possible thereafter, obtain a binding commitment for a “term loan B” facility on the terms set forth on Section 5.13 of the Seller Disclosure Letter (such commitment letter, a “Term Loan B Commitment Letter”, and such financing, the “Term Loan B Financing”).

(c)
The Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the consent of the Sellers, not to be unreasonably withheld, conditioned or delayed. The Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including using reasonable best efforts to (a) maintain in effect the Subscription Agreements, (b) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Purchaser in the Subscription Agreements and otherwise comply with its obligations thereunder, (c) in the event that all conditions in the Subscription Agreements (other than conditions that the Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, cause the PIPE Investors to consummate transactions contemplated by the Subscription Agreements at or immediately prior to Closing and (d) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that the Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their

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nature are to be satisfied at the Closing) have been satisfied, including to cause the applicable PIPE Investors to contribute to the Purchaser the applicable portion of the PIPE Investment set forth in the Subscription Agreements. Without limiting the generality of the foregoing, the Purchaser shall give the Sellers, prompt written notice of: (i) any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) actual breach or default by any party to any Subscription Agreement that the Purchaser has Knowledge of; (iii) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual or claimed withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if the Purchaser does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements; provided that in no event will the Purchaser be under any obligation to disclose any information pursuant to this Section 5.13(c) that is subject to attorney-client or similar privilege.”
(f)
Section 5.22 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 5.22      Escrowed Sponsor Shares. Immediately following the Closing, the Purchaser, the Purchaser Sponsor and the Purchaser’s transfer agent shall enter into an Escrow Agreement pursuant to which two million (2,000,000) shares of Common Stock (which, for the avoidance of doubt, will be converted at Closing from Class B Ordinary Shares) (the “Escrowed Sponsor Shares”) held by the Purchaser Sponsor shall be held subject to the Escrow Agreement and all share certificates (if any) in respect of the Escrowed Sponsor Shares shall be deposited into an escrow account (the “Sponsor Escrow”) established and maintained by the Purchaser’s transfer agent. The Sponsor Escrow shall also hold all dividends, distribution, or other proceeds as may be paid with respect to the Escrowed Sponsor Shares. Upon the occurrence of a Trigger Event (or in the case of a Trigger Event that is a Change in Control, immediately prior to the consummation of such Change in Control), the Purchaser Sponsor shall cause the Purchaser’s transfer agent to release the Escrowed Sponsor Shares from the Sponsor Escrow to the Purchaser Sponsor or its designee. For so long as the Escrowed Sponsor Shares are held in the Sponsor Escrow, the Purchaser Sponsor shall have the right to vote such shares.”
7.
Amendments to Article VIII. Article VIII of the Agreement is hereby amended or modified as follows:

(a)
Section 8.1(c) of the Agreement is hereby amended by replacing “(2018 Revision)” with “(2020 Revision).”

(b)
Section 8.1(d) of the Agreement is amended and restated in its entirety as follows:

“(d)
Minimum Cash. At the Closing Date, after giving effect to (i) the completion of the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; and (ii) all available amounts in the Trust Account, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Investment and the Additional Equity Financing, the Purchaser shall have Cash available to pay the Aggregate Cash Obligations in an amount equal to or exceeding $210,000,000.”

8.
Amendments to Section 9.1(b). Section 9.1(b) of the Agreement is hereby amended or modified as follows:

(a)
replacing “(2018 Revision)” with “(2020 Revision)” in Section 9.1(b)(iii); and

(b)
amending and restating Section 9.1(b)(iv) in its entirety as follows:

“(iv)
after giving effect to (A) the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; and (B) all available amounts in the Trust

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Account, but excluding for the avoidance of doubt any proceeds contemplated by the Debt Financing and the completion of the PIPE Investment and any Additional Equity Financing, the Purchaser does not have a sufficient amount of Cash necessary to satisfy the condition set forth in Section 8.1(d).”
9.
Section 10.2(b). Section 10.2(b) of the Agreement is amended by deleting the words “Section 2.6,” from such Section.

10.
Exhibits. Exhibit V attached to the Agreement is hereby deleted and replaced in its entirety with Annex A attached hereto.

11.
Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment.

12.
Miscellaneous.

(a)
This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)
The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(c)
This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
FLAVORS HOLDINGS INC.
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS I LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS III LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By:	/s/ Marji Gordon Brown
	Name:	Marji Gordon-Brown
	Title:	Associate Tax Counsel
[Signature Page — Amendment No. 1 to Purchase Agreement]
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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
ACT II GLOBAL ACQUISITION CORP.
By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer
[Signature Page — Amendment No. 1 to Purchase Agreement]
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Annex A-3
AMENDMENT NO. 2
TO
PURCHASE AGREEMENT
This Amendment No. 2 to the Purchase Agreement dated as of May 8, 2020 (this “Amendment”), is entered into by and among FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities”), MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings,” and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), ACT II GLOBAL ACQUISITION CORP., a Cayman Islands exempted company (the “Purchaser,” and together with the Sellers, the “Original Parties”), and PROJECT TASTE INTERMEDIATE LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Purchaser (“Intermediate Holdco”). Each of the Original Parties and Intermediate Holdco are herein referred to individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Original Parties entered into a Purchase Agreement dated as of December 19, 2019, as amended by Amendment No. 1 dated as of February 12, 2020 (as amended, supplemented, or modified, the “Agreement”);
WHEREAS, pursuant to Section 10.6 of the Agreement, the Purchaser is permitted to assign its rights and delegate all or any part of its obligations under the Agreement to one or more of its Affiliates (as defined in the Agreement), on the terms and subject to the conditions set forth therein;
WHEREAS, subject to the terms hereof, the Purchaser desires to assign to Intermediate Holdco all of its rights, title and interest in the Agreement, and Intermediate Holdco is willing to assume and accept all of the Purchaser’s rights, title and interest in the Agreement (the “Assignment”); and
WHEREAS, the Parties desire to enter into this Amendment to memorialize and effectuate the Assignment and to amend certain provisions of the Agreement, in each case on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.
Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.
Amendment to Section 1.1. The following definitions in Section 1.1 of the Agreement are amended and restated in their entirety as follows:

“Base Cash Consideration” means $415,000,000; provided, however, that, immediately prior to the Closing, the Purchaser may, following good faith and reasonable best efforts to cooperate with the Sellers to reduce or eliminate the necessity of such a reduction including by seeking additional funds, reduce such amount by the amount necessary, up to a maximum of $20,000,000, to permit the representation set forth in Section 4.15(d) (as amended and restated by the Amendment) to be correct as of Closing; provided, further, that, any such reduction will result in a dollar-for-dollar increase for the Purchaser Ordinary Shares Consideration.
“Purchaser Ordinary Shares Consideration” means the number of Class A Ordinary Shares equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by the Purchaser in accordance with the terms of the definition of “Base Cash Consideration, divided by (y) the lowest per share price at which Class A Ordinary Shares are sold by the Purchaser to any Person from and after the date hereof but prior to, at or in connection with the Closing.
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3.
Assignment and Assumption of Agreement. Subject to the terms and conditions of the Agreement, the Purchaser hereby assigns all of its right, title and interest in and to the Agreement to Intermediate Holdco, and Intermediate Holdco hereby accepts the assignment and assumes all of the Purchaser’s right, title and interest in the Agreement from and after the date hereof, such that at the Closing, Intermediate Holdco shall acquire all of the Transferred Equity Interests and accept the Transferred Assets and Liabilities. For avoidance of doubt, the Assignment and the transactions contemplated thereby shall not release the Purchaser from any liability or obligation under the Agreement.

4.
Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment and as previously amended by Amendment No. 1 dated as of February 12, 2020.

5.
Miscellaneous.

(a)
This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)
The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(c)
This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
FLAVORS HOLDINGS INC.
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MW HOLDINGS I LLC
By: Flavors Holdings Inc., its sole member
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MW HOLDINGS III LLC
By: Flavors Holdings Inc., its sole member
By: /s/ Edward Mammone Name: Edward Mammone Title: Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By: /s/ Marji Gordon Brown Name: Marji Gordon-Brown Title: Associate Tax Counsel
[Signature Page — Amendment No. 2 to Purchase Agreement]
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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
ACT II GLOBAL ACQUISITION CORP.
By: /s/ Ira J. Lamel Name: Ira J. Lamel Title: Chief Financial Officer
PROJECT TASTE INTERMEDIATE LLC
By: Act II Global Acquisition Corp., its sole member
By: /s/ Ira J. Lamel Name: Ira J. Lamel Title: Chief Financial Officer
[Signature Page — Amendment No. 2 to Purchase Agreement]
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Annex B-1
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 19, 2019, is made by and among Act II Global LLC, a Delaware limited liability company (together with its successors, the “Sponsor”), Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”), Flavors Holdings Inc., a Delaware corporation (“Flavors Holdings”), MW Holdings I LLC, a Delaware limited liability company (“MW Holdings I”), MW Holdings III LLC, a Delaware limited liability company (“MW Holdings III”), and Mafco Foreign Holdings, Inc., a Delaware corporation (“Mafco Foreign Holdings” and together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”). Sponsor, Act II and the Sellers shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).
WHEREAS, Act II and the Sellers entered into that certain Purchase Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Purchase Agreement”); and
WHEREAS, the Purchase Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Purchase Agreement, whereby Sponsor shall defer certain of its equity interests in Act II as of immediately following the Closing and agree to certain covenants and agreements related to the transactions contemplated by the Purchase Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.   Representations and Warranties.   The Sponsor represents and warrants to Act II and the Sellers that the following statements are true and correct:
a.   The Sponsor has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of the Sponsor (assuming this Agreement has been duly authorized, executed and delivered by the other Parties hereto), enforceable against the Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
b.   The Sponsor is the record owner of all of the outstanding shares of Act II’s Class B ordinary shares (the “Founder Shares”) and 6,750,000 warrants to purchase shares of Act II’s Class A ordinary shares at a price of $11.50 per share (the “Founder Warrants”) as of the date hereof, which constitutes all of the equity securities in Act II held by Sponsor and its Affiliates as of the date hereof. Immediately after the Closing, all of the Escrowed Sponsor Shares (as defined herein) will be owned of record by the Sponsor, and all of the other Founder Shares and Founder Warrants will be owned of record by the Sponsor, which Escrowed Sponsor Shares, other Founder Shares and Founder Warrants owned of record by the Sponsor will constitute all of the equity securities in Act II held by Sponsor and its Affiliates as of immediately after the Closing. The Sponsor has, or will have as of the date hereof and immediately prior to the Closing, as applicable, valid, good and marketable title to such equity securities, free and clear of all Liens (other than Liens pursuant to this Agreement or any other agreement contemplated by the Purchase Agreement and transfer restrictions under applicable Law or under the Organizational Documents of Act II). Except for this Agreement, the Sponsor is not party to any option, warrant, purchase right, or other contract or commitment that could require the Sponsor to sell, transfer, or otherwise dispose of the Escrowed Sponsor Shares. Except as disclosed in Act II’s public filings with the U.S. Securities and Exchange Commission at least one day prior to the date hereof or as provided in this Agreement, the Purchase Agreement, the Investors Agreement, or the
B-1-1

Organizational Documents of the Sponsor, the Sponsor is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Founder Shares or the Founder Warrants. Neither the Sponsor, nor any transferees of any equity securities of Act II initially held by the Sponsor, has asserted or perfected any rights to adjustment or other anti-dilution protections with respect to any equity securities of Act II (including the Founder Shares and the Founder Warrants) (whether in connection with the transactions contemplated by the Purchase Agreement or otherwise).
c.   The execution, delivery and performance by it of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not (with or without due notice or lapse of time or both): (i) conflict with or result in any breach of any provision of the Organizational Documents of the Sponsor, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Sponsor is a party or by which its properties or assets may be bound, (iii) violate any Order or Law of any Governmental Entity applicable to the Sponsor or its Subsidiaries, or any of their respective properties or assets (including the Founder Shares and the Founder Warrants), as applicable, or (iv) result in the creation of any Lien (other than Liens pursuant to this Agreement or any other agreement contemplated by the Purchase Agreement to which it is subject or bound and transfer restrictions under applicable Law or under the Organizational Documents of Act II) upon its assets (including the Founder Shares and the Founder Warrants), except in the case of clauses (ii), (iii) and (iv) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Sponsor to consummate the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.
2.   Escrowed Sponsor Shares.   The Sponsor hereby agrees that, on or prior to the Closing Date, the Sponsor shall enter into an escrow agreement, as contemplated under the Purchase Agreement, pursuant to which the Sponsor shall deposit an aggregate of 7,500,000 Class A ordinary shares (the “Escrowed Sponsor Shares”), to be held and distributed by the Escrow Agent (as defined therein) on the terms and conditions set forth therein. Subject to the terms and conditions of this Agreement, the Sponsor unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Section of this Agreement.
3.   Anti-Dilution.   The Sponsor hereby irrevocably and unconditionally waives (including without limitation for purposes of Section 17.4 of the Purchaser Constitutional Documents) and will not exercise, assert or perfect any rights to adjustment or other anti-dilution protections with respect to any equity securities of Act II (including the Founder Shares and the Founder Warrants) that may otherwise become available in connection with a Business Combination (including without limitation any rights that would otherwise be available under Section 17.3 of the Purchaser Constitutional Documents).
4.   Additional Shares.   In the event of a share split, dividend or distribution, or any other change in Act II’s Class A ordinary shares or Class B ordinary shares by reason of any share split, dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any such shares, or any other acquisition of (or acquisition of control of) such shares after the date hereof, references to the Founder Shares, Founder Warrants, equity securities in Act II and the like shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
5.   Pre-Closing Covenants.
a.   From the date hereof until the earlier of the Closing and the termination of the Purchase Agreement in accordance with its terms, the Sponsor hereby unconditionally and irrevocably agrees that at any duly called meeting of the shareholders of Act II (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of Act II, it shall, and shall cause its Affiliates to, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its equity securities in Act II to be counted as present thereat for purposes of establishing a quorum, and
B-1-2

it shall vote or deliver to Act II a duly executed affirmative written consent in favor of (or cause to be voted or consented), in person or by proxy, all of its equity securities (a) (i) in favor of the Purchase Agreement and any other agreements contemplated by the Purchase Agreement (an “Ancillary Document” and collectively, the “Ancillary Documents” which, for the avoidance of doubt, shall include this Agreement) and the transactions contemplated hereby and thereby and (ii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Act II contained in the Purchase Agreement or in any Ancillary Document, and (b) against any of the following actions or proposals (other than the transactions contemplated by the Purchase Agreement and the Ancillary Documents): (A) any proposal related to a Business Combination or any proposal in opposition to approval of the Purchase Agreement or any other Purchaser Shareholder Proposal or in competition with or materially inconsistent with the Purchase Agreement, the transactions contemplated thereby or any other Purchaser Shareholder Proposal; and (B) (x) any change in the present capitalization of Act II or any amendment of the Organizational Documents of Act II other than the amendment included in the Purchaser Shareholder Proposals, including any redemption of any equity securities in Act II (other than any redemption of equity securities in Act II held by Act II equityholders (other than the Sponsor and its transferees) contemplated by the existing Organizational Documents of Act II); (y) any change in Act II’s corporate structure or business; or (z) any other action or proposal involving Act II or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Purchase Agreement or any Ancillary Document or would reasonably be expected to result in any of the conditions to Act II’s obligations under the Purchase Agreement or any Ancillary Document not being fulfilled.
b.   From the date hereof until the earlier of the Closing and the termination of the Purchase Agreement in accordance with its terms, the Sponsor hereby unconditionally and irrevocably agrees that it shall not, without the prior written consent of the Sellers, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, with respect to any equity securities of Act II or any securities convertible into, or exercisable, or exchangeable for, equity securities of Act II owned by it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any equity securities of Act II or any securities convertible into, or exercisable, or exchangeable for, equity securities of Act II owned by it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii).
c.   Subject to applicable Law, the Sponsor shall take all action necessary to ensure that, effective as of the Closing, two (2) individuals (at least one of whom is not disqualified from being considered “independent” within the meaning of the NASDAQ Stock Market Rules) selected by the Sellers shall be appointed to the Purchaser Board.
6.   Termination.   This Agreement shall terminate, and have no further force and effect, if the Purchase Agreement is terminated in accordance with its terms prior to the Closing under the Purchase Agreement. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s willful and material breach of any of the terms of this Agreement prior to termination.
7.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its laws relating to choice-of-law) applicable to contracts between residents of that State and executed in and to be performed entirely within that State.
B-1-3

8.   Jurisdiction and Venue.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, OR IF THE COURTS OF THE STATE OF NEW YORK LACKS JURISDICTION, ANY OTHER FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THE APPROPRIATE APPELLATE COURTS THEREFROM (the “Chosen Courts”), for any Action arising out of, or relating to, this Agreement or the Transactions, and each Party agrees not to commence any Action relating hereto or thereto except in such court. Each Party (i) waives any objection to laying venue in any such Action in the Chosen Courts, (ii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iii) without limiting other means of service of process permissible under applicable Law, agrees that service of process upon such party in any such Action will be effective if notice is given in accordance with Section 10.
9.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTIONS 7, 8 AND 9.
10.   Notices.   All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing (a) when delivered, if delivered by hand, courier or overnight delivery service, (b) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) when sent in the form of a facsimile or email, if (x) acknowledged by the recipient (excluding automated responses) or (y) promptly sent by one of the methods specified in clause (a) or (b), and, in each case, shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):
a.   If to Act II or the Sponsor, to:
Act II Global Acquisition Corp.
745 5th Avenue
New York, NY 10151
Attention: Ira Lamel
Email:
ira.lamel@act2global.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor
New York, NY 10020
Attention:
Christopher P. Giordano
Jon Venick

E-mail:
christopher.giordano@dlapiper.com
jon.venick@dlapiper.com

B-1-4

b.   If to the Sellers, to:
c/o MacAndrews & Forbes Incorporated
35 E. 62nd Street, 3rd Floor
New York, NY 10065
Attention: Legal Department
Fax No.: (212) 399-8282
Email:   legaldepartment@mafgrp.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Adam O. Emmerich
David K. Lam
DongJu Song

E-mail:
AOEmmerich@wlrk.com
DKLam@wlrk.com
DSong@wlrk.com

11.   Remedies.   The Parties hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any Parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the Transactions, and that prior to a valid termination of this Agreement, the Parties shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party hereby waives any requirement to provide any bond or other security in connection with such order or injunction.
12.   Counterparts; Electronic Signatures.   This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
13.   Amendment.   This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the Parties. Each Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by another Party shall not be construed as a waiver of any subsequent breach.
14.   Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party, except that the Sellers may assign their rights and obligations under this Agreement to an Affiliate of the Sellers; provided that no such assignment shall release the Sellers from any liability or obligation under this Agreement; provided further, that, if either Party or its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its equity, properties or assets
B-1-5

to any Person, then, in each case, such Party, as the case may be, shall cause proper provision to be made so that such successors, assigns or Person assume the obligations set forth in this Agreement of such Party, as applicable. Any attempted assignment in violation of this Section 14 shall be void.
15.   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
16.   Survival.   The provisions of Sections 7-16 hereof shall survive the termination of this Agreement.
signature page follows
B-1-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ACT II GLOBAL LLC
By:
/s/ John Carroll

Name: John Carroll
Title:  Managing Member
ACT II GLOBAL ACQUISITION CORP.
By:
/s/ Ira J. Lamel

Name:  Ira J. Lamel
Title:   Chief Financial Officer
[Signature Page to Sponsor Support Agreement]
B-1-7

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
FLAVORS HOLDINGS INC.
By:
/s/ Edward Mammone

Name:  Edward Mammone
Title:   Senior Vice President, Controller
MW HOLDINGS I LLC
By:
Flavors Holdings, Inc., its sole member

By:
/s/ Edward Mammone

Name:  Edward Mammone
Title:   Senior Vice President, Controller
MW HOLDINGS III LLC
By:
Flavors Holdings, Inc., its sole member

By:
/s/ Edward Mammone

Name:  Edward Mammone
Title:   Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By:
/s/ Marji Gordon-Brown

Name:  Marji Gordon-Brown
Title:   Associate Tax Counsel
[Signature Page to Sponsor Support Agreement]
B-1-8

Annex B-2
AMENDMENT NO. 1
TO
SPONSOR SUPPORT AGREEMENT
This AMENDMENT NO. 1 TO SPONSOR SUPPORT AGREEMENT (this “Amendment”) dated as of February 12, 2020, is made by and among Act II Global LLC, a Delaware limited liability company (together with its successors, the “Sponsor”), Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”), Flavors Holdings Inc., a Delaware corporation (“Flavors Holdings”), MW Holdings I LLC, a Delaware limited liability company (“MW Holdings I”), MW Holdings III LLC, a Delaware limited liability company (“MW Holdings III”), and Mafco Foreign Holdings, Inc., a Delaware corporation (“Mafco Foreign Holdings” and together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”). The Sponsor, Act II and the Sellers shall be referred to herein from time to time collectively as the “Parties.”
RECITALS
WHEREAS, Act II and the Sellers entered into a Purchase Agreement dated as of December 19, 2019 (as amended, supplemented, or modified, the “Purchase Agreement”);
WHEREAS, concurrently with the Purchase Agreement, the Parties entered into that certain Sponsor Support Agreement dated as of December 19, 2019 (the “Agreement”), whereby the Sponsor agreed to defer certain of its equity interests in Act II as of immediately following the Closing and agreed to certain covenants and agreements related to the transactions contemplated by the Purchase Agreement; and
WHEREAS, the Parties desire to amend the Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.
Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.
Amendments to the Agreement. The Agreement is hereby amended or modified as follows:

(a)
Section 1.b is amended and restated in its entirety as follows:

“b.
The Sponsor is the record owner of all of the outstanding shares of Act II’s Class B ordinary shares (the “Founder Shares”) and 6,750,000 warrants to purchase shares of Act II’s Class A ordinary shares at a price of $11.50 per share (the “Founder Warrants”) as of the date hereof, which constitutes all of the equity securities in Act II held by the Sponsor and its Affiliates as of the date hereof. Immediately after the Closing, all of the Forfeited Securities (as defined herein) and Escrowed Sponsor Shares (as defined herein) will be owned of record by the Sponsor, and all of the other Founder Shares and Founder Warrants will be owned of record by the Sponsor, which Escrowed Sponsor Shares, other Founder Shares and Founder Warrants owned of record by the Sponsor will constitute all of the equity securities in Act II held by the Sponsor and its Affiliates as of immediately after the Closing. The Sponsor has, or will have as of the date hereof and immediately prior to the Closing, as applicable, valid, good and marketable title to such equity securities, free and clear of all Liens (other than Liens pursuant to this Agreement or any other agreement contemplated by the Purchase Agreement and transfer restrictions under applicable Law or under the Organizational Documents of Act II). Except for this Agreement, the Sponsor is not party to any option, warrant, purchase right, or other contract or commitment that could require the Sponsor to sell, transfer, or otherwise dispose of the Escrowed Sponsor Shares. Except as disclosed in Act II’s public filings with the U.S. Securities and Exchange Commission at least one day prior to the date hereof or as provided in this Agreement, the Purchase Agreement, the Investors Agreement, or the Organizational Documents of the Sponsor, the Sponsor is

B-2-1

not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Founder Shares or the Founder Warrants. Neither the Sponsor, nor any transferees of any equity securities of Act II initially held by the Sponsor, has asserted or perfected any rights to adjustment or other anti-dilution protections with respect to any equity securities of Act II (including the Founder Shares and the Founder Warrants) (whether in connection with the transactions contemplated by the Purchase Agreement or otherwise).”
(b)
Section 2 is amended and restated in its entirety as follows:

“2.
Escrowed Sponsor Shares; Sponsor Forfeiture.

a.
The Sponsor hereby agrees that, on or prior to the Closing Date, the Sponsor shall enter into an Escrow Agreement, as contemplated under the Purchase Agreement, pursuant to which the Sponsor shall deposit an aggregate of 2,000,000 Class A ordinary shares (which, for avoidance of doubt, will be converted at Closing from Founder Shares) (the “Escrowed Sponsor Shares”), to be held and distributed by the Escrow Agent on the terms and conditions set forth therein. Subject to the terms and conditions of this Agreement, the Sponsor unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Section 2 of this Agreement.

b.
The Sponsor hereby agrees that, immediately following the Closing, the Sponsor shall automatically be deemed to irrevocably transfer to Act II, surrender and forfeit for no consideration (i) 3,000,000 Founder Shares and (ii) 6,750,000 Founder Warrants (collectively, the “Forfeited Securities”) and that from and after such time, such Forfeited Securities shall be deemed to be cancelled and no longer outstanding. The Sponsor hereby acknowledges and agrees that the Sponsor will waive any right that it might otherwise have in connection with the Warrant Amendment to receive a cash payment with respect to the Founder Warrants subject to the Warrant Amendment and agrees that no such cash payment will be made to the Sponsor in respect of any such Founder Warrants.”

(c)
Section 5.a is amended by deleting the words “amendment included in the Purchaser Shareholder Proposals” and replacing in lieu thereof the words “amendments included in the Purchaser Shareholder Proposals or the Warrant Amendment.”

3.
Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to or in connection with the Purchase Agreement or Ancillary Documents will mean and be a reference to the Agreement as amended by this Amendment.

4.
Miscellaneous.

(a)
This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)
The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(c)
This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

B-2-2

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.
ACT II GLOBAL LLC
By:	/s/ John Carroll
	Name:	John Carroll
	Title:	Managing Member
ACT II GLOBAL ACQUISITION CORP.
By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer
[Signature Page to Amendment No. 1 to Sponsor Support Agreement]
B-2-3

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.
FLAVORS HOLDINGS INC.
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS I LLC
By:	Flavors Holdings, Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS III LLC
By:	Flavors Holdings, Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By:	/s/ Marji Gordon Brown
	Name:	Marji Gordon-Brown
	Title:	Associate Tax Counsel
[Signature Page to Amendment No. 1 to Sponsor Support Agreement]
B-2-4

Annex C
INVESTORS AGREEMENT
by and among
WHOLE EARTH BRANDS, INC.,
ACT II GLOBAL LLC,
and
FLAVORS HOLDINGS INC.

Dated as of [•], 2020

C-i

INVESTORS AGREEMENT
This Investors Agreement, dated as of [•], 2020 (this “Agreement”), is by and among WHOLE EARTH BRANDS, INC. (f/k/a Act II Global Acquisition Corp.), a Delaware corporation (the “Company”), ACT II GLOBAL LLC, a Delaware limited liability company (together with its successors, the “Sponsor” and, together with its Affiliates (other than the Company and its Subsidiaries), the “Sponsor Group”) and FLAVORS HOLDINGS INC., a Delaware corporation (the “Investor” and, together with its Affiliates (other than the Company and its Subsidiaries), the “Investor Group”). Each of the Company, Sponsor and Investor are herein referred to individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, the Company, the Investor and certain Affiliates of the Investor entered into a Purchase Agreement, dated as of December 19, 2019 (as may be amended, restated or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company acquired from the Investor and its Affiliates all of the issued and outstanding capital stock of certain entities engaged in the business of the manufacture, supply, distribution and sale of aspartame, sucralose, saccharin and stevia branded tabletop sweeteners, licorice extracts and licorice derivatives (the “Acquisition”);
WHEREAS, prior to the Acquisition, the Company was a Cayman Islands exempted company organized as a blank check company sponsored by the Sponsor and incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more operating businesses or entities through a business combination;
WHEREAS, immediately prior to the consummation of the Acquisition and subject to the conditions of the Purchase Agreement, the Company domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (2020 Revision);
WHEREAS, immediately following the Acquisition, the Investor Group owns shares of common stock of the Company, par value $0.0001 per share (“Common Stock”); and
WHEREAS, the Parties desire to set forth their agreements with respect to certain matters concerning each of the Parties.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Defined Terms.   For the purposes of this Agreement, the following terms shall have the following meanings:
“Action” means any action, lawsuit, arbitration, litigation, proceeding, complaint, citation, summons, subpoena, charge, claim, demand or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, controls, is controlled by or is under common control with such Person; provided, that none of the Company or its Subsidiaries shall be considered an Affiliate of any member of the Investor Group (or vice versa) or any member of the Sponsor Group (or vice versa). For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of Rule 13d-3 under the Exchange Act (in each case, irrespective of whether Rule 13d-3 under the Exchange Act is actually applicable in such circumstance) (except that the words “within sixty days” in Rule 13d-3(d)(1)(i) under the Exchange Act shall not apply). For the avoidance of doubt, any securities held in an escrow account as of the date hereof for the benefit or potential benefit of the Sponsor Group or the Investor Group shall be deemed to be Beneficially Owned by the Sponsor Group or the Investor Group, respectively, while held in such escrow account or any successor escrow account.
“Blackout Period” means any period of up to 90 days for which the Board determines in good faith that a registration under the Securities Act would (i) reasonably be expected to adversely affect or interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (ii) reasonably be expected to require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect the Company; provided, that a Blackout Period may not occur more than twice in any period of 12 consecutive months.
“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.
“Bylaws” means the Bylaws of the Company effective as of [•], and as amended, modified, supplemented or restated from time to time.
“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as filed on [•] with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time.
“Change in Control” means a transaction or series of related transactions (a) with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, more than 50% of the total voting power or economic rights of the Equity Securities of the Company (whether by merger, consolidation, sale, exchange, issuance, transfer, redemption, recapitalization, reorganization or otherwise); (b) involving a merger, consolidation, sale, exchange, issuance, transfer, redemption, recapitalization, reorganization, or other extraordinary transaction where the holders of the voting power or economic rights of the Equity Securities of the Company immediately prior to such transaction or series of related transactions do not, directly or indirectly, hold more than 50% of the total voting power or economic rights, respectively, of the Equity Securities of the Company immediately after such transaction or series of related transactions; or (c) as a result of which (i) the directors of the Company immediately prior to such transaction or series of related transactions and (ii) directors nominated by or whose election was recommended or approved by a majority of the directors of the Company immediately prior to such transaction do not constitute a majority of the Board immediately after such transaction or series of related transactions.
“Company Equity Plan” means any benefit plan that provides for the issuance or grant of (a) Common Stock, and/or (b) compensatory awards that provide for the delivery of, relate to, are based on, and/or are valued by reference to, Common Stock, including in the form of stock options, stock appreciation rights, restricted stock units, phantom units, performance stock or performance units, in each case, to individuals as compensation for services.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of the Company, any and all equivalent or analogous ownership (or profit) or voting interests in the Company.
“Equity Securities” means any and all (a) Equity Interests, (b) securities (including warrants, rights and options) convertible into or exercisable or exchangeable for Equity Interests and (c) any Equity Interests issuable upon conversion, exercise or exchange of any of the securities set forth in clause (b), and, in each case, whether or not such Equity Interests or other securities are authorized or otherwise existing on any date of determination.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Governmental Entity” means any federal, state, local or foreign government, or any department, agency, or instrumentality of any government; any public international organization, any transnational governmental organization; any court of competent jurisdiction, arbitral, administrative agency, commission, or other governmental regulatory authority or quasi-governmental authority; and any national securities exchange or national quotation system.
“Group” means two or more Persons acting together in such a way to be deemed a “person” for purposes of Section 13(d)(3) of the Exchange Act.
“Law” means any national, federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, Order, arbitration award, requirement or approval of, or determination by, or interpretation or administration of, any of the foregoing by, any Governmental Entity, arbitrator or mediator, or any license or permit of any Governmental Entity.
“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued or entered by, with, or under the supervision of, any Governmental Entity.
“Permitted Transferee” of a Person means (a) an Affiliate of such Person; (b) for estate planning purposes, (i) in the case of an individual, either during such Person’s lifetime or on death by will or intestacy to such Person’s spouse, ex-spouse, domestic partner, descendant (including by adoption) of a parent of such Person, or the spouse, ex-spouse, or domestic partner of any such individual (“Family”), or to a trust or trusts for the exclusive current benefit of such Person or any member of such Person’s Family, or to a charitable organization controlled by such Person or any member of such Person’s Family; (ii) in the case of a trust, to any beneficiary of such trust or to any member of such beneficiary’s Family, or to a trust or trusts for the exclusive current benefit of such beneficiary or any member of such beneficiary’s Family; or (iii) in the case of any other entity, to any owner of such entity, to any member of such owner’s Family, or to a trust or trusts for the exclusive current benefit of such owner or any member of such owner’s Family; and (c) with respect to the Sponsor, direct and/or indirect equity holders of the Sponsor pursuant to a distribution as described in Section 5.10 of this Agreement.
“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Entity.
“Registrable Amount” means an amount of Registrable Securities comprising or representing at least 1,000,000 shares of Common Stock, without regard to any underwriting discount or commission.
“Registrable Securities” means any Equity Securities Beneficially Owned by the Demand Stockholders; provided, however, that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities for all purposes of this Agreement when such securities (a) have been sold pursuant to an effective registration statement or in compliance with Rule 144 under the Securities Act, (b) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (c) are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, (d) are not outstanding or (e) have been transferred in violation of this Agreement (or any combination of clauses (a), (b), (c), (d) and (e)), and the Company’s obligations regarding Registrable Securities hereunder shall cease to apply with respect to any such securities.
“Representatives” means directors, managers, officers, employees, attorneys, accountants, advisors (including consultants and financial advisors) and, with respect to the Investor, any Investor Nominee then-serving on the Board.
“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
“SEC” means the U.S. Securities and Exchange Commission or any other federal agency administering the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares or shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person; or (c) that is otherwise consolidated with such Person for financial reporting purposes.
“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, grant of a security interest, gift, hypothecation, disposition or other transfer (by operation of law or otherwise), in each case whether voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock, including in each case through the Transfer of any Person or any interest in any Person; provided, that a pledge or similar lien securing bona fide loans or other borrowings from a third-party financial institution shall not be a “Transfer,” or (b) in respect of any capital stock or interest in any capital stock, the entrance into or purchase or sale of any share loan, option, swap, forward, future, swaption or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest or voting rights in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.
“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for a widely dispersed reoffering to the public.

Section 1.2   Other Definitions.   The following terms shall have the meanings defined in the part of this Agreement indicated:
$	Section 1.3(a)
Acquisition	Recitals
Agreement	Preamble
Board	Section 2.1(a)
Chosen Courts	Section 5.2(a)
Common Stock	Recitals
Company	Preamble
Demand	Section 4.1(a)
Demand Registration	Section 4.1(a)
Demand Registration Statement	Section 4.1(a)
Demand Stockholders	Section 4.1(a)
Election Meeting	Section 2.1(a)(i)(A)
Form S-3	Section 4.3(a)
Free Writing Prospectus	Section 4.6(a)(iv)
Inspectors	Section 4.6(a)(x)
Investor	Preamble
Investor Group	Preamble
Investor Nominees	Section 2.1(a)(i)(A)
Losses	Section 4.8(a)
Marketed Underwritten Shelf Offering	Section 4.3(f)
Nomination Notice	Section 2.1(a)(i)(A)
Other Demanding Sellers	Section 4.1(b)
Other Proposed Sellers	Section 4.1(b)
Parties	Preamble
Party	Preamble
Piggyback Notice	Section 4.2(a)
Piggyback Registration	Section 4.2(a)
Piggyback Seller	Section 4.2(a)
Purchase Agreement	Recitals
Records	Section 4.6(a)(x)
Requesting Stockholders	Section 4.1(a)
Restricted Period	Section 3.1(a)
Selling Stockholders	Section 4.1(c)
Shelf Notice	Section 4.3(a)
Shelf Offering	Section 4.3(f)
Shelf Registration Statement	Section 4.3(a)
Sponsor	Preamble
Sponsor Group	Preamble
Sponsor Nominees	Section 2.1(a)(ii)(A)
Take-Down Notice	Section 4.3(f)

Section 1.3   Interpretation; Absence of Presumption.
(a)   For purposes of this Agreement, (i) the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references in this Agreement to Articles or Sections shall be to an Article or Section of or to this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, unless otherwise specified or the context otherwise requires; (iii) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iv) the term “dollars” and the symbol “$” shall mean United States dollars or the equivalent in any other currency; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require; (vii) all references to any period of days (without explicit reference to “Business Days”) shall be deemed to be to the relevant number of calendar days unless otherwise specified, and, if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) the word “or” shall not be exclusive; (x) references to “written” or “in writing” include in electronic form; (xi) the phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement; (xii) except as otherwise specifically provided in this Agreement, any agreement defined or referred to herein means such agreement, as from time to time amended, supplemented or modified, including (A) by waiver or consent and (B) all attachments thereto and instruments incorporated therein; and (xiii) unless the context otherwise requires, references to any Person include references to such Person’s successors and permitted assigns.
(b)   This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 1.4   Headings.   The Section and Article headings contained in this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or interpretation of this Agreement.
ARTICLE II
GOVERNANCE
Section 2.1   Board Matters.
(a)   Board Composition.   At all times during the term of this Agreement, the Company shall take all necessary action to cause the size of the board of directors of the Company (the “Board”) to be seven directors, including any vacancies.
(i)   For so long as the Investor Group Beneficially Owns a number of shares of Common Stock:
(A)   equal to or greater than 50% of the number of shares of Common Stock Beneficially Owned by the Investor Group as of immediately after the Acquisition, at each meeting of the stockholders of the Company at which directors of the Company are to be elected (each such meeting, an “Election Meeting”), the Investor shall have the right to designate two individuals (at least one of whom is not disqualified from being considered “independent” within the meaning of the NASDAQ Stock Market Rules (or the corresponding listing standards of the primary stock exchange for the Company’s securities, if not NASDAQ)) for nomination by the Board for election as a director of the Company (such individuals, the “Investor Nominees”), by delivering written notice of such designation to the Company (such notice, the “Nomination Notice”) at least 60 days prior to such meeting or such other date that is greater than 60 days prior to such meeting, as determined by the secretary of the Company;

(B)   equal to or greater than 25%, but less than 50%, of the number of shares of Common Stock Beneficially Owned by the Investor Group as of immediately after the Acquisition, at each Election Meeting, the Investor shall have the right to designate one Investor Nominee by delivering a Nomination Notice at least 60 days prior to such meeting or such other date that is greater than 60 days prior to such meeting, as determined by the secretary of the Company.
(ii)   For so long as the Sponsor Group Beneficially Owns a number of shares of Common Stock:
(A)   equal to or greater than 50% of the number of shares of Common Stock Beneficially Owned by the Sponsor Group as of immediately after the Acquisition, at each Election Meeting, the Sponsor shall have the right to designate two individuals (at least one of whom is not disqualified from being considered “independent” within the meaning of the NASDAQ Stock Market Rules (or the corresponding listing standards of the primary stock exchange for the Company’s securities, if not NASDAQ)) for nomination by the Board for election as a director of the Company (such individuals, the “Sponsor Nominees”) by delivering a Nomination Notice at least 60 days prior to such meeting or such other date that is greater than 60 days prior to such meeting, as determined by the secretary of the Company;
(B)   equal to or greater than 25%, but less than 50%, of the number of shares of Common Stock Beneficially Owned by the Sponsor Group as of immediately after the Acquisition, at each Election Meeting, the Sponsor shall have the right to designate one Sponsor Nominee by delivering a Nomination Notice at least 60 days prior to such meeting or such other date that is greater than 60 days prior to such meeting, as determined by the secretary of the Company.
(iii)   All nominees for election as a director of the Company not designated by the Investor or the Sponsor pursuant to clauses (i) and (ii) above shall be determined by the Board based on the recommendations of its nominating and governance committee.
(iv)   As of the date of this Agreement, the members of the Board shall be (A) [•] and [•], who shall be deemed to be Investor Nominees; and (B) [•], [•], [•], [•] and [•] who shall be deemed to be Sponsor Nominees.
(v)   At each Election Meeting at which any Investor Nominees or Sponsor Nominees are to be elected to the Board, the Board will nominate and the Company shall solicit proxies (using the same level of efforts, in all material respects, as the Company uses for its other directors) for each Investor Nominee and Sponsor Nominee to be elected or re-elected (as applicable) to the Board.
(vi)   If an Investor Nominee who is then-serving on the Board dies, is removed (other than as a result of a breach of this Agreement), or resigns, or for any other reason (other than failure to be elected by the Company’s stockholders) there are fewer Investor Nominees on the Board than the Investor is entitled to designate pursuant to this Agreement, then the Investor may select an alternate Person to fill the resulting vacancy on the Board, who shall thereafter be an Investor Nominee, in which case the Board will promptly appoint such Person as a replacement director. If a Sponsor Nominee who is then-serving on the Board dies, is removed (other than as a result of a breach of this Agreement), or resigns, or for any other reason (other than failure to be elected by the Company’s stockholders) there are fewer Sponsor Nominees on the Board than the Sponsor is entitled to designate pursuant to this Agreement, the Sponsor may select an alternate Person to fill the resulting vacancy on the Board, who shall thereafter be an Sponsor Nominee, in which case the Board will promptly appoint such Person as a replacement director.
(vii)   The Company will reimburse each such Investor Nominee and Sponsor Nominee for reasonable expenses, consistent with the Company’s policy for such reimbursement in effect from time to time, incurred attending meetings of the Board and/or any committee of the Board. The Company shall indemnify, or provide for the indemnification of, including, subject to applicable

Law, any rights to the advancement of fees and expenses, the Investor Nominees and Sponsor Nominees elected to the Board and provide such Investor Nominees and Sponsor Nominees with director and officer insurance to the same extent it indemnifies and provides insurance for the nonemployee members of the Board.
(viii)   If, at any time after the second anniversary of the Closing, the Investor Group Beneficially Owns a number of shares of Common Stock representing less than 5% of the number of shares of Common Stock issued and outstanding, the Investor’s rights set forth in Section 2.1(a)(i) shall terminate; provided, that for purposes of this Section 2.1(a)(viii), until the expiration of the Earnout Period (as defined in Section 2.6 of the Purchase Agreement) the Investor Group shall be deemed to Beneficially Own any shares of Common Stock issuable under Section 2.6 of the Purchase Agreement and such shares of Common Stock shall be deemed to be issued and outstanding, in each instance, regardless of whether the conditions for issuance of such shares of Common Stock shall then have been satisfied. If, at any time after the second anniversary of the Closing, the Sponsor Group Beneficially Owns a number of shares of Common Stock representing less than 5% of the number of shares of Common Stock issued and outstanding, the Sponsor’s rights set forth in Section 2.1(a)(ii) shall terminate.
(b)   Quorums at Board Meetings.   For so long as the Investor is entitled to designate at least one Investor Nominee pursuant to this Agreement, attendance of at least one Investor Nominee shall be required for purposes of there being a sufficient quorum at any meeting of the Board; provided, that if no Investor Nominees are present at any such meeting, the members of the Board present at such meeting shall be permitted to call another meeting of the Board to be held at least 48 hours following the initial meeting and this sentence shall not apply to such second meeting. For so long as the Sponsor is entitled to designate at least one Sponsor Nominee pursuant to this Agreement, attendance of at least one Sponsor Nominee shall be required for purposes of there being a sufficient quorum at any meeting of the Board; provided, that if no Sponsor Nominees are present at any such meeting, the members of the Board present at such meeting shall be permitted to call another meeting of the Board to be held at least 48 hours following the initial meeting and this sentence shall not apply to such second meeting.
(c)   Nominee Information.   The Investor and the Sponsor shall timely provide and shall use its reasonable best efforts to cause each Investor Nominee and Sponsor Nominee, respectively, to timely provide the Company with accurate and complete information relating to the Investor and such Investor Nominees and the Sponsor and such Sponsor Nominees, respectively, that may be required under applicable Law or the rules or regulations of any applicable stock exchange, as well as any additional information that is reasonably requested by the Company and that is advisable to be used to assess the eligibility of directors and candidates under applicable SEC rules and interpretations and applicable stock exchange listing rules.
(d)   Access to Information.   Subject to applicable Law, the Company will provide to any Investor Nominee and any Sponsor Nominee then-serving on the Board (in his or her capacity as such) any materials given to other members of the Board. Each Investor Nominee and Sponsor Nominee shall be bound by and subject to the same confidentiality obligations as each other director of the Company, except that nothing shall restrict the right of such Persons to share information regarding the Company with the Investor and the Sponsor, respectively, and their respective Affiliates.
(e)   Observer in Lieu of Director.   For so long as the Investor is entitled to designate at least one Investor Nominee pursuant to this Agreement, the Investor shall be entitled, in its sole discretion, to designate one or more individuals (up to the number of Investor Nominees the Investor is then entitled to designate pursuant to this Agreement) to serve as a non-voting observer of the Board in lieu of designating one or more Investor Nominees. For so long as the Sponsor is entitled to designate at least one Sponsor Nominee pursuant to this Agreement, the Sponsor shall be entitled, in its sole discretion, to designate one or more individuals (up to the number of Sponsor Nominees the Sponsor is then entitled to designate pursuant to this Agreement) to serve as a non-voting observer of the Board in lieu of designating one or more Sponsor Nominees. The Company shall provide any such observers with copies of all notices, minutes, consents and other materials that it provides to the members of the Board, and such observers shall be required to adhere to any applicable Board or Company policies with respect to confidentiality and use of such materials.
Section 2.2   Voting Agreement and Proxy.
(a)   Each of the Investor and the Sponsor shall, and shall cause each of its Affiliates to, cause each share of Common Stock Beneficially Owned by it or any such Affiliate, to be voted at any annual or special meeting of the stockholders of the Company (including, if applicable, through the execution of one or more written consents if the stockholders of the Company are requested to act through the execution of written consents) in favor of each Investor Nominee and Sponsor Nominee.
(b)   Each of the Investor and the Sponsor hereby appoints, and shall cause each of its Affiliates to appoint, the Chief Executive Officer of the Company and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to shares of Common Stock Beneficially Owned by it or any of its Affiliates to be voted in accordance with Section 2.2(a). This proxy and power of attorney is given to secure the performance of the duties of the Investor and the Sponsor under this Agreement. Each of the Investor and the Sponsor hereby agrees that it shall, and shall cause its Affiliates to, take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy; this proxy and power of attorney shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Investor and its Affiliates or the Sponsor and its Affiliates, as applicable, with respect to shares of Common Stock. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution or bankruptcy of the grantor.
Section 2.3   Board Committees; Conflicts.
(a)   For so long as the Investor is entitled to designate at least one Investor Nominee pursuant to this Agreement, each committee of the Board shall include (if the applicable Investor Nominee elects to serve on such committee) a number of Investor Nominees equal to the greater of: (i) one Investor Nominee and (ii) such number of Investor Nominees as would result in committee representation being proportional to the representation of Investor Nominees on the Board, rounded up or down, as applicable, to the nearest whole number, subject to each such Investor Nominee serving on any such committee meeting the applicable eligibility requirements for such committee as mandated by applicable SEC rules and interpretations and stock exchange listing rules.
(b)   For so long as the Sponsor is entitled to designate at least one Sponsor Nominee pursuant to this Agreement, each committee of the Board shall include (if the applicable Sponsor Nominee elects to serve on such committee) a number of Sponsor Nominees equal to the greater of: (i) one Sponsor Nominee and (ii) such number of Sponsor Nominees as would result in committee representation being proportional to the representation of Sponsor Nominees on the Board, rounded up or down, as applicable, to the nearest whole number, subject to each such Sponsor Nominee serving on any such committee meeting the applicable eligibility requirements for such committee as mandated by applicable SEC rules and interpretations and stock exchange listing rules.
Section 2.4   Consent Rights.   For so long as Investor has the right to designate at least one Investor Nominee, the Company shall not, without prior written consent of the Investor:
(a)   change the size of the Board;
(b)   declare or pay any dividend or make any distribution to holders of the Company’s Equity Securities other than on a pro rata basis with respect to the number of shares held by such holders, or repurchase any of the Company’s Equity Securities from holders thereof other than pursuant to an offer made on a pro rata basis with respect to the number of shares held by such holders; provided, that, this Section 2.4(e) shall not apply to the Board’s adoption of any “poison pill” or similar rights plan or to repurchases of equity awards made pursuant to a bona fide Company Equity Plan approved by the Board;

(c)   enter into an agreement with respect to or effect any transaction with the Sponsor Group involving the Company’s Equity Securities involving an amount in excess of $120,000 that is on terms that are less favorable to the Company than terms that could be obtained from an independent third party; or
(d)   make any amendments to the Company’s Certificate of Incorporation or Bylaws that would adversely and disproportionately affect the Investor’s rights hereunder or thereunder.
Section 2.5   Governance Term.   The rights and obligations of the Investor Group contained in this Article II shall automatically terminate on the date on which the Investor ceases to have the right to designate at least one Investor Nominee. The rights and obligations of the Sponsor Group contained in this Article II shall automatically terminate on the date on which the Sponsor ceases to have the right to designate at least one Sponsor Nominee.
ARTICLE III
TRANSFERS; REPORTING OBLIGATIONS
Section 3.1   Transfer Restrictions.
(a)   The Investor shall not Transfer, or permit the Investor Group to Transfer, any Equity Securities (or Beneficial Ownership of any Equity Securities) to any Person prior to the earlier to occur of (such date, the “Restricted Period”): (i) the first anniversary of the date hereof; and (ii) the date on which the Sponsor is released in whole or in part from the transfer restrictions applicable to its shares of Common Stock set forth in Section 7 of that certain Letter Agreement dated as of April 25, 2019, by and among the Company, the Sponsor and certain other parties thereto (the “Sponsor Lock-Up Side Letter”), without the prior written consent of a majority of the Board; provided, that the tender of any shares of Common Stock into a tender or exchange offer that is approved by the Board shall not be prohibited by this Section 3.1(a).
(b)   Notwithstanding Section 3.1(a), the Investor Group may at any time Transfer any Equity Securities to their respective Permitted Transferees, provided that no such Transfer may be effected unless such Permitted Transferee has signed a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, to be bound by the obligations of the Investor for purposes of this Agreement upon the completion of such Transfer.
(c)   Any Transfer or attempted Transfer of shares of (or Beneficial Ownership of shares of) Equity Securities in violation of this Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register or other books and records of the Company.
(d)   Each certificate (if issued) representing shares of Common Stock owned by the Investor Group or the Sponsor Group immediately following the Acquisition shall (unless otherwise permitted by the provisions of this Agreement) be imprinted with a legend substantially similar to the following:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY U.S. STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, CHARGED, MORTGAGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE U.S. STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
This legend shall be removed if (i) a Transfer of such shares is registered under the Securities Act, (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that the proposed Transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that such shares can be sold pursuant to Rule 144 without volume restrictions.

(e)   Each certificate (if any) representing Equity Securities Beneficially Owned by the Investor Group or the Sponsor Group shall (unless otherwise permitted by the provisions of this Agreement) be imprinted with a legend substantially similar to the following:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AS SET FORTH IN AN INVESTORS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY.”
This legend shall be removed upon any Transfer to a Person other than a Permitted Transferee that complies with the provisions of this Section 3.1.
Section 3.2   Rule 144 Reporting.   So long as the Investor Group or the Sponsor Group owns any Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish to the Investor and the Sponsor true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Investor and the Sponsor pursuant to this Section 3.2. The Company further covenants that it shall take such further action as the Investor and/or the Sponsor may reasonably request, all to the extent required from time to time to enable such Person to sell Equity Securities held by such Person without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including providing any legal opinions. Upon the request of the Investor and/or the Sponsor, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
REGISTRATION RIGHTS
Section 4.1   Demand Registrations.
(a)   After the expiration of the Restricted Period, subject to the terms and conditions hereof (x) solely during any period that no Shelf Registration Statement is then in effect, the Investor Group and the Sponsor Group (the “Demand Stockholders”) shall be entitled to make up to two written requests each (as reduced as provided in Section 4.3(f)(iii)) of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Stockholders that equals or is greater than the Registrable Amount (a “Demand Registration” and such registration statement, a “Demand Registration Statement”). These rights may be exercised by notice to the Company from the Investor, with respect to an exercise by one or more members of the Investor Group, or the Sponsor, with respect to an exercise by one or more members of the Sponsor Group (in either case, the “Requesting Stockholders”) Thereupon, the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act (in each case, to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Common Stock, if any, to be so registered):
(i)   the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders for disposition in accordance with the intended method of disposition stated in such Demand;
(ii)   all other Registrable Securities which the Company has been requested to register pursuant to Section 4.1(b), but subject to Section 4.1(f); and
(iii)   all shares of Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 4.1, but subject to Section 4.1(f);

(b)   A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, and (iii) the identity of the Requesting Stockholder(s). Within five Business Days after receipt of a Demand, the Company shall give written notice of such Demand to all other Demand Stockholders. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 10 days after the Company’s notice required by this Section 4.1(b) has been given, subject to Section 4.1(f). Each such written request shall comply with the requirements of a Demand as set forth in this Section 4.1(b).
(c)   A Demand shall not be deemed to have been satisfied and shall not count as a Demand (i) unless the Demand Registration Statement with respect thereto has become effective and has remained effective for a period of at least 180 days, or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold or otherwise disposed of thereunder (provided that such period shall be extended for a period of time equal to the period the holders of Registrable Securities refrain from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement), or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to 180 days after effectiveness or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold or otherwise disposed of thereunder, to any stop order, injunction or other order or requirement of the SEC or other Governmental Entity, other than by reason of any act or omission by the Demand Stockholders who are including Registrable Securities in such registration (“Selling Stockholders”).
(d)   Demand Registrations shall be on such appropriate registration form of the SEC as shall be selected by the Company and reasonably acceptable to the Requesting Stockholders.
(e)   The Company shall not be obligated to (i) effect any Demand Registration (A) within three months after the completion of a “firm commitment” Underwritten Offering in which all Demand Stockholders were offered “piggyback” rights pursuant to Section 4.2 (subject to Section 4.2(b)) and at least 30% of the number of Registrable Securities requested by such Demand Stockholders to be included in such Demand Registration were included or (B) within three months after the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement). The Company shall be entitled, from time to time, to postpone (upon written notice to the Requesting Stockholders) the filing or the effectiveness of a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period.
(f)   If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Requesting Stockholders, pro rata among such Demand Stockholders on the basis of the number of such Registrable Securities requested to be included by such Requesting Stockholders; (ii) second, up to the number of Registrable Securities requested to be included in such Demand Registration by Demand Stockholders other than the Requesting Stockholders, pro rata among such Demand Stockholders on the basis of the number of such Registrable Securities requested to be included by such Demand Stockholders; (iii) third, securities the Company proposes to sell; and (iv) fourth, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(g)   Any time that a Demand Registration involves an Underwritten Offering, the Requesting Stockholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company.
Section 4.2   Piggyback Registrations.
(a)   After the expiration of the Restricted Period, subject to the terms and conditions hereof, whenever the Company proposes to register any securities that are of the same class or series as any Registrable Securities under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, or (iii) pursuant to Section 4.1 or Section 4.3) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give all Demand Stockholders prompt written notice thereof (but not less than five Business Days prior to the filing by the Company with the SEC of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Common Stock (or other securities, as applicable) proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution and the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Common Stock (or other securities, as applicable), in each case to the extent then known. Subject to Section 4.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Demand Stockholders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within five Business Days after such Piggyback Notice is received by such Piggyback Seller.
(b)   If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its opinion, the inclusion of all of the securities sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have shares of Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of shares of Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:
(i)   if the Piggyback Registration relates to an offering in satisfaction of a demand right by Other Demanding Sellers, then (1) first, such number of shares of Common Stock (or other securities, as applicable) sought to be registered by such Other Demanding Sellers pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (2) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (3) third, shares of Common Stock to be sold by the Company and (4) fourth, other shares of Common Stock proposed to be sold by any Other Proposed Sellers; or
(ii)   otherwise, (1) first, such number of shares of Common Stock (or other securities, as applicable) to be sold by the Company as the Company, in its reasonable judgment, shall have determined, (2) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (3) third, shares of Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Common Stock proposed to be sold by such Other Demanding Sellers and (4) fourth, other shares of Common Stock proposed to be sold by any Other Proposed Sellers.
(c)   Notwithstanding anything to the contrary contained in this Agreement, in connection with any Underwritten Offering under this Section 4.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering

unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.
(d)   If, at any time after giving written notice of its intention to register any shares of Common Stock (or other securities, as applicable) as set forth in this Section 4.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Common Stock (or other securities, as applicable), the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided that, if permitted pursuant to Section 4.1, the Demand Stockholders may continue the registration as a Demand Registration pursuant to the terms of Section 4.1.
Section 4.3   Shelf Registration Statement.
(a)   After the expiration of the Restricted Period, subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to the Company, any of the Demand Stockholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use commercially reasonable efforts to cause to be declared effective by the SEC as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Stockholders that equals the Registrable Amount (the “Shelf Registration Statement”). To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto. The Company shall be permitted to comply with its obligations under this Section 4.3 by amending an existing Shelf Registration Statement.
(b)   Within five Business Days after receipt of a Shelf Notice pursuant to Section 4.3(a), the Company will deliver written notice thereof to all other Demand Stockholders. Each other Demand Stockholder may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within five Business Days after the Shelf Notice is received by any such holder of Registrable Securities.
(c)   Subject to Section 4.3(d), the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) three years after the Shelf Registration Statement has been declared effective and (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities.
(d)   Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, to (i) postpone the filing or the effectiveness of a Shelf Registration Statement, and (ii) by providing notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities, in each case in the event of a Blackout Period until the expiration of the applicable Blackout Period. Upon notice by the Company to the Demand Stockholders of any such determination, each Demand Stockholder covenants that it shall, subject to applicable Law, keep the fact of any such notice strictly confidential and promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Shelf Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company).

(e)   After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company, to the extent necessary, shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)   At any time that a Shelf Registration Statement is effective, if any Demand Stockholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Offering”), then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 4.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other marketing effort by the Company and/or the underwriters (a “Marketed Underwritten Shelf Offering”):
(i)   such proposing Demand Stockholder(s) shall also deliver the Take-Down Notice to all other Demand Stockholders included on the Shelf Registration Statement and permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Stockholder(s) and the Company within five days after delivery of the Take-Down Notice to such holder; and
(ii)   if the lead managing underwriter(s) advises the Company and the proposing Demand Stockholder(s) that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Stockholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 4.1(f).
(iii)   Except as otherwise expressly specified in this Section 4.3, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article IV as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 4.1(e) and Section 4.1(f), and each Marketed Underwritten Shelf Offering shall decrease by one the number of Demands that the Demand Stockholders are entitled to pursuant to Section 4.1(a).
Section 4.4   Withdrawal Rights.   Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall, as promptly as practicable, give each Demand Stockholder seeking to register Registrable Securities notice to such effect and, within 10 days following the mailing of such notice, any Demand Stockholders still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable

Amount or elect that such registration statement not be filed, or, if theretofore filed, be withdrawn. During such 10-day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.
Section 4.5   Holdback Agreements.
(a)   Each Demand Stockholder agrees to enter into customary agreements restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than 14 days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than 90 days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s).
(b)   If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not effect any sale or distribution of shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within 90 days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as the lead managing underwriter(s) may agree with the Company) after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.
Section 4.6   Registration Procedures.
(a)   If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.1, Section 4.2 or Section 4.3, the Company shall as expeditiously as reasonably practicable:
(i)   prepare and file with the SEC a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use commercially reasonable efforts to cause such registration statement to become effective pursuant to the terms of this Article IV; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Selling Stockholder, their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors; provided, that the Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Stockholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable Law;

(ii)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article IV, and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
(iii)   if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then-outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4.6(a)(iii) that are not, based upon the advice of counsel for the Company, in compliance with applicable Law;
(iv)   furnish to the Selling Stockholders and each underwriter, if any, of the securities being sold by such Selling Stockholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 under the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholders;
(v)   use commercially reasonable efforts to register or qualify or cooperate with the Selling Stockholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Stockholders and any underwriter of the securities being sold by such Selling Stockholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Stockholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Stockholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
(vi)   use commercially reasonable efforts to cause such Registrable Securities (if such Registrable Securities are shares of Common Stock) to be listed on each securities exchange on which shares of Common Stock are then listed;
(vii)   use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;
(viii)   enter into such agreements (including an underwriting agreement) in form, scope and substance as is reasonable and customary in underwritten offerings of Common Stock by the Company, and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering, (A) make such representations and warranties to the holders of such Registrable

Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are reasonable and customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if any underwriting agreement has been entered into, provide for customary indemnification provisions and procedures with respect to all parties to be indemnified pursuant to Section 4.8, except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;
(ix)   in connection with an Underwritten Offering, use commercially reasonable efforts to obtain for the underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;
(x)   make available for inspection by the Selling Stockholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Stockholders or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this Section 4.6(a)(x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) either (1) the Company has availed itself of confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Stockholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Entity, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;
(xi)   as promptly as practicable, notify in writing the Selling Stockholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state Governmental Entity for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; and (E) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Stockholder, promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(xii)   use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 4.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
(xiii)   cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and
(xiv)   have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” before analysts and rating agencies, and use commercially reasonable efforts to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Stockholders and the underwriters in the offering, marketing or selling of the Registrable Securities; provided, however, that the Company shall not be required to prepare or participate in more than two “road shows” or other similar meetings in any 12-month period and the scheduling of any such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company.
(b)   The Company may require each Selling Stockholder and each underwriter, if any, to, and each Selling Stockholder shall, furnish the Company in writing such information regarding each Selling Stockholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.
(c)   Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D) and (E) of Section 4.6(a)(xi), such Selling Stockholder shall forthwith discontinue its disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.6(a)(xi), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 4.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.
Section 4.7   Registration Expenses.   In connection with the Company’s performance of its obligations under this Article IV, the Company shall pay: (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 4.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121, except in the event that Requesting Stockholders select the underwriters), (b) all printing and copying expenses to the extent such printing and copying is necessary to comply with applicable Law, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions) and (e) expenses of the Company incurred in connection with any “road show,” other than any expense paid or payable by the underwriters or Selling Stockholders. Notwithstanding anything herein to the contrary, each Selling Stockholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Stockholder’s Registrable Securities pursuant to any registration.
Section 4.8   Registration Indemnification.
(a)   The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Stockholder and its Affiliates and their respective officers, directors, members, stockholders, employees, managers and partners and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Stockholder or such other indemnified Person and the officers, directors, members, stockholders, employees, managers and partners of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 4.8(a)) will reimburse each such Selling Stockholder, each of its Affiliates, and each of their respective officers, directors, members, stockholders, employees, managers and partners and each such Person who controls each such Selling Stockholder and the officers, directors, members, stockholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by such Selling Stockholder expressly for use therein.
(b)   In connection with any registration statement in which a Selling Stockholder is participating, without limitation as to time, each such Selling Stockholder shall, severally and not jointly, indemnify the Company, its directors, officers and employees, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 4.8(b)) will reimburse the Company, its directors, officers and employees and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Stockholder shall be liable under this Section 4.8(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.
(c)   Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.
(d)   In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). Notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.
(e)   The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.
(f)   If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Stockholder shall be required to make a contribution in excess of the amount received by such Selling Stockholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.
Section 4.9   Free Writing Prospectuses.   Investor shall not use any Free Writing Prospectus in connection with the sale of Registrable Securities pursuant to this Article IV without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Investor may use any Free Writing Prospectus prepared and distributed by the Company.
Section 4.10   Registration Rights Term.   The rights and obligations of the Investor Group contained in this Article IV shall automatically terminate on the earlier of (a) the date on which the Investor Group ceases to have Beneficial Ownership of Registrable Securities constituting at least five percent of the shares of Common Stock then outstanding or (b) the date on which the Investor Group no longer holds any Registrable Securities. The rights and obligations of the Sponsor Group contained in this Article IV shall automatically terminate on the earlier of (a) the date on which the Sponsor Group ceases to have Beneficial Ownership of Registrable Securities constituting at least five percent of the shares of Common Stock then outstanding or (b) the date on which the Sponsor Group no longer holds any Registrable Securities.
ARTICLE V
MISCELLANEOUS
Section 5.1   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 5.2   Governing Law; Waiver of Jury Trial.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its laws relating to choice-of-law) applicable to contracts between residents of that State and executed in and to be performed entirely within that State. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, OR IF THE COURTS OF THE STATE OF NEW YORK LACKS JURISDICTION, ANY OTHER FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THE APPROPRIATE APPELLATE COURTS THEREFROM (the “Chosen Courts”), for any Action arising out of, or relating to, this Agreement, and each Party agrees not to commence any Action relating hereto or thereto except in such court. Each Party (i) waives any objection to laying venue in any such Action in the Chosen Courts, (ii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iii) without limiting other means of service of process permissible under applicable Law, agrees that service of process upon such party in any such Action will be effective if notice is given in accordance with Section 5.4.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2.
Section 5.3   Entire Agreement; Third-Party Beneficiaries.   This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. This Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof. In the event of an inconsistency or conflict between the provisions of this Agreement and any provisions of the Certificate of Incorporation or Bylaws with respect to the subject matter herein, the terms of the Certificate of Incorporation or Bylaws, as the case may be, shall control.
Section 5.4   Notices.   All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing (a) when delivered, if delivered by hand, courier or overnight delivery service, (b) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) when sent in the form of a facsimile or email, if (x) acknowledged by the recipient (excluding automated responses) or (y) promptly sent by one of the methods specified in clause (a) or (b), and, in each case, shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):
(a)   if to the Company, to:
Whole Earth Brands, Inc.
745 5th Avenue
New York, NY 10151
Attention: Ira J. Lamel
Email: ira.lamel@act2global.com
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Christopher P. Giordano; Jon Venick
E-mail: Christopher.Giordano@dlapiper.com; Jon.Venick@dlapiper.com
(b)   if to the Sponsor, to:
Act II Global LLC
745 5th Avenue
New York, NY 10151
Attention: Ira Lamel
Email: ira.lamel@act2global.com

with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Christopher P. Giordano; Jon Venick
E-mail: Christopher.Giordano@dlapiper.com; Jon.Venick@dlapiper.com
(c)   if to the Investor, to:
c/o MacAndrews & Forbes Incorporated
35 E. 62nd Street, 3rd Floor
New York, NY 10065
Attention: Legal Department
Fax No.: (212) 399-8282
Email: legaldepartment@mafgrp.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Adam O. Emmerich
David K. Lam
DongJu Song

Fax No.:
(212) 403-2000

Email:
AOEmmerich@wlrk.com
DKLam@wlrk.com
DSong@wlrk.com

Section 5.5   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party, except to a Permitted Transferee of such Party; provided that no such assignment shall release such Party from any liability or obligation under this Agreement; provided, further, that, if any Party or its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or in the case of the Company is not the ultimate parent entity following such consolidation or merger, or (b) transfers or conveys all or substantially all of its equity, properties or assets to any Person, then, in each case, such Party, as the case may be, shall cause proper provision to be made so that such successors, assigns, ultimate parent entity or Person assume the obligations set forth in this Agreement of such Party, as applicable. No assignment by any Party hereto of such Party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any attempted transfer or assignment made other than as provided in this Section 5.5 shall be null and void. For the avoidance of doubt, no transferee of Equity Securities (other than a Permitted Transferee) shall acquire any rights under, or be deemed to have the benefit of, any of the provisions contained in this Agreement. Notwithstanding anything to the contrary herein, this Section 5.5 shall not be deemed to prevent any Party from engaging in any merger, consolidation, sale of all or substantially all of its assets or other similar business combination transaction.
Section 5.6   Amendments and Waivers.   This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the Parties. Each Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by another Party shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 5.7   Specific Performance.   The Parties hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any Parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement, and that the Parties shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party hereby waives any requirement to provide any bond or other security in connection with such order or injunction.
Section 5.8   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.
Section 5.9   No Recourse.   Notwithstanding anything to the contrary contained herein, the Company and the Sponsor agree that no Affiliate of the Investor shall have any liability to the Company, the Sponsor, or their respective Representatives or equityholders on any basis (including, in contract, tort, under federal or state securities laws or otherwise) and neither the Company, the Sponsor, or their respective Representatives shall make any claims whatsoever against any Affiliates of the Investor or its Representatives, in each case, in connection with this Agreement; provided, that such Affiliates do not assume the rights and obligations of the Investor in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, the Company and the Investor agree that no Affiliate of the Sponsor shall have any liability to the Company, the Investor, or their respective Representatives or equityholders on any basis (including, in contract, tort, under federal or state securities laws or otherwise) and neither the Company, the Investor, or their respective Representatives shall make any claims whatsoever against any Affiliates of the Sponsor or its Representatives, in each case, in connection with this Agreement; provided, that such Affiliates do not assume the rights and obligations of the Sponsor in accordance with the terms of this Agreement.
Section 5.10   Distributions.   In the event that the Sponsor distributes, or has distributed, all of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall, after executing the agreement provided for in Section 5.5(ii), be treated as the Sponsor hereunder; provided, that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that the Sponsor is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the Sponsor, as if it remained a single entity party to this Agreement.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
WHOLE EARTH BRANDS, INC.
By:
Name: Title:
[Signature Page to Investors Agreements]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
ACT II GLOBAL LLC
By:
Name: Title:
[Signature Page to Investors Agreements]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
FLAVORS HOLDINGS INC.
By:
Name: Title:
[Signature Page to Investors Agreements]

Annex D
WHOLE EARTH BRANDS, INC.
2020 LONG-TERM INCENTIVE PLAN

D-i

D-ii

1.   History; Effective Date.
WHOLE EARTH BRANDS, INC., a Delaware corporation (“Whole Earth Brands”), has established the WHOLE EARTH BRANDS, INC. 2020 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Whole Earth Brands (the “Board”) on May   , 2020. The Plan shall become and is effective as of the date that it is approved by the stockholders of Whole Earth Brands (the “Effective Date”).
2.   Purposes of the Plan.
The Plan is designed to:
(a)   promote the long-term financial interests and growth of Whole Earth Brands and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;
(b)   motivate management personnel by means of growth-related incentives to achieve long-range goals; and
(c)   further the alignment of interests of Participants with those of the stockholders of Whole Earth Brands through opportunities for increased stock or stock-based ownership in Whole Earth Brands.
Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.
3.   Terminology.
Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.
4.   Administration.
(a)   Administration of the Plan.   The Plan shall be administered by the Administrator.
(b)   Powers of the Administrator.   The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:
(i)   determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;
(ii)   determine the types of Awards to be granted any Eligible Individual;
(iii)   determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;
(iv)   determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) subject to Section 7(b), the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of

Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;
(v)   subject to Sections 7(f) and 15, modify, amend or adjust the terms and conditions of any Award;
(vi)   subject to Section 7(b), accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;
(vii)   determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;
(viii)   for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;
(ix)   establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;
(x)   determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;
(xi)   administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;
(xii)   establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;
(xiii)   correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and
(xiv)   otherwise administer the Plan and all Awards granted under the Plan.
(c)   Delegation of Administrative Authority.   The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.
(d)   Non-Uniform Determinations.   The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
(e)   Limited Liability; Advisors.   To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, Whole Earth Brands, and the officers and directors of Whole Earth Brands shall be entitled to rely upon the advice, opinions or valuations of any such persons.
(f)   Indemnification.   To the maximum extent permitted by law, by Whole Earth Brands’ charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of Whole Earth Brands or an Affiliate shall be indemnified by Whole Earth Brands against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.
(g)   Effect of Administrator’s Decision.   All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Whole Earth Brands, its stockholders, any Participants and any other employee, consultant, or director of Whole Earth Brands and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of Whole Earth Brands shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.
5.   Shares Issuable Pursuant to Awards.
(a)   Initial Share Pool.   As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan (the “Share Pool”) shall be equal to 9,300,000 shares.
(b)   Adjustments to Share Pool.   On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:
(i)   The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;
(ii)   The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares;
(iii)   The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that are forfeited back to Whole Earth Brands after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award;
For the avoidance of doubt, the Share Pool shall not be increased by (A) shares of Common Stock used as a reference measure for any Award granted under this Plan that are not issued upon settlement of such Award due to a net settlement, (B) shares of Common Stock withheld by or surrendered (either actually or through attestation) to Whole Earth Brands in payment of the exercise price of any Award, (C) shares of Common Stock withheld by or surrendered (either actually or through attestation) to Whole Earth Brands in payment of the Tax Withholding Obligation that arises in connection with any Award, or (D) shares of Common Stock have been reacquired by the Company in the open market using the proceeds of amounts received upon the exercise of stock options.

(c)   ISO Limit.   Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to the number of shares in the Share Pool as of the Effective Date of the Plan.
(d)   Source of Shares.   The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Whole Earth Brand’s charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.
6.   Participation.
Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Whole Earth Brands or a Subsidiary; provided, however, that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.
7.   Awards.
(a)   Awards, In General.   The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Whole Earth Brands and the Participant receiving the Award (including by electronic delivery and/or electronic signature).
(b)   Minimum Restriction Period for Awards.   Except as provided below and notwithstanding any provision of the Plan to the contrary, each Award granted under the Plan shall be subject to a minimum Restriction Period of 12 months from the date of grant if vesting of or lapse of restrictions on such Award is based solely on the Participant’s satisfaction of specified service requirements with the Company or performance conditions. Except as provided below and notwithstanding any provision of the Plan to the contrary, the Administrator shall not have discretionary authority to waive the minimum Restriction Period applicable to an Award, except in the case of death, disability, retirement, termination of employment, or a Change in Control. Notwithstanding any provision of the Plan to the contrary, the provisions of this Section 7(b) shall not apply and/or may be waived, in the Administrator’s discretion, with respect to up to the number of Awards that is equal to five percent (5%) of the aggregate Share Pool as of the Effective Date.
(c)   Stock Options.
(i)   Grants.   A stock option means a right to purchase a specified number of shares of Common Stock from Whole Earth Brands at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Whole Earth Brands or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Whole Earth Brands, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.
(ii)   Exercise.   Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by Whole Earth Brands or a Subsidiary or with which Whole Earth Brands or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.
(iii)   Termination of Service.   Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.
(iv)   Additional Terms and Conditions.   The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.
(d)   Limitation on Reload Options.   The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted automatically upon receipt of delivery of Common Stock to Whole Earth Brands in payment of the exercise price or any tax withholding obligation under any other stock option.
(e)   Stock Appreciation Rights.
(i)   Grants.   The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Whole Earth Brands or a Subsidiary or with which Whole Earth Brands or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.
(ii)   Exercise.   Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Whole Earth Brands of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.
(iii)   Termination of Service.   Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.
(iv)   Additional Terms and Conditions.   The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.

(f)   Repricing.   Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving Whole Earth Brands (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by Whole Earth Brand’s stockholders.
(g)   Stock Awards.
(i)   Grants.   The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.
(ii)   Vesting.   Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.
(iii)   Rights of a Stockholder; Dividends.   Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by Whole Earth Brands and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Whole Earth Brands shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Whole Earth Brands.
(iv)   Termination of Service.   Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v)   Additional Terms and Conditions.   The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.
(h)   Stock Units.
(i)   Grants.   The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Restricted Stock Units represent a contractual obligation by Whole Earth Brands to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.
(ii)   Vesting and Payment.   Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Whole Earth Brands, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.
(iii)   No Rights of a Stockholder; Dividend Equivalents.   Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Whole Earth Brands with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.
(iv)   Termination of Service.   Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.
(v)   Additional Terms and Conditions.   The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.
(i)   Performance Shares and Performance Units.
(i)   Grants.   The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of

Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.
(ii)   Performance Criteria.   The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to U.S. generally accepted accounting principles (“GAAP”), non-GAAP or other objective standards in a manner consistent with Whole Earth Brands’ or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Goals for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions; or (19) other adjustment as determined by the Administrator. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.
(iii)   Additional Terms and Conditions.   The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.
(j)   Other Stock-Based Awards.   The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.
(k)   Awards to Participants Outside the United States.   The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Whole Earth Brands or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.
(l)   Limitation on Dividend Reinvestment and Dividend Equivalents.   Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(j).
8.   Withholding of Taxes.
Participants and holders of Awards shall pay to Whole Earth Brands or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Whole Earth Brands under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Whole Earth Brands and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount required, (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation, for equity-classified awards) to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Whole Earth Brands or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.
9.   Transferability of Awards.
(a)   General Nontransferability Absent Administrator Permission.   Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any Whole Earth Brands stock ownership or retention policy, now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.
(b)   Administrator Discretion to Permit Transfers Other Than For Value.   Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.
10.   Adjustments for Corporate Transactions and Other Events.
(a)   Mandatory Adjustments.   In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Whole Earth Brands (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Whole Earth Brands (each, a “Share Change”) that occurs at any time after adoption of this Plan by the Board (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iii) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (iv) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.
(b)   Discretionary Adjustments.   In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Whole Earth Brands receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Whole Earth Brands and securities of entities other than Whole Earth Brands) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).
(c)   Adjustments to Performance Goals.   The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Whole Earth Brand’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other Whole Earth Brands filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Whole Earth Brands or the applicable subsidiary, business segment or other operational unit of Whole Earth Brands or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.
(d)   Statutory Requirements Affecting Adjustments.   Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.
(e)   Dissolution or Liquidation.   Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Whole Earth Brands.
11.   Change in Control Provisions.
(a)   Termination of Awards.   Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:
(i)   the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;
(ii)   the outstanding shares of Restricted Stock the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii)   the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;
(iv)   the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and
(v)   the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.
Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.
(b)   Continuation, Assumption or Substitution of Awards.   The administrator may specify, on or after the date of grant, in an award agreement or amendment thereto, the consequences of a Participant’s Termination of Service that occurs coincident with or following the occurrence of a Change in Control, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof.
(c)   Other Permitted Actions.   In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.
(d)   Section 409A Savings Clause.   Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.
12.   Substitution of Awards in Mergers and Acquisitions.
Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Whole Earth Brands or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with Whole Earth Brands or a Subsidiary, or the acquisition by Whole Earth Brands of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.
13.   Compliance with Securities Laws; Listing and Registration.
(a)   The obligation of Whole Earth Brands to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which Whole Earth Brand’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Whole Earth Brand’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Whole Earth Brands shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.
(b)   Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
(c)   In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Whole Earth Brands in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.
14.   Section 409A Compliance.
It is the intention of Whole Earth Brands that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Whole Earth Brands nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Whole Earth Brands and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).
15.   Plan Duration; Amendment and Discontinuance.
(a)   Plan Duration.   The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) May   , 2030. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before May   , 2030, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
(b)   Amendment and Discontinuance of the Plan.   The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Whole Earth Brands or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Whole Earth Brand’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(f) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
(c)   Amendment of Awards.   Subject to Section 7(f), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.
16.   General Provisions.
(a)   Non-Guarantee of Employment or Service.   Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Whole Earth Brands or any Affiliate or shall interfere in any way with the right of Whole Earth Brands or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that Whole Earth Brands is the Participant’s employer or that the Participant has an employment relationship with Whole Earth Brands.
(b)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Whole Earth Brands and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Whole Earth Brands pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Whole Earth Brands.
(c)   Status of Awards.   Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Whole Earth Brands or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Whole Earth Brands or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.
(d)   Subsidiary Employees.   In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, Whole Earth Brands may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to Whole Earth Brands.
(e)   Governing Law and Interpretation.   The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f)   Use of English Language.   The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.
(g)   Recovery of Amounts Paid.   Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Whole Earth Brands may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.
17.   Glossary.
Under this Plan, except where the context otherwise indicates, the following definitions apply:
“Administrator” means the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.
“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Whole Earth Brands or any successor to Whole Earth Brands. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.
“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award, whether granted under this Plan.
“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.
“Board” means the Board of Directors of Whole Earth Brands.
“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of Whole Earth Brands, any of its Affiliates or a successor to Whole Earth Brands or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Whole Earth Brands, any of its Subsidiaries or a successor to Whole Earth Brands or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Whole Earth Brands, any of its Subsidiaries or a successor to Whole Earth Brands or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of Whole Earth Brands, or of its Subsidiaries, or a successor to Whole Earth Brands or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.
“Change in Control” means the first of the following to occur: (i) a Change in Ownership of Whole Earth Brands, (ii) a Change in Effective Control of Whole Earth Brands, or (iii) a Change in the Ownership of Assets of Whole Earth Brands, as described herein and construed in accordance with Code section 409A.
(i)   A “Change in Ownership of Whole Earth Brands” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Whole Earth Brands that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Whole Earth Brands. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Whole Earth Brands, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Whole Earth Brands or to cause a Change in Effective Control of Whole Earth Brands (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Whole Earth Brands acquires its stock in exchange for property will be treated as an acquisition of stock.
(ii)   A “Change in Effective Control of Whole Earth Brands” shall occur on the date either (A) a majority of members of Whole Earth Brand’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Whole Earth Brand’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Whole Earth Brands possessing 50% or more of the total voting power of the stock of Whole Earth Brands.
(iii)   A “Change in the Ownership of Assets of Whole Earth Brands” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Whole Earth Brands that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Whole Earth Brands immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Whole Earth Brands, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The following rules of construction apply in interpreting the definition of Change in Control:
(A)   A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Whole Earth Brands and by entities controlled by Whole Earth Brands or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Whole Earth Brands pursuant to a registered public offering.
(B)   Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(C)   A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Whole Earth Brands.
(D)   For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.
“Common Stock” means shares of common stock of Whole Earth Brands, par value $      per share, and any capital securities into which they are converted.
“Company” means Whole Earth Brands and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Whole Earth Brands.
“Compensation Committee” means the Compensation Committee of the Board.
“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.
“Effective Date” means the date on which adoption of the Plan is approved by the stockholders of Whole Earth Brands.
“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, Whole Earth Brands or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Whole Earth Brands’s securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from Whole Earth Brands or a Subsidiary.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.
“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:
(i)   if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii)   if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or
(iii)   if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.
Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
“Full Value Award” means an Award that results in Whole Earth Brands transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Whole Earth Brands transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.
“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.
“Nonqualified Option” means any stock option that is not an Incentive Stock Option.
“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.
“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.
“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.
“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.
“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:
(i)   Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net or adjusted, earnings per share (basic or diluted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, legal settlements, early extinguishment of debt or stock-based compensation expense;

(ii)   Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);
(iii)   Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;
(iv)   Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital; return on sales; costs, reductions in costs and cost control measure;
(v)   Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);
(vi)   Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or
(vii)   Strategic Metrics: regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; acquisition of new customers, including institutional accounts; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; completion of an identified special project.
“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.
“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.
“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.
“Plan” means this Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.
“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).
“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).
“Restriction Period” means, with respect to Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period in accordance with Section 7(b)).
“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Whole Earth Brands if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code , a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.
“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.
“Termination of Service” means the termination of the Participant’s employment or consultancy with, or performance of services for, Whole Earth Brands and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Whole Earth Brands and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with Whole Earth Brands and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with Whole Earth Brands and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Whole Earth Brands or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Whole Earth Brands or any Subsidiary.
“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.
“Unit” means a bookkeeping entry used by Whole Earth Brands to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.
“Whole Earth” means Whole Earth Brands, Inc., a Delaware corporation.

Annex E
THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ACT II GLOBAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 25 APRIL 2019)

THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ACT II GLOBAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 25 APRIL 2019)
1
The name of the Company is Act II Global Acquisition Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
ACT II GLOBAL ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 25 APRIL 2019)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Audit Committee”	means the audit committee of the Company formed pursuant to the Articles, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Designated Stock Exchange”	means any national securities exchange including The NASDAQ Capital Market or NASDAQ.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the units (as described in the Articles) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4 and Article 49.1, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Act II Global LLC, a Delaware limited liability company.
“Statute”	means the Companies Law (2018 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Fund”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 49;

(b)
Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 49.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described at Articles 8.1(a), 8.1(b) and 8.1(c) above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Article in respect of Class B Share Conversion hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one half of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
17
Class B Share Conversion

17.1
The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Article in respect of Variation of Rights of Shares) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holder thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other equity linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any Shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to our Founders or their affiliates upon conversion of loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or equity-linked securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Article in respect of Variation of Rights of Shares.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 49.1, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles (subject to Article 29.4 and Article 49.1);

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 30 per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8
Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.
22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
A resolution put to the vote of the meeting shall be decided on a poll.

22.10
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.11
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.12
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4 and Article 49.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this

Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution of all Members.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, chief executive officer, president, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of any Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Fund (net of taxes payable), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of any Business Combination.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the SEC.
49.3
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination, provided that the Company shall not consummate any Business Combination unless the Company has net tangible assets of at least US$5,000,001 upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.

49.4
Any Member holding Public Shares who is not a Founder, officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Fund not previously released to the Company (net of taxes payable), divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.
49.5
In the event that:

(a)
the Company does not consummate a Business Combination within 24 months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less up to US$100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then issued Public Shares, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and its board of Directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law; and

(b)
any amendment is made to this Article that would affect the substance or timing of the Company’s obligation to redeem 100 per cent of the Public Shares if the Company has not consummated an initial Business Combination within 24 months after the date of the closing of the IPO, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund not previously released to the Company (net of taxes payable), divided by the number of then issued Public Shares.

49.6
A holder of Public Shares shall be entitled to receive distributions from the Trust Fund only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this ArticleError! Reference source not found., or a distribution of the Trust Fund pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

49.7
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that participate in any manner in the Trust Fund or that vote as a class with Public Shares on any Business Combination.

49.8
The uninterested independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)
any Director or officer of the Company and any affiliate or relative of such Director or officer.

49.9
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

49.10
A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.11
Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

49.12
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

49.13
The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with the Business Combination. An initial Business Combination must not be effectuated with another blank check company or a similar company with nominal operations

49.14
The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or executive officers of the Company. In the event the Company seeks to complete an initial Business Combination with a target that is affiliated with the Sponsor, executive officers or Directors, the Company, or a committee of independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such an initial Business Combination is fair to the Company from a financial point of view.

Annex F
CERTIFICATE OF INCORPORATION
OF
WHOLE EARTH BRANDS, INC.
FIRST :   The name of the Corporation is Whole Earth Brands, Inc. (the “Corporation”).
SECOND :   The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.
THIRD :   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
FOURTH :   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [222,000,000] of which [220,000,000] shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and [2,000,000] shares shall be Preferred Stock par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
(1)   Preferred Stock.   The Board of Directors of the Corporation (the “Board”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series all to the fullest extent now or hereafter permitted by the GCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the GCL.
(2)   Common Stock.
(A)   General.   The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series. Each share of Common Stock shall entitle its holder to equal voting, dividend, liquidation, conversion, stock split and any other rights in respect of such share of Common Stock.
(B)   Voting.   Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.
(C)   The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the GCL.
(D)   Dividends.   Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.
(E)   Liquidation.   Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
FIFTH :   The name and mailing address of the Sole Incorporator is as follows:
Name	Address
[•]	[•]
SIXTH :   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board.
(2)   The Board is expressly empowered to adopt, amend or repeal, in whole or in part, the Bylaws in any manner not inconsistent with law, the Bylaws, and this Certificate of Incorporation.
(3)   The number of directors of the Corporation shall be, as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.
(4)   Subject to applicable law, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of the then issued and outstanding capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.
(5)   No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
(6)   In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
(7)   Unless otherwise required by law, special meetings of stockholders of the Corporation, for any purpose or purposes, may only be called by either (a) the Chairman of the Board, if there be one, (b) by the Board in the manner provided in the Bylaws.
(8)   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and the ability of the stockholders of the Corporation to consent in writing to the taking of any action is hereby specifically denied.
F-2

(9)   The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law as the same exists or may hereafter be modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SIXTH. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
(10)   The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph 10 shall only apply to Covered Persons in their capacity as Covered Persons.
SEVENTH :   Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.
EIGHTH :   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders of the Corporation herein are granted subject to this reservation.
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NINTH :   If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.
TENTH :
(1)   Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising out of or related to any provision of the GCL or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine; except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
(2)   If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any sentence of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
(3)   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.
(4)   Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.
ELEVENTH :   The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article TENTH with respect to any current or future actions or claims.
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I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [•] day of [•], 2020.
/s/ [•] [•]
Sole Incorporator
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Annex G
BYLAWS
OF
WHOLE EARTH BRANDS, INC.
A DELAWARE CORPORATION
EFFECTIVE [•], 2020

G-i

G-ii

BYLAWS
OF
WHOLE EARTH BRANDS, INC.
(HEREINAFTER CALLED THE “CORPORATION”)
ARTICLE I
OFFICES
Section 1.1   Registered Office.   The registered office of the Corporation shall be as set forth in the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”).
Section 1.2   Other Offices.   The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1   Place of Meetings.   Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.
Section 2.2   Annual Meetings.   The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.
Section 2.3   Special Meetings.   Unless otherwise required by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may only be called by either (i) the Chairperson, if there be one, or (ii) the Board of Directors pursuant to a resolution duly adopted by a majority of the Board of Directors. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).
Section 2.4   Nature of Business at Meetings of Stockholders.   Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 2.5) may be transacted at an Annual Meeting of Stockholders as is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.4 and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (y) who complies with the notice procedures set forth in this Section 2.4.
(a)   In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
(b)   To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)   To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (i) as to each matter such stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of the proposed amendment), and the reasons for conducting such business at the Annual Meeting, and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (A) the name and address of such person, (B) (1) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (2) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (C) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (1) the Corporation or (2) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person, (D) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting; and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.
(d)   A stockholder providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the Annual Meeting.
(e)   No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 2.4 or Section 2.5; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 2.4 shall be deemed to preclude discussion by any stockholder of any such business. If the chairperson of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairperson shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.
(f)   Nothing contained in this Section 2.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
Section 2.5   Nomination of Directors.   Only persons who are nominated in accordance with the procedures of this Section 2.5 shall be eligible for election as directors of the Corporation, except (x) as may be otherwise provided in the Certificate of Incorporation to nominate and elect a specified number of directors in certain circumstances or (y) as provided in that certain Investors Agreement as in effect from time to time, by and among the Corporation, the Sponsor and the Investor (each as defined in such Investors Agreement), dated as of [•], 2020 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Investors Agreement”).
(a)   Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.5 and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (y) who complies with the notice procedures set forth in this Section 2.5.
(b)   In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
(c)   To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation in the case of an Annual Meeting, not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)   To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) (1) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (2) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (D) such person’s written representation and agreement that such person (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement and (3) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation and (E) all information relating to such nominee for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (A) the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner; (B) (1) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (2) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (C) a description of (1) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (2) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Corporation or their ownership of capital stock of the Corporation, and (3) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (D) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice; and (E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by (X) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the Corporation) that such nominee (i) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(e)   A stockholder providing notice of any nomination proposed to be made at an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Annual Meeting.
(f)   Except as otherwise provided in the Investors Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.5. If the Chairperson of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairperson shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
Section 2.6   Notice.   Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called.

Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.
Section 2.7   Adjournments.   Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment, a new record date is fixed for the adjourned meeting, notice of the adjourned meeting, in accordance with the requirements of Section 6 hereof, shall be given to each stockholder of record entitled to notice of and to vote at the meeting.
Section 2.8   Quorum.   Unless otherwise required by applicable law, or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, until a quorum shall be present or represented.
Section 2.9   Voting.   Unless otherwise required (x) by applicable law, rule or regulation (including the rules of any stock exchange on which the Corporation’s shares are listed and traded),(y) by the Certificate of Incorporation or these Bylaws or (z) pursuant to the Investors Agreement, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 2.10. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
Section 2.10   Proxies.   Each stockholder entitled to vote at a meeting of the stockholders may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period.
(a)   Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:
(i)   stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)   stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram or cablegram to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such telegram or cablegram, provided that any such telegram or cablegram must either set forth or be submitted with information from which it can be determined that the telegram or cablegram was authorized by the stockholder. If it is determined that such telegrams or cablegrams are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.
(b)   Any copy, facsimile telecommunication or other reliable reproduction of the writing, telegram or cablegram authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing, telegram or cablegram for any and all purposes for which the original writing, telegram or cablegram could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, telegram or cablegram.
Section 2.11   List of Stockholders Entitled to Vote.   The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 2.12   Record Date.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 2.13   Stock Ledger.   The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.11 or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.
Section 2.14   Conduct of Meetings.   The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting (including whether to adjourn such meeting). Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.
Section 2.15   Inspectors of Election.   In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairperson or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.
Section 2.16   Action Without Meeting.   Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders.
(a)
ARTICLE III
DIRECTORS
Section 3.1   Number and Election of Directors.   Subject to the Investors Agreement, the Board of Directors shall consist of not less than one (1) nor more than fifteen (15) members, the exact number of which shall initially be seven (7) and thereafter fixed from time to time by the Board of Directors. Subject to the terms of the Investors Agreement and except as provided in Section 3.2, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders.
Section 3.2   Vacancies.   Unless otherwise required by law or the Certificate of Incorporation, and except as otherwise provided in the Investors Agreement, vacancies on the Board of Directors or any committee thereof arising through death, resignation, removal, an increase in the number of directors constituting the Board of Directors or such committee or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.
Section 3.3   Duties and Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.
Section 3.4   Meetings.   The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairperson, if there be one, or by any two (2) or more directors. Special meetings of any committee of the Board of Directors may be called by the chairperson of such committee, if there be one, or any director serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
Section 3.5   Organization.   At each meeting of the Board of Directors or any committee thereof, the Chairperson of the Board of Directors or the chairperson of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairperson. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 3.6   Resignations and Removals of Directors.
(a)   Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing to the Chairperson of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairperson of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.
(b)   Except as provided in the Investors Agreement, subject to applicable law, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of the then issued and outstanding capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.
(c)   Except as provided in the Investors Agreement, any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.
Section 3.7   Quorum; Required Vote.   Except as otherwise (x) required by applicable law, rule or regulation (including the rules of any stock exchange on which the Corporation’s shares are listed and traded),(y) required by the Certificate of Incorporation or these Bylaws or (z) provided in the Investors Agreement, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
Section 3.8   Actions of the Board by Written Consent.   Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.
Section 3.9   Meetings by Means of Conference Telephone.   Unless otherwise provided in the Certificate of Incorporation, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.
Section 3.10   Committees.   Subject to the terms of the Investors Agreement:
(a)   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading;
(b)   The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject also to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

(c)   Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.
(d)   Notwithstanding anything to the contrary contained in (a)-(c) of this Section 3.10, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.
Section 3.11   Compensation.   The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.
Section 3.12   Interested Directors.   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE IV
OFFICERS
Section 4.1   General.   The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. Subject to the Investors Agreement, the Board of Directors, in its sole discretion, may choose its Chairperson, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairperson of the Board of Directors, need such officers be directors of the Corporation.
Section 4.2   Election.   Subject to the terms of the Investors Agreement, the Board of Directors, at its first meeting held after each Annual Meeting of Stockholders, shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 4.3   Voting Securities Owned by the Corporation.   Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
Section 4.4   Chairperson of the Board of Directors.   The Chairperson of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and the Board of Directors. Except where by law the signature of the President is required, the Chairperson of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. The Chairperson of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.
Section 4.5   President.   The President shall, subject to the control of the Board of Directors and, if there be one, the Chairperson of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall be authorized to execute all bonds, mortgages, contracts and other instruments of the Corporation which require a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairperson of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, provided the President is also a director, the Board of Directors. If there be no Chairperson of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board of Directors.
Section 4.6   Vice Presidents.   At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairperson of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairperson of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
Section 4.7   Secretary.   The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairperson of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such

Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.
Section 4.8   Treasurer.   The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.
Section 4.9   Assistant Secretaries.   Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
Section 4.10   Assistant Treasurers.   Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.
Section 4.11   Other Officers.   Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
ARTICLE V
STOCK
Section 5.1   Shares of Stock.   Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.
Section 5.2   Signatures.   Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 5.3   Lost Certificates.   The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.4   Transfers.   Subject to the terms of the Investors Agreement, stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
Section 5.5   Dividend Record Date.   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 5.6   Record Owners.   The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 5.7   Transfer and Registry Agents.   The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
ARTICLE VI
NOTICES
Section 6.1   Notices.   Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.
Section 6.2   Waivers of Notice.   Whenever any notice is required by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these Bylaws.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1   Dividends.   Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL, the provisions of the Certificate of Incorporation, and the terms of the Investors Agreement, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with these Bylaws), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.
Section 7.2   Disbursements.   All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 7.3   Fiscal Year.   The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Section 7.4   Corporate Seal.   The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE VIII
INDEMNIFICATION
Section 8.1   Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.   Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 8.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.   Subject to Section 8.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 8.3   Authorization of Indemnification.   Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Section 8.4   Good Faith Defined.   For purposes of any determination under Section 8.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or 8.2, as the case may be.
Section 8.5   Indemnification by a Court.   Notwithstanding any contrary determination in the specific case under Section 8.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 8.1 or 8.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
Section 8.6   Expenses Payable in Advance.   Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
Section 8.7   Nonexclusivity of Indemnification and Advancement of Expenses.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 or 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or Section 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
Section 8.8   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.
Section 8.9   Certain Definitions.   For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
Section 8.10   Survival of Indemnification and Advancement of Expenses.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 8.11   Limitation on Indemnification.   Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 8.12   Indemnification of Employees and Agents.   The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.
Section 8.13   Primacy of Indemnification.   Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 8.13 shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE IX
AMENDMENTS
Section 9.1   Amendments.   These Bylaws may be altered, amended or repealed in accordance with the Certificate of Incorporation, the Investors Agreement, and the DGCL.
Section 9.2   Entire Board of Directors.   As used in this Article IX and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.
* * *
Adopted as of [•], 2020

Annex H
FORM OF AMENDED AND RESTATED WARRANT AGREEMENT
THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2020, is by and between Whole Earth Brands, Inc., a Delaware corporation (f/k/a Act II Global Acquisition Corp., a Cayman Islands exempted company) (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein, in its capacity as the Company’s transfer agent, as the “Transfer Agent”).
WHEREAS, on April 25, 2019, the Company entered into that certain Private Placement Warrants Purchase Agreement with Act II Global LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor purchased an aggregate of 6,750,000 warrants (the “Private Placement Warrants”) in connection with, and simultaneously upon, the closing of the Offering (as defined below) at a purchase price of $1.00 per Private Placement Warrant;
WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement, dated as of April 25, 2019 (the “Original Warrant Agreement”), which provided for the form and provisions of the Initial Warrants (as defined below), the terms upon which they shall be issued and exercised, and the respective rights, limitations of rights, and immunities of the Company, the Warrant Agent, and the holders of the Initial Warrants;
WHEREAS, on April 30, 2019, the Company completed its initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 15,000,000 warrants (including 1,950,000 warrants pursuant to the partial exercise of the underwriters’ over-allotment option) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Initial Warrants”). Each whole Initial Warrant entitled the holder thereof to purchase one Ordinary Share for $11.50 per Ordinary Share, subject to adjustment as described herein;
WHEREAS, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-230756 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Ordinary Shares included in the Units;
WHEREAS, on December 19, 2019, the Company entered into a Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which, among other things, the Company purchased all of the outstanding equity interests of Merisant Company, Merisant Luxembourg, Sarl, Mafco Worldwide LLC, Mafco Shanghai LLC, EVD Holdings LLC and Mafco Deutschland GmbH (the “Transaction”);
WHEREAS, it is a condition to the closing of the Transaction that, among other things, the Warrant Amendment (as defined in the Transaction Agreement) be approved in order to reduce the number of Ordinary Shares issuable upon exercise of the Initial Warrants by half;
WHEREAS, Section 9.8 of the Original Warrant Agreement provided that the Original Warrant Agreement may be amended with the vote or written consent of the registered holders of 65% of the then-outstanding Public Warrants;
WHEREAS, at a meeting of the warrant holders on [•], 2020, holders of at least 65% of the then-outstanding Public Warrants approved that, in connection with the closing of the Transaction, each Warrant shall become exercisable for one-half of one Ordinary Share with an exercise price of $5.75 per one-half Ordinary Share ($11.50 per whole Ordinary Share) and each holder of a Warrant shall receive a special distribution of $[      ] per Warrant;
WHEREAS, in connection with the closing of the Transaction, the Company effected the Warrant Amendment, as approved by the warrant holders, the Sponsor cancelled all of its Private Placement Warrants and the Company issued Private Placement Warrants exercisable for 2,631,750 Ordinary Shares (after giving effect to the Warrant Amendment) to certain investors who entered into subscription agreements with the Company on or about February 12, 2020 (the “PIPE Investors”). In order to reflect the closing of the Transaction and the fact that the PIPE Investors shall be entitled to registration rights under a subscription agreement rather than a separate registration rights agreement, the Private Placement Warrants shall bear the legend set forth on Exhibit A hereto instead of the legend previously affixed to the Sponsor’s Private Placement Warrants;
WHEREAS, in connection with the closing of the Transaction, the Company effected a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law (the “Domestication”), pursuant to which the Company’s jurisdiction of incorporation was transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the Company was changed to “Whole Earth Brands, Inc.”;
WHEREAS, as a result of the transactions described above, each outstanding Warrant of the Company now represents the right to purchase one-half of one share of Common Stock, par value $0.0001 per share (“Common Stock”), of the Company with an exercise price of $5.75 per one-half share ($11.50 per whole share). Immediately after giving effect to the closing of the Transaction, the Private Placement Warrants and the Public Warrants are collectively referred to herein as the “Warrants”;
WHEREAS, the Company desires that the Warrant Agent continue to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise, as applicable, of the Warrants;
WHEREAS, as a result of the transactions described above, the Company and the Warrant Agent desire to amend and restate the Original Warrant Agreement in its entirety, in accordance with the terms thereof, such that this Agreement will take effect immediately following the Closing; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.   Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2.   Warrants.
2.1   Form of Warrant.   Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit B hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.2   Effect of Countersignature.   If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3   Registration.
2.3.1   Warrant Register.   The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant

Certificate”) deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit B, with appropriate insertions, modifications and omissions, as provided above.
2.3.2   Registered Holder.   Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4   Detachability of Warrants.   The Common Stock and Public Warrants comprising the Units shall trade separately.
2.5   No Fractional Warrants.   The Company shall not issue fractional Warrants.
2.6   Private Placement Warrants.   The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor, the PIPE Investors or any Permitted Transferees (as defined below), as applicable, the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1 (c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the closing of the Transaction, and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii) the Private Placement Warrants and any shares of Common Stock held by the Sponsor, the PIPE Investors or any Permitted Transferees, as applicable, and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:
(a)   to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates, officers, directors and direct and indirect equityholders;
(b)   in the case of an individual, by gift to a member such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;
(c)   in the case of an individual, by virtue of the laws of descent and distribution upon death of such person;
(d)   in the case of an individual, pursuant to a qualified domestic relations order;
(e)   by private sales or transfers made in connection with the consummation of the Transaction at prices no greater than the price at which the Warrants were originally purchased; or
(f)   by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

provided, however, that, in the case of clauses (a) through (f), these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.
3.   Terms and Exercise of Warrants.
3.1   Warrant Price.   Each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $5.75 per one-half share ($11.50 per whole share), subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1; provided, however, that a Warrant may not be exercised for a fractional share, so that only a multiple of two Warrants may be exercised at a given time. The term “Warrant Price” as used in this Agreement shall mean the price per one-half share of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants. The term “Business Day” as used in this Agreement shall mean any day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.
3.2   Duration of Warrants.   A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completed the Transaction, or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completed the Transaction, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants to the extent then held by the original purchasers thereof, the PIPE Investors or their respective Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant) to the extent then held by the original purchasers thereof, the PIPE Investors or their respective Permitted Transferees in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than a Private Placement Warrant to the extent then held by the original purchasers thereof, the PIPE Investors or their respective Permitted Transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.
3.3   Exercise of Warrants.
3.3.1   Payment.   Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and

(iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for shares of Common Stock and the issuance of such Common Stock, as follows:
(a)   by certified check payable to the order of the Warrant Agent or by wire transfer;
(b)   in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants (except as otherwise provided in section 6.4) on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined in this subsection 3.3.1(b)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;
(c)   with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor, the PIPE Investors or Permitted Transferees, as applicable, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the Fair Market Value, (as defined in this subsection 3.3.1(c)) over the Warrant Price, by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or
(d)   as provided in Section 7.4 hereof.
3.3.2   Issuance of Common Stock on Exercise.   As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to issue any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants, except pursuant to Section 7.4. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to subsection 3.3.1(b) and Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3   Valid Issuance.   All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement and the certificate of incorporation and bylaws of the Company shall be validly issued as fully paid and non-assessable.
3.3.4   Date of Issuance.   Upon proper exercise of a Warrant, the Company shall instruct the Warrant Agent in writing to make the necessary entries in the register of members of the Company in respect of the Common Stock and to issue a certificate if requested by the holder of such Warrant. Each person in whose name any book-entry position in the register of members of the Company for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position in the register of members of the Company representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the register of members or book-entry system are open.
3.3.5   Maximum Percentage.   A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify)(the “Maximum Percentage”) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding shares of Common Stock, the holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then issued and outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.   Adjustments.
4.1   Stock Dividends.
4.1.1   Split-Ups.   If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding shares of Common Stock is increased by a dividend payable in Common Stock, or by a split of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the Fair Market Value (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one (1) minus the quotient of (x) the price per shares of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2   Extraordinary Dividends.   If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).
4.2   Aggregation of Shares.   If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.
4.3   Adjustments in Exercise Price.
4.3.1   Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4   Replacement of Securities upon Reorganization, etc.   In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is liquidated or dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (but in no event less than zero) (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the amount of cash per each share of Common Stock, if any, plus the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassification, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.
4.5   Notices of Changes in Warrant.   Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6   No Fractional Shares.   Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of shares of Common Stock to be issued to such holder.
4.7   Form of Warrant.   The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment, provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with the Transaction. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.   Transfer and Exchange of Warrants.
5.1   Registration of Transfer.   The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2   Procedure for Surrender of Warrants.   Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3   Fractional Warrants.   The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.
5.4   Service Charges.   No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5   Warrant Execution and Countersignature.   The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
6.   Redemption.
6.1   Redemption.   Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1; provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
6.2   Date Fixed for, and Notice of, Redemption.   In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered

Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.
6.3   Exercise After Notice of Redemption.   The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
6.4   Exclusion of Private Placement Warrants.   The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor, PIPE Investors or any Permitted Transferees, as applicable. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees under Section 2.6), the Company may redeem the Private Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrant prior to redemption pursuant to Section 6.3. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.
6.5   Mandatory Cash Distribution.   Notwithstanding anything contained in this Agreement to the contrary, at the Effective Time (as defined in the Transaction Agreement), each Warrant issued and outstanding immediately prior to the Effective Time shall, automatically and without any action by the Registered Holder thereof, be entitled to receive a cash distribution payable by or at the direction of the Company as soon as reasonably practicable following the Effective Time, upon receipt of any documents as may reasonably be required by the Warrant Agent, in the amount of $      .
7.   Other Provisions Relating to Rights of Holders of Warrants.
7.1   No Rights as Stockholder.   A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2   Lost, Stolen, Mutilated, or Destroyed Warrants.   If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
7.3   Reservation of Common Stock.   the Company shall at all times reserve and keep available a number of its authorized but unissued Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7.4   Registration of Common Stock; Cashless Exercise at Company’s Option.
7.4.1   Registration of the Common Stock.   The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of the Transaction, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Transaction, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Transaction and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor statute)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.
7.4.2   Cashless Exercise at Company’s Option.   If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Public Warrants who exercises Public Warrants to exercise such Public Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.
8.   Concerning the Warrant Agent and Other Matters.
8.1   Payment of Taxes.   The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.
8.2   Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1   Appointment of Successor Warrant Agent.   The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2   Notice of Successor Warrant Agent.   In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.
8.2.3   Merger or Consolidation of Warrant Agent.   Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3   Fees and Expenses of Warrant Agent.
8.3.1   Remuneration.   The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2   Further Assurances.   The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4   Liability of Warrant Agent.
8.4.1   Reliance on Company Statement.   Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2   Indemnity.   The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.
8.4.3   Exclusions.   The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5   Acceptance of Agency.   The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.
8.6   Waiver.   The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date of the Original Warrant Agreement, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.   Miscellaneous Provisions.
9.1   Successors.   All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2   Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Whole Earth Brands, Inc.
[Address]
Attention: [•]
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

9.3   Applicable Law.   The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
9.4   Persons Having Rights under this Agreement.   Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.5   Examination of the Warrant Agreement.   A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.
9.6   Counterparts.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.7   Effect of Headings.   The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8   Amendments.   This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 65% of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.
9.9   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
9.10   Complete Agreement.   This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (including, for the avoidance of doubt, the Original Warrant Agreement).
Exhibit A — Legend (Private Placement Warrants)
Exhibit B — Form of Warrant Certificate
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
WHOLE EARTH BRANDS, INC.
By:
Name: Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name: Title:
[Signature Page to Warrant Agreement]

EXHIBIT A
LEGEND (PRIVATE PLACEMENT WARRANTS)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES THE TRANSACTION (AS DEFINED IN THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER THE APPLICABLE SUBSCRIPTION AGREEMENT EXECUTED BY THE COMPANY.”

EXHIBIT B
[Form of Warrant Certificate]
[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
WHOLE EARTH BRANDS, INC.
Incorporated Under the Laws of the Delaware
CUSIP [      ]
Warrant Certificate
This Warrant Certificate certifies that                  , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of common stock, $0.0001 par value per share (“Common Stock”), of the Whole Earth Brands, Inc., a Delaware Corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one-half of one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price for any Warrant is equal to $5.75 per one-half share ($11.50 per whole share); provided however, that a Warrant may not be exercised for a fractional share, so that only a multiple of two Warrants may be exercised at a given time. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

WHOLE EARTH BRANDS, INC.
By:
Name: Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name: Title:

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [      ], 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of the Whole Earth Brands, Inc. (the “Company”) in the amount of $       in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of            , whose address is                   and that such shares of Common Stock be delivered to                   whose address is            . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of                  , whose address is                   and that such Warrant Certificate be delivered to                  , whose address is                  .
In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1 (b) and Section 6.3 of the Warrant Agreement.
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Stock be registered in the name of                  , whose address is                   and that such Warrant Certificate be delivered to                   , whose address is                  .
[Signature Page Follows]

Date: , 20
(Signature)

(Address)
(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE))